As filed with the Securities and Exchange Commission on January 15, 2019

Registration No. 333-229026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HS SPINCO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	83-1448706
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

135 Duryea Road

Melville, New York 11747

Tel: (631) 843-5500

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Walter Siegel, Esq.

Assistant Secretary

HS Spinco, Inc.

135 Duryea Road

Melville, New York 11747

Tel: (631) 843-5500

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Julie M. Allen, Esq. Michael E. Ellis, Esq. Proskauer Rose LLP Eleven Times Square New York, NY 10036 (212) 969-3000	Paul J. Shim, Esq. Kimberly R. Spoerri, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Mark B. Stein, Esq. Gitte J. Blanchet, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston, MA 02110 (617) 341-7700

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the transactions described herein (including the spin-off and the merger described herein) have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 15, 2019

PRELIMINARY PROSPECTUS

HS Spinco, Inc.

101,897,354 Shares of Common Stock

The 101,897,354 shares of Spinco common stock being registered pursuant to this registration statement include up to (i) 59,679,023 shares to be distributed to stockholders of Henry Schein pursuant to the Spin-off transaction described herein and (ii) 42,218,331 shares to be issued to Vets First Choice stockholders pursuant to the Merger described herein (including the Escrowed Shares).

Henry Schein has entered into the Contribution and Distribution Agreement and the Merger Agreement with Spinco and Vets First Choice as part of a “Reverse Morris Trust” transaction pursuant to which, subject to the terms and conditions set forth in the Transaction Agreements, Henry Schein will contribute the Henry Schein Animal Health Business to Spinco and distribute all the shares of Spinco common stock held by Henry Schein (after giving effect to the Share Sale) to its stockholders and, following the Distribution, Merger Sub will merge with and into Vets First Choice, with Vets First Choice surviving the Merger as a wholly owned subsidiary of Spinco. In connection with the Transactions, Spinco will change its name to Covetrus, Inc.

The principal transactions described in this prospectus are the following:

•

Reorganization—Henry Schein will engage in a series of transactions in order to separate the Henry Schein Animal Health Business from Henry Schein’s other businesses pursuant to which, among other things, it will (i) use reasonable best efforts to purchase from certain minority holders their ownership interests in the applicable operating companies of the Henry Schein Animal Health Business in exchange for cash and (ii) contribute, assign and transfer to Spinco certain applicable assets, liabilities and capital stock or other ownership interests relating to the Henry Schein Animal Health Business (collectively, the “Reorganization”).

•

Initial Spinco Debt Financing—Henry Schein, Spinco and Vets First Choice will use their reasonable best efforts to arrange and consummate the Initial Spinco Debt Financing, which is expected to fund the Special Dividend, the Additional Special Dividend, if applicable, and the Certain Debt Repayment. Spinco will then pay the Special Dividend and the Additional Special Dividend, if applicable, to Henry Schein and effectuate the Certain Debt Repayment.

•

Share Sale—Spinco will subsequently issue shares of Spinco common stock representing in the aggregate up to 9.9% of the issued and outstanding shares of Spinco common stock, after giving effect to the Transactions, including the Merger, to the Share Sale Investors in the Share Sale, a transaction that will be exempt from registration under the Securities Act. The proceeds of the Share Sale will be paid to Spinco and distributed to Henry Schein.

•

Distribution—Henry Schein will subsequently distribute on a pro rata basis all of the shares of Spinco common stock held by Henry Schein (after giving effect to the Share Sale) to Henry Schein stockholders as of the record date of the Distribution.

•

Merger—Immediately after the Distribution, Merger Sub will merge with and into Vets First Choice, the separate corporate existence of Merger Sub will cease and Vets First Choice will continue as the Surviving Company and a wholly owned subsidiary of Spinco.

In order to complete the Merger, Vets First Choice must obtain the requisite approval of its stockholders. The Vets First Choice Board has determined that the terms of the Merger Agreement and the Merger are advisable and in the best interests of Vets First Choice and its stockholders, has approved the Merger Agreement and the Merger and has unanimously recommended the adoption by the Vets First Choice stockholders of the Merger Agreement and their approval of the Merger. Vets First Choice stockholders holding approximately 73.2% of the issued and outstanding common stock on an as-converted basis, including approximately 79.5% of the issued and outstanding preferred stock, as of December 31, 2018, have executed and delivered a voting and support agreement pursuant to which they have agreed to vote or execute written consents in favor of the Merger Agreement and the Merger.

At the Effective Time, each outstanding share of Vets First Choice capital stock (other than any dissenting shares or shares of Vets First Choice capital stock held in Spinco’s or Merger Sub’s treasury or owned by (i) Spinco or any other member of the Spinco Group, (ii) Henry Schein or any other member of the Henry Schein Group or (iii) Vets First Choice or any wholly owned subsidiary of Vets First Choice (collectively, the “Excluded Shares”), which, in each case, will be cancelled) will be converted into the right to receive, on a pro rata basis, a certain number of shares of Spinco common stock, such that, immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (i) approximately 63% of the shares of Spinco common stock are (a) expected to be owned by Spinco stockholders who held shares of Spinco common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) expected to underlie certain equity awards held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions) and (ii) approximately 37% of the shares of Spinco common stock (including the Escrowed Shares) are (a) expected to be owned by stockholders of Vets First Choice immediately prior to the Merger and (b) expected to underlie certain equity awards held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions). See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed Shares” for sample calculations and more information on the expected ranges of the respective ownership percentages. In addition, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares) will entitle the holder thereof to a non-transferrable contingent right to a potential cash payment from Spinco in connection with certain post-Closing adjustments. The Aggregate Closing Merger Consideration and the Closing Per Share Merger Consideration payable to holders of shares of Vets First Choice capital stock is not known at this time as the actual values of the Special Dividend, the Certain Debt Repayment, the JV Minority Equity Value and the Conversion Factor, each of which is required to calculate the Aggregate Closing Merger Consideration and the Closing Per Share Merger Consideration, will not be known with certainty until the Closing Date. We will disclose our estimates of such amounts, including the Aggregate Closing Merger Consideration and the Closing Per Share Merger Consideration, prior to the Closing Date in a press release or a Current Report on Form 8-K. See “The Merger Agreement — Merger Consideration,” “The Merger Agreement — Escrowed Shares” and “The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments.”

Immediately after the Transactions, Spinco, renamed Covetrus, Inc., will be an independent, publicly traded company that will own and operate the combined businesses of the Henry Schein Animal Health Business and Vets First Choice.

We have applied to list our common stock on Nasdaq under the symbol “CVET.” There is currently no trading market for our common stock. However, we expect that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop promptly after effectiveness of the registration statement of which this prospectus forms a part, which is expected to occur no later than February 4, 2019 (assuming a continuation of the U.S. federal government shutdown), and that “regular-way” trading of our common stock will begin the first trading day after the completion of the Distribution and Merger.

You are urged to read this prospectus carefully, which includes important information about the Transactions. Please pay particular attention to the section entitled “Risk Factors” beginning on page 42 of this prospectus for a discussion of factors that should be considered by recipients of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this prospectus is        , 2019.

i

This prospectus forms a part of a registration statement on Form S-4/S-1 filed by Spinco with the SEC. Spinco has not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses it has prepared. Spinco takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus unless it specifically indicates that another date applies. Except to the extent required by law, Spinco undertakes no obligation to update or revise the information.

Henry Schein and Spinco have provided all information contained herein with respect to Henry Schein and the Henry Schein Animal Health Business. Vets First Choice has provided all information contained herein with respect to Vets First Choice and its business. Henry Schein, Spinco and Vets First Choice have each contributed information relating to Covetrus, Inc. and its business and the Transactions.

ii

DEFINITIONS

Please see “Where You Can Find More Information—Defined Term Index” for the locations of definitions of certain capitalized terms used in this prospectus. Additionally, in this prospectus:

“Active Therapy under Management” means a prescription on the Vets First Choice platform. Vets First Choice considers a prescription to be an active therapy under management from the date it is written until the earlier of (i) 180 days thereafter, if never filled, and (ii) 90 days after the date on which the supply would otherwise be exhausted, if filled, assuming the client follows the dosage recommendations.

“Additional Financing” means the revolving credit facility in the aggregate principal amount of up to $300,000,000, to be entered into by Spinco at or around the Effective Time on terms mutually acceptable to Spinco, Henry Schein and Vets First Choice.

“Additional Special Dividend” means in certain specified circumstances, the payment by Spinco to Henry Schein prior to the Distribution of a cash dividend in an amount up to $50,000,000.

“Certain Debt Repayment” means the repayment of certain intercompany debt related to the Henry Schein Animal Health Business.

“Client” means a person, typically the owner of a pet, horse or large animal, purchasing products or services from a Customer.

“Closing Date” means the date of the closing of the Merger.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” means Covetrus, Inc. (f/k/a Spinco) and its subsidiaries following and after giving effect to the completion of the Transactions.

“Contribution” means the contribution by Henry Schein of the capital stock of, or equity or other ownership interests in, the Spinco subsidiaries not held by another Spinco subsidiary to Spinco pursuant to the terms of the Contribution and Distribution Agreement.

“Contribution and Distribution Agreement” means the Contribution and Distribution Agreement, dated as of April 20, 2018, by and among Henry Schein, Spinco, Vets First Choice and the Vets First Choice Stockholders’ Representative, solely in its capacity as the representative of the Vets First Choice stockholders and for the purposes of certain articles set forth therein, as amended from time to time.

“Covetrus” means Covetrus, Inc., a Delaware corporation.

“Covetrus Board” or “our Board” means the board of directors of Covetrus following the Effective Time.

“Customer” means a person purchasing products or services from the Henry Schein Animal Health Business, Vets First Choice or the Combined Company, depending on the context.

“DEA” means the U.S. Drug Enforcement Administration.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distribution” or “Spin-off” means the pro rata distribution of shares of Spinco common stock owned by Henry Schein (after giving effect to the Share Sale) to the Henry Schein stockholders, as of the record date, on the distribution date pursuant to the terms of the Contribution and Distribution Agreement.

“Distribution Agent” means Continental Stock Transfer & Trust Company, the distribution agent in connection with the Distribution.

“Distribution Date” means February 7, 2019, the expected date of the Distribution.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of April 20, 2018, by and among Henry Schein, Spinco and Vets First Choice, as amended from time to time.

“Escrow Agent” means Continental Stock Transfer & Trust Company, the escrow agent in connection with the Merger.

“Escrow Agreement” means the escrow agreement to be entered into by Henry Schein, Spinco, Vets First Choice, the Vets First Choice Stockholders’ Representative and the Escrow Agent on or prior to the Closing Date.

“Escrowed Shares” means a number of shares of Spinco common stock equal to 1.84% of the shares of Spinco common stock issued and outstanding on a fully diluted basis after giving effect to the Merger, to be deposited by Spinco into the Escrow Account on or prior to the Effective Time pursuant to the terms of the Merger Agreement and the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company, the exchange agent in connection with the Merger.

“FDA” means the U.S. Food and Drug Administration.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Henry Schein” means Henry Schein, Inc., a Delaware corporation.

“Henry Schein Board” means the board of directors of Henry Schein.

“Henry Schein Group” means Henry Schein or any of its subsidiaries other than any subsidiary that is a member of the Spinco Group.

“Henry Schein Marks” means any trademark or domain name (or any variations or translations of such trademark or domain name) that includes the Henry Schein “S” logo, the names HENRY SCHEIN, SCHEIN and/or HS or any trademark or domain name that contains or is confusingly similar to such logo or names.

“Henry Schein Animal Health Business” means the assets, liabilities and entities comprising Henry Schein’s animal health business.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Initial Spinco Debt Financing” means the term loan A debt financing to be incurred by Spinco at or around the Effective Time on terms mutually acceptable to Spinco, Henry Schein and Vets First Choice in an aggregate principal amount of up to $1,200,000,000.

“IRS” means the U.S. Internal Revenue Service.

“LTIP” means Henry Schein’s Long-Term Incentive Program under its 2013 Stock Incentive Plan.

“Merger” means the merger of Merger Sub with and into Vets First Choice, with Vets First Choice continuing as the Surviving Company and a wholly owned subsidiary of Spinco, pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 20, 2018, by and among Henry Schein, Spinco, Merger Sub, Vets First Choice and the Vets First Choice Stockholders’ Representative, solely in its capacity as the representative of the Vets First Choice stockholders, as amended from time to time.

“Merger Sub” means HS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Spinco.

“Nasdaq” means the Nasdaq Global Select Market.

“Pet Owner” means the owner of a companion animal or a horse.

“SAB 118” means Staff Accounting Bulletin No. 118.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 262” means Section 262 of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” means the Reorganization and the Distribution.

“Series A Original Issue Price” means $0.43 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, with respect to the Series A Preferred Stock of Vets First Choice.

“Series B Original Issue Price” means $0.86 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, with respect to the Series B Preferred Stock of Vets First Choice.

“Series C Original Issue Price” means $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, with respect to the Series C Preferred Stock of Vets First Choice.

“Series D Original Issue Price” means $1.12 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, with respect to the Series D Preferred Stock of Vets First Choice.

“Series E Original Issue Price” means $3.09 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, with respect to the Series E Preferred Stock of Vets First Choice.

“Series F Original Issue Price” means $6.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, with respect to the Series F Preferred Stock of Vets First Choice.

“Series Preferred Issue Price” means the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, the Series D Original Issue Price, the Series E Original Issue Price and the Series F Original Issue Price.

“Special Dividend” means the payment by Spinco to Henry Schein prior to the Distribution of an amount as determined by Henry Schein in its reasonable discretion, provided, however, that the sum of the special dividend and the Certain Debt Repayment will be $1,120,000,000.

“Spinco” means HS Spinco, Inc., a Delaware corporation and, until immediately prior to the Distribution, a subsidiary of Henry Schein.

“Spinco Board” means the board of directors of Spinco prior to the Effective Time.

“Spinco Group” means Spinco and each subsidiary of Spinco immediately prior to the Distribution, after giving effect to the Contribution.

“Spinco subsidiaries” means the subsidiaries of Henry Schein that will be contributed, directly or indirectly, to Spinco in connection with the Contribution and the Reorganization.

“Spin-off Tax Opinion” means an opinion of Cleary Gottlieb Steen & Hamilton LLP, dated as of the Closing Date, to the effect that the contribution of the Henry Schein Animal Health Business, the Distribution and certain related transactions will qualify as tax free to Henry Schein and the Henry Schein stockholders for U.S. federal income tax purposes.

“Surviving Company” means Vets First Choice as the surviving company in the Merger and a wholly owned subsidiary of Covetrus (f/k/a Spinco).

“Tax Act” means H.R.1, formerly known as the Tax Cuts and Jobs Act of 2017.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of January 7, 2019, by and among Henry Schein, Spinco, Vets First Choice and the Vets First Choice Stockholders’ Representative (as it may be amended and/or restated from time to time).

“Transaction Agreements” means the Contribution and Distribution Agreement, the Merger Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement and the other agreements entered into, or to be entered into, by Henry Schein, Spinco, Vets First Choice and their respective affiliates in connection with the Transactions.

“Transactions” means the transactions contemplated by the Contribution and Distribution Agreement and the Merger Agreement, including the Reorganization, the Initial Spinco Debt Financing, the Additional Financing, the Share Sale, the Distribution and the Merger.

“Transition Services Agreement” means the Transition Services Agreement, to be entered into as of the Closing Date, by and between Henry Schein and Spinco.

“Vets First Choice” means Direct Vet Marketing, Inc. (d/b/a Vets First Choice), a Delaware corporation.

“Vets First Choice Board” means the board of directors of Vets First Choice.

“Vets First Choice capital stock” means Vets First Choice common stock and Vets First Choice preferred stock.

“Vets First Choice Stockholders’ Representative” means Shareholder Representative Services LLC, a Colorado limited liability company.

“we,” “us” and “our” refers to Spinco and the Spinco subsidiaries for periods prior to the completion of the Transactions, and to Covetrus and its subsidiaries after the completion of the Transactions, unless the context otherwise requires or indicates.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

The following are some of the questions that Henry Schein stockholders and Vets First Choice stockholders may have regarding the Transactions and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see the sections entitled “The Transactions,” “The Merger Agreement,” “The Contribution and Distribution Agreement” and “Ancillary Agreements” in this prospectus. These questions and answers are not meant to be a substitute for the information contained in the remainder of this prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this prospectus. Henry Schein stockholders and Vets First Choice stockholders are urged to carefully read this prospectus in its entirety.

Q: What are the Transactions?

A: The Transactions are the following:

•

Reorganization—Henry Schein will engage in a series of transactions in order to separate the Henry Schein Animal Health Business from Henry Schein’s other businesses pursuant to which, among other things, it will (i) use reasonable best efforts to purchase from certain minority holders their ownership interests in the applicable operating companies of the Henry Schein Animal Health Business in exchange for cash and (ii) contribute, assign and transfer to Spinco certain applicable assets, liabilities and capital stock or other ownership interests relating to the Henry Schein Animal Health Business.

•

Initial Spinco Debt Financing—Henry Schein, Spinco and Vets First Choice will use their reasonable best efforts to arrange and consummate the Initial Spinco Debt Financing, which is expected to fund the Special Dividend, the Additional Special Dividend, if applicable, and the Certain Debt Repayment. Spinco will then pay the Special Dividend and the Additional Special Dividend, if applicable, to Henry Schein and effectuate the Certain Debt Repayment.

•

Share Sale—Spinco will subsequently issue shares of Spinco common stock representing in the aggregate up to 9.9% of the issued and outstanding shares of Spinco common stock, after giving effect to the Transactions, including the Merger, to the Share Sale Investors in the Share Sale, a transaction that will be exempt from registration under the Securities Act. The proceeds of the Share Sale will be paid to Spinco and distributed to Henry Schein.

•

Distribution—Henry Schein will subsequently distribute on a pro rata basis all of the shares of Spinco common stock held by Henry Schein (after giving effect to the Share Sale) to Henry Schein stockholders as of the record date of the Distribution. In connection with the Transactions, Spinco will change its name to Covetrus, Inc.

•

Merger—Immediately after the Distribution, Merger Sub will merge with and into Vets First Choice, the separate corporate existence of Merger Sub will cease and Vets First Choice will continue as the Surviving Company and a wholly owned subsidiary of Spinco.

Immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (i) approximately 63% of the shares of Spinco common stock are (a) expected to be owned by Spinco stockholders who held shares of Spinco common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) expected to underlie certain equity awards held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions) and (ii) approximately 37% of the shares of Spinco common stock (including the Escrowed Shares) are (a) expected to be owned by stockholders of Vets First Choice immediately prior to the Merger and (b) expected to underlie certain equity awards held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions). See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed Shares” for sample calculations and more information on the expected ranges of the respective ownership percentages. After the Distribution, Henry Schein will not own any shares of Spinco.

Q: What is a “Reverse Morris Trust” transaction?

A: A Reverse Morris Trust transaction allows a parent company (in this case, Henry Schein) to divest a subsidiary (in this case, Spinco) in a tax-efficient manner. In general, the first step of such a transaction is a distribution of the subsidiary’s stock to the parent company stockholders. The spun-off subsidiary generally then merges with or acquires a third party (in this case, Vets First Choice). Such a transaction can qualify as generally tax free for U.S. federal income tax purposes for the parent company and its stockholders under Section 355 of the Code and the stockholders of the acquired third party under Section 368 of the Code if the transaction meets all applicable requirements, including that the parent company stockholders own more than 50% of the stock of the combined entity immediately after the merger. For information about the material tax risks of the Distribution and Merger to Henry Schein stockholders, Vets First Choice stockholders and Henry Schein, respectively, see “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions.” For information about the material risks that the Distribution, the Merger or both could be taxable to Henry Schein stockholders, the Merger could be taxable to Vets First Choice stockholders or the Distribution could be taxable to Henry Schein, see “Risk Factors—Risks Relating to the Transactions—If the Distribution does not qualify as a tax-free spin-off under Section 355 of the Code, including as a result of subsequent acquisitions of stock of Henry Schein or Spinco, then Henry Schein and/or the Henry Schein stockholders may be required to pay substantial U.S. federal income taxes” and “Risk Factors—Risks Relating to the Transactions—If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, then the stockholders of Vets First Choice may be required to pay substantial U.S. federal income taxes.”

Q: What is Spinco?

A: Spinco was formed as a Delaware corporation and a wholly owned subsidiary of Henry Schein in order to effect the Transactions, including the Distribution and the Merger. Following the Reorganization, Spinco will own the Henry Schein Animal Health Business. In connection with the Transactions, Spinco will change its name to Covetrus, Inc. and it will become an independent, publicly traded company that will own and operate the combined businesses of the Henry Schein Animal Health Business and Vets First Choice.

Q: What are Henry Schein’s reasons for the Transactions?

A: Henry Schein determined that the Transactions would be in the best interests of Henry Schein and its stockholders because the Transactions would provide a number of key benefits, including primarily: (i) allowing greater strategic focus of resources and management’s efforts for each of Henry Schein and the Combined Company in their respective industries and affording each of Henry Schein’s and the Combined Company’s management teams an ability to more quickly respond to the opportunities and challenges of each industry; (ii) facilitating the Merger and the creation of the Combined Company as a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure dedicated to supporting the companion, equine and large animal veterinary markets; (iii) the complementary fit of the Henry Schein Animal Health Business and Vets First Choice, and the strategic benefits of their combination (including expected revenue growth and operational synergies for the Combined Company); (iv) the funds to be received by the Henry Schein Group in connection with the payment of the Special Dividend and the Additional Special Dividend, if applicable, and the effectuation of the Certain Debt Repayment; and (v) increased value to Henry Schein’s stockholders, in particular the Combined Company’s anticipated value on a stand alone basis.

In assessing and approving the Transactions, Henry Schein considered the lack of alternative transactions that would produce similar or better results for Henry Schein and its stockholders. Henry Schein concluded that the Transactions were the most desirable way to facilitate the strategic combination of the Henry Schein Animal Health Business and the business of Vets First Choice and to accomplish the desired business objectives. See “The Transactions—Henry Schein’s Reasons for the Transactions.”

Q: Why did Henry Schein decide not to separate the Henry Schein Animal Health Business into a stand alone public company and instead to combine it with Vets First Choice?

A: Henry Schein decided to combine the Henry Schein Animal Health Business with the business of Vets First Choice rather than separate it into a stand alone public company because it expected the business prospects to be enhanced by the Merger, and therefore, the expected value to Henry Schein and its stockholders from pursuing the Transactions would be greater than the value to Henry Schein and its stockholders of a stand alone spin-off or split-off of the Henry Schein Animal Health Business. A principal factor considered by Henry Schein in reaching this decision, in addition to the factors noted above, was the business and prospects of Vets First Choice, after giving effect to the Merger, including expected revenue growth and operational synergies to be realized as a result of the Merger.

The principal countervailing factors considered by Henry Schein concerning the Transactions were:

•	the fact that the Transactions involved another party and therefore presented execution risk that would not be present in a single-party transaction like a spin-off or split-off;

•	the possibility that the Combined Company would not perform in the anticipated manner;

•	the possibility that the Transactions would be delayed; and

•	risks relating to integrating the Henry Schein Animal Health Business with the current operations of Vets First Choice and the related costs.

After consideration of the above factors, particularly in respect of revenue growth and operational synergies that the Combined Company is expected to realize as a result of the Transactions, and the terms of the Transaction Agreements, Henry Schein concluded that the expected value to Henry Schein and its stockholders from pursuing the Transactions was greater than the value to Henry Schein and its stockholders of a stand alone spin-off or split-off of the Henry Schein Animal Health Business. See “The Transactions.”

Q: What are Vets First Choice’s reasons for the Transactions?

A: Vets First Choice determined that the Transactions would be in the best interests of Vets First Choice and its stockholders because the Transactions would provide a number of key benefits, including primarily: (i) the complementary fit of Vets First Choice and the Henry Schein Animal Health Business, and the strategic benefits of a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure supporting the companion, equine and large animal veterinary markets; (ii) the ability to leverage the global scale and logistical infrastructure of the Henry Schein Animal Health Business to accelerate the adoption of the Vets First Choice platform and introduce new and enhanced services and technology to veterinary practices; (iii) the opportunity to drive additional practice insights to enhance medication and service compliance through the combination of the Henry Schein Animal Health Business’ leading practice management software portfolio with the Vets First Choice analytics and client engagement capabilities; and (iv) enhancing relationships with global manufacturers as the Combined Company leverages technology and insight to drive category growth.

In assessing and approving the Transactions, Vets First Choice considered an initial public offering as an alternative transaction, but came to the conclusion that the Transactions would produce similar or better results for Vets First Choice and its stockholders. See “The Transactions—Vets First Choice’s Reasons for the Transactions.”

Q: What will Henry Schein stockholders receive in the Transactions?

A: Each issued and outstanding share of Henry Schein common stock as of the record date for the Distribution (excluding any shares of Henry Schein common stock otherwise held by a member of the Henry Schein Group) will entitle its holder to receive a pro rata portion of the aggregate shares of Spinco common stock held by Henry Schein as of the time of the Distribution (after giving effect to the Share Sale).

Based on the number of shares of Henry Schein common stock outstanding as of December 31, 2018, we expect the distribution ratio to be approximately 0.4 of a share of Spinco common stock for each share of Henry Schein common stock. Although the number of shares of Henry Schein common stock outstanding may increase or decrease prior to the record date and as a result this distribution ratio may change, it will nonetheless result in (i) approximately 63% of the shares of Spinco common stock immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (a) being owned by Spinco stockholders who held shares of Spinco common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) underlying certain equity awards expected to be held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions), and (ii) approximately 37% of the shares of Spinco common stock (including the Escrowed Shares) immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (a) being owned by the stockholders of Vets First Choice immediately prior to the Merger and (b) underlying certain equity awards expected to be held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions). See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed Shares” for sample calculations and more information on the expected ranges of the respective ownership percentages. Henry Schein stockholders will not receive any new shares of Spinco common stock in the Merger and will continue to hold the shares of Spinco common stock they received in the Distribution.

Q: What will happen to holders of minority interests in the operating companies of the Henry Schein Animal Health Business in connection with the Transactions?

A: Certain third parties own minority interests in certain operating companies of the Henry Schein Animal Health Business. The Contribution and Distribution Agreement provides that, prior to the Distribution, Henry Schein will use its reasonable best efforts to purchase from certain minority holders their ownership interests in the applicable operating companies of the Henry Schein Animal Health Business. If Henry Schein does not acquire any such interests, they will remain outstanding and those persons owning such interests will remain as minority owners of the applicable Spinco subsidiaries after the Distribution. Following the Distribution, such minority holders will continue to have the rights and obligations they currently have under the existing organizational documents of the applicable operating companies, including, in certain instances, the right to cause Spinco to purchase their interests for cash at the times and upon the terms and conditions contained therein.

Q: What will the Share Sale Investors receive in the Transactions?

A: The Share Sale Investors will not receive any new shares of Spinco common stock in the Distribution or the Merger and will continue to hold the shares of Spinco common stock they received prior to the Distribution and the Merger pursuant to the Share Sale.

Q: What will Vets First Choice stockholders receive in the Transactions?

A: At the Effective Time, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares) will be converted into the right to receive, on a pro rata basis, a certain number of shares of Spinco common stock, such that, immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (i) approximately 63% of the shares of Spinco common stock are (a) expected to be owned by Spinco stockholders who held shares of Spinco common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) expected to underlie certain equity awards held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions) and (ii) approximately 37% of the shares of Spinco common stock (including the Escrowed Shares) are (a) expected to be owned by stockholders of Vets First Choice immediately prior to the Merger and (b) expected to underlie certain equity awards held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions). See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed

Shares” for sample calculations and more information on the expected ranges of the respective ownership percentages. The Aggregate Closing Merger Consideration and the Closing Per Share Merger Consideration payable to holders of shares of Vets First Choice capital stock is not known at this time as the actual values of the Special Dividend, the Certain Debt Repayment, the JV Minority Equity Value and the Conversion Factor, each of which is required to calculate the Aggregate Closing Merger Consideration and the Closing Per Share Merger Consideration, will not be known with certainty until the Closing Date. We will disclose our estimates of such amounts, including the Aggregate Closing Merger Consideration and the Closing Per Share Merger Consideration, prior to the Closing Date in a press release or a Current Report on Form 8-K. In addition, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares) will entitle the holder thereof to a non-transferrable contingent right to a potential cash payment from Spinco in connection with certain post-Closing adjustments. See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments.”

Q: Are any Henry Schein stockholder or Spinco stockholder approvals required in connection with the Transactions?

A: No. Neither Henry Schein stockholder nor Spinco stockholder approvals are required in connection with the Transactions. Henry Schein, as the sole stockholder of Spinco at the time the Merger Agreement was executed, and Spinco, as the sole stockholder of Merger Sub, have already approved the Merger and the Distribution. Henry Schein stockholders are not required to take any action to approve the Transactions, including the Distribution or the Merger. Spinco stockholders who acquire their shares in connection with the Share Sale are not required to take any additional action to approve the Transactions, including the Distribution or the Merger.

Q: Are any Vets First Choice stockholder approvals required in connection with the Transactions?

A: Yes. The stockholders of Vets First Choice must approve the Merger by written consent, or at a duly held meeting of the stockholders, by an affirmative vote of (i) a majority of the issued and outstanding shares of common stock and preferred stock of Vets First Choice, voting together as a single class on an as-converted basis, and (ii) at least 60% of the issued and outstanding preferred stock of Vets First Choice, voting as a single class. Vets First Choice stockholders holding approximately 73.2% of the issued and outstanding common stock on an as-converted basis, including approximately 79.5% of the issued and outstanding preferred stock, as of December 31, 2018, have executed and delivered a voting and support agreement pursuant to which they have agreed to execute written consents or vote in favor of the Merger Agreement and the Merger. Vets First Choice will solicit written consents for approval of the Merger no later than five business days after the effectiveness of the registration statement of which this prospectus forms a part.

Q: Can Henry Schein stockholders demand appraisal of their shares?

A: No. Henry Schein stockholders will have no appraisal rights in connection with the Transactions.

Q: Can Vets First Choice stockholders demand appraisal of their shares?

A: Yes. Vets First Choice stockholders will have appraisal rights pursuant to Section 262. At the same time that Vets First Choice solicits written consents, with such solicitation, Vets First Choice will send its stockholders a notice informing them of the appraisal rights available for their shares of Vets First Choice capital stock. Vets First Choice stockholders who do not consent to the Merger and who otherwise properly exercise and perfect their appraisal rights in accordance with Section 262 will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Vets First Choice capital stock, in lieu of receiving the merger consideration. A proxy or vote against the Merger or a failure to provide written consent will not in and of itself constitute such a demand. The “fair value” could be higher or lower than, or the same as, the merger consideration.

Q: Will Spinco issue certificated shares of Spinco common stock?

A: No. Shares of Spinco common stock issued in the Transactions will be in book-entry form.

Q: What is the record date for the Distribution?

A: Record ownership for purposes of the Distribution will be determined as of 5:00 p.m., New York City time, on January 17, 2019, which is referred to in this prospectus as the record date.

Q: Will Spinco shares trade prior to the Distribution Date?

A: It is anticipated that, promptly after effectiveness of the registration statement of which this prospectus forms a part, which is expected to occur no later than February 4, 2019 (assuming a continuation of the U.S. federal government shutdown), and through the Distribution Date, there will be a “when-issued” market in Spinco’s stock under the symbol “CVETV.” When-issued trading refers to a sale or purchase of securities made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for Spinco common stock that will be distributed to holders of Henry Schein common stock on the Distribution Date. If you own shares of Henry Schein common stock as of 5:00 p.m., New York City time on the record date, you will be entitled to Spinco common stock distributed pursuant to the Spin-off. You may trade this entitlement to Spinco common stock without the shares of Henry Schein common stock you own on the when-issued market. On the first trading day following the Distribution Date, Spinco expects when-issued trading with respect to Spinco common stock will end and regular-way trading will begin. When-issued trading is expected to begin promptly after effectiveness of the registration statement of which this prospectus forms a part, which is expected to occur no later than February 4, 2019 (assuming a continuation of the U.S. federal government shutdown) and when-issued trades are expected to settle within three days of the Distribution Date.

Q: When will the Transactions occur?

A: The Share Sale and the Initial Spinco Debt Financing will occur prior to the Distribution. The date of the Distribution is expected to be on or about February 7, 2019. The Merger will occur immediately following the Distribution.

Q: Are there any conditions to the consummation of the Distribution and the Merger?

A: Yes. The Distribution is subject to the satisfaction or Henry Schein’s waiver of certain conditions, including, among others: (i) the consummation of the Reorganization; (ii) Spinco’s payment of the Special Dividend and, if applicable, the Additional Special Dividend to Henry Schein, and the effectuation of the Certain Debt Repayment; (iii) the procurement by Spinco of all material licenses, permits, registrations, authorizations or certificates necessary to operate the Henry Schein Animal Health Business following the Effective Time, the failure of which to be obtained would cause a condition to Vets First Choice’s obligation to consummate the Merger not to be satisfied (if and to the extent such condition is not waived by Vets First Choice); (iv) receipt by Henry Schein and Spinco of the Spin-off Tax Opinion; and (v) the satisfaction or waiver of the conditions contained in the Merger Agreement.

The Merger is subject to the satisfaction or waiver of certain additional conditions, including, among others: (i) the consummation of the Separation in accordance with, and subject to, the Contribution and Distribution Agreement; (ii) Spinco’s payment of the Special Dividend and, if applicable, the Additional Special Dividend, to Henry Schein and the effectuation of the Certain Debt Repayment; (iii) approval of the Merger by the requisite consent or vote of Vets First Choice’s stockholders; (iv) the receipt by the Henry Schein Board of a solvency and surplus opinion of a nationally recognized investment banking or appraisal firm; (v) no material adverse effect having occurred with respect to Vets First Choice or the Henry Schein Animal Health Business; (vi) the expiration or termination of the applicable waiting period under the HSR Act (which has already occurred); (vii)

the effectiveness of the registration statement of which this prospectus forms a part and the approval of the listing on Nasdaq of the Spinco common stock to be issued in the Distribution and the Merger and such other shares to be reserved for issuance in connection with the Transactions, subject to official notice of issuance; (viii) the accuracy of each party’s representations and warranties, subject to certain qualifications, and each party’s compliance in all material respects with covenants; and (ix) the receipt of customary tax opinions from each of Henry Schein’s and Vets First Choice’s counsel.

This prospectus describes these conditions in more detail in “The Contribution and Distribution Agreement—Conditions to the Distribution” and “The Merger Agreement—Conditions to Consummation of the Merger.”

Q: What will happen to the listing of the Henry Schein common stock?

A: Nothing. Henry Schein common stock will continue to be traded on Nasdaq under the symbol “HSIC.”

Q: Will the Spin-off affect the trading price of the Henry Schein common stock?

A: Until the market has fully analyzed the value of Henry Schein without the Henry Schein Animal Health Business, the price of Henry Schein common stock may fluctuate. In addition, it is anticipated that promptly after effectiveness of the registration statement of which this prospectus forms a part, which is expected to occur no later than February 4, 2019 (assuming a continuation of the U.S. federal government shutdown), and through the Distribution Date, there will be two markets in Henry Schein common stock: a “regular-way” market and an “ex-distribution” market. Henry Schein common stock that will trade on the regular-way market will trade with an entitlement to Spinco common stock distributed pursuant to the Distribution. Stock that trades on the ex-distribution market will trade without an entitlement to Spinco common stock distributed pursuant to the Distribution. See “The Transactions—Listing and Trading of Spinco’s Common Stock.”

Q: What if I want to sell my Henry Schein common stock before the Distribution?

A: You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Henry Schein nor Spinco makes any recommendations on the purchase, retention or sale of Henry Schein common stock or the Spinco common stock to be distributed in the Distribution. If you hold shares of Henry Schein common stock as of the record date and you decide to sell any stock before the Distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Henry Schein common stock or the Spinco common stock you will receive in the Distribution or both. If you sell your Henry Schein common stock in the “regular-way” market up to and including the Distribution Date, you will be selling your right to receive Spinco common stock in the Distribution. However, if you own Henry Schein common stock as of 5:00 p.m., New York City time, on the record date and sell those shares in the “ex-distribution” market up to and including the Distribution Date, you will still receive the Spinco common stock that you would be entitled to receive in respect of the Henry Schein common stock you owned as of 5:00 p.m., New York City time, on the record date. See “The Transactions—Listing and Trading of Spinco’s Common Stock.”

Q: How will fractional shares be treated in the Distribution and the Merger?

A: Any fractional shares of Spinco common stock (other than the Escrowed Shares) that would otherwise be distributed to a Henry Schein stockholder in the Distribution or issued to a Vets First Choice stockholder in the Merger, as applicable, will be aggregated, and each such Henry Schein stockholder or Vets First Choice stockholder, as applicable, will be issued in respect of all such fractional shares a number of shares of Spinco common stock equal to such aggregate number, rounded to the nearest whole number. See “The Transactions—Manner of Effecting the Transactions.” Any fractional shares of Spinco common stock that are Escrowed Shares that would otherwise be distributed to Spinco or Vets First Choice stockholders pursuant to the terms of the Merger Agreement and the Escrow Agreement, as applicable, will be treated in the manner provided under the Escrow Agreement.

Q: Who will serve on the Covetrus Board?

A: The initial Covetrus Board will be comprised of 11 directors. Six directors will be designated by Henry Schein, including two directors who may be affiliated with Henry Schein, and four independent directors unaffiliated with Henry Schein. Five directors will be designated by Vets First Choice, including two directors who may be affiliated with Vets First Choice, and three independent directors unaffiliated with Vets First Choice. David Shaw, Chairman of the Vets First Choice Board and Co-Founder of Vets First Choice, will serve as chairman of our Board. Henry Schein has the right to designate the lead independent director of the Covetrus Board, who will also serve as the chair of the Nominating and Governance Committee, and has designated Philip Laskaway to serve in that capacity. Benjamin Shaw, Chief Executive Officer and Co-Founder of Vets First Choice, will serve as the Chief Executive Officer and a director on our Board. See “Management Before and After the Consummation of the Transactions—Board of Directors and Executive Officers of Covetrus.”

Q: Who will manage the business of Covetrus following the Merger?

A: Following the Merger, Benjamin Shaw, the Chief Executive Officer and Co-Founder of Vets First Choice, will become the Chief Executive Officer of Covetrus. The senior management team of Covetrus will be comprised of members of senior management of the Henry Schein Animal Health Business and Vets First Choice. See “Management Before and After the Consummation of the Transactions—Board of Directors and Executive Officers of Covetrus.”

Q: What will be the indebtedness of the Combined Company following completion of the Transactions?

A: In connection with the Transactions, Spinco and its subsidiaries will consummate the Initial Spinco Debt Financing and the Additional Financing. The Initial Spinco Debt Financing will be used to fund the payment of the Special Dividend, the Additional Special Dividend, if applicable, and the Certain Debt Repayment. Spinco expects that, immediately following the Merger, it will have approximately $1,175 million in total indebtedness, after giving effect to the Initial Spinco Debt Financing and the Additional Financing (net of debt issuance costs of $25 million). The Initial Spinco Debt Financing is expected to consist of $1,200 million of 5% term notes due in 2024 and the Additional Spinco Financing is expected to consist of a $300 million five-year revolving credit facility. See “Capitalization” and “Description of Material Indebtedness.”

Q: How will the rights of stockholders of Henry Schein and Spinco change after the Merger?

A: Following the Merger, Henry Schein stockholders will continue to own all of their shares of Henry Schein common stock. Their rights as Henry Schein stockholders will not change, except that their shares of Henry Schein common stock will represent an interest in Henry Schein that no longer includes the ownership and operation of the Henry Schein Animal Health Business. Henry Schein stockholders as of the record date will also separately receive shares of Spinco common stock, which will include the Henry Schein Animal Health Business and business of Vets First Choice after the consummation of the Merger. The rights of stockholders of Spinco immediately prior to the Merger will not change as a result of the Merger. See “Comparison of the Rights of Stockholders Before and After the Transactions.”

Q: How will the rights of stockholders of Vets First Choice change after the Merger?

A: Stockholders of Vets First Choice will receive shares of Spinco common stock in exchange for their shares of Vets First Choice capital stock in connection with the Merger and will no longer be stockholders of Vets First Choice following the Merger. A share of Spinco common stock will represent an interest in the combined Henry Schein Animal Health Business and business of Vets First Choice. See “Comparison of the Rights of Stockholders Before and After the Transactions.”

Q: Will the Transactions affect employees and former employees of Henry Schein who hold Henry Schein equity as part of Henry Schein’s LTIP?

A: Henry Schein employees who remain at Henry Schein and have unvested Henry Schein equity as part of a previous LTIP award will not receive any Spinco shares with respect to such unvested equity. Instead, subject to the terms and conditions of the applicable plan documents, award agreements and the Transaction Agreements, Henry Schein intends to adjust such unvested LTIP awards to provide additional Henry Schein restricted stock units and/or restricted stock awards with substantially equivalent economic value as the Spinco shares that would have otherwise been received in the Merger.

For Henry Schein employees who transfer to Spinco and have unvested Henry Schein equity as part of a previous LTIP award, subject to the terms and conditions of the applicable plan documents, award agreements and the Transaction Agreements, the unvested Henry Schein equity will be converted to new Spinco equity awards such that the total value of such unvested LTIP award post Spin-off will be substantially economically equivalent to the value of the unvested LTIP award prior to the Spin-off.

Q: Will the Transactions affect employees and former employees of Henry Schein who invest in the Henry Schein Stock Fund through the Henry Schein, Inc. 401(k) Savings Plan?

A: The Henry Schein Stock Fund holds shares of Henry Schein common stock, and Henry Schein employees invested in the Henry Schein Stock Fund through the Henry Schein 401(k) plan have units of the Henry Schein Stock Fund. Like Henry Schein common stockholders, as a result of the Transactions, the Henry Schein 401(k) plan will receive shares of Spinco common stock on a pro rata basis with respect to shares of Henry Schein common stock held in the Henry Schein Stock Fund. These shares will be set aside under a separate Spinco Stock Fund and Henry Schein employees invested in the Henry Schein Stock Fund will receive corresponding units in the Spinco Stock Fund. This new fund will be frozen to new investments; however, participants in the Spinco Stock Fund can transfer the investments out this fund to another fund at any time. If Henry Schein employees and former employees do nothing with respect to the Spinco Stock Fund, the balance in the Spinco Stock Fund is expected to be transferred to an age-appropriate target date fund and no action would be required on their part. Investments in the Spinco Stock Fund are expected to be transferred to other available funds under the Henry Schein 401(k) plan by approximately December 31, 2019.

Q: Will the Transactions affect stock options held by employees of Vets First Choice?

A: Subject to the terms and conditions of the applicable plan documents, award agreements and the Transaction Agreements, Vets First Choice stock options held by Vets First Choice employees will be converted to Spinco stock options, such that the total value of Spinco stock options held by each Vets First Choice employee post-Merger will be substantially economically equivalent to the value of such Vets First Choice stock options prior to the Merger.

Q: Will the Transactions affect currently outstanding warrants to purchase shares of Vets First Choice capital stock?

A: Yes. Subject to the terms and conditions of the applicable warrant documents, all outstanding warrants to purchase shares of Vets First Choice capital stock are or will become exercisable prior to the Effective Time in connection with the Merger. At the Effective Time, all outstanding unexercised warrants to purchase Vets First Choice capital stock will be cancelled in accordance with the terms and conditions of the applicable warrant documents.

Q: Will there be any payments by Spinco to Henry Schein in connection with the Transactions?

A: Yes. Pursuant to the Contribution and Distribution Agreement, Spinco is required to pay the Special Dividend and the Additional Special Dividend, if applicable, to Henry Schein and to effectuate the Certain Debt

Repayment. In addition, the proceeds of the Share Sale will be paid to Spinco and distributed to Henry Schein. See “The Contribution and Distribution Agreement—Preliminary Transactions.”

Q: Will there be post-closing adjustments in connection with the Distribution and the Merger?

A: Yes, there are post-closing adjustments in connection with the Distribution and the Merger.

Pursuant to the Contribution and Distribution Agreement, after the Distribution, Spinco and Henry Schein will determine the actual amount of Spinco working capital and net indebtedness as of the Distribution Date and compare such amounts to certain corresponding target amounts. If such actual amounts differ from the target amounts, a corresponding cash payment may be made following the Closing Date by Spinco to Henry Schein or by Henry Schein to Spinco, as applicable. In either case, the amount payable will be capped at $150,000,000 (less all amounts paid or payable in respect of certain pre-closing taxes attributable to Henry Schein pursuant to the Tax Matters Agreement). See “The Contribution and Distribution Agreement—Working Capital and Net Indebtedness Adjustments.”

Pursuant to the Merger Agreement, after the Merger, Spinco and the Vets First Choice Stockholders’ Representative will determine the actual amount of the Vets First Choice working capital, net indebtedness and transaction expenses and if such actual amounts differ from certain target amounts, following the Closing Date, (i) a corresponding cash payment may be made by Spinco to the Vets First Choice stockholders in an amount equal to the lesser of (a) $100,000,000 (less all amounts paid or payable in respect of certain pre-closing taxes attributable to Vets First Choice pursuant to the Tax Matters Agreement) and (b) the adjustment amount, as finally determined by Spinco and the Vets First Choice Stockholders’ Representative, or (ii) a number of shares of Spinco common stock having a value (determined in accordance with the Escrow Agreement) equal to the adjustment amount, as finally determined by Spinco and the Vets First Choice Stockholders’ Representative, may be transferred from the Escrow Account to Spinco. Any shares of Spinco common stock transferred to Spinco pursuant to clause (ii) of the immediately preceding sentence will thereafter be cancelled by Spinco and will no longer be outstanding. See “The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments.”

Q: Does Vets First Choice have to pay anything to Henry Schein if the Merger Agreement is not approved by the stockholders of Vets First Choice or if the Merger Agreement is otherwise terminated? Does Henry Schein have to pay anything to Vets First Choice if the Merger Agreement is terminated?

A: The Merger Agreement does not provide for the payment of a termination fee by any party if the Merger Agreement is not approved by the stockholders of Vets First Choice or if the Merger Agreement is otherwise terminated. However, if the Merger is not consummated, certain shared expenses will be split evenly between Henry Schein and Vets First Choice (except for the expenses incurred in connection with the Initial Spinco Debt Financing and the Additional Financing, which will be paid 60% by Henry Schein and 40% by Vets First Choice). See “The Merger Agreement—Fees and Expenses.”

Q: What are the U.S. federal income tax consequences to Henry Schein stockholders of the Distribution?

A: The completion of the Transactions is conditioned upon the receipt by Henry Schein of the Spin-off Tax Opinion to the effect that the transactions that comprise the Distribution will qualify as a reorganization under Section 368(a)(1)(D) of the Code and the Distribution will qualify as a tax-free distribution under Section 355 of the Code. Assuming the Distribution so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by U.S. Holders (as defined on page 70) of Henry Schein common stock upon the receipt of Spinco common stock pursuant to the Distribution. See “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions.”

See also “Risk Factors—Risks Relating to the Transactions—If the Distribution does not qualify as a tax-free spin-off under Section 355 of the Code, including as a result of subsequent acquisitions of stock of

Henry Schein or Spinco, then Henry Schein and/or the Henry Schein stockholders may be required to pay substantial U.S. federal income taxes.”

Each Henry Schein stockholder is urged to consult its own tax advisor as to the specific tax consequences of the Distribution to such stockholder, including the effect of any state, local, estate or gift or non-U.S. tax laws and of changes in applicable tax laws.

Q: How will a Henry Schein stockholder determine the tax basis it will have in the Spinco shares of common stock it receives in the Distribution for U.S. federal income tax purposes?

A: The aggregate tax basis of the Spinco common stock and Henry Schein common stock held by a U.S. Holder (as defined on page 70) immediately after the Distribution will, for U.S. federal income tax purposes, be the same as the aggregate tax basis of the Henry Schein common stock held by such U.S. Holder immediately before the Distribution, allocated between the U.S. Holder’s Spinco common stock and Henry Schein common stock in proportion to their relative fair market values on the date of the Distribution (subject to certain adjustments).

If a U.S. Holder has acquired different blocks of Henry Schein common stock at different times or at different prices, the U.S. Holder should consult its tax advisor regarding the allocation of its aggregate tax basis in, and the holding period of, the Spinco common stock distributed with respect to such blocks of Henry Schein common stock for U.S. federal income tax purposes.

See “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions.”

Q: What are the U.S. federal income tax consequences to Vets First Choice stockholders of the Merger?

A: The Merger is conditioned upon receipt of customary opinions from tax counsel to Henry Schein and Vets First Choice, respectively, to the effect that the Merger will qualify as a reorganization under Section 368(a)(2)(E) of the Code. Assuming the Merger so qualifies, for U.S. federal income tax purposes, a U.S. Holder (as defined on page 72) of Vets First Choice common or preferred stock is generally expected to recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the Effective Time, of the Spinco common stock received in the Merger over the U.S. Holder’s adjusted tax basis in its Vets First Choice stock surrendered) and (ii) the amount of cash (if any) received in the Merger.

See “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions” and “Risk Factors—Risks Relating to the Transactions—If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, then the stockholders of Vets First Choice may be required to pay substantial U.S. federal income taxes.”

Q: How will a Vets First Choice stockholder determine for U.S. federal income tax purposes the tax basis it will have in the shares of Spinco common stock it receives in the Merger?

A: A U.S. Holder (as defined on page 72) of Vets First Choice common or preferred stock is generally expected to have an aggregate tax basis in the shares of Spinco common stock received in the Merger, for U.S. federal income tax purposes, equal to the U.S. Holder’s aggregate tax basis in the Vets First Choice stock surrendered in exchange for such shares of Spinco common stock, reduced by the amount of any cash received on the exchange plus the amount of any gain recognized upon the exchange.

A U.S. Holder that has acquired different blocks of Vets First Choice preferred or common stock at different times or at different prices should consult its tax advisor regarding the allocation of its aggregate tax basis in, and the holding period of, the Spinco common stock received in exchange for such blocks of Vets First Choice preferred or common stock. See “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions.”

Q: Does Spinco intend to pay cash dividends?

A: No, Spinco does not currently expect to declare or pay dividends on its common stock for the foreseeable future. See “Dividend Policy.”

Q: Where will Spinco shares trade?

A: Currently, there is no public market for the Spinco common stock. Spinco has applied to list its common stock on Nasdaq under the symbol “CVET.” See “The Transactions—Listing and Trading of Spinco’s Common Stock.”

Q: Who will be the transfer agent for Spinco shares?

A: Upon the completion of the Transactions, Continental Stock Transfer & Trust Company will be the transfer agent for the Spinco common stock.

Q: Are there risks associated with owning Spinco common stock upon consummation of the Transactions?

A: The Combined Company is subject to both general and specific risks and uncertainties. The Combined Company is also subject to risks relating to the Transactions. Accordingly, you should carefully read the information set forth in the section entitled “Risk Factors” in this prospectus.

Q: Where can I get more information?

A: If you have any questions relating to the mechanics of the Distribution or the Merger, you should contact the Distribution Agent and the Exchange Agent at:

Continental Stock Transfer & Trust Company

Attn: Ernest Wilson, Vice President – Manager, Reorganization Operations

One State Street – 30th Floor

New York, NY 10004

Tel: (212) 845-3272

Before the Distribution and the Merger, if you have any questions relating to the Transactions, you may contact Henry Schein at:

Henry Schein, Inc.

Investor Relations

Attn: Carolynne Borders

135 Duryea Road

Melville, NY 11747

Tel: (631) 390-8105

If you have any questions relating to the Merger, you may also contact Vets First Choice at:

Vets First Choice

Investor Relations

Attn: Nicholas Jansen

7 Custom House Street

Portland, ME 04101

Tel: (888) 280-2221

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus relating to the Transactions and the Combined Company. You should read this entire prospectus carefully including the risk factors, management’s discussion and analysis of financial condition and results of operations of the Henry Schein Animal Health Business and Vets First Choice, the historical financial statements of the Henry Schein Animal Health Business and Vets First Choice and the respective notes thereto, and the unaudited pro forma condensed combined financial statements of the Combined Company and the notes thereto. The Henry Schein Animal Health Business’ historical financial data have been prepared on a “carve-out” basis to reflect the operations, financial condition and cash flows specifically allocable to the Henry Schein Animal Health Business during all periods shown. The unaudited pro forma financial data adjust the historical financial data of the Henry Schein Animal Health Business and Vets First Choice to give effect to the Transactions as of the dates indicated and the anticipated post-Transactions capital structure. Except as otherwise indicated or the context otherwise requires, the information included in this prospectus assumes the completion of the Transactions.

Overview

On April 20, 2018, Henry Schein, Vets First Choice and Spinco entered into the Contribution and Distribution Agreement and the Merger Agreement, which provide for a series of transactions described in this prospectus pursuant to which Henry Schein will contribute the Henry Schein Animal Health Business to Spinco and distribute all of the shares of Spinco common stock that are then owned by Henry Schein (after giving effect to the Share Sale) to Henry Schein stockholders and, following the Distribution, Merger Sub will merge with and into Vets First Choice, with Vets First Choice surviving the Merger as a wholly owned subsidiary of Spinco.

The Combined Company, to be renamed Covetrus, Inc., will be a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure dedicated to supporting the companion, equine and large animal veterinary markets. We will combine the complementary capabilities of the Henry Schein Animal Health Business and Vets First Choice, bringing together leading practice management software and supply chain businesses with a platform approach based on technology-driven insights, designed to promote connectivity between veterinarians and their Clients. Linking the power of insight and analytics, client engagement, practice management software and supply chain expertise into a multi-channel platform, we believe our innovative approach will support the delivery of improved veterinary care while driving increased demand for our products and services.

We will have a talented team of over 5,000 employees positioned to support veterinarians’ evolving practice needs with an expanded offering that we believe will enhance the Client experience and improve medical and service compliance. In addition, we will seek to improve veterinary practice economics by helping veterinarians identify and manage gaps in care through proactive prescription management, inventory management and supply chain expertise, specialty pharmacy services, innovative solutions to chronic care disease management, veterinary practice management software and client communication tools. Further, as a global company focused solely on animal health with a multi-channel strategy, we will seek to leverage our decades-long experience within the veterinary channel with a differentiated value proposition by increasing innovation, providing a more comprehensive set of integrated services, improving the customer and client experience and engagement and driving cost-effectiveness through efficient delivery of next-generation solutions.

The Combined Company had approximately $3.7 billion in pro forma combined net sales in the fiscal year ended December 30, 2017. By bringing the Henry Schein Animal Health Business and Vets First Choice together into one company, we expect to enhance our growth opportunities with our large base of established Customers and Clients and secure new business. We believe the combination of our capabilities will serve as a foundation for incremental revenue growth and operational synergies.

The Animal Health Market

The global animal health market, which includes pharmaceuticals, supplies and services, and veterinary and other healthcare, is a growing industry. Based on industry analysts’ estimates, the global animal health market was in excess of $150 billion in 2017, including approximately $30 billion of pharmaceuticals sold by manufacturers. Pharmaceuticals represented more than 50% of our pro forma net sales in fiscal 2017. Based on domestic industry estimates, overall pet spending in the United States increased approximately 4%, to approximately $70 billion, from 2016 to 2017, with food representing approximately 42%, veterinary care representing approximately 25% and pet supplies and medications representing approximately 22%.

Industry growth is expected to be driven by a number of factors, including economic development and related increases in disposable income, increasing companion animal ownership globally, companion animals living longer, the strengthening bond between humans and companion animals and the increasing range and complexity of medical diagnostics, therapies and procedures for animals. Additionally, we believe improving medical compliance can be an important source of future industry revenue growth. We believe that our technology and supply chain platform, which provides a range of products and value-added services to veterinary and large animal Customers’ practices, helps our Customers grow their revenue and positions us well as we capitalize on the underlying market drivers of the industry.

While the animal health industry continues to grow, we believe veterinarians today still face pressure tied to the growth of e-commerce and retail competition. We believe there is a significant opportunity to address these challenges through a platform that turns data into insight, insight into actionable information and actionable information into demand for technology, integrated pharmacy and in-clinic services. As consumers become accustomed to on-demand services, we believe they will increasingly embrace technology solutions to address their needs. The emergence and subsequent adoption of technologies such as insight and analytics, e-commerce solutions and mobile applications represents a significant opportunity for innovation in the animal health industry. We believe the confluence of consumer empowerment, innovative technology solutions and focus on providing improved care creates an opportunity for our platform to transform the way veterinarians practice medicine and the way Clients interact with their veterinarians.

Our Strategy

Our strategy is comprised of the following elements:

•

Leverage the scale, reach and infrastructure of the Henry Schein Animal Health Business network to accelerate the adoption of the Vets First Choice platform. We plan to use our combined sales and account management organization of over 1,200 sales professionals to drive adoption of the Vets First Choice platform by Customers of the Henry Schein Animal Health Business.

•

Increase sales to our existing Customers. We will focus on our Customers’ needs and seek to provide differentiated offerings and coordinated approaches. Further, we plan to cross-sell the products and services offered by the Henry Schein Animal Health Business and Vets First Choice to increase net sales.

•

Drive category growth. We expect to expand the existing served market by leveraging our medical compliance insights and innovation. We plan to deploy our comprehensive platform to help identify and narrow gaps in care through proactive prescription management.

•

Develop advanced insight and analytics and software. We believe that by positioning ourselves as the veterinary practice digital partner of choice, we can deliver insight and analytics that help veterinarians leverage technology in their practices and address changing Client expectations. We plan to continue developing a cohesive, cloud-enabled IT infrastructure and practice management solutions.

•

Enhance Customer and Client relationships. We plan to strengthen our value proposition offered to independent veterinary and corporate accounts in a consolidating industry landscape by leveraging our supply-chain expertise, proprietary technology-enabled solutions and innovation pipeline.

Our Key Capabilities

In pursuing our strategy, we plan to capitalize on our key strengths:

•	insight and analytics that help veterinarians identify and manage gaps in care;

•	multi-channel Client engagement that drives in-clinic service activity and online purchases;

•	proactive prescription management and pharmacy services that drive medication compliance, increase revenues and improve the Customer and Client experience;

•	inventory management and supply chain services and technology that help improve practice efficiency and economics;

•	specialty pharmacy services and proprietary brand products, which include innovative solutions and chronic care disease management; and

•	veterinary practice management software that improves workflow, manages animal health records and supports office administration.

Our Customers

Our combined customer base is comprised principally of animal health practices and clinics in the companion animal and equine markets in North America, Europe and Australasia. These veterinary practices consist of both small, privately owned businesses and an increasing number of consolidated, corporate-owned practices. We also serve animal health providers and producers in the large animal market.

In our major markets, our combined Customers include:

•

supply chain Customers in North America, Europe and Australasia (including more than 90% of the approximately 30,000 veterinary practices in the United States, more than 45,000 Customers in Europe (of which a large majority are in veterinary practices) and a significant number of veterinary practices in Australia), which are currently served by the Henry Schein Animal Health Business;

•

practice management solutions Customers in the United States, the United Kingdom, Australia, New Zealand and certain other countries (including more than 50% of the veterinary practices in the United States), which are currently served by the Henry Schein Animal Health Business; and

•	prescription management and pharmacy services Customers, including the approximately 7,500 veterinary practices in the United States utilizing the Vets First Choice platform.

We see opportunity to accelerate the adoption of the Vets First Choice platform by leveraging the existing Henry Schein Animal Health Business Customer base.

Our Competitors

The market for providing products, services and technology to the global animal health industry is highly competitive and fragmented. Our principal competitors include:

•	Animal Health Divisions of Traditional Distribution Companies: the MWI Animal Health division of AmerisourceBergen and the Patterson Veterinary division of Patterson Companies, Inc.;

•

Animal Health Focused Companies: national, regional, local and online distributors and technology vendors, as well as manufacturers of animal health products that sell directly to veterinary practices and retailers; and

•	Practice Management Service Providers: IDEXX Laboratories, Inc. and a number of regional and local competitors.

Additionally, online and brick-and-mortar retailers offer certain animal health products and services directly to Clients, which impacts our Customers and in turn our business.

We believe we are well suited to compete in this market. We expect that our global scale, comprehensive and integrated capabilities and expertise will allow us to win business and access additional revenue opportunities while addressing our fragmented Customer base’s evolving needs.

The Transactions

Overview

The principal transactions described in this prospectus are the following:

•

Reorganization—Henry Schein will engage in a series of transactions in order to separate the Henry Schein Animal Health Business from Henry Schein’s other businesses pursuant to which, among other things, it will (i) use reasonable best efforts to purchase from certain minority holders their ownership interests in the applicable operating companies of the Henry Schein Animal Health Business in exchange for cash and (ii) contribute, assign and transfer to Spinco certain applicable assets, liabilities and capital stock or other ownership interests relating to the Henry Schein Animal Health Business.

•

Initial Spinco Debt Financing—Henry Schein, Spinco and Vets First Choice will use their reasonable best efforts to arrange and consummate the Initial Spinco Debt Financing, which is expected to fund the Special Dividend, the Additional Special Dividend, if applicable, and the Certain Debt Repayment. We will then pay the Special Dividend and the Additional Special Dividend, if applicable, to Henry Schein and effectuate the Certain Debt Repayment.

•

Share Sale—We will subsequently issue shares of our common stock representing in the aggregate up to 9.9% of the issued and outstanding shares of our common stock, after giving effect to the Transactions, including the Merger, to the Share Sale Investors in the Share Sale, a transaction that will be exempt from registration under the Securities Act. The proceeds of the Share Sale will be paid to Spinco and distributed to Henry Schein.

•

Distribution—Henry Schein will subsequently distribute on a pro rata basis all of the shares of Spinco common stock held by Henry Schein (after giving effect to the Share Sale) to Henry Schein stockholders as of the record date of the Distribution. In connection with the Transactions, we will change our name to “Covetrus, Inc.”

•

Merger—Immediately after the Distribution, Merger Sub will merge with and into Vets First Choice, the separate corporate existence of Merger Sub will cease and Vets First Choice will continue as the Surviving Company and our wholly owned subsidiary.

In order to complete the Merger, Vets First Choice must obtain the requisite approval of its stockholders. The Vets First Choice Board has determined that the terms of the Merger Agreement and the Merger are advisable and in the best interests of Vets First Choice and its stockholders, has approved the Merger Agreement and the Merger and has unanimously recommended the adoption by the Vets First Choice stockholders of the Merger Agreement and their approval of the Merger. Vets First Choice stockholders holding approximately

73.2% of the issued and outstanding common stock on an as-converted basis, including approximately 79.5% of the issued and outstanding preferred stock, as of December 31, 2018, have executed and delivered a voting and support agreement pursuant to which they have agreed to vote or execute written consents in favor of the Merger Agreement and the Merger.

Vets First Choice will solicit written consents to vote upon the Merger no later than five business days after the effectiveness of the registration statement of which this prospectus forms a part. No vote of Henry Schein stockholders is required in connection with the Transactions. Henry Schein, as the sole stockholder of Spinco at the time the Merger Agreement was signed, and Spinco, as the sole stockholder of Merger Sub, each approved the Merger promptly after the Merger Agreement was signed.

At the Effective Time, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares, which will be cancelled) will be converted into the right to receive, on a pro rata basis, a certain number of shares of Spinco common stock, such that, immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (i) approximately 63% of the shares of Spinco common stock are (a) expected to be owned by Spinco stockholders who held shares of Spinco common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) expected to underlie certain equity awards held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions) and (ii) approximately 37% of the shares of Spinco common stock (including the Escrowed Shares) are (a) expected to be owned by stockholders of Vets First Choice immediately prior to the Merger and (b) expected to underlie certain equity awards held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions). See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed Shares” for sample calculations and more information on the expected ranges of the respective ownership percentages. In addition, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares) will entitle the holder thereof to a non-transferrable contingent right to a potential cash payment from Spinco in connection with certain post-Closing adjustments. See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments.”

Immediately after the Transactions, we will be an independent, publicly traded company that will own and operate the combined businesses of the Henry Schein Animal Health Business and Vets First Choice.

You are encouraged to carefully read the sections titled “The Contribution and Distribution Agreement” and “The Merger Agreement” because they set forth the terms of the Distribution and the Merger, respectively.

Benefits of the Transactions

The Henry Schein Board and the Vets First Choice Board considered the following potential benefits in deciding to pursue the Distribution and the Merger:

•

Focus and Flexibility. Following the Transactions, Henry Schein and the Combined Company will each have a more focused business and will be better able to dedicate financial resources and human capital to pursue appropriate growth opportunities and execute strategic plans best suited to their respective businesses. The Transactions will also provide each of Henry Schein and the Combined Company greater strategic flexibility to respond to industry dynamics. In the veterinary market, technology demands are increasing, and Customers and Clients seek service providers with technology-enabled solutions and innovation. By combining with the Henry Schein Animal Health Business, the Vets First Choice business is expected to have the scale to accelerate its reach to meet these customer needs.

•	Combined Expertise. The Transactions will create a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure dedicated to supporting the companion, equine and large animal veterinary markets. With more than 5,000 employees across approximately 25 countries, the Combined Company is expected to offer comprehensive solutions designed to drive improved financial and clinical outcomes for approximately 100,000 Customers, by offering veterinarians new capabilities to deliver high-quality care to their Clients and their animals and improve the economics and workflow of their businesses.

•

Strategic Positioning in Consolidating Industry. The combination of the Henry Schein Animal Health Business and Vets First Choice is a strategic move to position the Combined Company for success as the global animal health market consolidates. The combination of the Henry Schein Animal Health Business and Vets First Choice is expected to provide opportunities to leverage enhanced capabilities and global scale to capitalize on future growth opportunities.

•	Optimized Investments. The Combined Company will be able to focus on and invest in innovation and projects that optimize returns and support its global strategies and industry focus.

•

Revenue Growth and Operational Synergies. The Combined Company expects that by the end of the third year following the consummation of the Transactions, its incremental operating income will be in excess of $100 million on an annualized basis, driven largely by accelerated revenue growth from the adoption of the Vets First Choice platform across the Henry Schein Animal Health Business Customer base and significant opportunities to capture operational synergies.

The Companies

Henry Schein Animal Health Business

The Henry Schein Animal Health Business is one of the world’s largest veterinary supply chain, technology and software providers to the animal health market, with leading positions in North America, Europe and Australasia and growing businesses in South America and Asia. The Henry Schein Animal Health Business utilizes a multi-channel approach centered primarily on promoting veterinarians as the source of clinical expertise that benefits animals and the people that care for them. The Henry Schein Animal Health Business serves animal health practitioners, providers and producers through the distribution of pharmaceuticals, vaccines, supplies and equipment and by the development, sale and distribution of veterinary practice management software and related solutions and services. The Henry Schein Animal Health Business served approximately 100,000 Customers in over 100 countries and had net sales of approximately of $3.6 billion for the fiscal year ended December 30, 2017.

Vets First Choice

Vets First Choice is an innovator in technology-enabled services that empower veterinarians with insights that are designed to increase Customer engagement and veterinary practice health. Vets First Choice’s platform, which is built into the veterinary practice management software workflow, leverages insight and analytics, Client engagement services and integrated pharmacy services, and is designed to improve medical compliance via proactive prescription management. By working directly with veterinary practices to manage gaps in care, Vets First Choice seeks to enable its veterinarian Customers to create new revenue opportunities, adapt to changing Pet Owner purchasing behaviors, enhance their Client relationships and improve the quality of care they provide. Vets First Choice’s prescription management platform had approximately 7,500 veterinary practice Customers with approximately 980,000 Active Therapies under Management as of December 31, 2018.

Risk Factors

We face numerous risks relating to, among other things, our business operations, including integrating Vets First Choice and the Henry Schein Animal Health Business, our strategies, general economic conditions, competitive dynamics of the industry, our level of indebtedness, the legal and regulatory environment in which we operate, and our status as an independent public company following the Transactions. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, they could have a material adverse effect on our business, financial condition, results of operations and cash flows. We encourage you to review these risk factors carefully. Furthermore, this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

The Distribution

Distributing company	Henry Schein. After the Distribution, Henry Schein will not own any shares of Spinco.

Distributed company	Spinco.

Record date	Record ownership will be determined as of 5:00 p.m., New York City time, on January 17, 2019.

Distribution date	The Distribution Date is expected to be on or about February 7, 2019.

Distribution ratio	Each issued and outstanding share of Henry Schein common stock as of the record date for the Distribution (excluding any shares of Henry Schein common stock otherwise held by a member of the Henry Schein Group) will entitle its holder to receive a pro rata portion of the aggregate shares of our common stock held by Henry Schein as of the time of the Distribution (after giving effect to the Share Sale). Based on the number of shares of Henry Schein common stock outstanding as of December 31, 2018, we expect the distribution ratio to be approximately 0.4 of a share of our common stock for each share of Henry Schein common stock. Although the number of shares of Henry Schein common stock outstanding may increase or decrease prior to the record date and as a result this distribution ratio may change, it will nonetheless result in (i) approximately 63% of our common stock immediately following the Merger, on a fully diluted basis and subject to certain adjustments, (a) being owned by our stockholders who held shares of our common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) underlying certain equity awards held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions) and (ii) approximately 37% of our common stock (including the Escrowed Shares) immediately following the Merger, on a fully diluted basis and subject to certain adjustments, (a) being owned by the stockholders of Vets First Choice immediately prior to the Merger and (b) underlying certain equity awards held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions). See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed Shares” for sample calculations and more information on the expected ranges of the respective ownership percentages. Shares of our common stock owned by the Share Sale Investors will not be distributed to Henry Schein stockholders. The Share Sale Investors will not receive any new shares of our common stock in the Distribution or the Merger and will continue to hold the shares of our common stock they received in the Share Sale.

The Distribution	On the Distribution Date, Henry Schein will cause the Distribution Agent to distribute the shares of our common stock held by Henry Schein (after giving effect to the Share Sale) to the Henry Schein stockholders as of the record date. The distribution of shares of our common stock will be made in book-entry form. Henry Schein stockholders will not be required to make any payment, surrender or exchange their shares of Henry Schein common stock or take any other action to receive our common stock.

Fractional shares	Any fractional shares of our common stock that would otherwise be distributed to a Henry Schein stockholder in the Distribution will be aggregated, and each such Henry Schein stockholder will be issued in respect of all such fractional shares a number of shares of our common stock equal to such aggregate number, rounded to the nearest whole number. See “The Transactions—Manner of Effecting the Transactions.”

Conditions to the Distribution	The Distribution is subject to the satisfaction or Henry Schein’s waiver of certain conditions, including: (i) the consummation of the transfer of assets, liabilities and capital stock or other equity interest relating to the Henry Schein Animal Health Business from Henry Schein to us as described in the Contribution and Distribution Agreement; (ii) our payment of the Special Dividend and the Additional Special Dividend, if applicable, to Henry Schein, and the effectuation of the Certain Debt Repayment; (iii) the procurement by us of all material licenses, permits, registrations, authorizations or certificates necessary to operate the Henry Schein Animal Health Business following the Effective Time, the failure of which to be obtained would cause a condition to Vets First Choice’s obligation to consummate the Merger not to be satisfied (if and to the extent such condition is not waived by Vets First Choice); (iv) receipt by Henry Schein and us of the Spin-off Tax Opinion; and (v) the satisfaction or waiver of the conditions contained in the Merger Agreement. See “The Contribution and Distribution Agreement—Conditions to the Distribution.”

Special Dividend; the Certain Debt Repayment	Pursuant to the Contribution and Distribution Agreement, we are required to pay the Special Dividend and the Additional Special Dividend, if applicable, to Henry Schein and to effectuate the Certain Debt Repayment. See “The Contribution and Distribution Agreement—Preliminary Transactions.”

Post-Closing adjustment

Pursuant to the Contribution and Distribution Agreement, after the Distribution, we and Henry Schein will determine the actual amount of our working capital and net indebtedness as of the Distribution Date and compare such amounts to certain corresponding target amounts. If such actual amounts differ from the target amounts, a corresponding cash payment may be made following closing by us to Henry Schein or by Henry Schein to us, as applicable. In either case, the amount payable will be capped at $150,000,000 (less all amounts paid or payable in respect of certain pre-closing taxes attributable to Henry Schein pursuant to the Tax Matters Agreement). See “The

Contribution and Distribution Agreement—Working Capital and Net Indebtedness Adjustments.”

Trading market and symbol	We have applied to list our common stock on Nasdaq under the ticker symbol “CVET.” See “The Transactions—Listing and Trading of Spinco’s Common Stock.”

Dividend policy	We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. See “Dividend Policy.”

Tax consequences of the Distribution to Henry Schein stockholders	The completion of the Transactions is conditioned upon the receipt by Henry Schein of the Spin-off Tax Opinion to the effect that the transactions that comprise the Distribution will qualify as a reorganization for U.S. federal income tax purposes and that the Distribution will qualify as a tax-free distribution for U.S. federal income tax purposes. The Spin-off Tax Opinion will rely on certain facts and assumptions, and certain representations and undertakings, provided by Henry Schein, Vets First Choice, Spinco and the Share Sale Investors regarding the conduct of our respective businesses and other matters.

Assuming that the Distribution so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by a U.S. Holder of Henry Schein common stock upon the receipt by such U.S. Holder of our common stock pursuant to the Distribution. Each Henry Schein stockholder is urged to consult its own tax advisor as to the specific tax consequences of the Distribution to that stockholder, including the effect of any state, local, estate or gift or non-U.S. tax laws and of changes in applicable tax laws.

Relationship with Henry Schein after the Spin-off

In connection with the Transactions, we expect to enter into other agreements with Henry Schein that will govern our post-Closing relationship. We will enter into a Transition Services Agreement, pursuant to which Henry Schein will provide certain services to us, and we will provide certain services to Henry Schein, that are, in each case, transitional in nature, for a specified period of time following the Distribution. Further, we have entered into the Tax Matters Agreement with Henry Schein that will govern the respective rights, responsibilities and obligations of us and Henry Schein after the consummation of the Transactions with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, tax contests, preservation of the intended tax treatment of the Transactions and certain other tax matters. We have also entered into the Employee Matters Agreement, which will govern the allocation of assets and liabilities with respect to certain employee compensation and benefit plans and programs, and responsibilities relating to other employment matters related to the Transactions. We describe these and related arrangements in greater detail under “Ancillary

Agreements” and describe some of the risks of these arrangements under “Risk Factors—Risks Relating to the Transactions.”

Distribution Agent	Continental Stock Transfer & Trust Company.

The Merger

Structure of the Merger	Merger Sub will merge with and into Vets First Choice, with Vets First Choice continuing as the Surviving Company and our wholly owned subsidiary. We expect the Merger to be consummated immediately following the Distribution and on the terms and subject to the other conditions of the Merger Agreement.

Consideration for the Merger	Henry Schein and Spinco stockholders will not receive any consideration in the Merger.

At the Effective Time, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares, which will be cancelled) will be converted into the right to receive, on a pro rata basis, a certain number of shares of Spinco common stock, such that, immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (i) approximately 63% of the shares of Spinco common stock are (a) expected to be owned by Spinco stockholders who held shares of Spinco common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) expected to underlie certain equity awards held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions) and (ii) approximately 37% of the shares of Spinco common stock (including the Escrowed Shares) are (a) expected to be owned by stockholders of Vets First Choice immediately prior to the Merger and (b) expected to underlie certain equity awards held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions). See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed Shares” for sample calculations and more information on the expected ranges of the respective ownership percentages. In addition, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares) will entitle the holder thereof to a non-transferrable contingent right to a potential cash payment from Spinco in connection with certain post-Closing adjustments. See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments.”

Fractional shares	Any fractional shares (other than the Escrowed Shares) of our common stock that would otherwise be issued to a Vets First Choice stockholder in the Merger will be aggregated, and each such Vets First Choice stockholder will be issued in respect of all such fractional shares a number of shares of our common stock equal to such aggregate number, rounded to the nearest whole number. See “The Transactions—Manner of Effecting the Transactions.”

Escrowed Shares	On or prior to the Closing Date, Spinco, Henry Schein, Vets First Choice and the Vets First Choice Stockholders’ Representative will enter into the Escrow Agreement with the Escrow Agent. Spinco will deposit the Escrowed Shares in an escrow account (the “Escrow Account”) on or prior to the Effective Time, which shares will be held in escrow pursuant to the terms of the Merger Agreement and the Escrow Agreement.

Pursuant to the Merger Agreement, if the Merger Adjustment Amount is negative and/or if Vets First Choice owes a Pre-Closing Tax Indemnity Payment, the Escrow Agent will distribute an amount of Escrowed Shares with a value equal to the absolute value of the Merger Adjustment Amount and/or the Pre-Closing Tax Indemnity Payment (with the value of such Escrowed Shares determined in accordance with the terms of the Escrow Agreement), as applicable, to us, and any such shares of our common stock will thereafter be cancelled by us. Any Escrowed Shares remaining in escrow upon the later to occur of (i) the first anniversary of the Closing Date and (ii) the date on which the final outstanding claim relating to tax-related losses is resolved, will be distributed to each Vets First Choice stockholder based on such stockholder’s percentage ownership of Vets First Choice capital stock on a fully diluted basis as of the Effective Time. See “The Transactions—Manner of Effecting the Transactions.” Any fractional shares of our common stock that are Escrowed Shares that would otherwise be distributed to Spinco or Vets First Choice stockholders pursuant to the Merger Agreement and the Escrow Agreement, as applicable, will be treated in the manner provided under the Escrow Agreement.

Approval of the Merger	No vote by Henry Schein or Spinco stockholders is required or is being sought in connection with the Transactions. Henry Schein, as our sole stockholder at the time the Merger Agreement was approved, and we, as the sole stockholder of Merger Sub, have each already approved the Merger.

The stockholders of Vets First Choice must approve the Merger by written consent, or at a duly held meeting of the stockholders, by an affirmative vote of (i) a majority of the issued and outstanding shares of common stock and preferred stock of Vets First Choice, voting together as a single class on an as-converted basis and (ii) at least 60% of the issued and outstanding preferred stock of Vets First Choice, voting as a single class. Vets First Choice stockholders holding approximately 73.2% of the issued and outstanding common stock on an as-converted basis, including approximately 79.5% of the issued and outstanding preferred stock, as of December 31, 2018, have executed and delivered a voting and support agreement pursuant to which they have agreed to vote or execute written consents in favor of the Merger Agreement and the Merger. Vets First Choice will solicit written consents to approve the Merger no later than five business days after the effectiveness of the registration statement of which this prospectus forms a part.

As of December 31, 2018, Vets First Choice’s directors, executive officers and their affiliates are entitled to vote approximately 62.9% of the outstanding shares of Vets First Choice capital stock, on an as-converted basis.

Conditions to the Merger	The obligation of each party to the Merger Agreement to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) of certain conditions, including:

•	the consummation of the Separation in accordance with, and subject to, the Contribution and Distribution Agreement;

•	our payment of the Special Dividend and, if applicable, the Additional Special Dividend, to Henry Schein, and the effectuation of the Certain Debt Repayment;

•	receipt of the Merger Sub Stockholder Approval, which has already been obtained;

•	approval of the Merger by the requisite consent of Vets First Choice’s stockholders;

•	the receipt by the Henry Schein Board of a solvency and surplus opinion of a nationally recognized investment banking or appraisal firm;

•	the expiration or termination of the applicable waiting period under the HSR Act, which has already occurred;

•

the effectiveness of the registration statement of which this prospectus forms a part and the approval of the listing on Nasdaq of our common stock to be issued in the Distribution and the Merger and such other shares to be reserved for issuance in connection with the Transactions, subject to official notice of issuance; and

•

the absence of any order issued by any governmental authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Transactions (other than the Share Sale).

In addition, Henry Schein and our obligations to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following additional conditions, among others:

•	the accuracy of the representations and warranties of Vets First Choice, subject to certain qualifications;

•	the covenants and agreements of Vets First Choice being performed and complied with in all material respects at or prior to the Effective Time;

30

•	no material adverse effect (as defined in the Merger Agreement) having occurred with respect to Vets First Choice since April 20, 2018; and

•	the receipt of the Spin-off Tax Opinion and Merger Tax Opinion by Henry Schein and Spinco from their counsel.

Furthermore, Vets First Choice’s obligations to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following additional conditions, among others:

•	the accuracy of the representations and warranties of us and Henry Schein, subject to certain qualifications;

•	the covenants and agreements of us and Henry Schein being performed and complied with by us and Henry Schein and in all material respects at or prior to the Effective Time;

•	no material adverse effect (as defined in the Merger Agreement) having occurred with respect to the Henry Schein Animal Health Business, since April 20, 2018; and

•	the receipt of the Merger Tax Opinion by Vets First Choice from its counsel.

See “The Merger Agreement—Conditions to Consummation of the Merger.”

Furthermore, the effective date of the registration statement of which this prospectus forms a part will be no earlier than the date on which we would be reasonably able to meet our obligations and requirements as a public company with securities listed on Nasdaq and are otherwise reasonably prepared to operate as a stand alone entity taking into account all resources available to us under the Transaction Agreements and on commercially reasonable terms from third parties.

Termination of the Merger Agreement	The Merger Agreement may be terminated by:

•	the mutual written consent of Henry Schein and Vets First Choice;

•

either of Henry Schein or Vets First Choice if the Effective Time has not occurred on or before July 20, 2019, being the date that is 15 months after April 20, 2018, unless the failure to effect the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations set forth in the Merger Agreement;

•

Vets First Choice, if there has been a breach by Henry Schein or us of any of our representations, warranties, covenants or agreements contained in the Merger Agreement such that the closing condition relating thereto would be incapable of being satisfied, and such breach or inaccuracy has not been cured within 30 business days following notice of such breach (so long as Vets First Choice is not then in breach of any covenant, representation or warranty or other agreement contained in the Merger Agreement, which breach would cause the closing conditions of Henry Schein or us not to be satisfied if the closing were to occur at the time of termination);

•

Henry Schein, if there has been a breach by Vets First Choice of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that the closing condition relating thereto would be incapable of being satisfied, and such breach or inaccuracy has not been cured within 30 business days following notice of such breach (so long as Henry Schein is not then in breach of any covenant, representation or warranty or other agreement contained in the Merger Agreement, which breach would cause the closing conditions of Vets First Choice not to be satisfied if the closing were to occur at the time of termination); or

•

either of Henry Schein or Vets First Choice if any law or order of any governmental authority preventing or prohibiting the completion of the Transactions (other than the Share Sale) has become final and nonappealable.

See “The Merger Agreement—Termination of the Merger.”

Post-Closing adjustment	Pursuant to the Merger Agreement, after the Merger, we and the Vets First Choice Stockholders’ Representative will determine the actual amount of Vets First Choice’s working capital, net indebtedness and transaction expenses as of the Closing Date and compare such amounts to certain corresponding target amounts. If such actual amounts exceed the corresponding target amounts, following the Closing, a corresponding cash payment may be made by us to the Vets First Choice stockholders in an amount equal to the lesser of (i) $100,000,000 (less all amounts paid or payable in respect of certain pre-closing taxes attributable to Vets First Choice pursuant to the Tax Matters Agreement) and (ii) the adjustment amount, as finally determined by us and the Vets First Choice Stockholders’ Representative. If such actual amounts are less than the corresponding target amounts, following the Closing, a number of shares of our common stock having a value (determined in accordance with the Escrow Agreement) equal to the adjustment amount, as finally determined by us and the Vets First Choice Stockholders’ Representative, may be transferred from the Escrow Account to us. Any shares of our common stock transferred to us pursuant to the immediately preceding sentence will thereafter be cancelled by us and will no longer be outstanding. See “The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments.”

Tax consequences of the Merger to Vets First Choice stockholders	A U.S. Holder of Vets First Choice common or preferred stock is generally expected to recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the Effective Time, of the Spinco common stock received in the Merger over the U.S. Holder’s adjusted tax basis in its Vets First Choice stock surrendered) and (ii) the amount of any cash received in the Merger.

See “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions.”

The Transactions

Primary purposes of the Transactions	Henry Schein determined that the Transactions would be in the best interests of Henry Schein and its stockholders because the Transactions would provide a number of key benefits, including primarily: (i) allowing greater strategic focus of resources and management’s efforts for each of Henry Schein and the Combined Company in their respective industries and affording each of Henry Schein’s and the Combined Company’s management teams an ability to more quickly respond to the opportunities and challenges of each industry; (ii) facilitating the Merger and the creation of the Combined Company as a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure dedicated to supporting the companion, equine and large animal veterinary markets; (iii) the complementary fit of the Henry Schein Animal Health Business and Vets First Choice, and the strategic benefits of their combination (including expected revenue growth and operational synergies for the Combined Company); (iv) the funds to be received by the Henry Schein Group in connection with the payment of the Special Dividend and the Additional Special Dividend, if applicable, and the effectuation of the Certain Debt Repayment; and (v) increased value to Henry Schein’s stockholders, in particular the Combined Company’s anticipated value on a stand alone basis.

In assessing and approving the Transactions, Henry Schein considered the lack of alternative transactions that would produce similar or better results for Henry Schein and its stockholders. Henry Schein concluded that the Transactions were the only practical tax-free way to facilitate the strategic combination of the Henry Schein Animal Health Business and the business of Vets First Choice and to accomplish the desired business objectives. See “The Transactions—Henry Schein’s Reasons for the Transactions.”

Vets First Choice determined that the Transactions would be in the best interests of Vets First Choice and its stockholders because the

Transactions would provide a number of key benefits, including primarily: (i) the complementary fit of Vets First Choice and the Henry Schein Animal Health Business, and the strategic benefits of a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure supporting the companion, equine and large animal veterinary markets; (ii) the ability to leverage the global scale and logistical infrastructure of the Henry Schein Animal Health Business to accelerate the adoption of the Vets First Choice platform and introduce new and enhanced services and technology to veterinary practices; (iii) the opportunity to drive additional practice insights to enhance medication and service compliance through the combination of the Henry Schein Animal Health Business’ leading practice management software portfolio with the Vets First Choice analytics and client engagement capabilities; and (iv) enhancing relationships with global manufacturers as the Combined Company leverages technology and insight to drive category growth.

In assessing and approving the Transactions, Vets First Choice considered an initial public offering as an alternative transaction, but came to the conclusion that the Transactions would produce similar or better results for Vets First Choice and its stockholders. See “The Transactions—Vets First Choice’s Reasons for the Transactions.”

See “The Transactions—Henry Schein’s Reasons for the Transactions” and “The Transactions—Vets First Choice’s Reasons for the Transactions.”

Accounting treatment of the Merger	We will be the accounting acquiror in the Merger. Accordingly, we will apply acquisition accounting to the assets acquired and liabilities assumed of Vets First Choice upon consummation of the Merger. See “The Transactions—Accounting Treatment and Considerations.”

Dissenting shares	Shares of Vets First Choice capital stock outstanding immediately prior to the Effective Time and held by a Vets First Choice stockholder who does not vote or execute a consent in favor of the Merger and is entitled to demand and has properly demanded appraisal for such shares in accordance with Section 262 will not be converted into the right to receive the Per Share Merger Consideration and will instead represent the right to receive payment of the fair value of such dissenting shares under the DGCL. A proxy or vote against the Merger or a failure to deliver a written consent will not in and of itself constitute such a demand. See “The Merger Agreement—Dissenting Shares.”

Share Sale	Following the Initial Spinco Debt Financing and prior to the Distribution, we will issue shares of our common stock representing in the aggregate up to 9.9% of the issued and outstanding shares, after giving effect to the Transactions, including the Merger, to the Share Sale Investors in the Share Sale. The proceeds of the Share Sale will be paid to Spinco and distributed to Henry Schein.

Rights of Stockholders

See “Comparison of the Rights of Stockholders before and after the Transactions” for information on how the Distribution and the Merger will impact the rights of the stockholders of Henry Schein, Vets First Choice and Covetrus.

Market and Industry Data

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports by market research firms and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Regulatory Approval

The parties to the Merger Agreement agreed to use reasonable best efforts to make the required filings pursuant to the HSR Act within 20 business days of the signing of the Merger Agreement. Such filings were made within such time frame and the applicable waiting period under the HSR Act was terminated. All material regulatory approvals expected by the parties to be required in connection with the consummation of the Transactions have been obtained.

Trademarks

We, Henry Schein and Vets First Choice own or have rights to various trademarks, service marks, logos and brand names that we each use in connection with the operation of our businesses. Solely for convenience, certain trademarks, service marks, logos and brand names referred to in this prospectus may be listed without the ™ and ® symbols, but such references to do not constitute a waiver of any rights that might be associated with the trademarks, service marks, logos and brand names included or referred to in this prospectus. This prospectus also refers to the trademarks, service marks, logos and brand names of other companies. All trademarks, service marks, logos and brand names cited in this prospectus are the property of their respective holders.

* * * * *

Spinco is a Delaware corporation. Prior to the Transactions, our principal executive offices are located at 135 Duryea Road, Melville, New York 11747, and our telephone number at that address is (631) 843-5500. Vets First Choice is a Delaware corporation. Prior to the Transactions, the principal executive offices of Vets First Choice are located at 7 Custom House Street, Portland, Maine 04101, and its telephone number at that address is (888) 280-2221. Following the Transactions, we expect our principal executive offices will be located in Portland, Maine. Our website will be www.covetrus.com. Information on, and which can be accessed through, our website is not incorporated in, and does not form a part of, this prospectus.

SUMMARY HISTORICAL FINANCIAL DATA OF THE HENRY SCHEIN ANIMAL HEALTH BUSINESS

The summary historical condensed combined statements of operations data of the Henry Schein Animal Health Business for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 and the related summary historical condensed combined balance sheet data as of December 30, 2017 and December 31, 2016 have been derived from the audited combined financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus. The summary historical condensed combined balance sheet data of the Henry Schein Animal Health Business as of December 26, 2015 have been derived from the audited combined financial statements of the Henry Schein Animal Health Business not included in this prospectus. The summary historical condensed combined statements of operations data for the Henry Schein Animal Health Business for the nine months ended September 29, 2018 and September 30, 2017 and the related summary historical condensed combined balance sheet data as of September 29, 2018 have been derived from the unaudited condensed combined financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

The summary historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 29, 2018 are not necessarily indicative of the results for the full fiscal year. Management of the Henry Schein Animal Health Business believes that the unaudited condensed combined financial statements reflect all normal and recurring adjustments necessary for a fair statement of the results as of and for the interim periods presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and the financial statements of the Henry Schein Animal Health Business and the notes thereto included elsewhere in this prospectus.

	Nine Months Ended			Years Ended
Dollars in thousands	September 29, 2018		September 30, 2017	December 30, 2017		December 31, 2016	December 26, 2015
Results of Operations Data:
Net sales	$2,883,123		$2,663,805	$3,579,795		$3,353,160	$2,978,328
Gross profit	525,232		482,439	652,025		619,913	530,018
Restructuring costs	7,788		—	—		7,269	8,344
Operating income	104,082		99,474	135,322		123,828	103,807
Income taxes	33,272	(2)	19,167	48,019	(1)	27,938	24,269
Net income	75,001		84,290	92,044		100,264	84,988
Net income attributable to the Henry Schein Animal Health Business	67,408		62,749	64,354		70,298	60,324

	As of
Dollars in thousands	September 29, 2018	December 30, 2017	December 31, 2016	December 26, 2015
Balance Sheet Data:
Cash and cash equivalents	$21,804	$16,656	$19,714	$19,019
Total assets	2,154,516	2,167,970	1,944,987	1,809,702
Total liabilities	549,609	588,476	544,156	525,149
Redeemable noncontrolling interests	91,637	366,554	322,070	275,759
Total equity	1,513,270	1,212,940	1,078,761	1,008,794

(1)

Includes a one-time tax expense of approximately $20.3 million relating to modifications in connection with the impact of the Tax Act. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

(2)

Includes additional provisional expense of approximately $8.1 million relating to transition tax on deemed repatriation of foreign earnings and $2.4 million related to global intangible low-taxed income (“GILTI”) tax. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

SUMMARY HISTORICAL FINANCIAL DATA OF VETS FIRST CHOICE

The summary historical condensed consolidated statements of operations data of Vets First Choice for the years ended December 31, 2017, December 31, 2016 and January 2, 2016 and the related summary historical condensed consolidated balance sheet data as of December 31, 2017 and December 31, 2016 have been derived from the audited consolidated financial statements of Vets First Choice included elsewhere in this prospectus. The summary historical condensed consolidated balance sheet data of Vets First Choice as of January 2, 2016 have been derived from the audited consolidated financial statements of Vets First Choice not included in this prospectus. The summary historical condensed consolidated statements of operations data for Vets First Choice for the nine months ended September 30, 2018 and September 30, 2017 and the related summary historical condensed consolidated balance sheet data as of September 30, 2018 have been derived from the unaudited condensed consolidated financial statements of Vets First Choice included elsewhere in this prospectus.

The summary historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 30, 2018 are not necessarily indicative of the results for the full fiscal year. Management of Vets First Choice believes that the unaudited condensed consolidated financial statements reflect all normal and recurring adjustments necessary for a fair statement of the results as of and for the interim periods presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice” and the financial statements of Vets First Choice and the notes thereto included elsewhere in this prospectus.

	Nine Months Ended		Years Ended
Dollars in thousands	September 30, 2018	September 30, 2017	December 31, 2017		December 31, 2016	January 2, 2016
Results of Operations Data:
Revenues, net	$149,273	$89,188	$129,595		$83,285	$49,799
Gross profit	65,778	36,360	55,548		32,705	18,755
Transaction costs in connection with Merger	6,736	—	—		—	—
Loss from operations	(26,552)	(14,045)	(20,397)		(14,218)	(8,334)
Income tax (benefit) expense	(3,657)	(18,767)	(22,445	)(1)	158	159
Net income (loss)	(27,219)	3,637	807		(15,571)	(10,797)

	As of
Dollars in thousands	September 30, 2018	December 31, 2017	December 31, 2016	January 2, 2016
Balance Sheet Data:
Cash and cash equivalents	$16,891	$30,196	$12,307	$30,770
Total assets	204,363	214,248	50,573	61,417
Long-term debt, net	14,410	9,719	—	—
Total liabilities	52,362	38,676	16,636	12,311
Total redeemable convertible preferred stock	285,102	284,805	75,277	75,215
Total stockholders’ deficit	(133,101)	(109,233)	(41,340)	(26,109)

(1)

Includes a one-time tax benefit of approximately $1.8 million relating to modifications in connection with the impact of the Tax Act. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice” and Notes 2 and 10 to the audited financial statements of Vets First Choice included elsewhere in this prospectus.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA OF THE COMBINED COMPANY

The following sets forth summary unaudited pro forma financial data of the Combined Company, which combine historical combined financial information of the Henry Schein Animal Health Business and historical consolidated financial information of Vets First Choice as of and for the nine months ended September 29, 2018 and for the year ended December 30, 2017 after giving effect to the Transactions, assuming the Transactions occurred on January 1, 2017 for purposes of the unaudited condensed combined pro forma statement of operations and on September 29, 2018 for purposes of the unaudited condensed combined pro forma balance sheet data. The summary unaudited pro forma financial data are derived from the unaudited pro forma condensed combined financial statements of the Combined Company that are included elsewhere in this prospectus. The summary unaudited pro forma financial data are provided for illustrative purposes only and do not purport to represent what the actual results of operations or the financial position of the Combined Company would have been had the Transactions occurred on the dates assumed, nor are they indicative of future results of operations or financial position of the Combined Company.

This information is only a summary and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements of the Combined Company and Related Notes,” “Selected Historical Financial Data of the Henry Schein Animal Health Business,” “Selected Historical Financial Data of Vets First Choice,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice,” and the historical financial statements of the Henry Schein Animal Health Business and Vets First Choice and the respective notes thereto included elsewhere in this prospectus.

Dollars in thousands, except per share amounts	Nine Months Ended September 29, 2018	Year Ended December 30, 2017
Pro Forma Condensed Combined Results of Operations Data:
Net sales	$3,032,396	$3,709,390
Gross profit	587,635	703,073
Restructuring costs	7,788	—
Operating income (loss)	10,716	10,202
Income tax (expense) benefit	1,640	40,706
Net income (loss)	(35,725)	(11,255)
Net income (loss) attributable to the Combined Company	(36,622)	(18,316)
Earnings per common share
Basic	(0.33)	(0.16)
Diluted	(0.33)	(0.16)
Weighted average common shares outstanding
Basic	111,024,554	111,024,554
Diluted	111,024,554	111,024,554

Dollars in thousands		As of September 29, 2018
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents		$59,641
Total assets		3,778,771
Long-term debt and capital leases		1,175,432
Total liabilities		1,869,722
Redeemable noncontrolling interests		91,637
Total equity		1,817,412

PER SHARE DATA AND MARKET PRICE DATA

Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share data for the Henry Schein Animal Health Business and historical and equivalent pro forma per share data for Vets First Choice.

The historical per share data for the Henry Schein Animal Health Business have been derived from and should be read together with the historical financial statements and related notes of the Henry Schein Animal Health Business included elsewhere in this prospectus. The assumed basic common stock outstanding of the Henry Schein Animal Health Business is calculated based on the number of shares of Spinco common stock expected to be owned by Henry Schein immediately prior to the Distribution and the number of shares of Spinco common stock expected to be owned by the Share Sale Investors following the Share Sale. The assumed diluted common stock outstanding of the Henry Schein Animal Health Business is calculated from the assumed basic common stock outstanding and includes the potential issuance of common stock to Henry Schein Animal Health Business employees that participate in its equity plans.

The pro forma per share data for the Henry Schein Animal Health Business have been derived from the unaudited pro forma condensed combined financial statements of the Combined Company. See “Unaudited Pro Forma Condensed Combined Financial Statements of the Combined Company and Related Notes.”

The historical per share data for Vets First Choice have been derived from and should be read together with the historical financial statements and related notes of Vets First Choice included elsewhere in this prospectus. The equivalent pro forma basic per share data for Vets First Choice are based on the expected exchange ratio in the Merger. The equivalent pro forma diluted per share data include potential issuances of common stock to Vets First Choice employees that participate in its equity plans.

This comparative historical and pro forma per share data are being provided for illustrative purposes only. The Henry Schein Animal Health Business and Vets First Choice may have performed differently had the Transactions occurred prior to the periods presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had the Henry Schein Animal Health Business and Vets First Choice been combined during the periods presented or of the future results or financial condition of the Henry Schein Animal Health Business or Vets First Choice to be achieved following the Transactions.

	As of and for the Nine Months Ended September 29, 2018		As of and for the Year Ended December 30, 2017
	Historical	Pro Forma	Historical		Pro Forma
The Henry Schein Animal Health Business
Basic earnings (loss) per share	$0.95	$(0.33)		$0.91		$(0.16)
Diluted earnings (loss) per share	$0.95	$(0.33)		$0.91		$(0.16)
Weighted average common shares outstanding—Basic	70,670,454	111,024,554		70,670,454		111,024,554
Weighted average common shares outstanding—Diluted	71,192,580	111,024,554		70,997,404		111,024,554
Book value per share	$21.41	$16.37	$	N/A	$	N/A
Cash dividends declared per share	$—	$—		$—		$—

	As of and for the Nine Months Ended September 30, 2018		As of and for the Year Ended December 31, 2017
	Historical	Equivalent Pro Forma	Historical	Equivalent Pro Forma
Vets First Choice
Basic earnings (loss) per share	$(3.36)	$(0.67)	$(7.70)		$0.02
Diluted earnings (loss) per share	$(3.36)	$(0.67)	$(7.70)		$0.02
Weighted average common shares outstanding—Basic	8,191,477	40,354,100	7,086,382		40,354,100
Weighted average common shares outstanding—Diluted	83,707,349	40,354,100	83,029,205		42,279,023
Book value per share	$(14.84)	$(3.30)	$(18.03)	$	N/A
Cash dividends declared per share	$—	$—	$—		$—

N/A—Not applicable

Historical Common Stock Market Price

Historical market price data for Spinco common stock has not been presented, as the Henry Schein Animal Health Business is currently operated by Henry Schein, and there is no established trading market in Spinco common stock. Shares of Spinco common stock do not trade separately from shares of Henry Schein common stock.

Historical market price data for Vets First Choice common stock has not been presented, as there is no established trading market in Vets First Choice common stock.

RISK FACTORS

You should carefully consider the following risk factors, together with information contained in this prospectus, in evaluating the Combined Company and our common stock. The risks described below are material risks, although not the only risks, relating to the Transactions, our business and our common stock. If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on our business, financial condition, results of operations and cash flows after the completion of the Transactions.

Risks Relating to the Transactions

We may not realize the anticipated revenue growth opportunities and operational synergies from the Transactions.

The benefits that we expect to achieve as a result of the Transactions will depend, in part, on our ability to realize anticipated revenue growth opportunities and operational synergies. Our success in realizing these revenue growth opportunities and operational synergies, and the timing of their realization, depends on the successful integration of the Henry Schein Animal Health Business and the business of Vets First Choice. Even if we are able to integrate the businesses successfully, this integration may not result in the realization of the revenue growth and operational synergies that we currently expect within the anticipated time frame or at all. For example, we may not be able to accelerate the adoption of the Vets First Choice platform by the Henry Schein Animal Health Business’ customers. Moreover, we may incur substantial expenses in connection with the integration of the two businesses. Such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Transactions may be offset by costs or delays incurred in integrating the businesses.

The integration of the Henry Schein Animal Health Business and Vets First Choice following the Transactions will present significant challenges.

There is a significant degree of difficulty and management distraction inherent in the process of integrating the Henry Schein Animal Health Business and the Vets First Choice business. These difficulties include, among others:

•	the challenge of integrating the businesses while carrying on the ongoing operations of each business;

•	the challenge of integrating the cultures of each business;

•	the challenge of integrating the information technology systems of each business; and

•	the potential difficulty in retaining key employees and sales personnel of each business.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the businesses and may require us to incur substantial costs. Members of our senior management may be required to devote considerable time and attention to this integration process, which will decrease the time and attention they will have to manage our operations, service existing Customers, attract new customers and develop new products, services or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer. We cannot assure you that we will successfully or cost-effectively integrate the Henry Schein Animal Health Business and Vets First Choice business. The failure to do so could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We expect that we will incur significant one-time costs associated with the Transactions that could affect our period-to-period operating results following the completion of the Transactions.

We anticipate that we will incur significant one-time costs over the next several years as a result of the Transactions. We may not be able to quantify the exact amount of these costs or the period in which they will be incurred. Some of the factors affecting the costs associated with the Transactions include the timing of the completion of the Transactions, the resources required in integrating the Henry Schein Animal Health Business and the Vets First Choice business and the length of time during which transition services are provided to us by Henry Schein. The amount and timing of these charges, including those related to information technology infrastructure and systems integration and planning, could adversely affect our period-to-period operating results, which could result in a reduction in the market price of shares of our common stock. Moreover, delays in completing the integration may reduce the growth opportunities and operational synergies and other benefits expected from the Transactions and such reduction may be material.

We may be unable to access equivalent financial resources that historically have been provided by Henry Schein to the Henry Schein Animal Health Business.

The Henry Schein Animal Health Business has been able to receive benefits and services from Henry Schein and has been able to benefit from Henry Schein’s financial strength and extensive business relationships. After the consummation of the Transactions, we will no longer benefit from Henry Schein’s resources, other than pursuant to the Transition Services Agreement while that agreement is in effect. While Henry Schein will provide certain services to us for a specified period of time following the consummation of the Transactions under the Transition Services Agreement, those services will be transitional in nature and it cannot be assured that we will be able to adequately replace all of the resources currently provided by Henry Schein or replace them at the same cost. If we are not able to replace the resources provided by Henry Schein, are unable to replace them at the same cost or are delayed in replacing the resources provided by Henry Schein, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.

The Henry Schein Animal Health Business’ and Vets First Choice’s historical and pro forma combined financial data are not necessarily representative of the results we would have achieved and may not be a reliable indicator of our future results.

The Henry Schein Animal Health Business’ and Vets First Choice’s historical and pro forma financial data included in this prospectus may not reflect the results of operations and financial condition that would have been achieved had we been a combined company during the periods presented, or what our results of operations and financial condition will be in the future. Among other factors, this is because:

•

Prior to the Transactions, Henry Schein operated the Henry Schein Animal Health Business as part of its broader corporate organization and Henry Schein, or one of its affiliates, performed certain corporate functions for the Henry Schein Animal Health Business, including tax and treasury administration and certain governance functions, including internal audit and external reporting. Historical and pro forma financial statements for the Henry Schein Animal Health Business reflect allocations of corporate expenses from Henry Schein for these and similar functions and may not reflect the costs that we will incur for similar services in the future.

•

The working capital and other capital required for the general corporate purposes of the Henry Schein Animal Health Business, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Henry Schein. Following the completion of the Transactions, we will need to generate our own funds to finance working capital or other cash requirements and may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a combined company.

The pro forma financial data we have included in this prospectus are for illustrative purposes only and are based in part upon a number of estimates and assumptions. These estimates and assumptions may prove to be inaccurate, and accordingly, our pro forma financial data should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a combined company and may not be a reliable indicator of what our financial condition or results of operations actually may be in the future.

The pendency of the Transactions could have a material adverse effect on the business, financial condition, results of operations and cash flows of the Henry Schein Animal Health Business and Vets First Choice.

In connection with the pending Transactions, some Customers and/or suppliers of each of the Henry Schein Animal Health Business and Vets First Choice may delay or defer decisions or may end or scale back their relationships with the relevant company, which could negatively affect the revenues and cash flows of the Henry Schein Animal Health Business and the business of Vets First Choice, regardless of whether the Transactions are completed. Similarly, it is possible that the Henry Schein Animal Health Business’ and Vets First Choice’s current and prospective employees could experience uncertainty about their future roles with us, which could materially adversely affect our ability to attract and retain key personnel during the pendency and upon consummation of the Transactions.

The performance of the Henry Schein Animal Health Business or the performance of the business of Vets First Choice may fluctuate and the market value of our common stock that Henry Schein stockholders receive in the Distribution and Vets First Choice stockholders receive in the Merger may not fully reflect the performance of the individual companies at the time of the Distribution or the Merger.

The number of shares of our common stock that Henry Schein stockholders will receive in the Distribution and Vets First Choice stockholders will receive in the Merger is not subject to adjustment based on the performance of the Henry Schein Animal Health Business or the performance of the business of Vets First Choice. Accordingly, because this performance may fluctuate, the market value of our common stock that Henry Schein stockholders receive in the Distribution and Vets First Choice stockholders receive in the Merger may not fully reflect the performance of the individual companies at the time of the Distribution or the Merger.

Henry Schein and Vets First Choice’s failure to obtain required third-party consents for certain contracts could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain contracts that are required by the Contribution and Distribution Agreement to be transferred or assigned to us by Henry Schein may contain provisions that require the consent of a third party to effect such transfer or assignment. Similarly, certain of Vets First Choice’s existing contracts contain provisions that require the consent of a third party to the transfer or assignment as a result of the Merger. If we, Henry Schein and Vets First Choice are unable to obtain these consents on commercially reasonable and satisfactory terms or at all, our ability to obtain the benefit of such contracts in the future may be impaired.

We may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.

The Tax Matters Agreement generally will prohibit us from taking certain actions that could cause the Distribution and the Merger to fail to qualify as tax-free transactions. In particular, for a two-year period following the date of the Distribution, we may not (among other limitations):

•

cease, or permit certain of our wholly owned subsidiaries to cease, the active conduct of a business that was conducted immediately prior to the Distribution or from holding certain assets held at the time of the Distribution;

•

dissolve, liquidate, take any action that is a liquidation for federal income tax purposes, merge or consolidate with any other person (other than pursuant to the Merger), or permit certain of our wholly owned subsidiaries to do any of the foregoing;

•

approve or allow an extraordinary contribution to us by our stockholders in exchange for stock, redeem or otherwise repurchase (directly or indirectly) any of our stock, or amend our certificate of incorporation or other organizational documents, or take any other action, if such amendment or other action would affect the relative voting rights of our capital stock or would be inconsistent with the representations and statements made by us in connection with the Spin-off Tax Opinion;

•	redeem or repurchase any of its stock; or

•

enter into any transaction or series of transactions as a result of which one or more persons would acquire (directly or indirectly) an amount of stock of Spinco (taking into account the stock of Spinco acquired pursuant to the Merger and Share Sale) that would reasonably be expected to cause the failure of the tax-free status of the Distribution, the Merger and certain related transactions.

In addition, we may not amend our certificate of incorporation or take any other action that would render ineffective the application of the Ownership Limitation, and in certain circumstances this restriction may prevent us from taking certain actions even following the second anniversary of the Distribution. The Tax Matters Agreement also imposes additional obligations and restrictions on us related to the Ownership Limitation, including a requirement that we diligently enforce the provisions of the Ownership Limitation against any purported transfers in violation of its terms, and we may have an obligation to indemnify Henry Schein if we breach or otherwise fail to comply with these restrictions.

Due to these and other restrictions and indemnification obligations under the Tax Matters Agreement, we may be limited in our ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in our best interests. Also, our potential indemnity obligations to Henry Schein might discourage, delay or prevent a change of control during this two-year period that our stockholders may consider favorable.

If the Distribution does not qualify as a tax-free spin-off under Section 355 of the Code, including as a result of subsequent acquisitions of stock of Henry Schein or us, then Henry Schein and/or the Henry Schein stockholders may be required to pay substantial U.S. federal income taxes, for which we have certain indemnification obligations.

The Transactions are conditioned upon Henry Schein’s and our receipt of the Spin-off Tax Opinion. The parties do not currently anticipate obtaining a private letter ruling from the IRS with respect to the Transactions, and instead intend to rely solely on the Spin-off Tax Opinion for comfort that the Spin-off and certain related transactions qualify for tax-free treatment for U.S. federal income tax purposes under the Code.

The Spin-off Tax Opinion will be based on, among other things, certain representations and assumptions as to factual matters, as well as certain undertakings, made by us, Henry Schein and Vets First Choice and the Share Sale Investors, including an assumption regarding the completion of the Distribution, Merger and certain related transactions. The failure of any factual representation or assumption to be true, correct and complete in all material respects, or any undertaking to be fully complied with, could affect the validity of the Spin-off Tax Opinion. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions set forth in the Spin-off Tax Opinion. In addition, the Spin-off Tax Opinion will be based on current law, and cannot be relied upon if current law changes with retroactive effect.

If the Distribution does not qualify as a tax-free spin-off under Section 355 of the Code, then the Distribution would be taxable to the Henry Schein stockholders, Henry Schein would recognize a substantial gain on the Distribution, and we may be required to indemnify Henry Schein for the tax on such gain pursuant to the Tax Matters Agreement.

Even if the Distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the Distribution would be taxable to Henry Schein (but not to Henry Schein stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of us or Henry Schein, directly or indirectly (including through acquisitions of our stock after the completion of the Transactions), as part of a plan or series of related transactions that includes the Distribution. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature and subject to a comprehensive analysis of the facts and circumstances of the particular case. For purposes of this test, the Merger will be treated as part of a plan (and the Share Sale may be treated as part of the same plan), but because the Henry Schein stockholders will collectively own more than 50% of our common stock following the Transactions, the Merger and the Share Sale alone will not cause the Distribution to be taxable to Henry Schein under Section 355(e) of the Code. However, Section 355(e) of the Code might apply if other acquisitions of stock of Henry Schein before or after the Merger or of our stock after the Merger, are considered to be part of a plan or series of related transactions that include the Spin-off. In addition, for purposes of this test, while acquisitions of publicly traded stock effected on an exchange are generally not considered to be part of a plan or a series of related transactions, acquisitions by ten-percent stockholders (or a coordinating group of persons treated as ten-percent stockholders under Section 355 of the Code), even if done on an exchange, could be so treated. If Section 355(e) of the Code applied, then Henry Schein might recognize a substantial amount of taxable gain, and we may be required to indemnify Henry Schein for the tax on such gain pursuant to the Tax Matters Agreement.

In the event we are required to indemnify Henry Schein for taxes incurred in connection with the Transactions, the indemnification obligation could have a material adverse effect on our business, financial condition, results of operations and cash flows. For a detailed description of the Tax Matters Agreement, see “Ancillary Agreements—Tax Matters Agreement.”

Our amended and restated certificate of incorporation will include a share ownership limitation that, for a two-year period following the Distribution, may prevent certain transfers of our shares.

In order to minimize the likelihood that an acquisition of our capital stock by one or more persons (or coordinating groups of persons) after the Distribution could be part of a plan or series of related transactions that includes the Distribution, our amended and restated certificate of incorporation will generally prohibit, for the two-year period following the Distribution, direct or indirect beneficial ownership (taking into account applicable ownership provisions of the Code) – and any agreement, understanding, or substantial negotiations to acquire beneficial ownership – by any person or persons of more than 9.8% of our outstanding common stock (or any other class or series of outstanding stock) or, in the case of certain grandfathered holders (including the Share Sale Investors) of more than the requisite percentage of such stock held by such investor (collectively, the “Ownership Limitation”). Any attempted transfer of our stock which, if effective, would result in a violation of the relevant Ownership Limitation will be null and void ab initio, and will cause the shares in excess of such Ownership Limitation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee would not acquire any rights in the shares. A transfer for this purpose will include not only direct transfers, but also other direct and indirect changes in beneficial ownership. The trustee of the trust will receive all distributions on, and will exercise all voting rights in respect of, the shares-in-trust for the exclusive benefit of the charitable beneficiary. In addition, the trustee would be empowered to sell the shares in trust to a qualified person selected by the trustee, under procedures set out in our amended and restated certificate of incorporation, with all of the net profit being received by the trustee for the exclusive benefit of the charitable beneficiary. In the event that the shares in trust shall have been sold by the purported transferee in an open market transaction, such sale would be deemed to have been made on behalf of the trustee and all of the net profit, if any, from such sale shall be paid by the purported transferee to the trustee for the exclusive benefit of the charitable beneficiary. The purported transferee of the shares in trust would have no right to share in any profit that may be realized in respect of such shares.

Our Board will have the power to waive the relevant Ownership Limitation for specific transfers after following procedures set out in our amended and restated certificate of incorporation. However, other than in respect of certain transfers that meet certain requirements described in our amended and restated certificate of incorporation, our Board will not be obligated to grant a waiver. In addition, our ability to modify the relevant restrictions set forth in our amended and restated certificate of incorporation is limited by the Tax Matters Agreement.

The Ownership Limitation is intended to help preserve the tax-free treatment of the Distribution under Section 355 of the Code, but it is possible the restriction could depress the price of shares of our common stock, and, in certain circumstances while the Ownership Limitation is in effect, could inhibit proxy contests to change our Board or delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or that might otherwise be in the best interest of our stockholders. See “Description of Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation and By-laws—Ownership Limitation.”

If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, then the stockholders of Vets First Choice may be required to pay substantial U.S. federal income taxes.

Our and Henry Schein’s obligations to complete the Merger are conditioned upon the receipt of customary tax opinions from each of Vets First Choice’s and Henry Schein’s counsel, respectively, to the effect that the Merger will qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Code (the “Merger Tax Opinions”).

The Merger Tax Opinions will be based on, among other things, certain representations and assumptions as to factual matters, as well as certain undertakings, made by us, Henry Schein and Vets First Choice. The failure of any factual representation or assumption to be true, correct and complete in all material respects, or any undertaking to be fully complied with, could affect the validity of the Merger Tax Opinions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions set forth in the Merger Tax Opinions. In addition, the Merger Tax Opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, then the Merger would be taxable to the Vets First Choice stockholders (but not to Spinco or Vets First Choice), and Vets First Choice stockholders would be treated as selling their Vets First Choice shares in a taxable transaction in exchange for Spinco common stock and cash (if any) received in the Merger, and could as a result recognize substantial taxable income in the Merger. See “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions—Treatment of the Merger.”

Due to the Merger, our ability to use net operating losses to offset future taxable income may be restricted and these net operating losses could expire or otherwise be unavailable.

Due to the Merger, our ability to use net operating losses to offset future taxable income will be further restricted and these net operating losses (“NOLs”) could expire or otherwise be unavailable. As of December 31, 2017, Vets First Choice had U.S. federal and state NOLs of $50.1 million and $29.2 million, respectively, which begin to expire in 2030 and 2020, respectively. In general, under Section 382 of the Code and corresponding provisions of state law, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. Prior to the Merger, some of Vets First Choice’s existing NOLs were subject to limitations. Following the Merger, Vets First Choice’s existing NOLs may be subject to further limitations and we may not be able to fully use these NOLs to offset future taxable income. In addition, if we undergo any subsequent ownership change, our ability to utilize NOLs could be further limited. There is also a risk that, due to regulatory changes or for other unforeseen reasons, existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities.

Additionally, the Tax Act resulted in a reduction in the economic benefit of the NOLs and other deferred tax assets available to us. Under the Tax Act, U.S. federal NOLs generated after December 31, 2017 will not be subject to expiration.

Risks Relating to Our Business

We may not successfully implement our business strategies.

We are pursuing, and will continue to pursue, strategic initiatives that management considers critical to our long-term success, including: leveraging the scale, reach and infrastructure of the Henry Schein Animal Health Business network to accelerate the adoption of the Vets First Choice platform; increasing sales to our Customers; driving category growth; developing advanced insight and analytics and software; and enhancing Customer and Client relationships. There are significant risks involved with the execution of these initiatives, including significant business, economic and competitive uncertainties, many of which are outside of our control. Accordingly, we cannot predict whether we will succeed in implementing these strategic initiatives. It could take several years to realize the anticipated benefits from these initiatives, if any benefits are achieved at all. Additionally, our business strategy may change from time to time, which could delay our ability to implement initiatives that we believe are important to our business.

Since Customers may be hesitant to migrate or integrate their critical business systems and procedures to those provided by us, the market and the sales cycle for our technology and services may develop more slowly than we expect.

Our success depends, in part, on the willingness of Customers to adopt new technology and services. Many veterinary practices have invested substantial effort and financial resources into the information systems and procedures that support their businesses and may be reluctant or unwilling to migrate or integrate these systems with online or cloud-based, on-demand services. Other factors that may affect market acceptance of our services include:

•	the security capabilities, reliability and availability of on-demand services;

•	concerns with entrusting a third party to maintain and manage data, especially confidential or sensitive data;

•	our ability to minimize the time and resources required to implement our services;

•	our ability to maintain high levels of Customer satisfaction;

•	our ability to implement upgrades and other changes to our software without disrupting services we provide;

•	the level of customization or configuration we offer;

•	the ability to provide rapid response time during periods of intense activity on Customer websites; and

•	the price, performance and availability of competing products and services.

The market for these services may develop more slowly than we expect, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

The animal health market is highly competitive and if we do not compete effectively, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The animal health market is highly competitive and rapidly changing, and we expect competition to intensify in the future. Our competitors include the animal health businesses of large pharmaceutical companies, specialty animal health businesses, animal health divisions of large distribution companies, animal health focused businesses and practice management service providers and may, in the future, include new market entrants. These competitors may have access to greater financial, marketing, technical and other resources. As a result, they may be able to devote more resources to developing, marketing and selling their products and services, initiating or withstanding substantial price competition or more readily taking advantage of acquisitions or other opportunities.

To the extent that any of our competitors are more successful with respect to any key competitive factor or we are forced to reduce, or are unable to raise, the price of any of our products or services in order to remain competitive, there could be a material adverse effect on our business, financial condition, results of operations and cash flows. Competitive pressure could arise from, among other things, limited demand growth or a significant number of additional competitive products or services being introduced into a particular market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale, the ability of competitors to produce or otherwise procure animal health products at lower costs than us and the ability of competitors to access more or newer technology than us.

Changes in manufacturer sales channels for companion animal products could negatively impact our market share, margins and distribution of our products.

In most markets, companion animal owners typically purchase their animal health products directly from veterinarians. Companion animal owners increasingly have the option to purchase animal health products from sources other than veterinarians, such as online retailers, “big-box” retail stores or other over-the-counter distribution channels. This trend has been demonstrated by the significant shift away from the veterinarian distribution channel in the sale of flea and tick products in recent years. Companion animal owners also could decrease their reliance on, and visits to, veterinarians as they rely more on online animal health information. Because we market our companion animal prescription products through the veterinarian channel, both in-office and through our online platform, any decrease in reliance on and visits to veterinarians by companion animal owners could reduce our market share for such products and have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, companion animal owners may substitute human health products for animal health products if human health products are deemed to be lower-cost alternatives.

Because substantially all of the products that we distribute and sell are not manufactured by us, we are dependent upon third parties for the manufacture and supply of substantially all of our products.

We obtain substantially all of our products from third parties. Generally, we do not have long-term contracts with our suppliers committing them to supply products to us. Therefore, suppliers may not provide the products we need in the quantities we request or at all. Additionally, certain key suppliers, in the aggregate, supply a significant portion of the products we sell. In addition, we currently purchase many products and materials from single sources. Some of the products that we purchase from these sources are proprietary and, therefore, cannot be readily or easily replaced by alternative sources. These products include branded and patented products from major pharmaceutical manufacturers, including Bayer AG, Boehringer Ingelheim International GmbH (Boehringer Ingelheim), Elanco Animal Health Incorporated, Merck & Co., Inc. and Zoetis, Inc., among others. If we are unable to obtain adequate quantities of products in the future from single-source suppliers, we may be unable to supply the market, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, because we generally do not control the actual production of the products we sell, we may be subject to delays caused by interruption in production based on conditions outside of our control, including the manufacturers’ failure to comply with applicable government requirements. The failure of manufacturers of products regulated by the FDA, the DEA or other governmental agencies to meet these requirements could result in product recall, cessation of sales or other market disruptions. In the event that any of our third-party suppliers were to become unable or unwilling to continue to provide the products in our required volumes, we would need to identify and obtain acceptable replacement sources on a timely basis. There is no guarantee that we would be able to obtain such alternative sources of supply on a timely basis, if at all. An extended interruption in the supply of our products, especially any high sales volume product, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our substantial indebtedness, which would have been approximately $1.175 billion on a pro forma basis as of September 30, 2018 after giving effect to the Initial Spinco Debt Financing and the Additional Spinco Financing, could adversely affect our financial condition and impair our ability to operate our business. We may incur substantial additional indebtedness, including in connection with the Transactions, which could further exacerbate the risks to our financial condition.

Based on outstanding indebtedness of Vets First Choice and the Henry Schein Animal Health Business as of September 30, 2018, and after giving effect to the Initial Spinco Debt Financing and the Additional Spinco Financing, we expect that we will have approximately $1.175 billion in total indebtedness outstanding upon consummation of the Transactions, net of debt issuance costs of $25 million. See “Capitalization” and “Description of Material Indebtedness.”

We may incur significant additional indebtedness in the future, including secured indebtedness. Although the agreements governing the Initial Spinco Debt Financing and the Additional Spinco Financing are expected to contain restrictions on the incurrence of additional indebtedness, these restrictions are expected to be subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial.

Our current level of pro forma indebtedness, and any additional indebtedness, could have a material adverse effect on our business, financial condition, results of operations and cash flows, including the following:

•	limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•

requiring that a substantial portion of our cash flows from operations be dedicated to payments on our indebtedness instead of other purposes, including working capital, capital expenditures and future business opportunities;

•	making it more difficult for us to make payments on our indebtedness or satisfy other obligations;

•	limiting our ability to make the expenditures necessary to complete the integration of the Henry Schein Animal Health Business and Vets First Choice;

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	increasing our vulnerability to a downturn in general economic conditions or in our business, and making us unable to carry out capital spending that is important to our growth.

The agreements governing our indebtedness are expected to contain restrictive covenants, which will restrict our operational flexibility.

The agreements governing the Initial Spinco Debt Financing, the Additional Financing and any additional indebtedness are expected to contain restrictions and limitations on our ability to engage in activities that may be in our long-term best interests, including financial and other restrictive covenants that will limit our ability to:

•	incur additional indebtedness or guarantees, or issue certain preferred shares;

•	pay dividends, redeem stock or make other distributions;

•	repurchase, prepay or redeem subordinated indebtedness;

•	make investments or acquisitions;

•	create liens;

•	make negative pledges;

•	consolidate or merge with another company;

•	sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	change the nature of our business.

The agreements governing the Initial Spinco Debt Financing and the Additional Financing are expected to also contain other restrictions customary for facilities of this nature.

Our ability to borrow additional amounts under the agreements governing the Initial Spinco Debt Financing and the Additional Financing will depend upon satisfaction of these covenants. Events beyond our control could affect our ability to meet these covenants. Our failure to comply with obligations under the agreements governing the Initial Spinco Debt Financing, the Additional Financing and any additional indebtedness, may result in an event of default under those agreements. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. This could have a material adverse effect on our business, financial condition, results of operations and cash flows and could cause us to become bankrupt or insolvent.

Many of our Customers and their Clients are price sensitive, and if the prices for our products and services are unacceptable to them, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Many of our Customers and their Clients are price sensitive. As the market for our services matures, or as new competitors introduce new products or services that compete with us, we may be unable to retain our existing Customers or attract new customers on the basis of the same price pricing model as previously used. As a result, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may lose Customers and have difficulty attracting new customers if we have defects or disruptions in our service or if we provide poor service.

Because we deliver online and cloud-based applications as a service, errors or defects in the software applications underlying the service, or a failure of our hosting infrastructure, may render the service unavailable to Customers. Since our Customers will use our platform to manage critical aspects of their businesses, any errors, defects, disruptions in service or other performance problems with the platform, whether in connection with the day-to-day operation of the platform, upgrades or otherwise, could damage the Customers’ businesses. If we experience any errors, defects, disruptions in service or other performance problems with our online and cloud-based services, Customers could delay or withhold payment or stop doing business with us, and our business, results of operations and reputation could be harmed.

If our information systems (or third-party systems we rely on) are interrupted, damaged by unforeseen events, are subject to cyberattacks or fail for any extended period of time or unauthorized access is obtained to a Customer’s or their Client’s data, we may incur significant liabilities, our service may be perceived as not being secure, Customers may curtail or stop using our products or services and our results of operations could be materially adversely affected.

The services we offer involve the maintenance of our Customers’ and their Client’s sensitive information. In addition, we rely on information systems (“IS”) in our business to obtain, rapidly process, analyze, manage and store data to, among other things:

•	maintain and manage systems to facilitate the purchase and distribution of thousands of inventory items from numerous distribution centers;

•	receive, process and ship orders on a timely basis;

•	manage the accurate billing and collections for thousands of Customers; and

•	process payments to suppliers.

Information security risks have generally increased in recent years, and a third-party action, employee error, malfeasance or other event that bypasses our IS security systems causing an IS security breach may lead to a material disruption of our IS business systems and/or the loss of business, customer or client information resulting in a material adverse effect on our business. Because techniques used to obtain unauthorized access to, or to sabotage, IS security systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures.

In addition, we develop products and provide services to our Customers that are technology-based, and a cyberattack that bypasses the IS security systems of our products or services causing a security breach and/or perceived security vulnerabilities in our products or services could also cause significant reputational harm, and actual or perceived vulnerabilities may lead to claims against us by our Customers, their clients and/or governmental agencies. Perceived or actual security vulnerabilities in our products or services, or the perceived or actual failure by us or our Customers who use our products to comply with applicable legal requirements, may not only cause us significant reputational harm, but may also lead to claims against us by our Customers, their clients and/or governmental agencies and involve fines and penalties, costs for remediation, and substantial defense and settlement expenses.

Additionally, legislative or regulatory action related to cybersecurity may increase our costs to develop or implement new technology-based products and services.

Risks associated with these and other actual or perceived IS security breaches may include, among other things:

•	the theft, destruction, loss, misappropriation or release of confidential data or intellectual property;

•	operational or business delays resulting from the disruption of information systems and subsequent clean-up and mitigation activities;

•	the need to continually evolve procedures and safeguards to meet new IS challenges, and enhancing protections, and conducting investigations and remediation, may impose additional costs on us;

•	claims, fines and penalties, and costs for remediation, or substantial defense and settlement expenses; and

•	negative publicity resulting in reputation or brand damage with our Customers or their Clients, suppliers or industry peers or the loss of sales or Customers.

We store, process and use information collected from or about our Customers and their Clients that subjects us to legislative and regulatory burdens and may expose us to liability and/or potential objections from such Customers and Clients, and our actual or perceived failure to adequately protect or appropriately use data could harm our brand, our reputation in the marketplace and our business.

Because we collect, store, process and use data, some of which contain personal information, we are subject to complex and evolving laws and regulations relating to privacy, data protection and other matters related to personal information. Failure to abide by these laws, regulations and standards could expose us to breach of contract claims, investigations, substantial fines, penalties and other liabilities and expenses, costs for remediation and harm to our reputation. Our Customers and their Clients may also object to or opt out of the collection and use of their data, which may harm our business.

Certain states in which we operate, including California, and countries outside of the United States have adopted or may in the future adopt new regulations governing handling, storage, use and protection of personal information. Both in the United States and abroad, these laws and regulations continue to evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain. If we fail to comply with such laws and regulations, we could be required to make significant changes to our products or services, or incur substantial fines, penalties or other liabilities. For example, if legislation or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our products and services or privacy practices, it could have a material adverse effect on our business, financial condition, results of operations and cash flows. The costs of compliance with, and the other burdens imposed by, new or existing laws or regulatory actions may prevent us from selling our products or services, or increase the costs of doing so, and may affect our ability to invest in or develop products or services. In addition, a determination by a court or government agency that any of our practices do not meet these standards could result in liability or negative publicity, and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, the European Parliament and the Council of the European Union have adopted the EU General Data Protection Regulation (the “GDPR”), effective from May 25, 2018, which increases privacy rights for individuals in Europe, extends the scope or responsibilities for data controllers and data processors and imposes increased requirements and potential penalties on companies offering goods or services to individuals who are located in Europe (“Data Subjects”) or monitoring the behavior of such individuals (including by companies based outside of Europe). Noncompliance can result in penalties of up to the greater of EUR 20 million, or 4% of total company revenues. Individual member states may impose additional requirements and penalties as they relate to certain things such as employee personal data. Among other things, the GDPR requires, with respect to personal data concerning Data Subjects, company accountability, consents from Data Subjects or other acceptable legal basis needed to process the personal data, prompt breach notifications within 72 hours, fairness and transparency in how the personal data is stored, used or otherwise processed, and data integrity and security, and provides rights to Data Subjects relating to modification, erasure and transporting of the personal data. Our efforts to implement programs and controls that comply with the GDPR are likely to impose additional costs on us, and we cannot predict whether the interpretations of the requirements, or changes in our products or services in response to new requirements or interpretations of the requirements, will be accepted as compliant by applicable regulatory authorities.

Successful claims for misappropriation or release of confidential or personal data brought against us or fines or other penalties assessed or any claim that results in significant adverse publicity against us could have a material adverse effect on our business and reputation.

We may launch branding or rebranding initiatives that may involve substantial costs and may not be favorably received by Customers.

We will operate under the name “Covetrus, Inc.” Following this name change, we may incur substantial costs in rebranding our products and services, and we may not be able to achieve or maintain brand name recognition or status under the new brand that is comparable to the recognition and status previously enjoyed by the Henry Schein Animal Health Business and Vets First Choice separately. The failure of any such rebranding initiative could adversely affect our ability to attract and retain customers, which could cause us not to realize some or all of the benefits contemplated by us to result from the Merger.

Many of our Customers are small and medium-sized businesses, which can be challenging to cost-effectively reach, acquire and retain.

We market and sell many of our services to veterinary practices and clinics, which are typically small or medium-sized business (“SMBs”). To grow our business, we must develop new customers, sell additional services to existing Customers and encourage existing Customers to remain on our platform. However, selling to and retaining SMBs can be more difficult than selling to and retaining large enterprises because SMB customers:

•	are more price sensitive;

•	are more difficult to reach with broad marketing campaigns; and

•	often require higher sales, marketing and support expenditures by vendors that sell to them per revenue dollar generated for those vendors.

If we are unable to cost-effectively market and sell our services to our target customers, our ability to grow our business will be harmed.

Our business is subject to risk based on global economic conditions.

Macroeconomic, business and financial disruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. Certain of our Customers, their Clients and our suppliers could be affected directly by an economic downturn and could face credit issues or cash flow problems that could give rise to payment delays, increased credit risk, bankruptcies and other financial hardships that could decrease the demand for our products or hinder our ability to collect amounts due from Customers. If one or more of our large Customers discontinue their relationship with us as a result of economic conditions or otherwise, our operating results and financial condition may be materially adversely affected. Furthermore, our exposure to credit and collectability risk is higher in certain international markets and our ability to mitigate such risks may be limited. While we have procedures to monitor and limit exposure to credit and collectability risk, there can be no assurances such procedures will effectively limit such risk and avoid losses. In addition, economic concerns may cause some Pet Owners to forgo or defer visits to veterinary practices or could reduce their willingness to treat pet health conditions or even to continue to own a pet.

A significant portion of our operations is conducted in foreign jurisdictions and is subject to the economic, political, legal and business environments of the countries in which we do business. Risks associated with such international operations could negatively affect our business, financial condition, results of operations and cash flows.

We have significant operations outside of the United States. We expect that we will continue to expand our international operations in the future. International operations inherently subject us to a number of risks and uncertainties, including:

•

compliance with governmental controls, trade restrictions, restrictions on direct investments, quotas, embargoes, import and export restrictions, tariffs, duties, and regulatory and licensing requirements by domestic or foreign entities, including restrictions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

•	difficulties in building, staffing and managing foreign operations (including a geographically dispersed workforce) and maintaining compliance with foreign labor laws;

•

burdens to comply with, and different levels of protection offered by, multiple and potentially conflicting foreign laws and regulations, including those relating to environmental, health and safety requirements and intellectual property;

•	changes in laws, regulations, government controls or enforcement practices with respect to our business and the businesses of our Customers;

•	political and social instability, including crime, civil disturbance, terrorist activities, armed conflicts and natural and other disasters;

•

ongoing instability or changes in a country’s or region’s regulatory, economic or political conditions, including as a result of the United Kingdom’s June 2016 vote and formal notice in March 2017 to leave the European Union (generally referred to as Brexit) and any other similar referenda or actions by other European Union member countries;

•

local business and cultural factors that differ from our normal standards and practices, including business practices prohibited by the Foreign Corrupt Practices Act and other anti-corruption laws and regulations;

•	longer payment cycles and increased exposure to counterparty risk;

•	disruptions in transportation of our products or our supply chain; and

•	the differing product and service needs of foreign Customers.

The multinational nature of our business subjects us to potential risks that various taxing authorities may challenge the pricing of our cross-border arrangements and subject us to additional tax, adversely impacting our effective tax rate and our tax liability.

In addition, international transactions may involve increased financial and legal risks due to differing legal systems and customs. Compliance with these requirements may prohibit the import or export of certain products and technologies or may require us to obtain a license before importing or exporting certain products or technology. A failure to comply with any of these laws, regulations or requirements could result in civil or criminal legal proceedings, monetary or non-monetary penalties, or both, disruptions to our business, limitations on our ability to import and export products and services, and damage to our reputation.

While the impact of these factors is difficult to predict, any of them could have a material adverse effect on our business, financial condition, results of operations and cash flows. Changes in any of these laws, regulations or requirements, or the political environment in a particular country, may affect our ability to engage in business transactions in certain markets, including investment, procurement and repatriation of earnings.

Our business is exposed to domestic and foreign currency fluctuations that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Approximately 46% of our pro forma net sales in fiscal 2017 was to Customers outside the United States. Changes in non-U.S. currencies relative to the U.S. dollar impact our sales, profits, assets and liabilities. In addition, the weakening or strengthening of the U.S. dollar may result in significant favorable or unfavorable translation effects when the operating results of our non-U.S. business activity are translated into U.S. dollars and could cause our results of operations to differ from our expectations and the expectations of our investors. For our international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our products and services less competitive in international markets. Alternately, a weakening of the currencies in which sales are generated relative to the currencies in which costs are denominated would decrease operating profits and cash flow. Changes in currency exchange rates may also affect the relative prices at which we purchase materials and services in foreign markets. In addition, the impact of currency devaluations in countries experiencing high inflation rates or significant currency exchange fluctuations could negatively impact our operating results. While we may use financial instruments to mitigate the impact of fluctuations in currency exchange rates on our cash flows, unhedged exposures would continue to be subject to currency fluctuations.

Our business is subject to substantial regulation.

Our pharmacy and supply chain businesses are impacted by federal and state laws and regulations governing, among other things: the purchase, distribution, management, compounding, dispensing, marketing and labeling of prescription drugs and related services; DEA and/or state regulation affecting the sale and distribution of controlled substances; and statutes and regulations related to the sale and marketing of animal drugs, pet food, insecticides and devices. Our failure to comply with any of these laws and regulations could severely limit or curtail our pharmacy and supply chain operations, which would materially harm our business and prospects. Further, our business could be affected by changes in these or any newly enacted laws and regulations, as well as federal and state agency interpretations of such statutes and regulations. Such statutory or regulatory changes could require that we make changes to our business model and operations and/or could require that we incur significantly increased costs in order to comply with such regulations.

The status of compounded animal drugs is uncertain. Currently, the FDA exercises enforcement discretion for unapproved compounded animal drugs. In 2015, the FDA revoked its Compliance Policy Guide regarding animal drug compounding and published a draft guidance proposing to strictly limit the circumstances under which the FDA would permit compounding of veterinary drug products. The FDA withdrew this draft guidance in November 2017. It has stated that it will issue a new draft guidance in the future. These and other restrictions on the activities of compounding pharmacies may limit the available market for compounded formulations from bulk substances for animal use, as compared to the market available for the FDA-approved animal drugs.

The marketing and sale of compounded formulations is subject to and must comply with state statutes and regulations governing compounding pharmacies. These statutes and regulations include, among other things, restrictions on compounding in advance of receiving an animal-specific prescription, restrictions on compounding drugs that are essentially copies of FDA-approved drugs, restrictions on compounding drug products for office use, and restrictions on wholesaling. These and other restrictions on the activities of compounding pharmacies may significantly limit the market available for compounded formulations, as compared to the market available for FDA-approved drugs.

Legislation may be proposed in the United States or other jurisdictions in the future, that could impact the distribution channels for our companion animal products. For example, such legislation may require veterinarians to provide Pet Owners with written prescriptions and disclosure that the Pet Owner may fill prescriptions through a third party, which may further reduce the number of Pet Owners who purchase their animal health products directly from veterinarians. Such requirements may lead to increased use of generic alternatives to our products or the increased substitution of our products with other animal health products or human health products if such other products are deemed to be lower-cost alternatives. Any of these events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The sale and distribution of our products is also regulated in most or all jurisdictions outside the United States where our business operates. Local regulations on sale and distribution may be tightened, for example regarding labelling or quality of transportation, which may increase our costs of doing business. In particular, in the European Union, a revision of the current legislation on veterinary medicinal products is under way, proposing a new EU regulation on veterinary medicinal products that would be uniformly applicable throughout the European Union. The current draft legislation proposes to limit the use of antibiotics, to tighten importation rules, and to impose stricter pharmacovigilance standards. If adopted as proposed, the new regulation may have a material adverse effect on the sale of our products in the European Union; it furthermore may increase the compliance requirements for our business in the European Union with resulting costs. In addition, the uncertainty over Brexit and the question whether our business will continue to be able to freely sell and distribute between the United Kingdom and the European Union may affect our business in Europe.

If a compounded drug formulation provided through our compounding pharmacy services leads to injury or death or results in a product recall, we may be exposed to liabilities or reputational harm.

The success of our compounding pharmacy services is dependent upon perceptions of us and the safety and quality of our products and services. We could be adversely affected if we or any other compounding pharmacies or our formulations and technologies are subject to negative publicity. We could also be adversely affected if any of our formulations or technologies, any similar products sold by other companies, or any products sold by other veterinary compounding pharmacies prove to be, or are asserted to be, harmful. For instance, to the extent any of the components of approved drugs or other ingredients used to produce our compounded formulations have quality or other problems that adversely affect the finished compounded preparations, our business could be adversely affected. Also, because of our dependence upon veterinarian and client perceptions, any adverse publicity associated with illness or other adverse effects resulting from the use or misuse of our products, any similar products sold by other companies or any products sold by veterinary compounding pharmacies could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Assertions by a third party that we are infringing its intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. The preparation or sale of our products may infringe on the patent rights of others. As we face increasing competition, the possibility of intellectual property rights claims against us may grow. Our technology may not be able to withstand any third-party claims or rights against their use. Additionally, although we have licensed from other parties proprietary technology covered by patents, it cannot be certain that any such patents will not be challenged, invalidated or circumvented. These types of claims could harm our relationships with our Customers, may deter future Customers from using our services or could expose us to litigation for such claims.

Any intellectual property rights claims against us, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management attention and financial resources. An adverse determination also could prevent us from offering our services to Customers and may require the procurement or development of substitute services that do not infringe.

As a result of intellectual property rights claims against us, we may have to pay damages or stop using technology or formulation found to be in violation of a third party’s rights. We may have to seek a license for the intellectual property, which may not be available on reasonable terms, if at all, may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense.

In addition, we use open source software in our platform and will use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software, or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional product, technology, and development resources to change our platform or services, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Loss of our executive officers or other key personnel could disrupt our operations and our inability to attract and retain qualified personnel could harm our business.

Our success will depend on the efforts of our executive officers and certain key personnel. Any unplanned turnover or our failure to develop an adequate succession plan for one or more of our executive officer or other key positions could deplete our institutional knowledge base and erode our competitive advantage. The loss or limited availability of the services of one or more of our executive officers or other key personnel, or our inability to recruit and retain qualified executive officers or other key personnel in the future, could, at least temporarily, have a material adverse effect on our business, financial condition, results of operations and cash flows. Our future success also depends on our ability to attract, retain and motivate talented technical, managerial, sales, marketing and service and support personnel. Competition for sales, marketing and technology development personnel is particularly intense in the software and technology industries. As a result, we may be unable to successfully attract or retain qualified personnel, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Tax legislation could materially adversely affect our financial results.

We are subject to the tax laws and regulations of the United States federal, state and local governments, as well as foreign jurisdictions. From time to time, various legislative initiatives may be proposed that could materially adversely affect our tax positions. There can be no assurance that our effective tax rate will not be materially adversely affected by legislation resulting from these initiatives.

On December 22, 2017, the Tax Act was enacted in the United States, which among other things, reduced the corporate tax rate from a top marginal rate of 35% to a flat rate of 21% and limited the ability to deduct net interest expense to 30% of adjusted earnings, in addition to making other significant changes to corporate and international tax provisions. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and our business and financial condition could be materially adversely affected. In addition, it is uncertain how various states will respond to the newly enacted federal tax law.

Risks Relating to Our Common Stock

There is currently no public market for our common stock and we cannot be certain that an active trading market will develop or be sustained after the Transactions, and our stock price may fluctuate significantly.

There is currently no public market for our common stock. It is anticipated that, promptly after effectiveness of the registration statement of which this prospectus forms a part, which is expected to occur no later than February 4, 2019 (assuming a continuation of the U.S. federal government shutdown), trading of our common stock will begin on a “when-issued” basis and such trading will continue through the Distribution Date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the Transactions or be sustained in the future. The lack of an active market may make it more difficult for you to sell your shares of our common stock and could lead to the price of our common stock being depressed or more volatile. We cannot predict the prices at which our common stock may trade after the Transactions. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•

our business profile and market capitalization may not fit the investment objectives of some stockholders and, as a result, these stockholders may sell their shares after the Transactions are completed;

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	success or failure of our strategy;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	our ability to obtain third-party financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover our common stock after the Transactions;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of us;

•	overall market fluctuations;

•	results from any material litigation or government investigation;

•	changes in laws and regulations affecting us or any of the principal products we sell; and

•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common stock. Until an orderly market develops, the trading prices for our common stock may fluctuate significantly.

If securities or industry analysts do not publish research or publish unfavorable research about us, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research reports that securities or industry analysts publish about us and our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If there is no coverage of us by securities or industry analysts, the trading price for our stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of these analysts downgrades the stock or publishes unfavorable research about us, the stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause the stock price or trading volume to decline.

Fluctuations in our quarterly or annual operating results may cause our stock price to decline.

Our quarterly and annual operating results may fluctuate significantly in the future, due to a number of factors, including: seasonality of certain product lines; changes in foreign currency exchange rates; changes in our accounting estimates; timing of operating expenditures; and timing of regulatory approvals and licenses, which could adversely impact the value of our common stock. Furthermore, our results may fluctuate due to a variety of other factors, many of which are outside of our control and may be difficult to predict.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on past results as an indication of our future performance. This variability and unpredictability could also result in our failure to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if any forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue and/or earnings guidance we may provide.

Our accounting, management and financial reporting systems may not be prepared to comply with public company reporting, disclosure controls and internal control over financial reporting requirements.

The financial results of the Henry Schein Animal Health Business previously were included within the consolidated results of Henry Schein, and neither we nor Vets First Choice have been subject to the reporting and other requirements of the Exchange Act. As a result of the Transactions, we will become an independent, publicly traded company and will be subject to reporting and other obligations under the Exchange Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Following the Transactions, we will be responsible for ensuring that all aspects of our business comply with the Sarbanes-Oxley Act. Under the Sarbanes-Oxley Act, we will be required to maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, our management will be required to: (i) assess the effectiveness of our internal control over financial reporting; (ii) certify that the quarterly and annual financial reports fully comply with Exchange Act requirements and the information contained in the reports fairly presents, in all material respects, the financial conditions and results of operations of our business; and (iii) obtain a report by an independent registered public accounting firm attesting our management’s assessments of internal control over financial reporting, subject to applicable phase-in periods.

To comply with these requirements, we may need to upgrade and implement additional internal controls, reporting systems, information technology systems and procedures, and hire additional accounting, legal and finance staff. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our internal controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act and the Sarbanes-Oxley Act could be impaired. Any failure to achieve and maintain effective internal controls and disclosure controls and procedures could have a material adverse effect on the market for our common stock.

After the completion of the Transactions, sales of our common stock may negatively affect its market price.

The shares of our common stock that (i) Henry Schein distributes to Henry Schein stockholders in the Distribution or (ii) are issued to Vets First Choice stockholders as consideration in the Merger generally may be sold immediately in the public market. It is likely that some stockholders may sell our common stock received in the Transactions for various reasons such as if our business profile or market capitalization as a combined company following the Transactions does not fit their investment objectives. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in a decrease in the market price of our common stock.

Certain former stockholders of Vets First Choice holding approximately 17.6% of our common stock will be subject to a six-month lock-up period following the Closing Date with respect to the shares of our common stock they receive in the Merger pursuant to a voting and support agreement. These shares will be not be restricted securities within the meaning of Rule 144 under the Securities Act after the expiration of the lock-up period and, unless held by our affiliates, may subsequently be sold into the public market without restriction. If some or all of these shares are sold, or if it is perceived that they will be sold, in the public market, the price of our common stock could decline substantially.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth, to develop our business, for working capital needs and for general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the value of shares received in connection with the Transactions. In addition, Delaware law or the agreements governing our indebtedness may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

Under our amended and restated certificate of incorporation, our non-employee directors will generally have no obligation to offer us corporate opportunities.

Our amended and restated certificate of incorporation will address potential conflicts of interest with respect to corporate opportunities and transactions that are presented to, or which otherwise come into the possession of, any of our directors who is not also one of our employees or an employee of any of our subsidiaries. Under our amended and restated certificate of incorporation, we will renounce any interest or expectancy in such corporate opportunities unless they were presented to a non-employee director expressly and solely in such person’s capacity as one of our directors.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws could discourage, delay or prevent a change of control and may affect the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, the amended and restated certificate of incorporation and amended and restated by-laws, collectively:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board without approval of stockholders;

•	for the first three years following the Merger until the 2022 annual meeting of stockholders, divide our Board into three classes, serving staggered terms of one, two and three years, respectively;

•

limit the ability of stockholders to remove directors by requiring the affirmative vote of holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote for removal and, until the 2022 annual meeting of stockholders, permitting directors to be removed only with cause;

•	provide that vacancies on our Board may be filled only by a majority vote of directors then in office;

•	prohibit stockholders from calling special meetings of stockholders;

•	prohibit stockholder action by written consent;

•

establish advance notice requirements for stockholder nominations of candidates for election as directors before an annual or special meeting of our stockholders or to bring other business before an annual meeting of our stockholders;

•

subject us to Section 203 of the DGCL, which will prohibit us from engaging in business combinations with certain “interested stockholders” for three years following the date such stockholder became interested unless certain criteria are met; and

•

require the approval of holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote to amend the amended and restated certificate of incorporation and the amended and restated by-laws.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of the common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of the common stock if the provisions are viewed as discouraging takeover attempts in the future. The amended and restated by-laws also make it difficult for stockholders to replace or remove management by giving our Board the sole ability to elect and remove officers. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of the stockholders.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware, or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware (each such court, as applicable, the “Selected Forum”), as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated certificate of incorporation provides that the Selected Forum will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our current or former directors, officers, employees or stockholders, (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated by-laws or as to which the DGCL confers jurisdiction on a Selected Forum, (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, (v) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated by-laws, or (vi) any other action asserting an “internal corporate claim” under Section 115 of the DGCL. If a stockholder files any of the preceding actions in a court other than a court located within the State of Delaware (a “Foreign Action”), such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the Selected Forum in connection with any action brought in such court to enforce the choice of forum provision and (y) having service of process made upon such stockholder in any such enforcement action by service upon the stockholder’s counsel (as such stockholder’s agent) in the foreign action. By becoming a holder of our common stock, a person will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice,” “Henry Schein Animal Health Business” and “Business of Vets First Choice.” These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, anticipated revenue growth and operational synergies from the Transactions and the timeline for achieving them. When used in this prospectus, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this prospectus.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth under “Risk Factors,” as well as, among others, risks and uncertainties relating to:

•	our ability to realize the anticipated revenue growth opportunities and operational synergies from the Transactions;

•	our ability to successfully integrate the Henry Schein Animal Health Business with Vets First Choice following the Transactions;

•	our incurrence of significant one-time costs associated with the Transactions;

•	our ability to access equivalent financial strength and resources that historically have been provided by Henry Schein;

•

the pendency of the Transactions materially adversely affecting the business, financial condition, results of operations and cash flows of the Henry Schein Animal Health Business and Vets First Choice;

•	our ability to successfully implement our business strategies;

•	the competitiveness of our industry;

•	changes in manufacturer sales channels for our products;

•	our substantial indebtedness;

•	restricted operational flexibility due to restrictive covenants in our indebtedness agreements;

•	changes in global economic conditions;

•	the impact of changes in the economic, political, legal and business environments of the countries in which we do business;

•	the impact of domestic and foreign currency fluctuations;

•	the impact of regulation on our business;

•	our ability to attract and retain qualified employees and other key personnel;

•	fluctuations in our quarterly results; and

•	our ability to comply with public company reporting, disclosure controls and internal control over financial reporting requirements.

Any of the foregoing risks and uncertainties could cause the actual events, results and outcomes to vary materially from the forward-looking statements included in this prospectus. You should consider these important factors, as well as the risk factors set forth in this prospectus, in evaluating any statement made in this prospectus. See “Risk Factors.” For the foregoing reasons, you are cautioned against relying on any forward-looking statements. We do not undertake any obligation to update or revise these forward-looking statements, except as required by law.

THE TRANSACTIONS

Background of the Transactions

Each of the Henry Schein Board and the Vets First Choice Board, together with their respective senior management teams, regularly review and assess their businesses, strategies and objectives and regularly evaluate various strategic and financial options, in each case with the goal of enhancing stockholder value.

As part of these ongoing efforts, during November and December 2017, the Henry Schein Board reviewed and discussed a number of potential strategic options for the Henry Schein Animal Health Business, including (i) retaining the Henry Schein Animal Health Business, (ii) separating the Henry Schein Animal Health Business into a stand alone public company, (iii) selling the Henry Schein Animal Health Business and (iv) separating the Henry Schein Animal Health Business through a Reverse Morris Trust transaction.

In December 2017, representatives of Henry Schein contacted representatives of Clayton, Dubilier & Rice, LLC (“CD&R”), a private equity fund and significant stockholder of Vets First Choice, to discuss a potential transaction for a business combination involving Vets First Choice and the Henry Schein Animal Health Business.

On December 21, 2017, representatives of Henry Schein met with representatives of Vets First Choice and CD&R to further discuss the potential for a business combination transaction involving Vets First Choice and the Henry Schein Animal Health Business.

During the remainder of December 2017 and throughout January 2018, representatives of Henry Schein, representatives of Vets First Choice and representatives of CD&R continued discussions regarding the respective businesses of Vets First Choice and the Henry Schein Animal Health Business and the benefits of a possible business combination transaction.

In January 2018, representatives of J.P. Morgan, Vets First Choice’s financial advisor, shared with Henry Schein’s representatives its initial perspective on the value of the pro forma Combined Company and the potential strategic and financial merits of a combination.

In early February 2018, representatives of J.P. Morgan shared Vets First Choice’s preliminary views on potential valuation ranges of each of the Henry Schein Animal Health Business and Vets First Choice, which resulted in an implied Henry Schein stockholder ownership percentage of the Combined Company ranging from 53%-68% based on scenarios in which the Special Dividend was between $780 million and $1.2 billion with $25 million of cash contributed by Vets First Choice. Following the receipt of Vets First Choice’s preliminary views on potential valuation ranges, in early February 2018, representatives of Centerview Partners Holdings LLC, Henry Schein’s financial advisor, shared Henry Schein’s preliminary views on potential valuation ranges of the Henry Schein Animal Health Business and Vets First Choice, which resulted in an implied Henry Schein stockholder ownership percentage of the Combined Company ranging from 60%-70% based on the scenarios described above.

Following the exchange of these preliminary views on potential valuation ranges of the Henry Schein Animal Health Business and Vets First Choice, representatives of Henry Schein and Vets First Choice agreed that, given the contemplated preliminary implied ownership ranges proposed by Henry Schein and Vets First Choice and the potential strategic and financial merits of a business combination transaction, further examination of a potential combination of the businesses was warranted, and that the implied ownership percentages of the Combined Company would be revisited by the parties at a later date. During February, March and April of 2018, Henry Schein, Vets First Choice and their respective legal and financial advisors continued their ongoing due diligence reviews and began preparation and negotiation of definitive transaction documents, including the Contribution and Distribution Agreement and the Merger Agreement.

On April 19, 2018, the parties agreed to the general terms of the Transactions, including the implied respective ownership percentages described in this prospectus. For information about the ownership percentages of current Henry Schein and Vets First Choice stockholders following the Transactions, see “Questions and Answers About the Transactions—What will Henry Schein stockholders receive in the Transactions?,” “Questions and Answers About the Transactions—What will Vets First Choice stockholders receive in the Transactions?” and “The Transactions—Manner of Effecting the Transactions.”

On April 20, 2018, Henry Schein, Vets First Choice and Spinco entered into the Contribution and Distribution Agreement and the Merger Agreement, which provide for a series of transactions described below pursuant to which Henry Schein will contribute the Henry Schein Animal Health Business to Spinco and distribute all the shares of Spinco common stock that are then owned by Henry Schein (after giving effect to the Share Sale) to Henry Schein stockholders and, following the Distribution, Merger Sub will merge with and into Vets First Choice, with Vets First Choice surviving the Merger as a wholly owned subsidiary of Spinco.

The principal transactions are the following:

•

Reorganization—Henry Schein will engage in a series of transactions in order to separate the Henry Schein Animal Health Business from Henry Schein’s other businesses pursuant to which, among other things, it will (i) use reasonable best efforts to purchase from certain minority holders their equity or other ownership interests in the applicable operating companies of the Henry Schein Animal Health Business in exchange for cash and (ii) contribute, assign and transfer to Spinco certain applicable assets, liabilities and capital stock or other ownership interests relating to the Henry Schein Animal Health Business.

•

Initial Spinco Debt Financing—Henry Schein, Spinco and Vets First Choice will use their reasonable best efforts to arrange and consummate the Initial Spinco Debt Financing, which is expected to fund the Special Dividend, the Additional Special Dividend, if applicable, and the Certain Debt Repayment. Spinco will then pay the Special Dividend and the Additional Special Dividend, if applicable, to Henry Schein and effectuate the Certain Debt Repayment.

•

Share Sale—Spinco will subsequently issue shares of Spinco common stock representing in the aggregate up to 9.9% of the issued and outstanding shares of Spinco common stock, after giving effect to the Transactions, including the Merger, to the Share Sale Investors in a transaction that will be exempt from registration under the Securities Act. The proceeds of the Share Sale will be paid to Spinco and distributed to Henry Schein.

•

Distribution—Henry Schein will subsequently distribute on a pro rata basis all of the shares of Spinco common stock held by Henry Schein (after giving effect to the Share Sale) to Henry Schein stockholders as of the record date of the Distribution. In connection with the Transactions, Spinco will change its name to Covetrus, Inc.

•

Merger—Immediately after the Distribution, Merger Sub will merge with and into Vets First Choice, the separate corporate existence of Merger Sub will cease and Vets First Choice will continue as the Surviving Company and a wholly owned subsidiary of Spinco.

In order to complete the Merger, Vets First Choice must obtain the requisite approval of its stockholders. The Vets First Choice Board has determined that the terms of the Merger Agreement and the Merger are advisable and in the best interests of Vets First Choice and its stockholders, has approved the Merger Agreement and the Merger and has unanimously recommended the adoption by the Vets First Choice stockholders of the Merger Agreement and their approval of the Merger. Vets First Choice stockholders holding approximately 73.2% of the issued and outstanding common stock on an as-converted basis, including approximately 79.5% of the issued and outstanding preferred stock, as of December 31, 2018, have executed and delivered a voting and support agreement pursuant to which they have agreed to vote or execute written consents in favor of the Merger Agreement and the Merger.

Vets First Choice will solicit written consents, or convene and hold a special meeting of its stockholders, to vote upon the Merger no later than five business days after the effectiveness of the registration statement of which this prospectus forms a part. No vote of Henry Schein stockholders is required in connection with the Transactions. Henry Schein, as the sole stockholder of Spinco at the time the Merger Agreement was approved, and Spinco, as the sole stockholder of Merger Sub, each approved the Merger promptly after the Merger Agreement was signed. No directors, executive officers or affiliates of Henry Schein or Spinco will have voting rights in connection with the Transactions with respect to their ownership of any Henry Schein or Spinco common stock.

At the Effective Time, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares, which will be cancelled) will be converted into the right to receive, on a pro rata basis, a certain number of shares of Spinco common stock, such that, immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (i) approximately 63% of the shares of Spinco common stock are (a) expected to be owned by Spinco stockholders who held shares of Spinco common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) expected to underlie certain equity awards held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions) and (ii) approximately 37% of the shares of Spinco common stock (including the Escrowed Shares) are (a) expected to be owned by stockholders of Vets First Choice immediately prior to the Merger and (b) expected to underlie certain equity awards held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions). See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed Shares” for sample calculations and more information on the expected ranges of the respective ownership percentages. In addition, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares) will entitle the holder thereof to a non-transferrable contingent right to a potential cash payment from Spinco in connection with certain post-Closing adjustments. See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments.”

Immediately after the Transactions, Spinco will be an independent, publicly traded company that will own and operate the combined businesses of the Henry Schein Animal Health Business and Vets First Choice.

You are encouraged to carefully read the sections titled “The Contribution and Distribution Agreement,” and “The Merger Agreement” because they set forth the terms of the Distribution and the Merger, respectively.

Henry Schein’s Reasons for the Transactions

Henry Schein determined that the Transactions would be in the best interests of Henry Schein and its stockholders because the Transactions would provide a number of key benefits, including primarily: (i) allowing greater strategic focus of resources and management’s efforts for each of Henry Schein and the Combined Company in their respective industries and affording each of Henry Schein’s and the Combined Company’s management teams an ability to more quickly respond to the opportunities and challenges of each industry; (ii) facilitating the Merger and the creation of the Combined Company as a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure dedicated to supporting the companion, equine and large animal veterinary markets; (iii) the complementary fit of the Henry Schein Animal Health Business and Vets First Choice, and the strategic benefits of their combination (including expected revenue growth and operational synergies for the Combined Company); (iv) the funds to be received by the Henry Schein Group in connection with the payment of the Special Dividend and the Additional Special Dividend, if applicable, and the effectuation of the Certain Debt Repayment; and (v) increased value to Henry Schein’s stockholders, in particular the combined company’s anticipated value on a stand alone basis.

In assessing and approving the Transactions, Henry Schein considered the lack of alternative transactions that would produce similar or better results for Henry Schein and its stockholders. Henry Schein concluded that the Transactions were the only practical tax-free way to facilitate the strategic combination of the Henry Schein Animal Health Business and the business of Vets First Choice and to accomplish the desired business objectives.

Vets First Choice’s Reasons for the Transactions

Vets First Choice determined that the Transactions would be in the best interests of Vets First Choice and its stockholders because the Transactions would provide a number of key benefits, including primarily: (i) the complementary fit of Vets First Choice and the Henry Schein Animal Health Business, and the strategic benefits of a global, technology-enabled animal health business with a comprehensive service and technology platform and supply chain infrastructure supporting the companion, equine and large animal veterinary markets; (ii) the ability to leverage the global scale and logistical infrastructure of the Henry Schein Animal Health Business to accelerate the adoption of the Vets First Choice platform and introduce new and enhanced services and technology to veterinary practices; (iii) the opportunity to drive additional practice insights to enhance medication and service compliance through the combination of the Henry Schein Animal Health Business’ leading practice management software portfolio with the Vets First Choice analytics and client engagement capabilities; and (iv) enhancing relationships with global manufacturers as the Combined Company leverages technology and insight to drive category growth.

In assessing and approving the Transactions, Vets First Choice considered an initial public offering as an alternative transaction, but came to the conclusion that the Transactions would produce similar or better results for Vets First Choice and its stockholders.

Manner of Effecting the Transactions

Each issued and outstanding share of Henry Schein common stock as of the record date of the Distribution (excluding any shares of Henry Schein common stock otherwise held by a member of the Henry Schein Group) will entitle its holder to receive a pro rata portion of the aggregate shares of Spinco common stock held by Henry Schein as of the time of the Distribution (after giving effect to the Share Sale). Henry Schein stockholders will not be required to pay any cash or other consideration, or to surrender or exchange shares of Henry Schein common stock, for shares of Spinco common stock received in the Distribution.

At the Effective Time, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares, which will be cancelled) will be converted into the right to receive, on a pro rata basis, a certain number of shares of Spinco common stock, such that, immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (i) approximately 63% of the shares of Spinco common stock are (a) expected to be owned by Spinco stockholders who held shares of Spinco common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) expected to underlie certain equity awards held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions) and (ii) approximately 37% of the shares of Spinco common stock (including the Escrowed Shares) are (a) expected to be owned by stockholders of Vets First Choice immediately prior to the Merger and (b) expected to underlie certain equity awards held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions). See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed Shares” for sample calculations and more information on the expected ranges of the respective ownership percentages. In addition, each outstanding share of Vets First Choice capital stock (other than the Excluded Shares) will entitle the holder thereof to a non-transferrable contingent right to a potential cash payment from Spinco in connection with certain post-Closing adjustments. See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments.”

Spinco common stock to be distributed to Henry Schein stockholders in the Spin-off, issued in the Share Sale and issued to Vets First Choice stockholders in the Merger will be issued as uncertificated shares. This means that we will not issue physical stock certificates. Spinco common stock will be issued electronically in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical stock certificates are issued to stockholders.

Any fractional shares of Spinco common stock (other than the Escrowed Shares) that would otherwise be distributed to a Henry Schein stockholder in the Distribution or issued to a Vets First Choice stockholder in the Merger, as applicable, will be aggregated, and each such Henry Schein stockholder or Vets First Choice stockholder, as applicable, will be issued in respect of all such fractional shares a number of shares of Spinco common stock equal to such aggregate number, rounded to the nearest whole number. See “The Transactions—Manner of Effecting the Transactions.” Any fractional shares of our common stock that are Escrowed Shares that would otherwise be distributed to Spinco or Vets First Choice stockholders pursuant to the Merger Agreement and the Escrow Agreement, as applicable, will be treated in the manner provided under the Escrow Agreement.

Effects of the Transactions on Henry Schein Stock-Based Awards

Henry Schein employees who will remain at Henry Schein and have unvested Henry Schein equity as part of a previous LTIP award will not receive any Spinco shares like other Henry Schein stockholders with respect to such unvested equity. Instead, subject to the terms and conditions of the applicable plan documents, award agreements and the Transaction Agreements, Henry Schein intends to adjust the unvested LTIP awards to provide additional Henry Schein restricted stock units and/or restricted stock awards with substantially equivalent economic value as the Spinco shares that would have otherwise been received.

For Henry Schein employees who will transfer to Spinco and have unvested Henry Schein equity as part of a previous LTIP award, subject to the terms and conditions of the applicable plan documents, award agreements and the Transaction Agreements, Henry Schein intends that the unvested Henry Schein equity will be converted to new Spinco equity awards such that the total value of the unvested LTIP award immediately post Spin-off will be substantially economically equivalent to the value of the unvested LTIP award prior to the Spin-off.

Effects of the Transactions on Vets First Choice Stock Options

Subject to the terms and conditions of the applicable plan documents, award agreements and the Transaction Agreements, Vets First Choice stock options held by Vets First Choice employees will be converted to Spinco stock options such that the total value of Spinco stock options held by each Vets First Choice employee immediately post-Merger will be substantially economically equivalent to the value of such Vets First Choice stock options prior to the Merger.

Material U.S. Federal Income Tax Consequences of the Transactions

The following is a summary of the material U.S. federal income tax consequences of the Distribution and Merger. This summary is limited to U.S. Holders who hold common stock of Henry Schein as a capital asset, or who hold common or preferred stock of Vets First Choice as a capital asset (as applicable). This discussion does not cover all aspects of U.S. federal taxation that may be relevant to the Transactions. In particular, this discussion does not address all of the tax considerations that may be relevant to stockholders in special tax situations, including banks, insurance companies or other financial institutions, dealers in securities, certain former citizens or residents of the United States, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” a person holding shares of as part of a hedge, straddle, conversion or other integrated financial transaction, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), or a person who acquired their shares upon the exercise of options, warrants, or similar derivative securities or as compensation, a person that holds their shares in a tax-deferred account (such as an individual retirement account or a plan qualifying under Section 401(k) of the Code), or a person that is otherwise subject to special treatment under the Code. This summary does not address the treatment of any person who exercises appraisal rights. In addition, this summary does not address any other U.S. federal tax considerations (such as estate or gift taxes, or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations.

Henry Schein’s and Vets First Choice’s stockholders should consult their own tax advisors about the tax consequences of the Transactions in light of their own particular circumstances, including the tax consequences under state, local, foreign, estate and gift and other tax laws and the possible effects of any changes in applicable tax laws.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Tax Opinions

The consummation of the Distribution, the Merger and certain related transactions are conditioned upon (i) Henry Schein’s and Spinco’s receipt from Cleary Gottlieb Steen & Hamilton LLP of the Spin-off Tax Opinion to the effect that the transactions that comprise the Distribution will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and that the Distribution will qualify as a tax-free distribution under Section 355 of the Code and (ii) receipt by Henry Schein and Vets First Choice of the Merger Tax Opinion from their respective counsel (Cleary Gottlieb Steen & Hamilton LLP and Morgan, Lewis & Bockius LLP, respectively) to the effect that the Merger will qualify as a “reorganization” under Section 368(a)(2)(E) of the Code.

The Spin-off Tax Opinion and Merger Tax Opinions (collectively, the “Tax Opinions”) will be based on, among other things, certain representations and assumptions as to factual matters, as well as certain undertakings, made by Henry Schein, Spinco, Vets First Choice and (in the case of the Spin-Off Tax Opinion) the Share Sale Investors, including an assumption regarding the completion of the Distribution, Merger and certain related transactions. In addition, tax counsels’ ability to provide the Tax Opinions will depend on the absence of changes in existing facts or law between the date of the registration statement of which this prospectus forms a part and the Closing Date. The failure of any factual representation or assumption to be true, correct and complete in all material respects, or any undertaking to be fully complied with, could result in tax counsel being unable to deliver the Tax Opinions or could affect the validity of the Tax Opinions, and the tax consequences of the Distribution and Merger could differ from those described below.

An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions set forth in the Tax Opinions. The parties to the Merger Agreement do not currently anticipate obtaining a private letter ruling from the IRS with respect to the Distribution or the Merger.

In addition, Henry Schein’s obligations to effect the Distribution (and Henry Schein and Spinco’s obligations to consummate the Merger) are subject to the satisfaction or, to the extent permitted by law, waiver by Henry Schein of receipt by Henry Schein and Spinco of the Spin-off Tax Opinion and Merger Tax Opinion, respectively. Vets First Choice’s obligations to consummate the Merger are similarly subject to the satisfaction or, to the extent permitted by law, waiver by Vets First Choice of its receipt of the Merger Tax Opinion. It is not currently anticipated that the condition to obtain the Spin-off Tax Opinion or Merger Tax Opinion will be waived. In the event that the condition to obtain either the Spin-off Tax Opinion or Merger Tax Opinion is waived and there is a material change in the U.S. federal income tax consequences of the Contribution, Distribution or Merger, Spinco will update its public disclosure.

The Distribution

For purposes of this discussion regarding the Distribution, a “U.S. Holder” means a beneficial owner of shares of Henry Schein’s common stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from Henry Schein common stock.

On the basis that the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of
Section 368(a)(1)(D) of the Code and that the Distribution will qualify as a tax-free distribution within the meaning of Section 355 of the Code, in general, for U.S. federal income tax purposes:

•

The Distribution will not result in the recognition of income, gain or loss to Henry Schein or Spinco (except for income, gain or loss that may arise as a result of certain internal restructuring transactions undertaken prior to or in anticipation of the Distribution and except in respect of any distributions of cash or property in excess of tax basis, and except in respect of any provisions under the Code providing for recapture or acceleration of any income or gain or reversal of loss or deduction without regard to the qualification of the Distribution under Section 355 of the Code).

•	U.S. Holders of Henry Schein common stock will not recognize income, gain or loss on the receipt of Spinco common stock in the Distribution.

•

A U.S. Holder’s aggregate tax basis in its shares of Henry Schein common stock and Spinco common stock immediately after the Distribution will be the same as the aggregate tax basis of the shares of Henry Schein common stock held by the U.S. Holder immediately before the Distribution, allocated between such shares of Henry Schein common stock and Spinco common stock in proportion to their relative fair market values.

•

A U.S. Holder’s holding period in the Spinco common stock received in the Distribution will include the holding period of the Henry Schein common stock with respect to which such Spinco common stock was received. A U.S. Holder that has acquired different blocks of Henry Schein common stock at different times or at different prices should consult its tax advisor regarding the allocation of its aggregate tax basis in, and the holding period of, the Spinco common stock distributed with respect to such blocks of Henry Schein common stock.

If, however, the Distribution and certain related transactions do not qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) and the Distribution does not qualify as a tax-free distribution under Section 355 of the Code, then, in general, for U.S. federal income tax purposes:

•

Henry Schein would generally be subject to tax as if it sold the Spinco common stock in a taxable transaction, and would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of Spinco common stock distributed in the Distribution over (ii) Henry Schein’s aggregate tax basis in such shares of Spinco common stock (and Spinco may be required to indemnify Henry Schein for the tax on such gain pursuant to the Tax Matters Agreement, which may be substantial).

•

Each U.S. Holder who receives Spinco common stock in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the Spinco common stock received by the U.S. Holder in the Distribution. In general, such distribution would be taxable as a dividend to the extent of Henry Schein’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the distribution exceeds such earnings and profits, the distribution would generally constitute a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its shares of Henry Schein common stock, with any remaining amount of the distribution taxed as capital gain.

•

A U.S. Holder would have a tax basis in its shares of Spinco common stock equal to their fair market value. Certain U.S. Holders may be subject to special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends.

Moreover, even if the Distribution and certain related transactions otherwise qualify for tax-free treatment under Section 368(a)(1)(D) and the Distribution qualifies as tax free under Section 355 of the Code, the Distribution would be taxable to Henry Schein (but not to Henry Schein stockholders) pursuant to Section 355(e)

of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Henry Schein or Spinco, directly or indirectly (including through acquisitions of the Combined Company’s stock after the completion of the Transactions), as part of a plan or series of related transactions that includes the Distribution. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. In general, any acquisitions of Henry Schein or Spinco common stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although Henry Schein may be able to rebut that presumption. For purposes of this test, while acquisitions of publicly traded stock effected on an exchange are generally not considered to be part of a plan or a series of related transactions, acquisitions by ten-percent stockholders (or a coordinating group of persons treated as ten-percent stockholders under Section 355 of the Code), even if done on an exchange, could be so treated. In addition, for purposes of this test, the Merger will be treated as part of a plan (and the Share Sale may be treated as part of the same plan), but because Henry Schein stockholders will collectively own more than 50% of our common stock following the Transactions, the Merger and the Share Sale alone will not cause the Distribution to be taxable to Henry Schein under Section 355(e) of the Code. Nevertheless, if the IRS were to determine that other acquisitions of Henry Schein common stock or Spinco common stock (including subsequent acquisitions by the Share Sale Investors), either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could result in the recognition of a material amount of taxable gain by Henry Schein under Section 355(e) of the Code, and we may be required to indemnify Henry Schein for the tax on such gain pursuant to the Tax Matters Agreement. In connection with the Spin-off Tax Opinion, Henry Schein and Spinco will each represent that the Distribution is not part of any such plan or series of related transactions (other than the Merger and Share Sale).

The Merger

For purposes of this discussion regarding Treatment of the Merger, a “U.S. Holder” means a beneficial owner of shares of Vets First Choice common or preferred stock that is an individual citizen or resident of the United States, a domestic corporation or is otherwise subject to U.S. federal income tax on a net basis with respect to income from Vets First Choice common or preferred stock.

On the basis that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, in general, for U.S. federal income tax purposes:

•	Vets First Choice will not recognize income, gain or loss in the Merger.

•

A U.S. Holder of Vets First Choice common or preferred stock is expected to recognize capital gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the Effective Time, of the Spinco common stock received in the Merger over the U.S. Holder’s adjusted tax basis in its Vets First Choice stock surrendered) and (ii) the amount of cash received in the Merger, if any. Any such capital gain generally will be long-term capital gain if the holding period for the Vets First Choice common or preferred stock exchange for cash is more than one year as of the date of the Merger. A U.S. Holder of Vets First Choice preferred stock that received its stock in a tax-free transaction or with a transferred basis prior to the date of the Merger generally may be required to recognize ordinary income, rather than capital gain, to the extent of any cash received in the Merger. U.S. Holders are urged to consult with their own tax advisors regarding the application of these rules in light of their own particular circumstances.

•

A U.S. Holder of Vets First Choice common or preferred stock is expected to have an aggregate tax basis in the shares of Spinco common stock received in the Merger equal to the U.S. Holder’s aggregate tax basis in the Vets First Choice stock surrendered in exchange therefor, reduced by the amount of any cash received on the exchange plus the amount of any gain recognized upon the exchange. A U.S. Holder’s holding period in the Spinco common stock received in the Merger will generally include the holding period of the Vets First Choice stock surrendered in the Merger. A U.S.

Holder that has acquired different blocks of Vets First Choice stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis in, and the holding period of, the Spinco common stock received in exchange for such Vets First Choice stock.

•

A U.S. Holder of Vets First Choice common or preferred stock who receives cash in lieu of a fractional share of Spinco common stock (as a result of any fractional Escrowed Shares being repurchased by Spinco for cash, with a pro rata share of such cash amount being then released to such U.S. Holder pursuant to the terms of the Merger Agreement and the Escrow Agreement) is expected to recognize capital gain or loss equal to the difference between the cash received in lieu of such fractional shares and the portion of its adjusted tax basis allocable to such taxable shares. Any such capital gain is generally expected to be long-term capital gain if a U.S. Holder’s holding period for such fractional share is more than one year. In some cases, such gain could be treated as having the effect of the distribution of a dividend, in which case such gain would instead be treated as dividend income. In addition, a U.S. Holder of Vets First Choice preferred stock that received its stock in a tax-free transaction or with a transferred basis prior to the date of the Merger may be required to recognize ordinary income, rather than capital gain, in respect of cash received for fractional shares of its preferred stock. These rules are complex and depend upon specific factual circumstances particular to each U.S. Holder. Each U.S. Holder is urged to consult its own tax advisor as to the application of these rules in light of their own particular circumstances.

If, however, the Merger were to fail to qualify as a “reorganization” and were determined to be taxable, then:

•	Vets First Choice would not recognize income, gain or loss in the Merger; and

•

a U.S. Holder of Vets First Choice stock would be considered to have made a taxable disposition of their Vets First Choice stock to Spinco, and would generally recognize taxable gain or loss on their receipt of Spinco common stock and any cash in an amount equal to the difference between (i) the fair market value of the Spinco common stock and any cash received and (ii) the U.S. Holder’s aggregate tax basis in the shares of Vets First Choice stock surrendered.

Information Reporting and Backup Withholding

U.S. Treasury regulations require certain U.S. Holders who are “significant distributees” (generally, a U.S. Holder of Henry Schein common stock that owns at least 5% of the outstanding Henry Schein common stock immediately before the Distribution) and who receive Spinco common stock pursuant to the Distribution to attach to their U.S. federal income tax returns for the taxable year in which the Distribution occurs a statement setting forth certain information with respect to the transaction. U.S. Holders of Henry Schein common stock should consult their tax advisors to determine whether they are significant distributees required to provide the foregoing statement.

In addition, payments of cash to a U.S. Holder of Vets First Choice common or preferred stock in the Merger (including cash paid in lieu of fractional Escrowed Shares) may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding, unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

FATCA

If the Merger closes after December 31, 2018 then, under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a U.S. Holder of Vets First Choice common or preferred stock could generally be subject to a 30% U.S. withholding tax on gross proceeds from its exchange of stock for cash received (if any)

pursuant to the Merger (including in respect of fractional Escrowed Shares) if it holds its stock through a foreign financial institution that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or if other conditions are met. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. The IRS has issued proposed regulations, on which taxpayers may rely, that excludes gross proceeds from the sale or disposition of stock from the application of withholding tax under FATCA and related administrative guidance. Holders of Vets First Choice common or preferred stock should consult their own tax advisors on how these rules may apply to cash payments (if any) made in exchange for their stock (including in respect of fractional Escrowed Shares) pursuant to the Merger in light of their own individual circumstances.

Regulatory Approvals

The Merger Agreement provides that each of the parties to the Merger Agreement will use reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers from any governmental authority, and to take all actions as may be necessary to consummate the Transactions (other than the Share Sale) in a manner consistent with applicable law, including making the required filings pursuant to the HSR Act within 20 business days of the signing of the Merger Agreement (such filings were made within such time frame and the waiting period under the HSR Act was terminated) except that the parties will not be required to sell or divest, or agree to make any material changes or restrictions on, any assets or other interests or litigate against any governmental authority or other party seeking to enjoin the transactions contemplated by the Merger Agreement. As of the date hereof, all material regulatory approvals expected by the parties to be required prior to the consummation of the Transactions have been obtained.

Accounting Treatment and Considerations

Accounting Standards Codification (“ASC”) 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Spinco in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests of Spinco after the Transactions. In this case, stockholders of Spinco immediately prior to the Merger will receive more than 50% of the equity ownership and associated voting rights in Spinco after the Transactions.

•

The composition of the governing body of Spinco after the Transactions. In this case, the Covetrus Board will consist of 11 directors, six of whom will be appointed by Henry Schein and five of whom will be appointed by Vets First Choice. The Chairman of the Covetrus Board will be David Shaw, who currently serves as the Chairman of the Vets First Choice Board and Co-Founder of Vets First Choice. Philip Laskawy will serve as lead independent director of the Covetrus Board.

•

The composition of the senior management of Spinco after the Transactions. In this case, Benjamin Shaw, the Chief Executive Officer and Co-Founder of Vets First Choice, will become the Chief Executive Officer of Covetrus. The senior management team of Covetrus will be comprised of members of senior management of the Henry Schein Animal Health Business and Vets First Choice.

Spinco’s management has determined that Spinco will be the accounting acquiror in the Merger based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, Spinco will apply acquisition accounting to the assets acquired and liabilities assumed of Vets First Choice upon consummation of the Merger.

Listing and Trading of Spinco’s Common Stock

Currently, there is no public market for the Spinco common stock. Spinco has applied to list the Spinco common stock on Nasdaq under the symbol “CVET.” However, a “when-issued” market in Spinco common stock may develop prior to the Distribution. Following the Transactions, Henry Schein’s common stock will continue to trade on Nasdaq under the symbol “HSIC.”

Neither Henry Schein nor Spinco can assure you as to the trading price of Henry Schein common stock or Spinco common stock after the Transactions, or as to whether the combined trading prices of Spinco’s common stock and Henry Schein’s common stock after the Transactions will be less than, equal to or greater than the trading prices of Henry Schein common stock prior to the Transactions. The trading price of Spinco’s common stock may fluctuate significantly following the Transactions. See “Risk Factors—Risks Relating to our Common Stock.” Spinco cannot be certain that an active trading market will develop or be sustained after the Transactions, and following the Transactions Spinco’s stock price may fluctuate significantly.

Trading Prior to the Distribution Date

It is anticipated that, promptly after effectiveness of the registration statement of which this prospectus forms a part, which is expected to occur no later than February 4, 2019 (assuming a continuation of the U.S. federal government shutdown) and through the Distribution Date, there will be a “when-issued” market in Spinco’s stock under the symbol “CVETV.” When-issued trading refers to a sale or purchase of securities made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for Spinco common stock that will be distributed to holders of Henry Schein common stock on the Distribution Date. If you own shares of Henry Schein common stock as of 5:00 p.m., New York City time on the record date, you will be entitled to Spinco common stock distributed pursuant to the Spin-off. You may trade this entitlement to Spinco common stock without the shares of Henry Schein common stock you own on the when-issued market. On the first trading day following the Distribution Date, Spinco expects when-issued trading with respect to Spinco common stock will end and regular-way trading will begin. When-issued trading is expected to begin promptly after effectiveness of the registration statement of which this prospectus forms a part, which is expected to occur no later than February 4, 2019 (assuming a continuation of the U.S. federal government shutdown) and when-issued trades are expected to settle within three days of the Distribution Date.

It is also anticipated that promptly after effectiveness of the registration statement of which this prospectus forms a part, which is expected to occur no later than February 4, 2019 (assuming a continuation of the U.S. federal government shutdown), and through the Distribution Date, there will be two markets in Henry Schein common stock: a “regular-way” market and an “ex-distribution” market (which will trade under the symbol “HSICV”). Henry Schein common stock that trades on the regular-way market will trade with an entitlement to Spinco common stock distributed pursuant to the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to Spinco common stock distributed pursuant to the Distribution.

Therefore, if you hold shares of Henry Schein common stock as of 5:00 p.m., New York City time, on the record date and you sell shares of Henry Schein common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive Spinco common stock in the Distribution. However, if you own shares of Henry Schein common stock as of 5:00 p.m., New York City time, on the record date and sell those shares on the ex-distribution market up to and including the Distribution Date, you will still receive the Spinco common stock that you would otherwise be entitled to receive pursuant to your ownership of shares of Henry Schein common stock because you owned these shares of common stock as of 5:00 p.m., New York City time, on the record date. Ex-distribution trading is expected to begin promptly after effectiveness of the registration statement of which this prospectus forms a part, which is expected to occur no later than February 4, 2019 (assuming a continuation of the U.S. federal government shutdown), and ex-distribution trades are expected to settle within three days of the Distribution Date.

Rights of Stockholders

See “Comparison of the Rights of Stockholders before and after the Transactions” for information on how the Merger will impact the rights of the stockholders of Henry Schein, Vets First Choice and Covetrus.

Share Sale

On December 25, 2018, Spinco and Henry Schein entered into a Stock Subscription and Purchase Agreement (the “Share Sale Agreement”) with certain institutional accredited investors (together, the “Share Sale Investors”) whereby Spinco will, subject to the terms and conditions of the Share Sale Agreement and prior to the Distribution, issue shares of Spinco common stock representing in the aggregate up to 9.9% of the issued and outstanding shares of Spinco common stock, after giving effect to the Transactions, including the Merger, to the Share Sale Investors in a transaction that will be exempt from registration under the Securities Act (the “Share Sale”). The consummation of the Share Sale is subject to the satisfaction or waiver of certain customary closing conditions and the proceeds of the Share Sale will be paid to Spinco and distributed to Henry Schein. In connection with the Share Sale, Spinco entered into a registration rights agreement (the “Registration Rights Agreement”) whereby, pursuant to the terms of the Registration Rights Agreement, it has agreed to register the shares being purchased by the Share Sale Investors, and in connection therewith, Henry Schein has agreed to reimburse Vets First Choice and Spinco for certain costs they incur and to indemnify Vets First Choice and Spinco for certain losses they may incur, each in connection with any resale registration statement filed by Spinco as a consequence thereof. The foregoing descriptions of the Share Sale Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full texts of such agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part.

THE CONTRIBUTION AND DISTRIBUTION AGREEMENT

The following is a summary of material provisions of the Contribution and Distribution Agreement, which we entered into on April 20, 2018. This summary is qualified in its entirety by reference to the full text of the Contribution and Distribution Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The Contribution and Distribution Agreement among Henry Schein, Spinco, Vets First Choice and the Vets First Choice Stockholders’ Representative provides for, among other matters, the principal corporate transactions required to effect the proposed contribution of the Henry Schein Animal Health Business to Spinco and distribution of Spinco common stock to Henry Schein stockholders and certain other terms governing the relationship between Henry Schein and Spinco with respect to or as a result of the Contribution, the Reorganization and the Distribution.

Preliminary Transactions

Transfer of Assets; Assumption of Liabilities

Pursuant to the Contribution and Distribution Agreement, and subject to certain exceptions, prior to the Distribution:

•

Henry Schein will, or will cause its subsidiaries to, transfer to Spinco or Spinco’s subsidiaries all of the right, title and interest of Henry Schein and its affiliates in assets related to the Henry Schein Animal Health Business and Spinco or its subsidiaries will assume all of the liabilities related to the Henry Schein Animal Health Business;

•

Spinco and its subsidiaries will transfer to Henry Schein assets to be excluded from the Henry Schein Animal Health Business, and Henry Schein or its subsidiaries will assume all of the liabilities to be excluded from the Henry Schein Animal Health Business; and

•

Henry Schein or its subsidiaries that are not Spinco subsidiaries, as applicable, will retain assets and liabilities that are not transferred to, or assumed by, Spinco or a Spinco subsidiary in the Reorganization.

The Henry Schein Animal Health Business (defined in the Merger Agreement as the “Spinco Business”), consists of the business of purchasing, marketing, promoting, advertising, selling, licensing, manufacturing, contract manufacturing and distributing veterinary practice management software, services and tools and veterinary supply services and products, including diagnostics, biologicals, pharmaceuticals, vaccines, parasiticides, instruments, equipment and supplies used for the maintenance, treatment and prevention of ailments of and diseases in animals, including companion animals, equine and large animals, to veterinary practitioners, animal health clinics, animal shelters, veterinary industry service providers, resellers and animal- or equine-related practitioners, as conducted and operated by Henry Schein and its subsidiaries at any time during the 12-month period prior to the Closing.

The assets to be transferred or assigned to Spinco (the “Spinco Assets”) include, among other things and subject to certain exceptions, all of the right, title and interest of Henry Schein and its affiliates as of immediately prior to the Distribution in:

•	the capital stock of, or equity or other ownership interest in, each subsidiary of Henry Schein that will be owned (directly or indirectly) by Spinco immediately prior to the Distribution;

•

all intellectual property (excluding trademarks and domain names) owned by Henry Schein or its subsidiaries and primarily used or held for use in the Henry Schein Animal Health Business and all trademarks and domain names (excluding any Henry Schein Marks) owned by Henry Schein or its subsidiaries and exclusively used or held for use in the Henry Schein Animal Health Business;

•

all contracts pursuant to which any member of the Henry Schein Group receives from a third party a license to intellectual property that is exclusively used or exclusively held for use in the conduct of the Henry Schein Animal Health Business;

•

all other assets, properties, goodwill and rights of any member of the Henry Schein Group or the Spinco Group reflected in the unaudited, combined balance sheet of the Henry Schein Animal Health Business as of December 30, 2017, and any assets acquired after the date of such balance sheet that are primarily used or held for use in the operation of the Henry Schein Animal Health Business;

•	all assets listed in a schedule to the Contribution and Distribution Agreement;

•	cash and cash equivalents included in the calculation of the Spinco Net Debt Adjustment (as defined below);

•	certain owned and leased real property used in the Henry Schein Animal Health Business (the “Transferred Real Property”);

•

all products, supplies, parts and other inventories (other than certain inventory of certain members of the Henry Schein Group located in Germany, Spain and Hong Kong (the “Excluded Inventory”)) primarily used or held for use in the operation of the Henry Schein Animal Health Business or produced by the Henry Schein Animal Health Business that, immediately prior to the Contribution, are located on the Transferred Real Property;

•

all personal property and interests therein (including all leasehold improvements, trade fixtures, computers and related software, machinery, equipment, furniture, tools, supplies, vehicles and other tangible property of any kind) primarily used or held for use in the operation the Henry Schein Animal Health Business that, immediately prior to the Contribution, are located on the Transferred Real Property;

•

contracts (other than certain shared contracts and certain licenses to intellectual property that will not be transferred) that are used primarily in or related primarily to or arise primarily from the Henry Schein Animal Health Business;

•	rights in shared contracts that are allocated to Spinco pursuant to the Contribution and Distribution Agreement;

•

licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any governmental authority and all pending applications therefor that are, in each case, used primarily in, or held primarily for the benefit of or arising primarily from, the Henry Schein Animal Health Business;

•

trade accounts and notes receivable and other amounts receivable to the extent arising from the sale or other disposition of goods, or the performance of services, by the Henry Schein Animal Health Business;

•	all other assets of the Spinco Group specifically assigned to any member of the Spinco Group pursuant to any other Transaction Agreement;

•	all claims, causes of action, refunds, credits or rights of any kind to the extent related to or arising from any other Spinco Asset or Spinco Liability (as defined below);

•

all books, records and other documents (including all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, manufacturing and quality control records and procedures, billing records, sales and promotional literature) used or held for use primarily in, or that relate primarily to or arise primarily out of, the operation of the Henry Schein Animal Health Business;

•	all rights of Spinco or any other member of the Spinco Group under the Contribution and Distribution Agreement or any other Transaction Agreement;

•	all rights and interests in and to bank accounts used or held for use exclusively in the Henry Schein Animal Health Business;

•	insurance policies in the name of a Spinco Group member and used or held for use primarily in the operation of the Henry Schein Animal Health Business;

•	all intercompany receivables owed by a member of the Henry Schein Group to a member of the Spinco Group; and

•

all other assets that are primarily used or held for use in, or that primarily arise from, the operation or conduct of the Henry Schein Animal Health Business or that are produced by the Henry Schein Animal Health Business for use in or sale by the Henry Schein Animal Health Business that are not otherwise Excluded Assets.

The assets to be transferred or assigned to the Spinco Group will not in any event include, among other things and subject to certain other exceptions, any of the following assets (“Excluded Assets”):

•	all contracts to be retained by Henry Schein listed in a schedule to the Contribution and Distribution Agreement;

•	all rights in the shared contracts that are allocated to Henry Schein pursuant to the Contribution and Distribution Agreement;

•	cash and cash equivalents (other than the amount included in the calculation of the Spinco Net Debt Adjustment);

•	the capital stock of, or equity or other ownership interest in, each member of the Henry Schein Group;

•

all defenses and counterclaims relating to any Excluded Liability (as defined below) and all claims, causes of action and rights of any kind to the extent related to or arising from any other Excluded Asset or Excluded Liability;

•	insurance policies with respect to which a member of the Spinco Group is not the policy holder;

•	all rights of any member of the Henry Schein Group under the Transaction Agreements;

•	any ownership interests in certain shared real property;

•

all intercompany receivables owed by a member of the Spinco Group to a member of the Henry Schein Group that are effective or outstanding as of the Distribution, after giving effect to any settlement and payment prior to or as of the Distribution;

•	all other assets specifically assigned to or agreed to be retained by any member of the Henry Schein Group pursuant to the Contribution and Distribution Agreement or any other Transaction Agreement;

•	any other assets set forth in a schedule to the Contribution and Distribution Agreement;

•

Henry Schein’s interest as tenant under each lease relating to each applicable leased property subleased from Henry Schein to Spinco (until such time as such sublease is terminated and such lease is assigned from Henry Schein to Spinco pursuant to the Contribution and Distribution Agreement);

•

any assets, properties and rights used for the purpose of providing overhead and shared services and, other than as contemplated in the Transition Services Agreement, any rights of the Henry Schein Animal Health Business to receive from Henry Schein or any of its Affiliates any overhead and shared services; and

•

all intellectual property other than the intellectual property included in the Spinco Assets and the goodwill associated with or symbolized by the trademarks included in such excluded intellectual property.

The liabilities that are to be assumed by Spinco (the “Spinco Liabilities”) include, among other things and subject to certain exceptions, the following liabilities:

•

all liabilities to the extent relating to or arising from the Henry Schein Animal Health Business or the operation thereof, as conducted at any time before, at or after the distribution time and the liabilities of or allocated to Spinco or any member of the Spinco Group under the Transaction Agreements;

•	all Spinco current liabilities;

•	all liabilities to the extent relating to the operation of any business conducted by a member of the Spinco Group at any time after the Distribution;

•

all liabilities (other than Spinco current liabilities) reflected as liabilities or obligations in the unaudited, combined balance sheet of the Henry Schein Animal Health Business as of December 30, 2017 (including, for the avoidance of doubt, all deferred revenue reflected therein) outstanding at the distribution time and all liabilities assumed after the date of such balance sheet which would have been reflected on such balance sheet had they been assumed on or before such date and retained as of such date;

•	all liabilities arising out of or resulting from the Initial Spinco Debt Financing and the Additional Financing and any other indebtedness of the Spinco Group;

•	all liabilities relating to or arising from any Spinco Assets (that are not Excluded Liabilities);

•	those liabilities under contracts that are Spinco Assets and shared contracts to the extent allocated to Spinco pursuant to the Contribution and Distribution Agreement;

•

all intercompany payables owed by a member of the Spinco Group to a member of the Henry Schein Group that are in respect of goods or services sold by a member of the Henry Schein Group to a member of the Spinco Group and are effective or outstanding as of the Distribution, after giving effect to any settlement and payment prior to or as of the Distribution;

•	all liabilities to the extent relating to or arising from a member of the Henry Schein Group’s guarantee obligations with respect to any Spinco Liabilities;

•	all liabilities related to employee benefits with respect to each Spinco Group Employee and former Spinco Employee arising at, prior to or following the Closing;

•	all liabilities with respect to Spinco benefit plans;

•	all liabilities set forth in a schedule to the Contribution and Distribution Agreement; and

•	all other agreements, obligations and liabilities of the Spinco Group under the Contribution and Distribution Agreement or any of the other Transaction Agreements.

The liabilities that are to be assumed by the Spinco Group will not in any event include, among other things and subject to certain other exceptions, any of the following liabilities (“Excluded Liabilities):

•

all liabilities of Henry Schein or its subsidiaries (including any liabilities of the Spinco Group) not expressly constituting Spinco Liabilities, including those relating to or arising from Henry Schein’s business other than the Henry Schein Animal Health Business and the liabilities of or allocated to the Henry Schein Group under the Transaction Agreements;

•	all liabilities relating to or arising from the shared contracts except to the extent assumed by Spinco pursuant to the Contribution and Distribution Agreement;

•	all liabilities relating to or arising from certain contracts retained by Henry Schein listed in a schedule to the Contribution and Distribution Agreement;

•	all liabilities relating to or arising from a member of the Spinco Group’s guarantee obligations with respect to Excluded Liabilities;

•

all liabilities relating to or arising from any Excluded Asset, other than liabilities relating to shared locations for which a member of the Spinco Group has agreed to be responsible pursuant to the Transition Services Agreement or an applicable lease, delayed transfer assets or the provision by the Henry Schein Group of the benefit of any other Excluded Assets that the parties have agreed will be provided to Spinco after the Closing Date pursuant to an applicable agreement between the parties, in each case solely to the extent relating to or arising directly from the Henry Schein Animal Health Business;

•	encumbrances relating to or arising from any Excluded Liability; and

•

indebtedness for borrowed money (other than indebtedness reflected in the calculation of the Spinco Net Debt Adjustment and the liabilities set forth in the fourth bullet of the definition of Spinco Liabilities with respect to liabilities on the unaudited, combined balance sheet of the Henry Schein Animal Health Business as of December 30, 2017).

Henry Schein may effect the Reorganization in any form or manner that it deems necessary or desirable, so long as (i) immediately prior to the Distribution, all of the Spinco Assets and Spinco Liabilities, and no other assets or liabilities, are held by a member of the Spinco Group (other than assets and liabilities subject to the receipt of applicable consents, waivers and approvals that were not obtained on or prior to the Distribution) and (ii) any such change by Henry Schein would not be inconsistent with the intended fax-free status of the Distribution and Merger contemplated by the Transaction Agreements, compromise the ability to obtain the Spin-off Tax Opinion or cause any member of the Spinco Group to own or otherwise incur liability in respect of any Excluded Liability (other than taxes), unless Henry Schein agrees to fully indemnify such member for such liability. In addition, Henry Schein will consult in good faith with Vets First Choice regarding the material aspects of the structure of the Contribution and the form and manner of the Reorganization.

Misallocated Assets and Liabilities

In the event that at any time during the 18-month period following the Distribution, a member of the Henry Schein Group becomes aware that it possesses any assets or liabilities that should have been transferred to the Spinco Group as part of the Reorganization, Henry Schein will cause the prompt transfer of such assets or liabilities to Spinco or a member of the Spinco Group. In the event that at any time, a member of the Spinco Group becomes aware that it possesses any assets or liabilities that should not have been transferred to or remained with Spinco, the Spinco Group will cause the prompt transfer of such assets or liabilities to Henry Schein or a member of the Henry Schein Group.

Minority Interests

Prior to the Distribution, Henry Schein will use its reasonable best efforts to purchase from certain minority holders their ownership interests in the applicable operating companies of the Henry Schein Animal Health Business in exchange for cash. If Henry Schein does not acquire any such interests, they will remain outstanding and those persons owning such interests will remain as minority owners of the applicable Spinco subsidiaries after the Distribution.

Concurrently with the execution of the Contribution and Distribution Agreement, Henry Schein also entered into an Amendment to the Put Rights Agreements, dated as of April 20, 2018 (the “Put Rights Amendment”), pursuant to which Henry Schein agreed to purchase all of the equity interests of Butler Animal Health Holding Company, LLC owned by Darby Group Companies, Inc. and the equity interests of Butler Animal Health Holding Company, LLC owned indirectly by the other sellers party to the Put Rights Amendment no later than 90 days after the date of the Merger Agreement and the Contribution and Distribution Agreement, for an aggregate purchase price of $365,000,000, which transaction was consummated on May 21, 2018.

Consents and Approvals

Transfers of assets and liabilities may be subject to the receipt of applicable consents, waivers and approvals. Henry Schein and Spinco are required to use their respective reasonable best efforts to obtain any third-party approval, authorization, clearance, consent, ratification, permission, exemption or waiver (each, a “Consent”) or approval of a governmental authority that is required in connection with the Contribution or any other transactions contemplated by the Contribution and Distribution Agreement; provided, that in connection with obtaining any such third-party Consent or approval of a governmental authority, neither Henry Schein nor Spinco will enter into or otherwise agree to modify any terms of any contract that is required to effect the transactions contemplated by the Contribution and Distribution Agreement that would adversely affect Spinco or any other member of the Spinco Group (including due to an increase in payment or other incremental cost) in any material respect without the prior written consent of Vets First Choice, which consent will not be unreasonably withheld, delayed or conditioned. If any such third-party Consent or approval of a governmental authority is not obtained on or prior to the Distribution, Henry Schein and Spinco are required to cooperate and use reasonable best efforts to establish arrangements, at no charge to Spinco, under which the Spinco Group or the Henry Schein Group will receive the economic benefit and assume the economic burden with respect to such assets and liabilities as closely as possible to that which would have been applicable to such group had the Consent or approval been obtained and the asset or liability transferred. For a period of 24 months following the Distribution, each party is required to use reasonable best efforts to obtain any such consents and/or approvals that were not obtained prior to the Distribution as promptly as practicable.

Consideration

Prior to the Distribution, in consideration for the Contribution, Spinco will issue to Henry Schein shares of Spinco common stock, provided that Henry Schein will in no event own less than 80% of the shares of Spinco common stock at the time of the Distribution.

Special Dividend; Additional Special Dividend; Certain Debt Repayment

Immediately prior to the Distribution, Henry Schein is required to cause Spinco to use (i) reasonable best efforts to enter into the Initial Spinco Debt Financing and the Additional Spinco Financing, and (ii) the proceeds from the Initial Spinco Debt Financing (a) to pay to Henry Schein the Special Dividend and the Additional Special Dividend, if applicable, and (b) to effect the Certain Debt Repayment. If, despite reasonable best efforts by the parties, the Initial Spinco Debt Financing cannot be completed fully, the amount of the Initial Spinco Debt Financing will be reduced to the level at which it can be so completed (but may not be reduced to an amount less than $900,000,000 without the prior written consent of Vets First Choice). In the event that (i) the Initial Spinco Debt Financing, as so reduced, cannot be completed fully and (ii) Henry Schein elects, in its sole discretion, to receive notes or debt securities for all or part of the Special Dividend, Spinco will issue either notes or debt securities to Henry Schein in an aggregate principal amount equal to the amount of the financing shortfall, in a manner that is not reasonably expected to result in the Spin-off and certain related transactions failing to qualify for their intended tax treatment, as determined by Henry Schein in its reasonable discretion.

The financing associated with these transactions is described further in “The Merger Agreement—Covenants—Financing” and “Description of Material Indebtedness.”

Certain Reimbursements

On the 90th day following the Closing, Spinco will pay Henry Schein an additional amount, currently expected to be approximately $7 million, to reimburse Henry Schein for certain costs incurred by Henry Schein prior to the Closing in connection with the Henry Schein Animal Health Business.

Certain Additional Contributions

On or prior to Closing, Henry Schein will, or will cause its subsidiaries to, transfer to Spinco or Spinco’s subsidiaries all of the right, title and interest of Henry Schein and its affiliates in certain assets comprised in the business of certain subsidiaries of Henry Schein that will not be transferred as part of the Contribution, and Spinco or Spinco’s subsidiaries will accept and assume all of the liabilities relating to or arising from such businesses. In consideration for the transfer of such additional assets, Spinco will pay Henry Schein $14,036,935 on the 90th day following the Closing.

The Distribution

Following the Contribution, the Reorganization, the payment of the Special Dividend and the Additional Special Dividend, if applicable, the effectuation of the Certain Debt Repayment and the consummation of the Share Sale, subject to the satisfaction or, to the extent permitted by law, waiver of the conditions to the Distribution described below, Henry Schein will declare and effect the Distribution to each holder of issued and outstanding shares of Henry Schein common stock as of the record date for the Distribution (excluding any shares of Henry Schein common stock otherwise held by a member of the Henry Schein Group), such that each such holder will receive a pro-rata share of the aggregate shares of Spinco common stock held by Henry Schein as of the time of the Distribution (after giving effect to the Share Sale). Any fractional shares of Spinco common stock that would otherwise be issuable to a Henry Schein stockholder will be aggregated and each such Henry Schein stockholder will be issued in respect of all such fractional shares a number of shares of Spinco common stock equal to such aggregate number, rounded to the nearest whole number. The Distribution will occur on the same date that the Merger is consummated.

Conditions to the Distribution

Henry Schein’s obligations to effect the Distribution are subject to the satisfaction or, to the extent permitted by law, waiver by Henry Schein of each of the following conditions: (i) the consummation of the Reorganization; (ii) the payment of the Special Dividend and the Additional Special Dividend, if applicable, and the effectuation of the Certain Debt Repayment; (iii) the procurement by Spinco of all material licenses, permits, registrations, authorizations or certificates necessary to operate the Henry Schein Animal Health Business following the Effective Time, the failure of which to be obtained would cause a condition to Vets First Choice’s obligation to consummate the Merger not to be satisfied, if and to the extent such condition is not waived by Vets First Choice; (iv) receipt by Henry Schein and Spinco of the Spin-off Tax Opinion; and (v) the satisfaction or waiver of the conditions contained in the Merger Agreement.

Working Capital and Net Indebtedness Adjustments

The Contribution and Distribution Agreement provides that within 90 days after the Distribution, Spinco will cause to be prepared and delivered to Henry Schein a certificate signed by an executive officer of Spinco certifying a statement setting forth Spinco’s good faith calculations of:

•

the amount (positive or negative) equal to (i) the difference between the current assets (which assets will take into account, among other things, an amount equal to the net book value of Excluded Inventory) and current liabilities (which liabilities will exclude, among other things, any shared expenses borne by Spinco) of Spinco (defined in the Contribution and Distribution Agreement as the “Spinco Working Capital”) as of 11:59 p.m., New York time, on February 3, 2019 (the “Spin-off Calculation Time”) minus (ii) the sum of $598,000,000 plus an amount equal to certain reimbursements made by Spinco to Henry Schein at Closing, not to exceed $1,312,500 (defined in the Contribution and Distribution Agreement as the “Spinco Target Working Capital”); provided that an adjustment will only be used in calculating the Spin-off Adjustment Amount (as defined below) to the extent that the Spinco Working Capital as of the Spin-off Calculation Time is greater or less than the Spinco Target Working Capital by more than $30,000,000 (the “Spinco Working Capital Adjustment”), and

•

the amount (positive or negative) equal to the difference between (i) the amount (positive or negative) determined as of the Spin-off Calculation Time, giving pro-forma effect to the incurrence and the application of the proceeds of the Initial Spinco Debt Financing, but without giving effect to the consummation of the Transactions equal to (a) the indebtedness of the Spinco Group (including all indebtedness represented by the Initial Spinco Debt Financing but excluding all intercompany indebtedness owed from a member of the Spinco Group to a member of the Henry Schein Group to the extent such intercompany indebtedness has been repaid or equitized or the receivable in respect thereof has been transferred to a member of the Spinco Group, in each case prior to the Distribution) minus (b) the amount equal to the cash and cash equivalents of the Spinco Group (which amount shall include all amounts drawn from the Initial Spinco Debt Financing that are not used to fund the payment of the Special Dividend and the Certain Debt Repayment and shall exclude all cash and cash equivalents of the Spinco Group used to pay the Special Dividend, the Additional Special Dividend if applicable, and the Certain Debt Repayment) and (ii) the sum of the Special Dividend, the Additional Special Dividend and the amount of the Certain Debt Repayment (the “Spinco Net Debt Adjustment”).

Henry Schein may, within 45 days of its receipt of such statement, notify Spinco of any proposed adjustments to any of the items set forth in the statement. If Spinco has not received such a notice within such 45-day period, the calculation of the Spinco Adjustment Amount sent forth in the statement delivered by Spinco will be deemed to be final. Alternatively, if Henry Schein sends a notice with proposed adjustments within such 45-day period, the parties will have up to 60 days (including 30 days of negotiation between the parties and, upon failure to agree, 30 days of negotiation to be conducted by experienced business representatives of each party) to resolve any disputes they may have over the statement and agree upon a final, conclusive calculation of such amounts, and if they are unable to resolve such disputes, they will retain an accounting firm to make a final and binding determination of the amounts within 30 days of the appointment of such accounting firm.

After the amounts are finally determined, if the Spin-off Adjustment Amount (as defined below) is positive, Spinco is required to pay Henry Schein an amount equal to the lesser of (i) $150,000,000 (less all amounts paid or payable in respect of certain pre-closing taxes attributable to Henry Schein pursuant to the Tax Matters Agreement) and (ii) the Spin-off Adjustment Amount, and if the Spin-off Adjustment Amount is negative, Henry Schein is required pay to Spinco an amount equal to the lesser of (a) $150,000,000 (less all amounts paid or payable in respect of certain pre-closing taxes attributable to Henry Schein pursuant to the Tax Matters Agreement) and (b) the absolute value of the Spin-off Adjustment Amount.

The “Spin-off Adjustment Amount” is an amount (positive or negative) equal to (i) the Spinco Working Capital Adjustment, plus (ii) $37,500,000 for transaction expenses allocated to Henry Schein, minus (iii) the Spinco Net Debt Adjustment, minus (iv) an amount equal to the net book value of the Excluded Inventory.

Covenants

Each of Henry Schein and Spinco has agreed to take certain actions after the execution of the Contribution and Distribution Agreement.

These actions include, among other things, the following:

•

termination of certain intercompany agreements between any member of the Henry Schein Group, on the one hand, and any member of the Spinco Group, on the other hand, on the day prior to the Distribution (other than commercial arrangements that will be terminable by Henry Schein or Spinco at any time after the Distribution on reasonable prior written notice);

•

to the extent necessary, the assignment to a member of the Spinco Group of agreements with certain employees that contain restrictive covenants related to confidentiality, ownership of intellectual property, non-competition or non-solicitation;

•

using reasonable best efforts to separate certain contracts under which Henry Schein or any of its affiliates is a party pursuant to which the counterparty to such contract provides products or services to, or licenses intellectual property for use in, both the Henry Schein Animal Health Business and Henry Schein’s other businesses, into separate contracts, such obligation to use reasonable best efforts to last for a period of 24 months following the Distribution;

•

amending contracts governing bank and brokerage accounts so that all accounts owned by the Spinco Group are de-linked from accounts owned by the Henry Schein Group and all accounts owned by the Henry Schein Group are de-linked from accounts owned by the Spinco Group;

•

except as otherwise agreed between Henry Schein and Vets First Choice, Henry Schein causing each employee and director of Henry Schein and its subsidiaries who will not, from and after the Effective Time, be an officer or director of Spinco, to resign from their respective positions at Spinco and causing each employee and director of Spinco and its subsidiaries who will not be employed by Henry Schein or its subsidiaries after the Distribution to resign from their respective positions at Henry Schein; and

•

cooperating in seeking to release the Henry Schein Group, on the one hand, and the Spinco Group, on the other hand, from guarantee obligations that either group may have entered into with respect to the other group’s business and providing indemnification with respect to any losses in connection with such guarantees; and

•

between the Spin-off Calculation Time and the Distribution Date, taking certain actions to give effect the to parties’ intent for the economics of the Transactions to be those that would have been in place if the Transactions were consummated on February 4, 2019 (immediately after the Spin-off Calculation Time).

Covetrus Board of Directors

Following the Effective Time, the members of the Covetrus Board and of the committees thereof will be determined in accordance with a schedule to the Contribution and Distribution Agreement. The schedule provides that the Covetrus Board will initially be comprised of 11 directors. Six directors will be designated by Henry Schein, including two directors who may be affiliated with Henry Schein, and four independent directors unaffiliated with Henry Schein. Henry Schein has designated Deborah Ellinger, Sandra Helton, Philip Laskawy, Mark Manoff, Steven Paladino and Benjamin Wolin. Five directors will be designated by Vets First Choice, including two directors who may be affiliated with Vets First Choice, and three independent directors unaffiliated with Vets First Choice. Vets First Choice has designated Betsy Atkins, Ted McNamara, Ravi Sachdev, Benjamin Shaw and David Shaw. Each of Messrs. Laskawy, Manoff, McNamara, Sachdev and Wolin and Mmes. Atkins, Ellinger and Helton will be independent directors. David Shaw, Chairman of the Vets First Choice Board and Co-Founder of Vets First Choice, will serve as Chairman of the Covetrus Board. Henry Schein has the right to designate the lead independent director of the Covetrus Board, who will also serve as the chair of the Nominating and Governance Committee, and has designated Philip Laskaway to serve in that capacity.

For the first three years following the Merger until the 2022 annual meeting of stockholders, the Covetrus Board will be divided into three classes, serving staggered terms of one, two and three years, respectively. Each of Messrs. D. Shaw and Wolin and Ms. Helton will serve for an initial term until the 2020 annual meeting of stockholders. Each of Messrs. Manoff, McNamara and Paladino and Ms. Atkins will serve for an initial term until the 2021 annual meeting of stockholders. Each of Messrs. Laskawy, Sachdev and B. Shaw and Ms. Ellinger will serve for an initial term until the 2022 annual meeting of stockholders. Any vacancies or newly created directorships will be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director. Each director will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Commencing with the 2022 annual meeting of stockholders, each director will be elected annually and will hold office for a one year term until the next annual meeting of stockholders.

Covetrus Executive Officers

The Contribution and Distribution Agreement provides that Henry Schein and Vets First Choice will mutually select the executive officers (other than the Chief Executive Officer) of Covetrus. Benjamin Shaw, Chief Executive Officer and Co-Founder of Vets First Choice, will serve as the Chief Executive Officer of Covetrus. The senior management team of Covetrus will be comprised of members of senior management of the Henry Schein Animal Health Business and Vets First Choice.

Mutual Release; Survival and Indemnification

Spinco and Henry Schein have each agreed, on behalf of itself and each of its subsidiaries, to release the other party and the other party’s respective subsidiaries, and its and their respective officers, directors, agents, security holders, advisors and representatives, from any and all liabilities that it has or ever had or ever will have against the other party that exist, arise out of or relate to events, circumstances or actions taken by the other party occurring or failing to occur or any conditions existing at or prior to the Effective Time, including in connection with the Distribution and the other Transactions contemplated by the Transaction Agreements. The mutual release is subject to specified exceptions set forth in the Contribution and Distribution Agreement. The specified exceptions include:

•

any intercompany agreements not terminated by the date of the Distribution pursuant to the terms of the Contribution and Distribution Agreement (or any amounts due and owing prior to the applicable termination date under any intercompany agreements that are terminated by the date of the Distribution);

•

any liability, loss or other obligation assumed, transferred, assigned or allocated to Spinco or to Henry Schein in accordance with, or any liability, loss or other obligation of either of them arising under the Contribution and Distribution Agreement, any other Transaction Agreements or any of the contracts contemplated thereby; and

•	the ability of any person to enforce its rights under the Contribution and Distribution Agreement, any other Transaction Agreement or any of the contracts contemplated thereby.

The covenants, obligations and agreements contained in the Contribution and Distribution Agreement to be performed (i) prior to the Effective Time will survive for 15 months following the Effective Time and (ii) following the Effective Time will survive in accordance with their respective terms, if specified, and otherwise, indefinitely. However, no claim may be asserted by Spinco or its subsidiaries or related parties arising from any failure to transfer any Spinco Asset to Spinco unless such claim is asserted prior to the date that is 18 months from the date of the Distribution. Furthermore, any breach of the representation contained in the Merger Agreement that the information supplied by each of Henry Schein, Spinco or Vets First Choice for inclusion in this prospectus does not contain an untrue statement of a material fact or omission of a material fact will survive for two years following the Effective Time.

Spinco and Vets First Choice have agreed, on a joint and several basis, to indemnify, defend and hold harmless the Henry Schein Group and certain other related parties from and against all indemnifiable losses relating to or arising from (i) the Spinco Liabilities, (ii) any breach by Vets First Choice or its subsidiaries of any obligation, covenant or agreement pursuant to the Merger Agreement to be performed by them from and after the Effective Time and/or pursuant to the other Transaction Agreements prior or subsequent to the Effective Time, (iii) any breach by any member of the Spinco Group of any obligation, covenant or agreement pursuant to the Transaction Agreements to be performed by them subsequent to the Effective Time (in the case of each of clauses (ii) and (iii), in accordance with the applicable survival period(s) set forth therein), and (iv) any breach of the representation contained in the Merger Agreement that the information supplied by Vets First Choice for inclusion in this prospectus does not contain an untrue statement of a material fact or omission of a material fact; provided that a claim may only be brought with respect to any breach thereof during the two-year period following the Effective Time.

Henry Schein has agreed to indemnify, defend and hold harmless Spinco and its subsidiaries and certain other related parties from and against all indemnifiable losses relating to or arising from (i) the Excluded Liabilities, (ii) any breach by any member of the Henry Schein Group of any obligation, covenant or agreement pursuant to the Merger Agreement to be performed by them from and after the Effective Time and/or pursuant to the other Transaction Agreements prior or subsequent to the Effective Time, (iii) any breach by any member of the Spinco Group of any obligation, covenant or agreement pursuant to the Transaction Agreements (other than the Merger Agreement) to be performed by them prior to the Effective Time (in the case of each of clauses (ii) and (iii), in accordance with the applicable survival period(s) set forth therein) and (iv) any breach of the representations contained in the Merger Agreement that the information supplied by Henry Schein or Spinco for inclusion in this prospectus does not contain an untrue statement of a material fact or omission of a material fact; provided that a claim may only be brought with respect to any breach thereof during the two-year period following the Effective Time.

Spinco has also agreed to indemnify Henry Schein, its affiliates and certain other related parties from and against all indemnifiable losses arising from the use of any Henry Schein Marks by Spinco or any of its subsidiaries in violation of or outside the scope permitted by the Contribution and Distribution Agreement. See “Contribution and Distribution Agreement—Intellectual Property Matters.”

Expenses

All fees and expenses incurred by the parties in connection with the transactions contemplated by the Transaction Agreements will be paid as provided for in the Merger Agreement, provided that Spinco will reimburse Henry Schein for, and indemnify Henry Schein against, all financial printer costs in connection with the preparation of any registration statement and all mailing costs associated with delivery to Henry Schein stockholders of such registration statement. See “The Merger Agreement—Fees and Expenses.”

Additional Post-Closing Covenants

The Contribution and Distribution Agreement contains additional post-closing covenants of Henry Schein, including:

•

settling and paying all intercompany receivables, payables or loans (other than those specifically provided for under, or created or required by, the Transaction Agreements), if any, in respect of commercial transactions that exist as of the Closing Date;

•

using reasonable best efforts to assert claims of Spinco under occurrence-based insurance policies with respect to incidents occurring prior to the Distribution and to assist Spinco in pursuing and settling claims reported under claims-made insurance policies prior to the Distribution (subject to cost reimbursement); and

•	providing access to certain books and records relating to the Henry Schein Animal Health Business following the Distribution.

The Contribution and Distribution Agreement contains additional post-closing covenants of Spinco, including:

•

settling and paying all intercompany receivables, payables or loans (other than those specifically provided for under, or created or required by, the Transaction Agreements), if any, in respect of commercial transactions that exist as of the Closing Date; and

•	changing the name of each member of the Spinco Group to another name that excludes all Henry Schein Marks.

Intellectual Property Matters

Pursuant to the terms of the Contribution and Distribution Agreement, Spinco acknowledges that all right, title and interest in, to and under the Henry Schein Marks are owned by Henry Schein. To provide for an orderly phase-out of the Henry Schein Marks, the Contribution and Distribution Agreement also provides that Spinco may use the Henry Schein Marks to advertise and sell certain existing products and certain other products, supplies, parts and inventory that are identical to the existing products and purchased by Spinco during the 30-day period following the Effective Time.

Effective as of the Closing Date, pursuant to the terms of the Contribution and Distribution Agreement, Henry Schein will grant Spinco a non-exclusive, royalty-free license under certain retained intellectual property (excluding trademarks and domain names) owned by Henry Schein and necessary to the Henry Schein Animal Health Business and Spinco will grant Henry Schein a non-exclusive, royalty-free license under intellectual property (excluding trademarks and domain names) included in the Spinco Assets or owned by Spinco and its subsidiaries and necessary to the operation of Henry Schein’s retained businesses.

Amendment; Waiver

The Contribution and Distribution Agreement may be amended only by a written instrument signed by each of the parties, and any right may be waived only in a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party to the Contribution and Distribution Agreement to exercise a right operates as a waiver thereof.

Termination

In the event of a termination of the Merger Agreement prior to the Effective Time, the Contribution and Distribution Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution by and in the sole discretion of Henry Schein; provided that if Henry Schein chooses not to terminate the Contribution and Distribution Agreement, Vets First Choice and its affiliates will have no liability or obligations with respect to the Contribution and Distribution Agreement and the Contribution and Distribution Agreement will be of no further force and effect with respect to Vets First Choice and its affiliates.

THE MERGER AGREEMENT

The following is a summary of material provisions of the Merger Agreement, which Spinco entered into on April 20, 2018. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into Vets First Choice.

As a result of the Merger, the separate corporate existence of Merger Sub will cease and Vets First Choice will continue as the Surviving Company and a direct, wholly owned subsidiary of Spinco and will succeed to and assume all the rights, powers and privileges and franchises, and be subject to all of the obligations of Merger Sub in accordance with the DGCL and upon the terms set forth in the Merger Agreement. The certificate of incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time and in a form mutually agreed by the parties, will be the certificate of incorporation and by-laws of the Surviving Company from and after the Effective Time until amended in accordance with applicable law and such certificate of incorporation and by-laws (except that the name of the Surviving Company will be “Direct Vet Marketing, Inc.”). The certificate of incorporation and by-laws of Spinco will be amended prior to the Effective Time to be the certificate of incorporation and by-laws of Covetrus from and after the Effective Time until amended in accordance with applicable law and such certificate of incorporation and by-laws and will be in forms mutually satisfactory to the parties and incorporate provisions embodying the features set forth in a schedule to the Contribution and Distribution Agreement. See “Description of Capital Stock” and “Comparison of Rights of Stockholders Before and After the Transactions” for summaries of the expected provisions of the amended and restated certificate of incorporation and amended and restated by-laws of Spinco.

Under the terms of the Merger Agreement, and subject to applicable law, Spinco, Merger Sub and Vets First Choice will take all such action as may be necessary to cause such individuals as may be mutually agreed by the parties to be the directors and officers of the Surviving Company from and after the Effective Time, to hold office until their successors are duly elected and qualified, or their earlier death, resignation or removal.

Closing and Effective Time

Under the terms of the Merger Agreement, unless the transactions contemplated under the Merger Agreement have been abandoned and the Merger Agreement has been terminated, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on (i) the earliest date that is (a) the last business day of a calendar month and (b) no earlier than the fifth business day following the first date on which the satisfaction or, to the extent permitted by applicable law, waiver of the conditions precedent to the Merger occurs or (ii) such other date as is agreed to in writing by the parties.

On the Closing Date, Merger Sub and Vets First Choice will execute and file with the office of the Secretary of State of the State of Delaware a certificate of merger executed in accordance with the DGCL. The Merger will become effective at the time of filing of the certificate of merger, or at such later time as is agreed upon by the parties and set forth in the certificate of merger. We cannot assure you on what date we will consummate the Merger.

Merger Consideration

The Merger Agreement provides that, as of the Effective Time, and without any action on the part of any of Henry Schein, Spinco, Merger Sub or Vets First Choice, or any holder of capital stock of Henry Schein, Spinco, Merger Sub or Vets First Choice, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. Each share of Vets First Choice capital stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, which will be cancelled) will be converted into (i) the right to receive, on a pro rata basis, a number of shares of Spinco common stock equal to the quotient obtained by dividing (a) the Aggregate Closing Merger Consideration (as defined below) by (b) the number of shares (vested or unvested) of Vets First Choice capital stock issued and outstanding on a fully diluted basis as of the Effective Time calculated using the treasury stock method (the “Vets First Choice Fully Diluted Share Number,” and clause (i), the “Closing Per Share Merger Consideration”), and (ii) a non-transferable contingent right to any cash and the Escrowed Shares attributable to such share of Vets First Choice capital stock pursuant to the Merger Agreement and the Escrow Agreement (the “Additional Per Share Merger Consideration, and clauses (i) and (ii) collectively, the “Per Share Merger Consideration”).

•

The “Aggregate Closing Merger Consideration” is (i) a number of shares of Spinco common stock obtained by dividing (a) the Admiral Fully Diluted Share Number (as defined below) by (b) the Conversion Factor (as defined below), minus (ii) the number of Escrowed Shares.

•

The “Admiral Fully Diluted Share Number” is a number of shares of Spinco common stock equal to the sum, without duplication, of (i) the aggregate number of shares of Spinco common stock distributed to holders of Henry Schein common stock pursuant to the Distribution, (ii) the aggregate number of shares of Spinco common stock issued to the Share Sale Investors, and (iii) the aggregate number of shares of Spinco common stock underlying Spinco RSU Awards and Spinco Restricted Stock issued to Spinco Group Employees (each as defined in the Transaction Agreements).

•

The “Conversion Factor” is the excess of 2.24633739049641 over the product of (i) the sum of the amount of (a) the Special Dividend, (b) the Certain Debt Repayment and (c) the JV Minority Equity Value (as defined below) and (ii) 0.000000000485673.

•

The “JV Minority Equity Value” means, with respect to certain Spinco subsidiaries, as of the Effective Time, the product of (i) the equity value attributable to such Spinco subsidiary and (ii) a fraction, of which (a) the numerator is the outstanding equity or other ownership interest in such Spinco subsidiary owned by minority holders in such Spinco subsidiary and (b) the denominator is the total number of outstanding equity or other ownership interest in such Spinco subsidiary, in each case, as of immediately following the Distribution.

The Contribution and Distribution Agreement provides that the sum of the Special Dividend and Certain Debt Repayment will be $1,120,000,000. However, the actual value of the JV Minority Equity Value required to determine the Conversion Factor will not be known with certainty until immediately prior to the Effective Time. The JV Minority Equity Value will depend upon whether minority equity interests in certain joint ventures held by the minority holders are repurchased for cash or remain outstanding. The JV Minority Equity Value is currently expected to range from $0 to approximately $150,467,528.

Based on the Conversion Factor formula, a greater aggregate amount of the Special Dividend, the Certain Debt Repayment and/or the JV Minority Equity Value will result in a lower Conversion Factor, and will therefore result in a greater number of shares of Spinco common stock comprising the Aggregate Closing Merger Consideration that will be distributed to Vets First Choice stockholders and, a greater number of shares of Spinco common stock comprising the Closing Per Share Merger Consideration payable with respect to each share of Vets First Choice capital stock pursuant to the Merger. Conversely, a lower amount of the Special Dividend, the Certain Debt Repayment and/or the JV Minority Equity Value will result in a higher Conversion Factor, and will therefore result in a lower number of shares of Spinco common stock comprising the Aggregate Closing Merger Consideration that will be distributed to Vets First Choice stockholders and, as a result, fewer shares of Spinco common stock comprising the Closing Per Share Merger Consideration payable with respect to each share of Vets First Choice capital stock pursuant to the Merger.

Set forth below are sample calculations of the Conversion Factor and the Per Share Merger Consideration assuming (i) all Escrowed Shares are released to the Vets First Choice stockholders, (ii) the sum of the Special Dividend and Certain Debt Repayment equaling $1,120,000,000, (iii) the minimum and maximum amounts of the JV Minority Equity Value, (iv) an Admiral Fully Diluted Share Number of 71,421,000, which represents the Admiral Fully Diluted Share Number if determined based on current assumptions, and (v) a Vets First Choice Fully Diluted Share Number of 87,525,120, which represents the Vets First Choice Fully Diluted Share Number if determined based on current assumptions. The sample calculations demonstrate the calculation of the highest and lowest anticipated potential Conversion Factors of 1.70238363 and 1.62930561, which correspond to the lowest and highest currently anticipated potential Per Share Merger Consideration of approximately 0.47933129 shares of Spinco common stock and 0.50083037 shares of Spinco common stock, respectively.

Example 1: Scenario assuming the minimum JV Minority Equity Value ($0):

•	Highest anticipated Conversion Factor = 1.70238363
•	Lowest currently anticipated Aggregate Closing Merger Consideration = approximately 41,953,528 shares of Spinco common stock
•	Lowest currently anticipated Per Share Merger Consideration = approximately 0.47933129 shares of Spinco common stock
•	Minimum anticipated percentage of shares of Spinco common stock allocated to Vets First Choice stockholders = approximately 37.0%
•	Maximum anticipated percentage of shares of Spinco common stock represented by the Admiral Fully Diluted Share Number = approximately 63.0%

Example 2: Scenario assuming the maximum JV Minority Equity Value ($150,467,528):

•	Lowest anticipated Conversion Factor = 1.62930561
•	Highest currently anticipated Aggregate Closing Merger Consideration = approximately 43,835,238 shares of Spinco common stock
•	Highest currently anticipated Per Share Merger Consideration = approximately 0.50083037 shares of Spinco common stock
•	Maximum anticipated percentage of shares of Spinco common stock allocated to Vets First Choice stockholders = approximately 38.0%
•	Minimum anticipated percentage of shares of Spinco common stock represented by the Admiral Fully Diluted Share Number = approximately 62.0%

The final amount of the Per Share Merger Consideration will be determined after the Effective Time, based on the number of Escrowed Shares (if any) released to Vets First Choice stockholders and any cash attributable to each share of Vets First Choice capital stock as part of the Additional Per Share Merger Consideration pursuant to the Merger Agreement and the Escrow Agreement.

Prior to the Closing Date, we will disclose our estimates of (i) the JV Minority Equity Value and the Conversion Factor, (ii) the Admiral Fully Diluted Share Number and Vets First Choice Fully Diluted Share Number, and (iii) the Aggregate Closing Merger Consideration and the Closing Per Share Merger Consideration. Although we will not be able to provide the final definitive amount of the Closing Per Share Merger Consideration until the Closing Date and the final definitive amount of the Per Share Merger Consideration until after the Effective Time upon determination of the Additional Per Share Merger Consideration, it is expected that, immediately after the consummation of the Merger, on a fully diluted basis and subject to certain adjustments, (i) approximately 63% of the shares of Spinco common stock are (a) expected to be owned by Spinco stockholders who held shares of Spinco common stock following the Distribution and immediately prior to the Merger, including the Share Sale Investors, and (b) expected to underlie certain equity awards held by certain employees of the Henry Schein Animal Health Business (who will be employees of the Combined Company after completion of the Transactions) and (ii) approximately 37% of the shares of Spinco common stock (including the Escrowed Shares) are (a) expected to be owned by stockholders of Vets First Choice immediately prior to the Merger and (b) expected to underlie certain equity awards held by certain employees of Vets First Choice (who will be employees of the Combined Company after completion of the Transactions).

If the Series Preferred Issue Price of any share of Vets First Choice preferred stock, plus any dividends declared but unpaid thereon, is greater than the Closing Per Share Merger Consideration, the provisions of the

Merger Agreement allocating the Closing Per Share Merger Consideration among the Vets First Choice stockholders will be deemed to be amended and restated to give effect to the applicable provisions of the Vets First Choice certificate of incorporation.

Any fractional shares of Spinco common stock that would otherwise be issuable to a Vets First Choice stockholder will be aggregated and each such Vets First Choice stockholder will be issued in respect of all such fractional shares a number of shares of Spinco common stock equal to such aggregate number, rounded to the nearest whole number. Following the Effective Time, all shares of Vets First Choice capital stock will be automatically cancelled and cease to exist.

Exchange of Per Share Merger Consideration

At or prior to the Effective Time, Spinco will deposit with the Exchange Agent evidence of Spinco common stock in book-entry form representing the aggregate Closing Per Share Merger Consideration issuable to Vets First Choice stockholders as of the Effective Time.

Promptly before the Effective Time, Spinco will cause the Exchange Agent to mail to each Vets First Choice stockholder a letter of transmittal and instructions for surrendering certificates of Vets First Choice capital stock in exchange for payment of the Closing Per Share Merger Consideration. Then, promptly after the Effective Time, Spinco will cause the Exchange Agent to distribute to each Vets First Choice stockholder that delivers to the Exchange Agent such stockholder’s certificate(s) of Vets First Choice capital stock (or affidavits of loss in lieu thereof), a duly completed and validly executed letter of transmittal and such other documents as may be required pursuant to mailed instructions, the number of shares of Spinco common stock (in book-entry form) representing the Closing Per Share Merger Consideration with respect to the shares of Vets First Choice capital stock held by such Vets First Choice stockholder as of immediately prior to the Effective Time and, promptly following the final determination of the Merger Adjustment Amount (defined below), any amount payable in respect of the Additional Per Share Merger Consideration.

Dissenting Shares

Shares of Vets First Choice capital stock outstanding immediately prior to the Effective Time and held by a Vets First Choice stockholder who does not vote or execute a consent in favor of the Merger and is entitled to demand and has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the Per Share Merger Consideration and will instead represent the right to receive payment of the fair value of such dissenting shares under the DGCL. A proxy or vote against the Merger or a failure to deliver a consent will not in and of itself constitute such a demand.

Escrowed Shares

On or prior to the Closing Date, Henry Schein, Spinco, Vets First Choice, the Vets First Choice Stockholders’ Representative and the Escrow Agent will enter into the Escrow Agreement, pursuant to which Spinco will deposit in the Escrow Account, on or prior to the Effective Time, the Escrowed Shares, which shares will be held in escrow by the Escrow Agent pursuant to the terms of the Merger Agreement and the Escrow Agreement. The Escrowed Shares will be held in escrow to secure assets for the potential payment of the post-closing adjustment and/or to satisfy the potential obligation of the Vets First Choice stockholders to make a Pre-Closing Tax Indemnity Payment, each as contemplated in the Merger Agreement.

Pursuant to the Merger Agreement, (i) if, upon the final determination of the final closing statement pursuant to the Merger Agreement, the Merger Adjustment Amount is negative and/or (ii) upon any determination that Spinco or its affiliates is entitled to a Pre-Closing Tax Indemnity Payment from Vets First Choice stockholders, the Escrow Agent will distribute an amount of Escrowed Shares with a value equal to the absolute value of the Merger Adjustment Amount and/or the Pre-Closing Tax Indemnity Payment (in each case assuming a price per share of Spinco common stock determined in accordance with the terms of the Escrow Agreement), as applicable, to Spinco, and any such shares of Spinco common stock will thereafter be cancelled by Spinco and no longer be outstanding. Upon the later to occur of (i) the first anniversary of the Closing Date and (ii) the date on which the final outstanding indemnification claim relating to the Pre-Closing Tax Indemnity Payment is resolved (and following the release of any post-closing adjustment related payments or Pre-Closing Tax Indemnity Payments made by the Escrow Agent to Spinco), any Escrowed Shares remaining in the Escrow Account will be distributed to each Vets First Choice stockholder in such proportion as is represented by a fraction, (a) the numerator of which is the number of shares of Vets First Choice capital stock held by each such Vets First Choice stockholder as of immediately prior to the Effective Time and (b) the denominator of which is the Vets First Choice Fully Diluted Share Number.

This summary of the treatment of the Escrowed Shares is qualified in its entirety by reference to the Merger Agreement and the form of Escrow Agreement, each of which is included as an exhibit to the registration statement of which this prospectus forms a part.

Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments

The Merger Agreement provides that within 90 days following the Distribution, Spinco will cause to be prepared and delivered to the Vets First Choice Stockholders’ Representative a certificate signed by an executive officer of Spinco certifying a statement setting forth Spinco’s good faith calculation of:

•

the amount of transaction expenses allocated to or borne by Vets First Choice or its subsidiaries in excess of $25,000,000 (defined in the Merger Agreement as the “Voyager Transaction Expenses Amount”);

•

the amount (positive or negative) equal to (i) the difference between the current assets and current liabilities of Vets First Choice (defined in the Merger Agreement as the “Voyager Working Capital”) as of 11:59 p.m., New York time, on the Closing Date (the “Merger Calculation Time”) minus (ii) $2,500,000 (defined in the Merger Agreement as the “Voyager Target Working Capital”); provided that such adjustment will only be used in calculating the Merger Adjustment Amount (as defined below) to the extent the Voyager Working Capital at the Merger Calculation Time is greater or less than the Voyager Target Working Capital by more than $1,500,000 (defined in the Merger Agreement as the “Voyager Working Capital Adjustment”);

•

the amount (positive or negative) equal to the difference between (i) the indebtedness of Vets First Choice and its subsidiaries minus the amount equal to the sum of (a) the cash and cash equivalents of Vets First Choice and its subsidiaries and (b) all cash and cash equivalents of Vets First Choice and its subsidiaries used by Vets First Choice to pay Vets First Choice transaction expenses or shared expenses prior to the Merger Calculation Time, in each case, determined as of the Merger Calculation Time, minus (ii) negative $25,000,000 (as defined in the Merger Agreement as the “Voyager Net Debt Adjustment”); and

•	the amount (positive or negative) equal to the Voyager Working Capital Adjustment minus the Voyager Net Debt Adjustment minus the Voyager Transaction Expenses Amount (the “Merger Adjustment Amount”).

The Vets First Choice Stockholders’ Representative may, within 45 days of its receipt of such statement, notify Spinco of any proposed adjustments to any of the items set forth in the statement. If Spinco has not received such a notice within such 45-day period, the calculation of the Merger Adjustment Amount sent forth in the statement delivered by Spinco will be deemed to be final. Alternatively, if the Vets First Choice Stockholders’ Representative sends a notice with proposed adjustments within such 45-day period, the parties will have up to 60 days (including 30 days of negotiation between the parties and, upon failure to agree, 30 days of negotiation to be conducted by experienced business representatives of each party) to resolve any disputes they may have over the calculations and agree upon a final, conclusive calculation of such amounts, and if they are unable to resolve such disputes, they will retain an accounting firm to make a final and binding determination of such amounts within 30 days of the appointment of such accounting firm.

If the Merger Adjustment Amount is positive, Spinco will pay to the Exchange Agent the lesser of (i) $100,000,000 and (ii) the Merger Adjustment Amount, which amount will be distributed to each Vets First Choice stockholder in such proportion as is represented by a fraction, (a) the numerator of which is the number of shares of Vets First Choice capital stock held by each such Vets First Choice stockholder as of immediately prior to the Effective Time and (b) the denominator of which is the Vets First Choice Fully Diluted Share Number.

If the Merger Adjustment Amount is negative, the Escrow Agent will transfer to Spinco from the Escrow Account a number of shares of Spinco common stock with a value (determined in accordance with the terms of the Escrow Agreement) equal to the absolute value of the Merger Adjustment Amount, and any such shares of Spinco common stock will thereafter be cancelled by Spinco.

No distribution of Escrowed Shares or other post-Closing purchase price adjustment pursuant to the Merger Agreement will be made to the extent the effect of such distribution or adjustment would reasonably be expected to result in Henry Schein stockholders owning 50% or less of Spinco common stock (as measured for purposes of Section 355(e) of the Code) on or after the Effective Time or otherwise cause the failure of any of the Transactions to qualify for Tax-Free Status (as defined in the Tax Matters Agreement).

Conditions to Consummation of the Merger

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions that are contained in the Merger Agreement, including:

•	the Separation having occurred pursuant to the terms of the Distribution Agreement;

•	the Special Dividend and the Additional Special Dividend (if applicable) having been paid and the Certain Debt Repayment having been effected;

•

the receipt of (i) the approval of the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) (which Merger Sub Stockholder Approval was received following the execution of the Merger Agreement) and (ii) the approval of the holders of at least a majority of the common stock of Vets First Choice and the holders at least a majority of the preferred stock of Vets First Choice (collectively, the “Vets First Choice Stockholder Approval”);

•	the receipt by the Henry Schein Board of a customary solvency and surplus opinion of a nationally recognized investment banking or appraisal firm;

•	the expiration or termination of any required waiting period under the HSR Act (which has already occurred);

•

the effectiveness of the registration statement of which this prospectus forms a part, and the approval of the listing on Nasdaq, subject to official notice of the issuance, of the Spinco common stock to be issued in the Distribution and the Merger and such other shares to be reserved for issuance in connection with the Transactions, subject to official notice of issuance; and

•

the absence of any order issued by any governmental authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Transactions (other than the Share Sale).

In addition, Henry Schein and Spinco’s obligations to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•

the representations and warranties of Vets First Choice contained in the Merger Agreement, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the Effective Time as if made as of Effective Time (except to the extent such representations and warranties address matters as of a particular date, in which case as of such date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Vets First Choice Material Adverse Effect (as defined below) (other than certain representations and warranties that must be true and correct in all respects);

•	the covenants and agreements to be performed by or complied with by Vets First Choice being performed and complied with by Vets First Choice in all material respects at or prior to the Effective Time;

•	the delivery by Vets First Choice of an officer’s certificate certifying the satisfaction of the two immediately preceding conditions;

•	the delivery by Vets First Choice of evidence of the Vets First Choice Stockholder Approval;

•	the absence of a Vets First Choice Material Adverse Effect since the date of the Merger Agreement;

•	the receipt by Henry Schein and Spinco of the Spin-off Tax Opinion and Merger Tax Opinion of Cleary Gottlieb Steen & Hamilton LLP;

•	the entrance into and delivery of the applicable Transaction Agreements by Vets First Choice, which are in full force and effect; and

•

the delivery by Vets First Choice to Spinco of a certification that no interest in Vets First Choice is a “United States real property interest” under the Foreign Investment in Real Property Tax Act of 1980.

Furthermore, Vets First Choice’s obligation to consummate the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•

the representations and warranties of Henry Schein, Spinco and Merger Sub contained in the Merger Agreement, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects, in each case as of the Effective Time as if made as of the Effective Time (except to the extent such representations and warranties address matters as of a particular date, in which case as of such date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect (as defined below) (other than certain representations and warranties that must be true and correct in all respects);

•

the covenants and agreements to be performed by or complied with by Henry Schein and Spinco being performed and complied with by Henry Schein and Spinco in all material respects at or prior to the Effective Time;

•	the delivery by each of Henry Schein and Spinco of an officer’s certificate certifying the satisfaction of the two immediately preceding conditions;

•	the absence of any Spinco Material Adverse Effect since the date of the Merger Agreement;

•	the receipt by Vets First Choice of the Merger Tax Opinion of Morgan, Lewis & Bockius LLP; and

•	the entrance into and delivery of the applicable Transaction Agreements by Henry Schein and its subsidiaries and Spinco, which are in full force and effect.

To the extent permitted by applicable law, each party to the Merger Agreement may waive, at its sole discretion, any of the conditions to its respective obligations to complete the Merger.

Regulatory Approvals

Under the HSR Act, and the rules promulgated under the HSR Act by the FTC, the parties must file notification and report forms with the FTC and the Antitrust Division of the Department of Justice and observe specified waiting period requirements before consummating the Merger. These filings were made on May 10, 2018 and the applicable waiting period under the HSR Act was terminated on June 19, 2018.

Representations and Warranties

The Merger Agreement contains substantially reciprocal customary representations and warranties that Henry Schein, Spinco and Merger Sub, on the one hand, and Vets First Choice, on the other hand, made to each other as of specific dates.

The representations and warranties by each of Henry Schein, Spinco, Merger Sub and Vets First Choice in the Merger Agreement relate to, among other things:

•	due organization, good standing, corporate power and subsidiaries;

•	authority to enter into the Merger Agreement (and the other Transaction Agreements) and no conflicts with or violations of organizational documents, other obligations or laws;

•	capitalization;

•	affiliate transactions;

•	financial statements and absence of undisclosed liabilities;

•	compliance with SEC requirements of the information supplied for inclusion in this prospectus;

•	ownership of assets and interest in or title to real property;

•	absence of certain changes or events, including any Spinco Material Adverse Effect and Vets First Choice Material Adverse Effect, as the case may be;

•	litigation and similar actions;

•	operations in conformity with applicable laws and ownership of certain licenses;

•	environmental matters;

•	tax matters;

•	employee benefit matters;

•	labor and employment matters;

•	intellectual property matters;

•	existence and enforceability of material contracts;

•	payment of fees to brokers or finders in connection with the Merger Agreement and other Transaction Agreements;

•	transaction bonuses;

•	controlled substances; and

•	compliance with foreign anti-corruption laws and export, embargo and similar restrictions.

In addition, Henry Schein, Spinco and Merger Sub made representations and warranties that relate to:

•	status of the new Spinco common stock;

•	insurance of the Henry Schein Animal Health Business;

•	due organization, good standing and corporate power of Spinco subsidiaries and absence of ownership of other interests;

•	sufficiency of transferred assets to operate the Henry Schein Animal Health Business as currently conducted after the Spin-off; and

•	operations of Spinco and Merger Sub.

Furthermore, Vets First Choice made representations and warranties that relate to the absence of dividends since December 31, 2017.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” limitation, and, except for the representations and warranties related to information supplied for inclusion in this prospectus (which survive for two years after the Effective Time pursuant to the terms of the Contribution and Distribution Agreement), the representations and warranties contained in the Merger Agreement do not survive the Closing.

Under the Merger Agreement, “Spinco Material Adverse Effect” means any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (i) the Henry Schein Animal Health Business or the Spinco Group, or the financial condition or results of operations of the Henry Schein Animal Health Business, taken as a whole, or (ii) the ability of Henry Schein, Spinco or Merger Sub to consummate the Transactions (other than the Share Sale) and to perform their respective obligations under the Merger Agreement and the other Transaction Agreements. However, any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to the following will not be deemed either to constitute, or be taken into account in determining whether there has occurred, a Spinco Material Adverse Effect (but only if, in the case of the first six bullets below, the Henry Schein Animal Health Business, the Spinco Group, Henry Schein or any of Henry Schein’s subsidiaries with respect to the Henry Schein Animal Health Business are not disproportionately affected thereby compared to other participants operating comparable businesses in the industries in which the Henry Schein Animal Health Business is operated):

•

general business or economic conditions, including any such conditions as they relate to the Henry Schein Animal Health Business and matters generally affecting the industries in which the Henry Schein Animal Health Business operates;

•

national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

•	changes in financial, banking or securities markets, including changes in interest or exchange rates, in each case, in the United States or elsewhere in the world;

•	changes in GAAP (or interpretations thereof);

•	changes in any laws (or interpretations thereof);

•	any hurricane, flood, tornado, earthquake or other natural disaster; and

•

except with respect to Henry Schein’s and Spinco’s representations and warranties relating to no conflicts with or violations of governing documents, other obligations or laws, the negotiation or execution of the Merger Agreement or any other Transaction Agreement, any actions that are required to be taken or not to be taken (other than pursuant to the covenants relating to the conduct of the Henry Schein Animal Health Business pending the Merger under the Merger Agreement) by the Merger Agreement or the other Transaction Agreements or the pendency or announcement of the Transactions.

In addition, “Vets First Choice Material Adverse Effect” means any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (i) Vets First Choice, its subsidiaries or the financial condition or results of operations of Vets First Choice, taken as a whole, or (ii) the ability of Vets First Choice to consummate the Transactions (other than the Share Sale) and to perform its obligations under the Merger Agreement and the other Transaction Agreements. However, any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to the following will not be deemed either to constitute, or be taken into account in determining whether there has occurred a Vets

First Choice Material Adverse Effect (but only if, in the case of the first six bullets below, Vets First Choice and its subsidiaries are not disproportionately affected thereby compared to other participants operating comparable businesses in the industries in which Vets First Choice’s business is operated):

•	general business or economic conditions, including any such conditions as they relate to Vets First Choice, and matters generally affecting the industries in which Vets First Choice operates;

•

national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

•	changes in financial, banking or securities markets, including changes in interest or exchange rates, in each case, in the United States or elsewhere in the world;

•	changes in GAAP (or interpretations thereof);

•	changes in any laws (or interpretations thereof);

•	any hurricane, flood, tornado, earthquake or other natural disaster; and

•

except with respect to Vets First Choice’s representations and warranties relating to no conflicts with or violations of governing documents, other obligations or laws, the negotiation or execution of the Merger Agreement or any other Transaction Agreement, any actions that are required to be taken or not to be taken (other than pursuant to the covenants relating to the conduct of the Vets First Choice business pending the Merger under the Merger Agreement) by the Merger Agreement or the Transaction Agreements or the pendency or announcement of the Transactions.

Covenants

In the Merger Agreement, each of Henry Schein and Spinco made certain covenants relating to its conduct and their respective subsidiaries’ conduct in respect of the Henry Schein Animal Health Business, and Vets First Choice made certain covenants relating to its conduct and its subsidiaries’ conduct of the Vets First Choice business. Some of these covenants are not easily summarized. You are urged to carefully read the sections of the Merger Agreement entitled “Conduct of the Henry Schein Animal Health Business Pending the Merger” and “Conduct of the Vets First Choice Business Pending the Merger.” The following summarizes the more significant of these covenants:

Conduct of Business Pending the Merger

Each of Henry Schein and Spinco, with respect to the Henry Schein Animal Health Business, and Vets First Choice, with respect to its business, is required to carry on its respective business in the ordinary course consistent with past practice and to use reasonable best efforts to preserve intact its respective current business organization, maintain material rights and licenses, keep available the services of current officers and key employees and preserve relationships with Customers and suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Effective Time.

Without the prior written consent of the other parties to the Merger Agreement, except as contemplated or permitted by the Transaction Agreements or as may be required by applicable law and subject to certain other exceptions in the Merger Agreement and items disclosed in the schedules to the Merger Agreement, none of Henry Schein (with respect to the Henry Schein Animal Health Business or Spinco subsidiaries), Spinco, Vets First Choice or any of their respective subsidiaries may take any of the following actions or authorize, commit or agree to take any of the following actions:

•	split, combine or reclassify any of its capital stock or issue or propose to issue any other securities;

•	amend the terms of, purchase, repurchase, redeem or otherwise acquire any of its securities or any securities of any of their respective subsidiaries or propose to do any of the foregoing;

•

with respect to Vets First Choice and its subsidiaries, declare, set aside or pay dividends on or make other distributions in respect of any shares of its or their capital stock or partnership or equity interests;

•

issue, sell, pledge, dispose of or encumber any shares of capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest; or accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement;

•	amend or propose to amend or otherwise change the certificate of incorporation or by-laws or similar governance documents (except as provided under the Merger Agreement);

•

acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•

sell, lease, pledge, encumber, transfer, license or otherwise dispose of any of its assets, excluding the disposition in the ordinary course of business of assets having a fair market value not exceeding $1,000,000 in the aggregate;

•

incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or guarantee any debt securities of others in an aggregate amount in excess of $1,000,000 in the case of Spinco (except for the incurrence of the Initial Spinco Debt Financing, the Additional Financing and any refinancing of certain indebtedness owed by Spinco to Henry Schein) and $500,000 in the case of Vets First Choice or enter into any material leases other than in connection with operating leases in the ordinary course of business;

•	issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money or otherwise;

•	make any loans, advances, capital contributions to or investments in any other person;

•	authorize material capital expenditures or purchases of fixed assets other than from third parties in the ordinary course of business;

•	create or incur an encumbrance on its tangible or intangible assets other than in the ordinary course of business;

•

grant any material increases in the compensation (including bonus and incentive compensation) or fringe benefits of any Spinco Group Employees, except in the ordinary course of business consistent with past practice;

•

pay or agree to pay to any Spinco Group Employees any material pension, retirement allowance, transaction or retention bonus, severance benefit or other material employee benefit not required by any of the existing Spinco benefit plans as in effect on the date of the Merger Agreement, except in the ordinary course of business consistent with past practice;

•

enter into any new, or terminate or materially amend any existing collective bargaining agreement or relationship, employment, compensation, equity, incentive, compensation, severance or termination contract or other arrangement with any Spinco Group Employees or his or her representative, except in the ordinary course of business consistent with past practice;

•	establish or become obligated under any new, or amend any existing, pension plan, welfare plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement;

•	grant any equity-based compensation to any employee or director or independent contractor in respect of its stock, except in the ordinary course of business consistent with past practice;

•	make any offer for the employment or engagement of any employee providing for annual compensation in excess of $250,000;

•	implement any distribution center, facility, warehouse or business unit closing or mass layoff that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

•	make any loan to any director, officer or member of senior management or, except in the ordinary course of business and in compliance with applicable law, to any other employee;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the Transactions;

•	make any material change in the methods of accounting or procedures in effect as of the date of the Merger Agreement;

•

make, change or rescind any material tax election, settle, compromise or abandon any material action or controversy primarily relating to taxes, amend any material tax returns, adopt or change any material method of tax accounting or change any annual tax accounting period or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, in filing tax returns;

•

enter into or amend in any material respect any contract or arrangement with subsidiaries, except as contemplated by the Transaction Agreements or for arms’-length commercial arrangements entered into in the ordinary course of business and subject to certain limitations;

•	modify, amend, terminate or enter into any material contract with a third party, or waive, release or assign any material rights or claims;

•

pay discharge, satisfy or settle any action, if such payment would (i) require any payment in excess of $1,000,000 individually or $5,000,000 in the aggregate prior to or following the Effective Time or (ii) restrict operations in any material respect or require the taking of action that would, or would reasonably be expected to, materially and adversely affect the operation of business following the Effective Time;

•	enter into any contract or arrangement that limits or restricts the entity from engaging in its business in any material respect;

•

sell, transfer, grant a license under, abandon, let lapse, encumber or otherwise dispose of certain material intellectual property, except, in each case, for any non-exclusive licenses of, or grants of non-exclusive rights to, intellectual property entered into in the ordinary course of business; or

•	deviate in any material respect from historical practices relating to the purchase, storage and movement of inventory and personal property.

Competition Approvals; Tax Opinions

Each party to the Merger Agreement agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the Transactions (other than the Share Sale), including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings, as promptly as practicable, and to take all other actions necessary to consummate such Transactions in a manner consistent with applicable law, including making the required filings pursuant to the HSR Act within 20 business days of the date of the Merger Agreement (such filings having been made on May 10, 2018). Any filing fees required to be paid by the parties in connection with any filings with any governmental authority will be borne by Spinco if the Merger is consummated and one-half by Henry Schein and one-half by Vets First Choice if the Merger is not consummated. Notwithstanding the foregoing, none of Vets First Choice, Henry Schein, Spinco or any of their respective affiliates will be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time any assets, licenses, operations, rights, product lines, businesses or interest therein of Vets First Choice, Henry Schein, Spinco or any of their respective affiliates or agree to make any material changes or restriction on, or other impairment of Vets First Choice’s, Henry Schein’s, Spinco’s or either of their respective affiliates’ ability to own, operate or exercise rights in respect of such assets, licenses, operations, rights, product lines, business or interests therein. None of Henry Schein, Vets First Choice or the stockholders of Vets First Choice will have an obligation to litigate against any governmental authority or private party seeking to enjoin the Closing. Until any applicable waiting period under the HSR Act relating to the Transactions has expired or terminated (which has already occurred), Vets First Choice, Henry Schein, Spinco and their respective affiliates agreed not to acquire or agree to acquire by any manner any business or any corporation, partnership or other business organization or division thereof that would reasonably be expected to prevent or materially delay any filing or approval with or from any governmental authority to consummate the Transactions (other than the Share Sale) or the consummation of such Transactions or to result in the failure to satisfy any condition to consummation of such Transactions.

Henry Schein and Spinco agreed to use their reasonable best efforts to seek, as promptly as practicable, the Spin-off Tax Opinion. Vets First Choice agreed to cooperate and use reasonable best efforts to assist in obtaining the Spin-off Tax Opinion. In addition, each of Henry Schein and Vets First Choice agreed to use their respective reasonable best efforts obtain an opinion of their respective tax counsel regarding certain United States federal income tax matters related to the Merger. In addition, each party to the Merger Agreement has agreed that it will not take any action that is inconsistent with such opinions (including the Spin-off Tax Opinion) or that is reasonably expected to cause the Transactions to fail to qualify for their intended tax treatment for U.S. federal income tax purposes.

Directors and Officers of Covetrus

The directors and officers of Covetrus as of the Effective Time will be determined as provided in the Contribution and Distribution Agreement.

Directors and Officers Indemnification; Insurance

The Merger Agreement provides that Spinco and its subsidiaries will (i) maintain for a period of at least six years after the Effective Time provisions in each of their respective organizational documents concerning indemnification and exculpation (including provisions relating to the advancement of expenses) for each of the past and present directors or officers of Henry Schein, Spinco and Vets First Choice and their respective subsidiaries and each individual who prior to the Effective Time becomes a director or officer of Henry Schein, Spinco or Vets First Choice or their respective subsidiaries that are no less favorable to such persons than the provisions of the organizational documents of Henry Schein, Spinco and Vets First Choice and their respective subsidiaries, as applicable, as of the date of the Merger Agreement and (ii) not amend any such provisions in a manner that would adversely affect such person’s rights. The Merger Agreement also provides that, for a period of at least six years following the Merger, Spinco will maintain in effect for the benefit of such individuals directors’ and officers’ liability and fiduciary liability insurance policies that are no less advantageous than the current directors’ and officers’ liability insurance policies maintained for such persons by Henry Schein or Vets First Choice, as applicable.

No Solicitation of Acquisition Proposals

Each of Vets First Choice, on the one hand, and Henry Schein and Spinco, on the other hand with respect to Spinco and the Henry Schein Animal Health Business, agreed that, except in certain circumstances, or where the failure to take such action would be, in the judgment of the applicable party’s board of directors, after obtaining the advice of legal counsel, reasonably likely to be inconsistent with the fiduciary duties of the directors or applicable law, Vets First Choice, Henry Schein and Spinco and their respective subsidiaries will not, and will cause their respective agents and representatives not to:

•	directly or indirectly, solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to an acquisition proposal (as defined below);

•	provide any non-public information or data to any person relating to or in connection with an acquisition proposal;

•	waive, amend or modify any standstill or confidentiality agreement to which it or any of its subsidiaries is a party in connection with an acquisition proposal;

•	enter into, maintain or continue any discussions or negotiations concerning an acquisition proposal; or

•

otherwise cooperate with, participate in or facilitate any effort to attempt to make or implement, or approve, agree to, recommend or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any acquisition proposal.

Each party agreed to notify the other parties within 48 hours of the receipt of any acquisition proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, an acquisition proposal, and thereafter to keep the other parties informed in reasonable detail of the status and terms of any such acquisition proposal, inquiry, offer, proposal or request, including any material developments or modifications to the terms thereof, within 48 hours of such development.

Other than in connection with the Transactions or as specifically contemplated by the Merger Agreement and the Contribution and Distribution Agreement, an “acquisition proposal” includes, with respect to Spinco, any proposal relating to:

•

any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions with respect to the Henry Schein Animal Health Business;

•

any sale, lease, exchange transfer or other disposition, in a single transaction or a series of related transactions, of the assets of the Henry Schein Animal Health Business or Spinco and its subsidiaries constituting 5% or more of the consolidated assets of the Henry Schein Animal Health Business or accounting for 5% or more of the consolidated revenues of the Henry Schein Animal Health Business;

•	the acquisition by any person (or the stockholders of any person) of 5% or more of the outstanding capital stock, other equity securities or voting power of Spinco and its subsidiaries; or

•	any other similar transaction that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

An acquisition of Henry Schein excluding the Henry Schein Animal Health Business will not constitute an “acquisition proposal.”

Other than in connection with the Transactions or as specifically contemplated by the Merger Agreement, an “acquisition proposal” includes, with respect to Vets First Choice, any proposal relating to:

•	any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions with respect to Vets First Choice or its subsidiaries;

•

any sale, lease, exchange, transfer or other disposition, in a single transaction or a series of related transactions, of the assets of Vets First Choice or any of its subsidiaries constituting 5% or more of the consolidated assets of Vets First Choice or accounting for 5% or more of the consolidated revenues of Vets First Choice;

•	the acquisition by any person (or the stockholders of any person) of 5% or more of the outstanding capital stock, other equity securities or voting power of Vets First Choice; or

•	any other similar transaction that would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

Financing

Henry Schein, Spinco and Vets First Choice agreed to use their respective reasonable best efforts to consummate the Initial Spinco Debt Financing and the Additional Financing as contemplated by the commitment letter, dated as of December 5, 2018, by and among Henry Schein, Spinco and the arrangers party thereto or on such other terms and conditions reasonably acceptable to Henry Schein, Spinco and Vets First Choice, and to use their respective reasonable best efforts to cooperate in all aspects necessary or reasonably requested by Henry Schein or Vets First Choice in connection with the arrangement and consummation of the Initial Spinco Debt Financing and the Additional Financing.

Non-Solicitation of Employees

Subject to certain exceptions set forth in the Merger Agreement, Henry Schein, Vets First Choice and Spinco each agreed that for a period of 18 months from and after the Closing Date, each party would not and would cause its respective subsidiaries not to, without the prior written consent of the other parties, directly or indirectly through another person, approach, solicit, induce or attempt to induce certain restricted employees from leaving the employ of Spinco or Henry Schein (as applicable) or be involved in the hiring, or hire, employ or enter into a consulting agreement with certain restricted employees unless such employee ceased to be an employee six months prior to, or his or her employment was involuntarily terminated at any time prior to, such action.

Non-Competition

For a period of three years from and after the Closing Date, Henry Schein agreed that it and its subsidiaries would not, without the prior written consent of Spinco, directly or indirectly, own or acquire any interest in, operate, manage, control or engage in the Restricted Business (as defined below); provided that the foregoing will not prohibit Henry Schein or its subsidiaries from:

•	engaging in, owning any interest in, or controlling, managing or operating any person engaging in, any business other than the Restricted Business;

•

acquiring the stock, business or assets of any person that at the time of such acquisition is engaged in, or owns any interest in or controls, manages or operates any person that is engaged in the Restricted Business (an “Acquired Competing Business”) so long as (i) the annual net revenues of such Acquired Competing Business do not exceed the lesser of (a) $10,000,000 or (b) twenty five percent (25%) of the annual net revenues of the combined businesses being acquired or (ii) if such threshold is exceeded, (a) the annual net revenues of such Acquired Competing Business do not exceed 40% of the annual net revenues of the combined business being acquired and (b) Henry Schein divests or terminates the portion of such Acquired Competing Business that generates net revenues in excess of the such threshold within 18 months of the consummation of such acquisition;

•

engaging in, owning any interest in or controlling, managing or operating any person engaging in, any Acquired Competing Business in a manner consistent with the conduct of such business immediately prior to the acquisition of such business, subject to the same revenue thresholds and divestment requirements in the preceding clause;

•

owning as a passive, noncontrolling investor (without any membership on the board of directors or similar governing body of such entity) up to an aggregate of 10% of the outstanding capital stock or other equity interests of any entity that is listed on a national stock exchange or 5% of the outstanding capital stock of other equity interest of any other entity; or

•

engaging in, owning any equity interest in, or participating in the management of, any person or entity in which Henry Schein or its subsidiaries owns an equity interest as of the date of the Merger Agreement and which is not a consolidated entity of Henry Schein for purposes of its financial reporting.

“Restricted Business” means the business of (i)(a) selling pharmaceuticals, vaccines and parasiticides (including private label and generic) marketed specifically for the treatment and prevention of ailments of and diseases in animals (including companion animals), (b) selling pet insurance or pet wellness plans and (c) providing data, marketing, pharmacy, inventory management, compliance services or credit card processing services through veterinary practice management software, in each case, to veterinary practitioners, animal health clinics and similar animal-related providers and (ii) selling veterinary practice management software related thereto.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•

cooperation among the parties relating to promptly preparing and filing the registration statement of which this prospectus forms a part, having such registration statement declared effective by the SEC as promptly as practicable and advisable following filing and keeping such registration statement effective as long as is necessary to consummate the Distribution and the issuance of Spinco common stock to Vets First Choice stockholders pursuant to the Merger; provided, that the effective date of such registration statement will be no earlier than the date on which Spinco would be reasonably able to meet its obligations and requirements as a public company with securities listed on Nasdaq and is otherwise reasonably prepared to operate as a stand alone entity taking into account all resources available to it under the Transaction Agreements and on commercially reasonable terms from third parties;

•

prior to the Effective Time, cooperation among the parties relating to preparing, filing and obtaining the approval of the application for the listing on Nasdaq of the Spinco common stock issued pursuant to the Transactions;

•	Spinco’s actions as may be required under state securities or blue sky laws in connection with the issuance of shares of Spinco common stock pursuant to the Transactions;

•	assistance as any party may reasonably request and as may be reasonably necessary or appropriate in effectuating the provisions of the Merger Agreement;

•

seeking the cooperation of any third parties necessary for each party to fulfill its obligations under the Merger Agreement, any other Transaction Agreement or any Support Agreement (as defined below);

•

Vets First Choice’s obligation to circulate a written consent or hold a meeting of Vets First Choice stockholders to approve the Merger Agreement and the Merger no later than five business days after the registration statement of which this prospectus forms a part is declared effective, to deliver this prospectus to its stockholders and to use commercially reasonable efforts to secure the execution and delivery of the voting and support agreements of all of the Vets First Choice Stockholders in a form reasonably acceptable to Henry Schein (the “Support Agreements”);

•	confidentiality, reasonable access with respect to certain information relating to the parties and the preservation of records following the Effective Time;

•	the making of public announcements or press releases with respect to the Merger or the Transactions;

•	defense of litigation and other actions attempting to challenge, enjoin, restrain or prohibit the consummation of the Transactions;

•

the notification of certain communications alleging that certain consents may be required in connection with the Transactions or received from any governmental authority in connection with the Transactions;

•

the notification of the occurrence or nonoccurrence of any event that has caused or would reasonably be expected to cause a Vets First Choice Material Adverse Effect or a Spinco Material Adverse Effect or that could result in a closing condition to the Merger Agreement being incapable of being fulfilled;

•	the delivery of payoff letters with respect to certain indebtedness and invoices with respect to those expenses that the parties to the Merger Agreement have agreed to share;

•	the delivery of audited and unaudited financial statements between the signing of the Merger Agreement and the Closing;

•

good faith cooperation and negotiation with respect to an amendment to the Transaction Agreements reasonably requested by a party in order to enable its counsel to deliver the applicable tax opinion(s);

•	the development of a system of internal controls over financial reporting and integration of the financial reporting systems of Spinco and Vets First Choice;

•	cooperation among the parties to ensure that any transfer of data in connection with the Transactions is in compliance with applicable data privacy laws;

•	the guaranty by Henry Schein of Spinco’s obligations under the Merger Agreement until Closing or termination of the Merger Agreement;

•	the power and authority of the Vets First Choice Stockholders’ Representative;

•	the release by Vets First Choice of certain encumbrances;

•	consultation by Henry Schein with Vets First Choice regarding the preparation and implementation of the Reorganization Step Plan (as defined in “Ancillary Agreements—Tax Matters Agreement”);

•

Vets First Choice’s undertaking to incur no more than a certain amount of Vets First Choice transaction expenses and shared expenses that are outstanding as of the Closing and which are to be paid at the Closing, and Spinco shall cause any amounts incurred in excess of such amount to be paid no earlier than 3 business days following the Closing Date; and

•

Henry Schein and Spinco’s undertaking to use commercially reasonable best efforts to cause two wholly-owned limited liability company intermediate holding companies to be interposed between Spinco and the other members of the Spinco Group (including Merger Sub) prior to the Closing.

Vets First Choice Pre-Closing Tax Indemnity

Subject to certain exceptions set forth in the Merger Agreement, the Vets First Choice stockholders agreed to indemnify Spinco and its affiliates against tax-related losses sustained by Spinco or any entity that is a subsidiary of Spinco following the Distribution in respect of any Vets First Choice pre-closing taxes, up to an amount not to exceed $10,000,000 in the aggregate (the “Pre-Closing Tax Indemnity Payment”). The Pre-Closing Tax Indemnity Payment will be made by the Escrow Agent by distributing an amount of Escrowed Shares with a value equal to the Pre-Closing Tax Indemnity Payment (such value being determined in accordance with the terms of the Escrow Agreement) to Spinco, and any such shares of Spinco common stock will thereafter be cancelled by Spinco. The Escrowed Shares will be the exclusive remedy for such tax-related losses. Such indemnification rights of Spinco apply only with respect to claims made no later than the first anniversary of the Effective Time.

Upon the later to occur of (i) the date occurring on the first anniversary of the Closing Date and (ii) the date on which the final outstanding claim relating to tax-related losses is resolved, following the release of any Pre-Closing Tax Indemnity Payments made by the Escrow Agent to Spinco, any Escrowed Shares then remaining in the Escrow Account will be distributed to each Vets First Choice stockholder in such proportion as is represented by a fraction, (a) the numerator of which is the number of shares of Vets First Choice capital stock held by each such Vets First Choice stockholder as of immediately prior to the Effective Time and (b) the denominator of which is the Vets First Choice Fully Diluted Share Number.

Amendment; Extension; Waiver

The Merger Agreement may be amended by the parties at any time, provided that after the receipt of the Merger Sub Stockholder Approval or Vets First Choice Stockholder Approval, any amendment that by law requires the further approval of the holder of Merger Sub common stock or the Vets First Choice stockholders will not be made without such approvals. The Merger Agreement may only be amended by an instrument in writing signed on behalf of the parties, and the amendment of certain provisions set forth in the Merger Agreement in a manner adverse to the agents, arrangers, lenders or other entities that may commit to provide or arrange the Initial Spinco Debt Financing or the Additional Financing (the “Lenders”) requires the prior written consent of the Lenders. Prior to the Effective Time, the parties may extend the time for the performance of any of the obligations or other acts of the parties or waive any inaccuracies in the representations and warranties or compliance with any of the agreements or conditions contained in the Merger Agreement.

Termination of the Merger

The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Henry Schein and Vets First Choice. It may also be terminated by either Henry Schein or Vets First Choice prior to the Effective Time if:

•

the Effective Time has not occurred on or before the date occurring 15 months after the date of the Merger Agreement, unless the failure to effect the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations set forth in the Merger Agreement; or

•	if any law or order of any governmental authority preventing or prohibiting the completion of the Transactions (other than the Share Sale) has become final and non-appealable.

The Merger Agreement may also be terminated prior to the Effective Time by:

•

Vets First Choice if there has been a breach by Henry Schein or Spinco of any of its representations, warranties or covenants or agreements contained in the Merger Agreement such that certain conditions to Vets First Choice’s obligation to consummate the transactions under the Merger Agreement would be incapable of being satisfied, and such breach has not been cured within 30 business days following notice of such breach (so long as at the time of termination Vets First Choice is not in breach of any covenant, representation or warranty or other agreement contained in the Merger Agreement, which breach would cause the closing conditions of Henry Schein or Spinco not to be satisfied if the closing were to occur at the time of termination); or

•

Henry Schein if there has been a breach by Vets First Choice of any of its representations, warranties or covenants or agreements contained in the Merger Agreement such that certain conditions to Henry Schein’s and Spinco’s obligation to consummate the transactions under the Merger Agreement would be incapable of being satisfied, and such breach has not been cured within 30 business days following notice of such breach (so long as Henry Schein is not in breach of any covenant, representation or warranty or other agreement contained in the Merger Agreement, which breach would cause the closing conditions of Vets First Choice not to be satisfied if the closing were to occur at the time of termination). Furthermore, Henry Schein would have had the right to terminate the Merger Agreement if Support Agreements with Vets First Choice stockholders sufficient to effect the Vets First Choice Stockholder Approval were not executed and delivered to Henry Schein within 72 hours following the execution and delivery of the Merger Agreement. A Support Agreement with Vets First Choice stockholders sufficient to effect the Vets First Choice Stockholder Approval was executed and delivered to Henry Schein in the required timeframe.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the Transactions (including fees and expenses of legal counsel, accountants, investment bankers and other representatives and consultants, if any), whether or not paid prior to Closing, are to be paid by the party incurring such fees or expenses. Any fees and expenses incurred by Spinco or any of its subsidiaries on or prior to the Effective Time will be deemed to have been incurred by Henry Schein.

Expenses incurred in connection with the Initial Spinco Debt Financing and the Additional Financing, any filing fees required to be paid in connection with filings with any governmental agency and certain other agreed shared fees and expenses as set forth in the Merger Agreement will be borne (i) by Spinco if the Merger is consummated or (ii) one-half by Henry Schein and one-half by Vets First Choice, other than with respect to the Initial Spinco Debt Financing and the Additional Financing, which shall be borne 60% by Henry Schein and 40% by Vets First Choice, if the Merger is not consummated. Henry Schein will bear all severance obligations, transaction bonus obligations and retention bonuses relating to Spinco employees that become due and payable prior to, or as a direct result of, the consummation of the Transactions, and Vets First Choice will bear all severance obligations, transaction bonus obligations and retention bonuses relating to Vets First Choice employees that become due and payable prior to, or as a direct result of, the consummation of the Transactions.

Specific Performance

Each of the parties has the right to specific performance and injunctive or other equitable relief in respect of its rights under the Merger Agreement and the other Transaction Agreements, in addition to all other rights and remedies at law or in equity.

ANCILLARY AGREEMENTS

Employee Matters Agreement

The following is a summary of material provisions of the Employee Matters Agreement, which Spinco entered into on April 20, 2018. This summary is qualified in its entirety by reference to the full text of the Employee Matters Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The Employee Matters Agreement governs the allocation of assets and liabilities with respect to certain employee compensation and benefit plans and programs, and responsibilities relating to other employment matters related to the Transactions. The Employee Matters Agreement provides that active Henry Schein employees who serve in a role that is primarily or exclusively dedicated to supporting the Henry Schein Animal Health Business (“Spinco Employees”) will to the extent necessary, be transferred to Spinco or its subsidiaries effective as of the Distribution (or, with respect to Spinco Employees located outside of the United States, subject to applicable law, as soon as commercially reasonable thereafter).

The Employee Matters Agreement provides that:

•	Spinco and its subsidiaries generally will be responsible for liabilities associated with Spinco Employees as well as former employees of Spinco and its subsidiaries.

•

Henry Schein and its subsidiaries generally will retain liabilities incurred under any and all benefit plans sponsored, maintained or contributed to by Henry Schein or its subsidiaries immediately prior to the Distribution with respect to (i) active and former employees of Henry Schein and its subsidiaries other than Spinco Employees and (ii) a small number of employees of Henry Schein who will be transferred to Spinco (but solely with respect to the time period prior to the Distribution).

•

Henry Schein equity awards granted to Spinco Employees pursuant to the Henry Schein 2013 Stock Incentive Plan, as amended from time to time, that are scheduled to vest after the Closing will be assumed by Spinco and converted into awards relating to Spinco common stock. The converted awards will have substantially equivalent value and contain the same terms, conditions and features (other than performance criteria, which will be adjusted to reflect the Combined Company’s business) as the Henry Schein equity awards held by Spinco Employees as of immediately prior to the Closing, with any performance-based awards vesting with respect to the period prior to the Closing based on actual performance through the Closing, subject to time-vesting requirements.

•

Vets First Choice stock options held by Vets First Choice employees will be converted to Spinco stock options such that the total value of Spinco stock options held by each Vets First Choice employee immediately following the Merger will be substantially economically equivalent to the value of such Spinco stock options prior to the Merger.

•

For nine months following the Closing Date, Spinco will provide (i) each Spinco Employee with an annual base salary and target annual cash incentive compensation opportunity that are no less favorable than the annual base salary and target annual cash incentive compensation opportunity in effect on April 20, 2018, and (ii) Spinco Employees with qualified defined contribution plan or similar benefits, health and welfare plan benefits, severance benefits and target incentive equity opportunities that are substantially comparable in the aggregate to those in effect on April 20, 2018.

Tax Matters Agreement

The following is a summary of material provisions of the Tax Matters Agreement that Spinco expects to enter into with Henry Schein, Vets First Choice and the Vets First Choice Stockholders’ Representative (solely in its capacity as the representative of the Vets First Choice stockholders) in connection with the consummation of the Transactions. This summary is qualified in its entirety by reference to the form of Tax Matters Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The Tax Matters Agreement will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of the failure of the Transactions to qualify for their intended tax treatment. The Tax Matters Agreement will generally address federal, state, local and non-U.S. tax matters, and sets forth the respective obligations of the parties with respect to the filing of tax returns, tax indemnification obligations, warranties and covenants with respect to the intended tax-free treatment of the Transactions, the administration of tax contests and assistance and cooperation on tax matters.

In general, the Tax Matters Agreement will govern the rights and obligations of Henry Schein, on the one hand, and Spinco and Vets First Choice, on the other hand, after the Distribution with respect to taxes for both pre-Distribution and post-Distribution periods. Under the Tax Matters Agreement, Henry Schein will generally be responsible for pre-Distribution taxes relating to both its retained business and certain pre-Distribution taxes of the Henry Schein Animal Health Business, as well as certain transaction taxes of or attributable to entities transferred to Spinco in the Reorganization. In certain circumstances and subject to certain conditions, Henry Schein’s responsibility for taxes extends to taxes arising in either pre- or post-Distribution periods directly attributable to Henry Schein’s settlement or compromise or abandonment of a material tax action or controversy primarily relating to taxes of the Henry Schein Animal Health Business or the adoption or change of a material method of tax accounting or the change of an annual tax accounting period of the Henry Schein Animal Health Business. Spinco will generally be responsible for post-Distribution taxes attributable to the Henry Schein Animal Health Business. In addition, in certain circumstances and subject to certain conditions, each party will be responsible for taxes imposed on Henry Schein that arise from the failure of the Distribution, the Merger and certain related transactions to qualify as tax-free transactions to the extent such failure to qualify is attributable to certain actions taken by such party (or, in certain circumstances, is attributable to actions taken by other persons).

Pursuant to the Tax Matters Agreement, Spinco generally is expected to indemnify Henry Schein for (i) all taxes for which Spinco is responsible, as described above, and (ii) all taxes incurred by reason of certain actions or events, or by reason of any breach by Spinco, Vets First Choice or any of their respective subsidiaries of any of their respective representations, warranties or covenants under the Tax Matters Agreement that, in each case, affect the intended tax-free treatment of the Transactions.

Pursuant to the Tax Matters Agreement, Henry Schein is expected to (i) indemnify Spinco for the taxes for which Henry Schein is responsible, as described above (in the case of taxes of certain entities transferred to Spinco and taxes due to certain actions taken by Henry Schein (described above) with respect to material tax actions or controversies or accounting periods or methods, subject to a cap of $10,000,000) and (ii) be responsible for the income taxes attributable to a failure of the Transactions to qualify as tax free, to the extent not specifically apportioned to Spinco pursuant to the Tax Matters Agreement.

The Tax Matters Agreement will prohibit Spinco and Henry Schein from taking actions (or refraining from taking actions) that could reasonably be expected to cause the Transactions to be taxable or to jeopardize the conclusions of the Spin-off Tax Opinion. In particular, for two years after the Distribution, Spinco may not, among other things,:

•

cease, or permit certain of its wholly owned subsidiaries to cease, the active conduct of a business that was conducted immediately prior to the Distribution or from holding certain assets held at the time of the Distribution;

•

dissolve, liquidate, take any action that is a liquidation for federal income tax purposes, merge or consolidate with any other person (other than pursuant to the Merger), or permit certain of its wholly owned subsidiaries from doing any of the foregoing;

•

approve or allow an extraordinary contribution to Spinco by its stockholders in exchange for stock, redeem or otherwise repurchase (directly or indirectly) any of Spinco’s stock, or amend its certificate of incorporation or other organizational documents, or take any other action, if such amendment or other action would affect the relative voting rights of its capital stock;

•	redeem or repurchase any of its stock; or

•

enter into any transaction or series of transactions as a result of which one or more persons would acquire (directly or indirectly) an amount of stock of Spinco (taking into account the stock of Spinco acquired pursuant to the Merger and Share Sale) that would reasonably be expected to cause the failure of the tax-free status of the Distribution, the Merger and certain related transactions.

Nevertheless, Spinco will be permitted to take any of the actions described above during the two-year period following the Distribution if Henry Schein obtains a IRS private letter ruling (or, in certain circumstances, Spinco shall have provided to Harbor an opinion of counsel that is reasonably acceptable to Henry Schein) to the effect that the action will not affect the tax-free status of the Distribution or the Merger. Notwithstanding the above, under the Tax Matters Agreement, Spinco may make certain stock issuances that meet certain safe harbors provided in Section 1.355-7(d) of the Treasury Regulations so long as such issuances are not inconsistent with formal or informal written guidance provided by the IRS in connection any private letter ruling or any assumptions, representations and warranties, undertakings or certificates relied upon in the Spin-off Tax Opinion.

In addition, Spinco may not amend its certificate of incorporation or take any other action that would render ineffective the application of the Ownership Limitation, and in certain circumstances this restriction may prevent Spinco from taking certain actions even following the second anniversary of the Distribution. The Tax Matters Agreement also imposes additional obligations and restrictions on Spinco related to the Ownership Limitation, including a requirement that Spinco diligently enforce the provisions of the Ownership Limitation against any purported transfers in violation of its terms, and Spinco may have an obligation to indemnify Henry Schein if Spinco breaches or otherwise fail to comply with these restrictions.

The Tax Matters Agreement will be binding on and inure to the benefit of any permitted assignees and any successor to any of the parties of the Tax Matters Agreement. The Tax Matters Agreement may be amended only by a written instrument signed by each of the parties, and any right may be waived only in a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party to the Tax Matters Agreement to exercise a right operates as a waiver thereof.

Transition Services Agreement

The following is a summary of material provisions of the Transition Services Agreement that Spinco expects to enter into in connection with the consummation of the Transactions. This summary is qualified in its entirety by reference to the form of Transition Services Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The Transition Services Agreement, to be dated as of the Closing Date, sets forth the terms and conditions for the provision by each of Henry Schein and Spinco of services to the other, from and following the date of the Distribution. A party providing a service is referred to in this summary as the “provider,” and a party receiving a service is referred to in this summary as the “recipient.”

While the term of the individual services to be provided under the Transition Services Agreement varies, in no event will services be provided thereunder for a period of longer than two years following the date of the Distribution. Subject to certain notice requirements, the recipient has the one-time right to extend the term of any service (other than certain specified services which may not be extended), subject to certain fee increases and obtaining any necessary third party consents, so long as any such extension period would not extend the term of such service beyond the date that is two years following the date of the Distribution. In the event of an early termination of a service by the recipient, the recipient will be required to pay the provider the amount of service fees that would otherwise be payable to the provider for the remainder of the term of such service and the provider will be required to use commercially reasonable efforts to mitigate any residual costs applicable to such service and reimburse the recipient an amount equal to any reduction in such residual costs achieved or received by the provider. In the event the recipient delivers an early termination notice with respect to a service and the provider reasonably determines that such early terminated service is interdependent with other services provided by the provider pursuant to the Transition Services Agreement, the recipient will have the opportunity to withdraw its early termination notice, and if any such early termination notice is not so withdrawn, such early termination notice will result in the concurrent automatic termination of each interdependent service identified by the provider.

The services expected to be performed by Henry Schein generally relate to the following areas, among others:

•	warehousing services and office space;

•	information technology services;

•

licensing of certain Henry Schein intellectual property currently used and shared among the Combined Company’s business and Henry Schein’s other businesses and not covered by the license granted pursuant to the terms of the Contribution and Distribution Agreement;

•	sourcing private-label products from Henry Schein and selling these products;

•	human resource services;

•	distribution and logistics services;

•	security, accounts receivable and accounts payable services; and

•	inventory and supply chain services.

The categories of services to be provided by Spinco to Henry Schein generally relate to the following areas, among others:

•	warehousing services in certain specified countries;

•	information technology services in certain specified countries; and

•	inventory and supply chain services in certain specified countries.

In certain circumstances and subject to certain conditions, additional services may be provided to the recipient at the recipient’s written request, subject to the procedures set out in the Transition Services Agreement.

However, the parties have agreed that in no event will the provider be required to provide legal, compliance, regulatory, internal audit, tax, treasury, or certain other services that the recipient has advised the provider that it does not want to receive after the date of the Distribution (collectively, the “Excluded Services”).

The provider is required to provide each of the services under the Transition Services Agreement to the recipient in at least substantially the same manner, scope and nature, at substantially the same level of professionalism, workmanship and quality, with substantially equal priority and treatment, as each such service was provided, or caused to be provided by the provider to the applicable business during the 12-month period prior to the date of the Distribution.

Within 90 days after the date of the Distribution, the parties will consult regarding the status of a plan for the service migration. Spinco is required to deliver to Henry Schein a detailed written work plan describing its progress with respect to the migration of services and how Spinco intends to operate as a standalone business without Henry Schein’s provision of such services within the time periods set forth in the Transition Services Agreement.

The Transition Services Agreement may be amended only by a written instrument signed by each of the parties, and any right may be waived only in a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party to the Transition Services Agreement to exercise a right operates as a waiver thereof.

Escrow Agreement

The following is a summary of material provisions of the Escrow Agreement that Spinco expects to enter into in connection with the consummation of the Transactions. This summary is qualified in its entirety by reference to the form of Escrow Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Spinco will deposit the Escrowed Shares in the Escrow Account on or prior to the Effective Time. If the Merger Adjustment Amount is negative and/or if Vets First Choice owes a Pre-Closing Tax Indemnity Payment, the Escrow Agreement provides that, upon receipt of a joint instruction from Henry Schein, Spinco and the Vets First Choice Stockholders’ Representative, the Escrow Agent will distribute an amount of Escrowed Shares with a value equal to the absolute value of the Merger Adjustment Amount and/or the Pre-Closing Tax Indemnity Payment (as determined in accordance with the terms of the Escrow Agreement), as applicable, to Spinco. Upon the later to occur of (i) the first anniversary of the Closing Date and (ii) the date on which the final outstanding claim relating to tax-related losses is resolved, the Escrow Agent will distribute any Escrowed Shares remaining in escrow to each Vets First Choice stockholder on a pro rata basis, upon receipt of a joint instruction from Henry Schein, Spinco and the Vets First Choice Stockholders’ Representative.

DIVIDEND POLICY

We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. Instead, we intend to retain earnings to finance the growth and development of our business and for working capital and general corporate purposes. Any future payment of dividends will be at the discretion of our Board and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our Board may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 29, 2018 on a historical and pro forma combined basis giving effect to the Transactions, assuming they were consummated on September 29, 2018.

You should read this table in conjunction with the sections of this prospectus entitled “Selected Historical Financial Data of the Henry Schein Animal Health Business,” “Selected Historical Financial Data of Vets First Choice,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of the Henry Schein Animal Health Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Vets First Choice,” “Description of Material Indebtedness,” “Unaudited Pro Forma Condensed Combined Financial Statements of the Combined Company and Related Notes” and the Henry Schein Animal Health Business’ and Vets First Choice’s financial statements and the respective notes thereto included elsewhere in this prospectus.

	As of September 29, 2018
	Historical
Dollars in thousands	Henry Schein Animal Health Business	Vets First Choice	Pro Forma Adjustments	Pro Forma Combined
Cash and cash equivalents(a)	$21,804	$17,247	$20,590	$59,641

Indebtedness:
Initial Spinco Debt Financing(b)			1,175,000	1,175,000
Other debt*(c)	23,000	14,410	(37,410)	—

Total indebtedness	23,000	14,410	1,137,590	1,175, 000
Total equity	1,513,270	(133,100)	437,242	1,817,412

Total capitalization	$1,536,270	$(118,690)	$1,574,832	$2,992,412

*	Other debt excludes capital lease obligations.
(a)	Represents pro forma amount of cash expected to remain on Spinco’s balance sheet following the Transactions.
(b)	Represents pro forma amount as a result of the planned incurrence of $1,200.0 million of indebtedness through the five-year term loan, net of estimated debt issuance costs of $25.0 million.
(c)

Represents the extinguishment of Vets First Choice’s long-term debt of $14.4 million as a result of the incurrence of $1,200.0 million of indebtedness. Prior to the Transactions, Henry Schein Animal Health Business’ long-term debt of $23.0 million is also expected to be repaid.

SELECTED HISTORICAL FINANCIAL DATA OF THE HENRY SCHEIN ANIMAL HEALTH BUSINESS

The selected historical condensed combined statements of operations data for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 and the related selected historical condensed combined balance sheet data as of December 30, 2017 and December 31, 2016 have been derived from the Henry Schein Animal Health Business’ audited financial statements and notes thereto included elsewhere in this prospectus. The selected historical condensed combined balance sheet data of the Henry Schein Animal Health Business as of December 26, 2015 have been derived from the audited combined financial statements of the Henry Schein Animal Health Business not included in this prospectus. The selected historical financial data for the years ended, and as of, December 27, 2014 and December 28, 2013 have been derived from the Henry Schein Animal Health Business’ unaudited financial statements and notes thereto not included in this prospectus. The selected historical condensed combined statements of operations data for the nine months ended September 29, 2018 and September 30, 2017 and the related selected historical condensed combined balance sheet data as of September 29, 2018 have been derived from the unaudited historical financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

The Henry Schein Animal Health Business’ historical financial statements have been “carved-out” from Henry Schein’s consolidated financial statements and reflect assumptions and allocations made by Henry Schein. The Henry Schein Animal Health Business historical combined financial statements include all revenues, costs, assets and liabilities that are directly attributable to the Henry Schein Animal Health Business. In addition, certain expenses reflected in the Henry Schein Animal Health Business’ combined financial statements are an allocation of corporate expenses from Henry Schein. Such expenses include (i) certain corporate functions historically provided by Henry Schein, including finance, accounting, legal, information services, planning, compliance, investor relations, administration and communication, and similar costs, (ii) employee benefits and incentives and (iii) stock-based compensation. These expenses have been allocated to the Henry Schein Animal Health Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of net sales, headcount or other measures of the Henry Schein Animal Health Business and Henry Schein. The Henry Schein Animal Health Business believes the bases on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to or the benefit received by the Henry Schein Animal Health Business during the periods presented. Nevertheless, such allocations may not represent the actual expenses that the Henry Schein Animal Health Business may have incurred if the Henry Schein Animal Health Business had been a stand alone company during the periods or at the dates presented. As such, the Henry Schein Animal Health Business’ combined financial statements do not necessarily reflect what the Henry Schein Animal Health Business’ financial condition and results of operations would have been had the Henry Schein Animal Health Business operated as a stand alone company during the periods or at the dates presented.

115

The selected historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 29, 2018 are not necessarily indicative of the results for the full fiscal year. See “Risk Factors—The Henry Schein Animal Health Business’ and Vets First Choice’s historical and pro forma combined financial data are not necessarily representative of the results we would have achieved and may not be a reliable indicator of our future results.” The summary historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 29, 2018 are not necessarily indicative of the results for the full fiscal year. Management of the Henry Schein Animal Health Business believes that the unaudited condensed combined financial statements reflect all normal and recurring adjustments necessary for a fair statement of the results as of and for the interim periods presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and the financial statements of the Henry Schein Animal Health Business and the notes thereto included elsewhere in this prospectus.

	Nine Months Ended			Years Ended
Dollars in thousands	September 29, 2018		September 30, 2017	December 30, 2017		December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013
Results of Operations Data:
Net sales	$2,883,123		$2,663,805	$3,579,795		$3,353,160	$2,978,328	$2,951,694	$2,646,700
Gross profit	525,232		482,439	652,025		619,913	530,018	476,926	430,455
Restructuring costs	7,788		—	—		7,269	8,344	—	—
Operating income	104,082		99,474	135,322		123,828	103,807	100,348	95,726
Income taxes	33,272	(2)	19,167	48,019	(1)	27,938	24,269	23,733	18,960
Net income	75,001		84,290	92,044		100,264	84,988	84,472	67,591
Net income attributable to the Henry Schein Animal Health Business	67,408		62,749	64,354		70,298	60,324	59,827	43,423

	As of
Dollars in thousands	September 29, 2018	December 30, 2017	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013
Balance Sheet Data:
Cash and cash equivalents	$21,804	$16,656	$19,714	$19,019	$10,815	$38,594
Total assets	2,154,516	2,167,970	1,944,987	1,809,702	1,655,016	1,473,870
Long-term debt, net	23,389	23,529	25,831	23,922	27,604	23,671
Total liabilities	549,609	588,476	544,156	525,149	471,562	425,314
Redeemable noncontrolling interest	91,637	366,554	322,070	275,759	309,540	246,497
Total equity	1,513,270	1,212,940	1,078,761	1,008,794	873,914	802,059

(1)

Includes a one-time tax expense of approximately $20.3 million relating to modifications in connection with the impact of the Tax Act. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

(2)

Includes additional provisional expense of approximately $8.1 million relating to transition tax on deemed repatriation of foreign earnings and $2.4 million related to global intangible low-taxed income “GILTI” tax. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Henry Schein Animal Health Business” and Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

116

SELECTED HISTORICAL FINANCIAL DATA OF VETS FIRST CHOICE

The selected historical condensed consolidated statements of operations data for the years ended December 31, 2017, December 31, 2016 and January 2, 2016 and the related selected historical condensed consolidated balance sheet data as of December 31, 2017 and December 31, 2016 have been derived from Vets First Choice’s audited financial statements and notes thereto included elsewhere in this prospectus. The historical condensed consolidated balance sheet data as of January 2, 2016 have been derived from Vets First Choice’s audited financial statements and notes thereto not included in this prospectus. The selected historical consolidated financial data for the years ended, and as of, January 3, 2015 and January 4, 2014 have been derived from Vets First Choice’s audited financial statements and notes thereto not included in this prospectus. The selected historical condensed consolidated statements of operations data for the nine months ended September 30, 2018 and September 30, 2017 and the related selected historical condensed consolidated balance sheet data as of September 30, 2018 have been derived from the unaudited historical financial statements of Vets First Choice included elsewhere in this prospectus.

The selected historical financial data below are not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended September 30, 2018 are not necessarily indicative of the results for the full fiscal year. Management of Vets First Choice believes that the unaudited condensed combined financial statements reflect all normal and recurring adjustments necessary for a fair statement of the results as of and for the interim periods presented. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice” and the financial statements of Vets First Choice and the notes thereto included elsewhere in this prospectus.

	Nine Months Ended		Years Ended
Dollars in thousands	September 30, 2018	September 30, 2017	December 31, 2017		December 31, 2016	January 2, 2016	January 3, 2015(1)	January 4, 2014(1)
Results of Operations Data:
Revenues, net	$149,273	$89,188	$129,595		$83,285	$49,799	$33,395	$17,432
Gross profit	65,778	36,360	55,548		32,705	18,755	10,528	5,641
Transaction costs in connection with Merger	6,736	—	—		—	—	—	—
Loss from operations	(26,552)	(14,045)	(20,397)		(14,218)	(8,334)	(4,630)	(4,356)
Income tax (benefit) expense	(3,657)	(18,767)	(22,445	)(2)	158	159	(1,119)	—
Net income (loss)	(27,219)	3,637	807		(15,571)	(10,797)	(3,607)	(4,436)

	As of
Dollars in thousands	September 30, 2018	December 31, 2017	December 31, 2016	January 2, 2016	January 3, 2015(1)	January 4, 2014(1)
Balance Sheet Data:
Cash and cash equivalents	$16,891	$30,196	$12,307	$30,770	$3,273	$5,088
Total assets	204,363	214,248	50,573	61,417	25,283	17,290
Long-term debt, net	14,410	9,719	—	—	9,819	1,274
Total liabilities	52,362	38,676	16,636	12,311	17,425	5,911
Total redeemable convertible preferred stock	285,102	284,805	75,277	75,215	22,962	22,953
Total stockholders’ deficit	(133,101)	(109,233)	(41,340)	(26,109)	(15,104)	(11,573)

(1)

Certain adjustments have been made to the January 3, 2015 and January 4, 2014 consolidated financial statements to conform with the removal of previously recorded goodwill amortization in connection with the previous adoption of the private accounting alternative Accounting Standards Update (ASU) No. 2014-02, “Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill,” along with other immaterial reclassifications.

(2)

Includes a one-time tax benefit of approximately $1.8 million relating to modifications in connection with the impact of the Tax Act. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice” and Notes 2 and 10 to the audited financial statements of Vets First Choice included elsewhere in this prospectus.

117

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF

THE COMBINED COMPANY AND RELATED NOTES

The following unaudited pro forma condensed combined statements of operations for the nine months ended September 29, 2018 and for the fiscal year ended December 30, 2017 and the unaudited pro forma condensed combined balance sheet as of September 29, 2018 are based on the historical financial statements of the Henry Schein Animal Health Business and Vets First Choice after giving effect to the Transactions. The unaudited pro forma condensed combined financial statements are based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 29, 2018 and for the fiscal year ended December 30, 2017 combine the historical condensed combined statements of operations of the Henry Schein Animal Health Business and the historical consolidated statements of operations of Vets First Choice, giving effect to the Transactions as if they had occurred at January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 29, 2018 combines the historical condensed combined balance sheet of the Henry Schein Animal Health Business as of September 29, 2018 and the historical condensed consolidated balance sheet of Vets First Choice as of September 30, 2018, giving effect to the Transactions as if they had occurred on September 29, 2018.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, with the Henry Schein Animal Health Business considered the accounting acquirer of Vets First Choice. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to Vets First Choice. The Henry Schein Animal Health Business considered multiple factors in arriving at the estimated fair market values, which were based on a preliminary and limited review of the assets and liabilities related to Vets First Choice to be acquired. Following the consummation of the Transactions, we expect to complete the purchase price allocation after considering Vets First Choice’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation under the acquisition method of accounting. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma condensed combined financial statements contain only adjustments that are factually supportable and directly attributable to the Transactions and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Transactions.

The Henry Schein Animal Health Business has a fiscal year ending on the last Saturday of December, which was December 30 for fiscal year 2017. Vets First Choice reports its results of operations on a calendar year basis. The differences in the periods were not significant to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information set forth below give effect to the Transactions and the application of the acquisition method of accounting in connection with the Merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the Henry Schein Animal Health Business’ audited historical combined financial statements and related notes for the year ended December 30, 2017, which are included elsewhere in this prospectus;

118

•

the Henry Schein Animal Health Business’ unaudited condensed combined financial statements and related notes as of and for the nine months ended September 29, 2018, which are included elsewhere in this prospectus; and

•

Vets First Choice’s audited and unaudited historical consolidated financial statements and related notes for the fiscal year ended December 31, 2017 and as of and for the nine months ended September 30, 2018, which are included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or financial position of the Combined Company would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position of the Combined Company on a stand alone basis.

Unaudited Pro Forma Condensed Combined Statements of Operations

for the Nine Months Ended September 29, 2018

	Historical		Spin-Off and Other Pro Forma Adjustments (Note 3)		Purchase Price and Related Pro Forma Adjustments (Note 4)		Pro Forma Condensed Combined
Dollars in thousands, except per share amounts	Henry Schein Animal Health Business	Vets First Choice (Note 2)
Net sales	$2,883,123	$149,273	$—		$—		$3,032,396
Cost of sales	2,357,891	83,495	—		3,375	M	2,444,761

Gross profit	525,232	65,778	—		(3,375)		587,635
Operating expenses:
Selling, general and administrative	413,362	85,594	—		59,076	M	569,131
					11,099	N
Restructuring costs	7,788	—	—		—		7,788
Transaction costs	—	6,736	(6,736	) D	—		—

Operating income (loss)	104,082	(26,552)	6,736		(73,550)		10,716
Interest expense	(1,897)	(501)	(47,948	) C	—		(50,346)
Interest income	4,323	259	—		—		4,582
Other income (expense)	972	(4,082)	—		—		(3,110)

Income (loss) before taxes and equity in earnings of affiliates	107,480	(30,876)	(41,212)		(73,550)		(38,158)
Income tax (expense) benefit	(33,272)	3,657	12,323	F	18,932	J	1,640
Equity in earnings of affiliates	793	—	—		—		793

Net income (loss)	75,001	(27,219)	(28,889)		(54,618)		(35,725)
Less: Net income attributable to noncontrolling interests	(7,593)	—	6,696	A	—		(897)
Net income (loss) attributable to the company	$67,408	$(27,219)	$(22,193)		$(54,618)		$(36,622)

Pro forma earnings per common share
Basic (a)							$(0.33)
Diluted (b)							(0.33)
Pro forma weighted average common shares outstanding
Basic (a)							111,024,554
Diluted (b)							111,024,554

See accompanying notes to the unaudited pro forma condensed combined financial statements.

(a)

Pro forma basic earnings per share and pro forma weighted average basic shares outstanding for the nine months ended September 29, 2018 reflect the number of shares of our common stock that will be outstanding upon completion of the Transactions.

(b)

Pro forma diluted earnings per share and pro forma weighted average diluted shares outstanding reflect the estimated number of shares of our common stock that will be outstanding upon completion of the Transactions and reflect the potential issuance of shares of our common stock under our equity plans in which our employees will participate, based on the distribution ratio. In connection with the Transactions, stock options and unvested restricted stock awards held by certain Henry Schein Animal Health Business and Vets First Choice employees will be converted to our stock awards such that the total value of our stock awards post-Merger will be substantially economically equivalent to the value of such awards prior to the Merger. Due to the pro forma condensed combined net loss for the nine months ended September 29, 2018, dilutive common share-equivalents were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive.

Unaudited Pro Forma Condensed Combined Statements of Operations

for the Fiscal Year Ended December 30, 2017

	Historical		Spin-Off and Other Pro Forma Adjustments (Note 3)		Purchase Price and Related Pro Forma Adjustments (Note 4)		Pro Forma Condensed Combined
Dollars in thousands, except per share amounts	Henry Schein Animal Health Business	Vets First Choice (Note 2)
Net sales	$3,579,795	$129,595	$—		$—		$3,709,390
Cost of sales	2,927,770	74,047	—		4,500	M	3,006,317

Gross profit	652,025	55,548	—		(4,500)		703,073
Operating expenses:
Selling, general and administrative	516,703	75,945	—		82,892	M	692,871
					17,331	N

Operating income (loss)	135,322	(20,397)	—		(104,723)		10,202
Interest expense	(2,587)	(499)	(65,663	) C	—		(68,749)
Interest income	5,115	188	—		—		5,303
Other income (expense)	919	(930)	—		—		(11)

Income (loss) before taxes and equity in earnings of affiliates	138,769	(21,638)	(65,663)		(104,723)		(53,255)
Income tax (expense) benefit	(48,019)	22,445	25,543	F	40,737	J	40,706
Equity in earnings of affiliates	1,294	—	—		—		1,294

Net income (loss)	92,044	807	(40,120)		(63,986)		(11,255)
Less: Net income attributable to noncontrolling interests	(27,690)	—	20,629	A	—		(7,061)
Net income (loss) attributable to the company	$64,354	$807	$(19,491)		$(63,986)		$(18,316)

Pro forma earnings per common share
Basic (a)							$(0.16)
Diluted (b)							(0.16)
Pro forma weighted average common shares outstanding
Basic (a)							111,024,554
Diluted (b)							111,024,554

See accompanying notes to the unaudited pro forma condensed combined financial statements.

(a)

Pro forma basic earnings per share and pro forma weighted average basic shares outstanding for the fiscal year ended December 30, 2017 reflect the estimated number of shares of our common stock that will be outstanding upon completion of the Transactions.

(b)

Pro forma diluted earnings per share and pro forma weighted average diluted shares outstanding reflect the estimated number of shares of common stock that will be outstanding upon completion of the Transactions and reflect the potential issuance of shares of our common stock under our equity plans in which our employees will participate, based on the distribution ratio. In connection with the Transactions, stock options and unvested restricted stock awards held by certain Henry Schein Animal Health Business and Vets First Choice employees will be converted to our stock awards such that the total value of our stock awards post-Merger will be substantially economically equivalent to the value of such awards prior to the Merger. Due to the pro forma condensed combined net loss for the twelve months ended December 30, 2017, dilutive common share-equivalents were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 29, 2018

	Historical		Spin-Off and Other Pro Forma Adjustments (Note 3)		Purchase Price and Related Pro Forma Adjustments (Note 4)		Pro Forma Combined
Dollars in thousands	Henry Schein Animal Health Business	Vets First Choice (Note 2)
Assets
Current assets:
Cash and cash equivalents	$21,804	$17,247	1,200,000	B	$—		$59,641
			(25,000)	B
			(14,410)	B
			(1,120,000)	B
			(20,000)	B
Accounts receivable, net	436,522	6,758	—		—		443,280
Inventories, net	501,584	8,759	(9,855)	G	—		500,488
Other receivables	52,857	4,343	—		—		57,200
Prepaid expenses and other	25,054	6,089	—		—		31,143

Total current assets	1,037,821	43,196	10,735		—		1,091,752
Property and equipment, net	66,693	21,421	—		—		88,114
Goodwill	706,024	73,968	—		879,043	H	1,659,035
Other intangibles, net	220,795	64,886	—		530,114	I	815,795
Investments and other	123,183	892	—		—		124,075

Total assets	$2,154,516	$204,363	$10,735		$1,409,157		$3,778,771

Liabilities and Equity
Current liabilities:
Accounts payable	$335,644	$9,581	—		$—		$345,225
Current maturities of long-term debt and capital leases	679	456	—		—		1,135
Accrued expenses and other current liabilities	138,025	19,316	—		—		157,341

Total current liabilities	474,348	29,353	—				503,701
Long-term debt and capital leases	23,389	14,453	1,200,000	B	—		1,175,432
			(25,000)	B
			(23,000)	B
			(14,410)	B
Redeemable convertible preferred stock warrants	—	6,289	—		(6,289)	K	—
Deferred income taxes, net	13,826	1,324	—		136,451	J	151,601
Other liabilities	38,046	942	—		—		38,988

Total liabilities	549,609	52,361	1,137,590		130,162		1,869,722
Redeemable securities and noncontrolling interests	91,637	285,102	—		(285,102)	K	91,637
Equity:
Common Stock	—	9	1,110	E	(9)	L	1,110
Additional paid-in capital	—	6,239	458,671	E	1,424,758	L	1,889,668
Accumulated deficit	—	(139,348)	—		139,348	L	—
Net Parent investment	1,586,636	—	(9,855)	G	—		—
			(1,120,000)	B
			23,000	B
			(20,000)	B
			(459,781)	E
Accumulated other comprehensive loss	(73,366)	—	—		—		(73,366)

Total equity (deficit)	1,513,270	(133,100)	(1,126,855)		1,564,097	L	1,817,412

Total liabilities, redeemable noncontrolling interests and equity	$2,154,516	$204,363	$10,735		$1,409,157		$3,778,771

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma statements of operations and pro forma balance sheet of the Combined Company based on the historical financial statements of the Henry Schein Animal Health Business and Vets First Choice, after giving effect to the Spin-off, the Merger and other Transactions-related adjustments. The historical financial statements of the Henry Schein Animal Health Business and Vets First Choice have been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of operations of the Combined Company.

The accompanying pro forma financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by the Combined Company if the Transactions had been consummated for the periods presented or that will be achieved in the future. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of revenue growth or operational synergies expected to result from the Transactions.

In addition, throughout the periods presented in the pro forma financial statements, the operations of the Henry Schein Animal Health Business were conducted and accounted for as part of Henry Schein using accounting conventions applicable to Henry Schein that could differ in the future. The audited historical combined financial statements and unaudited historical condensed combined financial statements of the Henry Schein Animal Health Business have been derived from Henry Schein historical accounting records and reflect certain allocations of expenses. All of the allocations and estimates in such financial statements are based on assumptions that Henry Schein’s management believes are reasonable. The historical condensed combined financial statements of the Henry Schein Animal Health Business do not necessarily represent the financial position or results of operations of the Henry Schein Animal Health Business had it been operated as a stand alone company during the periods or at the dates presented.

We expect to enter into a Transition Services Agreement with Henry Schein under which various categories of services will be provided to us upon consummation of the Transactions until the applicable term for each service has expired or has otherwise been terminated. We do not expect the cost of these services to be substantially different from expenses reflected in our historical financial statements. See, “Ancillary Agreements” for further discussion of the Transition Services Agreement.

Note 2: Reclassification Adjustments

Certain reclassifications have been made to the historical presentation of statements of operations and balance sheets of Vets First Choice to conform to the financial statement presentation of the Henry Schein Animal Health Business.

Vets First Choice reclassifications in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2018 are as follows:

	Nine Months Ended September 30, 2018
Dollars in thousands	Before Reclassification	Reclassification	After Reclassification
Revenues, net	$149,273	$—	$149,273
Cost of revenues	83,495	—	83,495

Gross profit	65,778	—	65,778
Selling, general and administrative expenses	85,594	—	85,594
Transaction costs	6,736	—	6,736

Loss from operations	(26,552)	—	(26,552)
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	4,040	(4,040)	—
Change in fair value of contingent consideration	29	(29)	—
Interest expense	501	—	501
Interest income	(259)	—	(259)
Other expense	13	4,069	4,082

Total other expense	4,324	—	4,324

Loss before income taxes	(30,876)	—	(30,876)

Income tax benefit	(3,657)	—	(3,657)

Net loss	$(27,219)	$—	$(27,219)

Vets First Choice reclassifications in the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2017 are as follows:

	Fiscal Year Ended December 31, 2017
Dollars in thousands	Before Reclassification	Reclassification	After Reclassification
Revenues, net	$129,595	$—	$129,595
Cost of revenues	74,047	—	74,047

Gross profit	55,548	—	55,548
Selling, general and administrative expenses	75,945	—	75,945

Loss from operations	(20,397)	—	(20,397)
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	1,423	(1,423)	—
Change in fair value of contingent consideration	(493)	493	—
Interest expense	499	—	499
Interest income	(188)	—	(188)
Other expense	0	930	930

Total other expense	1,241	—	1,241

Loss before income taxes	(21,638)	—	(21,638)

Income tax benefit	(22,445)	—	(22,445)

Net income	$807	$—	$807

Vets First Choice reclassifications in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 are as follows:

Dollars in thousands	Before Reclassification	Reclassification	After Reclassification
Assets
Current assets:
Cash and cash equivalents	$16,891	$356	$17,247
Restricted cash	356	(356)	—
Accounts receivable, net	6,758	—	6,758
Other receivables	4,343	—	4,343
Inventory, net	8,759	—	8,759
Indemnification asset	3,850	(3,850)	—
Prepaid expenses and other current assets	2,239	(2,239)	—
Prepaid expenses and other	—	6,089	6,089

Total current assets	43,196	—	43,196
Property and equipment, net	21,421	—	21,421
Other assets:
Goodwill	73,968	—	73,968
Intangible assets, net	64,886	—	64,886
Other assets	892	—	892

Total other assets	139,746	—	139,746

Total assets	$204,363	$—	$204,363

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$9,581	$—	$9,581
Accrued payroll and benefits	6,941	(6,941)	—
Accrued expenses and other current liabilities	8,312	11,004	19,316
Contingent liabilities	3,713	(3,713)	—
Deferred revenue and customer deposits	350	(350)	—
Current portion of capital lease obligations	66	(66)	—
Current portion of contingent consideration payable	390	(390)	—
Current maturities of long-term debt and capital leases	—	456	456

Total current liabilities	29,353	—	29,353
Long-term liabilities:
Note payable, net of discount	14,410	(14,410)	—
Redeemable convertible preferred stock warrants	6,289	—	6,289
Capital lease obligations, net of current portion	43	(43)	—
Long-term debt and capital leases	—	14,453	14,453
Deferred taxes, net	1,324	—	1,324
Other long-term liabilities	942	—	942

Total long-term liabilities	23,008	—	23,008

Total liabilities	52,361	—	52,361

Dollars in thousands	Before Reclassification	Reclassification	After Reclassification
Commitments and Contingencies
Redeemable convertible preferred stock:
Series F Redeemable Convertible Preferred Stock	221,773	(221,773)	—
Series E Redeemable Convertible Preferred Stock	47,440	(47,440)	—
Series D Redeemable Convertible Preferred Stock	7,682	(7,682)	—
Series C Redeemable Convertible Preferred Stock	5,943	(5,943)	—
Series A Redeemable Convertible Preferred Stock	2,264	(2,264)	—
Redeemable securities	—	285,102	285,102

Total redeemable convertible preferred stock	285,102	—	285,102
Stockholders’ deficit:
Common stock	$9	$—	$9
Additional paid-in-capital	6,239	—	6,239
Accumulated deficit	(139,348)	—	(139,348)

Total Stockholders’ deficit	(133,100)	—	(133,100)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$204,363	$—	$204,363

Note 3: Spin-Off and Other Adjustments

(A) Represents the purchase of all of the direct and indirect equity interests of Butler Animal Health Holding Company, LLC.

(B) Spinco has signed a commitment for financing of a five-year term loan of $1,200.0 million and a five-year revolving credit facility of $300.0 million which bear variable interest rates. The pro forma adjustment reflects the planned incurrence of $1,200.0 million of indebtedness through the five-year term loan, net of estimated debt issuance costs of $25.0 million, and the extinguishment Vets First Choice’s long-term debt of $14.4 million. Prior to the Transactions, Henry Schein Animal Health Business’ long-term debt of $23.0 million is also expected to be repaid, which is reflected as a pro forma adjustment in net Parent investment. The term loan will also be used to pay estimated transaction expenses of $20.0 million and any additional debt incurred by Vets First Choice under the terms of the Bridge Facility. The target debt balance at the time of the Distribution was determined by senior management based on a review of a number of factors including forecast liquidity and capital requirements, expected operating results, and general economic conditions. Upon consummation of the financing, Spinco will use the proceeds to pay Henry Schein a total of $1,120.0 million, including the estimated Special Dividend of $755.0 million, and the estimated settlement of long-term intercompany debt of $365.0 million which have been recorded in net Parent investment. Remaining cash on hand is expected to be used for general corporate purposes.

(C) The adjustment of $47.9 million and $65.7 million in the nine months ended September 29, 2018 and the fiscal year ended December 30, 2017, respectively, represents an increase in interest expense and amortization of debt issuance costs in connection with the $1,200.0 million five-year term loan and extinguishment of Henry Schein Animal Health Business’ $23.0 million of long-term debt. The adjustment is based on an assumed allowable contractual interest rate election of twelve-month LIBOR plus the applicable margin resulting in an interest rate of 5.12%. A 1/8% variance in the assumed interest rate would change the annual interest expense by $1.5 million.

(D) Reflects the removal of transaction costs directly related to the Transactions that were incurred during the historical period. These costs were primarily for tax, accounting, and other professional fees.

(E) Represents the reclassification of Henry Schein’s net investment in the Henry Schein Animal Health Business, which was recorded in parent company equity, into additional paid-in capital and common stock to reflect the par value of approximately 111 million outstanding shares of common stock at a par value of $0.01. We have assumed the number of outstanding shares of common stock based on the number of Henry Schein common shares outstanding at September 29, 2018, which would result in approximately 60 million shares of our common stock being distributed to holders of Henry Schein common shares, at an assumed distribution ratio of 0.40 shares of our common stock for each Henry Schein common share.

(F) Represents the income tax impact of the pro forma adjustments, using estimated blended statutory tax rates of the Combined Company of 25.7% for the nine months ended September 29, 2018 and 38.9% for the year ended December 30, 2017.

(G) Reflects the removal of Excluded Inventory that has been identified and reflected in the historical combined financial statements of Henry Schein Animal Health Business but will not be contributed by Henry Schein, primarily related to shared operations in certain international countries.

Note 4: Purchase Price Accounting and Related Adjustments

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed related to Vets First Choice, with the excess recorded as goodwill. The preliminary purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $1.4 billion as determined by (i) the price per share of Spinco common stock to be paid by the Share Sale Investors in the Share Sale multiplied by the approximately 40 million shares of our common stock that will be issued to Vets First Choice stockholders in connection with the Transactions and based on the applicable exchange ratio and (ii) the portion of the fair value attributable to pre-Merger service for replacement stock option awards that will be exchanged for the outstanding awards held by Vets First Choice employees. Accordingly, the pro forma purchase price adjustments are preliminary and will be subject to change based on the opening stock price of Spinco as well as the actual net tangible assets and intangible assets and liabilities that exist as of the Effective Time. Upon completion of the Transactions, final valuations will be performed. Increases or decreases in the purchase price and fair value of relevant balance sheet amounts will result in adjustments to the condensed combined pro forma financial statements. This could materially impact the unaudited pro forma condensed combined financial statements. For example, a 20% increase to the estimated purchase price of Vets First Choice would increase goodwill by $286.2 million, and a 20% decrease to the estimated purchase price of Vets First Choice would decrease goodwill by $286.2 million.

In preparing the unaudited pro forma condensed combined financial statements, the Henry Schein Animal Health Business performed a preliminary analysis of the accounting policies of Vets First Choice but did not identify material differences requiring pro forma adjustments. Following completion of the Transactions, we will complete our review of accounting policies to determine whether any adjustments are necessary to conform the accounting policies of Vets First Choice to those of the Henry Schein Animal Health Business. That review could result in accounting policy conformity changes that have a material impact on our pro forma combined financial statements.

Purchase consideration:

The preliminary estimated purchase price is calculated as follows:

Dollars in thousands
Preliminary estimate of fair value of Vets First Choice common shares outstanding	$1,387,000
Estimated portion of Vets First Choice replacement stock option awards attributable to pre-merger service	43,997

Fair value of total estimated consideration transferred	$1,430,997

•	Preliminary estimate of fair value of Vets First Choice common shares:

The preliminary estimated purchase price of Vets First Choice common shares is based on the price per share of Spinco common stock to be paid by the Share Sale Investors in the Share Sale multiplied by the approximately 40 million shares of our common stock that will be issued to Vets First Choice stockholders in connection with the Transactions based on the applicable exchange ratio.

•	Estimated portion of Vets First Choice replacement stock option awards attributable to pre-Merger service:

In connection with the Transactions, the outstanding stock options awards of Vets First Choice will be exchanged for equity awards under new equity plans based on the applicable exchange ratios. This reflects the fair-value of the replacement award that is attributable to pre-combination service.

Historical book value of net assets acquired

Dollars in thousands
Book value of net assets acquired at September 29, 2018	$152,002
Redeemable stock warrants	6,289
Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed:
Goodwill	879,043
Intangible assets	530,114
Deferred tax liabilities	(136,451)

Estimated allocation of consideration expected to be transferred	$1,430,997

(H) Represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets, net of liabilities, and is estimated to be $1,027.0 million, which is an increase of $879.0 million over Vets First Choice’s book value of goodwill prior to the Merger. The estimated goodwill to be recognized is attributable to operational synergies.

(I) Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $595.0 million, which is an increase of $530.1 million over Vets First Choice’s book value of intangible assets prior to the Merger. The general categories of the acquired identified intangible assets are expected to be the following:

Dollars in thousands	Estimated Useful Life	Estimated Fair Value
Developed technologies	5	$375,000
Customer relationships	12	115,000
Tradenames	20	60,000
Product formulas	10	45,000

Total		$595,000

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the Merger.

(J) Represents deferred tax liabilities resulting from the fair value adjustments for the identifiable intangible assets as a result of the Merger as well as the income tax benefit from the additional related amortization expense. This estimate of deferred tax liability and income tax benefit was determined based on the book and tax basis differences attributable to the identifiable intangible assets acquired and based on estimated U.S. statutory tax rates of the Combined Company of 25.7% as of and for the nine months ended September 29, 2018 and 38.9% for the fiscal year ended December 30, 2017. The income tax benefit also includes the tax impact of the replacement of Vets First Choice’s stock options.

(K) Reflects the elimination of redeemable convertible preferred stock and preferred stock warrants that are expected to be exchanged for shares of Vets First Choice common stock prior to consummation of the Transactions.

(L) Represents the elimination of Vets First Choice common stock, preferred stock and retained earnings, and reflects the consideration paid for Vets First Choice in connection with the Merger:

Fair value of total estimated consideration transferred for Vets First Choice	$1,430,997
Less: historical equity value of Vets First Choice	(133,100)

Equity pro forma adjustment	$1,564,097

(M) All amortization adjustments relate to identifiable definite-lived intangible asset as a result of the Merger and are recorded to depreciation and amortization. The estimated amortization expense was computed using the straight-line method based on an estimated useful life of the identifiable definite-lived intangible assets. The amortization adjustment related to the developed platform technologies, customer relationships and tradenames is recognized in selling, general and administrative expenses as they relate to the Company’s selling efforts while the amortization adjustment related to the product formulas intangible asset is recognized in cost of sales as it relates to the product manufacturing effort.

Dollars in thousands	Estimated Useful Life	Estimated Fair Value	Year Ended December 30, 2017 Amortization Estimates	Nine Months Ended September 29, 2018 Amortization Estimates
Developed technologies	5	$375,000	$75,000	$56,250
Customer relationships	12	115,000	9,583	7,188
Tradenames	20	60,000	3,000	2,250

Total		$550,000	$87,583	$65,688

Less: Historical amortization expense			(4,691)	(6,612)

Pro forma adjustment to selling, general and administrative			$82,892	$59,076

Dollars in thousands	Estimated Useful Life	Estimated Fair Value	Year Ended December 30, 2017 Amortization Estimates	Nine Months Ended September 29, 2018 Amortization Estimates
Product formulas	10	45,000	4,500	3,375

Total		$45,000	$4,500	$3,375

Less: Historical amortization expense*			—	—

Pro forma adjustment to cost of sales			$4,500	$3,375

(*) Vets First Choice historical amortization expense of product formulas is deemed immaterial.

(N) Reflects the portion of the preliminary estimated fair value of the replacement awards attributable to post combination services which is expected to be expensed over the remaining service periods on a straight-line basis as an increment to the historical stock compensation expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE HENRY SCHEIN ANIMAL HEALTH BUSINESS

You should read the following discussion of the results of operations and financial condition of the Henry Schein Animal Health Business together with the Henry Schein Animal Health Business’ audited historical financial statements and the notes thereto and unaudited historical financial statements and notes thereto included elsewhere in this prospectus as well as the discussion in the section of this prospectus entitled “The Henry Schein Animal Health Business.” This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the animal health industry and the Henry Schein Animal Health Business and its future financial results. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The financial information discussed below and included in this prospectus may not necessarily reflect what the financial condition, results of operations and cash flows of the Henry Schein Animal Health Business would have been had it been a standalone company during the periods presented or what its financial condition, results of operations and cash flows may be in the future. Except as otherwise indicated or unless the context otherwise requires, the information included in this discussion and analysis assumes the completion of the Separation.

Overview

The Henry Schein Animal Health Business is one of the world’s largest veterinary supply chain, technology and software providers to the animal health market, with leading positions in North America, Europe and Australasia and growing businesses in South America and Asia. The Henry Schein Animal Health Business utilizes a multi-channel approach centered primarily on promoting veterinarians as the source of clinical expertise that benefits animals and the people that care for them. The Henry Schein Animal Health Business serves animal health practitioners, providers and producers through the distribution of pharmaceuticals, vaccines, supplies and equipment and by the development, sale and distribution of veterinary practice management software and related solutions and services. The Henry Schein Animal Health Business served approximately 100,000 Customers in over 100 countries and had net sales of approximately of $3.6 billion for the fiscal year ended December 30, 2017.

Segments

The Henry Schein Animal Health Business conducts its business through two reportable segments: (i) supply chain and (ii) technology and value-added services. For the fiscal year ended December 30, 2017, the Henry Schein Animal Health Business’ supply chain segment and its technology and value-added services segment made up approximately 97% and 3%, respectively, of its net sales.

The supply chain segment includes the distribution of pharmaceuticals, nutrition products, consumable products, diagnostic tests, small and large equipment, laboratory products and surgical products, among others. The technology and value-added services segment consists of technology services, which include practice management software systems and computer hardware for animal health customers as well as software support, data driven applications, training and education, client communication services and value-added services.

Trends and key factors affecting the performance and financial conditions of the Henry Schein Animal Health Business

Growth within existing accounts. While the Henry Schein Animal Health Business has broad customer coverage in many of its key markets, many of its Customers also use additional suppliers. The ability to increase the penetration in existing accounts can be a strong growth driver for net sales and profitability.

131

Terms with key suppliers. Each year, suppliers in the veterinary channel engage in negotiations with the Henry Schein Animal Health Business regarding pricing terms, including performance rebates and other growth incentives. The results of these negotiations can have a material impact on the financial performance of the Henry Schein Animal Health Business on an annual basis.

Veterinary visits and Pet Owner willingness to spend. The health of the business of in-office veterinary care is a critical determinant in the financial performance of the Henry Schein Animal Health Business, both with respect to the number of visits by Pet Owners as well as their desire and ability to spend on preventative and therapeutic treatments and procedures.

Seasonality

The Henry Schein Animal Health Business’ quarterly sales and operating results have varied from period to period in the past, and will likely continue to do so in the future. In the companion animal market, sales of parasite protection products have historically tended to be stronger during the second and third fiscal quarters, primarily due to an increase in vector-borne diseases during those quarters. Buying patterns can also be affected by manufacturers’ and distributors’ marketing programs or price increase announcements, which can cause veterinarians to purchase large animal health products earlier than when those products are needed. This kind of early purchasing may reduce the Henry Schein Animal Health Business’ sales in the quarters these purchases would have otherwise been made. The sales of large animal products can also vary due to changes in commodity prices and weather patterns (for example, droughts or seasons of higher precipitation that determine how long cattle will graze), which may also affect period-to-period financial results. The Henry Schein Animal Health Business expects its historical seasonality trends to continue in the foreseeable future.

Working Capital

The Henry Schein Animal Health Business’ principal capital requirements include the funding of working capital needs, funding of strategic investments and purchases of fixed assets. The Henry Schein Animal Health Business requires substantial working capital, which is susceptible to fluctuations during the year as a result of levels of accounts receivables, inventory purchase patterns and seasonal demands. Inventory purchase activity is a function of sales activity, special inventory forward buy-in opportunities and the Henry Schein Animal Health Business’ desired level of inventory.

Plans of Restructuring

On November 6, 2014, Henry Schein announced a company-wide initiative to rationalize operations and provide expense efficiencies. This initiative planned for the elimination of certain workforce positions and the closing of certain facilities. In conjunction with this initiative, the Henry Schein Animal Health Business eliminated approximately 180 positions and recorded restructuring costs of $8.3 million and $7.3 million associated with these actions in the fiscal year ended December 26, 2015 and the fiscal year ended December 31, 2016, respectively. The costs associated with this restructuring are included in a separate line item, “restructuring costs” within the Henry Schein Animal Health Business’ combined statements of operations. As of December 31, 2016, these restructuring activities were complete and no additional restructuring charges were incurred in the fiscal year ended December 30, 2017.

On July 9, 2018, Henry Schein announced a company-wide initiative to further rationalize operations and provide expense efficiencies. In conjunction with this initiative, the Henry Schein Animal Health Business eliminated approximately 110 positions and recorded restructuring costs of $7.8 million during the nine months ended September 29, 2018. The costs associated with this restructuring are included in a separate line item, “restructuring costs” within the Henry Schein Animal Health Business’ combined statements of operations.

132

Gross Profit

As a result of different practices of categorizing costs associated with distribution networks throughout the animal health industry, the gross margins of the supply chain segment may not necessarily be comparable to its competitors. The Henry Schein Animal Health Business realizes substantially higher gross margin percentages in its technology and value-added services segment than in its supply chain segment. These higher gross margins result from the Henry Schein Animal Health Business being both the developer and seller of software products and services.

The Tax Act

On December 22, 2017, the U.S. government passed the Tax Act. The Tax Act is comprehensive tax legislation that implements complex changes to the Code including the reduction of the corporate tax rate from 35% to 21%, modification of accelerated depreciation, the repeal of the domestic manufacturing deduction and changes to the limitations of the deductibility of interest. Additionally, the Tax Act moves from a global tax regime to a modified territorial regime, which requires U.S. companies to pay a mandatory one-time transition tax on historical offshore earnings that have not been repatriated to the United States.

Due to the complexities of the Tax Act, the SEC staff issued SAB 118 that allows companies to record a provisional amount for any income tax effects of the Tax Act in accordance with ASC 740, to the extent that a reasonable estimate can be made. SAB 118 allows for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts.

For the year ended December 30, 2017, the Henry Schein Animal Health Business recorded provisional amounts for any items that could be reasonably estimated at this time utilizing the separate return methodology for preparing the Henry Schein Animal Health Business’ financial statements. See Notes 1 and 11 to the audited financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus. This included the one-time transition tax that the Henry Schein Animal Health Business estimated to be $13.0 million. The U.S. deferred tax assets and liabilities were revalued due to the lower enacted federal income tax rate, of 21%, that was effective January 1, 2018. The Henry Schein Animal Health Business accrued a net deferred tax expense of $7.3 million attributable to the revaluation. In the aggregate, for the year ended December 30, 2017, these Tax Act modifications resulted in a one-time tax expense of approximately $20.3 million. Absent the effects of the transition tax and the revaluation of deferred tax assets and liabilities, the Henry Schein Animal Health Business’ effective tax rate for the year ended December 30, 2017 would have been 22.8% as compared to its actual effective tax rate of 34.6%.

For the nine months ended September 29, 2018, the Henry Schein Animal Health Business recorded additional provisional expense of $8.1 million related to transition tax on deemed repatriation of foreign earnings, $2.4 million related to tax on global intangible low-taxed income (“GILTI”), and a net deferred tax benefit of $0.3 million attributable to the revaluation of deferred tax assets and liabilities.

The Tax Act also includes provisions for GILTI, Foreign Derived Intangible Income (“FDII”), a base erosion and anti-abuse tax (“BEAT”) that imposes tax on certain foreign related-party payments and Code Section 163(j) interest limitation (“Interest Limitation”). The Henry Schein Animal Health Business is subject to the GILTI, FDII, BEAT and Interest Limitation provisions, which were effective January 1, 2018.

The ultimate impacts of the Tax Act may differ from the estimate above, possibly materially, due to additional guidance from the U.S. Department of Treasury, updates or changes in the Henry Schein Animal Health Business’ assumptions, revision of accounting standards for income taxes or related interpretations and future information that may become available.

133

Results of Operations

The following tables summarize the significant components of the Henry Schein Animal Health Business’ operating results for the nine months ended September 29, 2018 and September 30, 2017 and the for the years ended December 30, 2017, December 31, 2016 and December 26, 2015:

	Nine Months Ended		Years Ended
Dollars in thousands	September 29, 2018	September 30, 2017	December 30, 2017	December 31, 2016	December 26, 2015
Operating results:
Net sales	$2,883,123	$2,663,805	$3,579,795	$3,353,160	$2,978,328
Cost of sales	2,357,891	2,181,366	2,927,770	2,733,247	2,448,310

Gross profit	525,232	482,439	652,025	619,913	530,018
Operating expenses:
Selling, general and administrative	413,362	382,965	516,703	488,816	417,867
Restructuring costs	7,788	—	—	7,269	8,344

Operating income	104,082	99,474	135,322	123,828	103,807

Other income, net	$3,398	$2,781	$3,447	$2,966	$4,689
Net income	75,001	84,290	92,044	100,264	84,988
Net income attributable to the Henry Schein Animal Health Business	67,408	62,749	64,354	70,298	60,324

Nine Months Ended September 29, 2018 Compared to Nine Months Ended September 30, 2017

Net Sales

Net sales for the nine months ended September 29, 2018 and September 30, 2017 were as follows:

Dollars in thousands	Nine Months Ended September 29, 2018		Nine Months Ended September 30, 2017		Increase
		% of Total		% of Total	$	%
Supply chain	$2,807,086	97.4%	$2,588,790	97.2%	$218,296	8.4%
Technology and value-added services	76,037	2.6	75,015	2.8%	1,022	1.4

Total	$2,883,123	100.0%	$2,663,805	100.0%	$219,318	8.2

Net sales were $2,883.1 million for the nine months ended September 29, 2018, compared to $2,663.8 million for the nine months ended September 30, 2017, an increase of $219.3 million, or 8.2%. The change was due to growth in net sales denominated in local currencies of $154.5 million (which includes a $78.5 million increase in organic growth and $76.0 million of growth from acquisitions) as well as an increase of $64.8 million related to foreign currency exchange.

Net sales for the supply chain segment were $2,807.1 million for the nine months ended September 29, 2018, compared to $2,588.8 million for the nine months ended September 30, 2017, an increase of $218.3 million, or 8.4%. The change was due to growth in net sales denominated in local currencies of $153.9 million (which includes an $80.0 million increase in organic growth and $73.9 million of growth from acquisitions) as well as an increase of $64.4 million related to foreign currency exchange. The growth in net sales denominated in local currencies in supply chain revenue was negatively affected by year over year changes to certain supplier agreements where the Henry Schein Animal Health Business acted as an agent in 2018 versus acting as a principal in the prior year. When excluding the effects of this change, organic growth increased by $178.2 million.

134

Net sales for the technology and value-added services segment were $76.0 million for the nine months ended September 29, 2018, compared to $75.0 million for the nine months ended September 30, 2017, an increase of $1.0 million, or 1.4%. The change was due to growth in net sales denominated in local currencies of $0.6 million (which includes a $1.5 million decrease in organic growth and $2.1 million of growth from acquisitions) as well as an increase of $0.4 million related to foreign currency exchange.

No single Customer accounted for more than 10% of the Henry Schein Animal Health Business’ net sales in the nine months ended September 29, 2018 or September 30, 2017.

Gross Profit

Gross profit and gross margins for the nine months ended September 29, 2018 and September 30, 2017 were as follows:

Dollars in thousands	Nine Months Ended September 29, 2018	Gross Margin%	Nine Months Ended September 30, 2017	Gross Margin%	Increase
					$	%
Supply chain	$479,747	17.1%	$437,282	16.9%	$42,465	9.7%
Technology and value-added services	45,485	59.8	45,157	60.2	327	0.7

Total	$525,232	18.2	$482,439	18.1	$42,792	8.9

Gross profit was $525.2 million for the nine months ended September 29, 2018, compared to $482.4 million for the nine months ended September 30, 2017, an increase of $42.8 million, or 8.9%. Total gross profit margin was 18.2% for the nine months ended September 29, 2018, compared to 18.1% for the nine months ended September 30, 2017, an increase of ten basis points.

Gross profit for the supply chain segment was $479.7 million for the nine months ended September 29, 2018, compared to $437.3 million for the nine months ended September 30, 2017, an increase of $42.5 million, or 9.7%. The change was due to a $21.4 million increase in organic growth, $15.5 million attributable to acquisitions and $5.6 million due to an increase in gross margin rates. Gross profit margin for the supply chain segment was 17.1% for the nine months ended September 29, 2018, compared to 16.9% for the nine months ended September 30, 2017, an increase of 20 basis points.

Gross profit for the technology and value-added services segment was $45.5 million for the nine months ended September 29, 2018, compared to $45.2 million for the nine months ended September 30, 2017, an increase of $0.3 million, or 0.7%. The change was due to $0.8 million attributable to acquisitions, partially offset by $0.3 million due to a decrease in gross margin rates and $0.2 million due to a decline in organic growth. Gross profit margin for the technology and value-added services segment was 59.8% for the nine months ended September 29, 2018, compared to 60.2% for the nine months ended September 30, 2017, a decrease of 40 basis points.

Selling, General and Administrative

Selling, general and administrative expenses for the nine months ended September 29, 2018 and September 30, 2017 were as follows:

Dollars in thousands	Nine Months Ended September 29, 2018	% of Respective Net Sales	Nine Months Ended September 30, 2017	% of Respective Net Sales	Increase/(Decrease)
					$	%
Supply chain	$386,355	13.8%	$354,799	13.7%	$31,556	8.9%
Technology and value-added services	27,007	35.5	28,166	37.5	(1,159)	(4.1)

Total	$413,362	14.3	$382,965	14.4	$30,397	7.9

135

Selling, general and administrative expenses were $413.4 million for the nine months ended September 29, 2018, compared to $383.0 million for the nine months ended September 30, 2017, an increase of $30.4 million, or 7.9%. As a percentage of net sales, selling, general and administrative expenses were 14.3% for the nine months ended September 29, 2018, compared to 14.4% for the nine months ended September 30, 2017, a decrease of 10 basis points.

Selling, general and administrative expenses for the Henry Schein Animal Health Business’ supply chain segment were $386.4 million for the nine months ended September 29, 2018, compared to $354.8 million for the nine months ended September 30, 2017, an increase of $31.6 million, or 8.9%. The change was due to $12.8 million of additional costs from acquired companies and $18.7 million of additional operating costs.

Selling, general and administrative expenses for the Henry Schein Animal Health Business’ technology and value-added services segment were $27.0 million for the nine months ended September 29, 2018, compared to $28.2 million for the nine months ended September 30, 2017, a decrease of $1.2 million, or 4.1%. The change was due to $1.4 million of additional costs from acquired companies and a decrease of $2.6 million in operating costs.

As a component of total selling, general and administrative expenses, selling expenses were $152.1 million for the nine months ended September 29, 2018, compared to $137.7 million for the nine months ended September 30, 2017, an increase of $14.4 million, or 10.5%. As a percentage of net sales, selling expenses were 5.3% for the nine months ended September 29, 2018, compared to 5.2% for the nine months ended September 30, 2017, an increase of ten basis points.

As a component of total selling, general and administrative expenses, general and administrative expenses were $261.2 million for the nine months ended September 29, 2018, compared to $245.2 million for the nine months ended September 30, 2017, an increase of $16.0 million, or 6.5%. As a percentage of net sales, general and administrative expenses were 9.1% for the nine months ended September 29, 2018, compared to 9.2% for the nine months ended September 30, 2017, a decrease of 10 basis points.

Other Income, Net

Other income, net for the nine months ended September 29, 2018 and September 30, 2017 was as follows:

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017	Variance
			$	%
Interest income	$4,323	$3,866	$457	11.8%
Interest expense	1,897	1,963	(66)	(3.4)
Other, net	972	878	94	10.7

Other income, net	$3,398	$2,781	$617	22.2

Other income, net was $3.4 million for the nine months ended September 29, 2018, compared to $2.8 million for the nine months ended September 30, 2017, an increase of $0.6 million, or 22.2%. Interest income was $4.3 million for the nine months ended September 29, 2018, compared to $3.9 million for the nine months ended September 30, 2017, an increase of $0.5 million or 11.8%. The change was primarily due to late fee income.

Income Taxes

The Henry Schein Animal Health Business’ effective tax rate was 31.0% for the nine months ended September 29, 2018 and 18.7% and for the nine months ended September 30, 2017. The difference between the

136

Henry Schein Animal Health Business’ effective tax rate and the federal statutory tax rate for the nine months ended September 29, 2018 primarily relates to additional provisional expense of $8.1 million related to transition tax on deemed repatriation of foreign earnings, $2.4 million related to GILTI tax and state taxes offset by benefits for foreign tax rate differential and partnership flow through income. The difference between the Henry Schein Animal Health Business’ effective tax rate and the federal statutory tax rate for the nine months ended September 30, 2017 primarily relates to benefits attributable to the adoption of ASU No. 2016-09, “Stock Compensation” (Topic 718) (“ASU 2016-09”) in the first quarter of 2017, foreign tax rate differential and partnership flow through income offset by expense attributable to state taxes.

Net Income

Net income was $75.0 million for the nine months ended September 29, 2018, compared to $84.3 million for the nine months ended September 30, 2017, a decrease of $9.3 million, or 11.0%.

Net income attributable to the Henry Schein Animal Health Business

Net income attributable to the Henry Schein Animal Health Business was $67.4 million for the nine months ended September 29, 2018, compared to $62.7 million for the nine months ended September 30, 2017, an increase of $4.7 million, or 7.5%. The change was primarily due to additional net income related to the purchase of direct and indirect equity interests in Butler Animal Health Holding Company, LLC not already owned by the Henry Schein Animal Health Business.

Year Ended December 30, 2017 Compared to Year Ended December 31, 2016

The fiscal year ended December 30, 2017 consisted of 52 weeks as compared to the fiscal year ended December 31, 2016, which consisted of 53 weeks.

Net Sales

Net sales for the fiscal years ended December 30, 2017 and December 31, 2016 were as follows:

	Year Ended December 30, 2017	% of Total	Year Ended December 31, 2016	% of Total	Increase
Dollars in thousands					$	%
Supply chain	$3,479,327	97.2%	$3,254,475	97.1%	$224,852	6.9%
Technology and value-added services	100,468	2.8	98,685	2.9	1,783	1.8

Total	$3,579,795	100.0%	$3,353,160	100.0%	$226,635	6.8

Net sales were $3,579.8 million for the year ended December 30, 2017, compared to $3,353.2 million for the year ended December 31, 2016, an increase of $226.6 million, or 6.8%. The change was driven primarily by an increase of $206.6 million in organic growth and $63.3 million of growth from acquisitions, partially offset by a $43.3 million decrease due to the impact from the extra week in 2016.

Net sales for the supply chain segment were $3,479.3 million for the year ended December 30, 2017, compared to $3,254.5 million for the year ended December 31, 2016, an increase of $224.9 million, or 6.9%. The change was driven primarily by an increase of $208.6 million in organic growth and $61.9 million of growth from acquisitions, partially offset by a $45.6 million decrease due to the impact from the extra week in 2016. The growth in internally generated supply chain revenue was positively affected by year-over-year changes to certain supplier agreements where the Henry Schein Animal Health Business acted as a principal in 2017 versus acting as an agent in the prior year. When excluding the effects of this change, organic growth increased by $195.2 million.

137

Net sales for the technology and value-added services segment were $100.5 million for the year ended December 30, 2017, compared to $98.7 million for the year ended December 31, 2016, an increase of $1.8 million, or 1.8%. The change was driven primarily by a $2.2 million increase in net sales denominated in local currencies (including a $2.7 million increase in organic growth, partially offset by a $0.5 million decrease due to the impact from the extra week in 2016) partially offset by a decrease of $0.4 million related to foreign currency exchange.

No single customer accounted for more than 10% of the Henry Schein Animal Health Business’ net sales in the fiscal years ended December 30, 2017 or December 31, 2016.

Gross Profit

Gross profit and gross margins for the fiscal years ended December 30, 2017 and December 31, 2016 were as follows:

	Year Ended December 30, 2017	Gross Margin %	Year Ended December 26, 2016	Gross Margin %	Increase
Dollars in thousands					$	%
Supply chain	$591,214	17.0%	$563,574	17.3%	$27,640	4.9%
Technology and value-added services	60,811	60.5	56,339	57.1	4,472	7.9

Total	$652,025	18.2	$619,913	18.5	$32,112	5.2

Gross profit was $652.0 million for the year ended December 30, 2017, compared to $619.9 million for the year ended December 31, 2016, an increase of $32.1 million, or 5.2%. Gross profit margin was 18.2% for the year ended December 30, 2017, compared to 18.5% for the year ended December 31, 2016, a decrease of 30 basis points.

Gross profit for the supply chain segment was $591.2 million for the year ended December 30, 2017, compared to $563.6 million for the year ended December 31, 2016, an increase of $27.6 million, or 4.9%. The change was due to a $15.8 million increase from organic growth and a $23.1 million increase related to acquisitions partially offset by an $11.3 million decline in gross profit due to the decrease in the gross margin rates. Gross profit margin for the supply chain segment was 17.0% for the year ended December 30, 2017, compared to 17.3% for the year ended December 31, 2016.

Gross profit for the technology and value-added services segment was $60.8 million for the year ended December 30, 2017, compared to $56.3 million for the year ended December 31, 2016, an increase of $4.5 million, or 7.9%. The change was due to $1.0 million attributable to organic growth and $3.5 million attributable to the increase in gross margin rates. Gross profit margin for the technology and value-added services segment was 60.5% for the year ended December 30, 2017, compared to 57.1% for the year ended December 31, 2016.

Selling, General and Administrative

Selling, general and administrative expenses for the fiscal years ended December 30, 2017 and December 31, 2016 were as follows:

	Year Ended December 30, 2017	% of Respective Net Sales	Year Ended December 31, 2016	% of Respective Net Sales	Increase/(Decrease)
Dollars in thousands					$	%
Supply chain	$478,868	13.8%	$450,281	13.8%	$28,587	6.3%
Technology and value-added services	37,835	37.7	38,535	39.0	(700)	(1.8)

Total	$516,703	14.4	$488,816	14.6	$27,887	5.7

138

Selling, general and administrative expenses were $516.7 million for the year ended December 30, 2017, compared to $488.8 million for the year ended December 31, 2016, an increase of $27.9 million, or 5.7%. Selling, general and administrative expenses for the supply chain segment were $478.9 million for the year ended December 30, 2017, compared to $450.3 million for the year ended December 31, 2016, an increase of $28.6 million, or 6.3%. The change was due to $21.5 million of additional costs from acquired companies and $7.1 million of additional operating costs. Selling, general and administrative expenses for the technology and value-added services segment were $37.8 million for the year ended December 30, 2017, compared to $38.5 million for the year ended December 31, 2016, a decrease of $0.7 million, or 1.8%. As a percentage of net sales, selling, general and administrative expenses were 14.4% for the year ended December 30, 2017, compared to 14.6% for the year ended December 31, 2016.

As a component of total selling, general and administrative expenses, selling expenses were $186.9 million for the year ended December 30, 2017, compared to $176.0 million for the year ended December 31, 2016, an increase of $10.9 million, or 6.2%. As a percentage of net sales, selling expenses for the year ended December 30, 2017 were 5.2%, the same as for the year ended December 31, 2016.

As a component of total selling, general and administrative expenses, general and administrative expenses were $329.8 million for the year ended December 30, 2017, compared to $312.8 million for the year ended December 31, 2016, an increase of $17.0 million, or 5.4%. As a percentage of net sales, general and administrative expenses were 9.2% for the year ended December 30, 2017, compared to 9.3% for the year ended December 31, 2016.

Other Income, Net

Other income, net for the fiscal years ended December 30, 2017 and December 31, 2016 was as follows:

	Year Ended December 30, 2017	Year Ended December 31, 2016	Variance
Dollars in thousands			$	%
Interest income	$5,115	$4,915	$200	4.1%
Interest expense	(2,587)	(1,957)	(630)	32.2
Other, net	919	8	911	*

Other income, net	$3,447	$2,966	$481	16.2

* Not meaningful.

Other income, net was $3.4 million for the year ended December 30, 2017, compared to $2.9 million for the year ended December 31, 2016, an increase of $0.5 million, or 16.2%. Other, net was $0.9 million for the year ended December 30, 2017, an increase of $0.9 million from the year ended December 31, 2016. The change was primarily due to investment proceeds and the impact of foreign currency exchange rates.

Income Taxes

For the year ended December 30, 2017, the effective tax rate of the Henry Schein Animal Health Business was 34.6% compared to 22.0% for the year ended December 31, 2016. The effective tax rate of the Henry Schein Animal Health Business in 2017 was primarily higher due to the Tax Act and was favorably impacted in 2017 by the adoption of ASU 2016-09. Absent those impacts, the difference between the Henry Schein Animal Health Business’ effective tax rate and the federal statutory tax rate for both periods primarily relates to state taxes, foreign income tax differential and pass through income from noncontrolling interest.

Net Income

Net income was $92.0 million for the year ended December 30, 2017, compared to $100.3 million for the year ended December 31, 2016, a decrease of $8.3 million, or 8.3%.

139

Net income attributable to the Henry Schein Animal Health Business

Net income attributable to the Henry Schein Animal Health Business was $64.4 million for the year ended December 30, 2017, compared to $70.3 million for the year ended December 31, 2016, a decrease of $5.9 million, or 8.4%.

Year Ended December 31, 2016 Compared to Year Ended December 26, 2015

The fiscal year ended December 31, 2016 consisted of 53 weeks as compared to the fiscal year ended December 26, 2015, which consisted of 52 weeks.

Net Sales

Net sales for the fiscal years ended December 31, 2016 and December 26, 2015 were as follows:

	Year Ended December 31, 2016	% of Total	Year Ended December 26, 2015	% of Total	Increase
Dollars in thousands					$	%
Supply chain	$3,254,475	97.1%	$2,921,990	98.1%	$332,485	11.4%
Technology and value-added services	98,685	2.9	56,338	1.9	42,347	75.2

Total	$3,353,160	100.0	$2,978,328	100.0	$374,832	12.6

Net sales were $3,353.2 million for the year ended December 31, 2016, compared to $2,978.3 million for the year ended December 26, 2015, an increase of $374.8 million, or 12.6%. The change was due to an increase of net sales denominated in local currencies of $449.2 million (including a $285.6 million increase in organic growth, a $41.6 million increase due to the impact from the extra week in 2016 and $122.0 million of growth from acquisitions) partially offset by a decrease of $74.4 million related to foreign currency exchange.

Net sales for the supply chain segment were $3,254.5 million for the year ended December 31, 2016, compared to $2,922.0 million for the year ended December 26, 2015, an increase of $332.5 million, or 11.4%. The change was due to an increase of $405.4 million in net sales denominated in local currencies (including a $282.9 million increase in organic growth, a $40.8 million increase due to the impact from the extra week in 2016 and $81.7 million in growth from acquisitions) partially offset by a decrease of $72.9 million related to foreign currency exchange. The growth in internally generated supply chain revenue was positively affected by year-over-year changes to certain supplier agreements where the Henry Schein Animal Health Business acted as a principal in 2016 versus acting as an agent in the prior year. When excluding the effects of this change, organic growth increased by $207.1 million.

Net sales for the technology and value-added services segment were $98.7 million for the year ended December 31, 2016, compared to $56.3 million for the year ended December 26, 2015, an increase of $42.3 million, or 75.2%. The change was due to an increase of $43.4 million in net sales denominated in local currencies (including a $2.7 million increase in organic growth, a $0.5 million increase due to the impact from the extra week in 2016 and $40.2 million in growth from acquisitions) partially offset by a decrease of $1.1 million related to foreign currency exchange.

No single Customer accounted for more than 10% of the Henry Schein Animal Health Business’ net sales in the fiscal years ended December 31, 2016 or December 26, 2015.

140

Gross Profit

Gross profit and gross margins for the fiscal years ended December 31, 2016 and December 26, 2015 were as follows:

Dollars in thousands	Year Ended December 31, 2016	Gross Margin %	Year Ended December 26, 2015	Gross Margin %	Increase
					$	%
Supply chain	$563,574	17.3%	$494,079	16.9%	$69,495	14.1%
Technology and value-added services	56,339	57.1	35,939	63.8	20,400	56.8

Total	$619,913	18.5	$530,018	17.8	$89,895	17.0

Gross profit was $619.9 million for the year ended December 31, 2016, compared to $530.0 million for the year ended December 26, 2015, an increase of $89.9 million, or 17.0%.

Gross profit for the supply chain segment was $563.6 million for the year ended December 31, 2016, compared to $494.1 million for the year ended December 26, 2015, an increase of $69.5 million, or 14.1%. The change was due to a $20.5 million gross profit increase from organic growth, $35.8 million attributable to acquisitions and $13.3 million due to the increase in the gross margin rates. Gross profit margin for the supply chain segment was 17.3% for the year ended December 31, 2016 compared to 16.9% for the year ended December 26, 2015.

Gross profit for the technology and value-added services segment was $56.3 million for the year ended December 31, 2016, compared to $35.9 million for the year ended December 26, 2015, an increase of $20.4 million, or 56.8%. The change was due to $18.4 million of gross profit increase from the impact of acquisitions and $8.6 million of organic growth which was partially offset by a $6.6 million decline related to gross margin rates. Gross profit margin for the technology and value-added services segment was 57.1% for the year ended December 31, 2016 compared to 63.8% for the year ended December 26, 2015.

Selling, General and Administrative

Selling, general and administrative expenses for the fiscal years ended December 31, 2016 and December 26, 2015 were as follows:

Dollars in thousands	Year Ended December 31, 2016	% of Respective Net Sales	Year Ended December 26, 2015	% of Respective Net Sales	Increase
					$	%
Supply chain	$450,281	13.8%	$393,896	13.5%	$56,385	14.3%
Technology and value-added services	38,535	39.0	23,971	42.5	14,564	60.8

Total	$488,816	14.6	$417,867	14.0	$70,949	17.0

Selling, general and administrative expenses were $488.8 million for the year ended December 31, 2016, compared to $417.9 million for the year ended December 26, 2015, an increase of $70.9 million, or 17.0%. As a percentage of net sales, selling, general and administrative expenses increased to 14.6% from 14.0% for the comparable prior year period.

Selling, general and administrative expenses within the supply chain segment were $450.3 million for the year ended December 31, 2016, compared to $393.9 million for the year ended December 26, 2015, an increase of $56.4 million, or 14.3%. The change was attributable to $32.5 million of additional costs from acquired companies and $23.9 million of additional operating costs.

141

Selling, general and administrative expenses within the technology and value-added services segment were $38.5 million for the year ended December 31, 2016, compared to $24.0 million for the year ended December 26, 2015, an increase of $14.6 million, or 60.8%. The change was attributable to $15.2 million of additional costs from acquired companies and a decrease of $0.7 million in operating costs.

As a component of total selling, general and administrative expenses, selling expenses were $176.0 million for the year ended December 31, 2016, compared to $144.9 million for the year ended December 26, 2015, an increase of $31.1 million, or 21.5%. As a percentage of net sales, selling expenses increased to 5.2% for the year ended December 31, 2016, compared to 4.9% for the year ended December 26, 2015.

As a component of total selling, general and administrative expenses, general and administrative expenses were $312.8 million for the year ended December 31, 2016, compared to $273.0 million for the year ended December 26, 2015, an increase of $39.8 million, or 14.6%. As a percentage of net sales, general and administrative expenses increased to 9.3% for the year ended December 31, 2016, compared to 9.2% for the year ended December 26, 2015.

Other Income, Net

Other income, net for the fiscal years ended December 31, 2016 and December 26, 2015 was as follows:

Dollars in thousands	Year Ended December 31, 2016	Year Ended December 26, 2015	Variance
			$	%
Interest income	$4,915	$4,670	$245	5.2%
Interest expense	(1,957)	(2,005)	48	(2.4)
Other, net	8	2,024	(2,016)	(99.6)

Other income, net	$2,966	$4,689	$(1,723)	(36.7)

Other income, net was $3.0 million for the year ended December 31, 2016, compared to $4.7 million for the year ended December 26, 2015, a decrease of $1.7 million, or 36.7%. Interest income was $4.9 million for the year ended December 31, 2016, compared to $4.7 million for the year ended December 26, 2015, an increase of $0.2 million, or 5.2%. The change was primarily due to late fee income. Other, net was negligible for the year ended December 31, 2016, compared to $2.0 million for the year ended December 26, 2015. The change was primarily due to investment proceeds and the impact of foreign currency exchange rates.

Income Taxes

For the year ended December 31, 2016, the effective tax rate of the Henry Schein Animal Health Business was 22.0% compared to 22.4% for the year ended December 26, 2015. The difference between the effective tax rate of the Henry Schein Animal Health Business and the federal statutory tax rate for both periods primarily relates to state taxes, foreign income tax differential and pass-through income from noncontrolling interest.

Net Income

Net income was $100.3 million for the year ended December 31, 2016, compared to $85.0 million for the year ended December 26, 2015, an increase of $15.3 million, or 18.0%.

Net income attributable to the Henry Schein Animal Health Business

Net income attributable to the Henry Schein Animal Health Business was $70.3 million for the year ended December 31, 2016, compared to $60.3 million for the year ended December 26, 2015, an increase of $10.0 million, or 16.6%.

142

Liquidity and Capital Resources

The Henry Schein Animal Health Business has historically participated in Henry Schein’s centralized treasury management, including centralized cash pooling and overall financing arrangements. The Henry Schein Animal Health Business has generated and expects to continue to generate positive cash flow from operations. Net cash used for or provided by financing activities is due to transfers to and from its parent, Henry Schein. The components of net transfers include: (i) cash transfers from the Henry Schein Animal Health Business to Henry Schein; (ii) cash investments from Henry Schein used to fund operations, capital expenditures and acquisitions; (iii) charges (benefits) for income taxes; and (iv) allocations of Henry Schein’s corporate expenses described elsewhere in this prospectus. See, “Selected Historical Financial Data of the Henry Schein Animal Health Business.” This net cash used for or provided from financing activities in the historical periods is reflected as changes in Henry Schein’s investment in the Henry Schein Animal Health Business.

Following the Separation, the capital structure and sources of liquidity for the Henry Schein Animal Health Business will change significantly. The Henry Schein Animal Health Business will no longer participate in cash management and funding arrangements with Henry Schein. Instead, the Henry Schein Animal Health Business’ ability to fund its capital needs will depend on its ongoing ability to generate cash from operations, and access to the bank and capital markets. The Henry Schein Animal Health Business’ primary future cash needs will be for working capital, capital expenditures and strategic investments. For at least the next 12 months, the Henry Schein Animal Health Business expects to generate sufficient cash from operations to meet its liquidity and capital needs in both U.S. and non-U.S. jurisdictions. Thereafter, it expects to have sufficient liquidity and capital resources arising from cash generated by its ongoing operations.

The following table summarizes cash flows for the nine months ended September 29, 2018 and September 30, 2017 and for the fiscal years ended December 30, 2017, December 31, 2016 and December 26, 2015:

	Nine Months Ended		Years Ended
Dollars in thousands	September 29, 2018	September 30, 2017	December 30, 2017	December 31, 2016	December 26, 2015
Cash flow:
Net cash provided by operating activities	$61,622	$75,772	$108,191	$104,799	$96,115
Net cash used in investing activities	(23,317)	(122,856)	(128,526)	(122,757)	(115,266)
Net cash provided by (used in) financing activities . . . .	(32,525)	51,563	15,036	20,307	28,178

Net cash provided by operating activities

The Henry Schein Animal Health Business has generated significant cash flows from operations in each of the last three years and during the first nine months of 2017 and 2018. Net cash provided by operating activities was $61.6 million for the nine months ended September 29, 2018, compared to $75.8 million for the nine months ended September 30, 2017, a decrease of $14.2 million, or 18.7%. The change was primarily attributable to lower net income as well as an increase in inventory due to acquisitions.

Net cash provided by operating activities was $108.2 million for the year ended December 30, 2017, compared to $104.8 million for the year ended December 31, 2016, an increase of $3.4 million, or 3.2%. The change was driven primarily by growth in the Business’ results of operations due to an increase in organic growth and growth from acquisitions, partially offset by a decrease due to the impact of the extra week in 2016. Net cash provided by operating activities was $104.8 million for the year ended December 31, 2016, compared to $96.1 million for the year ended December 26, 2015, an increase of $8.7 million, or 9.0%. The change was driven primarily by the growth in results of operations due to an increase in organic growth, growth from acquisitions and the impact from the extra week in 2016.

143

Net cash used in investing activities

Net cash used for investing activities was $23.3 million for the nine months ended September 29, 2018, compared to $122.9 million for the nine months ended September 30, 2017, a decrease of $99.6 million, or 81%. The change was primarily due to a reduction in cash payments for acquisitions.

Net cash used for investing activities was $128.5 million for the year ended December 30, 2017, compared to $122.8 million for the year ended December 31, 2016, an increase of $5.7 million, or 4.6%. The change was driven primarily by increased capital expenditures mostly related to a new U.S. national distribution center, partially offset by a decrease in cash payments for acquisitions.

Net cash used for investing activities was $122.8 million for the year ended December 31, 2016, compared to $115.3 million for the year ended December 26, 2015, an increase of $7.5 million, or 6.5%. The change was driven primarily by increased cash payments for acquisitions.

Net cash provided by (used in) financing activities

Net cash provided by (used in) in financing activities in all periods presented primarily reflects net transactions with Henry Schein and acquisitions of redeemable noncontrolling interests in subsidiaries.

Selected measures of liquidity and capital resources

The following table summarizes selected measures of liquidity and capital resources as of the following dates:

Dollars in thousands	September 29, 2018	December 30, 2017	December 31, 2016
Cash and cash equivalents	$21,804	$16,656	$19,714
Working capital	563,473	565,340	466,135
Debt:
Current maturities of long-term debt	679	3,204	1,103
Long-term debt	23,389	23,529	25,831

Total debt	$24,068	$26,733	$26,934

The Henry Schein Animal Health Business’ cash and cash equivalents consist of bank balances and marketable security investments in money market funds representing investments with a high degree of liquidity.

Accounts receivable days sales outstanding and inventory turns

The Henry Schein Animal Health Business’ accounts receivable days sales outstanding from operations increased to 44.4 days as of December 30, 2017 from 39.7 days as of December 31, 2016. During the years ended December 30, 2017 and December 31, 2016, the Henry Schein Animal Health Business wrote off approximately $0.8 million and $0.6 million, respectively, of fully reserved accounts receivable against its trade receivable reserve. The Henry Schein Animal Health Business’ inventory turns from operations were 5.5 as of December 30, 2017 and 5.8 as of December 31, 2016.

144

Contractual obligations

The following table summarizes the Henry Schein Animal Health Business’ contractual obligations related to fixed and variable rate long-term debt, including interest, as well as operating and capital lease obligations as of December 30, 2017:

	Payments due by period
Dollars in thousands	< 1 year	1 - 3 years	3 - 5 years	> 5 years	Total
Contractual obligations:
Long-term debt*	$23,000	$—	$—	$—	$23,000
Operating lease obligations	17,270	28,133	14,435	6,268	66,106
Capital lease obligations, including interest	828	531	8	—	1,367

Total	$41,098	$28,664	$14,443	$6,268	$90,473

*	The maturity date for the long-term debt is June 30, 2022. However, the debt will be extinguished at Closing.

Long-term debt

Long-term debt consisted of the following as of the following dates:

Dollars in thousands	December 30, 2017	December 31, 2016
Various collateralized and uncollateralized loans payable in varying installments through 2022 at interest rates ranging from 3.01% to 12.90% at December 30, 2017 and ranging from 2.67% to 12.90% at December 31, 2016	$25,416	$25,462
Capital lease obligations (see Note 9 to the audited combined financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus)	1,317	1,472

Total	26,733	26,934
Less current maturities	(3,204)	(1,103)

Total long-term debt	$23,529	$25,831

145

Redeemable noncontrolling interests

Some minority equity holders in certain of the Henry Schein Animal Health Business’ subsidiaries have the right, at certain times, to require us to acquire their ownership interest in those entities at fair value. ASC Topic 480-10 is applicable for noncontrolling interests where the Henry Schein Animal Health Business is or may be required to purchase all or a portion of the outstanding interest in a controlled subsidiary from the noncontrolling interest holder under the terms of a put option contained in contractual agreements. Certain holders of minority equity interests in certain subsidiaries of the Henry Schein Animal Health Business have exercised their rights to cause affiliates of Spinco to purchase such interests for cash, subject to the terms of the relevant agreements. The operative agreements provide for a process pursuant to which the interests will be valued, which process is currently ongoing. Pursuant to the terms of the relevant agreements, following the conclusion of the valuation process, certain of the minority holders who have exercised such rights have the right to withdraw their request to have affiliates of Spinco purchase such interests or require the applicable Spinco affiliate to purchase such interests at a purchase price based on the results of the valuation. While at this time we are unable to determine the amount that will be payable in respect of such interests or when the valuation process in respect thereof will be completed, if the requests are not withdrawn, the aggregate purchase price payable by affiliates of Spinco for all such interests is expected to be in the range of $30.0 million to $50.0 million.

The components of the change in the redeemable noncontrolling interests for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 are presented in the following table:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Balance, beginning of period	$322,070	$275,759	$309,540
Decrease in redeemable noncontrolling interests due to redemptions	(26,375)	(3,803)	(30,826)
Increase in redeemable noncontrolling interests due to business acquisitions	6,648	23,276	8,666
Net income attributable to redeemable noncontrolling interests	27,690	29,966	24,664
Dividends declared	(20,481)	(22,204)	(23,772)
Effect of foreign currency translation gain (loss) attributable to redeemable noncontrolling interests	2,931	(1,006)	(690)
Change in fair value of redeemable securities	54,071	20,082	(11,823)

Balance, end of period	$366,554	$322,070	$275,759

Changes in the estimated redemption amounts of the noncontrolling interests subject to put options are adjusted at each reporting period with a corresponding adjustment to additional paid-in capital. Future reductions in the carrying amounts are subject to a floor amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level. These adjustments do not impact the calculation of earnings per share.

Additionally, some prior equity holders of such controlled subsidiaries are eligible to receive additional cash consideration if certain financial targets are met. Any adjustments to these accrual amounts are recorded in the Henry Schein Animal Health Business’ combined statements of operations.

Unrecognized tax benefits

The Henry Schein Animal Health Business cannot reasonably estimate the timing of future cash flows related to the unrecognized tax benefits, including accrued interest, of $8.5 million as of December 30, 2017. See

146

Note 11 to the audited combined financial statements of the Henry Schein Animal Health Business included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

The preparation of combined financial statements requires the Henry Schein Animal Health Business to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. The Henry Schein Animal Health Business bases its estimates on historical data, when available, experience, industry and market trends, and on various other assumptions that are believed to be reasonable under the circumstances, the combined results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. However, by their nature, estimates are subject to various assumptions and uncertainties. Reported results are therefore sensitive to any changes in assumptions, judgments and estimates, including the possibility of obtaining materially different results if different assumptions were to be applied.

The Henry Schein Animal Health Business believes that the following critical accounting policies affect the significant estimates and judgments used in the preparation of its financial statements:

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” Accounting Standards Codification (“ASC”) 606 (“Topic 606”). The Henry Schein Animal Health Business adopted the provisions of this standard as of December 31, 2017, on a modified retrospective basis. The adoption of Topic 606 and its impacts on the Henry Schein Animal Health Business is further described in Accounting Pronouncements Adopted.

Prior to adopting Topic 606, the Henry Schein Animal Health Business sold products through either “buy/sell” or agency relationships with its suppliers. The Henry Schein Animal Health Business also sells software licenses and other related value-added services as described below.

“Buy/sell” Revenue

In a “buy/sell” relationship, the Henry Schein Animal Health Business purchases and takes title to products from the supplier and recognizes revenue when the product is shipped to the Customer. The Henry Schein Animal Health Business accepts only authorized product returns from its Customers. The Henry Schein Animal Health Business estimates returns based upon historical experience and recognizes estimated returns as a reduction to product sales.

Multiple element arrangements that include elements that are not considered software consist primarily of equipment and the related installation service. The Henry Schein Animal Health Business allocates revenue for such arrangements based on the relative selling prices of the elements applying the following hierarchy: first vendor-specific objective evidence (“VSOE”), then third-party evidence (“TPE”) of the selling price if VSOE is not available, and finally, its best estimate of the selling price (“BESP”) if neither VSOE nor TPE is available.

VSOE exists when the Henry Schein Animal Health Business sells the deliverables separately and represents the actual price charged by the Henry Schein Animal Health Business for each deliverable. BESP reflects the Henry Schein Animal Health Business’ best estimate of what the selling prices of each deliverable would be if it were sold regularly on a stand alone basis taking into consideration the cost structure of the Henry Schein Animal Health Business, technical skill required, customer location and other market conditions. Each element that has stand alone value is accounted for as a separate unit of accounting. Revenue allocated to each unit of accounting is recognized when the service is provided or the product is delivered.

Agency Revenue

In an agency relationship, the Henry Schein Animal Health Business performs the sales function and in some cases performs the billing function, but does not purchase or take title of the product from the supplier. Agency revenue is recognized on a net basis because the supplier is the primary obligor, takes the inventory and credit risk, establishes the price, picks, packs and ships the product, determines the product specifications and the amount is fixed.

Software Licenses and Other Value-Added Services Revenue

The Henry Schein Animal Health Business sells software licenses, maintenance on its software licenses and varying levels of professional services. For multiple-element software arrangements, total revenue is allocated to each element based on the residual method or the relative fair value method when applicable. Under the residual value method, the Henry Schein Animal Health Business allocates revenue to delivered components, normally the license component of the arrangement, based on VSOE of undelivered elements, which is specific to the Henry Schein Animal Health Business. Under the relative fair value method, the total revenue is allocated among the elements based upon the relative fair value of each element as determined through the fair value hierarchy as previously discussed.

The Henry Schein Animal Health Business recognizes revenue from the licensing of software when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is probable. Revenue from perpetual licenses is recognized once shipment to the Customer has taken place and when all other revenue recognition criteria have been met. Revenue from term licenses is recognized ratably over the contract term.

The Henry Schein Animal Health Business generally bills configuration, conversion, and installation and training services based on hourly rates plus reimbursable travel-related expenses. Configuration and conversion are generally performed in-house before the delivery of the related license. Revenue for all these services is recognized during the period the services are completed.

The Henry Schein Animal Health Business recognizes revenue from maintenance and support services ratably over the contract term. Maintenance agreements entitle Customers to receive technical support and are generally between three months and one year in length.

The Henry Schein Animal Health Business recognizes revenue from other related products and services, which include healthcare reminders, Healthy Pet magazines and Pet ID cards. The revenue for these products is recognized on a monthly basis according to actual usage.

Accounts Receivable

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects the Henry Schein Animal Health Business’ best estimate of the amounts that will not be collected. The reserve for accounts receivable is comprised of allowance for doubtful accounts and sales returns. In addition to reviewing delinquent accounts receivable, the Henry Schein Animal Health Business considers many factors in estimating its reserve, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, the Henry Schein Animal Health Business adjusts its assumptions for anticipated changes in any of these or other factors expected to affect collectability.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for merchandise or actual cost for large equipment and high tech equipment. In accordance with the Henry Schein Animal Health Business’ policy for inventory valuation, it considers many factors including the condition and salability of the inventory, historical sales, forecasted sales and market and economic trends.

148

Goodwill

Goodwill is not amortized, but is subject to impairment analysis at least once annually. Such impairment analyses for goodwill require a comparison of the fair value to the carrying value of reporting units. The Henry Schein Animal Health Business regards its reporting units to be supply chain and technology and value-added services. Goodwill was allocated to such reporting units, for the purposes of preparing the Henry Schein Animal Health Business’ impairment analyses, based on a specific identification basis.

For the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Henry Schein Animal Health Business tested goodwill for impairment using a quantitative analysis consisting of a two-step approach. The first step of the Henry Schein Animal Health Business’ quantitative analysis consists of a comparison of the carrying value of its reporting units, including goodwill, to the estimated fair value of its reporting units using a discounted cash flow methodology. If step one results in the carrying value of the reporting unit exceeding the fair value of such reporting unit, the Henry Schein Animal Health Business would then proceed to step two which would require it to calculate the amount of impairment loss, if any, that it would record for such reporting unit. The calculation of the impairment loss in step two would be equivalent to the reporting unit’s carrying value of goodwill less the implied fair value of such goodwill.

The Henry Schein Animal Health Business’ use of a discounted cash flow methodology includes estimates of future revenue based upon budget projections and growth rates, that take into account estimated inflation rates. The Henry Schein Animal Health Business also develops estimates for future levels of gross and operating profits and projected capital expenditures. The Henry Schein Animal Health Business’ methodology also includes the use of estimated discount rates based upon industry and competitor analysis as well as other factors. The estimates that the Henry Schein Animal Health Business uses in its discounted cash flow methodology involve many assumptions by management that are based upon future growth projections.

Some factors the Henry Schein Animal Health Business considers important that could trigger an interim impairment review include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of its use of acquired assets or the strategy for the overall business (e.g., decision to divest a business); or

•	significant negative industry or economic trends.

If the Henry Schein Animal Health Business determines through the impairment review process that goodwill or other indefinite-lived intangible assets are impaired, it records an impairment charge in its combined statements of operations.

Supplier Rebates

Supplier rebates are included as a reduction of cost of sales and are recognized over the period they are earned. The factors the Henry Schein Animal Health Business considers in estimating supplier rebate accruals include forecasted inventory purchases and sales in conjunction with supplier rebate contract terms, which generally provide for increasing rebates based on either increased purchase or sales volume.

Long-Lived Assets

Long-lived assets, other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows to be derived from such assets.

Definite-lived intangible assets primarily consist of non-compete agreements, trademarks, trade names, customer lists, customer relationships and intellectual property. For long-lived assets used in operations,

149

impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted future cash flows. The Henry Schein Animal Health Business measures the impairment loss based on the difference between the carrying amount and the estimated fair value. When an impairment exists, the related assets are written down to fair value.

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees and non-employee directors. The Henry Schein Animal Health Business measures stock-based compensation at the grant date, based on the estimated fair value of the award, and recognizes the cost (net of estimated forfeitures) as compensation expense on a straight-line basis over the requisite service period. Stock-based compensation expense for the Henry Schein Animal Health Business is reflected in selling, general and administrative expenses in its combined statements of operations.

Stock-based awards are provided to certain employees under the terms of the LTIP. The LTIP is administered by the Compensation Committee of the Henry Schein Board. Prior to March 2009, awards under the LTIP principally included a combination of at-the-money stock options and restricted stock and restricted stock units. Since March 2009, equity-based awards have been granted solely in the form of restricted stock and restricted stock units, with the exception of providing stock options to employees pursuant to certain pre-existing contractual obligations.

Grants of restricted stock and restricted stock units are stock-based awards granted to recipients with specified vesting provisions. In the case of restricted stock, Henry Schein common stock is delivered on the date of grant, subject to vesting conditions. In the case of restricted stock units, Henry Schein common stock is generally delivered on or following satisfaction of vesting conditions. Henry Schein issues restricted stock and restricted stock units, including to employees of the Henry Schein Animal Health Business, that vest solely based on the recipient’s continued service over time (primarily four-year cliff vesting), and restricted stock and restricted stock units that vest based on the Henry Schein Animal Health Business achieving specified performance measurements and the recipient’s continued service over time (primarily three-year cliff vesting).

With respect to time-based restricted stock and restricted stock units, the Henry Schein Animal Health Business estimates the fair value on the date of grant based on Henry Schein’s closing stock price. With respect to performance-based restricted stock and restricted stock units, the number of shares that ultimately vest and are received by the recipient is based upon performance as measured against specified targets over a specified period, as determined by the Compensation Committee of the Henry Schein Board. Although there is no guarantee that performance targets will be achieved, the Henry Schein Animal Health Business estimates the fair value of performance-based restricted stock and restricted stock units based on Henry Schein’s closing stock price at time of grant.

The LTIP provides for adjustments to the performance-based restricted stock and restricted stock units targets for significant events, including acquisitions, divestitures, new business ventures, certain capital transactions (including share repurchases), restructuring costs, if any, changes in accounting principles or in applicable laws or regulations, foreign exchange fluctuations, certain litigation related costs and material changes in income tax rates. Over the performance period, the number of shares of common stock that will ultimately vest and be issued and the related compensation expense is adjusted upward or downward based upon the Henry Schein Animal Health Business’ estimation of achieving such performance targets. The ultimate number of shares delivered to recipients and the related compensation cost is recognized as an expense based on the actual performance metrics as defined under the LTIP.

Accounting Pronouncements Adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core

150

principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to Customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers,” which deferred the effective date of ASU 2014-09 by one year to December 15, 2017 for interim and annual reporting periods beginning after that date.

Following its adoption by the Henry Schein Animal Health Business, ASU 2014-09 required the Henry Schein Animal Health Business to use either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients; or (ii) a modified retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures to describe the nature, amount, timing and uncertainty of revenue, certain costs and cash flows arising from the contracts with Customers).

The Henry Schein Animal Health Business finalized the review of its various revenue streams within the two reportable segments: (i) supply chain and (ii) technology and value-added services. The Henry Schein Animal Health Business has gathered data and quantified the amount of sales by type of revenue stream and categorized the types of sales for the business units for the purpose of comparing how it currently recognizes revenue to the new standard in order to quantify the impact of ASU 2014-09. The Henry Schein Animal Health Business generally determined that similar performance obligations under the new guidance as compared with deliverables and units of account previously recognized.

The Henry Schein Animal Health Business determined that there are no material changes to the timing or amount of revenues recognized for the supply chain or the technology and value-added services reportable segments. Due to the variety of the product offerings in the technology and value-added services segment, the actual revenue recognition treatment required under the standard depends on contract-specific terms. There is some impact on timing of revenue recognition, which will include the following:

•

The Henry Schein Animal Health Business previously deferred license revenue in cases where the Henry Schein Animal Health Business did not have VSOE of the fair value of an element in the arrangement that has not been delivered yet such as customer support. Under Topic 606, the concept of VSOE is eliminated and there are no cases where revenue is deferred due to a lack of stand alone selling price. As such, the Henry Schein Animal Health Business recognizes certain revenue related to the software license earlier than under current practice.

•

Certain upfront fees related to service arrangements were previously deferred and recognized over the estimated customer life. Under ASC 606, the period over which the Henry Schein Animal Health Business recognizes these fees will be reduced.

•	Revenue related to term licenses was previously recognized over the license term. Under ASC 606, the revenue is recognized upon delivery or renewal of the license.

•

The Henry Schein Animal Health Business previously expensed contract acquisition costs. The new requirement to defer incremental contract acquisition costs and recognize them over the term of the initial contract and anticipated renewal contracts to which the costs relate will require the Henry Schein Animal Health Business to capitalize additional costs. The Henry Schein Animal Health Business utilizes the practical expedient permitting expensing of costs to obtain a contract when the expected amortization period is one year or less which results in expensing commissions on all products or services except the software support contracts.

In these cases, the Henry Schein Animal Health Business generally recognizes revenue related to technology and value-added services contracts earlier, while certain contract acquisition costs will be recognized later.

151

However, the Henry Schein Animal Health Business determined the impact to not be material to either of the segments or to its combined financial statements.

Beginning on December 31, 2017, the Henry Schein Animal Health Business adopted ASU 2014-09 on a modified retrospective basis and recognized an immaterial adjustment to retained earnings reflecting the cumulative impact for the above-described accounting changes.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations” (Topic 805) (“ASU 2015-16”), which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The guidance is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments in ASU 2015-16 are applied prospectively to adjustments to provisional amounts that occur after the effective date of ASU 2015-16. The Henry Schein Animal Health Business adopted this ASU as of December 31, 2015.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes” (Topic 740). Under the updated guidance, an entity is required to classify deferred income tax assets and liabilities as non-current in the combined balance sheet, eliminating the previous requirement to separate deferred income tax assets and liabilities into current and non-current amounts. The guidance is effective for fiscal years and interim periods beginning after December 15, 2016, and may be applied either prospectively or retrospectively, with early adoption permitted. The Henry Schein Animal Health Business early adopted this ASU as of December 31, 2015 on a prospective basis.

In March 2016, the FASB issued ASU 2016-09, which contains amended guidance for stock-based payment accounting. The Henry Schein Animal Health Business adopted the provisions of this standard during the first quarter of 2017.

Under ASU 2016-09, all excess tax benefits and tax deficiencies resulting from the difference between the deduction for tax purposes and the stock-based compensation cost recognized for financial reporting purposes are included as a component of income tax expense as of January 1, 2017. Prior to the implementation of ASU 2016-09, excess tax benefits were recorded as a component of net parent investment and tax deficiencies were recognized either as an offset to accumulated excess tax benefits or in the income statement if there were no accumulated excess tax benefits. The adoption of ASU 2016-09 reduced income tax expense by approximately $4.0 million for the year ended December 30, 2017.

ASU 2016-09 clarifies the classification of certain stock-based payment activities within the statements of cash flows. The Henry Schein Animal Health Business has elected to prospectively present the amount of excess tax benefits related to stock compensation as a component of cash flows from operating activities. Additionally, all cash payments made to taxing authorities on an employees’ behalf when directly withholding shares for tax-withholding purposes are presented as cash flows from financing activities within the statement of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), which provides a more robust framework to use in determining when a set of assets and activities is a business. ASU 2017-01 became effective for the Henry Schein Animal Health Business beginning April 1, 2018. ASU 2017-01 does not have a material impact on the Henry Schein Animal Health Business’ combined financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). The update provides guidance on determining which changes to

152

the terms and conditions of share-based payment awards, including stock options, require an entity to apply modification accounting under Topic 718. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Henry Schein Animal Health Business adopted ASU 2017-09 on a prospective basis as of December 31, 2017 and ASU 2017-09 does not have a material impact on its combined financial statements.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”). ASU 2016-02 contains guidance on accounting for leases and requires that most lease assets and liabilities and the associated rights and obligations be recognized on the Henry Schein Animal Health Business’ balance sheet. ASU 2016-02 focuses on lease assets and lease liabilities by lessees classified as operating leases under previous generally accepted accounting principles. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. ASU 2016-02 will require disclosures regarding the amount, timing and uncertainty of cash flows arising from leases. The standard, which requires the use of a modified retrospective approach, will be effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Henry Schein Animal Health Business is currently gathering and processing operating lease data at a worldwide combined level.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This ASU is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2018. This ASU is required to be adopted using the modified retrospective basis, with a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance of this ASU is effective. Based upon the level and makeup of the financial asset portfolio, past loan loss activity and current known activity regarding the Henry Schein Animal Health Business’ outstanding loans, the Henry Schein Animal Health Business does not expect that this ASU will have a material impact on the results of its combined financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles-Goodwill and Other” (Topic 350) (“ASU 2017-04”). ASU 2017-04 eliminates step two from the goodwill impairment test, thereby eliminating the requirement to calculate the implied fair value of a reporting unit. ASU 2017-04 will require the Henry Schein Animal Health Business to perform an annual goodwill impairment test by comparing the fair value of the reporting units to the carrying value of those units. If the carrying value exceeds the fair value, the Henry Schein Animal Health Business will be required to recognize an impairment charge; however, the impairment charge should not exceed the amount of goodwill allocated to such reporting unit. ASU 2017-04 is required to be implemented on a prospective basis for fiscal years beginning after December 15, 2019. The Henry Schein Animal Health Business does not expect that the requirements of ASU 2017-04 will have a material impact on its combined financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement—Reporting Comprehensive Income” (Topic 220), which requires the effects of changes in tax rates and laws on deferred tax balances are recorded as a component of tax expense related to continuing operations for the period in which the law was enacted, even if the assets and liabilities related to items of accumulated other comprehensive income. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted for periods for which financial statements have not yet been issued or made available for issuance. The Henry Schein Animal Health Business is currently evaluating the effect the updated standard will have on its combined financial statements.

Quantitative and Qualitative Disclosures About Market Risk

The Henry Schein Animal Health Business is exposed to market risks as well as changes in foreign currency exchange rates as measured against the U.S. dollar and each other, and changes to the credit markets. Henry Schein, on behalf of the Henry Schein Animal Health Business, attempts to minimize these risks by primarily using foreign currency forward contracts and by maintaining counter-party credit limits. These hedging activities provide only limited protection against currency exchange and credit risks. Factors that could influence the effectiveness of Henry Schein’s hedging programs include currency markets and availability of hedging instruments and liquidity of the credit markets. All foreign currency forward contracts that the Henry Schein enters into are components of hedging programs and are entered into for the sole purpose of hedging an existing or anticipated currency exposure. Henry Schein does not enter into such contracts for speculative purposes and it manages its credit risks by diversifying its investments, maintaining a strong balance sheet and having multiple sources of capital.

Foreign Currency Agreements

The value of certain foreign currencies as compared to the U.S. dollar and the value of certain of its underlying functional currencies, including its foreign subsidiaries, may affect the Henry Schein Animal Health Business’ financial results. Fluctuations in exchange rates may positively or negatively affect the Henry Schein Animal Health Business’ revenues, gross margins, operating expenses and retained earnings, all of which are expressed in U.S. dollars. Where the Henry Schein Animal Health Business deems it prudent, it engages in hedging programs using primarily foreign currency forward contracts aimed at limiting the impact of foreign currency exchange rate fluctuations on earnings. The Henry Schein Animal Health Business purchases short-term (i.e., 18 months or less) foreign currency forward contracts to protect against currency exchange risks associated with intercompany loans due from its international subsidiaries and the payment of merchandise purchases to foreign suppliers. The Henry Schein Animal Health Business does not hedge the translation of foreign currency profits into U.S. dollars, as it regards this as an accounting exposure, not an economic exposure. A hypothetical 5% change in the average value of the U.S. dollar in 2017 compared to foreign currencies would have changed the 2017 reported net income attributable to the Henry Schein Animal Health Business by approximately $2.0 million.

Short-Term Investments

The Henry Schein Animal Health Business limits its credit risk with respect to its cash equivalents, short-term investments and derivative instruments, by monitoring the credit worthiness of the financial institutions who are the counter-parties to such financial instruments. As a risk management policy, the Henry Schein Animal Health Business limits the amount of credit exposure by diversifying and utilizing numerous investment grade counter-parties.

Off-Balance Sheet Arrangements

The Henry Schein Animal Health Business does not have any off-balance sheet arrangements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VETS FIRST CHOICE

You should read the following discussion of Vets First Choice’s results of operations and financial condition together with Vets First Choice’s audited historical consolidated financial statements and notes thereto and unaudited historical condensed consolidated financial statements and notes thereto included in this prospectus as well as the discussion in the section of this prospectus entitled “Business of Vets First Choice.” This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about Vets First Choice’s industry, business and future financial results. Vets First Choice’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Vets First Choice is an innovator in technology-enabled services that empower veterinarians with insights that are designed to increase customer engagement and veterinary practice health. Vets First Choice’s platform, which is built into the veterinary practice management software workflow, leverages insight and analytics, client engagement services and integrated pharmacy services, and is designed to improve medical compliance via proactive prescription management. By working directly with veterinary practices to manage gaps in care, Vets First Choice seeks to enable its veterinarian Customers to create new revenue opportunities, adapt to changing Pet Owner purchasing behaviors, enhance their client relationships and improve the quality of care they provide. Vets First Choice’s prescription management platform had approximately 7,500 veterinary practice Customers with approximately 980,000 Active Therapies under Management as of December 31, 2018.

Vets First Choice’s technology platform encompasses and integrates the core functionality of pharmacy service and prescription and inventory management in a single, secure and regulatory-compliant system. The underlying core of the platform is its real-time integration with veterinary practice management software systems and the ability to normalize and interpret analytics on disparate client records, creating a standardized view to help identify gaps in care in a specific veterinary practice. With this detailed insight by Client, therapy and practitioner, veterinarians within the practice can use that information to proactively manage prescription delivery. Vets First Choice’s veterinary practice Customers engage on its platform in an effort to improve medical compliance and enhance practice economics while also offering convenient, more affordable, on-demand, high-quality veterinary medicine to their Clients and their pets and horses. The Vets First Choice platform offers both the veterinarian and Client an experience centered on improving medication and service compliance. Vets First Choice believes veterinarians, regardless of geography or specialization, can leverage prescription management and client engagement with Vets First Choice.

Vets First Choice has incurred operating losses since its inception in 2010, as it has invested heavily to support its growth. Vets First Choice intends to continue to invest to expand its business and further develop its capabilities. Vets First Choice manages its operations and allocates resources as a single reportable segment. All of Vets First Choice’s revenue is recognized in the United States and all of its long-lived assets are located in the United States.

Acquisition history

Vets First Choice has expanded its business through the pursuit of selective acquisitions, which it believes have expanded its capabilities and broadened its service offerings.

In December 2014, Vets First Choice acquired Veterinary Data Services, Inc., a provider of practice management software data integration, extraction and conversion services for the veterinary market. Vets First

Choice believes this acquisition added capabilities that enhanced its ability to drive insights into veterinary practice compliance levels.

In November 2015, Vets First Choice acquired the pharmacy assets of Veterinary Pharmacies of America LLC, a specialty compounding pharmacy that is authorized to dispense prescription medications in all 50 states and the District of Columbia.

In July 2017, Vets First Choice acquired Roadrunner Pharmacy Inc. and Atlas Pharmaceuticals LLC through the purchase of the capital stock of their parent, EVP Pharmaceuticals, Inc. Roadrunner Pharmacy is a specialty compounding pharmacy that is authorized to dispense prescription medications in all 50 states and the District of Columbia, and Atlas Pharmaceuticals is an FDA-registered outsourcing facility under Section 503B of the Federal Food, Drug and Cosmetic Act, offering sterile and non-sterile drugs for in-office use.

Vets First Choice believes these acquisitions accelerated its broader integrated pharmacy strategy and access to additional veterinary practices.

Trends and key factors affecting Vets First Choice’s performance and financial condition

Vets First Choice believes that its performance and future growth depend on a number of factors that present significant opportunities.

Growth within Vets First Choice’s existing veterinary practice Customers. Vets First Choice believes it has significant opportunities to grow within its existing Customer base. Vets First Choice’s prescription management and pharmacy services revenue is tied to the number of Clients for which its Customers provide care, and the level of engagement on the platform by its Customers and their Clients. Vets First Choice believes it has multiple avenues to grow this revenue base, including through (i) growth in Active Therapies under Management on the Vets First Choice platform with respect to existing Clients, (ii) expanding the number of Pet Owners that utilize its services with existing veterinary practice Customers and (iii) its Customers and their Clients utilizing additional capabilities that Vets First Choice offers, including the enrollment onto the platform of customers who do not currently utilize the platform.

Ability to attract new prescription management platform customers. Increasing Vets First Choice’s prescription management platform customer base is an important source of revenue growth. Vets First Choice believes it is well positioned to expand its network of veterinary practice Customers due to its consistent innovation, technology-enabled platform and focus on the customer and client experience. The number of veterinarian practices on Vets First Choice’s prescription management platform was approximately 7,500 as of December 31, 2018, compared to approximately 1,800 as of December 31, 2014.

Maturity profile of Vets First Choice veterinary practice relationships. As recently onboarded veterinary practices increase their usage of the platform, Vets First Choice has historically seen growing revenue contributions from these accounts. Vets First Choice has strategies in place to drive increased engagement on its platform.

Greater scale in Vets First Choice operations. Vets First Choice expects to drive increasing profitability by leveraging its platform, infrastructure and services across a larger number of Customers and their Clients. Vets First Choice’s business model allows it to inexpensively add Active Therapies under Management through its existing veterinary practice Customers. While Vets First Choice believes that its investment in its centralized resources will increase over time, it expects investment costs will decrease as a percentage of revenue as it is able to scale this investment across a broader group of veterinary practice Customers and their Clients.

Seasonality

The companion animal market typically experiences the strongest increases in consecutive quarterly revenue during the second and, to a lesser extent, third quarters of each year, which coincide with veterinary practice demand tied to the emergence of vector-borne diseases. However, Vets First Choice’s quarterly revenue trends can also be impacted by the timing of new veterinary practice onboarding and the increase in engagement on the platform by these veterinary practices.

Key components of Vets First Choice’s results of operations

The following is a description of factors that may influence Vets First Choice’s results of operations, including significant trends and challenges that it believes are important to an understanding of its business and results of operations.

Revenue

Vets First Choice recognizes revenue in accordance with ASC Topic 605, Revenue Recognition (“ASC 605”), when (i) there is evidence of an arrangement, (ii) the services have been provided to the Customer or product has shipped, (iii) the collection of the fees is reasonably assured and (iv) the amount of the fees to be paid is fixed or determinable.

Vets First Choice derives revenue from two sources: (i) prescription management and pharmacy services; and (ii) data integration and support services. Prescription management and pharmacy services, which represent the majority of Vets First Choice’s revenue, are derived from the enrollment and utilization by veterinary practice Customers and their Clients of its prescription management platform and other pharmacy services. Historically, the veterinary practice onboarding process and the visibility into prescription refills and renewals has provided a foundation for recurring revenue.

Vets First Choice provides a monthly data subscription service to facilitate the flow of information between veterinary practice management software and a wide range of vendors, including client communications, insight and analytics, merchant services, pet insurance and wellness programs, pet registry services, inventory management applications and other services. These data integration and support services generally support prescription management and pharmacy services for Vets First Choice’s veterinary practice Customers.

No Customer represented over 10% of Vets First Choice’s revenue for the fiscal years ended December 31, 2017, December 31, 2016 or January 2, 2016 or for the nine months ended September 30, 2018 or 2017.

Cost of revenue

Vets First Choice’s cost of revenue consists primarily of costs of raw materials and purchased finished goods, compounding and pharmacy personnel, compounding supplies, inbound freight and overhead.

Vets First Choice’s gross margin has been and will continue to be affected by a variety of factors on a quarter-by-quarter basis, primarily including volume of units produced, mix of product components compounded and product sales mix.

Vets First Choice believes there are areas of opportunity to expand its gross margin in the future, if and as the volume of its product sales increases, including the following:

•	absorbing overhead costs across a larger volume of product sales;

•	obtaining more favorable pricing for the materials used in the compounding of pharmaceutical products and for purchased finished goods; and

•	driving a more favorable product mix.

Vets First Choice continues to explore the efficiency of its facilities, which it believes may be a future opportunity for reducing its costs. However, these and the above opportunities may not be realized.

Selling, general and administrative expenses

Vets First Choice’s selling, general and administrative expenses consist of sales and marketing, engineering and development, and general and administrative expenses. The most significant components of selling, general and administrative expenses are personnel costs, which consist of salaries, benefits, stock-based compensation and sales commissions, outbound shipping costs and depreciation and amortization expenses.

Transaction costs in connection with the Merger

Vets First Choice’s transaction expenses consist of third-party advisory, legal, accounting and consulting fees and other direct incremental costs, recognized in connection with the merger transaction.

Other (income) expense, net

Other (income) expense, net consists of the change in fair value of Vets First Choice’s redeemable convertible preferred stock warrants and contingent consideration. Additionally, Vets First Choice has interest income earned on its cash accounts and interest expense and amortization of debt discount associated with its term notes outstanding.

Income tax (benefit) expense

Vets First Choice’s income tax (benefit) expense consists of the accounting for current and deferred income taxes. Through December 31, 2016, Vets First Choice maintained a full valuation allowance against its net deferred tax assets. As a result of a net deferred tax liability booked associated with its business combination accounting for the year ended December 31, 2017, described further in “Note 2—Summary of Significant Accounting Policies” to the consolidated financial statements of Vets First Choice appearing elsewhere in this prospectus, Vets First Choice removed its full valuation allowance resulting in a benefit for the year ended December 31, 2017. For the period ended September 30, 2018, Vets First Choice’s accounting for income tax (benefit) expense relates to continued net operating losses being generated and the recognition of the deferred tax liabilities previously recognized providing a sufficient source of income to support Vets First Choice’s deferred tax assets; therefore, at September 30, 2018, no valuation allowance was required.

On December 22, 2017, the Tax Act was signed into law. This legislation reduced the U.S. corporate tax rate from the existing rate of 35% to 21% for tax years beginning after December 31, 2017. As a result of the Tax Act, Vets First Choice was required to revalue deferred tax assets and liabilities existing as of December 31, 2017 from the 35% federal rate in effect through the end of 2017, to the new 21% rate. Accordingly, Vets First Choice recorded a current period tax benefit of approximately $1.8 million and a corresponding reduction in the deferred tax liability. The other provisions of the Tax Act did not have a material impact on the December 31, 2017 consolidated financial statements.

On December 22, 2017, the SEC staff issued SAB 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. Vets First Choice filed its federal income tax return during the third quarter of 2018, which did not result in an adjustment of its provisional re-measurement of its deferred tax assets and liabilities.

Comparison of Results of Operations for the Nine Months Ended September 30, 2018 and 2017

The following table sets forth Vets First Choice’s results of operations expressed as dollar amounts and percentage of period-over-period change.

	Nine Months Ended September 30,
			Change
Dollars in thousands	2018	2017	$	%
Revenues, net	$149,273	$89,188	$60,085	67%
Cost of revenues	83,495	52,828	30,667	58

Gross profit	65,778	36,360	29,418	81
Selling, general and administrative expenses	85,594	50,405	35,189	70
Transaction costs in connection with Merger	6,736	—	6,736	100

Loss from operations	(26,552)	(14,045)	(12,507)	89
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	4,040	1,344	2,696	201
Change in fair value of contingent consideration	29	(518)	547	(106)
Interest expense	501	370	131	35
Interest income	(259)	(111)	(148)	133
Other expense	13	—	13	100

Total other expense	4,324	1,085	3,239	299

Loss before income taxes	(30,876)	(15,130)	(15,746)	104
Income tax benefit	(3,657)	(18,767)	15,110	(81)

Net income (loss)	$(27,219)	$3,637	$(30,856)	(848)

Revenues, net: Net revenue was $149.3 million for the nine months ended September 30, 2018, compared to $89.2 million for the nine months ended September 30, 2017, an increase of $60.1 million, or 67%. The change was due to additional pharmacy sales of $26.9 million related to the acquisition of Roadrunner Pharmacy and increased revenues of $33.2 million related to the enrollment of new veterinary practices on the Vets First Choice platform and increased engagement with existing Customers.

Cost of revenues, gross profit and gross margin: Cost of revenues was $83.5 million for the nine months ended September 30, 2018, compared to $52.8 million for the nine months ended September 30, 2017, an increase of $30.7 million, or 58%. The change was due to product costs related to increased revenue for the period ended September 30, 2018. Gross margin was 44% for the nine months ended September 30, 2018, compared to 41% for the nine months ended September 30, 2017, an increase of 300 basis points, primarily related to increased higher-margin specialty pharmacy sales.

Selling, general and administrative expenses: Selling, general and administrative expenses were $85.6 million for the nine months ended September 30, 2018, compared to $50.4 million for the nine months ended September 30, 2017, an increase of $35.2 million, or 70%. The change was primarily due to an increase of $15.2 million in personnel-related costs, an increase of $7.1 million in outbound shipping costs, an increase of $6.5 million in depreciation and amortization expense, an increase of $2.6 million in travel, selling and miscellaneous expenses, an increase of $1.6 million for software and technology costs, an increase of $1.4 million in facilities-related costs, an increase of $0.8 million in legal and professional services in order to support expanding operations and higher sales volume.

Transaction costs in connection with Merger: Transaction costs for third-party advisory, legal, accounting and consulting fees and other incremental direct costs in connection with the Merger were $6.7 million for the nine months ended September 30, 2018.

Other expense: Other expense was $4.3 million for the nine months ended September 30, 2018, compared to $1.1 million for the nine months ended September 30, 2017, an increase of $3.2 million, or 299%, primarily due to the $2.7 million increase in the fair value of the redeemable convertible preferred stock warrants.

Income tax benefit: Income tax benefit was $3.7 million for the nine months ended September 30, 2018, compared to $18.8 million for the nine months ended September 30, 2017, a decrease of $15.1 million. The change was primarily due to the release of a valuation allowance in the third quarter of 2017 as a result of the acquisition of Roadrunner Pharmacy and the continued generation of net operating losses for U.S. federal and state tax purposes.

Comparison of Results of Operations for the Fiscal Years Ended December 31, 2017 and 2016

The following table sets forth Vets First Choice’s results of operations expressed as dollar amounts and percentage of year-over-year change.

	Fiscal Years Ended December 31,
			Change
Dollars in thousands	2017	2016	$	%
Revenues, net	$129,595	$83,285	$46,310	56%
Cost of revenues	74,047	50,580	23,467	46

Gross profit	55,548	32,705	22,843	70
Selling, general and administrative expenses	75,945	46,923	29,022	62

Loss from operations	(20,397)	(14,218)	(6,179)	43
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	1,423	520	903	174
Change in fair value of contingent consideration	(493)	725	(1,218)	168
Interest expense	499	10	489	*
Interest income	(188)	(60)	(128)	213

Total other expense	1,241	1,195	46	4

Loss before income taxes	(21,638)	(15,413)	(6,225)	40
Income tax (benefit) expense	(22,445)	158	(22,603)	*

Net income (loss)	$807	$(15,571)	$16,378	*

*	Not meaningful.

Revenues, net: Net revenue was $129.6 million for the fiscal year ended December 31, 2017, compared to $83.3 million for the fiscal year ended December 31, 2016, an increase of $46.3 million, or 56%. The change was due to additional pharmacy sales of $23.5 million related to the acquisition of Roadrunner Pharmacy and $22.9 million related to the enrollment of new veterinary practices on the Vets First Choice platform and increased engagement with existing Customers.

Cost of revenues, gross profit and gross margin: Cost of revenues was $74.0 million for the fiscal year ended December 31, 2017, compared to $50.6 million for the fiscal year ended December 31, 2016, an increase of $23.5 million, or 46%. The change was due to the increase in revenues and labor and overhead costs which was offset by lower product costs as a percentage of revenues. Gross margin was 43% for the fiscal year ended December 31, 2017, compared to 39% for the fiscal year ended December 31, 2016, an increase of 400 basis points, primarily related to increased higher-margin specialty pharmacy sales.

Selling, general and administrative expenses: Selling, general and administrative expenses were $75.9 million for the fiscal year ended December 31, 2017, compared to $46.9 million for the fiscal year ended December 31, 2016, an increase of $29.0 million, or 62%. The change was primarily due to an increase of

$13.9 million in personnel-related costs, an increase of $5.6 million in outbound shipping costs, an increase of $5.4 million in depreciation and amortization expenses, an increase of $1.5 million in facilities-related costs, an increase of $1.3 million in legal and professional services, an increase of $1.1 million in software and technology costs and an increase of $0.2 million in travel, selling and miscellaneous expenses in order to support expanding operations and higher sales volume.

Other expense: Other expense was $1.2 million for fiscal years ended December 31, 2017 and December 31, 2016. During the fiscal year ended December 31, 2017, there was a $0.9 million increase in the fair value of the redeemable convertible preferred stock, and an increase of $0.5 million in interest expense and amortization of debt discount associated with Vets First Choice’s long-term debt, which was offset by a decrease in the fair value of the contingent consideration of $1.2 million and an increase in interest income of $0.1 million.

Income tax (benefit) expense: Income tax benefit was $22.4 million for the fiscal year ended December 31, 2017, compared to an income tax expense of $0.2 million for the fiscal year ended December 31, 2016, an increase of $22.6 million. The change was primarily due to a reversal of Vets First Choice’s valuation allowance of $13.4 million related to an acquisition and $9.0 million of federal and state deferred taxes for the year ended December 31, 2017.

Comparison of Results of Operations for the Fiscal Years Ended December 31, 2016 and January 2, 2016

The following table sets forth Vets First Choice’s results of operations expressed as dollar amounts and percentage of year-over-year change.

	Fiscal Years Ended
	December 31, 2016	January 2, 2016	Change
Dollars in thousands			$	%
Revenues, net	$83,285	$49,799	$33,486	67%
Cost of revenues	50,580	31,044	19,536	63

Gross profit	32,705	18,755	13,950	74
Selling, general and administrative expenses	46,923	27,089	19,834	73

Loss from operations	(14,218)	(8,334)	(5,884)	71
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	520	794	(274)	(35)
Change in fair value of contingent consideration	725	739	(14)	(2)
Interest expense	10	797	(787)	(99)
Interest income	(60)	(26)	(34)	131

Total other expense	1,195	2,304	(1,109)	(48)

Loss before income taxes	(15,413)	(10,638)	(4,775)	45
Income tax expense	158	159	(1)	(1)

Net loss	$(15,571)	$(10,797)	$(4,774)	44%

Revenues, net: Net revenue was $83.3 million for the fiscal year ended December 31, 2016, compared to $49.8 million for the fiscal year ended January 2, 2016, an increase of $33.5 million, or 67%. The increase was due to the enrollment of new veterinary practices on the Vets First Choice platform, increased engagement with existing Customers, compounding sales in connection with the acquisition of Veterinary Pharmacies of America and reduced discounting on product sales.

Cost of revenues, gross profit and gross margin: Cost of revenues was $50.6 million for fiscal year ended December 31, 2016, compared to $31.0 million for the fiscal year ended January 2, 2016, an increase of

$19.5 million, or 63%. The change was due to product costs related to increased revenue for the period as discussed above. Gross margin was 39% for the fiscal year ended December 31, 2016, compared to 38% for the fiscal year ended January 2, 2016, an increase of 100 basis points, primarily related to reduced discounting on product sales.

Selling, general and administrative expenses: Selling, general and administrative expenses were $46.9 million for the fiscal year ended December 31, 2016, compared to $27.1 million for the fiscal year ended January 2, 2016, an increase of $19.8 million, or 73%. The change was primarily due to an increase of $9.6 million in personnel-related costs, an increase of $3.3 million for software and technology costs, an increase of $2.7 million in outbound shipping costs, an increase of $1.3 million in depreciation and amortization expense, an increase of $1.1 million in travel, selling and miscellaneous expenses, an increase of $1.0 million in facilities related costs and an increase of $0.8 million in legal and professional services in order to support expanding operations and higher sales volume.

Other expense: Other expense was $1.2 million for the fiscal year ended December 31, 2016, compared to $2.3 million for the fiscal year ended January 2, 2016, a decrease of $1.1 million, or 48%. The change was due to a decrease of $0.3 million in the fair value of the redeemable convertible preferred stock warrants compared to the prior period and a decrease of $0.8 million in interest expense associated with Vets First Choice’s issuance of convertible promissory notes, which converted during the fiscal year ended January 2, 2016, compared to the prior period.

Income tax expense: Income tax expense was $0.2 million for each of the fiscal years ended December 31, 2016 and January 2, 2016.

Liquidity, Capital Resources and Plan of Operations

Sources of liquidity and funding requirements

From Vets First Choice’s inception in May 2010 through September 30, 2018, it has financed its operations primarily through private placements of preferred stock, bank debt and convertible debt financings. Vets First Choice’s revenue has continued to grow year-to-year; however, it has not yet attained profitability and has continued to incur operating losses. As of September 30, 2018, Vets First Choice had an accumulated deficit of $139.3 million.

Since 2010, Vets First Choice has raised an aggregate of $279.1 million from the sale of preferred stock and the exercise of warrants to purchase preferred stock and the exercise of stock options.

In January 2017, Vets First Choice entered into a Credit Agreement with Midwest Community Development Fund II, LLC for a $10.0 million Senior Subordinated Term Note I (“Loan I”), which is secured by a primary lien on all of its assets. Loan I bears a fixed interest rate of 4.00% and Vets First Choice is required to make interest-only monthly payments, which began on February 1, 2017. Loan I fully matures on January 6, 2021, at which time a balloon payment for the principal is due. If Vets First Choice’s consummates an initial public offering, it may elect to (i) convert all of the obligations into shares at a price per share equal to the arms-length price per share being obtained in connection with such initial public offering or (ii) leave the obligations outstanding (in which case Loan I will accrue interest at the reduced fixed rate of 1%). For further information regarding Loan I, see “Note 7—Debt —Senior Subordinated Term Note I” in the Vets First Choice audited financial statements and related notes appearing elsewhere in this prospectus.

In December 2017, Vets First Choice’s application with the Maine Technology Institute was approved for a Maine Technology Asset Fund 2.0 challenge matching grant award in the amount of $9.0 million for the purpose of partially financing the construction of a new corporate headquarters and an onsite pharmacy facility in Portland, Maine, which is expected to commence in late 2018.

In February 2018, Vets First Choice entered into a Credit Agreement with Bizcapital Bidco I, LLC for an additional $4.7 million Senior Subordinate Term Loan II (“Loan II”), which is secured by a second lien on all of its assets. Loan II bears a fixed interest rate of 4.00% and Vets First Choice is required to make interest-only monthly payments, which began on March 1, 2018. Loan II fully matures on February 16, 2022, at which time a balloon payment for the principal is due. Loan II has substantially the same terms and features as Loan I. For further information regarding Loan II, see “Note 4—Debt—Senior Subordinated Term Note II” in the Vets First Choice unaudited condensed financial statements and related notes appearing elsewhere in this prospectus.

In December 2018, Vets First Choice entered into a Credit Agreement with JPMorgan Chase Bank, N.A. for an unsecured line of credit facility (the “Bridge Facility”) with a maximum borrowing capacity up to $15.0 million. The Bridge Facility will be subordinate in priority to Loan I and Loan II, as discussed above, of Vets First Choice. The Bridge Facility will mature upon the earlier of (a) March 31, 2019 and (b) the earliest of (1) the termination of the Merger Agreement and (2) the Closing. Amounts borrowed under the Bridge Facility will bear interest at a rate per annum equal to the rate of interest publicly announced by the lender as its prime rate in effect, as may be adjusted from time to time. For further information regarding the Bridge Facility, see “—December 2018 Bridge Facility” below.

Vets First Choice expects to incur additional expenditures in the foreseeable future in connection with the following:

•	expansion of its sales and marketing efforts;

•	increase of its compounding capacity;

•	international development;

•	capital investment in its current and future facilities; and

•	pursuing and maintaining appropriate regulatory clearances and approvals for its existing products and any new products that it may develop.

In addition, Vets First Choice expects that its general and administrative expenses will increase due to the additional operational and reporting costs associated with its expanded operations.

Vets First Choice anticipates that its principal sources of funds in the future will be revenue generated from the sales of its products and services, potential future capital raises through the issuance of equity or other securities, revenue that it may generate in connection with licensing its intellectual property and potential borrowings. Vets First Choice will need to generate significant additional revenue to achieve and maintain profitability, and even if it achieves profitability, Vets First Choice cannot be sure that it will remain profitable for any substantial period of time.

At September 30, 2018, Vets First Choice had cash and cash equivalents of $16.9 million and $0.4 million in restricted cash allocated to self-insurance deposits. To date, the Company has financed its operations primarily through private placements of preferred stock, bank debt and convertible debt financings. Management anticipates that with the closing of the merger transaction discussed below, Spinco will generate sufficient cash to fund its operations beyond the next twelve month period. However, there can be no certainty the merger will be completed or will be completed prior to Company’s need for additional financings to fund operations.

Cash flows

The following table sets forth a summary of cash flows for the periods indicated.

	Nine Months Ended September 30,		Fiscal Year Ended
Dollars in thousands	2018	2017	December 31, 2017	December 31, 2016	January 2, 2016
Net cash (used in) provided by:
Operating activities	$(10,350)	$(6,070)	$(7,456)	$(11,695)	$(6,086)
Investing activities	(8,512)	(117,590)	(120,537)	(6,426)	(7,378)
Financing activities	5,557	146,046	146,238	(343)	40,961

Total	$(13,305)	$22,386	$18,245	$(18,464)	$27,497

Net cash used in operating activities

For the nine months ended September 30, 2018, net cash used in operating activities was $10.3 million, which was primarily due to a net loss of $27.2 million and changes in deferred taxes of $3.7 million, offset by changes in operating assets and liabilities of $2.4 million and non-cash charges of $11.6 million for depreciation and amortization expense, $4.0 million related to the change in fair value of the redeemable convertible preferred stock warrants, $2.3 million in stock-based compensation and $0.2 million in interest expense and reserves. The changes in operating assets and liabilities of $2.4 million was primarily due to an increase in accounts receivable and other receivables of $4.9 million and inventory and prepaid expenses of $1.8 million, offset by net increases in accounts payable, accrued expenses and other liabilities of $5.4 million and $3.6 million in accrued payroll and benefits.

For the nine months ended September 30, 2017, net cash used in operating activities was $6.1 million, which was primarily due to changes in deferred taxes of $18.8 million and contingent consideration of $0.5 million, offset by net income of $3.6 million and changes in operating assets and liabilities of $2.2 million and non-cash charges of $5.1 million for depreciation and amortization expense, $1.3 million related to the change in fair value of the redeemable convertible preferred stock warrants, $0.7 million in stock-based compensation and $0.3 million in interest expense and reserves. The changes in operating assets and liabilities of $2.2 million was primarily due to decreases in inventory of $0.2 million and other receivables of $0.8 million, net decreases in accounts payable, accrued expenses and other liabilities of $0.6 million and accrued payroll and benefits of $1.5 million, offset by increases in accounts receivable and prepaid expense of $0.9 million.

For the fiscal year ended December 31, 2017, net cash used in operating activities was $7.5 million, which was primarily due to net income of $0.8 million, changes in operating assets and liabilities of $3.3 million, non-cash charges of $8.5 million for depreciation and amortization, $1.4 million related to the change in fair value of the redeemable convertible preferred stock warrants, $1.2 million in stock-based compensation and $0.3 million in interest expense and reserves, offset by $22.4 million in deferred taxes and the change in fair value of the contingent consideration of $0.5 million. The changes in operating assets and liabilities of $3.3 million were primarily due to an increase in inventory and prepaid expenses of $1.9 million, offset by a net decrease in accounts receivable and other receivables of $0.9 million, and a net increase in accounts payable, accrued expenses and other liabilities of $4.3 million.

For the fiscal year ended December 31, 2016, net cash used in operating activities was $11.7 million, which was primarily due to a net loss of $15.6 million and changes in operating assets and liabilities of $1.0 million, partially offset by non-cash charges of $3.1 million for depreciation and amortization, $0.4 million in stock-based compensation, $0.2 million in deferred taxes and $0.7 million and $0.5 million related to the change in fair value of the contingent consideration and redeemable convertible preferred stock warrants, respectively. The changes in operating assets and liabilities of $1.0 million was primarily due to an increase in inventory and prepaid expenses of $2.6 million and an increase in accounts receivables and other receivables of $1.6 million, partially offset by a net increase in accounts payable, accrued expenses and other liabilities of $3.2 million.

For the fiscal year ended January 2, 2016, net cash used in operating activities was $6.1 million, which was primarily due to a net loss of $10.8 million, partially offset by changes in operating assets and liabilities of $0.4 million and non-cash charges of $1.8 million for depreciation and amortization, $0.7 million in interest expense and reserves, $0.2 million in stock-based compensation, $0.1 million in deferred taxes and $0.7 million and $0.8 million related to the change in fair value of the contingent consideration and redeemable convertible preferred stock warrants, respectively. The changes in operating assets and liabilities of $0.4 million was primarily due to an increase in accounts receivables and other receivables of $1.4 million, inventory and prepaid expenses of $0.7 million, offset by an increase in accounts payable, accrued expenses and other liabilities of $2.5 million.

Net cash used in investing activities

For the nine months ended September 30, 2018, net cash used in investing activities was $8.5 million, which was related to purchases of property and equipment.

For the nine months ended September 30, 2017, net cash used in investing activities was $117.6 million, including $110.8 million for acquisitions and $6.8 million related to purchases of property and equipment.

For the fiscal year ended December 31, 2017, net cash used in investing activities was $120.5 million, including $110.8 million for acquisitions and $9.7 million related to purchases of property and equipment.

For the fiscal year ended December 31, 2016, net cash used in investing activities was $6.4 million, which was related to purchases of property and equipment.

For the fiscal year ended January 2, 2016, net cash used in investing activities was $7.4 million, including $4.9 million for acquisitions and $2.5 million related to purchases of property and equipment.

Net cash (used in) provided by financing activities

For the nine months ended September 30, 2018, net cash provided by financing activities was $5.6 million, which was related to proceeds from a term loan of $4.6 million, net of issuance costs, in February 2018 and proceeds from the exercise of common stock options and preferred stock warrants of $1.2 million. These inflows were partially offset by the payments of contingent consideration in connection with acquisitions and capital lease obligations of $0.3 million.

For the nine months ended September 30, 2017, net cash provided by financing activities was $146.0 million, which was related to the issuance of redeemable convertible preferred stock of $221.4 million, net of issuance costs, proceeds from the exercise of common stock options and preferred stock warrants of $0.7 million. Additional cash was provided by the issuance of a term loan for $9.9 million, net of issuance costs, in January 2017. These inflows were partially offset by repurchase of common and redeemable convertible preferred stock of $83.3 million and payments for contingent consideration and capital lease obligations of $2.7 million.

For the fiscal year ended December 31, 2017, net cash provided by financing activities was $146.2 million, which was related to the issuance of redeemable convertible preferred stock of $221.3 million, net of issuance costs, proceeds from the exercise of common stock options and preferred stock warrants of $0.7 million and net borrowings of $0.1 million on capital lease obligations. Additional cash was provided by the issuance of a term loan for $9.9 million, net of issuance costs, in January 2017. These inflows were partially offset by the repurchase of common and redeemable convertible preferred stock of $83.3 million and payments for contingent consideration in connection with acquisitions of $2.6 million.

For the fiscal year ended December 31, 2016, net cash used in financing activities was $0.3 million, which was primarily related to repayment of outstanding debt obligations.

For the fiscal year ended January 2, 2016, net cash provided by financing activities was $41.0 million, which was related to the issuance of redeemable convertible preferred stock of $39.8 million, net of issuance costs, the issuance of convertible notes of $2.0 million and proceeds from the exercise of common stock options and preferred stock warrants of $0.1 million. These inflows were partially offset by repayment of outstanding debt obligations of $1.0 million.

December 2018 Bridge Facility

In December 2018, Vets First Choice entered into an unsecured line of credit facility with one of the lenders under the Facilities, in the principal amount of up to $15 million. The Bridge Facility will be junior in priority to the senior secured debt of Vets First Choice. Each draw under the Bridge Facility is subject to a satisfactory credit review of Vets First Choice by the lender in its discretion. The proceeds of the Bridge Facility will be used by Vets First Choice for general corporate purposes.

The Bridge Facility will mature upon the earlier of (a) March 31, 2019 and (b) the earliest of (1) the termination of the Merger Agreement and (2) the Closing. Amounts borrowed under the Bridge Facility will bear interest at a rate per annum equal to the rate of interest publicly announced by the lender as its prime rate in effect, as may be adjusted from time to time.

Vets First Choice paid a commitment fee upon the entry into the Bridge Facility and will be required to pay an additional fee if the Bridge Facility remains outstanding on February 28, 2019 and an additional fee if the Bridge Facility remains outstanding on March 20, 2019.

The Bridge Facility may be prepaid by Vets First Choice at any time without premium or penalty.

The Bridge Facility contains customary representations and warranties. In addition, Vets First Choice has agreed to give the lender under the Bridge Facility the right to provide all existing and future treasury services to Vets First Choice while the Bridge Facility is outstanding. The Bridge Facility is not subject to any financial maintenance covenants.

The Bridge Facility is guaranteed by certain subsidiaries of Vets First Choice. The obligations under the Bridge Facility are unsecured.

Events of default under the Bridge Facility are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, violation of or failure to comply with any provision of the Bridge Facility, any material adverse change in the business of Vets First Choice, pending or threatened litigation against Vets First Choice that may have a material adverse effect on Vets First Choice, a default under any other material debt, inaccuracy of the representations or warranties in any material respect, certain bankruptcy or insolvency events, a change of control, certain material judgments, and actual or asserted invalidity of material guarantees, and in each case subject to customary thresholds, notice and grace period provisions.

Off-Balance Sheet Arrangements

Vets First Choice does not have any off-balance sheet arrangements.

Contractual Obligations

The table below presents Vets First Choice’s estimated total contractual obligations at December 31, 2017, including the amounts expected to be paid or settled for each of the periods indicated below.

	Payments Due by Period
Dollars in thousands	Total	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years
Contractual obligations
Non-cancelable operating leases(1)	$11,310	$2,363	$4,134	$1,712	$3,101
Equipment capital leases(2)	169	75	94	—	—
Debt(3)	11,219	406	813	10,000	—

Total	$22,698	$2,844	$5,041	$11,712	$3,101

(1)	Vets First Choice leases its facilities under non-cancelable operating leases that extend through 2030.
(2)	Reflects principal and interest due on the financing of facility equipment.
(3)	Reflects principal and interest due on Loan I as previously discussed, gross of debt issuance costs.

Critical Accounting Policies and Estimates

Vets First Choice has prepared its consolidated financial statements in conformity with GAAP. Vets First Choice’s preparation of these financial statements and related disclosures requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Vets First Choice evaluates its estimates and judgments on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions. Vets First Choice’s critical accounting policies are more fully described in “Note 2—Summary of Significant Accounting Policies” to the Vets First Choice audited consolidated financial statements and unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

Revenue recognition

Vets First Choice recognizes revenue in accordance with ASC Topic 605, Revenue Recognition, when (1) there is evidence of an arrangement, (2) the services have been provided to the Customer or product has shipped, (3) the collection of the fees is reasonably assured and (4) the amount of fees to be paid is fixed or determinable. Vets First Choice derives revenue from two sources: (i) prescription management and pharmacy services; and (ii) data integration and support services.

Vets First Choice’s revenues from prescription management and pharmacy services, including shipping and handling, manufacturer incentives and service fees, are recognized upon shipment to the Customer. Revenues are recorded net of local sales tax collected. At the time of recognition, Vets First Choice performs an analysis to determine if a reserve for product returns is necessary.

Vets First Choice enters into arrangements to provide data integration and support services to Customers. The Customers are charged an agreed-upon fee for the service to be provided by Vets First Choice and are billed in accordance with the stated terms of the agreement. Vets First Choice recognizes data conversion revenues upon services being rendered to the Customer, and development revenues upon completion of the services.

Inventory

Vets First Choice’s inventory consists of raw materials and finished goods. Vets First Choice’s inventory cost consists of material, labor and manufacturing overhead. Vets First Choice’s inventory is stated at the lower of cost, with cost determined by the moving average weighted cost which approximates actual costs, or net realizable value. Vets First Choice continuously monitors the salability of its inventory to ensure adequate valuation of the related merchandise. Vets First Choice periodically reviews quantities of inventory on hand and compares these amounts to expected usage of each particular product or product line. Vets First Choice records, as a charge to cost of goods sold, any amounts required to reduce the carrying value to net realizable value.

Goodwill

Vets First Choice’s goodwill represents the difference between the purchase consideration of an acquired business and the fair value of the identifiable tangible and intangible net assets acquired. Vets First Choice evaluates goodwill on an annual basis in the fourth quarter or more frequently if it believes indicators of impairment exist. Vets First Choice first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If Vets First Choice concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, Vets First Choice conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. Vets First Choice estimates the fair value of its reporting unit using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, Vets First Choice performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount, by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss.

Intangibles and long-lived assets

Vets First Choice’s intangible assets primarily consist of costs incurred for technology, product formulas, non-compete agreements, trade names and customer relationships. Separable intangible assets are amortized over their useful lives.

Long-lived and intangible assets with definite lives are reviewed for impairment whenever changes in events or circumstances indicate their carrying values may not be recoverable. The impairment analyses are conducted in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 360, Property, Plant and Equipment. The recoverability of carrying value is determined by comparison of the asset’s carrying value to its future undiscounted cash flows. When this test indicates the potential for impairment, a fair value assessment is performed and the assets are written down to their respective fair values.

Stock-based compensation

Stock-based payments to employees, directors and consultants, including grants of stock options, are recognized in Vets First Choice’s consolidated statements of operations based on their fair values. Vets First Choice uses the Black-Scholes option pricing model to determine the weighted average fair value of options granted and recognizes the compensation expense of stock-based awards on a straight-line basis over the requisite service period of the award.

The determination of the fair value of stock-based payment awards utilizing the Black-Scholes option pricing model is affected by the stock price, exercise price and a number of assumptions, including expected volatility of the stock, expected life of the option, risk-free interest rate and expected dividends on the stock. Vets First Choice evaluates the assumptions used to value the awards at each grant date and if factors change and different assumptions are utilized, stock-based compensation expense may differ significantly from what has been recorded in the past.

The exercise prices for option grants are set by the Vets First Choice Board based upon guidance set forth by the American Institute of Certified Public Accountants, in its Technical Practice Aid, Valuation of Privately

Held Company Equity Securities Issued as Compensation. The Vets First Choice Board considers a number of factors in determining the option exercise price, including: (1) past sales of the Vets First Choice’s redeemable convertible preferred stock, and the rights, preferences and privileges of Vets First Choice’s capital stock; and (2) achievement of budgeted results.

Income taxes

Vets First Choice’s income taxes provide for the tax effects of transactions reported in the consolidated financial statements and consist of income taxes currently due plus deferred income taxes related to differences between the basis of certain assets and liabilities for financial and income tax reporting. Vets First Choice’s deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Vets First Choice’s deferred taxes relate primarily to differences in reporting property and equipment, accounts receivable, inventory, goodwill, intangible assets and accrued liabilities for book and tax purposes. A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the assets are not reasonably assured.

Vets First Choice follows the guidance relative to accounting for uncertainties in tax positions. Under these provisions, Vets First Choice recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Vets First Choice records interest and penalties related to income taxes as a component of income tax. Vets First Choice did not recognize any interest and penalty expense during the fiscal periods presented. Vets First Choice does not have any uncertain tax positions in any of the fiscal periods presented.

New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new guidance was to be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017; early adoption was permitted for annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. Companies have the option of using either a full retrospective or a modified retrospective approach to adopt the guidance. In August 2015, the FASB issued ASU 2015-14 to defer the effective date of the guidance contained in ASU 2014-09 by one year. Thus, the guidance is effective in 2019 for privately held companies. Vets First Choice has elected to adopt the standard using the modified retrospective transition approach. As of September 30, 2018, Vets First Choice has begun analyzing its contracts with customers and developing its revised policies for the potential effects of these ASU’s on its consolidated financial statements. Vets First Choice is continuing to finalize its assessment with estimated completion in early 2019. Vets First Choice is currently evaluating the impact to the consolidated financial statements at this time.

In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (“ASU 2014-16”). The guidance requires an entity to determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of the relevant facts and circumstances (commonly referred to as the whole-instrument approach). Vets First Choice adopted ASU 2014-16 and there was no impact to Vets First Choice’s consolidated financial statements during the year ended December 31, 2017.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 outlines that inventory within the scope of its guidance be measured at the lower of cost and net realizable value. Inventory measured using last-in, first-out (LIFO) are not impacted by the new guidance. Prior to the issuance of ASU 2015-11, inventory was measured at the lower of cost or market (where market was defined as replacement cost, with a ceiling of net realizable value and floor of net realizable value less a normal profit margin). Vets First Choice adopted ASU 2015-11 during the year ended December 31, 2017. There was no impact to Vets First Choice’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). This ASU is a comprehensive new leases standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The ASU is effective for annual periods beginning after December 15, 2019 for privately held companies, including interim periods within those fiscal years; earlier adoption is permitted. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when a company adopts the new lease standard. Instead of recasting prior year results using the new accounting when they adopt the guidance, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. Vets First Choice is currently evaluating the impact of these pronouncements on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. This guidance will be effective in the first quarter of 2019, in connection with Vets First Choice’s adoption of ASU 2014-09. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 revises the accounting for stock-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, and early adoption is permitted. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”). This ASU clarifies two aspects of ASU 2014-09, identifying performance obligations and the licensing implementation guidance. ASU 2016-10 will become effective for the first quarter of 2019. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230)—Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which is guidance to address diversity in practice with respect to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The updated guidance addresses eight specific cash flow issues with the objective of reducing the existing diversity that occurs in practice. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. Vets First Choice early adopted ASU 2016-15 during fiscal year 2017. Accordingly, Vets First Choice has classified contingent consideration payments made after a business combination as financing activity in the consolidated statements of cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires companies to include amounts generally described as restricted cash in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted and should be applied retrospectively. Vets First Choice early adopted ASU 2016-18 during fiscal year 2017. Accordingly, Vets First Choice has included restricted cash in the total amounts of cash and cash equivalents shown on the consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates step 2 from the goodwill impairment test if the carrying amount exceeds the fair value of a reporting unit and also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. This update is effective on a prospective basis for annual and interim goodwill impairment tests performed for periods beginning after December 15, 2021. Early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. The update provides guidance on determining which changes to the terms and conditions of share-based payment awards, including stock options, require an entity to apply modification accounting under Topic 718. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815)—Accounting for Certain Financial Instruments with Down Round Features (“ASU 2017-11”). Equity-linked instruments, such as warrants and convertible instruments, may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under ASU 2017-11, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is re-measured at fair value through the statement of operations (i.e. marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to simplify the accounting for stock–based payments granted to non-employees by aligning the accounting with the requirements for employee stock–based compensation. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted but no earlier than a company’s adoption of ASC 606. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modified the disclosure requirements in Topic 820, “Fair Value Measurement,” based on the FASB Concepts Statement, “Conceptual Framework for Financial Reporting – Chapter 8: Notes to Financial Statements,” including consideration of costs and benefits. This guidance is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force) (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for fiscal years beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021, with early adoption permitted. Vets First Choice is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

Quantitative And Qualitative Disclosures About Market Risk

Vets First Choice is exposed to various market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact Vets First Choice’s financial position due to adverse changes in market prices and rates. Vets First Choice does not enter into derivatives or other financial instruments for trading or speculative purposes and does not believe it is exposed to material market risk with respect to its cash and cash equivalents.

Interest rate risk

Vets First Choice is exposed to limited market risk related to fluctuating interest rates and market prices. Vets First Choice’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. As of September 30, 2018, Vets First Choice had cash and cash equivalents of $16.9 million consisting of demand deposits and money market accounts on deposit with certain financial institutions. A hypothetical 1% change in interest rates during any of the periods presented would not have had a material impact on Vets First Choice’s consolidated financial statements.

Foreign currency exchange rate risk and inflation

Vets First Choice does not believe that foreign currency exchange rate, inflation and change in prices had a significant impact on its results of operations for any periods presented in its consolidated financial statements.

THE HENRY SCHEIN ANIMAL HEALTH BUSINESS

Overview

The Henry Schein Animal Health Business is one of the world’s largest veterinary supply chain, technology and software providers to the animal health market, with leading positions in North America, Europe and Australasia and growing businesses in South America and Asia. The Henry Schein Animal Health Business utilizes a multi-channel approach centered primarily on promoting veterinarians as the source of clinical expertise that benefits animals and the people that care for them. The Henry Schein Animal Health Business serves animal health practitioners, providers and producers through the distribution of pharmaceuticals, vaccines, supplies and equipment and by the development, sale and distribution of veterinary practice management software and related solutions and services. The Henry Schein Animal Health Business served approximately 100,000 Customers in over 100 countries and had net sales of approximately of $3.6 billion for the fiscal year ended December 30, 2017.

The Henry Schein Animal Health Business offers a comprehensive portfolio of products and services and value-added solutions for enhancing practice revenue, operating efficient practices and delivering high-quality care. The Henry Schein Animal Health Business sells and distributes pharmaceuticals, nutrition products, consumable products, diagnostic tests, small and large equipment, laboratory products and surgical products, among others. The Henry Schein Animal Health Business portfolio includes a large selection of products, including products sold under the Henry Schein name and other proprietary brands.

The Henry Schein Animal Health Business has commercial relationships with major manufacturers in the animal health industry. With over 50 distribution centers around the world, the Henry Schein Animal Health Business offers its Customers rapid, accurate and complete order fulfillment. By combining its infrastructure and logistical expertise with robust software, product and service offerings, and a strong commitment to customer service, the Henry Schein Animal Health Business strives to be a single-source supplier for its Customers’ evolving needs.

The Henry Schein Animal Health Business also offers innovative technology-enabled solutions and services, including practice management software, data-driven applications, client communications tools and related services. The Henry Schein Animal Health Business supports, develops and provides veterinary practices with a wide range of veterinary software systems, including AVImark, eVetPractice, ImproMed and ImproMed Equine in North America; and Robovet, RxWorks and VisionVPM in the United Kingdom, Australia and New Zealand. The Henry Schein Animal Health Business also offers solutions that integrate with its software platforms, including client communication services such as Vetstreet and Rapport, reminders, data backup services, hardware sales and support and credit card processing.

The Henry Schein Animal Health Business customer base is comprised principally of animal health practices and clinics in the companion animal and equine markets in North America, Europe and Australasia. These veterinary practices consist of both small, privately owned businesses and an increasing number of consolidated, corporate-owned practices. The Henry Schein Animal Health Business also serves customers in the large animal market. In its major markets, its Customers include:

•

supply chain customers in North America, Europe and Australasia (including more than 90% of the approximately 30,000 veterinary practices in the United States, more than 45,000 Customers in Europe (of which a large majority are in veterinary practices) and a significant number of veterinary practices in Australia); and

•

practice management solutions customers in the United States, the United Kingdom, Australia, New Zealand, and certain other countries (including more than 50% of the veterinary practices in the United States).

History

Spinco is a Delaware corporation that was incorporated in April 2018 as a wholly owned subsidiary of Henry Schein. The Henry Schein Animal Health Business to be contributed to Spinco, however, was developed over a period of 20 years through a combination of organic growth and acquisitions of more than 30 companies.

Business Environment and Competitive Landscape

The animal health products and service market is highly competitive. Many animal health products are available to customers from a number of suppliers, including directly from manufacturers, and the Henry Schein Animal Health Business believes that many of its Customers purchase products and services from a variety of distributors. The Henry Schein Animal Health Business competes with other national, regional and local distributors, online and brick-and-mortar retailers and technology vendors as well as manufacturers of animal health products that sell directly to veterinary practices and retailers, primarily on the basis of price, breadth of product line, customer service and value-added products and services. In the animal health products and services market, the Henry Schein Animal Health Business’ primary competitors are the MWI Animal Health division of AmerisourceBergen, which operates under the name Centaur Services Limited in the United Kingdom, and the Patterson Veterinary division of Patterson Companies, Inc., which operates under the name National Veterinary Services Limited in the United Kingdom. In the animal health practice management software market, the Henry Schein Animal Health Business’ primary competitors are IDEXX Laboratories, Inc. and the Patterson Veterinary division of Patterson Companies, Inc.

The Henry Schein Animal Health Business believes that the following factors allow it to compete successfully as a global supply chain and technology and value-added services provider to animal health customers:

•

Broad product and service offerings. The Henry Schein Animal Health Business offers a broad range of products and services, including a wide portfolio of pharmaceuticals, pet nutrition products and consumable supplies and equipment. The combination of Henry Schein Animal Health Business’ product portfolio with its value-added solutions differentiates the Henry Schein Animal Health Business from a number of its competitors.

•

Supply chain expertise. The Henry Schein Animal Health Business offers its Customers extensive supply chain expertise, including global sourcing capabilities, inventory management systems and rapid order fulfillment from its network of domestic and international distribution centers.

•

Extensive sales force. The Henry Schein Animal Health Business has over 1,200 sales consultants on staff. The Henry Schein Animal Health Business’ sales consultants facilitate order processing, generate new sales through direct and frequent contact with Customers and stay abreast of market developments and the hundreds of new products, services and technologies introduced each year to educate practice personnel.

•

Practice management software. The Henry Schein Animal Health Business offers innovative technology-enabled solutions and services, including practice management software, data-driven applications, client communications tools and related services. The Henry Schein Animal Health Business’ practice management solutions provide practitioners with electronic medical records, treatment history, billing, accounts receivable analyses and management, appointment calendars, electronic claims processing and word processing programs.

•

Competitive pricing through cost-effective sourcing. The Henry Schein Animal Health Business believes that cost-effective sourcing is a key element to maintaining and enhancing its position as a competitively priced provider of animal health products. The Henry Schein Animal Health Business evaluates its purchase requirements and suppliers’ offerings and prices in an effort to obtain products at the lowest possible cost.

•

Commitment to customer service. The Henry Schein Animal Health Business maintains a strong commitment to providing superior customer service. The Henry Schein Animal Health Business monitors its customer service through customer surveys, focus groups and statistical reports.

Supply Chain

The Henry Schein Animal Health Business is a leader in supply chain expertise in the animal health industry. The Henry Schein Animal Health Business distributes its products from over 50 distribution centers, including 16 North American distribution centers, 23 distribution centers in Europe and ten distribution centers in Australasia.

The Henry Schein Animal Health Business strives to provide veterinarians access to all products they need to operate a successful veterinary practice. The Henry Schein Animal Health Business carries a wide portfolio of products sourced from both global and regional suppliers to ensure that its commitment to prompt product availability can be fulfilled whenever and wherever its customer base requires. In addition, the Henry Schein Animal Health Business derived approximately 15% of its net sales in each of the fiscal years ended December 30, 2017 and December 31, 2016 and approximately 12% of its net sales for the fiscal year ended December 26, 2015 from the sale of proprietary brands.

The Henry Schein Animal Health Business offers a comprehensive portfolio of products for enhancing practice revenue, operating efficient practices and delivering high-quality care. The Henry Schein Animal Health Business sells and distributes pharmaceuticals, nutrition products, consumable products, diagnostic tests, small and large equipment, laboratory products and surgical products, among others. For each of the fiscal years ended December 30, 2017, December 31, 2016 and December 26, 2015, approximately 70% of the Henry Schein Animal Health Business revenue was derived from the sales of pharmaceuticals and nutrition products.

Pharmaceuticals include vaccines for disease prevention and parasiticides for the control of fleas, ticks and internal and external parasites. Pharmaceutical products are sourced from major global pharmaceutical companies as well as regional companies in some parts of the world.

Additionally, the Henry Schein Animal Health Business offers a wide range of nutrition products, including food, specialty products to address particular health issues, supplements and premium products for enhanced general diet. These products include those sourced from leading industry supply partners and the Henry Schein Animal Health Business’ proprietary brands.

The Henry Schein Animal Health Business offers small and large equipment from a variety of equipment suppliers as well as its own proprietary brands. In addition to diagnostic equipment, the Henry Schein Animal Health Business provides a wide range of capital equipment to veterinary hospitals, including anesthetic machines, dental carts, imaging machines, cages and tables.

Substantially all of the products distributed by the Henry Schein Animal Health Business are manufactured by third parties and the Henry Schein Animal Health Business is dependent on its suppliers for these products. The Henry Schein Animal Health Business believes that effective purchasing is a key factor in maintaining its position as a leading provider of animal health products. The Henry Schein Animal Health Business regularly assesses its purchasing needs and its suppliers’ product offerings and prices.

The Henry Schein Animal Health Business strives to maintain optimal inventory levels in order to satisfy customer demand for prompt delivery (typically, next day) and complete order fulfillment. These inventory levels are managed on a daily basis with the aid of its information management systems. Once an order is entered, it is electronically transmitted to the distribution center nearest the customer’s location and a packing slip for the entire order is printed for order fulfillment.

Practice Management Software and Value-Added Solutions and Services

The Henry Schein Animal Health Business offers its Customers more than just veterinary supplies, serving as an integral partner to its Customers’ practices for information management solutions and client communications. The Henry Schein Animal Health Business offers innovative technology-enabled solutions and services, including practice management software, support, data driven applications and related services. The Henry Schein Animal Health Business’ practice management solutions provide practitioners with electronic medical records, treatment history, billing, accounts receivable analyses and management, appointment calendars, electronic claims processing and word processing programs. For example, the Henry Schein Animal Health Business supports, develops and provides veterinary practices with veterinary software systems, including AVImark, eVetPractice, ImproMed and ImproMed Equine in North America, and Robovet, VisionVPM and RxWorks in the United Kingdom and Australia. Moreover, the Henry Schein Animal Health Business offers solutions that integrate with its software platforms, including client communication services such as Vetstreet and Rapport, reminders, data backup services, hardware sales and support and credit card processing. Additionally, the Henry Schein Animal Health Business offers value-added services to its approximately 20,000 practice management software customers worldwide.

Sales and marketing

The Henry Schein Animal Health Business’ sales and marketing efforts are designed to establish and solidify customer relationships through personal visits by field sales representatives and telesales contact. The key elements of its sales and marketing efforts are:

Field sales and telesales consultants

The Henry Schein Animal Health Business has over 800 field sales consultants, including equipment sales specialists and equipment service technicians, covering major markets in North America, Europe and other international locations. The field sales consultants complement the Henry Schein Animal Health Business’ approximately 420 inbound and outbound telesales consultants who help the Henry Schein Animal Health Business better market, service and support the sale of its products. The Henry Schein Animal Health Business’ sales consultants facilitate order processing, generate new sales through direct and frequent contact with Customers and stay abreast of market developments and the hundreds of new products, services and technologies introduced each year to educate practice personnel.

Print and digital marketing

The Henry Schein Animal Health Business’ print and digital marketing includes publications, catalogs and its educational and order management platform (www.henryscheinvet.com) and includes educational webinars, blogs and articles. In addition, the Henry Schein Animal Health Business uses print and digital marketing services to increase demand from its veterinary practice Customers.

Streamlined ordering process

Customers may place orders 24 hours a day, seven days a week, by Internet, email, mail and fax. The telesales and field sales teams are also available to take orders by telephone or in person.

Intellectual Property

The Henry Schein Animal Health Business believes its trademarks are well recognized in the animal health industry and by veterinarians and, therefore, are valuable assets.

Government Regulations

The sale of animal health products is governed by the laws and regulations specific to each country in which the Henry Schein Animal Health Business sells its products.

United States

The regulatory body that is responsible for the regulation of animal health pharmaceuticals in the United States is the Center for Veterinary Medicine (the “CVM”), housed within the FDA. Generally, all animal health pharmaceuticals are subject to pre-market review and must be shown to be safe, effective and produced by a consistent method of manufacture as defined under the Federal Food, Drug and Cosmetic Act. If the drug is for food-producing animals, potential consequences for humans are also considered. The FDA’s basis for approving a drug application is documented in a Freedom of Information Summary. Post-approval monitoring of products is required, with reports being provided to the CVM’s Surveillance and Compliance group. Reports of product quality defects, adverse events or unexpected results are produced in accordance with the law. Animal supplements generally are not required to obtain premarket approval from the CVM, although they may be treated as a food. Any substance that is added to, or is expected to become a component of, animal food must be used in accordance with a food additive regulation, unless it is generally recognized as safe, under the conditions of its intended use. Alternatively, the FDA may consider animal supplements to be drugs. The FDA has agreed to exercise enforcement discretion for such supplements as long as each such supplement meets certain conditions.

The regulatory body in the United States for veterinary biologics, such as vaccines, is the U.S. Department of Agriculture (the “USDA”). The USDA’s Center for Veterinary Biologics is responsible for the regulation of animal health vaccines, including immunotherapeutics. Marketing of imported veterinary biological products in the United States requires a U.S. Veterinary Biological Product Permit. Veterinary biologics are subject to pre-market review and must be shown to be pure, safe, potent and efficacious, as defined under the Virus Serum Toxin Act. Post-licensing monitoring of products is required. Reports of product quality defects, adverse events or unexpected results are produced in accordance with USDA requirements.

The main regulatory body in the United States for veterinary pesticides is the Environmental Protection Agency (the “EPA”). The EPA’s Office of Pesticide Programs is responsible for the regulation of pesticide products applied to animals. Animal health pesticides are subject to pre-market review and must not cause “unreasonable adverse effects to man or the environment” as stated in the Federal Insecticide, Fungicide, and Rodenticide Act. Within the United States, pesticide products that are approved by the EPA must also be approved by individual state pesticide authorities before distribution in that state. Post-approval monitoring of products is required, with reports provided to the EPA and some state regulatory agencies.

Under the Controlled Substances Act, distributors of controlled substances are required to obtain and renew annually registrations for their facilities from the DEA. Distributors are also subject to other statutory and regulatory requirements relating to the storage, sale, marketing, handling and distribution of such drugs, in accordance with the Controlled Substances Act and its implementing regulations, and these requirements have been subject to heightened enforcement activity in recent times. Distributors are subject to inspection by the DEA.

Advertising and promotion of animal health products that are not subject to approval by the CVM may be challenged by the Federal Trade Commission (the “FTC”) as well as by state attorneys general and by consumers under state consumer protection laws. The FTC regulates advertising pursuant to its authority to prevent “unfair or deceptive acts or practices in or affecting commerce” under the Federal Trade Commission Act. The FTC will find an advertisement to be deceptive if it contains a representation or omission of fact that is likely to mislead consumers acting reasonably under the circumstances, and the representation or omission is material and if the advertiser does not possess and rely upon a reasonable basis, such as competent and reliable evidence, substantiating the claim. The FTC may attack unfair or deceptive advertising practices through either an administrative adjudication or judicial enforcement action, including preliminary or permanent injunction. The FTC may also seek consumer redress from the advertiser in instances of dishonest or fraudulent conduct.

States may require registration of animal drug distributors and wholesalers. Additional requirements may apply when the product is also a controlled substance. States work closely with the Association of American

Feed Control Officials (the “AAFCO”) in their regulation of animal food. The AAFCO’s annual Official Publication, contains model animal and pet food labeling regulations that states may adopt. The publication is treated deferentially by the federal and state government agencies that regulate animal food. Many states require registration or licensing of animal food distributors. States may also review and approve animal food labels prior to sale of the product in their state.

European Union

Veterinary medicines (which includes both prescription and over-the-counter products) must obtain a marketing authorization (“MA”) before they can be imported, marketed and sold in any EU member state. There are broadly four different routes for obtaining MAs: (i) a centralized EU-wide authorization procedure; (ii) national authorization procedures for each member state; (iii) a mutual recognition procedure involving at least two member states; and (iv) the decentralized procedure.

The centralized authorization route is used to obtain MAs for marketing and sale of veterinary medicines throughout all of the EU member states as well as those countries in the European Free Trade Area (“EFTA”). The European Medicines Agency (“EMA”) located in London is responsible for assessing applications made under the centralized route. The agency is responsible for the scientific evaluation of medicines developed by pharmaceutical companies for use in the European Union. The agency has a specialized veterinary review section distinct from the human medical review section. The Committee for Veterinary Medicinal Products is responsible for scientific review of the submissions for pharmaceuticals and vaccines. The EMA makes the final decision on the approval of products. Once granted by the European Commission (“EC”), a centralized marketing authorization is valid in all EU member states and EFTA states. A series of Regulations, Directives, Guidelines and EU Pharmacopeia Monographs provide the requirements for approval in the European Union. In general, these requirements are similar to those in the United States, requiring demonstrated evidence of purity, safety, efficacy and consistency of manufacturing processes. The EMA works closely with the competent authorities of each member state in the regulation of veterinary medicines, including with respect to pharmacovigilance and testing for residues of veterinary medicines or illegal substances in animals and animal products.

Veterinary medicines can also be authorized on a national level through application to the relevant member state’s competent authority. If a product already has been authorized in at least one EU member state, then the mutual recognition procedure can be used to gain approval in other member states. Finally, the decentralized procedure may be used if the product is not authorized in any member state and the applicant would like authorization in several or all member states. This may occur where the centralized procedure is not mandatory, the product is not eligible for the centralized procedure or where the applicant does not wish to use the centralized procedure.

Animal feed additives must be authorized by the EC. The European Food Safety Authority (“EFSA”) assesses applications on behalf of the EC. The EFSA will analyze a sample of the feed additive and provide an opinion within six months of receiving the application. The EC will decide whether to grant or deny an authorization of the additive based upon this opinion. When authorized, all companies can (subject to any relevant third-party intellectual property rights) usually benefit from the authorization.

An EU regulation on animal medicines, which is expected to become effective in October 2018, relates to the advertising of veterinary products, in addition to various regulation that applies in individual EU member states. Health claims on animal pet food must not be misleading and claims that a food fulfils a particular nutritional need must be in line with the list of permitted claims that is published in an EU directive.

United Kingdom

The Veterinary Medicines Directorate (“VMD”) is the United Kingdom’s competent national authority responsible for overseeing the regulation of veterinary medicines in the United Kingdom. UK national applications follow an approach similar to centralized EU applications. The VMD is also responsible for post-market surveillance and adverse event reporting.

Australia

The Australian Pesticides and Veterinary Medicines Authority (“APVMA”) is an Australian government statutory authority established to centralize the registration of all agricultural and veterinary products in the Australian marketplace. Previously each state and territory government had its own system of registration. The primary legislation governing the APVMA’s activities is the Agricultural and Veterinary Chemicals Code (the “AgVet Code”). The AgVet Code is in turn given force of law pursuant to the Agricultural and Veterinary Chemicals Code Act 1994 (Cth).

The APVMA assesses applications from companies and individuals seeking registration so they can import, promote and supply their products to the marketplace, and under the AgVet Code the APVMA must be satisfied that any active constituents or chemical products will not have a harmful effect on human health, the environment, occupational health and safety or trade, and that the product is effective for its intended use. Applications undergo rigorous assessment using the expertise of the APVMA’s scientific staff and drawing on the technical knowledge of other relevant scientific organizations, commonwealth government departments and state agriculture departments. Labeling standards apply and pre-approval is required by the APVMA for veterinary chemical products. In addition, all advertising and promotion of products is subject to the Australian Consumer Law, which, like the United States and European Union, emphasizes accuracy and transparency in advertising and prohibits any misleading or deceptive conduct.

If the product works as intended and the scientific data confirms that when used as directed on the product label it will have no harmful or unintended effects on people, animals, the environment or international trade, the APVMA will register the product. As well as registering new agricultural and veterinary products, the APVMA reviews older products that have been on the market for a substantial period of time to ensure they and are still effective and safe to use. The APVMA also reviews registered products when particular concerns are raised about their safety and effectiveness. The review of a product may result in confirmation of its registration or continuing registration with some changes to the way the product can be used. In some cases, the review may result in the registration of a product being cancelled and the product taken off the market.

The APVMA has the power to order compulsory product recalls, and enforcement powers to ensure compliance with the requirements of the AgVet Code.

New Zealand

All veterinary medicines, agricultural chemicals and vertebrate toxic agents imported into New Zealand must be authorized under the Agricultural Compounds and Veterinary Medicines (the “ACVM”) Act and regulations. The New Zealand Ministry for Primary Industries maintains an ACVM Register of products that have been assessed to the ACVM Act registration information requirements and considered appropriate for registration. Conditions may be applied to such registration.

The New Zealand Environmental Protection Authority (the “NZ EPA”) regulates the supply and use of hazardous substances. The NZ EPA operates various hazardous substances databases which can be searched to determine what controls have been placed on particular substances. Veterinary medicines that are hazardous substances require approval under the Hazardous Substances and New Organisms Act before they can be imported or manufactured in New Zealand. Animal nutritional and animal care products are covered by a group standard approval.

Rest of world

Country-specific laws have provisions that include requirements for licensing, regulatory approvals, certain labeling, safety, efficacy and manufacturers’ quality control procedures (to assure the consistency of the products), as well as company records and reports. Many other countries’ regulatory agencies will generally refer to the FDA, the USDA, European Union and other international animal health entities, including the World

Organization for Animal Health and the Codex Alimentarius Commission, in establishing standards and regulations for veterinary pharmaceuticals and vaccines.

Employees

The Henry Schein Animal Health Business has approximately 4,600 employees worldwide, which includes approximately 1,800 employees in North America, 2,150 in Europe, 340 in Australasia, 300 in Brazil and the balance in other areas. None of the Henry Schein Animal Health Business’ employees are covered by a collective bargaining agreement, although certain Henry Schein Animal Health Business employees in Austria, France and the Netherlands are represented by works councils. The Henry Schein Animal Health Business believes its relations with its employees are good.

Properties

The Henry Schein Animal Health Business is currently headquartered in Melville, New York. It utilizes 54 distribution centers and approximately 70 offices throughout the world. Of these 54 distribution centers, eight are facilities that are shared with Henry Schein or its affiliates. For the fiscal year ended December 30, 2017, these shared facilities shipped products that represented less than 10% of the Henry Schein Animal Health Business’ revenue. For the products that are sourced out of a shared facility, Henry Schein has agreed to provide transition services to the Combined Company pursuant to the Transition Services Agreement. The Henry Schein Animal Health Business generally leases all of its real property, with the exception of nine owned properties, none of which is material.

Legal Proceedings

From time to time, the Henry Schein Animal Health Business may be a party to legal proceedings, including product liability claims, employment matters, commercial disputes, governmental inquiries and investigations, and other matters arising out of the ordinary course of its business. While the results of any legal proceeding cannot be predicted with certainty, in the opinion of the Henry Schein Animal Health Business none of its pending matters is currently anticipated to have a material adverse effect on its consolidated financial position, liquidity or results of operations.

BUSINESS OF VETS FIRST CHOICE

Overview

Vets First Choice is an innovator in technology-enabled services that empower veterinarians with insights that are designed to increase customer engagement and veterinary practice health. Vets First Choice’s platform, which is built into the veterinary practice management software workflow, leverages insight and analytics, client engagement services and integrated pharmacy services, and is designed to improve medical compliance via proactive prescription management. By working directly with veterinary practices to manage gaps in care, Vets First Choice seeks to enable its veterinarian Customers to create new revenue opportunities, adapt to changing Pet Owner purchasing behaviors, enhance their client relationships and improve the quality of care they provide. Vets First Choice’s prescription management platform had approximately 7,500 veterinary practice Customers with approximately 980,000 Active Therapies under Management as of December 31, 2018.

While the global companion animal market is growing, Vets First Choice believes veterinary practices are currently combating pressures tied to the growth of e-commerce and retail competition. Evolving client purchasing behavior has resulted in product revenue moving outside of the veterinary practice channel, financial pressures that Vets First Choice believes will increase over time. Vets First Choice believes these increasing burdens create an opportunity for the Vets First Choice platform to change veterinarians’ relationships with their Clients and the fundamental economics of their practices by providing insights into medical compliance and managing gaps in care. Vets First Choice believes that redefining how prescription management is delivered can not only help veterinarians recapture and grow their product revenue but also drive in-clinic service activity.

Vets First Choice’s technology platform encompasses and integrates the core functionality of pharmacy service and prescription and inventory management in a single, secure and regulatory-compliant system. The underlying core of the platform is its real-time integration with veterinary practice management software systems and the ability to normalize and interpret analytics on disparate client records, creating a standardized view to help identify gaps in care in a specific veterinary practice. With this detailed insight by Client, therapy and practitioner, veterinarians within the practice can use that information to proactively manage prescription delivery. Vets First Choice’s veterinary practice Customers engage on its platform in an effort to improve medical compliance and enhance practice economics while also offering convenient, more affordable, on-demand, high-quality veterinary medicine to their Clients and their pets and horses. The Vets First Choice platform offers both the veterinarian and Client an experience centered on improving medication and service compliance. Vets First Choice believes veterinarians, regardless of geography or specialization, can leverage prescription management and client engagement with Vets First Choice.

Vets First Choice believes its business model is aligned with its veterinary practice Customers. A significant portion of Vets First Choice’s revenues is derived from the integrated pharmacy services Vets First Choice offers, based on the number of filled, refilled and renewed prescription transactions that Vets First Choice’s veterinary practice Customers are channeling into the Vets First Choice marketplace. This pay-for-performance model provides for increased engagement on the Vets First Choice platform and drives more Pet Owners to the network as veterinary practices expand and broaden the suite of products made available by its Customers to their Clients on the Vets First Choice platform. Vets First Choice expects to grow Active Therapies under Management as its current veterinary practice Customers increase engagement levels, through expanding the number of products it provides to its existing veterinary practice Customers and by adding new veterinary practice customers to the platform. Vets First Choice believes the number of Active Therapies under Management and proactive prescription management provides increased visibility into its future revenues.

History

Vets First Choice was incorporated in Delaware in May 2010. Vets First Choice has built its business primarily through organic growth, and has completed multiple acquisitions. Most recently, in July 2017, Vets

First Choice acquired Roadrunner Pharmacy, Inc. and Atlas Pharmaceuticals LLC through the purchase of the capital stock of their parent, EVP Pharmaceuticals Inc. Roadrunner Pharmacy is a specialty pharmacy that is authorized to dispense prescription medications in all 50 states and the District of Columbia, and Atlas Pharmaceuticals is an FDA registered 503B outsourcing facility offering sterile and non-sterile drugs for in-office use.

Vets First Choice Platform and Solutions

Vets First Choice provides a technology-enabled services platform for veterinarians designed to identify gaps in care, proactively improve medical and service compliance and transform animal and practice health.

A comprehensive and integrated technology platform

Vets First Choice’s integrated solution is designed to position Vets First Choice at the center of the veterinarian, Pet Owner and manufacturer relationship and as a key participant in the market for veterinary prescription management services. Vets First Choice regularly incorporates new product features into its platform to meet the evolving needs of its Customers and their Clients and to enhance differentiation, designed to drive revenue for its veterinary practice Customers. Vets First Choice’s prescription management platform supports the following capabilities:

•	insight and analytics from internal and external data sources, such as practice management software;

•	algorithmic interpretation of data to identify gaps in care by animal, therapy and practitioner;

•	proactive client outreach and engagement tools to narrow gaps in care;

•	practice management software integration into existing workflows to proactively engage and coordinate accredited pharmacy services; and

•	reporting and tracking of clinical and financial outcomes.

The configurable nature and broad capabilities of Vets First Choice’s platform help enhance the benefits its veterinary practice Customers receive and help increase the effectiveness of its veterinary practice Customers’

existing practice management software technology architecture. Vets First Choice’s solutions are delivered as integral components of its Customers’ core operations rather than as add-on solutions, enhancing the overall value proposition it offers. Vets First Choice leverages its platform and centralized resources in conjunction with the growth in its veterinary practice Customers client lists and Active Therapies under Management to provide additional functionality and insight.

Insight and analytics to identify and narrow gaps in care

Vets First Choice’s ability to normalize data from disparate sources within the practice management system enables it to incorporate pet and Pet Owner information and clinical insight effectively and to provide individually tailored strategies for them. Vets First Choice’s data integration, conversion and support services and solution delivery capabilities provide a single point of integration with more than 20 practice management systems, enabling a growing number of veterinary practice Customers to benefit from the platform.

Vets First Choice helps veterinarians turn data into actionable insight and effectively integrate this into their workflow. Vets First Choice is able to standardize information, providing timely and useful insights. With gaps in care identified, Vets First Choice’s platform offers proactive prescription management and integrated pharmacy services designed to drive client engagement and improve medication and service compliance. Vets First Choice believes this integrated solution offers a multitude of advantages over a piecemeal approach.

Opportunities to drive compliance through an innovative platform that benefits all participants

Vets First Choice believes its focus on providing deeper insights into medical compliance and integrating those insights into the veterinarians’ practice management workflow has created a platform that fundamentally strengthens the economics of the veterinary practices and the veterinarian-client relationship.

•

For the veterinarian, Vets First Choice’s platform enables proactive prescription management and integrated pharmacy services, which Vets First Choice believes simultaneously narrows gaps in care and enhances medical compliance, creates in-clinic and online demand, improves practice economics, and provides its veterinary practice Customers a competitive advantage against online and other distributors and strengthens client relationships.

•

For the Client, Vets First Choice believes proactive client engagement improves compliance with therapeutic recommendations, which drives improved health outcomes, with the platform providing the high-quality, efficient and on-demand access that consumers increasingly demand for their shopping experience.

•

For the manufacturer, demand generation from narrowing gaps in care, quality accreditation, drug pedigree and chain of custody support a strengthening relationship with the veterinarian and the Pet Owner.

In total, Vets First Choice believes its platform creates a value chain that connects veterinarians, Pet Owners and the manufacturers to facilitate the direct delivery of animal health care.

Growth Strategy

Vets First Choice believes it is well positioned to benefit from the ongoing transformation occurring in veterinary prescription management and delivery. Vets First Choice believes this new environment that rewards the better use of information to drive outcomes for Customers and Clients aligns with its platform, recent investments and other strengths.

Penetrate the large opportunity embedded within Vets First Choice’s growing footprint of veterinary practice customers

Vets First Choice believes that it has multiple drivers of embedded growth within its existing platform footprint, including the ability to:

•	increase veterinarian engagement on the platform to drive broader customer awareness of gaps in care and the practice’s online prescription management pharmacy services;

•	capitalize on the growth in its veterinary practice customers as the number of their active Clients continues to expand;

•	continue to refine and enhance the customer and client experience, which is a critical driver of new and repeat engagement;

•	build more robust analytics to strengthen Vets First Choice’s insights and multi-channel marketing strategies;

•	benefit from the shift to online purchasing by Clients;

•	partner with manufacturers to offer a more compelling value proposition for the veterinarian and their Client; and

•	cross-sell additional Vets First Choice capabilities, including specialty pharmacy and new product and service introductions.

In addition to growth within Vets First Choice’s existing proactive prescription management practice platform base, Vets First Choice believes opportunities exist with current veterinarian practice customers who solely utilize Vets First Choice for compounding pharmacy services.

Expand Vets First Choice’s network of veterinary practices on its prescription management platform

Vets First Choice believes it is well positioned to expand its network of veterinary practice customers due to its consistent innovation, technology-enabled platform and focus on the customer and client experience. The number of veterinarian practices on Vets First Choice’s prescription management platform was approximately 7,500 as of December 31, 2018, compared to approximately 1,800 as of December 31, 2014. There were approximately 30,000 veterinary practices in the United States as of December 31, 2017, representing a significant growth opportunity for Vets First Choice.

Increase Active Therapies under Management

Vets First Choice historically generates more revenue as the number of veterinary practice customers on its platform and the number of Active Therapies under Management increase. Over the last three years, Active Therapies under Management have increased at a compound annual growth rate of 65% to approximately 625,000 as of December 31, 2017. As of December 31, 2018, Vets First Choice had approximately 980,000 Active Therapies under Management.

Competition

Vets First Choice competes with pharmacies and other online delivery services for the sale of prescription and non-prescription companion animal and equine medications and other health products. The market for Vets First Choice’s products and services is fragmented, competitive and characterized by rapidly evolving technology standards and Customer and Client needs. Vets First Choice’s competitors include Midwest Veterinary Supply, Inc., Strategic Pharmaceutical Solutions, Inc. (a/k/a VetSource), Wedgewood Village Pharmacy, Inc. (d/b/a Wedgewood Pharmacy) and other veterinary pharmacy and online service providers. Vets First Choice competes on the basis of several factors, including breadth, depth, quality and price of product and service offerings, ability to deliver insights and drive clinical, financial and operational performance improvement through the use of products and services, quality and reliability of services, ease of use and convenience, brand recognition and the ability to integrate services with existing technology.

Manufacturers

Vets First Choice is an authorized distributor for major veterinary pharmaceutical, food and over-the-counter manufacturers. Vets First Choice takes title to products from these manufacturers in its pharmacies and dispenses to Clients on behalf of veterinarians. Vets First Choice’s major manufacturers include Bayer AG, Boehringer Ingelheim International GmbH (Boehringer Ingelheim), Dechra Pharmaceuticals PLC, Elanco Animal Health Incorporated, Hill’s Pet Nutrition, Inc., Merck & Co., Inc., Royal Canin U.S.A., Inc., Virbac Corporation and Zoetis, Inc.

Sales and Marketing

Vets First Choice has developed sales and marketing capabilities aimed at expanding its network of veterinary practice customers and its relationships with pharmaceutical manufacturers. Vets First Choice has a direct sales force, which it augments through its channel partners and marketing initiatives.

Vets First Choice’s direct sales team is comprised of sales professionals who are organized principally by geography and account size. Vets First Choice’s field professionals are supported by a sales operations staff, including product technology experts, lead generation professionals and sales data experts. Additionally, Vets First Choice’s sales force is supported by personnel in its marketing organization, who provide specialized support for promotional and selling efforts. Due to Vets First Choice’s ongoing service relationship with Customers, it conducts a consultative sales process for most of its offerings. This process generally includes understanding the needs of prospective customers, developing service proposals and negotiating contracts to enable the commencement of services.

In addition to its direct sales force, Vets First Choice maintains business relationships with third parties that promote or support its platform within specific industries or geographic regions. These channel partners typically do not make direct sales but endorse or promote Vets First Choice’s services with the understanding that the Vets First Choice proactive prescription management platform could be leveraged by the veterinarian to drive sales of the channel partner’s goods and services.

Laws and Regulations

Vets First Choice’s pharmacy business is impacted by federal and state laws and regulations governing, among other things, the purchase, distribution, management, compounding, dispensing, marketing and labeling of prescription and non-prescription drugs and related services. In addition, Vets First Choice is subject to FDA, DEA and comparable state regulations affecting the pharmacy and pharmaceutical industries, including state pharmacy licensure, registration or permit standards, state and federal controlled substance laws, and statutes and regulations related to FDA approval of the sale and marketing of new pharmaceuticals and medical devices. State pharmacy laws require pharmacies to be licensed or otherwise authorized to dispense prescription medications.

Vets First Choice’s pharmacies are located in Arizona, Nebraska and Texas. Each prescription for a medication that is fulfilled by Vets First Choice is also likely to be covered by the laws of the state where the Pet Owner is located. These states generally permit the dispensing pharmacy to follow the laws of the state within which the dispensing pharmacy is physically located. The laws and regulations relating to the sale and delivery of prescription medications vary from state to state, but generally require that prescription medications be dispensed with the authorization from a prescribing veterinarian. Vets First Choice is authorized to dispense prescription medications in all 50 states and the District of Columbia.

Employees

As of December 31, 2018, Vets First Choice employed approximately 820 full-time employees and 40 temporary employees. None of Vets First Choice’s employees are covered by a collective bargaining agreement and Vets First Choice believes its relations with its employees are good.

Intellectual Property

Vets First Choice owns and uses a number of trademarks, service marks and trade names that are important to its business. The names and related logos of “Vets First Choice” and “Direct Vet Marketing, Inc.” are Vets First Choice’s most important marks and are used throughout its business. The Vets First Choice name and related logos, as well as other trademarks, service marks and trade names that Vets First Choice uses in its business, are registered in the United States Patent and Trademark Office. Vets First Choice has also obtained the right to use and control the Internet address www.vetsfirstchoice.com. The information found on the Vets First Choice website is not incorporated in, and does not form a part of, this prospectus.

Properties

Vets First Choice’s corporate headquarters consists of two facilities located in Portland, Maine. The first facility encompasses approximately 25,000 square feet of office space, the lease for which expires in July 2026. The second facility encompasses approximately 10,000 square feet of office space, the lease for which expires in December 2020. Vets First Choice also leases other office space in Portland, Maine and leases space in Houston, Texas (pharmacy), Lexington, Kentucky (engineering), Manhattan, Kansas (call center), Omaha, Nebraska (pharmacy and warehouse), and Phoenix, Arizona (pharmacy).

In August 2018, Vets First Choice signed two new leases for additional office and laboratory space in Portland, Maine. The first is for approximately 117,000 square feet of office space and the second is for approximately 46,000 square feet of laboratory space and will house certain compounding pharmacy operations. Pursuant to the lease agreements, the lease terms will commence at the earlier of the date on which Vets First Choice begins its operations in such facilities and the date on which the landlord obtains a permanent certificate of occupancy. The initial lease terms are for 20 years and include four optional five-year extensions.

In June 2018, Vets First Choice signed a new lease for office space in Phoenix, Arizona. The facility includes approximately 100,000 square feet of office space and will house certain compounding pharmacy operations. The lease term will commence upon the latest to occur of certain conditions related to occupancy by Vets First Choice, receipt of 503B approvals and the availability of a portion of the space previously occupied by another tenant. The initial lease term is 13 years and three months.

Legal Proceedings

From time to time, Vets First Choice may be a party to legal proceedings, including product liability claims, employment matters, commercial disputes, governmental inquiries and investigations, and other matters arising out of the ordinary course of its business. While the results of any legal proceeding cannot be predicted with certainty, in Vets First Choice’s opinion none of Vets First Choice’s pending matters is currently anticipated to have a material adverse effect on its consolidated financial position, liquidity or results of operations.

MANAGEMENT BEFORE AND AFTER THE CONSUMMATION OF THE TRANSACTIONS

Board of Directors and Executive Officers of Spinco Prior to the Transactions

The Spinco Board currently consists of four directors as follows as of January 15, 2019:

Name	Age	Position(s)
Steven Paladino	61	President, Treasurer and Chief Financial Officer and Director
Michael S. Ettinger	57	Director and Secretary
Mark E. Mlotek	63	Director
Walter Siegel	59	Director

Listed below is the biographical information for each person who is currently a member of the Spinco Board except for Steven Paladino, whose biography is set forth under “—Board of Directors of Covetrus.”

Michael S. Ettinger serves as a member of the Spinco Board. Mr. Ettinger has worked for Henry Schein since 1994, where he has served as Senior Vice President, Corporate & Legal Affairs, Chief of Staff and Secretary since 2015. Prior to his current position, Mr. Ettinger served as Senior Vice President, Corporate & Legal Affairs and Secretary of Henry Schein from 2013 to 2015.

Mark E. Mlotek serves as a member of the Spinco Board. Mr. Mlotek has worked for Henry Schein since 1994, serving in his current position as Executive Vice President and Chief Strategic Officer since 2012 and as a director since 1995.

Walter Siegel serves as a member of the Spinco Board. Mr. Siegel has served as Senior Vice President and General Counsel of Henry Schein since October 2013. From 2005 to 2012, Mr. Siegel held various positions of increasing responsibility at Standard Microsystems Corporation, a publicly traded global semiconductor company, including Senior Vice President, General Counsel and Secretary.

Spinco’s sole executive officer is Steven Paladino, its President, Treasurer and Chief Financial Officer and a member of the Spinco Board. The biography for Mr. Paladino is set forth above.

Board of Directors and Executive Officers of Covetrus

Board of Directors of Covetrus

Following the consummation of the Transactions, the Covetrus Board will be comprised of 11 directors. Six directors will be designated by Henry Schein, including two directors who may be affiliated with Henry Schein, and four independent directors unaffiliated with Henry Schein, one of whom will serve as lead independent director. Henry Schein has designated Deborah Ellinger, Sandra Helton, Philip Laskawy, Mark Manoff, Steven Paladino and Benjamin Wolin. Henry Schein has designated Mr. Laskawy as lead independent director. Five directors will be designated by Vets First Choice, including two directors who may be affiliated with Vets First Choice, and three independent directors unaffiliated with Vets First Choice. Vets First Choice has designated Betsy Atkins, Ted McNamara, Ravi Sachdev, Benjamin Shaw and David Shaw. Each of Messrs. Laskawy, Manoff, McNamara, Sachdev and Wolin and Mmes. Atkins, Ellinger and Helton will be independent directors. David Shaw, Chairman of the Vets First Choice Board and Co-Founder of Vets First Choice, will serve as Chairman of the Covetrus Board. David Shaw is Benjamin Shaw’s father.

The following table sets forth the names, ages as of January 15, 2019 and positions of the individuals we expect will be members of the Covetrus Board following the completion of the Transactions:

Name	Age	Position(s)
Benjamin Shaw(4)	40	President, Chief Executive Officer and Director Nominee
Betsy Atkins(2)(3)	65	Director Nominee
Deborah G. Ellinger(2)(3)	60	Director Nominee
Sandra L. Helton(1)(3)	69	Director Nominee
Philip A. Laskawy(3)	77	Director Nominee and Lead Independent Director
Mark J. Manoff(1)(4)	62	Director Nominee
Edward M. McNamara(1)(2)	54	Director Nominee
Steven Paladino(4)	61	Director Nominee
Ravi Sachdev(2)(4)	42	Director Nominee
David E. Shaw	67	Director Nominee and Chairman
Benjamin Wolin(2)(4)	43	Director Nominee

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Governance Committee
(4)	Member of our Strategy Committee

Listed below is the biographical information for each person who is expected to be a member of the Covetrus Board except for Benjamin Shaw, whose biography is set forth under “—Executive Officers of Covetrus.”

Betsy Atkins is expected to be appointed to the Covetrus Board in connection with the Transactions. Prior to such appointment, Ms. Atkins served from November 2016 as a member of the Vets First Choice Board. Ms. Atkins has served as Chief Executive Officer of Baja LLC, a venture capital firm, since 1994. Ms. Atkins served as Chairman and Chief Executive Officer of Clear Standards, Inc., a software company, from 2009 until its sale to SAP AG in 2010. She previously served as Chairman and Chief Executive Officer of NCI, Inc., a food manufacturing company, from 1991 through its sale in 1993. Ms. Atkins co-founded Ascend Communications, a manufacturer of communications equipment, in 1989, where she was also a member of the board of directors until its acquisition by Lucent Technologies in 1999. Ms. Atkins serves on the board of directors of Schneider Electric SE, SL Green Realty Corp., Volvo Car Group and Volvo Car AB, and Wynn Resorts. Ms. Atkins previously served on the boards of directors of Darden Restaurants, Inc., from 2014 to 2015, HD Supply Holdings, Inc., an industrial distributor, from 2013 to 2018, Wix.com Ltd., from 2013 to 2014, Chico’s FAS, Inc., from 2004 to 2013 and SunPower Corporation, from 2005 to 2012. Ms. Atkins holds a B.A. from the University of Massachusetts, Amherst. Ms. Atkins’ depth of executive leadership experience and global business perspective from her service on other public company boards led to the conclusion that she should serve as a member of the Covetrus Board.

Deborah G. Ellinger is expected to be appointed to the Covetrus Board in connection with the Transactions. Ms. Ellinger is currently a Senior Advisor for The Boston Consulting Group (“BCG”), a consulting firm, Lead Independent Director of iRobot Corp, a technology company, and is the former CEO or President of four private-equity backed firms. She has been a Senior Advisor to BCG since June 2018, working primarily with their private equity team, and has served on the iRobot board since 2011, where she is also Chair of the nominating and governance committee and has sat on several other board committees. Her leadership roles include: President and Chief Executive Officer of Ideal Image, an aesthetic treatment company, from 2016 to 2018; Chairman and Chief Executive Officer of The Princeton Review, a test preparation company, from 2012 to 2014; President of Restoration Hardware from 2008 to 2009, and President and Chief Executive Officer of Wellness Pet Food from 2004 to 2008. Previously, she served as an Executive Vice President at CVS Pharmacy, a Senior Vice President at Staples, Inc., and was a partner at The Boston Consulting Group; she began her career with Mellon Financial

Corporation. Ms. Ellinger has extensive additional board experience: from 2015 to 2017, she served as a director of Interpublic Group of Companies, sitting on the audit committee, compensation committee and finance committees at different times. She was also a member of the board of directors of National Life Group from 2007 to 2014 and served on its executive committee, audit committee and was Chair of its nominating and governance committee. She served on the board of Sealy, Inc. from 2010 to 2013, where she was a member of the compensation and audit committees. She has also sat on the boards of several private companies since 2004. Ms. Ellinger’s assignments have taken her all over the world; she has lived and worked in Europe, Asia and the United States. She holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge, England. Ms. Ellinger is also a qualified as a Barrister-at- Law in London, as a member of the Inner Temple. Ms. Ellinger’s extensive experience in international consumer-oriented businesses, including in the animal health and pharmacy markets, her experience with oversight of business strategy and her global business perspective led to the conclusion that she should serve as a member of the Covetrus Board.

Sandra L. Helton is expected to be appointed to the Covetrus Board in connection with the Transactions. Ms. Helton was Executive Vice President and Chief Financial Officer of Telephone and Data Systems, Inc. (“TDS”), a telecommunications organization that includes United States Cellular Corporation, from 1998 through 2006. In her role, Ms. Helton had responsibility for finance, information technology and other corporate functions. She also served on the boards of directors of both TDS and US Cellular Corporation. Prior to joining TDS, Ms. Helton spent over 20 years with Corning Incorporated, a technology company, where she held engineering, strategy and finance positions, including Senior Vice President and Treasurer from 1991 through 1997. She also served as Vice President and Corporate Controller of Compaq Computer Corporation from 1997 through 1998. Since 2001, Ms. Helton has served on the board of directors of Principal Financial Group, Inc., and is currently Chair of its audit committee and a member of its executive committee and finance committee. Since February 2018, she has been a director of OptiNose, Inc., and is Chair of its audit committee. Ms. Helton previously served as a director of Lexmark International, Inc., including as a member of its audit committee. Ms. Helton also previously served as a member of the board of directors of Covance, Inc. and as Chair of its audit and finance committee and a member of its nominating and governance committee. Ms. Helton is currently a trustee of two non-profit organizations, Northwestern Memorial Foundation (serving on its executive committee) and Chicago Architectural Foundation (serving as past Chair of its finance committee, Chair of its governance committee and member of its executive committee). Ms. Helton received a B. S. in mathematics from the University of Kentucky and a S.M. from Massachusetts Institute of Technology’s Sloan School with double majors in Finance and Planning & Control. Ms. Helton’s global executive experience in corporate strategy, finance, accounting and control, treasury, investments, information technology and other corporate administrative functions, as well as her extensive corporate governance experience, led to the conclusion that she should serve as a member of the Covetrus Board.

Philip A. Laskawy is expected to be appointed to the Covetrus Board in connection with the Transactions and is expected to serve as Lead Independent Director. Mr. Laskawy joined the accounting firm of EY LLP (“EY”, formerly known as Ernst & Young LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at EY, including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy is currently a director of Henry Schein, having served on the board since 2002 and as the Lead Independent Director since 2012. He is currently the Chair of Henry Schein’s nominating and governance committee and is a member of its audit committee. Since 2002, Mr. Laskawy has served as a member of the board of directors of Loews Corporation and as a member of its audit committee. Additionally, since 2008, he has served as a member of the board of directors of Lazard Ltd. and is Chair of its audit committee and a member of its compensation committee. Mr. Laskawy previously served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. In 2006 and 2007, he served as Chairman and Vice Chairman of the International Accounting Standards Committee Foundation, which was created by the Securities and Exchange Commission and sets accounting standards in more than 100 countries, and he served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. During the past five years, Mr. Laskawy served on the Board of Directors of General Motors Corporation and was the Non-Executive Chairman

of Federal National Mortgage Association (Fannie Mae). Mr. Laskawy received a B.A. in Economics from Wharton School of the University of Pennsylvania. As a Certified Public Accountant with over 50 years of experience, Mr. Laskawy’s exceptional skills in corporate finance and accounting, corporate governance, compliance, disclosure and international business conduct led to the conclusion that he should serve as a member of the Covetrus Board.

Mark J. Manoff is expected to be appointed to the Covetrus Board in connection with the Transactions. Mr. Manoff was a partner of EY from 1990 until his retirement as Americas Vice Chair in 2017. During his time with EY, Mr. Manoff held various positions including New York Office Managing Partner and Northeast Region Managing Partner. He also founded and led the EY Center for Board Matters. Mr. Manoff is a member of the board of directors of The First Tee of Metropolitan New York, a youth development organization. In addition, Mr. Manoff was a member of the board of directors for Roundabout Theatre in New York City for approximately 10 years (through May 2018) and was chair of its audit committee during that period. Mr. Manoff serves on the Advisory Board (previously serving as Chair) at the University of Maryland’s Robert H. Smith School of Business, where he received his B.S. in Accounting. Mr. Manoff’s extensive experience in accounting and corporate governance led to the conclusion that he should serve as a member of the Covetrus Board.

Edward M. (Ted) McNamara is expected to be appointed to the Covetrus Board in connection with the Transactions. Prior to such appointment, Mr. McNamara served from June 2011 as a member of the Vets First Choice Board. He is the President of TeamLaunch, LLC, a venture-building company, which he cofounded in 2013. He is the Chief Financial Officer and director of RCW Inc. (dba M.Gemi), a luxury product company founded by TeamLaunch, LLC. Other TeamLaunch private portfolio companies where Mr. McNamara serves or has served as Secretary, Treasurer or director include Launch Kids, Inc. from December 2015 to December 2017; Follain Launch, Inc. from May 2016 to present; and Seed Leaf, LLC from December 2016 to present. Prior to founding TeamLaunch, Mr. McNamara served as an executive in residence at General Catalyst Partners from 2011 to 2013 and focused on consumer growth opportunities. Prior to that, he served as the Chief Financial Officer of Retail Convergence Inc. (dba Rue La La), a private-sale business and its predecessor Smartbargains Inc., from 2005 to 2011. Mr. McNamara served in a number of executive roles, including Chief Financial Officer, Chief Operating Officer, President and Interim Chief Executive Officer, at two operating businesses of Cendant Corporation from 1996 to 2004, including Wright Express, Inc. and Cendant’s Travel Distribution Division. Mr. McNamara was Chairman of the Board of Wright Express Financial Services, Inc, a banking company, from 1999 to 2001. Mr. McNamara served in a number of accounting, finance and administrative positions for Abex Inc., an aerospace manufacturing company, and its related company Fisher Scientific Corp., a biotechnology company, from 1993 to 1996. Mr. McNamara started his career with PriceWaterhouse, an accounting firm, from 1986 to 1993, in the audit and advisory group focused on public company audits and mergers and acquisitions, leaving as a manager in the audit practice. Mr. McNamara has also served as a member of the board of directors of, and a formal advisor to, Counter Brands, LLC (dba Beauty Counter), a cosmetics company, since 2014. Mr. McNamara holds a B.S. from Providence College. Mr. McNamara’s significant finance and management experience in high growth businesses as well as his deep current knowledge of Internet and digital based commerce across multiple industries led to the conclusion that he should serve as a member of the Covetrus Board.

Steven Paladino is expected to be appointed to the Covetrus Board in connection with the Transactions. Mr. Paladino currently serves as Spinco’s President, Treasurer and Chief Financial Officer and is a member of the Spinco Board. Mr. Paladino has been Henry Schein’s Executive Vice President and Chief Financial Officer since 2000 and has served as a member of the Henry Schein Board since 1992. He started his career with Henry Schein in 1987. He is also a member of Henry Schein’s Executive Management Committee. Prior to holding his current position, from 1993 to 2000, Mr. Paladino served as Senior Vice President and Chief Financial Officer, from 1990 to 1992, as Vice President and Treasurer and, from 1987 to 1990, as Corporate Controller. Before joining Henry Schein, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO USA, LLP. Mr. Paladino also served as a Nasdaq Listing and Hearing Review Council member. Mr. Paladino currently serves on the board of directors of MSC Industrial

Direct Co., Inc., and is a member of its audit committee and compensation committee. He holds a B.A. from Bernard M. Baruch College. Mr. Paladino’s extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry led to the conclusion that he should serve as a member of the Covetrus Board.

Ravi Sachdev is expected to be appointed to the Covetrus Board in connection with the Transactions. Prior to such appointment, Mr. Sachdev served from July 2015 as a member of the Vets First Choice Board. As a Partner of the private equity firm CD&R since June 2015, Mr. Sachdev focuses on the healthcare sector. From November 2010 to May 2015, Mr. Sachdev was a Managing Director and Co-Head of Healthcare Services at J.P. Morgan Chase & Co., a financial services company. Prior to November 2010, Mr. Sachdev held the positions of Managing Director at Deutsche Bank Securities, Inc., an investment banking firm, from January 2009 until November 2010 and Director at Deutsche Bank AG from January 2007 until January 2009. Prior to joining Deutsche Bank AG in 2006 as a Vice President, Mr. Sachdev served as a Vice President at Peter J. Solomon Company, an investment banking firm, specializing in mergers and acquisitions in the healthcare sector, from 1998 to 2006. Mr. Sachdev serves on the Board of Directors of Healogics, Inc., Agilon Health, Inc., and naviHealth, Inc., a private technology enabled health services company. Mr. Sachdev holds a B.A. from the University of Michigan. Mr. Sachdev possesses knowledge of finance and the financial analytics used to measure business performance. Mr. Sachdev’s 20 years of professional experience in investment banking and private equity, thorough understanding of the financial issues affecting public companies, insights into business valuation and practical orientation with respect to acquisitions and integrations led to the conclusion that he should serve as a member of the Covetrus Board.

David E. Shaw is expected to be appointed to the Covetrus Board in connection with the Transactions and is expected to serve as the Chairman of the Covetrus Board. Mr. Shaw was the co-founder of Vets First Choice and served as chair of Vets First Choice Board from May 2010 until such appointment. Mr. Shaw is currently Managing Partner of Black Point Group, a private investment partnership. He founded and has led Black Point Group since January 2003. Mr. Shaw also founded IDEXX Laboratories, Inc. (“IDEXX”), a developer of products and services for the companion animal and veterinary industry. He served as Chief Executive Officer and board chair of IDEXX from 1984 to 2002. He has served on the board of directors of Itaconix PLC, a private company that creates functional polymers, from 2011 to present, and Modern Meadow, Inc., a private company that manufactures an environmentally friendly leather alternative, from 2014 to present. Mr. Shaw previously served on the board of directors of Ironwood Pharmaceuticals, Inc., a pharmaceutical company, from 2004 to 2014. Additionally, Mr. Shaw has served on the faculty of Harvard’s John F. Kennedy School of Government as well as on the non-profit boards of The Jackson Laboratory, the American Association for the Advancement of Science (AAAS), the National Park Foundation, and the Aspen Institute’s Aspen High Seas Initiative. He began his career as a strategy consultant to consumer product, food, and agribusiness companies. Mr. Shaw earned his B.A. from the University of New Hampshire and MBA from the University of Southern Maine. He has been awarded honorary degrees by Colby College, Bates College, Maine College of Art, and the University of Southern Maine. As co-founder of Vets First Choice and a leader in the animal health industry, Mr. Shaw has significant knowledge of the business and market, and brings deep insight into organizational and strategic issues faced by Covetrus. It is for these reasons that it was determined he should serve as chair of the Covetrus Board.

Benjamin Wolin is expected to be appointed to the Covetrus Board in connection with the Transactions. Mr. Wolin currently serves as an advisor to 3L Capital LLC, a growth-stage private equity firm. Prior to his experience as an advisor, Mr. Wolin served as the Chief Executive Officer and Co-founder of Everyday Health, Inc., a communications and marketing platform for consumers, doctors and healthcare companies, and a member of its board of directors from 2002 to 2016. Mr. Wolin founded Everyday Health and served as its Chief Executive Officer from inception, through its initial public offering and sale in 2016. Mr. Wolin currently serves on the board of directors of Diplomat Pharmacy, Inc. and as Lead Independent Director of the board and a member of the audit committee and Chair of the nominating and corporate governance committee. Mr. Wolin also currently serves as Chairman of the board of Rockwell Medical, Inc., and as a member of the audit committee and nominating and governance committee. Mr. Wolin also currently serves as a member of the board of directors of Dance Biopharm, Frontline Medical Communications and SourceMedia, LLC. Mr. Wolin received his BA in History from Bowdoin College. Mr. Wolin’s extensive experience with digital healthcare, pharmacy, technology, and public company board governance and his financial and operating expertise led to the conclusion that he should serve as a member of the Covetrus Board.

Executive Officers of Covetrus

The following table sets forth the names, ages as of January 15, 2019 and positions of the individuals we expect will be our executive officers following the completion of the Transactions. Each executive officer will be employed by us pursuant to an employment agreement to be entered into in connection with the Transactions. We refer to each of these persons as our executive officers.

Name	Age	Position(s)
Benjamin Shaw	40	President, Chief Executive Officer and Director Nominee
Christine T. Komola	51	Executive Vice President and Chief Financial Officer
Erin Powers Brennan	47	Senior Vice President, General Counsel and Secretary
Russell Cooke	53	Senior Vice President and Operational Chief Financial Officer
Francis Dirksmeier	57	Senior Vice President and President, North America
David Christopher Dollar	53	Senior Vice President and President, Software and Services
Michael Ellis	59	Senior Vice President and President, Europe
David Hinton	58	Senior Vice President and President, APAC and Emerging Markets
Timothy Ludlow	53	Senior Vice President and Chief Transformation Officer
Anthony Providenti	51	Senior Vice President, Corporate Development
Georgina Wraight	44	Senior Vice President and President, Vets First Choice
James Young	60	Senior Vice President and Chief Human Resources Officer

Benjamin Shaw is expected to be appointed our President and Chief Executive Officer and a director in connection with the Transactions. From May 2010 until such appointment, Mr. Shaw was the Chief Executive Officer and Co-Founder and until August 2018, president of Vets First Choice. Previously, Mr. Shaw co-founded Black Point Group and served as Partner from 2003 to 2017. Mr. Shaw holds a B.A. in Biology, Political Science and Environmental Studies from Bates College.

Christine T. Komola is expected to be appointed our Executive Vice President and Chief Financial Officer in connection with the Transactions. From October 2018 until such appointment, Ms. Komola served as Executive Vice President and Chief Financial Officer of Vets First Choice. Prior to joining Vets First Choice, Ms. Komola served as Chief Financial Officer of Staples, Inc., an office supply company, which she first joined in 1997. Ms. Komola holds a B.S. in Business Administration, Accounting from Miami University.

Erin Powers Brennan is expected to be appointed our Senior Vice President, General Counsel and Secretary in connection with the Transactions. From April 2018 until such appointment, Ms. Brennan served as general counsel of Vets First Choice. Prior to joining Vets First Choice, Ms. Brennan was a partner at Morgan, Lewis & Bockius LLP, a law firm, where she worked from September 2013 to April 2018. Ms. Brennan holds a J.D. from Boston College Law School, an M.A. in Law and Diplomacy from the Tufts University Fletcher School of Law and Diplomacy and a B.A. in Government and Latin American Studies from Scrips College.

Russell Cooke is expected to be appointed our Senior Vice President and Operational Chief Financial Officer in connection with the Transactions. From July 2016 until such appointment, Mr. Cooke served as Vice President and CFO Global Animal Health for Henry Schein. He also previously served as CFO US Animal Health from 2014 to 2016, CFO European Animal Health from 2012 to 2014, and CFO UK Animal Health from 2010 to 2012. Mr. Cooke is a member of the Chartered Institute of Management Accountants and holds a B.A. (Hons) in Accounting and Finance.

Francis Dirksmeier is expected to be appointed our Senior Vice President and President, North America in connection with the Transactions. From January 2015 until such appointment, Mr. Dirksmeier was President, Henry Schein Animal Health at Henry Schein. From 2008 until January 2015, Mr. Dirksmeier worked at General Electric, a multinational conglomerate, serving as General Manager and GM Global Asset Management and Hospital Operations Management. Mr. Dirksmeier holds a B.A. in Business Management from Assumption College.

David Christopher Dollar is expected to be appointed our Senior Vice President and President, Software and Services, in connection with the Transactions. From September 2015 until such appointment, Mr. Dollar served as President, Global Animal Health Practice Solutions at Henry Schein. From October 2014 to August 2015, Mr. Dollar was Chief Operating Officer at HealthMEDX, a software company, and from November 2011 through September 2014, Mr. Dollar served as President, Global Animal Health Practice Solutions at Henry Schein. Mr. Dollar holds a B.S. in Communications and Media Studies from Missouri State University.

Michael Ellis is expected to be appointed our Senior Vice President and President, Europe in connection with the Transactions. Prior to such appointment, Mr. Ellis served as Chief Financial Officer – Europe, General Manager and Vice President – Europe, and President – Europe of Henry Schein Animal Health at Henry Schein since April 2009. Mr. Ellis is a qualified Fellow Chartered Management Accountant, FCMA, and has a diploma in Business Studies from Sheffield University.

David Hinton is expected to be appointed our Senior Vice President and President APAC and Emerging Markets in connection with the Transactions. From April 2016 until such appointment, Mr. Hinton served as Vice President & Managing Director – ANZ, and from January 2011 to April 2016 as Vice President & Managing Director – UK, Ireland and France of Henry Schein Animal Health. Mr. Hinton holds a Post Graduate Diploma in Management Studies, and a Diploma in Marketing from the University of the West of England.

Timothy Ludlow is expected to be appointed our Senior Vice President and Chief Transformation Officer in connection with the Transactions. Prior to such appointment, Mr. Ludlow served from August 2018 as Chief Integration and Transformation Officer and, from March 2015 to August 2018, as Chief Financial Officer of Vets First Choice. From October 2012 to March 2015, Mr. Ludlow served as Chief Financial Officer of Pine State Trading Company, a beverage distribution company, and from April 2008 until September 2012, Mr. Ludlow served as Senior Vice President and Treasurer of C&S Wholesale Grocers. Mr. Ludlow is a qualified UK accountant, FCCA.

Anthony Providenti is expected to be appointed our Senior Vice President, Corporate Development in connection with the Transactions. Prior to such appointment, Mr. Providenti has served in a number of positions at Henry Schein since 2003, including Vice President, Corporate Business Development Group, and Vice President, Strategy and Development, Global Animal Health Group. Mr. Providenti holds a J.D. from Fordham University School of Law and a B.S. in Accounting from Lehigh University.

Georgina Wraight is expected to be appointed our Senior Vice President and President, Vets First Choice, in connection with the Transactions. Prior to such appointment, Ms. Wraight served from August 2018 as President, and from January 2018 to August 2018, as Chief Operating Officer of Vets First Choice, and from November 2015 until August 2017, she served as Chief Operating Officer of the Rockport Company, a shoe manufacturer. From September 2012 to November 2015, Ms. Wraight served as Group Chief Financial Officer and then as Chief Operating Officer of Highline United & Modern Shoe Company. Ms. Wraight is a qualified Fellow Chartered Management Accountant, FCMA.

James Young is expected to be appointed our Senior Vice President and Chief Human Resources Officer in connection with the Transactions. From November 2018 until such appointment, Mr. Young served as Senior Vice President and Chief Human Resources Officer of Vets First Choice. Prior to joining Vets First Choice, Mr. Young served as Chief Human Resources Officer at Aptuit, LLC from April 2013 to August 2017. From May

2010 to February 2013, he served as co-founder and Chief Operating Officer of Ruckus Media Group. Mr. Young holds a B.A. in Philosophy and Political Science from Fairleigh Dickinson University.

Covetrus Board Composition and Director Independence

For the first three years following the Merger, until the 2022 annual meeting of stockholders, the Covetrus Board will be divided into three classes, serving staggered terms of one, two and three years, respectively. The first class of directors will include two directors designated by Henry Schein and two directors designated by Vets First Choice whose terms will expire at the 2020 annual meeting of stockholders. The second class of directors will include two directors designated by Henry Schein and one director designated by Vets First Choice whose terms will expire at the 2021 annual meeting of stockholders. The third class of directors will include two directors designated by Henry Schein and two directors designated by Vets First Choice whose terms will expire at the 2022 annual meeting of stockholders. Following the 2022 annual meeting of stockholders, each director will be elected annually and will hold office for a one-year term until the next annual meeting of stockholders.

The Covetrus Board will include at least seven independent directors as determined in accordance with the criteria for independence required by Nasdaq. Henry Schein will designate at least four independent directors and Vets First Choice will designate at least three independent directors. Henry Schein will designate the lead independent director. After the Effective Time, the number of directors may be determined from time to time by resolution of the Covetrus Board adopted by the affirmative vote of two-thirds of the entire Covetrus Board in accordance with the Covetrus amended and restated by-laws, whether or not there exist any vacancies.

Any vacancies or newly created directorships will be filled in accordance with the Covetrus amended and restated by-laws. Each director will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

The individuals designated as Chairman and lead independent director of the Covetrus Board at the Effective Time will serve in such positions until the 2022 annual meeting of stockholders and, until such time, may only be removed, and his or her successor may only be elected, by the affirmative vote of two-thirds of the entire Covetrus Board. Following the 2022 annual meeting of stockholders, the Chairman and lead independent director will be elected annually by a majority of the entire Covetrus Board.

Committees of the Covetrus Board

Following the consummation of the Transactions, the Covetrus Board will have the following committees: an Audit Committee; a Compensation Committee; a Nominating and Governance Committee; and a Strategy Committee. Members will serve on these committees until their resignation or until otherwise determined by the Covetrus Board.

Audit Committee

Our Audit Committee will provide oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee will be responsible for the following: sole responsibility for oversight of the independent auditors’ qualifications, independence and performance; the engagement, retention and compensation of the independent auditors; reviewing the scope of the annual audit; reviewing and discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviewing our risk assessment and risk management processes; establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and approving audit and permissible non-audit services provided by our independent auditor.

In connection with the Transactions, the following people are expected to be appointed to our Audit Committee: Sandra Helton, who is expected to be the chair of the committee; Mark Manoff; and Edward McNamara. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that each of the persons who are expected to be appointed to our Audit Committee is an “audit committee financial expert,” as defined under the rules of the SEC and, as such, each satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq.

Compensation Committee

Our Compensation Committee will adopt and administer the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee will evaluate annually, in consultation with the board of directors, the performance of our chief executive officer, review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other executives and evaluate the performance of these executives in light of those goals and objectives. Our Compensation Committee will also adopt and administer our equity compensation plans.

In connection with the Transactions, the following people are expected to be appointed to our Compensation Committee: Betsy Atkins, who is expected to be the chair of the committee; Deborah Ellinger; Edward McNamara; Ravi Sachdev; and Benjamin Wolin. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and Nasdaq.

Nominating and Governance Committee

Our Nominating and Governance Committee will be responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, the identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. In addition, our Nominating and Governance Committee will oversee our corporate governance guidelines, approve our committee charters, contribute to succession planning and periodically review our organizational documents.

In connection with the Transactions, the following people are expected to be appointed to our Nominating and Governance committee: Philip Laskaway, who is expected to be the chair of the committee; Deborah Ellinger; Sandra Helton; and Betsy Atkins. All of the members of our governance and nominating committee are independent under the applicable rules and regulations of Nasdaq.

Strategy Committee

Our Strategy Committee will be an advisory committee responsible for, among other things, reviewing and implementing our management’s strategic business development plan initiatives, responding to emerging issues related to business development, monitoring the strategic and financial outcomes of business development initiatives, and evaluating post-transaction audits to track performance.

In connection with the Transactions, the following people are expected to be appointed to our Strategy Committee: Ravi Sachdev, who is expected to be the chair of the committee; Mark Manoff; Steven Paladino; Benjamin Shaw; and Benjamin Wolin.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

In connection with the Transactions, we intend to adopt a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors that applies to our executive officers, including the principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, directors, employees and others acting on our behalf. A copy of the Code of Business Conduct and Ethics for Employees, Executive Officers and Directors will be made available on our website. We will promptly disclose any substantive changes to or waiver of, together with reasons for any waiver of, this code granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, and our directors by posting such information on our website.

COMPENSATION OF DIRECTORS

We have not yet paid any compensation to the individuals who will become our directors.

It is currently expected that the non-management members of our Board will be paid annual directors’ fees in the amount of $285,000, consisting of $60,000 in cash and $225,000 in equity or other equity-linked compensation. In 2019, each of the non-management chair of our Board and the lead independent director will receive additional fees in the amount of $200,000 in cash. We currently expect additional annual cash stipends to be as follows: (i) $90,000 for the non-management chair of our Board; (ii) $60,000 for the lead independent director; (iii) $30,000 for the Audit Committee chair; (iv) $25,000 for the Compensation Committee chair; (v) $15,000 for the Nominating and Governance Committee chair; (vi) $15,000 for the Strategy Committee chair; (vii) $15,000 for each member of the Audit Committee (other than the chair); (viii) $12,500 for each member of the Compensation Committee (other than the chair); (ix) $7,500 for each member of the Nominating and Governance Committee (other than the chair); and (x) $7,500 for each member of the Strategy Committee (other than the chair). The stipend amounts and form of equity awards are subject to the determination of our Board in establishing and approving the final director compensation policy.

EXECUTIVE COMPENSATION

We have not yet paid any compensation to the individuals who will become our named executive officers, and we have not yet made any determinations with respect to the compensation of such named executive officers following the Transactions, other than as expressly described herein. The historical compensation paid by the Henry Schein Animal Health Business and Vets First Choice to persons who will become our named executive officers upon the completion of the Transactions is not indicative of the compensation of those executives following the completion of the Transactions. Accordingly, we have not included information regarding compensation and other benefits paid to those executives by the Henry Schein Animal Health Business or Vets First Choice, as the case may be, during 2017 or prior years.

In connection with the Transactions, the compensation committee of the Henry Schein Board retained Willis Towers Watson plc (“WTW”) and the compensation committee of the Vets First Choice Board retained PricewaterhouseCoopers LLP (“PWC”) and Radford, a business unit of Aon plc (“Radford”), to provide market intelligence and analysis relating to named executive officer compensation. PWC also provided market intelligence and analysis with respect to our executive compensation program. After considering the intelligence and analysis provided by WTW, PWC and Radford, the Henry Schein Animal Health Business and Vets First Choice evaluated and determined the appropriate process for establishing named executive officer compensation, the appropriate design of our executive compensation program, and the initial compensation and severance arrangements of our Chief Executive Officer and our other named executive officers, each of which is contingent upon the completion of the Transactions, and each of which is described below.

Upon completion of the Transactions, our Board will have a Compensation Committee. In connection with the completion of the Transactions, the Compensation Committee will commence to oversee the compensation of our Chief Executive Officer and our other named executive officers. With respect to base salaries, annual incentive compensation and any long-term incentive awards, we expect that the Compensation Committee will develop programs reflecting appropriate measures, goals, targets and business objectives based on our competitive marketplace and our need to create appropriate incentive and retention arrangements. The Compensation Committee will continue to analyze our executive compensation program and the appropriate compensation and benefits, if any, that we will make available to our named executive officers. If determined to be necessary or appropriate by the Compensation Committee, the Compensation Committee will retain a compensation consultant to provide advice and support to the committee in the design and implementation of our executive compensation program.

The discussion below may contain forward-looking statements about executive compensation and benefits that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Transactions may differ materially from the currently planned programs summarized in this discussion.

Compensation Philosophy

Our expected compensation philosophy is described below. Following the consummation of the Transactions, our Compensation Committee will review and consider this philosophy and may make adjustments as it determines are necessary or appropriate. Our current compensation philosophy aims to achieve the following:

•	retain key leadership and talent;

•	align executives with investors and our long-term vision and growth strategy;

•	ensure line-of-sight to our key performance measures and results;

•	promote internal equity across grades, departments and geographies in a transparent and sustainable manner; and

•	focus on challenging performance goals to creatively drive solutions and develop tools to support significant growth.

Primary Elements of Expected Compensation from Covetrus

We expect that our executive compensation program will consist of the following key elements:

Base Salary. Base salary is the fixed element of a named executive officer’s annual cash compensation and is intended to attract and retain highly qualified executives and to compensate for expected day-to-day performance. Each of our named executive officers will be paid a base salary. The base salaries set forth in the employment agreements that will be entered into by our named executive officers, contingent upon the Closing and described more fully below, are based on the intelligence and analysis provided by PWC and Radford with input from Henry Schein. Factors that we expect our Compensation Committee to consider in making determinations about the base salaries for our named executive officers following the completion of the Transactions include the named executive officer’s position, responsibilities associated with that position, length of service, experience, expertise, knowledge and qualifications, market factors, the industry in which we operate and compete, recruitment and retention factors, the named executive officer’s individual compensation history, salary levels of the other members of our executive team and similarly situated executives at comparable companies, and our overall compensation philosophy.

Annual Non-Equity Incentive Compensation. Our named executive officers are also expected to be eligible for annual bonus compensation, which is intended to motivate the named executive officers to achieve short-term company performance goals, to align named executive officers’ interests with those of our stockholders and to reward the named executive officers for individual achievements. Following the completion of the Transactions, we expect that our Compensation Committee will adopt an annual incentive plan and annual bonus framework for our named executive officers as described more fully below. See “—Annual Incentive Plan” below. The respective employment arrangements of our named executive officers, which are contingent upon the Closing and described in more detail below, provide for a specified target annual bonus opportunity following the consummation of the Transactions.

Long-Term Equity-Based Awards. We anticipate that following the consummation of the Transactions, our named executive officers will be eligible to participate in our long-term equity incentive compensation programs, which will be designed to motivate named executive officers to achieve long-term performance goals and to ensure goal alignment with our stockholders. The amount and timing of any long-term equity-based incentive compensation to be paid or awarded to our named executive officers following the consummation of the Transactions will be determined by our Compensation Committee. The respective employment agreements of our named executive officers, which are contingent upon the Closing and described in more detail below, provide for annual long-term incentive opportunities, which were developed based on the intelligence and analysis provided by PWC and Radford with input from Henry Schein. In 2019, 50% of each equity grant to a named executive officer will be in the form of performance-based stock options, and the remaining 50% of such grant will be in the form of full value awards (which may be in the form of restricted stock or restricted stock units). Any equity incentive awards granted, paid or awarded to our named executive officers following the consummation of the Transactions will generally be granted pursuant to a new equity incentive plan, the expected terms of which are described below under “—2019 Plan.”

Employment Agreements

We expect to enter into employment agreements with each of our named executive officers effective as of the Closing.

Certain expected key terms applicable to each of the employment agreements are described below.

The employment agreements with each of our named executive officers will entitle the executive to an annual base salary and annual target bonus opportunity, which for 2019 will equal a percentage of the executive’s annual base salary. The employment agreements provide that each named executive officer is eligible to participate in our long-term incentive equity compensation program. In 2019, 50% of each equity grant under the long-term incentive equity compensation program to a named executive officer will be in the form of performance-based stock options, and the remaining 50% of such grant will be in the form of full value awards (which may be in the form of restricted stock or restricted stock units). Each employment agreement will have an initial three-year term and will automatically renew for a one-year period on each anniversary thereafter unless notice of non-renewal is given 60 days (90 days for our Chief Executive Officer) prior to the expiration of the renewal date or it is otherwise terminated pursuant to its terms.

In the event a named executive officer is terminated by us without cause or resigns for good reason, subject to the applicable executive’s timely execution and nonrevocation of a release of claims in our favor, the executive will be entitled to receive continued base salary for a certain number of months, a pro-rated annual bonus amount based on the executive’s target bonus opportunity and continued medical, dental and vision coverage pursuant to COBRA at the active employee rate, if elected, up to a certain number of months. If the executive’s termination occurs during the period commencing on the date that is two months prior to (or the earlier date of execution of a definitive agreement with respect to a change of control) and ending 12 months following a change in control (a “Change in Control Termination”), subject to the executive’s timely execution and nonrevocation of a release of claims in our favor, the executive is entitled to receive the following in lieu of the severance benefits described in the previous sentence: (i) a multiple of the executive’s base salary plus target bonus opportunity, paid in regular payroll installments over a certain period following the executive’s employment termination date; (ii) up to a certain number of months of continued medical, dental and vision coverage pursuant to COBRA at the active employee rate, if elected; and (iii) accelerated vesting of the executive’s time-based equity awards and pro-rated vesting of awards subject to performance-based vesting conditions at the greater of (x) target-level performance and (y) actual performance, in each case through the later of the executive’s termination date or the date of the change in control.

Subject to the key terms described above, terms of the employment agreement with each named executive officer are as follows:

Benjamin Shaw

Mr. Shaw’s employment agreement governs the terms and conditions of his anticipated employment as the Chief Executive Officer of the Combined Company following the closing of the Merger. Mr. Shaw’s employment agreement entitles Mr. Shaw to an annual base salary of $835,000 and an annual target bonus opportunity, which for 2019 equals 100% of Mr. Shaw’s annual base salary. Under the terms of his employment agreement, Mr. Shaw is eligible to participate in the Company’s long-term incentive equity plan. The value of Mr. Shaw’s initial grant under the long-term incentive equity plan will be equal to $3,500,000, of which fifty percent (50%) will be in the form of performance-based stock options, and the remaining fifty percent (50%) will be in the form of full value awards. If Mr. Shaw is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), he is entitled to receive continued base salary for twenty-four months, a pro-rated annual bonus, and continued COBRA coverage for eighteen months. If Mr. Shaw experiences a Change in Control Termination, he is entitled to receive two times his base salary plus target bonus opportunity, COBRA coverage for eighteen months, and the equity acceleration described above.

Mr. Shaw received a $927,671 transaction bonus on Friday, December 28, 2018 and used a portion of such bonus to repay in full the promissory note between Mr. Shaw and Vets First Choice. See “Certain Relationships and Related-Party Transactions—Promissory Note with Benjamin Shaw” for details of the promissory note with Mr. Shaw.

Christine Komola

Ms. Komola’s employment agreement governs the terms and conditions of her anticipated employment as Executive Vice President and Chief Financial Officer of the Combined Company following the closing of the

Merger. Ms. Komola’s employment agreement entitles her to an annual base salary of $650,000 and an annual target bonus opportunity, which for 2019 equals 75% of Ms. Komola’s annual base salary. Ms. Komola’s initial grant under the Company’s long-term incentive equity plan will be equal to $1,500,000. Ms. Komola is also entitled to receive a “new hire” grant under the Company’s long-term incentive equity plan in an amount equal to approximately $1,250,000. Ms. Komola will be entitled to reimbursement of certain relocation expenses, in an amount not to exceed $250,000, together with reimbursement of certain short-term living expenses prior to her relocation. If Ms. Komola is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Ms. Komola is entitled to receive continued base salary for eighteen months, a pro-rated annual bonus, and continued COBRA coverage for eighteen months. If Ms. Komola experiences a Change in Control Termination, she is entitled to receive one and one half times her base salary plus target bonus opportunity, COBRA coverage for eighteen months, and the equity acceleration described above.

Francis Dirksmeier

Mr. Dirksmeier’s employment agreement governs the terms and conditions of his anticipated employment as Senior Vice President and President, North America, of the Combined Company following the closing of the Merger. Mr. Dirksmeier’s employment agreement entitles him to an annual base salary of $450,000 and an annual target bonus opportunity, which for 2019 equals 60% of Dirksmeier’s annual base salary. Dirksmeier’s initial grant under the Company’s long-term incentive equity plan will be equal to $675,000. If Mr. Dirksmeier is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Dirksmeier is entitled to receive continued base salary for twelve months, a pro-rated annual bonus, and continued COBRA coverage for twelve months. If Mr. Dirksmeier experiences a Change in Control Termination, he is entitled to receive a multiple of one times his base salary plus target bonus opportunity, COBRA coverage for twelve months, and the equity acceleration described above.

David Christopher Dollar

Mr. Dollar’s employment agreement governs the terms and conditions of his anticipated employment as Senior Vice President and President, Software & Insights, of the Combined Company following the closing of the Merger. Mr. Dollar’s employment agreement entitles him to an annual base salary of $400,001 and an annual target bonus opportunity, which for 2019 equals 60% of Mr. Dollar’s annual base salary. Mr. Dollar’s initial grant under the Company’s long-term incentive equity plan will be equal to $600,000. If Mr. Dollar is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Dollar is entitled to receive continued base salary for twelve months, a pro-rated annual bonus, and continued COBRA coverage for twelve months. If Mr. Dollar experiences a Change in Control Termination, he is entitled to receive a multiple of one times his base salary plus target bonus opportunity, COBRA coverage for twelve months, and the equity acceleration described above.

Georgina Wraight

Ms. Wraight’s employment agreement governs the terms and conditions of her anticipated employment as Senior Vice President and President, Vets First Choice, of the Combined Company following the closing of the Merger. Ms. Wraight’s employment agreement entitles her to an annual base salary of $400,001 and an annual target bonus opportunity, which for 2019 equals 60% of Ms. Wraight’s annual base salary. Ms. Wraight’s initial grant under the Company’s long-term incentive equity plan will be equal to $600,000. If Ms. Wraight is terminated by us without cause or resigns for good reason (which includes non-renewal of the employment term by us), Ms. Wraight is entitled to receive continued base salary for twelve months, a pro-rated annual bonus, and continued COBRA coverage for twelve months. If Ms. Wraight experiences a Change in Control Termination, she is entitled to receive a multiple of one times her base salary plus target bonus opportunity, COBRA coverage for twelve months, and the equity acceleration described above.

Terms Applicable to All Employment Agreements with NEOs

The employment agreements described above contain restrictive covenants pursuant to which the named executive officers have agreed to refrain from competing with us or soliciting our employees or customers for a 12-month period following the executive’s termination of employment.

Payments and benefits under the employment agreements are reduced to the maximum amount that does not trigger the excise tax under Code sections 280G and 4999 unless the named executive officer would be better off (on an after-tax basis) if the named executive officer received all payments and benefits and paid all excise and income taxes.

For purposes of the employment agreements:

•

“cause” generally means, subject to certain notice requirements and cure rights, the executive’s: (i) knowing and material dishonesty or fraud committed in connection with the executive’s employment; (ii) theft, misappropriation or embezzlement of our funds; (iii) repeatedly negligently performing or repeatedly negligently failing to perform, or willfully refusing to perform, the executive’s duties to us (other than a failure resulting from the executive’s incapacity due to physical or mental illness); (iv) conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with the executive’s employment) the effect of which is likely to adversely affect us or our affiliates; (v) material breach of any of the provisions or covenants set forth in the employment agreement; or (vi) a material breach of our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors.

•

“good reason” generally means, subject to certain notice requirements and cure rights, (i) material diminution of the executive’s authority, duties or responsibilities; (ii) a relocation of our offices at which the executive is principally employed to a location more than fifty miles from the location of such offices immediately prior to the relocation; (iii) a material diminution in the executive’s base salary; (iv) non-renewal of the employment agreement; or (v) any action or inaction that constitutes a material breach by us of a material provision of the employment agreement.

•	“change in control” has the meaning set forth in our 2019 Omnibus Incentive Compensation Plan.

Annual Incentive Plan

We expect our Compensation Committee to adopt the Covetrus Annual Incentive Plan (the “AIP”), in connection with, and effective as of, the consummation of the Transactions. The AIP will provide pay for performance incentive compensation to our employees, including our named executive officers, rewarding them for their contributions to us with incentive compensation based on attainment of pre-determined corporate and individual performance goals, as applicable.

Our Compensation Committee will designate participants in the AIP for each performance period. Our Compensation Committee may establish corporate performance goals and individual performance goals for our named executive officers under the AIP. The Compensation Committee may subsequently adjust the performance goals to take into account such unanticipated circumstances or significant events as our Compensation Committee determines.

Each named executive officer’s incentive award opportunity is expressed as a target award level, which may be a percentage of annualized base salary or a set dollar amount. The incentive awards may be paid in cash or equity or any other form of consideration as determined by our Compensation Committee. Incentive awards, if any, are expected to be paid as soon as administratively practicable after the end of the performance period. Generally, our named executive officers will need to be actively employed on the date awards are paid to receive an award.

Our Compensation Committee will be responsible for administering the AIP and will have full discretionary authority under the AIP and the authority to take any actions it deems necessary or advisable in carrying out its duties thereunder, including delegating their authority under the AIP.

Stock Plans

To provide stock-based incentives to employees, consultants, advisors and directors to encourage them to promote the success of our business, the Vets First Choice Board previously adopted the Direct Vet Marketing, Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which was amended most recently on February 13, 2018.

In connection with the Transactions, the Spinco Board plans to adopt, and Henry Schein, as the sole stockholder is expected to approve, a 2019 Omnibus Incentive Compensation Plan (the “2019 Plan”) and an Employee Stock Purchase Plan (the “ESPP”). The 2019 Plan and the ESPP will become effective upon the consummation of the Transactions. As of the effective date of the 2019 Plan, we will assume the 2010 Plan. Thereafter, no additional grants will be made under the 2010 Plan. Outstanding grants under our 2010 Plan will continue in effect according to their terms, other than that they will be amended so that all awards outstanding will become awards with respect to our common stock, and the shares underlying outstanding grants under our 2010 Plan will be issued or transferred under the 2010 Plan.

Following the consummation of the Transactions, we expect to grant equity awards under the 2019 Plan from time to time, but we have not yet determined the schedule or amount of such grants.

2010 Plan

The 2010 Plan was approved by the Vets First Choice Board in 2010.

Purpose and Types of Grants. The purpose of the 2010 Plan is to attract and retain employees, non-employee directors and consultants, and advisors. The 2010 Plan provides for the issuance of various equity awards, although there are only stock options currently outstanding. As of December 31, 2018, assuming the Merger has been consummated, options to purchase an aggregate of approximately 4,305,201 shares of our common stock were outstanding under the 2010 Plan. The terms of the 2010 Plan will continue to govern outstanding stock option awards granted thereunder.

Plan Administration. The Vets First Choice Board, or a committee thereof, has the authority to manage and control the administration of the 2010 Plan. In particular, the administrator has the authority to determine the persons to whom the awards are granted, determine the exercise price of each stock option, and determine the number of shares of common stock subject to each award. Following the consummation of the Transactions, the Vets First Choice Board will no longer have such authority and our Compensation Committee will have authority to manage, control and administer the outstanding stock option awards under the 2010 Plan.

Stock Options. The 2010 Plan permits the grant of stock options to purchase shares of common stock that are non-qualified stock options, and stock options intended to qualify as incentive stock options under Section 422 of the Code. The terms of each option under the 2010 Plan, including the exercise price and methods of payment, have been determined by the administrator. Each stock option is exercisable at such times and subject to such terms and conditions as the Vets First Choice Board may specify in the applicable option agreement; provided, however, that no stock option will be granted with a term in excess of ten years. In the event of a reorganization event, the administrator may take actions providing that each stock option will be assumed or substituted, or that such stock option will become exercisable, realizable or deliverable, or that restrictions applicable to the stock option will lapse, all pursuant to the terms of the 2010 Plan. The administrator may at any time provide that any stock option will become immediately exercisable in whole or in part, free of some or all restrictions or conditions.

2019 Plan

Purpose and Types of Grants. The purpose of the 2019 Plan is to attract and retain employees, non-employee directors and consultants, and advisors. The 2019 Plan provides for the issuance of incentive stock options, non-qualified stock options, stock awards, stock units, stock appreciation rights, other stock-based awards and cash awards. The 2019 Plan is intended to provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration. The 2019 Plan will be administered by our Compensation Committee, and the Compensation Committee will determine all of the terms and conditions applicable to grants under the 2019 Plan. Our Compensation Committee will also determine who will receive grants under the 2019 Plan and the number of shares of common stock that will be subject to grants, except that grants to members of our Board must be authorized by a majority of our Board. Our Compensation Committee may delegate authority under the 2019 Plan to one or more subcommittees as it deems appropriate. Subject to compliance with applicable law and Nasdaq requirements, the Compensation Committee (or our Board or a subcommittee, as applicable) may delegate all or part of its authority to our Chief Executive Officer, as it deems appropriate, with respect to grants to employees or key advisors who are not executive officers under Section 16 of the Exchange Act. Our Compensation Committee, our Board, any subcommittee or the Chief Executive Officer, as applicable, that has authority with respect to a specific grant will be referred to as “the committee” in this description of the 2019 Plan.

Shares Subject to the Plan. Subject to adjustment, our 2019 Plan authorizes the issuance or transfer of up to 10% of the number of shares of our common stock outstanding on the effective date of the 2019 Plan. During the term of the 2019 Plan (excluding extensions), the share reserve will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2020, by an amount equal to 4% of the total number of outstanding shares of common stock on the last trading day in December of the immediately prior calendar year or such lesser amount as determined by our Board.

If any shares of our common stock are surrendered in payment of the exercise price of an option or stock appreciation right, the number of shares available for issuance under the 2019 Plan will be reduced only by the net number of shares actually issued upon exercise and not by the total number of shares for which such option or stock appreciation right is exercised. If shares of our common stock are withheld in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant, or the issuance of our common stock, then the number of shares of our common stock available for issuance under the 2019 Plan will be reduced by the net number of shares issued, vested or exercised under such grant. If any grants are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such grants will also be available for future grants. In addition, shares of our common stock issued under grants made pursuant to assumption, substitution or exchange of previously granted awards of a company that we acquire will not reduce the number of shares of our common stock available under the 2019 Plan. Available shares under a stockholder approved plan of an acquired company may be used for grants under the 2019 Plan and will not reduce the share reserve, subject to compliance with the applicable stock exchange rules and the Code.

Individual Limits. Subject to adjustment, the committee may not grant stock options, stock awards, stock units, stock appreciation rights or other stock-based awards to any employee or key advisor that in any year exceed 0.5% of the number of shares of our common stock outstanding on the effective date of the 2019 Plan, in the aggregate. This limit on grants to employees or key advisors shall be increased to two times the otherwise applicable limit with respect to grants that are made on or around the date of hire to a newly hired employee. The maximum aggregate grant date value of shares of common stock granted to any non-employee director in any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, shall not exceed $500,000 in total value.

Adjustments. In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the committee will make adjustments as it deems appropriate in: the maximum number of shares of common stock reserved for issuance as grants; the maximum number and kind of shares that may be granted to any individual in any year; the number and kind of shares covered by outstanding grants; the number and kind of shares that may be issued under the 2019 Plan; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of stock appreciation rights; and the performance goals or other terms and conditions as the committee deems appropriate.

Eligibility and Vesting. All of our employees are eligible to receive grants under the 2019 Plan. In addition, our non-employee directors and key advisors who perform services for us may receive grants under the 2019 Plan. The committee determines the vesting and exercisability terms of awards granted under the 2019 Plan.

Options. Under our 2019 Plan, the committee will determine the exercise price of the options granted and may grant options to purchase shares of our common stock in such amounts as it determines. The committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to our employees. Anyone eligible to participate in the 2019 Plan may receive a grant of non-qualified stock options. The exercise price of a stock option granted under the 2019 Plan cannot be less than the fair market value of a share of our common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted. The aggregate number of shares of common stock that may be issued or transferred under the 2019 Plan pursuant to incentive stock options under Section 422 of the Code may not exceed 10% of the number of shares of common stock outstanding on the effective date of the 2019 Plan.

The exercise price for any option is generally payable in cash. In certain circumstances as permitted by the committee, the exercise price may be paid: by the surrender of shares of our common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of common stock subject to the exercisable option that have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the committee approves.

The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Except as provided in the grant instrument, an option may only be exercised while a participant is employed by or providing service to us. The committee will determine in the grant instrument under what circumstances and during what time periods a participant may exercise an option after termination of employment.

Stock Appreciation Rights. Under the 2019 Plan, the committee may grant stock appreciation rights, which may be granted separately or in tandem with any option. Stock appreciation rights granted with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. Stock appreciation rights granted with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The committee will establish the base amount of the stock appreciation right at the time the stock appreciation right is granted, which will be equal to or greater than the fair market value of a share of our common stock as of the date of grant.

If a stock appreciation right is granted in tandem with an option, the number of stock appreciation rights that are exercisable during a specified period will not exceed the number of shares of our common stock that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related stock appreciation rights will terminate, and upon the exercise of a stock appreciation right, the related option will terminate to the extent of an equal number of shares of our common stock. Generally, stock appreciation rights may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a stock appreciation right, the participant will receive the excess of the fair market value of the underlying common stock over the base amount of the stock appreciation right. The appreciation of a stock appreciation right will be paid in shares of our common stock, cash or both.

The term of a stock appreciation right cannot exceed ten years from the date of grant. In the event that on the last day of the term of a stock appreciation right, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the stock appreciation right will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Stock Awards. Under the 2019 Plan, the committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as the committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a participant will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. Dividends with respect to stock awards that vest based on performance shall vest if and to the extent that the underlying stock award vests, as determined by the committee. All unvested stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

Restricted Stock Units. Under the 2019 Plan, the committee may grant restricted stock units to anyone eligible to participate in the 2019 Plan. Restricted stock units are phantom units that represent shares of our common stock. Restricted stock units become payable on terms and conditions determined by the committee and will be payable in cash, shares of common stock, or a combination thereof, as determined by the committee. All unvested restricted stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

Cash Awards. Under the 2019 Plan, the committee may grant cash awards to our employees who are executives or other key employees. The committee will determine which employees will receive cash awards and the terms and conditions applicable to each cash award, including the criteria for vesting.

Performance Awards. Under the 2019 Plan, the committee may grant performance awards in the form of either performance shares or performance units. The terms and conditions of the performance awards will be determined by the committee, and, unless the committee determines otherwise, the grant, vesting and/or exercisability of performance awards will be conditioned in whole or in part on the achievement in whole or in part of performance goals during a performance period as selected by the committee. The performance goals may be either on a company-wide basis or, as relevant, concerning one or more affiliates, divisions, departments, regions, functions or business units.

Other Stock-Based Awards. Under the 2019 Plan, the committee may grant other types of awards that are based on, or measured by, our common stock, and granted to anyone eligible to participate in the 2019 Plan. The committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of our common stock or a combination of the two.

Dividend Equivalents. Under the 2019 Plan, the committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under the 2019 Plan. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The committee will determine whether dividend equivalents will be paid currently or accrued as contingent cash obligations. Dividend equivalents may be paid in cash or shares of our common stock. The committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Dividend equivalents with respect to stock units or other stock-based awards that vest based on performance shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid as determined by the committee.

Change of Control. If we experience a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Unless a grant instrument provides otherwise, if a participant’s employment is terminated by the surviving corporation without cause upon or within 12 months following a change of control, the participant’s outstanding grants will fully vest as of the date of termination; provided that if the vesting of any grants is based, in whole or in part, on performance, the applicable grant instrument will specify how the portion of the grant that becomes vested upon a termination following a change in control will be calculated.

If there is a change of control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, the committee may take any of the following action without the consent of any participant:

•

determine that outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents immediately lapse;

•	pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units, cash awards or dividend equivalents;

•

require that participants surrender their outstanding stock options and stock appreciation rights in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of our common stock; provided, however, if the per share fair market value of our common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

•

after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by the committee.

In general terms, a change of control under the 2019 Plan occurs if:

•	a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then- outstanding voting securities;

•

we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	we merge into another entity and the members of our Board prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we consummate a complete liquidation or dissolution; or

•	a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Deferrals. The committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the 2019 Plan. The committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Withholding. All grants under the 2019 Plan are subject to applicable U.S. federal (including FICA), state and local, foreign or other tax withholding requirements. We may require participants or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such grant.

The committee may permit or require that our tax withholding obligation with respect to grants paid in our common stock be paid by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities, or as otherwise determined by the committee. In addition, the committee may, in its discretion, and subject to such rules as the committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability. Except as permitted by the committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The committee may provide in a grant instrument that a participant may transfer non-qualified stock options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination. Our Board may amend or terminate our 2019 Plan at any time, except that our stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws or applicable stock exchange requirements. Unless terminated sooner by our Board or extended with stockholder approval, the 2019 Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the 2019 Plan.

Stockholder Approval. Except in connection with certain corporate transactions, including stock dividends, stock splits, a recapitalization, a change in control, a reorganization, a merger and a spin-off, stockholder approval is required (i) to reduce the exercise price or base price of outstanding stock options or stock appreciation rights, (ii) to cancel outstanding stock options or stock appreciation rights in exchange for the same type of grant with a lower exercise price or base price, and (iii) to cancel outstanding stock options or stock appreciation rights that have an exercise price or base price above the current price of a share of our common stock, in exchange for cash or other securities, each as applicable.

Establishment of Sub-Plans. Our Board may, from time to time, establish one or more sub-plans under the 2019 Plan to satisfy applicable blue sky, securities or tax laws of various jurisdictions. Our Board may establish such sub-plans by adopting supplements to the 2019 Plan setting forth limitations on the committee’s discretion and such additional terms and conditions not otherwise inconsistent with the 2019 Plan as our Board deems necessary or desirable. All such supplements will be deemed part of the 2019 Plan, but each supplement will only apply to participants within the affected jurisdiction.

Clawback. Subject to applicable law, the committee may provide in any grant instrument that if a participant breaches any restrictive covenant agreement between the participant and us, or otherwise engages in activities that constitute cause (as defined in the 2019 Plan) either while employed by, or providing services to, us or within a specified period of time thereafter, all grants held by the participant will terminate, and we may rescind any exercise of an option or stock appreciation right and the vesting of any other grant and delivery of shares upon such exercise or vesting, as applicable on such terms as the committee will determine, including the right to require that in the event of any rescission:

•	the participant must return the shares received upon the exercise of any option or stock appreciation right or the vesting and payment of any other grants; or

•

if the participant no longer owns the shares, the participant must pay to us the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (if the participant transferred the shares by gift or without consideration, then the fair market value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the shares.

The committee may also provide for clawbacks pursuant to a clawback policy, which our Board may in the future adopt and amend from time to time. Payment by the participant will be made in such manner and on such terms and conditions as may be required by the committee. We will be entitled to set off against the amount of any such payment any amounts that we otherwise owe to the participant.

Employee Stock Purchase Plan

Qualified Plan. The ESPP enables eligible employees to purchase shares of our common stock at a discount. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code.

Authorized Shares. We have initially reserved 2% of the number of shares of our common stock outstanding on the effective date of the ESPP for issuance under the ESPP. The share reserve will increase automatically on the first trading day of January of each calendar year, beginning with the first calendar year following the consummation of the Transactions, by an amount equal to 1% of the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to an annual maximum of 2,000,000 shares.

Plan Administration. The ESPP will be administered by our Compensation Committee. The term “plan administrator,” as used in this summary, means our Compensation Committee to the extent it is acting within the scope of its administrative authority under the ESPP.

Eligible Participants. Our employees (and those of participating affiliates) who are regularly expected to work more than 20 hours per week for more than five months per calendar year will be eligible to participate in the ESPP. However, the plan administrator may waive one or both of these service requirements prior to the start of the applicable offering period.

Payroll Deductions. Under the ESPP, eligible employees will be able to acquire shares of our common stock by accumulating funds through payroll deductions. Eligible employees will be able to select a rate of payroll deduction between 1% and 15% of their eligible compensation, unless the plan administrator establishes a different maximum percentage prior to the start date of the applicable offering period.

Offering Periods. The ESPP will be implemented through a series of offering periods under which participating employees will automatically be granted a nontransferable purchase right to purchase shares of our common stock in that offering period using their accumulated payroll deductions. Each individual who is an eligible employee on the start date of an offering period under the ESPP may enter that offering period only on such start date. The first offering period under the ESPP will commence on the first trading day on or after the consummation of the Transactions, and will continue until March 31, 2021. Purchases will occur at the end of each six-month period within the offering period, unless determined otherwise by the plan administrator prior to the start of the applicable offering period (the purchase interval). Our Compensation Committee has the discretion to change the commencement date of each offering period. In no event may an offering period exceed 27 months. An employee’s participation automatically ends upon termination of employment for any reason.

Limitation on Purchase. Prior to the start date of the applicable offering period, and subject to the limitations described below, the plan administrator shall determine the maximum number of shares that a participant can purchase on each purchase date within that offering period.

Under no circumstances will purchase rights be granted under the ESPP to any eligible employee if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or any parent or subsidiary.

In addition, prior to the start of an offering period, the plan administrator shall determine the maximum number of shares purchasable in total by all participants during an offering period. The plan administrator has the authority, prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares purchasable per participant.

Accrual Limitations. No participant will have the right to purchase shares of our common stock in an amount that, when aggregated with the shares subject to purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year, have a fair market value of more than $25,000, determined as of the first day of the applicable offering period.

Purchase Price. The purchase price for shares of our common stock purchased under the ESPP will be established by the plan administrator at the start of the offering period, but will not be less than 85% of the lower of the fair market value of our common stock on (i) the start date of the offering period to which the purchase date relates and (ii) the purchase date.

Adjustment. If there is any change to our common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, reincorporation, exchange of shares, spin-off transaction or other change affecting our outstanding common stock without our receipt of consideration, or should the value of outstanding shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then the plan administrator will equitably adjust (i) the maximum number and class of securities issuable under the ESPP, (ii) the maximum number and/or class of securities by which the share reserve is to increase each calendar year pursuant to the automatic share increase provisions of the ESPP, (iii) the maximum number and class of securities purchasable per participant during any offering period and on any one purchase date during that offering period, (iv) the maximum number and class of securities purchasable in total by all participants under the ESPP on any one purchase date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the plan administrator deems appropriate, and such adjustments will be final, binding and conclusive.

Change in Control. If we experience a change in control (as defined in the ESPP), each outstanding purchase right will automatically be exercised, immediately prior to the effective date of the change in control. However, the applicable limitation on the number of shares of common stock purchasable per participant will continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of common stock purchasable in total by all participants.

Amendment; Termination. Unless it is terminated earlier by our Board, the ESPP will terminate on the earliest of (i) the last business day in the month before the tenth anniversary of the effective date of the ESPP, (ii) the date on which all shares available for issuance under the ESPP have been sold pursuant to purchase rights exercised under the ESPP and (iii) the date on which all purchase rights are exercised in connection with a change in control. Our Board may amend, suspend or terminate the ESPP at any time, subject to any stockholder approval required under applicable law and Nasdaq requirements.

Potential Payments Upon Termination

Each of the employment agreements with our named executive officers provide for certain payments and benefits upon a separation from us. See “—Employment Agreements” above for details of the payments and benefits payable upon a separation.

Except as expressly set forth in the employment agreements with our named executive officers with respect to a Change in Control Termination, the consequences of a termination of employment upon any equity awards granted to our named executive officers will be determined by our Compensation Committee as provided in the 2019 Plan and applicable award agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Prior to the Share Sale and the Distribution, all of our outstanding common stock was beneficially owned by Henry Schein. Immediately after the Distribution, Henry Schein will not own any of our shares of common stock. The table below sets forth the expected beneficial ownership of our common stock immediately after the completion of the Transactions and is derived from information relating to the beneficial ownership of Henry Schein common stock and Vets First Choice capital stock as of December 31, 2018. Immediately following the Transactions, we estimate that approximately 111,024,554 shares of our common stock will be issued and outstanding.

The following table provides information with respect to the anticipated beneficial ownership of our common stock by the following:

•	each of our named executive officers;

•	each of our directors;

•	all directors and executive officers as a group; and

•	each person known to beneficially own more than 5% of our common stock.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date, which in the case of the following table is December 31, 2018. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated, the address for each person is c/o HS Spinco, Inc., 135 Duryea Road, Melville, New York 11747.

	Shares Beneficially Owned After The Transactions
Name and Address of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors
Benjamin Shaw(1)	1,295,034	1.2%
Christine Komola	—	*
Francis Dirksmeier	—	*
David Christopher Dollar	1,713	*
Georgina Wraight(2)	27,127	*
Betsy Atkins(3)	160,203	*
Deborah G. Ellinger	—	*
Sandra L. Helton	—	*
Philip A. Laskawy	1,058	*
Mark J. Manoff	—	*
Edward M. McNamara(4)	136,742	*
Steven Paladino(5)	39,423	*
Ravi Sachdev	—	*
David E. Shaw(6)	2,172,416	2.0%
Benjamin Wolin	—	*
All directors and executive officers as a group (22 persons)(7)	4,059,338	3.6%
5% Stockholders:		*
CD&R VFC Holdings, L.P.(8)	11,491,545	10.4%
Morgan Stanley Investment Management Inc.(9)	8,694,671	7.8%
The Vanguard Group, Inc.(10)	6,525,826	5.9%

*	Represents less than 1%
(1)

Represents (i) 979,306 shares owned directly and over which Benjamin Shaw has sole voting and dispositive power, (ii) 310,720 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2018 and (iii) 5,008 shares underlying warrants that are currently exercisable or that will become exercisable within 60 days of December 31, 2018.

(2)	Represents 27,127 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2018.
(3)	Represents 160,203 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2018.
(4)

Represents (i) 56,619 shares owned directly and over which Edward McNamara has sole voting and dispositive power and (ii) 80,123 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2018.

(5)	Represents (i) 36,749 shares owned directly and over which Steven Paladino has sole voting and dispositive power and (ii) 2,674 shares held in a 401(k) Plan account.
(6)

Represents (i) 2,064,035 shares owned directly and over which David Shaw has sole voting and dispositive power, (ii) 103,358 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2018 and (iii) 5,023 shares over which David Shaw has shared voting and dispositive power as Managing Partner of Black Point Group LLC.

(7)

Includes (i) with respect to all directors and Named Executive Officers, (a) 3,145,464 shares, directly or indirectly, beneficially owned and (b) 686,539 shares that are currently exercisable or that will become exercisable within 60 days of December 31, 2018 and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 78,181 shares, directly or indirectly, beneficially owned and (b) 147,441 shares that are currently exercisable or that will become exercisable within 60 days of December 31, 2018.

(8)

CD&R VFC Holdings, L.P. (“CD&R Stockholder”) is the beneficial owner of 11,491,545 shares of common stock, that, as of December 31, 2018, are held directly by CD&R Stockholder. CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of CD&R Stockholder, may be deemed to beneficially own the shares of common stock in which CD&R Stockholder has beneficial ownership. CD&R Holdings GP expressly disclaims beneficial ownership of the shares of common stock in which CD&R Stockholder has beneficial ownership. Investment and voting decisions with respect to the shares of common stock held by CD&R Stockholder or CD&R Holdings GP are made by an investment committee of limited partners of CD&R Associates IX, L.P., currently consisting of more than ten individuals, each of whom is also an investment professional of Clayton, Dubilier & Rice, LLC (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Stockholder. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the shares of common stock directly held by CD&R Stockholder. Such persons expressly disclaim such beneficial ownership. The principal office of the CD&R Stockholder is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(9)

Includes 298,575 shares to be held by Morgan Stanley Investment Management Small Company Growth Trust; 3,870,085 shares to be held by Morgan Stanley Institutional Fund, Inc. - Growth Portfolio; 1,540,261 shares to be held by Morgan Stanley Investment Funds US Growth Fund; 93,120 shares to be held by Morgan Stanley Variable Insurance Fund, Inc. - Mid Cap Growth Portfolio; 636,624 shares to be held by Morgan Stanley Multi Cap Growth Trust; 409,954 shares to be held by Morgan Stanley Institutional Fund Trust - Mid Cap Growth Portfolio; 170,068 shares to be held by Master Trust for Defined Contribution Plans of American Airlines, Inc., US Airways, Inc., and Affiliates; 573,935 shares to be held by Growth Trust; 121,291 shares to be held by Johnson & Johnson Pension and Savings Plans Master Trust; 41,908 shares to be held by Lawrencium Atoll Investments Ltd; 744,438 shares to be held by Brighthouse Funds Trust I - Morgan Stanley Mid Cap Growth Fund; and 194,413 shares to be held by Morgan Stanley Variable Insurance Fund, Inc. – Growth Portfolio. The foregoing information regarding the anticipated holdings of Morgan Stanley Investment Management Inc. and its affiliates is based on the Share Sale Agreement. As permitted by the Share Sale Agreement, the allocation of shares amongst the entities set forth in this footnote is subject to change at or prior to Closing. The address for each of these entities is c/o Morgan Stanley Investment Management Inc. 522 Fifth Avenue, New York, New York 10036.

(10)

The principal office of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The foregoing information regarding the stock holdings of Vanguard is based on an amended Schedule 13G relating to Vanguard’s ownership of Henry Schein common stock filed by Vanguard with the SEC on February 12, 2018.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Indemnification Agreements

Pursuant to the terms of the Merger Agreement, we have agreed to indemnify (and maintain policies of directors’ and officers’ liability insurance for) certain parties, including all of our past and present directors or officers, for a period of at least six years following the Closing in respect of acts or omissions relating to the Transactions and occurring at or prior to the consummation of the Merger. In addition, in connection with the Closing, we will enter into separate indemnification agreements with each of the Covetrus directors and executive officers. Under these indemnification agreements, we, subject to certain limitations, will agree to indemnify our directors and executive officers against certain liabilities arising out of service as a director of Covetrus.

The employment agreements with our executive officers are also expected to include indemnification provisions pursuant to which we will agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as an executive officer of Covetrus.

Promissory Note with Benjamin Shaw

In May 2016, Benjamin Shaw, Chief Executive Officer and Co-Founder of Vets First Choice, acquired restricted common stock of Vets First Choice pursuant to an award agreement under the 2010 Plan, which provides for the purchase of 292,179 shares of restricted common stock of Vets First Choice. As payment for the stock, Benjamin Shaw issued a promissory note to Vets First Choice in the principal amount of $452,877.45, with an interest rate of 1.5% per annum, and entered into a pledge agreement pursuant to which the shares of restricted common stock were pledged as collateral for the promissory note. Benjamin Shaw repaid all amounts due and payable under the promissory note, or approximately $470,679, on December 28, 2018.

Compensation and Employment Arrangements

Compensation and employment arrangements for our directors and named executive officers are described elsewhere in this prospectus. See “Compensation of Directors” and “Executive Compensation.”

Material Contracts

Other than as disclosed in this prospectus, there are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between us and any of our affiliates, including Henry Schein, on the one hand, and Vets First Choice or any of its affiliates, on the other hand.

Policies and Procedures for Related-Party Transactions

In connection with the Transactions, we expect our Board will approve policies and procedures with respect to the review and approval of certain transactions between us and Related Parties, which we refer to as our “Related-Party Transaction Policy.” The following is a summary of material provisions of the Related-Party Transaction Policy that we expect our Board to approve in connection with the Transactions. Pursuant to the terms of the Related-Party Transaction Policy, we expect that any Related-Party Transaction (as defined below) will be required to be reported to the chair of the audit committee of our Board. The audit committee will then be required to review and decide whether to approve any such Related-Party Transaction.

For the purposes of the Related-Party Transaction Policy, a “Related-Party Transaction” will be defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest.

For the purposes of the Related-Party Transaction Policy, a “Related Party” will be defined as: any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become a director; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any of the foregoing persons; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

Interests of Vets First Choice Directors and Executive Officers in the Merger

Directors and executive officers of Vets First Choice may have interests in the Merger that are different from, or in addition to, the interests of Vets First Choice stockholders generally. These interests include:

•

Certain directors and executive officers of Vets First Choice will or may serve as directors and executive officers of Covetrus following the Closing. See “Management Before and After the Consummation of the Transactions—Board of Directors and Executive Officers of Covetrus.”

•

Employment agreements and separation agreements with executive officers that provide for enhanced severance upon a qualifying termination of employment during a specified period following Closing. See “Executive Compensation—Employment Agreements.”

•

Benjamin Shaw received a $927,671 transaction bonus on December 28, 2018 and used a portion of such bonus to repay in full the promissory note between Mr. Shaw and Vets First Choice. See “Executive Compensation—Employment Agreements—Benjamin Shaw” and “—Promissory Note with Benjamin Shaw” above.

•	Certain directors and the chief executive officer of Vets First Choice have unvested stock options under the 2010 Plan that would vest as a result of the Closing.

The Vets First Choice Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger.

Interests of Henry Schein Directors and Executive Officers in the Merger

Other than as disclosed in this prospectus or any interests shared by security holders of the same class, no affiliates of Henry Schein have any material interest in the Transactions.

DESCRIPTION OF CAPITAL STOCK

General

Upon the completion of the Transactions, our authorized capital stock will consist of 675,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share. Upon the completion of the Transactions, there will be 111,024,554 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

In connection with the Transactions, we will amend and restate our certificate of incorporation and by-laws. The following descriptions of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws are intended as summaries only and are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

Holders of our common stock will be entitled:

•	to cast one vote for each share of common stock held of record on all matters submitted to a vote of the stockholders;

•

to receive, on a pro rata basis, dividends and distributions, if any, that our Board may declare out of legally available funds, subject to preferences that may be applicable to our preferred stock, if any, then outstanding; and

•

upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. See “Dividend Policy.”

The holders of our common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. Our common stock will not be subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

The holders of our common stock will not be entitled to vote on any amendments to our amended and restated certificate of incorporation that relate solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled, either separately or together with holders of one or more other such series, to vote thereon pursuant to our amended or restated certificate of incorporation or the DGCL.

Currently there is no public market for our common stock. We have applied to list our common stock on Nasdaq under the symbol “CVET.” See “The Transactions—Listing and Trading of Spinco’s Common Stock.”

Preferred Stock

Upon completion of the Transactions, under our amended and restated certificate of incorporation, our Board will have the authority, by resolution and without approval by our stockholders, to issue from time to time shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and other terms and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Upon completion of the Transactions, no shares of our authorized preferred stock will be outstanding. Because our Board will have the power to establish the preferences and rights of the shares of any series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of our common stock and could delay, discourage or prevent a takeover of us even if a change of control of us would be beneficial to the interests of our stockholders.

Annual Stockholders Meeting

Our amended and restated by-laws will provide that annual stockholder meetings will be held at a date, time and place, if any, as selected by resolution adopted by a majority of our entire Board or, if duly authorized by the affirmative vote of a majority of our entire Board, by a committee thereof, or by the Chairman of our Board (if delegated such authority by resolution adopted by a majority of our entire Board). To the extent permitted under applicable law, we may conduct stockholder meetings by remote communications, including by webcast. Our amended and restated certificate of incorporation will provide that the first annual stockholder meeting will take place in 2020.

Voting

The affirmative vote of holders of a majority of the outstanding shares of our capital stock present, in person or by proxy, at any annual or special meeting of stockholders and entitled to vote will decide all matters voted on by stockholders at such meeting, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control.

Anti-Takeover Effects of our Certificate of Incorporation and By-laws

The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that might be in a stockholder’s best interest, including an attempt that might result in the receipt of a premium over the market price for shares of our common stock. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board, which could result in an improvement of the terms of any offer.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated by-laws will provide that a special meeting of stockholders may be called only by (i) the Chairman of our Board, (ii) a majority of our entire Board, (iii) our lead independent director or (iv) our Chief Executive Officer.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation will provide that any action that may be taken at any meeting of stockholders may not be taken by written consent of stockholders in lieu of a meeting (except as may otherwise expressly be provided by the terms of any series of shares of preferred stock permitting the holders of such series to act by written consent).

Classified Board

Our amended and restated certificate of incorporation will provide for a board of directors divided into three classes, serving staggered terms of one, two and three years, respectively (for the first three years following the

Merger until the 2022 annual meeting of stockholders). The first class of directors, which will serve a one-year term expiring at the 2020 annual meeting of stockholders, will include two directors designated by Henry Schein and two directors designated by Vets First Choice. The second class of directors, which will serve a two-year term expiring at the 2021 annual meeting of stockholders, will include two directors designated by Henry Schein and one director designated by Vets First Choice. The third class of directors, which will serve a three-year term expiring at the 2022 annual meeting of stockholders, will include two directors designated by Henry Schein and two directors designated by Vets First Choice. Vacancies on our Board will be filled by our Board in accordance with our amended and restated by-laws.

Ownership Limitation

In order to minimize the likelihood that an acquisition of our capital stock by one or more persons (or coordinating groups of persons) after the Distribution could be part of a plan or series of related transactions that includes the Distribution, our amended and restated certificate of incorporation will generally prohibit, for the two-year period following the Distribution, direct or indirect beneficial ownership (taking into account applicable ownership provisions of the Code), and any agreement, understanding, or substantial negotiations to acquire beneficial ownership, by any person or persons of more than the applicable Ownership Limitation of our outstanding common stock or any other class or series of outstanding stock. A transfer for this purpose will include not only direct transfers, but also other direct and indirect changes in beneficial ownership. In addition, in general, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. Our Board may increase or decrease the relevant Ownership Limitation if it determines that such increase or decrease is advisable to help us maintain the tax-free treatment of the Distribution under Section 355 of the Code and other conditions are met.

Any attempted transfer of our capital stock which, if effective, would result in violation of the relevant Ownership Limitation will be null and void ab initio, and will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. We will designate a trustee of the trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the trust. Shares-in-trust will remain issued and outstanding shares. The trustee will receive all distributions on the shares-in-trust and will hold such distributions in trust for the exclusive benefit of the beneficiary. The trustee will vote all shares-in-trust during the period they are held in trust and, subject to Delaware law, will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. To the fullest extent permitted by law, the transferee will be deemed to have consented to the trustee taking such actions.

The trustee of the trust will be empowered to sell the shares-in-trust to a qualified person selected by the trustee and to distribute to the applicable prohibited owner an amount equal to the lesser of (1) the sales proceeds received by the trust for such shares-in-trust or (2) (A) if the prohibited owner was a transferee for value, the price paid by the prohibited owner for such shares-in-trust or (B) if the prohibited owner was not a transferee or was a transferee but did not give value for the shares-in-trust, the market price on the day of the event causing the shares to be held in trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any amount received by the trustee in excess of the amount to be paid to the prohibited owner will be distributed to the beneficiary of the trust. In the event that the shares-in-trust shall have been sold by the purported transferee in an open market transaction, such sale will be deemed to have been made on behalf of the trustee and all of the net profit, if any, from such sale shall be paid by the purported transferee to the trustee for the exclusive benefit of the charitable beneficiary. The purported transferee of the shares-in-trust will have no right to share in any profit that may be realized in respect of such shares.

Any person who acquires or attempts to acquire (or who enters into or attempts to enter into any agreement, understanding, arrangement or substantial negotiations to acquire) shares in violation of the foregoing restriction or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event. Such person shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on the qualification of the Distribution for its intended tax-free treatment under Section 355 of the Code and to ensure compliance with the relevant Ownership Limitation.

For so long as the ownership restriction is in effect, on or prior to January 31 of each calendar year, every person or persons who own five percent (5%) or more of the issued and outstanding shares of any class or series of our capital stock shall provide to us such information as we may reasonably request to determine the effect, if any, on such person or persons’ ownership of capital stock on the Distribution’s qualification for tax-free status under Section 355 of the Code and to ensure compliance with the relevant Ownership Limitation.

Our Board has the power to waive the relevant Ownership Limitation for specific transfers after following procedures set out in our amended and restated certificate of incorporation. However, other than in respect of certain transfers that meet certain requirements described in our amended and restated certificate of incorporation, our Board is not obligated to grant a waiver.

The ownership restriction is intended to help preserve the tax-free treatment of the Distribution under Section 355 of the Code, but it is possible the restriction could depress the price of shares of our common stock, and, in certain circumstances while the ownership restriction is in effect, could inhibit proxy contests to change our Board or delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our stock or that might otherwise be in the best interest of our stockholders.

Removal of Directors

Our amended and restated certificate of incorporation will provide that directors may be removed only upon the affirmative vote of holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote and, until the 2022 annual meeting of stockholders, directors may be removed only for cause.

Stockholder Advance Notice Procedure

Our amended and restated by-laws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors before an annual or special meeting of our stockholders or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws will provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, a stockholder meeting must timely deliver to our secretary at our principal executive offices a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a stockholder meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

For annual meetings of stockholders, to be timely, the stockholder’s notice to nominate persons for election as directors or to bring other business must be delivered to our secretary at our principal executive offices no earlier than 120 days nor later than 90 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our Secretary no earlier than 120 days before the meeting and no later than the later of (x) 90 days prior to the meeting and (y) the tenth day following the day on which notice of the date of the annual meeting was mailed or a public announcement of the date of the such meeting is first made by us.

For special meetings of stockholders for the purpose of electing directors called pursuant to our amended and restated certificate of incorporation and amended and restated by-laws, to be timely, the stockholder’s notice to nominate persons for election as directors must be delivered to our secretary at our principal executive offices no earlier than 120 days before the special meeting and no later than the later of (x) 90 days prior to the meeting and (y) the tenth day following the day on which notice of the date of the special meeting was mailed or on which a public announcement of the date of the such meeting is first made by us (whichever occurs first).

Amendment to Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation will provide that it may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote at any annual or special meeting of stockholders.

In addition, our amended and restated certificate of incorporation and amended and restated by-laws will provide that our by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of our entire Board (except to the extent our amended and restated by-laws require a different vote), or by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock then entitled to vote.

These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.

Section 203 of the DGCL

We will be governed by Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock (an “Interested Stockholder”) for a period of three years following the date the person became an Interested Stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an Interested Stockholder is approved in a prescribed manner. Accordingly, we will be subject to the anti-takeover effects of Section 203.

Limitations on Liability and Indemnification

Our amended and restated certificate of incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	any unlawful payment of dividends or unlawful stock purchase or redemption under Section 174 of the DGCL; or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for personal liability under one of the aforementioned exceptions for which personal liability may not be eliminated under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty, nor will these provisions alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action may be successful and if so, might have benefited us and our stockholders.

Our amended and restated certificate of incorporation will require us to indemnify our directors and officers and other persons serving as a director, officer, employee or other agent of another entity at our request (each such director, officer or person, an “Indemnitee”), to the fullest extent not prohibited by the DGCL and other applicable law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with threatened, pending or completed legal proceedings because of the Indemnitee’s position with us or another entity at our request, subject to various conditions. Under the DGCL, to receive indemnification, the Indemnitee must have acted in good faith and in what was reasonably believed to be a lawful manner not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not required, however, in a legal proceeding initiated by the person seeking indemnification unless our Board authorized the proceeding prior to its initiation by resolution adopted by the affirmative vote of a majority of our entire Board.

Our amended and restated certificate of incorporation will also require us to advance expenses to Indemnitees to enable them to defend against legal proceedings to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding against an Indemnitee brought by us and approved by resolution adopted by a majority of our entire Board alleging willful and deliberate breaches in bad faith of such person’s fiduciary duty to us or our stockholders or any claim for which indemnification is excluded under our amended and restated certificate of incorporation, the DGCL or other applicable law. Our amended and restated certificate of incorporation will also provide that, if the DGCL so requires, the payment of expenses in advance of the final disposition of a proceeding will only be made upon delivery to us of an undertaking, by or on behalf of the applicable director or officer, to repay any expenses advanced by us if it is ultimately determined by final and non-appealable judicial decision that such person is not entitled to indemnification.

Prior to the completion of the Transactions, we will enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreement will provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated certificate of incorporation, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Corporate Opportunities

Our amended and restated certificate of incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce, to the fullest extent permitted by the DGCL or other applicable law, any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to, or acquired, created or developed by, or that otherwise come into the possession of, any of our non-employee directors, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of our non-employee directors will generally be liable to us for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such non-employee director pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us unless such corporate opportunity is expressly offered to such non-employee director expressly and solely in his or her capacity as one of our directors. Our amended and restated certificate of incorporation will also provide that any person purchasing or otherwise acquiring any interest in any shares of our stock will be deemed to have notice of and consented to these provisions.

Choice of Forum

Our amended and restated certificate of incorporation will provide that the Selected Forum in the State of Delaware, will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our current or former directors, officers, employees or stockholders, (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated by-laws or as to which the DGCL confers jurisdiction on the Selected Forum, (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, (v) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated by-laws, or (vi) any other action asserting an “internal corporate claim” under Section 115 of the DGCL. If a stockholder files any of the preceding actions in a court other than a court located within the State of Delaware (a “Foreign Action”), such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the Selected Forum in connection with any action brought in such court to enforce the choice of forum provision and (y) having service of process made upon such stockholder in any such enforcement action by service upon the stockholder’s counsel (as such stockholder’s agent) in the foreign action. By acquiring or holding any interest in shares of our capital stock, a person will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. We may consent in writing to alternative forums.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS BEFORE AND AFTER THE TRANSACTIONS

Covetrus (f/k/a Spinco), Henry Schein and Vets First Choice are Delaware corporations subject to the provisions of the DGCL. The rights of holders of Henry Schein common stock are governed by the Second Amended and Restated Certificate of Incorporation of Henry Schein (the “Henry Schein Charter”), the Second Amended and Restated By-Laws of Henry Schein (the “Henry Schein By-Laws”) and the DGCL. The rights of holders of Vets First Choice capital stock are governed by the Sixth Amended and Restated Certificate of Incorporation of Vets First Choice (the “Vets First Choice Charter”), the By-Laws of Vets First Choice (the “Vets First Choice By-Laws”) and the DGCL. The rights of holders of our common stock will be governed by our amended and restated certificate of incorporation (the “Covetrus Charter”) and our amended and restated by-laws (the “Covetrus By-Laws”), each of which will be adopted in connection with the Transactions, and the DGCL.

Following the Transactions, holders of Henry Schein common stock will continue to own the shares of Henry Schein common stock that such holders owned prior to the Transactions, subject to the same rights as prior to the Transactions, except that their shares of Henry Schein common stock will represent an interest in Henry Schein that no longer reflects the ownership and operation of the Henry Schein Animal Health Business. In addition, Henry Schein stockholders as of the record date will receive shares of our common stock in the Distribution. Following the Merger, holders of Vets First Choice capital stock will hold the shares of our common stock into which their shares of Vets First Choice capital stock will be converted in connection with the Merger, which shares of our common stock will represent a continuing combined interest in the businesses of Vets First Choice and the Henry Schein Animal Health Business.

The following description summarizes the material differences between (i) the rights associated with Vets First Choice capital stock prior to the Merger and our common stock that Vets First Choice stockholders will receive in the Merger, and (ii) the rights associated with Henry Schein common stock and our common stock that Henry Schein stockholders will receive in the Distribution. Although we believe that this summary covers the material differences between the rights of the groups of stockholders, this summary may not contain all of the information that is important to a stockholder and does not purport to be a complete discussion of stockholders’ rights. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist.

The following description is qualified in its entirety by, and stockholders should carefully read, the relevant provisions of, the DGCL, the Henry Schein Charter, the Henry Schein By-Laws, the Vets First Choice Charter, the Vets First Choice By-Laws, the Covetrus Charter and the Covetrus By-Laws. The Henry Schein Charter, the Henry Schein By-Laws, the Vets First Choice Charter, the Vets First Choice By-Laws, the Covetrus Charter and the Covetrus By-Laws are filed as exhibits to the registration statement of which this prospectus forms a part.

Comparison of Rights of Stockholders

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
Corporate Governance	Henry Schein is a Delaware corporation. The rights of Henry Schein stockholders are governed by the Henry Schein Charter and Henry Schein By-Laws.	Vets First Choice is a Delaware corporation. The rights of Vets First Choice stockholders are governed by the Vets First Choice Charter and Vets First Choice By-Laws.	Covetrus is a Delaware corporation. The rights of Covetrus’ stockholders will be governed by the Covetrus Charter and Covetrus By-Laws.
Registered Office; Registered Agent

The registered office of Henry Schein in the State of Delaware is located at 251 Little Falls Drive, Suite 400 Wilmington, New Castle County, Delaware, 19808.

The name of Henry Schein’s registered agent at such address is Corporation Service Company.

The registered office of Vets First Choice in the State of Delaware is 901 N. Market Street, Suite 705, Wilmington, New Castle, Delaware, 19801.

The name of Vets First Choice’s registered agent at such address is Delaware Corporate Services, Inc.

The registered office of Covetrus in the State of Delaware will be located at 251 Little Falls Drive, Suite 400 Wilmington, New Castle County, Delaware, 19808.

The name of Covetrus’ registered agent at such address will be Corporation Service Company.

Authorized Capital and Issued and Outstanding Stock

The aggregate number of shares of stock that Henry Schein has the authority to issue is 481,000,000 shares, consisting of (i) 480,000,000 shares of common stock, having a par value of $0.01 per share, and (ii) 1,000,000 shares of preferred stock, having a par value of $0.01 per share (“Henry Schein preferred stock”).

As of December 31, 2018, there were 149,197,557 shares of Henry Schein common stock outstanding and no shares of Henry Schein preferred stock were outstanding.

The aggregate number of shares of stock that Vets First Choice has the authority to issue is 184,913,485 shares, consisting of (i) 102,309,645 shares of common stock, having a par value of $0.001 per share, and (ii) 82,603,840 shares of preferred stock, having a par value of $0.001 (“VFC preferred stock”).

As of December 31, 2018, there were 9,285,121 shares of Vets First Choice common stock outstanding.

The VFC preferred stock consists of (i) 7,427,987 authorized shares of Series A Preferred Stock (5,265,325 outstanding),

The aggregate number of shares of stock that Covetrus will have the authority to issue after the Effective Time will consist of (i) 675,000,000 shares of common stock, having a par value of $0.01 per share, and (ii) 10,000,000 shares of preferred stock, having a par value of $0.01 per share (“Covetrus preferred stock”).

After giving effect to the Transactions, Covetrus expects to have 111,024,554 shares of common stock outstanding and no shares of Covetrus preferred stock outstanding.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

(ii) 6,688,373 authorized shares of Series B Preferred Stock (no shares outstanding), (iii) 6,360,335 authorized shares of Series C Preferred Stock (5,957,669 outstanding), (iv) 7,850,447 authorized shares of Series D Preferred Stock (6,887,003 outstanding), (v) 17,110,033 authorized shares of Series E Preferred Stock (15,379,163 outstanding), and (vi) 37,166,665 authorized shares of Series F Preferred Stock (37,166,665 outstanding).

The number of authorized shares of Covetrus common stock and preferred stock may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Covetrus capital stock then entitled to vote on such matter, voting together as a single class.

Voting Rights

Each holder of shares of Henry Schein common stock is entitled to one vote in respect of each share held.

The affirmative vote of 80% or more of all outstanding stock of Henry Schein is required for the amendment of this voting rights provision in the Henry Schein Charter.

Cumulative voting is not permitted.

Each holder of shares of Vets First Choice common stock is entitled to one vote in respect of each share held. Holders of common stock are not entitled to vote on amendments to the Vets First Choice Charter that relate solely to terms of VFC preferred stock unless they are entitled to vote thereon pursuant to the Vets First Choice Charter or the DGCL.

Holders of VFC preferred stock vote on an as converted basis with the Vets First Choice common stock and as a class or series as required by the Vets First Choice Charter or the DGCL.

Cumulative voting is not permitted.

Each holder of shares of Covetrus’ common stock will be entitled to one vote in respect of each share held. Holders of Covetrus common stock are not entitled to vote on amendments to the Covetrus Charter that relate solely to terms of one or more series of Covetrus preferred stock if holders of such affected series are entitled, either separately or together with other such series, to vote thereon pursuant to the Covetrus Charter or the DGCL.

Cumulative voting will not be permitted.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
Blank Check Preferred Stock

The Henry Schein Board has the ability to authorize the issuance from time to time of one or more series of Henry Schein preferred stock (out of the authorized and unissued shares of Henry Schein preferred stock) by resolution, with such designations, powers, preferences and rights, and such qualifications, limitations or restrictions as the Henry Schein Board may fix by resolution and without stockholder approval.

However, the Henry Schein Board may provide (in the applicable resolution as to any series of Henry Schein preferred stock) that the consent of holders of a majority (or such greater or lesser proportion) in voting power of outstanding shares of such series voting thereon will be required for the issuance of any or all other series of Henry Schein preferred stock.

The Vets First Choice Board does not have the ability to authorize any blank check preferred stock.

The Covetrus Board will have the ability to authorize the issuance from time to time of one or more series of Covetrus preferred stock (out of the authorized and unissued shares of Covetrus preferred stock) by resolution and without stockholder approval, with such designations, powers, preferences and rights, and such qualifications, limitations or restrictions as the Covetrus Board may fix by resolution and without stockholder approval.

However, the Covetrus Board will be able to provide (in the applicable resolution as to any series of Covetrus preferred stock) that the consent of holders of a majority (or such greater proportion) in voting power of outstanding shares of such series voting thereon will be required for the issuance of any or all other series of Covetrus preferred stock.

Preemptive Rights	The Henry Schein Charter provides that no holder of stock of any class is entitled to any preemptive right to subscribe for or purchase any shares of Henry Schein stock.

There is no provision regarding preemptive rights in Vets First Choice Charter or Vets First Choice By-Laws.

The Vets First Choice investor rights agreement provides for preemptive rights to holders of VFC

The Covetrus Charter will provide that no holder of stock of any class or series is entitled to any preemptive right to subscribe for or purchase any shares of Covetrus stock.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

preferred stock. Subject to certain customary exceptions, holders of VFC preferred stock have the right to purchase VFC preferred stock issued by Vets First Choice in connection with any preferred stock financing. The Vets First Choice investor rights agreement will be terminated in connection with the Merger.

Restrictions on Transfers	The Henry Schein By-Laws provide that shares of Henry Schein stock will be transferable only upon Henry Schein’s books by the holders thereof, and upon such transfer the old certificates (if any) will be surrendered to Henry Schein and cancelled, and new certificates (if any) will thereupon be issued by Henry Schein. Any transfer of stock will require (i) that stock certificates (if any) be duly executed for transfer or (ii) the delivery of a stock power or other instrument or direction of transfer with respect to either certificated or uncertificated shares.	The Vets First Choice By-Laws provide that transfers of shares of Vets First Choice stock will be made only on the books of the corporation or by transfer agents designated to transfer shares. Shares represented by certificates are transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require.

The Covetrus By-Laws will provide that shares of Covetrus stock will be transferable only upon Covetrus’ books by the registered holders thereof, and upon such transfer the old certificates (if any) will be surrendered to Covetrus and cancelled, and new certificates (if any) will thereupon be issued by Covetrus; provided, however, that Covetrus will be entitled to recognize and enforce any lawful restriction on transfer. Any transfer of stock will require (i) that stock certificates (if any) be duly executed for transfer or (ii) the delivery of a duly executed stock transfer power or other instrument or direction of transfer with respect to either certificated or uncertificated shares.

In addition, in order to minimize the likelihood that an acquisition of

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

Covetrus stock by one or more persons (or coordinating group of persons) after the Distribution could be part of a plan or series of related transactions that includes the Distribution, the Covetrus Charter will prohibit, for the two-year period following the Distribution, direct or indirect ownership (taking into account applicable ownership provisions of the Code) by any person or persons of more than the applicable Ownership Limitation of Covetrus outstanding common stock or any other class or series of outstanding stock. See “Description of Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation and By-laws—Ownership Limitation.”

Dividends	The Henry Schein Board may declare dividends (out of funds legally available therefor) upon the shares of Henry Schein (as and when the Henry Schein Board determines) at any regular or special meeting of the Henry Schein Board.

The dividend rights of holders of Vets First Choice common stock are subject to and qualified by rights, powers, and preferences of holders of the VFC preferred stock.

From and after the date of issuance of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, non-cumulative dividends at a rate of 8% of the corresponding series’ original issue

Subject to the rights of holders of any outstanding series of Covetrus preferred stock, the Covetrus Board may declare dividends (out of funds legally available therefor) upon the shares of Covetrus (as and when the Covetrus Board determines) at any regular or special meeting of the Covetrus Board.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

price accrues on the corresponding series of VFC preferred stock. From and after the date of issuance of Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock, cumulative dividends at a rate of 8% of the corresponding series’ original issue price accrues on the corresponding series of VFC preferred stock.

Vets First Choice will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless holders of the VFC preferred stock then outstanding will first receive, or simultaneously receive, a dividend on each outstanding share of VFC preferred stock in an amount at least equal to the greater of (i) the amount of aggregate dividends then accrued on such shares of VFC preferred stock and not previously paid and (ii) (a) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of such VFC preferred stock as would equal the product of (x) the dividend payable on each share of such class or series determined as if all shares had been converted into common

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

stock and (y) the number of shares of common stock issuable upon conversion of a share of such VFC preferred stock, in each case, calculated on the record date for determination of holders entitled to receive such dividend or (b) in the case of a dividend on any class or series not convertible into common stock, at a rate per share of such VFC preferred stock determined by (x) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and (y) multiplying such fraction by an amount equal to the Series Preferred Issue Price applicable to such share of VFC preferred stock.

If Vets First Choice declares, pays or sets aside a dividend on shares of more than one class or series of capital stock, the dividend payable is calculated based on the dividend on the class or series of capital stock that would result in the highest VFC preferred stock dividend.

Number of Directors; Independence Requirements	The Henry Schein Board is currently composed of 15 board members. Pursuant to the Henry Schein Charter, the	The Vets First Choice Board is currently composed of ten board members.	The initial Covetrus Board will be composed of 11 board members. Six initial directors will be designated by Henry

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

number of directors may be fixed from time to time by the Henry Schein Board, but may not be fewer than five nor greater than 19.

The Henry Schein Board currently includes ten independent directors (as the term “Independent Director” is defined under Nasdaq Rule 5605(a)(2)).

The affirmative vote of holders of 66-2/3% of the shares entitled to vote in the election of directors is required to amend or repeal the provisions in the Henry Schein Charter relating to the composition and powers of the Henry Schein Board.

The number of directors of Vets First Choice will be established from time to time by the holders of a majority of the issued and outstanding shares of capital stock of Vets First Choice or the Vets First Choice Board.

Schein (two of whom may be affiliated with Henry Schein) and five initial directors will be designated by Vets First Choice (two of whom may be affiliated with Vets First Choice).

Pursuant to the Covetrus By-Laws, the number of directors may thereafter be determined from time to time by resolution of the Covetrus Board adopted by the affirmative vote of two-thirds of the total number of authorized directors, whether or not there exist any vacancies (such total number of authorized directors, the “entire Covetrus Board”). The affirmative vote of two-thirds of the entire Covetrus Board is required to amend or repeal this provision.

The Covetrus Board will include seven independent directors (as the term “Independent Director” is defined under Nasdaq Rule 5605(a)(2)). Four of the initial independent directors of Covetrus will be designated by Henry Schein, and three of the initial independent directors of Covetrus will be designated by Vets First Choice.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
Director Nominations

The Henry Schein By-Laws provide that Stockholder Meeting Requests (as defined below) proposing director nominations be accompanied by a written notice setting forth all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, and the written consent of each such nominee to serve, if elected, as well as information relating to the stockholder(s) proposing such nominations.

The Vets First Choice By-Laws and Vets First Choice Charter of Vets First Choice are silent regarding director nominations.

The Vets First Choice voting agreement allows certain holders of VFC preferred stock to elect, replace and remove members of the Vets First Choice Board. The Vets First Choice voting agreement will be terminated in connection with the Merger.

The Covetrus By-Laws will provide that stockholders proposing director nominations must timely deliver a written notice in proper form and with proper content as will be set forth in the Covetrus By-Laws to the secretary of Covetrus at the principal executive office of Covetrus.

In terms of director nominations for election at an annual meeting of stockholders, to be timely, such notice must be delivered to the secretary of Covetrus at the principal executive office of Covetrus not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, or if Covetrus did not hold an annual meeting in the preceding year, a stockholder’s notice must be delivered to the secretary of Covetrus at the

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

principal executive office of Covetrus no earlier than 120 days before the meeting and no later than the later of (i) 90 days prior to the meeting and (ii) the tenth day following the day on which notice of the date of the annual meeting was mailed or a public announcement of the date of the such meeting is first made by Covetrus (whichever occurs first).

In terms of director nominations for election at a special meeting of stockholders, to be timely, such notice must be delivered to the secretary of Covetrus at the principal executive office of Covetrus no earlier than 120 days before the special meeting and no later than the later of (i) 90 days prior to the meeting and (ii) the tenth day following the day on which notice of the date of the special meeting was mailed or a public announcement of the date of the such meeting is first made by Covetrus (whichever occurs first).

Election of Directors	Directors to the Henry Schein Board are elected by a majority of votes cast.	The Vets First Choice voting agreement allows certain holders of VFC preferred stock to elect, replace and remove	From and after the Effective Time, commencing at the 2020 annual meeting of stockholders, directors

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

However, if the number of nominees exceeds the number of directors to be elected, directors are elected by the vote of a plurality of votes cast.

Abstentions and broker non-votes will not be “votes cast either “for” or “against” a director’s election.”

If an incumbent director is nominated but not elected to the Henry Schein Board, such director must promptly tender his or her resignation to the Henry Schein Board, which the Henry Schein Board may accept or reject, taking into account the recommendation of the nominating and corporate governance committee. The Henry Schein Board will publicly disclose its decision and rationale with respect to any such resignation within 90 days from the date of the certification of the election results.

members of the Vets First Choice Board.

Holders of common stock and all other series of voting stock, voting together on an as-converted basis, are entitled to elect the balance of total number of directors.

If the holders of shares of any series of stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, such directorship will remain vacant until the holders of shares of the particular series elect a person to fill such directorship by vote or written consent in lieu of a meeting. No such directorship may be filled by stockholders other than the stockholders that are entitled to elect a person to fill such directorship.

The Vets First Choice voting agreement will be terminated in connection with the Merger.

will be elected by a majority of votes cast.

However, if the number of nominees exceeds the number of directors to be elected, directors will be elected by the vote of a plurality of votes cast.

Abstentions and broker non-votes will not be deemed votes cast either “for” or “against” a director’s election.

If an incumbent director is nominated but not elected to the Covetrus Board, such director will be required to promptly tender his or her resignation to the Covetrus Board, which the Covetrus Board may accept or reject, taking into account the recommendation of the nominating and corporate governance committee. The Covetrus Board will be required to publicly disclose its decision and rationale with respect to any such resignation within 90 days from the date of the certification of the election results.

Classification of the Board of Directors	The Henry Schein Board is not classified. All directors are elected annually.	The Vets First Choice Board is not classified. All directors are elected annually.	For the first three years following the Effective Time until the 2022 annual meeting of stockholders, the Covetrus Board will be divided into three classes of directors, serving staggered terms of one, two and three years, respectively.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

The first class of directors will include two directors designated by Henry Schein and two directors designated by Vets First Choice.

The second class of directors will include two directors designated by Henry Schein and one director designated by Vets First Choice.

The third class of directors will include two directors designated by Henry Schein and two directors designated by Vets First Choice.

The Covetrus Board will revert to a single class of directors commencing with the 2022 annual meeting of stockholders.

Chairman and Lead Independent Director

The Henry Schein Board may elect a chairman who will have such powers and perform such duties as provided under the Henry Schein By-Laws and as the Henry Schein Board may from time to time determine.

The Henry Schein By-Laws do not expressly provide for the election of a lead independent director.

The Vets First Choice Board may elect a chairman who will have such powers and perform such duties as provided under the Vets First Choice By-laws and as the Vets First Choice Board may from time to time determine.

The Vets First Choice By-laws do not expressly provide for the election of a lead independent director.

Vets First Choice will designate the initial chairman of the Covetrus Board and Henry Schein will designate the initial lead independent director of the Covetrus Board. The Covetrus By-Laws will provide that such individuals will serve in such positions until the 2022 annual meeting of stockholders and, until such time, may only be removed, and his or her successor may only be elected, by the affirmative vote of

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

two-thirds of the entire Covetrus Board. Following the 2022 annual meeting of stockholders, the chairman and lead independent director will be elected annually by a majority of the entire Covetrus Board.

The affirmative vote of two-thirds of the entire Covetrus Board will be required to amend or repeal this provision until the 2022 annual meeting of the stockholders.

Director Resignations

Any director may resign at any time by delivering a resignation in writing or by electronic transmission, which will specify whether it will be effective at a particular time, either (i) upon receipt by the president or the secretary of Henry Schein, or (ii) at the pleasure of the Henry Schein Board, and if no time is specified, the resignation will be effective at the time of its receipt by the president or the secretary of Henry Schein.

Acceptance of such resignation is not necessary to make it effective, unless such resignation provides otherwise.

Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the chairman of the board, the chief executive officer, the president or the secretary.

From and after the Effective Time, any director may resign at any time by delivering a resignation in writing or by electronic transmission to the president of Covetrus, the secretary of Covetrus, the Covetrus Board or any committee to which the Covetrus Board has delegated authority to accept resignations.

The resignation will be effective at the time of its receipt by the aforementioned persons unless a different time is specified.

Acceptance of such resignation is not necessary to make it effective, unless such resignation provides otherwise.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
Vacancies on the Board of Directors	Vacancies on the Henry Schein Board will be filled by vote of a majority of the remaining directors then in office, although less than a quorum; provided, that any vacancies created by a director’s removal by the affirmative vote of holders of at least a majority of the voting power of shares entitled to vote thereon may be filled at the Henry Schein stockholders meeting held for the purpose of removal (or by the consent effecting such removal) by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote thereon.

Unless and until filled by stockholders, any vacancy or newly created directorship on the Vets First Choice Board may be filled by vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director.

A director elected to fill a vacancy will be elected for the unexpired term of such director’s predecessor in office. A director chosen to fill a position resulting from a newly created directorship will hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

The Vets First Choice voting agreement allows certain holders of VFC preferred stock to elect, replace and remove members of the Vets First Choice Board. The Vets First Choice voting agreement is being terminated in connection with the Merger.

Vacancies on the Covetrus Board will be filled by the Covetrus Board in accordance with the Covetrus By-Laws.

A director elected to fill a vacancy will hold office for a term that will coincide with the remaining term of the class such director is elected to, if applicable, and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Removal of Directors	Directors may be removed with or without cause at any time by the affirmative vote of holders of at least a majority of the voting power of shares entitled to vote thereon. Vacancies thus created may be filled at the Henry Schein	Any one or more or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that directors may be removed without cause only by the affirmative vote of	Directors may only be removed with “cause” at any time by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Covetrus capital stock then entitled to vote on such matter. For these purposes, “cause” is

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
stockholders meeting held for the purpose of removal (or by the consent effecting such removal) by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote thereon.

holders of shares of the class of capital stock entitled to elect such director.

The Vets First Choice voting agreement allows certain holders of VFC preferred stock to elect, replace and remove members of the Vets First Choice Board. The Vets First Choice voting agreement will be terminated in connection with the Merger.

deemed to exist with respect to any director if he or she is convicted or pleads nolo contendere to a felony, or a final and non-appealable adjudication of a court of competent jurisdiction establishes that he or she is of unsound mind, willfully committed acts of misconduct that have a material and adverse economic effect on Covetrus, breached her or his duty of loyalty to Covetrus, engaged in active and deliberate acts of dishonesty against Covetrus, or received an improper personal benefit (which generally includes a personal gain by reason of her or his position as a director as a result of the use or communication of confidential or inside information relating to Covetrus or its business). Notwithstanding the foregoing, “cause” will not be deemed to exist unless and until Covetrus has delivered to the applicable director a written notice of the director’s act or failure to act that constitutes “cause” and, if cure is possible, such director does not cure such act or omission within 90 days after the delivery of such notice.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

Directors may be removed with or without cause at any time by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Covetrus capital stock then entitled to vote on such matter.

Compensation of Directors	The Henry Schein By-Laws provide that directors will be paid such compensation for their services as the Henry Schein Board will from time to time determine by resolution, and that directors will be entitled to receive from Henry Schein reimbursement for reasonable expenses incurred in connection with the performance of their duties as directors.	The Vets First Choice By-Laws provide that directors will be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Vets First Choice Board will from time to time determine.

The Covetrus By-Laws will provide that directors will be paid such compensation for their services as the Covetrus Board (or any committee thereof duly authorized by the affirmative vote of a majority of the entire Covetrus Board) will from time to time approve by resolution, and that directors will be entitled to receive from Covetrus reimbursement for reasonable expenses incurred in connection with the performance of their duties as directors.

Ability to Call Special Meetings of Stockholders	Subject to the rights of any series of Henry Schein preferred stock, special meetings of stockholders may be called by (i) the chairman of the Henry Schein Board or (ii) resolution adopted by the affirmative vote of a majority of the Henry Schein Board, and will be called at the request of stockholders holding more than 10% of the voting power of the outstanding shares

Special meetings of stockholders may be called only by (i) the Vets First Choice Board, (ii) the chairman of the Vets First Choice Board, or (iii) the chief executive officer or the president of Vets First Choice. Special meetings of stockholders may not be called at the request of Vets First Choice stockholders.

Business transacted at any special meeting of

Special meetings of stockholders may only be called by (i) the chairman of the Covetrus Board, (ii) the chief executive officer of Covetrus, (iii) the lead independent director of the Covetrus Board or (iv) a resolution adopted by a majority of the entire Covetrus Board. Special meetings of stockholders may not be called solely at the

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

entitled to vote in the election of directors (a “Stockholder Meeting Request”), and the date of any special meeting called upon the receipt of a Stockholder Meeting Request will be no more than 90 days after such Stockholder Meeting Request is received by the secretary of Henry Schein.

In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least 10% of the outstanding shares of Henry Schein common stock, multiple special meeting requests delivered to the secretary of Henry Schein will be considered together only if, in the case of special meeting requests for the purpose of nominating a person or persons for election to the Henry Schein Board, the exact same person or persons are nominated in each relevant Stockholder Meeting Request.

At any special meeting of stockholders, the business transacted will be limited to business (i) specified in the written notice of the special meeting given to stockholders of record on the record date for such meeting by or at the direction of the Henry Schein Board, stockholders will be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

The Vets First Choice Board may postpone or reschedule previously scheduled special meetings of stockholders.

request of Covetrus stockholders.

At any special meeting of stockholders, the business to be transacted will be limited to business (i) stated in the notice of the special meeting, (ii) otherwise properly brought before the special meeting by or at the direction of the Covetrus Board or (iii) with respect to the election of directors, provided that the Covetrus Board has called a special meeting for the purpose of electing one or more directors, brought by any stockholder who complies in all respects with the advance notice and other requirements in the Covetrus By-Laws relating to bringing director nominations before a special meeting of stockholders.

Any previously scheduled special meeting of stockholders may be postponed, rescheduled or canceled by the affirmative vote of a majority of the entire Covetrus Board.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

(ii) brought before the special meeting at the direction of the Henry Schein Board or the chairman of the meeting, or (iii) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote at such meeting.

At any special meeting that is requested by stockholders, the business transacted will be limited to the purpose(s) stated in the Stockholder Meeting Request; provided, that the Henry Schein Board will have the authority to submit additional matters to the stockholders.

A Stockholder Meeting Request must be accompanied by a written notice that includes certain information regarding the stockholder proposing to bring such business and regarding the proposal or nominated director, as applicable. A Stockholder Meeting Request must also include (i) an acknowledgment of the requesting stockholder(s) that any disposition after the date of the Stockholder Meeting Request of any shares of Henry Schein common stock will be deemed a revocation of the Stockholder Meeting

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

Request with respect to such shares and (ii) a commitment by such stockholder(s) to continue to satisfy the requisite percentage requirements through the date of the requested special meeting of stockholders, and to notify Henry Schein upon any disposition of any shares of Henry Schein common stock.

Any previously scheduled special meeting of stockholders may be postponed, rescheduled or cancelled by Henry Schein.

Notice of Meetings

The Henry Schein By-Laws provide that notice of each meeting of stockholders will be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Notices of all meetings will state (i) the place, if any, (ii) the date and time of meeting, and (iii) for special meetings, the purpose or purposes for which the meeting is called.

If notice is given by mail, such notice is deemed given when deposited in the US mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of Henry Schein.

The Vets First Choice By-Laws provide that notice of each meeting of stockholders will be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Notices of all meetings will state (i) the place, if any, (ii) the date and time of meeting, (iii) the means of remote communications by which stockholders and proxyholders may be deemed present, if any and (iv) the purpose or purposes for which the meeting is called.

If notice is given by mail, such notice is deemed given when deposited in the US mail, postage prepaid, directed to the stockholder at

The Covetrus By-Laws provide that notice of each meeting of stockholders will be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Notices of all meetings will state (i) the place, if any, (ii) the date and time of meeting, and (iii) for special meetings, the purpose or purposes for which the meeting is called.

If notice is given by mail, such notice is deemed given when deposited in the US mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of Covetrus

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

such stockholder’s address as it appears on the records of Vets First Choice. Notice may be given in form of electronic transmission consented to by the stockholder to whom notice is given. If notice is given by electronic transmission, such notice is deemed given at time specified in Section 232 of the DGCL.

Notice may be given in form of electronic transmission in the manner provided by the DGCL.
Advance Notice Procedures Required for Stockholder Proposals

The Henry Schein By-Laws provide that, to be properly brought before a stockholders meeting, business must have been (i) specified in the written notice of the meeting given to stockholders of record on the record date for such meeting by or at the direction of the Henry Schein Board, (ii) brought before the meeting at the direction of the Henry Schein Board or the chairman of the meeting, or (iii) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder.

A notice referred to in the above clause (iii) must be delivered to the principal executive office of Henry Schein, addressed to the attention of the secretary of Henry Schein, (a) no more than ten days after the date of the initial

		The Vets First Choice By-Laws do not contain advance notice procedures for stockholder proposals.	The Covetrus By-Laws will provide that, to be properly brought before an annual meeting of stockholders, business must have been (i) specified in the written notice of the meeting given to stockholders of record on the record date for such meeting by or at the direction of the Covetrus Board (or a committee thereof authorized by a majority of the entire Covetrus Board), (ii) brought before the meeting at the direction of the Covetrus Board (or a committee thereof authorized by a majority of the entire Covetrus Board) or the chairman of the meeting (if delegated that authority by a majority of the entire Covetrus Board), or (iii) brought by any stockholder who complies with the advance notice and

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

notice referred to in clause (i) above (in case of business to be brought at a special stockholders meeting), and (b) no more than ten days prior to the first anniversary of the initial notice referred to in clause (i) above of the previous year’s annual meeting (in case of business to be brought before an annual meeting of stockholders); provided, that such notice will not be required to be given more than 75 days prior to an annual meeting of stockholders.

The notice referred to in clause (iii) above must include certain information regarding the stockholder proposing to bring such business and regarding the proposal or nominated director, as applicable.

other requirements in the Covetrus By-Laws relating to bringing business before an annual meeting of stockholders.

Business brought by a stockholder in the above clause must be timely delivered in a written notice in proper form and with proper content as will be set forth in the Covetrus By-Laws to the secretary of Covetrus at the principal executive office of Covetrus not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to the secretary of Covetrus at the principal executive office of Covetrus no earlier than 120 days before the meeting and no later than the later of (i) 90 days prior to the meeting and (ii) the tenth day following the day on which notice of

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
the date of the annual meeting was mailed or a public announcement of the date of the such meeting is first made by Covetrus.
Quorum	Except as otherwise provided by law or by the Henry Schein Charter, at any meeting of Henry Schein stockholders the presence of a majority in voting power of the outstanding stock of Henry Schein entitled to vote at the meeting will constitute a quorum for the transaction of business.

The holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communications in a manner, if any, authorized by the Vets First Choice Board in its sole discretion, or represented by proxy, will constitute a quorum for the transaction of business.

At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director will constitute a quorum for the purpose of electing such director.

Where a separate vote by a class or series of capital stock is required by law or the Vets First Choice Charter, the holders of a majority in voting power of the shares of such class or series of capital stock of Vets First Choice issued and outstanding and entitled to vote on such matter, present in person

Except as otherwise provided by law or by the Covetrus Charter, at any meeting of Covetrus stockholders, the presence of a majority in voting power of the shares of capital stock of Covetrus entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Once established, a quorum will not be broken by the withdrawal of enough votes to leave less than a quorum.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
or by means of remote communication, will constitute a quorum of such class or series entitled to take action with respect to the vote on such matter.
Stockholder Action by Written Consent	Any action required or permitted to be taken by Henry Schein stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent will (to the extent required by law) be given to those stockholders who have not consented in writing and who would have been entitled to notice, if the action had been taken at a meeting.

Any action required or permitted to be taken at any annual or special meeting of Vets First Choice stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

Stockholders may act by written consent to elect directors, provided that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and filled by such action.

No action that is required or permitted to be taken by Covetrus stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a stockholder meeting (except as may otherwise expressly be provided by the terms of any series of shares of preferred stock permitting the holders of such series to act by written consent).
Approval of Certain Transactions; Protective Provisions	If stockholder approval is required (i) for the adoption of a merger or consolidation agreement,	At any time when shares of VFC preferred stock are outstanding, Vets First Choice will not	Not applicable.

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

or (ii) to authorize any sale, lease, transfer or exchange of all or substantially all of the assets of Henry Schein, then the affirmative vote of 60% or more of the outstanding stock of Henry Schein entitled to vote thereon is required to approve the relevant action.

The affirmative vote of 60% or more of all outstanding stock of Henry Schein entitled to vote thereon is required for the amendment of the provision above.

without the written consent or affirmative vote of holders of at least 60% of the then outstanding shares of VFC preferred stock (i) liquidate, dissolve or wind-up the business and affairs of Vets First Choice, or effect any merger or consolidation in which Vets First Choice is a constituent party or a subsidiary of Vets First Choice is a constituent party and Vets First Choice issues shares of its capital stock pursuant to such merger or consolidation, or consent to any of the foregoing, (ii) engage in any change of control transaction of Vets First Choice or any subsidiary or permit a change in control transaction of Vets First Choice or any subsidiary not treated as a liquidation, dissolution or winding up of Vets First Choice (“Liquidation Event”), (iii) amend, alter or repeal any provision of the Vets First Choice Charter or the Vets First Choice By-Laws, (iv) create, or authorize the creation of, or issue or obligate itself to issue shares of any additional class or series of capital stock, or security convertible into or exercisable for any class or series of capital stock, that ranks senior to or on parity with any series of VFC preferred stock

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
with respect to the distribution of assets on any Liquidation Event, the payment of dividends and rights of redemption, or increase the authorized number of shares of any series of VFC preferred stock, (v) (a) reclassify, alter or amend any existing security of Vets First Choice that is pari passu with any series of VFC preferred stock in respect of the distribution of assets on any Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any series of VFC preferred stock in respect of any such right, preference or privilege, or (b) reclassify, alter or amend any existing security of Vets First Choice that is junior to any series of VFC preferred stock in respect of the distribution of assets on any Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any series of VFC preferred stock in respect of any such right, preference or privilege, (vi) purchase or redeem or pay or declare any dividend or make any

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
distribution on, any shares of capital stock of Vets First Choice other than (a) redemptions of or dividends or distributions on the VFC preferred stock as expressly authorized, (b) dividends or other distributions payable on the common stock solely in the form of additional shares of common stock and (c) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for Vets First Choice or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, (vii) create, or authorize the creation of, or issue, or authorize the issuance of, any debt security or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of Vets First Choice and its subsidiaries for borrowed money following such action would exceed $500,000 other than payables in the ordinary course of business, unless such debt security has received the prior approval of the Vets First Choice Board, including the approval of at least two-thirds of the

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
directors that are elected by Series A Preferred Stock holders, Series C Preferred Stock holders, Series D Preferred Stock holders, Series E Preferred Stock holders, and Series F Preferred Stock holders (“Preferred Directors”), (viii) increase or decrease the authorized number of directors constituting the Vets First Choice Board, (ix) reclassify, alter or amend the preferences, rights or privileges of any series of VFC preferred stock, (x) create a new plan or arrangement for the grant or issuance of shares of capital stock, or options to purchase shares of the capital stock, of Vets First Choice to employees or officers of, or consultants, advisors or other persons providing services to, Vets First Choice, or increase the number of shares available under such a plan or arrangement unless any such plan or arrangement is approved by the Vets First Choice Board, including the approval of at least two-thirds of the Preferred Directors at the time serving, (xi) effect any acquisition of the capital stock or equity interests of another entity that results in the consolidation of the results of operations of

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

such acquired entity into the results of operations of Vets First Choice, or the acquisition of all or substantially all of the assets of another entity, unless such acquisition is approved by the Vets First Choice Board, including the approval of at least two-thirds of the Preferred Directors at the time serving, or (xii) create, or hold capital stock in, any subsidiary that is not wholly owned by Vets First Choice, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of Vets First Choice, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets of such subsidiary. Any aforementioned actions entered into without such consent or vote will be null and void ab initio, and of no force or effect.

Amendments to Certificate of Incorporation	The Henry Schein Charter may be amended as prescribed by law (i.e., under the DGCL, generally by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class), subject	The Vets First Choice Charter may be amended as prescribed by law (i.e., under the DGCL, generally by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class), subject	The Covetrus Charter may be amended by the affirmative vote of holders of shares representing at least two-thirds of the votes that would be entitled to be cast on such matter by all of the then outstanding shares of all classes and series of capital stock of Covetrus at

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
	to express provisions of the Henry Schein Charter requiring greater than a majority vote to amend specific provisions.	to express provisions of the Vets First Choice Charter requiring greater than a majority vote to amend specific provisions.	any annual or special meeting of stockholders, voting together as a single class.
Amendments to By-Laws	Pursuant to the Henry Schein By-Laws, the Henry Schein By-Laws may be amended by (i) the affirmative vote of holders of at least two-thirds in voting power of the shares of stock issued and outstanding and entitled to vote thereon, or (ii) the affirmative vote of at least two-thirds of the members of the Henry Schein Board. However, the Henry Schein Charter provides that the Henry Schein Board may not amend or repeal any bylaw adopted by the stockholders of Henry Schein from and after the 1997 annual meeting of stockholders of Henry Schein.

Pursuant to the Vets First Choice By-Laws, the Vets First Choice By-Laws may be altered, amended or repealed, or new by-laws may be adopted by the Board of Directors.

Pursuant to the Vets First Choice By-Laws, the Vets First Choice By-Laws may be altered, amended or repealed, or new by-laws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of Vets First Choice issued and outstanding and entitled to vote at any annual meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws will have been stated in the notice of such special meeting.

The Covetrus By-Laws may be amended by the affirmative vote of holders of at least two-thirds of the votes that would be entitled to be cast on such matter by all of the then outstanding shares of all classes and series of capital stock of Covetrus at any annual or special meeting of stockholders, voting as a single class, or by the affirmative vote of a majority of the entire Covetrus Board (except to the extent the Covetrus By-Laws require a different vote).
Limitation of Personal Liability of Directors and Officers	The Henry Schein Charter provides that a director of Henry Schein is not personally liable to Henry Schein or its stockholders for monetary damages for any breach of fiduciary duty; provided, that such exculpation does not limit any liability arising from (i) a breach of the	The Vets First Choice Charter provides that a director of Vets First Choice will not be personally liable to Vets First Choice or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such exculpation does not limit any	The Covetrus Charter will provide that a director of Covetrus is not personally liable to Covetrus or its stockholders for monetary damages for any breach of fiduciary duty; provided, that such exculpation does not limit any liability arising from (i) a

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
	duty of loyalty, (ii) bad faith, intentional misconduct or knowing violation of law, (iii) an unlawful payment of dividends, stock purchase or redemption under Section 174 of the DGCL or (iv) transactions from which the relevant director derived an improper personal benefit.	liability arising from (i) a breach of the duty of loyalty, (ii) bad faith, intentional misconduct or knowing violation of law, (iii) an unlawful payment of dividend, stock purchase or redemption under Section 174 of the DGCL or (iv) transactions from which the relevant director derived an improper personal benefit.

breach of the duty of loyalty, (ii) bad faith, intentional misconduct or knowing violation of law, (iii) an unlawful payment of dividends, stock purchase or redemption under Section 174 of the DGCL or (iv) transactions from which the relevant director derived an improper personal benefit.

Indemnification of Directors and Officers; Insurance

Henry Schein will indemnify any person who was or is a party to, or is threatened to be made a party to, or is involved in, any pending or completed action, suit or proceeding by reason of the fact that he or she (i) is or was a director or officer of Henry Schein or (ii) is or was serving at the request of Henry Schein as director, officer, employee or agent of another entity, against all expenses (including attorneys’ fees), liabilities and losses actually and reasonably incurred in connection with the defense or settlement of any such proceeding.

Henry Schein will only indemnify any such person seeking indemnification in connection with a proceeding initiated by such person if the applicable proceeding

Vets First Choice will indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Vets First Choice or, while a director or officer of Vets First Choice, is or was serving at the request of Vets First Choice as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered

Covetrus will indemnify any person who was or is a party to, or is threatened to be made a party to, or is involved in, any pending or completed action, suit or other proceeding by reason of the fact that he or she (i) is or was a director or officer of Covetrus or (ii) is or was serving at the request of Covetrus as director, officer, employee or agent of another entity, against all expenses (including attorneys’ fees), liabilities and losses actually and reasonably incurred in connection with the defense or settlement of any such proceeding.

Covetrus will only indemnify any such person seeking indemnification in connection with a proceeding initiated by

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

was authorized by the Henry Schein Board.

Henry Schein will pay expenses incurred by an indemnified person in defending any proceeding in advance of its final disposition, provided, that to the extent required by law, for directors and officers, such payment of expenses are made only upon receipt of an undertaking by such indemnified person to repay all amounts advanced if it should be ultimately determined that the indemnified person is not entitled to be indemnified.

If a claim for indemnification or advancement is not paid in full within 30 days after a written claim has been received, the indemnified person may file suit to recover the unpaid amount of such claim and will be entitled to be paid the expense of prosecuting such claim, if successful.

Henry Schein may purchase and maintain insurance (at its expense) to protect itself and any director, officer, employee or agent against any such expense, liability or loss (whether or not Henry Schein would have the power to indemnify such person against such expense, liability or loss under the DGCL).

and expenses reasonably incurred by such person in such proceeding.

Vets First Choice will pay expenses incurred by an indemnified person in defending any proceeding in advance of its final disposition, to the extent required by law, provided such payment of expenses are made only upon receipt of an undertaking by the indemnified person to repay all amounts advanced if it should be ultimately determined that the indemnified person is not entitled to be indemnified.

If a claim for indemnification or advancement is not paid in full within 30 days after a written claim has been received, the indemnified person may file suit to recover the unpaid amount of such claim and will be entitled to be paid the expense of prosecuting such claim, if successful.

Vets First Choice’s obligation to indemnify is reduced by any amount such indemnified person may collect as indemnification from another corporation.

The Vets First Choice Board may authorize an appropriate officer or officers to purchase and maintain at Vets First Choice’s expense insurance: (i) to such person if (i) the applicable proceeding was authorized by a majority of the entire Covetrus Board prior to its initiation, (ii) Covetrus provides indemnification in its sole discretion pursuant to powers vested in it under the DGCL or other applicable law, or (iii) such indemnification is otherwise required by the DGCL or other applicable law.

Covetrus will pay expenses incurred by an indemnified person in defending any proceeding in advance of its final disposition, to the fullest extent not prohibited by law, within 20 days after receipt of a written claim for advancement of expenses (along with a reasonable accounting thereof), except in the case of a proceeding against a person seeking indemnity brought by Covetrus and approved by a majority of the entire Covetrus Board alleging willful and deliberate breaches in bad faith of such person’s fiduciary duty or any claim for which indemnification is excluded under the Covetrus Charter, the DGCL or other applicable law. Payment of expenses to

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

indemnify Vets First Choice for any obligation that it incurs as a result of the indemnification of directors, officers and employees and (ii) to indemnify or insure directors, officers and employees against liability when not otherwise indemnified by Vets First Choice.

directors and officers is made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined by final and non-appealable judicial decision that the indemnified person is not entitled to be indemnified.

If a claim is not paid in full (i) within 60 days after a written claim for indemnification has been received by Covetrus or (ii) within 20 days after a written claim for advancement of expenses (along with a reasonable accounting thereof) has been received by Covetrus, the indemnified person may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense of prosecuting such claim.

Covetrus may purchase and maintain insurance (at its expense) to protect itself and any director, officer, employee or agent (or any person who was serving at the request of Covetrus as a director, officer, employee or agent of another entity) against any such expense, liability or loss (whether or not Covetrus would have

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

the power to indemnify such person against such expense, liability or loss under the DGCL). Covetrus may also create a trust fund, grant a security interest or use other means (including a letter of credit) to insure the payment of its indemnification obligations.

Corporate Opportunity

Section 122 of the DGCL provides that a corporation in its certificate of incorporation or by action of its board of directors may renounce any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.

The Henry Schein Charter is silent as to whether Henry Schein renounces its interest in any corporate opportunity offered to any director.

The Vets First Choice Charter provides that Vets First Choice renounces any interest or expectancy in, or in being offered an opportunity to participate in, any “excluded opportunity” (which is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of Vets First Choice who is not an employee of Vets First Choice or any of its subsidiaries, or (ii) any holder of VFC preferred stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of Vets First Choice or any of its subsidiaries (each, a “Covered Person”)), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a

The Covetrus Charter will provide that Covetrus, on behalf of itself and its subsidiaries, will renounce any interest or expectancy in, or in being offered an opportunity to participate in, any “excluded opportunity” (which is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any non-employee director of Covetrus), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a non-employee director expressly and solely in such person’s capacity as a director of Covetrus

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
Covered Person expressly and primarily in such Covered Person’s capacity as a director of Vets First Choice.
Antitakeover Statute; Business Combinations (DGCL Section 203)

Henry Schein has not opted-out of (and is thus subject to) the “business combination” prohibition under Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock (an “Interested Stockholder”) for a period of three years following the date the person became an Interested Stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an Interested Stockholder is approved in a prescribed manner.

		As Vets First Choice is not a publicly held Delaware corporation, Section 203 of the DGCL does not apply.	Covetrus will not opt-out (and will thus be subject to) the “business combination” prohibition under Section 203 of the DGCL.
Certain Proceedings	The Henry Schein Charter provides that, whenever a compromise or arrangement is proposed between Henry Schein and its creditors or any class of them and/or between Henry Schein and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of	Not applicable.	The Covetrus Charter will provide that, whenever a compromise or arrangement is proposed between Covetrus and its creditors or any class of them and/or between Covetrus and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS

(i) Henry Schein, (ii) any creditor or stockholder thereof, (iii) any receiver or receivers appointed for Henry Schein under the provisions of Section 291 of Title 8 of the DGCL, (iv) trustees in dissolution, or (v) any receiver or receivers appointed for Henry Schein under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of Henry Schein, as the case may be, to be summoned in such manner as the court directs.

If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of Henry Schein, as the case may be, agree to any compromise or arrangement and to any reorganization of Henry Schein as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization will, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class application of (i) Covetrus, (ii) any creditor or stockholder thereof, (iii) any receiver or receivers appointed for Covetrus under the provisions of Section 291 of Title 8 of the DGCL, (iv) trustees in dissolution, or (v) any receiver or receivers appointed for Covetrus under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of Covetrus, as the case may be, to be summoned in such manner as the court directs.

If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of Covetrus, as the case may be, agree to any compromise or arrangement and to any reorganization of Covetrus as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization will, if sanctioned by the court to which the application has been made, be binding on all the creditors or

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
	of stockholders of Henry Schein, as the case may be, and also on Henry Schein.		class of creditors, and/ or on all the stockholders or class of stockholders of Covetrus, as the case may be, and also on Covetrus.
Forum Selection Provision	Unless Henry Schein consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Henry Schein, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Henry Schein to Henry Schein or Henry Schein’s stockholders, (iii) any action asserting a claim arising under the DGCL, the Henry Schein Charter or the Henry Schein By-Laws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.	There is no forum selection provision in the Vets First Choice Charter or the Vets First Choice By-Laws.	Unless Covetrus consents in writing to the selection of an alternative forum, the Selected Forum will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Covetrus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of Covetrus to Covetrus or Covetrus’ stockholders, (iii) any action asserting a claim arising under the DGCL (or any successor provision thereto), the Covetrus Charter or the Covetrus By-Laws (in each case, as they may be amended from time to time) or as to which the DGCL (or any successor provision thereto) confers jurisdiction on the Selected Forum, (iv) any action asserting a claim governed by the internal affairs doctrine, (v) any action to interpret, apply, enforce or determine the validity of the

STOCKHOLDER RIGHT	HENRY SCHEIN	VETS FIRST CHOICE	COVETRUS
Covetrus Charter or the Covetrus By-Laws (in each case, as they may be amended from time to time), or (vi) any other action asserting an “internal corporate claim” under Section 115 of the DGCL.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The principal terms of Spinco’s financing following the entry into the definitive documentation governing the Term Loan Facility and the Revolving Facility (each as defined below) are summarized below. However, the relative principal amount, applicable interest rates and other terms of the debt financing described below may not be definitely determined until shortly before the Closing Date and may differ from those below, depending on market conditions and other factors.

General

In connection with the Transactions, Spinco expects to enter into (a) a new five-year Term Loan A facility (the “Term Loan Facility”) in the amount of $1.2 billion, the proceeds of which shall be used to finance the Transactions and (b) a new five-year revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Facilities”) in an aggregate principal amount of $300 million (the “Revolving Commitment”), a portion of which shall be available for the issuance of letters of credit by certain lenders under the Revolving Facility, and which shall also be used to finance the working capital needs and general corporate purposes of Spinco, its subsidiaries and affiliates.

Following the Merger, subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), Spinco will be permitted to add one or more incremental term loan facilities to the Facilities and/or increase commitments under the Revolving Facility in an aggregate principal amount not to exceed (i) the greater of (x) $265 million and (y) an amount equal to pro forma trailing four quarter EBITDA plus (ii) an additional amount as will not cause the consolidated net senior secured leverage ratio after giving effect to the incurrence of such additional amount to exceed 3.25:1.0 (calculated by (x) treating any junior lien or unsecured debt incurred in reliance on this clause (ii) as if it were senior secured indebtedness and (y) in the case of any revolving commitments in reliance on this clause (ii) as if loans thereunder were drawn in full on such date).

Term Loan A Facility and Revolving Facility

Up to $1.2 billion of the Term Loan Facility may be borrowed on the Closing Date to finance the Transactions. The Term Loan Facility must be drawn in a single drawing on the Closing Date and amounts borrowed under the Term Loan Facility may not be reborrowed.

Up to $300 million under the Revolving Facility shall be available on a revolving basis commencing after the Closing Date and ending on the date that is five years thereafter. A portion of the Revolving Facility equal to $35 million shall be available for the issuance of letters of credit.

The Term Loan Facility will mature five years after the date of the Closing Date and, following the first anniversary of the Closing Date, shall be repayable in equal quarterly installments in an aggregate amount equal to 5% per annum of the original principal amount of the Term Loan Facility. The Revolving Facility will mature five years after the date of the Closing Date

Spinco may elect that the amounts borrowed under the Facilities bear interest at a rate per annum equal to (a) LIBOR plus a margin based on Spinco’s consolidated net total leverage ratio or (b) the alternate base rate, which will be the highest of (x) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect, (y) 0.50% in excess of the overnight federal funds rate and (z) the eurodollar rate applicable for an interest period of one month plus 1.00%, plus a margin based on Spinco’s consolidated net total leverage ratio.

Spinco will be required to pay a commitment fee on the average daily unused portion of the Revolving Facility, calculated at a rate per annum based on Spinco’s consolidated net total leverage ratio, payable quarterly in arrears.

Prepayments

Pursuant to the commitment letter relating to the Facilities, voluntary prepayments of borrowings under the Facilities and voluntary reductions of the unutilized portion of the commitments under the Revolving Facility shall be permitted at any time, subject to minimum principal amount requirements and subject to reimbursement of the lenders’ redeployment costs actually incurred in the case of a prepayment of adjusted Eurodollar borrowings other than on the last day of the relevant interest period.

In addition, loans under the Term Loan Facility will be required to be prepaid from (a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets by Spinco and its restricted subsidiaries (including insurance and condemnation proceeds) in excess of a certain dollar amount and subject to certain exceptions and reinvestment rights; and (b) 100% of the net cash proceeds from issuances or incurrences of debt (other than debt permitted to be incurred under the Term Loan Facility) by Spinco and its subsidiaries.

In addition, extensions of credit under the Revolving Facility will be required to be prepaid if (a) the aggregate extensions of credit exceed the aggregate Revolving Commitment at any time or (b) the aggregate exposure in respect of the letters of credit obligations exceeds 105% of $35 million at any time, in each case, in the amount of such excess.

Covenants, Representations and Warranties

The Facilities will contain customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain limitations on the following activities of Spinco and its subsidiaries: the incurrence of additional indebtedness; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; making investments; repurchase, prepayment or redemption of subordinated and junior lien indebtedness; agreeing to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers; incurrence of additional liens; transfer or sale of assets; consolidation, merger, sale or other disposition of all or substantially all of our assets; entering into certain transactions with affiliates; designation any of our subsidiaries as unrestricted subsidiaries; changes to our fiscal periods; entry into certain hedging agreements; changes to our primary lines of business; certain amendments to the Merger Agreement and the Contribution and Distribution Agreement; and making of negative pledges. The negative covenants will be subject to customary exceptions. In addition, the Facilities will contain financial covenants requiring (i) compliance with a maximum consolidated net total leverage ratio as of the last day of any fiscal quarter and (ii) compliance with a minimum consolidated net interest coverage ratio as of the last day of any fiscal quarter.

Guarantee and Security

All obligations under the Facilities will be guaranteed by each direct and indirect wholly owned material U.S. restricted subsidiary of the Borrower, other than certain excluded subsidiaries. All obligations of the Borrower and each guarantor are secured by a perfected security interest in substantially all tangible and intangible assets of the Borrower and each guarantor, including the capital stock of the Borrower and the capital stock of each U.S. subsidiary of each borrower and each guarantor, and 65% of each series of capital stock of any non-U.S. subsidiary held directly by the Borrower or any guarantor, subject to customary exceptions.

Events of Default

Events of default under the Facilities will be limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, and a change of control, in each case subject to customary thresholds, notice and grace period provisions.

LEGAL MATTERS

The validity of the shares of Spinco common stock to be distributed by Henry Schein to its stockholders in the Distribution and issued to stockholders of Vets First Choice in the Merger will be passed upon for Spinco by Proskauer Rose LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP will provide to Henry Schein legal opinions regarding certain U.S. federal income tax matters. Morgan, Lewis & Bockius LLP will provide to Vets First Choice legal opinions regarding certain U.S. federal income tax matters.

EXPERTS

The financial statements of Henry Schein Animal Health Business as of December 30, 2017 and December 31, 2016 and for each of the three years in the period ended December 30, 2017 included in the Registration Statement of which this prospectus forms a part have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere in this Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Direct Vet Marketing, Inc. (d/b/a Vets First Choice) and subsidiaries as of December 31, 2017 and December 31, 2016 and the results of its operations and cash flows for the three years ended December 31, 2017, December 31, 2016 and January 2, 2016, included in the Registration Statement of which this prospectus forms a part, have been so included in reliance on the report of RSM US LLP, an independent registered public accounting firm, appearing elsewhere in this Registration Statement, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4/S-1 under the Securities Act of which this prospectus forms a part with respect to the Spinco common stock being distributed in the Spin-off and issued in the Merger as described herein. This prospectus is part of, and does not contain all of the information set forth in, the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

A copy of the registration statement, and the exhibits thereto, may be accessed without charge through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov). Our website will be www.covetrus.com. The information that will be contained on, or that will be accessible through, our website is not a part of this prospectus supplement, and you should not consider any information on, or accessible through, our website as part of this prospectus supplement. We have included our website address in this registration statement solely as an inactive textual reference.

In connection with the Spin-off, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will also be able to inspect copies of this material without charge at the SEC’s website. Upon completion of the Spin-off, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC and is not incorporated by reference herein.

Defined Term Index

Defined Term	Section Reference
“2010 Plan”	“Executive Compensation—Stock Plans”
“2019 Plan”	“Executive Compensation—Stock Plans”
“AAFCO”	“The Henry Schein Animal Health Business—United States”
“Acquired Competing Business”	“The Merger Agreement—Non-Competition”
“ACVM”	“The Henry Schein Animal Health Business—New Zealand”
“Additional Per Share Merger Consideration”	“The Merger Agreement—Merger Consideration”
“Admiral Fully Diluted Share Number”	“The Merger Agreement—Merger Consideration”
“Aggregate Closing Merger Consideration”	“The Merger Agreement—Merger Consideration”
“AgVet Code”	“The Henry Schein Animal Health Business—Australia”
“AIP”	“Executive Compensation—Annual Incentive Plan”

Defined Term	Section Reference
“APVMA”	“The Henry Schein Animal Health Business—Australia”
“ASC 605”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—Revenue”
“ASC 606”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Accounting Pronouncements Adopted”
“ASC”	“The Transactions—Accounting Treatment and Considerations”
“ASU 2014-16”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented”
“ASU 2015-11”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented”
“ASU 2015-16”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Accounting Pronouncements Adopted”
“ASU 2016-02”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Recently Issued Accounting Standards”
“ASU 2016-09”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Income Taxes”
“ASU 2016-10”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented”
“ASU 2016-15”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented”
“ASU 2016-18”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented”

Defined Term	Section Reference
“ASU 2017-01”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Accounting Pronouncements Adopted”
“ASU 2017-09”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Accounting Pronouncements Adopted”
“ASU 2017-11”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented”
“ASU 2014-09”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Accounting Pronouncements Adopted”
“ASU 2017-04”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Recently Issued Accounting Standards”
“ASU 2018-13”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented”
“ASU 2018-15”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented”
“ASU”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Revenue Recognition”
“BEAT”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—The Tax Act”
“BESP”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Revenue Recognition”
“Bridge Facility”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice — December 2018 Bridge Facility”

Defined Term	Section Reference
“CD&R”	“The Transactions—Background of the Transactions”
“Change in Control Termination”	“Executive Compensation—Employment Agreements”
“Closing Per Share Merger Consideration”	“The Merger Agreement—Merger Consideration”
“Closing”	“The Merger Agreement—Closing and Effective Time”
“Consent”	“The Contribution and Distribution Agreement—Preliminary Transactions”
“Conversion Factor”	“The Merger Agreement—Merger Consideration”
“Covered Person”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Covetrus By-Laws”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Covetrus Charter”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Covetrus preferred stock”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“CVM”	“The Henry Schein Animal Health Business—United States”
“Data Subjects”	“Risk Factors—Risks Relating to our Business”
“EC”	“The Henry Schein Animal Health Business—European Union”
“Effective Time”	“The Merger Agreement”
“EFSA”	“The Henry Schein Animal Health Business—European Union”
“EFTA”	“The Henry Schein Animal Health Business—European Union”
“EMA”	“The Henry Schein Animal Health Business—European Union”
“EPA”	“The Henry Schein Animal Health Business—United States”
“EPS”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—New Accounting Standards Implemented and Accounting Standards Issued and Not Yet Implemented”
“Escrow Account”	“Prospectus Summary—The Merger”
“ESPP”	“Executive Compensation—Stock Plans”
“Excluded Assets”	“The Contribution and Distribution Agreement—Preliminary Transactions”
“Excluded Inventory”	“The Contribution and Distribution Agreement—Preliminary Transactions”
“Excluded Liabilities”	“The Contribution and Distribution Agreement—Preliminary Transactions”

Defined Term	Section Reference
“Excluded Services”	“Ancillary Agreements—Transition Services Agreement”
“EY”	“Management Before and After the Consummation of the Transactions—Board of Directors and Executive Officers of Covetrus—Board of Directors of Covetrus”
“Facilities”	“Description of Material Indebtedness—General”
“FASB”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Revenue Recognition”
“FATCA”	“The Transactions—FATCA”
“FDII”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—The Tax Act”
“Foreign Action”	“Risk Factors—Risks Relating to Our Common Stock”
“FTC”	“The Henry Schein Animal Health Business—United States”
“GDPR”	“Risk Factors—Risks Relating to the Transactions”
“GILTI”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—The Tax Act”
“Henry Schein By-Laws”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Henry Schein Charter”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Henry Schein preferred stock”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“IDEXX”	“Management Before and After the Consummation of the Transactions—Board of Directors and Executive Officers of Covetrus—Board of Directors of Covetrus”
“Indemnitee”	“Description of Capital Stock—Limitations on Liability and Indemnification”
“Interest Limitation”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—The Tax Act”
“Interested Stockholder”	“Description of Capital Stock—Anti-Takeover Effects of our Certificate and Incorporation and By-laws”
“IS”	“Risk Factors—Risks Relating to our Business”
“JV Minority Equity Value”	“The Merger Agreement—Merger Consideration”

Defined Term	Section Reference
“Lenders”	“The Merger Agreement—Amendment; Extension; Waiver”
“Liquidation Event”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Loan I”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—Liquidity, Capital Resources and Plan of Operations”
“Loan II”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vets First Choice—Liquidity, Capital Resources and Plan of Operations”
“MA”	“The Henry Schein Animal Health Business—European Union”
“Merger Adjustment Amount”	“The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments”
“Merger Calculation Time”	“The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments”
“Merger Sub Stockholder Approval”	“The Merger Agreement—Conditions to Consummation of the Merger”
“Merger Tax Opinion”	“Risk Factors—Risks Relating to the Transactions”
“NOLs”	“Risk Factors—Risks Related to the Transactions”
“NZ EPA”	“The Henry Schein Animal Health Business—New Zealand”
“Omitted Services”	“Ancillary Agreements—Transition Services Agreement”
“Ownership Limitation”	“Risk Factors—Risks Relating to the Transactions”
“Per Share Merger Consideration”	“The Merger Agreement—Merger Consideration”
“Pre-Closing Tax Indemnity Payment”	“The Merger Agreement—Vets First Choice Pre-Closing Tax Indemnity”
“Preferred Directors”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Put Rights Amendment””	“The Contribution and Distribution Agreement—Preliminary Transactions”
“PWC”	“Executive Compensation”
“Radford”	“Executive Compensation”
“Reorganization”	“Preliminary Prospectus—Shares of Common Stock”
“Revolving Commitment”	“Description of Material Indebtedness—General”
“Revolving Facility”	“Description of Material Indebtedness—General”
“Selected Forum”	“Risk Factors—Risks Relating to Our Common Stock”

Defined Term	Section Reference
“Share Sale Investors”	“Preliminary Prospectus—Shares of Common Stock”
“Share Sale”	“Preliminary Prospectus—Shares of Common Stock”
“SMBs”	“Risk Factors—Risks Relating to our Business”
“Spinco Assets”	“The Contribution and Distribution Agreement—Preliminary Transactions”
“Spinco Business”	“The Contribution and Distribution Agreement—Preliminary Transactions”
“Spinco Employees”	“Ancillary Agreements—Employee Matters Agreement”
“Spinco Liabilities”	“The Contribution and Distribution Agreement—Preliminary Transactions”
“Spinco Net Debt Adjustment”	“The Contribution and Distribution Agreement—Working Capital and Net Indebtedness Adjustments”
“Spinco Target Working Capital”	“The Contribution and Distribution Agreement—Working Capital and Net Indebtedness Adjustments”
“Spinco Working Capital Adjustment”	“The Contribution and Distribution Agreement—Working Capital and Net Indebtedness Adjustments”
“Spinco Working Capital”	“The Contribution and Distribution Agreement—Working Capital and Net Indebtedness Adjustments”
“Spin-off Calculation Time”	“The Contribution and Distribution Agreement—Working Capital and Net Indebtedness Adjustments”
“Stockholder Meeting Request”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Support Agreements”	“The Merger Agreement—Other Covenants and Agreements”
“Tax Opinions”	“The Transactions—Material U.S. Federal Income Tax Consequences of the Transaction”
“Term Loan Facility”	“Description of Material Indebtedness—General”
“TPE”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Revenue Recognition”
“Transferred Real Property”	“The Contribution and Distribution Agreement—Preliminary Transactions”
“USDA”	“The Henry Schein Animal Health Business—United States”
“Vets First Choice By-Laws”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Vets First Choice Charter”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“Vets First Choice Fully Diluted Share Number”	“The Merger Agreement—Merger Consideration”

Defined Term	Section Reference
“Vets First Choice Stockholder Approval”	“The Merger Agreement—Conditions to Consummation of the Merger”
“VFC preferred stock”	“Comparison of the Rights of Stockholders Before and After the Transactions”
“VMD”	“The Henry Schein Animal Health Business—United Kingdom”
“Voyager Net Debt Adjustment”	“The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments”
“Voyager Target Working Capital”	“The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments”
“Voyager Transaction Expenses Amount”	“The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments”
“Voyager Working Capital Adjustment”	“The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments”
“Voyager Working Capital”	“The Merger Agreement—Post-Closing Working Capital, Net Indebtedness and Transaction Expenses Adjustments”
“VSOE”	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Henry Schein Animal Health Business—Revenue Recognition”
“WTW”	“Executive Compensation”

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors

Henry Schein, Inc., the Parent of the Henry Schein Animal Health Business

Melville, New York

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of the Henry Schein Animal Health Business (the “Company”) as of December 30, 2017 and December 31, 2016, the related combined statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 30, 2017, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 30, 2017 and December 31, 2016, and the results of its operations and cash flows for each of the three years in the period ended December 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As described in Note 1, the financial statements of the Henry Schein Animal Health Business are not those of a stand alone entity. The combined financial statements of Henry Schein Animal Health Business reflect the assets, liabilities, revenues, and expenses directly attributable to Henry Schein Animal Health Business, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in equity, and cash flows of Henry Schein Animal Health Business on a stand alone basis and do not necessarily reflect the financial position, results of operations, changes in equity, and cash flows of Henry Schein Animal Health Business in the future or what they would have been had Henry Schein Animal Health Business been a separate, stand alone entity during the periods presented.

We have served as the Company’s auditor since 2018.

/s/ BDO USA, LLP

New York, New York

September 14, 2018

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED BALANCE SHEETS

Dollars in thousands	December 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$16,656	$19,714
Accounts receivable, net of reserves of $7,570 and $5,812	427,866	358,883
Inventories, net	534,664	473,662
Other receivables	75,651	64,805
Prepaid expenses and other	22,089	15,218

Total current assets	1,076,926	932,282
Property and equipment, net	64,554	50,892
Goodwill	710,718	647,028
Other intangibles, net	252,927	246,424
Investments and other	62,845	68,361

Total assets	$2,167,970	$1,944,987

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$375,782	$341,185
Current maturities of long-term debt	3,204	1,103
Accrued expenses:
Payroll and related	33,382	35,502
Taxes	16,301	10,324
Other	82,917	78,033

Total current liabilities	511,586	466,147
Long-term debt, net	23,529	25,831
Deferred income taxes	14,157	15,241
Other liabilities	39,204	36,937

Total liabilities	588,476	544,156
Redeemable noncontrolling interests	366,554	322,070
Equity:
Net Parent investment	1,255,976	1,179,198
Accumulated other comprehensive loss	(43,036)	(100,437)

Total equity	1,212,940	1,078,761

Total liabilities, redeemable noncontrolling interests and equity	$2,167,970	$1,944,987

See accompanying notes to combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED STATEMENTS OF OPERATIONS

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net sales	$3,579,795	$3,353,160	$2,978,328
Cost of sales	2,927,770	2,733,247	2,448,310

Gross profit	652,025	619,913	530,018
Operating expenses:
Selling, general and administrative	516,703	488,816	417,867
Restructuring costs	—	7,269	8,344

Operating income	135,322	123,828	103,807
Other income:
Other, net	3,447	2,966	4,689

Income before taxes and equity in earnings of affiliates	138,769	126,794	108,496
Income taxes	(48,019)	(27,938)	(24,269)
Equity in earnings of affiliates	1,294	1,408	761

Net income	92,044	100,264	84,988
Less: Net income attributable to redeemable noncontrolling interests	(27,690)	(29,966)	(24,664)

Net income attributable to the Henry Schein Animal Health Business	$64,354	$70,298	$60,324

See accompanying notes to combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net income	$92,044	$100,264	$84,988
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	59,226	(35,296)	(27,554)
Unrealized gain (loss) from foreign currency hedging activities	697	(95)	72
Pension adjustment gain	409	235	259

Other comprehensive income (loss), net of tax	60,332	(35,156)	(27,223)

Comprehensive income	152,376	65,108	57,765

Comprehensive income:
Comprehensive income attributable to redeemable noncontrolling interests:
Net income	(27,690)	(29,966)	(24,664)
Foreign currency translation (gain) loss	(2,931)	1,006	690

Comprehensive income attributable to redeemable noncontrolling interests	(30,621)	(28,960)	(23,974)

Comprehensive income attributable to the Henry Schein Animal Health Business	$121,755	$36,148	$33,791

See accompanying notes to combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED STATEMENTS OF EQUITY

Dollars in thousands	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity Attributable to the Business
Balance at December 27, 2014	$913,667	$(39,754)	$873,913
Net income attributable to the Henry Schein Animal Health Business	60,324	—	60,324
Other comprehensive loss	—	(26,533)	(26,533)
Net transfers in Parent investment	101,090	—	101,090

Balance at December 26, 2015	$1,075,081	$(66,287)	$1,008,794
Net income attributable to the Henry Schein Animal Health Business	70,298	—	70,298
Other comprehensive loss	—	(34,150)	(34,150)
Net transfers in Parent investment	33,819	—	33,819

Balance at December 31, 2016	$1,179,198	$(100,437)	$1,078,761
Net income attributable to the Henry Schein Animal Health Business	64,354	—	64,354
Other comprehensive income	—	57,401	57,401
Net transfers in Parent investment	12,424	—	12,424

Balance at December 30, 2017	$1,255,976	$(43,036)	$1,212,940

See accompanying notes to combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Cash flows from operating activities:
Net income	$92,044	$100,264	$84,988
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,053	55,448	50,301
Loss on sale of fixed assets	475	4	78
Stock-based compensation expense	7,220	6,208	5,620
Provision for losses on trade and other accounts receivable	552	758	(501)
Provision for (benefit from) deferred income taxes	6,186	(6,278)	(4,200)
Equity in earnings of affiliates	(1,294)	(1,408)	(761)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(33,941)	(13,373)	333
Inventories	(23,450)	(54,876)	(28,971)
Accounts payable and accrued expenses	6,452	22,272	13,471
Other assets and liabilities	(5,106)	(4,220)	(24,243)

Net cash provided by operating activities	108,191	104,799	96,115

Cash flows from investing activities:
Purchases of fixed assets	(20,665)	(12,748)	(9,291)
Payments related to equity investments and business acquisitions, net of cash acquired	(108,933)	(110,615)	(106,270)
Proceeds from sale of fixed assets	1,072	606	295

Net cash used in investing activities	(128,526)	(122,757)	(115,266)

Cash flows from financing activities:
Principal payments for long-term debt	(314)	(373)	(181)
Net transfers from Parent	62,206	46,687	82,957
Distributions to noncontrolling stockholders	(20,481)	(22,204)	(23,772)
Acquisitions of noncontrolling interests in subsidiaries	(26,375)	(3,803)	(30,826)

Net cash provided by financing activities	15,036	20,307	28,178

Effect of exchange rate changes on cash and cash equivalents	2,241	(1,654)	(823)

Net change in cash and cash equivalents	(3,058)	695	8,204
Cash and cash equivalents, beginning of period	19,714	19,019	10,815

Cash and cash equivalents, end of period	$16,656	$19,714	$19,019

Cash paid for income taxes	$7,698	$6,756	$5,310

See accompanying notes to combined financial statements.

Notes to Combined Financial Statements

1. Business Overview and Significant Accounting Policies

Separation from Henry Schein

On April 20, 2018, Henry Schein, Inc. (“Henry Schein” or the “Parent”) entered into a Contribution and Exchange Agreement, an Agreement and Plan of Merger and certain other transaction documents, which contemplate, among other things, the separation and contribution of Parent’s animal health business (the “Henry Schein Animal Health Business” or the “Business”) to HS Spinco, Inc. (“Spinco”), the pro rata distribution of the shares of Spinco common stock held by Parent to Parent’s stockholders as of the record date of the distribution, and the subsequent merger of a subsidiary of Spinco with and into Direct Vet Marketing, Inc. (d/b/a Vets First Choice), with Vets First Choice continuing as the Surviving Company and a wholly owned subsidiary of Spinco.

The Henry Schein Animal Health Business is one of the world’s largest veterinary supply chain, technology and software providers to the animal health market, with leading positions in North America, Europe and Australasia and growing businesses in South America and Asia.

The Business conducts operations through two reportable segments, which are also its operating segments: (i) supply chain and (ii) technology and value-added services. These segments offer different products and services to the same customer base.

Basis of Presentation

These combined financial statements have been derived from the consolidated financial statements and accounting records of Henry Schein. These combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Business as they were historically managed in conformity with generally accepted accounting principles in the United States (“GAAP”).

These combined financial statements include the accounts of the Henry Schein Animal Health Business and all of its controlled subsidiaries.

Investments in unconsolidated affiliates, which are greater than or equal to 20% and less than or equal to 50% owned, are accounted for under the equity method.

All intracompany transactions have been eliminated. All intercompany transactions between the Business and Henry Schein have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded.

The combined financial statements include expense allocations for: (i) certain corporate functions historically provided by Henry Schein, including accounting, legal, information services, planning, compliance, investor relations, administration and communication, and similar costs; (ii) employee benefits and incentives; and (iii) stock-based compensation. These expenses have been allocated to the Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of net sales, headcount or other measures of the Business and Henry Schein. The Business believes the bases on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, the Henry Schein Animal Health Business during the periods presented. The allocations may not, however, reflect the actual expenses that the Henry Schein Animal Health Business would have incurred as a stand alone company for the periods presented. Actual costs that may have been incurred if the Henry Schein Animal Health Business had been a stand alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the separation from Henry Schein, these functions will be performed using the Business’ own resources or third-party service providers. For an interim period, however, some of these functions will continue to be provided by Henry Schein under a transition services agreement, which is planned to extend for a period of up to two years following the closing.

Henry Schein uses a centralized approach to cash management and financing of its operations, excluding debt where the Henry Schein Animal Health Business is the legal obligor. The majority of the Henry Schein Animal Health Business’ cash is transferred to Henry Schein daily and Henry Schein funds Henry Schein Animal Health Business’ operating and investing activities as needed. Cash transfers to and from Henry Schein are reflected in “net Parent investment.”

The combined financial statements include certain assets and liabilities that have historically been held at the Henry Schein corporate level but are specifically identifiable or otherwise attributed to the Business. The cash and cash equivalents held by Henry Schein at the corporate level are not specifically identifiable to the Business and therefore were not attributed for any of the periods presented. Cash and cash equivalents in the combined balance sheets primarily represent cash held locally by entities included in the combined financial statements. Henry Schein’s third-party debt, and the related interest expense, has not been allocated to the Business for any of the periods presented as the Henry Schein Animal Health Business was not the legal obligor of the debt and the Henry Schein borrowings were not directly attributable to the Business.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Business to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates include the Business’ evaluation of doubtful accounts receivable, evaluation of inventory reserves, evaluation of customer returns, evaluation of goodwill impairment, self-insurance reserves, supplier rebates, fair value of redeemable noncontrolling interest and intangible assets acquired, if any.

Fiscal Year

The Business reports its results of operations and cash flows on a 52-53 week basis ending on the last Saturday of December. The year ended December 30, 2017 consisted of 52 weeks, the year ended December 31, 2016 consisted of 53 weeks and the year ended December 26, 2015 consisted of 52 weeks.

Revenue Recognition

The Business sells products through either “buy/sell” or agency relationships with its suppliers. The Business also sells software licenses, and other related value-added services.

“Buy/sell” Revenue

In a “buy/sell” relationship, the Business purchases and takes title of products from the supplier and recognizes revenue when the product is shipped to the customer. The Business accepts only authorized product returns from its customers. The Business estimates returns based upon historical experience and recognizes estimated returns as a reduction of product sales.

Multiple element arrangements that include elements that are not considered software consist primarily of equipment, related installation service and cloud-based offerings. The Business allocates revenue for such arrangements based on the relative selling prices of the elements applying the following hierarchy: first vendor-specific objective evidence (“VSOE”), then third-party evidence (“TPE”) of the selling price if VSOE is not available, and finally, its best estimate of the selling price (“BESP”) if neither VSOE nor TPE is available. VSOE exists when the Business sells the deliverables separately and represents the actual price charged by the Business for each deliverable. BESP reflects the Business’ best estimate of what the selling prices of each deliverable would be if it were sold regularly on a stand alone basis taking into consideration the cost structure of the business, technical skill required, customer location and other market conditions. Each element that has stand alone value is accounted for as a separate unit of accounting. Revenue allocated to each unit of accounting is recognized when the service is provided or the product is delivered.

Agency Revenue

In an agency relationship, the Business performs the sales function and in some cases performs the billing function, but does not purchase or take title of the product from the supplier. Agency revenue is recognized on a net basis because the supplier is the primary obligor, bears the inventory and credit risk, establishes the price, picks, packs and ships the product, determines the product specifications and the amount is fixed. Agency revenue included in the Business’ net sales were $15.1 million, $20.3 million and $23.7 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively. Gross billings associated with these agency arrangements were $397.3 million, $403.6 million and $393.9 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

Software Licenses and Other Value-Added Services Revenue

The Business recognizes revenue from the licensing of software when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is probable. Revenue from perpetual licenses is recognized once shipment to the customer has taken place and when all other revenue recognition criteria have been met. Revenue from term licenses is recognized ratably over the contract term.

The Business generally bills configuration, conversion and installation and training services based on hourly rates plus reimbursable travel-related expenses. Configuration and conversion are generally performed in-house before the delivery of the related license. Revenue for all these services is recognized during the period the services are completed.

The Business recognizes revenue from maintenance and support services ratably over the contract term. Maintenance agreements entitle customers to receive technical support and are generally between three months and one year in length.

The Business recognizes revenue from other related products and services, which include healthcare reminders, Healthy Pet magazines and Pet ID cards. The revenue for these products is recognized on a monthly basis according to actual usage.

For multiple-element software arrangements, total revenue is allocated to each element based on the residual method or the relative fair value method when applicable. Under the residual value method, the Business allocates revenue to delivered components, normally the license component of the arrangement, based on VSOE of undelivered elements, which is specific to the Business. Under the relative fair value method, the total revenue is allocated among the elements based upon the relative fair value of each element as determined through the fair value hierarchy as previously discussed

As of years ended December 30, 2017, December 31, 2016 and December 26, 2015, software and related revenue totaled $100.5 million, $98.7 million and $56.3 million, respectively. As of December 30, 2017 and December 31, 2016, deferred revenue related to software services was $7.4 million and $7.6 million, respectively. Deferred revenue is included within other accrued expenses and other liabilities in the combined balance sheets.

Cash and Cash Equivalents

The Business considers all highly liquid short-term investments with an original maturity of three months or less to be cash equivalents. Due to the short-term maturity of such investments, the carrying amounts are a reasonable estimate of fair value. Outstanding checks in excess of funds on deposit of $33.9 million and $48.2 million, primarily related to payments for inventory, were classified as accounts payable as of December 30, 2017 and December 31, 2016, respectively.

Accounts Receivable

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects the Henry Schein Animal Health Business’ best estimate of the amounts that will not be collected. The reserve for accounts receivable is comprised of allowance for doubtful accounts and sales returns. In addition to reviewing delinquent accounts receivable, the Business considers many factors in estimating the reserve, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, the Business adjusts its assumptions for anticipated changes in any of these or other factors expected to affect collectability.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost or net realizable value. Cost is determined by the first-in, first-out method for merchandise or actual cost for large equipment and high-tech equipment. In accordance with the policy for inventory valuation, the Business considers many factors, including the condition and salability of the inventory, historical sales, forecasted sales and market and economic trends.

Shipping and Handling Costs

Freight and other direct shipping costs are included in cost of sales. Direct handling costs, which represent primarily direct compensation costs of employees who pick, pack and otherwise prepare, if necessary, merchandise for shipment to customers, are reflected in selling, general and administrative expenses. Direct shipping and handling costs were $28.4 million, $23.9 million and $22.1 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

Advertising

Advertising costs are charged to operations when incurred as part of selling, general and administrative expenses. The Business receives reimbursements from certain vendors for advertising costs. Reimbursements for advertising costs are reported on a net basis within selling, general and administrative expenses. When reimbursements received are in excess of the cost of advertising, the net amount is reported within cost of sales. Advertising expense was $14.9 million, $15.4 million and $12.9 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively. Additionally, advertising and promotional costs incurred in connection with direct marketing, including product catalogs and printed material, are deferred and amortized on a straight-line basis over the period that is benefited, generally not exceeding one year. As of December 30, 2017, December 31, 2016 and December 26, 2015, the Business had $0.3 million, $0.2 million and $0.4 million, respectively, of deferred direct marketing expenses included in other current assets.

Supplier Rebates

The Business receives quarterly and annual performance rebates from suppliers based upon attainment of certain sales and/or purchase goals. Supplier rebates are included as a reduction of cost of sales and are recognized over the period they are earned. The factors considered in estimating supplier rebate accruals include forecasted inventory purchases and sales in conjunction with supplier rebate contract terms, which generally provide for increasing rebates based on either increased purchase or sales volume.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is computed primarily under the straight-line method (see Note 3 – Property and Equipment, Net for estimated useful lives). Amortization of leasehold improvements is computed using the straight-line method over the lesser of the useful life of the assets or the lease term.

Capitalized software costs consist of costs to purchase and develop software. Costs incurred during the application development stage for software bought and further customized by outside suppliers for use and software developed by a supplier for the proprietary use, and costs incurred for the Business’ own personnel who are directly associated with software development are capitalized.

Income Taxes

The Business accounts for income taxes under an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, the Business generally considers all expected future events other than enactments of changes in tax laws or rates. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Accounting for the Tax Cuts and Jobs Act, enacted on December 22, 2017, is further discussed in Note 11.

Henry Schein files a U.S. consolidated federal income tax return and certain foreign group returns, which includes all of its eligible subsidiaries, including some entities of the Business. The tax provision for the Business has been prepared utilizing the separate return methodology as if the Business had not been included in a consolidated or group income tax return with Henry Schein. Current income tax liabilities are presented based on current amounts owed for the current tax year for entities that file separate returns. Current taxes payable for entities that joined in a consolidated or group filing with Henry Schein have been settled in net Parent investment consistent with other intercompany obligations.

Foreign Currency Translation and Transactions

The financial position and results of operations of the Business’ foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Statement of operations accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period-to-period are included in accumulated other comprehensive income in equity. Gains and losses resulting from foreign currency transactions are included in earnings.

The Business uses derivative instruments to minimize exposure to fluctuations in foreign currency exchange rates. The objective is to manage the impact that foreign currency exchange rate fluctuations could have on recognized asset and liability fair values, earnings and cash flows. The Business’ risk management policy requires that derivative contracts used as hedges be effective at reducing the risks associated with the exposure being hedged and be designated as a hedge at the inception of the contract. The Business does not enter into derivative instruments for speculative purposes. The derivative instruments primarily include foreign currency forward agreements related to certain intercompany loans and certain forecasted inventory purchase commitments with foreign suppliers. The derivative instruments were allocated to the Business based on a specific identification basis.

Foreign currency forward agreements related to forecasted inventory purchase commitments are designated as cash flow hedges. Foreign currency forward agreements related to foreign currency balance sheet exposure provide economic hedges but are not designated as hedges for accounting purposes.

For agreements not designated as hedges, changes in the value of the derivative, along with the transaction gain or loss on the hedged item, are recorded in earnings. For cash flow hedges, the effective portion of the changes in the fair value of the derivative, along with any gain or loss on the hedged item, is recorded as a component of accumulated other comprehensive income and subsequently reclassified into earnings in the period(s) during which the hedged transaction affects earnings.

The Business classifies the cash flows related to hedging activities in the same category on the combined statements of cash flows as the cash flows related to the hedged item.

Acquisitions

The net assets of businesses acquired are recorded at their fair value at the acquisition date and the combined financial statements include their results of operations from that date. Any excess of acquisition consideration over the fair value of identifiable net assets acquired is recorded as goodwill. The major classes of assets and liabilities that the Business generally allocates purchase price to, excluding goodwill, include identifiable intangible assets (e.g., trademarks and trade names, customer relationships and lists and non-compete agreements), accounts receivable, inventory, property, plant and equipment, deferred taxes and other current and long-term assets and liabilities. The estimated fair value of identifiable intangible assets is based on critical estimates, judgments and assumptions derived from analysis of market conditions, discount rate, discounted cash flows, customer retention rates and estimated useful lives. Some prior owners of such acquired businesses are eligible to receive additional purchase price cash consideration if certain financial targets are met. For the years ended December 30, 2017, December 31, 2016 and December 26, 2015, there were no material adjustments recorded in the combined statements of operations relating to changes in estimated contingent purchase price liabilities.

Redeemable Noncontrolling Interests

Some minority equity owners in certain of the Henry Schein Animal Health Business’ subsidiaries have the right, at certain times, to require us to acquire their ownership interest in those entities at fair value. Their interests are classified outside permanent equity on the combined balance sheets and are carried at the estimated redemption amounts. The redemption amounts have been estimated based on expected future earnings and cash flows and, if such earnings and cash flows are not achieved, the value of the redeemable noncontrolling interests might be impacted. Changes in the estimated redemption amounts of the noncontrolling interests subject to put options are reflected at each reporting period with a corresponding adjustment to net Parent investment. Future reductions in the carrying amounts are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level.

Goodwill

Goodwill is not amortized, but is subject to impairment analysis at least annually. Impairment analysis for goodwill requires a comparison of the fair value to the carrying value of a reporting unit. The Business has two reporting units. The Business regards its reporting units to be its operating segments: supply chain and technology and value-added services. Goodwill was allocated to such reporting units, for the purposes of preparing impairment analyses, based on a specific identification basis.

For the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Business tested goodwill for impairment using a quantitative analysis consisting of a two-step approach. The first step of the quantitative analysis consists of a comparison of the carrying value of the Business’ reporting units, including goodwill, to the estimated fair value of the reporting units using a discounted cash flow methodology. If step one results in the carrying value of the reporting unit exceeding the fair value of such reporting unit, the Business would then proceed to step two, which would require the Business to calculate the amount of impairment loss, if any, that the Business would record for such reporting unit. The calculation of the impairment loss in step two would be equivalent to the reporting unit’s carrying value of goodwill less the implied fair value of such goodwill.

The use of a discounted cash flow methodology includes estimates of future revenue based upon budget projections and growth rates that take into account estimated inflation rates. The Business also develops estimates for future levels of gross and operating profits and projected capital expenditures. The Business’ methodology also includes the use of estimated discount rates based upon industry and competitor analysis as well as other factors. The estimates that the Business uses in the discounted cash flow methodology involve many assumptions by the Business that are based upon future growth projections.

The potential impairment of goodwill is assessed at least annually (at the beginning of the fourth quarter) and on an interim basis whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some important factors that could trigger an interim impairment review include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of the use of acquired assets or the strategy for the Business’ overall business (e.g., decision to divest a business); or

•	significant negative industry or economic trends.

The Business performed this assessment in the current year by evaluating quantitative and qualitative factors to determine whether goodwill was impaired. There were no such impairment charges recognized during the years ended December 30, 2017, December 31, 2016 and December 26, 2015.

Long-Lived Assets

Long-lived assets, other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets.

Definite-lived intangible assets consist primarily of non-compete agreements, trademarks, trade names, customer relationships and intellectual property. For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted future cash flows. The Business measures the impairment loss based on the difference between the carrying amount and the estimated fair value. When impairment exists, the related assets are written down to fair value. No impairment was recorded in the years ended December 30, 2017, December 31, 2016 and December 26, 2015.

Cost of Sales

The primary components of cost of sales include the cost of the product (net of purchase discounts, supplier chargebacks and rebates) and inbound and outbound freight charges. Costs related to purchasing, receiving, inspections, warehousing, internal inventory transfers and other costs of the Business’ distribution network are included in selling, general and administrative expenses along with other operating costs.

As a result of different practices of categorizing costs associated with distribution networks throughout the industry, the Business’ gross margins may not necessarily be comparable to other distribution companies. Total distribution network costs were $15.7 million, $16.2 million and $11.7 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively. Depreciation expense related to Property and Equipment is included within selling, general and administrative expenses in the combined statements of operations.

Cost of sales represents costs directly related to the design and production of software, distribution of licenses, hardware and costs related to services provided and amortization of the capitalized costs for internally generated software for resale.

Comprehensive Income

Comprehensive income includes certain gains and losses that, under GAAP, are excluded from net income as such amounts are recorded directly as an adjustment to equity. Comprehensive income is primarily comprised of net income, foreign currency translation gain (loss), unrealized gain (loss) from foreign currency hedging activities and pension adjustment gain.

Accounting Pronouncements Adopted

In September 2015, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-16, “Business Combinations” (Topic 805) (“ASU 2015-16”), which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The guidance is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments in this ASU 2015-16 are applied prospectively to adjustments to provisional amounts that occur after the effective date of this ASU. The Business adopted this ASU as of December 31, 2015.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes” (Topic 740). Under the updated guidance, an entity is required to classify deferred income tax assets and liabilities as non-current in the combined balance sheet, eliminating the previous requirement to separate deferred income tax assets and liabilities into current and non-current amounts. The guidance is effective for fiscal years and interim periods beginning after December 15, 2016, and may be applied either prospectively or retrospectively, with early adoption permitted. The Business early adopted this ASU as of December 31, 2015 on a prospective basis.

In March 2016, the FASB issued ASU No. 2016-09, “Stock Compensation” (Topic 718) (“ASU 2016-09”). ASU 2016-09 contains amended guidance for stock-based payment accounting. The Business adopted the provisions of this standard during the first quarter of 2017.

Under ASU 2016-09, all excess tax benefits and tax deficiencies resulting from the difference between the deduction for tax purposes and the stock-based compensation cost recognized for financial reporting purposes are included as a component of income tax expense as of January 1, 2017. Prior to the implementation of ASU 2016-09, excess tax benefits were recorded as a component of net Parent investment and tax deficiencies were recognized either as an offset to accumulated excess tax benefits or in the statement of operations if there were no accumulated excess tax benefits. The adoption of ASU 2016-09 reduced income tax expense by approximately $4.0 million for the year ended December 30, 2017.

ASU 2016-09 clarifies the classification of certain stock-based payment activities within the statements of cash flows. The Business has elected to prospectively present the amount of excess tax benefits related to stock compensation as a component of cash flows from operating activities. Additionally, all cash payments made to taxing authorities on an employees’ behalf when directly withholding shares for tax-withholding purposes are presented as cash flows from financing activities within the statement of cash flows.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers,” which deferred the effective date of ASU 2014-09 by one year to December 15, 2017 for interim and annual reporting periods beginning after that date.

When effective, ASU 2014-09 will require the Business to use either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients; or (ii) a modified retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures to describe the nature, amount, timing and uncertainty of revenue, certain costs and cash flows arising from the contracts with customers).

The Business has finalized the review of its various revenue streams within its two reportable segments: (i) supply chain and (ii) technology and value-added services. The Business has gathered data and quantified the amount of sales by type of revenue stream and categorized the types of sales for the business units for the purpose of comparing how the Business currently recognizes revenue to the new standard in order to quantify the impact of this ASU. The Business generally anticipates having substantially similar performance obligations under the new guidance as compared with deliverables and units of account currently being recognized.

The Business does not anticipate any material changes to the timing or amount of revenues recognized for the supply chain or the technology and value-added services reportable segments. Due to the variety of the product offerings in the technology and value-added services segment, the actual revenue recognition treatment required under the new standard will depend on contract-specific terms. There will be some impact on timing of revenue recognition, which will include the following:

•

The Business currently defers license revenue in cases where the Business does not have VSOE of the fair value of an element in the arrangement that has not been delivered yet such as customer support. Under Accounting Standards Codification (“ASC”) 606, the concept of VSOE is eliminated and there are no cases where revenue is deferred due to a lack of stand alone selling price. As such, the Business will recognize certain revenue related to software licenses earlier than current practice.

•

Certain upfront fees related to service arrangements are currently deferred and recognized over the estimated customer life. Under ASC 606, the period over which the Business will recognize these fees will be reduced.

•	Revenue related to term licenses is currently recognized over the license term. Under ASC 606, revenue will be recognized upon delivery or renewal of the license.

•

The Business currently expenses contract acquisition costs. The new requirement to defer incremental contract acquisition costs and recognize them over the term of the initial contract and anticipated renewal contracts to which the costs relate will require the Business to capitalize additional costs. The Business will utilize the practical expedient permitting expensing of costs to obtain a contract when the expected amortization period is one year or less, which will typically result in expensing commissions on all products or services except software support contracts.

In these cases, the Business generally will recognize revenue related to technology and value-added services contracts earlier than current practice, while certain contract acquisition costs will be recognized later than current practice. However, the Business does not believe the impact will be material to either of the segments or to the combined financial statements.

Beginning on December 31, 2017, the Business adopted ASU 2014-09 on a modified retrospective basis and recognized an immaterial adjustment to retained earnings reflecting the cumulative impact for the above described accounting changes.

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”). ASU 2016-02 contains guidance on accounting for leases and requires that most lease assets and liabilities and the associated rights and obligations be recognized on the Business’ balance sheet. ASU 2016-02 focuses on lease assets and lease liabilities by lessees classified as operating leases under previous generally accepted accounting principles. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. ASU 2016-02 will require disclosures regarding the amount, timing and uncertainty of cash flows arising from leases. The standard, which requires the use of a modified retrospective approach, will be effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Business is currently gathering and processing operating lease data at a worldwide combined level.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This ASU is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2018. This ASU is required to be adopted using the modified retrospective basis, with a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance of this ASU is effective. Based upon the level and makeup of the financial asset portfolio, past loan loss activity and current known activity regarding the Business’ outstanding loans, the Business does not expect that this ASU will have a material impact on the results of the combined financial statements.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), which provides a more robust framework to use in determining when a set of assets and activities is a business. The standard will be effective for the Business beginning April 1, 2018. Based on its current assessment, the Business does not expect the adoption of ASU 2017-01 to have a material impact on the combined financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles-Goodwill and Other” (Topic 350) (“ASU 2017-04”). ASU 2017-04 eliminates step two from the goodwill impairment test, thereby eliminating the requirement to calculate the implied fair value of a reporting unit. ASU 2017-04 will require the Business to perform an annual goodwill impairment test by comparing the fair value of the reporting units to the carrying value of those units. If the carrying value exceeds the fair value, the Business will be required to recognize an impairment charge; however, the impairment charge should not exceed the amount of goodwill allocated to such reporting unit. ASU 2017-04 is required to be implemented on a prospective basis for fiscal years beginning after December 15, 2019. The Business does not expect that the requirements of ASU 2017-04 will have a material impact on the combined financial statements.

In February 2017, the FASB issued ASU No. 2017-05, “Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets.” The ASU defines nonfinancial assets, which include real estate (e.g., buildings, land, windmills, solar farms), ships and intellectual property, and clarifies that the derecognition of all businesses is in the scope of ASC 810. The amendments are effective at the same time as ASU 2014-09. For public entities, that means annual periods beginning after December 15, 2017 and interim periods therein. Based on its current assessment, the Business does not expect the adoption of this update to have a material impact on its combined financial statements.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting” (“ASU 2017-09”). ASU 2017-09 clarifies guidance on determining which changes to the terms and conditions of stock-based payment awards require an entity to apply modification accounting. ASU 2017-09 requires modification accounting if the fair value, vesting conditions, or equity or liability classification of the award is not the same immediately before and after a change to the terms and conditions of the award. ASU 2017-09 is required to be implemented on a prospective basis for fiscal years beginning after December 15, 2017. The Business does not expect that the requirements of ASU 2017-09 will have a material impact on the combined financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement – Reporting Comprehensive Income” (Topic 220), which requires the effects of changes in tax rates and laws on deferred tax balances to be recorded as a component of tax expense related to continuing operations for the period in which the law was enacted, even if the assets and liabilities related to items of accumulated other comprehensive income. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted for periods for which financial statements have not yet been issued or made available for issuance. The Business is currently evaluating the effect the updated standard will have on its combined financial statements and related disclosures.

2. Business Acquisitions

On March 31, 2015, the Business completed the acquisition of scil animal care company GmbH, a specialty distributor of animal health laboratory and imaging diagnostic products and services to veterinarians, primarily in North America and Europe. As a result of this acquisition, the Business recorded $3.5 million of initial goodwill.

On July 10, 2015, the Business made a 50% non-consolidating ownership investment in Maravet S.A., an animal health distributor in Romania.

On September 1, 2015, the Business completed the acquisition of an 85% interest in Jorgen Kruuse A/S, a distributor of veterinary supplies in Denmark, Norway and Sweden. As a result of this acquisition, the Business recorded $20.7 million of initial goodwill.

On January 12, 2016, the Business completed the purchase of an 80.1% interest in Vetstreet, Inc. (“Vetstreet”), a software provider of marketing solutions and health information analytics to veterinary practices and animal health product manufacturers. As a result of this acquisition, the Business recorded $17.9 million of initial goodwill. Effective August 6, 2017, Vetstreet became a wholly owned subsidiary of the Business, through the Business’ purchase of the remaining 19.9% interest.

On February 3, 2016, the Business completed the acquisition of RxWorks, Inc., a provider of veterinary practice management software, primarily to customers in Australia, New Zealand, the United Kingdom, the Netherlands and other certain countries around the world. As a result of this acquisition, the Business recorded $4.2 million of initial goodwill.

On September 12, 2017, the Business completed the acquisition of Merritt Veterinary Supplies, Inc. (“Merritt”) for an aggregate consideration equal to $93.8 million. Merritt is a U.S.-based supplier of animal health products, headquartered in Columbia, South Carolina. As a result of this acquisition, the Business recorded $33.4 million of initial goodwill.

The operating results of all acquisitions are reflected in the combined financial statements from their respective acquisition dates. There have been no material changes to initial goodwill.

3. Property and Equipment, Net

Property and equipment, net consisted of the following as of:

Dollars in thousands	December 30, 2017	December 31, 2016
Land	$2,538	$2,270
Buildings and permanent improvements	18,383	16,468
Leasehold improvements	9,641	5,550
Machinery and warehouse equipment	35,658	29,150
Furniture, fixtures and other	30,321	23,876
Computer equipment and software	31,619	23,505

	128,160	100,819
Less: accumulated depreciation	63,606	49,927

Property and equipment, net	$64,554	$50,892

Estimated Useful Lives (in years)
Buildings and permanent improvements	40
Machinery and warehouse equipment	5-10
Furniture, fixtures and other	3-10
Computer equipment and software	3-10

Depreciation expense for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 was $12.6 million, $11.7 million and $10.4 million, respectively, and was included within selling, general and administrative expenses in the combined statements of operations.

4. Intangible Assets

Definite-lived intangible assets consisted of the following as of:

	December 30, 2017
Dollars in thousands	Weighted Average Useful Life	Cost	Accumulated Amortization	Net
Customer relationships	11.0	$370,079	$(163,496)	$206,583
Trademarks	6.6	44,584	(21,010)	23,574
Patents	7.0	30,293	(15,137)	15,156
Product development	7.3	14,506	(9,316)	5,190
Non-compete agreements	3.4	7,225	(4,801)	2,424

Total		$466,687	$(213,760)	$252,927

	December 31, 2016
Dollars in thousands	Weighted Average Useful Life	Cost	Accumulated Amortization	Net
Customer relationships	10.8	$329,497	$(140,705)	$188,792
Trademarks	6.8	40,968	(13,504)	27,464
Patents	7.0	30,449	(10,959)	19,490
Product development	7.3	12,808	(7,355)	5,453
Non-compete agreements	3.5	8,907	(3,682)	5,225

Total		$422,629	$(176,205)	$246,424

Trademarks, trade names, customer lists and customer relationships were established through business acquisitions. The Business amortizes intangible assets on a straight-line basis over the estimated useful life. Non-compete agreements represent amounts paid primarily to key employees and prior owners of acquired businesses, as well as certain sales persons, in exchange for placing restrictions on their ability to pose a competitive risk to the Business. Such amounts are amortized, on a straight-line basis, over the respective non-compete period, which generally commences upon termination of employment or separation from the Business. Amortization of intangible assets was $46.2 million, $43.4 million and $39.7 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively, and was included within selling, general and administrative expenses in the combined statements of operations.

The estimated future amortization of intangible assets is as follows:

Dollars in thousands
2018	$47,229
2019	44,706
2020	43,192
2021	36,910
2022	21,687
Thereafter	59,203

Total	$252,927

5. Goodwill

The changes in the carrying amount of goodwill for the years ended December 30, 2017 and December 31, 2016 were as follows:

Dollars in thousands	Supply Chain	Technology and Value- Added Services	Total
Balance as of December 26, 2015	$531,954	$57,775	$589,729
Adjustments to goodwill:
Acquisitions	35,989	29,750	65,739
Foreign currency translation	(5,780)	(2,660)	(8,440)

Balance as of December 31, 2016	562,163	84,865	647,028
Adjustments to goodwill:
Acquisitions	40,746	7,399	48,145
Foreign currency translation	13,734	1,811	15,545

Balance as of December 30, 2017	$616,643	$94,075	$710,718

6. Investments and Other

Investments and other consisted of the following as of:

Dollars in thousands	December 30, 2017	December 31, 2016
Investment in affiliates	$22,974	$20,566
Acquisition-related indemnification	22,015	23,488
Non-current deferred foreign, state and local income taxes	14,128	21,382
Capitalized costs for internally generated software for resale	1,180	1,194
Other long-term assets	2,548	1,731

Total	$62,845	$68,361

Amortization expense related to capitalized costs for internally generated software for resale for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 was $0.2 million, $0.3 million and $0.2 million, respectively, and was included within cost of sales in the combined statements of operations.

7. Fair Value

ASC 820, “Fair Value Measurement,” establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy, which consists of three broad levels, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under the FASB guidance on fair value measurements are described as follows:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Inputs that are unobservable for the asset or liability.

The following section describes the valuation methodologies that the Business used to measure different financial instruments at fair value.

Fair value of non-financial assets or liabilities

The carrying amounts reported on the combined balance sheets for cash and cash equivalents, accounts receivable, other receivables, accounts payable and other current liabilities approximate their fair value due to the short maturity of those instruments.

Investments in affiliates

There are no quoted market prices available for investments in affiliates; however, the Business believes the carrying amounts are a reasonable estimate of fair value.

Long-term debt

The carrying amounts of the variable rate term loan (see Note 12) approximates fair value because its interest rate varies with market rates.

Derivative contracts

Derivative contracts are valued using quoted market prices and significant other observable and unobservable inputs. The Business uses derivative instruments to minimize exposure to fluctuations in foreign currency exchange rates. Derivative instruments primarily include foreign currency forward agreements related to certain forecasted inventory purchase commitments with suppliers.

The fair values for the majority of the Business’ foreign currency derivative contracts are obtained by comparing the contract rate to a published forward price of the underlying market rates, which is based on market rates for comparable transactions and are classified within Level 2 of the fair value hierarchy.

Redeemable noncontrolling interests

Some minority equity owners in certain of the Business’ subsidiaries have the right, at certain times, to require the Business to acquire their ownership interest in those entities at fair value based on third-party valuations. The primary factor affecting the future value of redeemable noncontrolling interests is expected earnings and, if such earnings are not achieved, the value of the redeemable noncontrolling interests might be impacted. The noncontrolling interests subject to put options are adjusted to their estimated redemption amounts each reporting period with a corresponding adjustment to net parent investment. Future reductions in the carrying amounts are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level. The values for redeemable noncontrolling interests are classified within Level 3 of the fair value hierarchy. The details of the balances and changes in redeemable noncontrolling interests are presented in Note 8.

The assets and liabilities that are measured and recognized at fair value on a recurring basis are the derivative contracts (Level 2), which were immaterial for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 and the redeemable noncontrolling interests (Level 3) discussed in Note 8.

8. Redeemable Noncontrolling Interests

Some minority equity owners in certain of the Business’ subsidiaries have the right, at certain times, to require the Business to acquire their ownership interest in those entities at fair value. ASC Topic 480-10 is applicable for noncontrolling interests where the Business is or may be required to purchase all or a portion of the outstanding interest in a subsidiary from the noncontrolling interest holder under the terms of a put option contained in contractual agreements. The components of the change in the redeemable noncontrolling interests for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 are presented in the following table:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Balance, beginning of period	$322,070	$275,759	$309,540
Decrease in redeemable noncontrolling interests due to redemptions	(26,375)	(3,803)	(30,826)
Increase in redeemable noncontrolling interests due to business acquisitions	6,648	23,276	8,666
Net income attributable to redeemable noncontrolling interests	27,690	29,966	24,664
Dividends paid	(20,481)	(22,204)	(23,772)
Effect of foreign currency translation gain (loss) attributable to redeemable noncontrolling interests	2,931	(1,006)	(690)
Change in fair value of redeemable securities	54,071	20,082	(11,823)

Balance, end of period	$366,554	$322,070	$275,759

Changes in the estimated redemption amounts of the noncontrolling interests subject to put options are adjusted at each reporting period with a corresponding adjustment to net Parent investment. Future reductions in the carrying amounts are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level.

9. Commitments and Contingencies

Operating Leases

The Business leases warehouse facilities, office facilities, vehicles and computer equipment under leases expiring at various dates through 2033. The leases require the Business to pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased facilities. The terms of certain warehouse and office facility leases call for minimum rents to increase each year. Accordingly, the Business has accounted for the rent expense under the straight-line method. Noncancellable leases with an initial term greater than one year have been categorized as capital or operating leases in conformity with the accounting standard for accounting for leases.

At December 30, 2017, future minimum lease payments for operating leases and the present value of the net minimum lease payments for operating leases are as follows:

Dollars in thousands
2018	$17,270
2019	15,640
2020	12,493
2021	8,661
2022	5,774
Thereafter	6,268

Total minimum operating lease payments	$66,106

Total rental expense for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 was $17.4 million, $16.3 million and $15.0 million, respectively.

Capital Leases

The Business leases certain equipment under capital leases. Future minimum annual lease payments under the capital leases together with the present value of the minimum capital lease payments as of December 30, 2017 are as follows:

Dollars in thousands
2018	$828
2019	458
2020	73
2021 and thereafter	8

Total minimum capital lease payments	1,367
Less: Amount representing interest	50

Total present value of minimum capital lease payments	$1,317

Legal

The Business is involved in various legal proceedings that arise in the ordinary course of business. Based on present knowledge, the Business believes none of the claims relating to such proceedings will have a material effect on the financial condition, results of operations and cash flows of the Business.

10. Comprehensive Income

Comprehensive income includes certain gains and losses that are excluded from net income under GAAP, as such amounts are recorded directly as an adjustment to total equity. The Business’ comprehensive income is primarily comprised of net income, foreign currency translation loss, unrealized gain (loss) on foreign currency hedging activities and pension adjustment loss.

The following table summarizes the accumulated other comprehensive loss, net of applicable taxes, as of:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Attributable to redeemable noncontrolling interests:
Foreign currency translation adjustment	$2,330	$(601)	$405

Attributable to the Business:
Foreign currency translation loss	$(41,910)	$(98,205)	$(63,915)
Unrealized gain (loss) from foreign currency hedging activities	592	(105)	(10)
Pension adjustment loss	(1,718)	(2,127)	(2,362)

Accumulated other comprehensive loss	(43,036)	(100,437)	(66,287)

Total accumulated other comprehensive loss	$(40,706)	$(101,038)	$(65,882)

The following table summarizes the components of comprehensive income, net of applicable taxes for the years ended:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net income	$92,044	$100,264	$84,988

Foreign currency translation gain (loss)	59,374	(35,536)	(27,554)
Tax effect	(148)	240	—

Foreign currency translation gain (loss)	59,226	(35,296)	(27,554)

Unrealized gain (loss) from foreign currency hedging activities	857	(96)	91
Tax effect	(160)	1	(19)

Unrealized gain (loss) from foreign currency hedging activities	697	(95)	72

Pension adjustment gain	506	284	324
Tax effect	(97)	(49)	(65)

Pension adjustment gain	409	235	259

Comprehensive income	$152,376	$65,108	$57,765

During the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Business recognized, as a component of comprehensive income, a foreign currency translation gain (loss) of $59.2 million, $(35.3) million and $(27.6) million, respectively, due to changes in foreign exchange rates from the beginning of the period to the end of the period. The combined financial statements are denominated in the U.S. Dollar currency. Fluctuations in the value of foreign currencies as compared to the U.S. Dollar may have a significant impact on the comprehensive income.

The following table summarizes the total comprehensive income, net of applicable taxes, for the years ended:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Comprehensive income attributable to the Henry Schein Animal Health Business	$121,755	$36,148	$33,791
Comprehensive income attributable to redeemable noncontrolling interests	30,621	28,960	23,974

Comprehensive income	$152,376	$65,108	$57,765

11. Income Taxes

Income before taxes and equity in earnings of affiliates was as follows:

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Domestic	$68,956	$75,194	$60,992
Foreign	69,813	51,600	47,504

Total	$138,769	$126,794	$108,496

The provisions for income taxes were as follows:

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Current income tax expense:
U.S. federal	$21,702	$17,449	$14,838
State and local	4,449	5,600	4,597
Foreign	15,682	11,167	9,034

Total current	41,833	34,216	28,469

Deferred income tax expense (benefit):
U.S. federal	7,322	(5,203)	(5,662)
State and local	(0)	(772)	(29)
Foreign	(1,136)	(303)	1,491

Total deferred	6,186	(6,278)	(4,200)

Total provision	$48,019	$27,938	$24,269

The tax effects of temporary differences that give rise to the deferred income tax asset (liability) were as follows as of:

Dollars in thousands	December 30, 2017	December 31, 2016
Deferred income tax asset:
Investment in partnerships	$13,737	$20,209
Net operating losses and other carryforwards	5,115	3,879
Other assets	2,156	5,076

Total deferred income tax asset	21,008	29,164
Valuation allowance for deferred tax asset	(4,439)	(3,879)

Net deferred income tax asset	16,569	25,285

Deferred income tax liability
Intangibles amortization	(16,598)	(19,144)

Total deferred tax liability	(16,598)	(19,144)

Net deferred tax asset (liability)	$(29)	$6,141

The assessment of the amount of value assigned to the deferred tax assets under the applicable accounting rules is subject to judgment. The Business is required to consider all available positive and negative evidence in evaluating the likelihood that the Business will be able to realize the benefit of the deferred tax assets in the future. Such evidence includes scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and the results of recent operations. Since this evaluation requires consideration of events that may occur some years into the future, there is an element of judgment involved. Realization of the deferred tax assets is dependent on generating sufficient taxable income in future periods. The Business believes that it is more likely than not that future taxable income will be sufficient to allow it to substantially recover all of the value assigned to the deferred tax assets. However, if future events cause the Business to conclude that it is not more likely than not that the Business will be able to recover all of the value assigned to the deferred tax assets, the Business will be required to adjust the valuation allowance accordingly. The change in the valuation allowance for the year ended December 30, 2017 was $0.6 million and was attributable primarily to increases in foreign operating loss carryforwards.

The Business had foreign net operating loss carryforwards of $1.6 million as of December 30, 2017, which can be utilized against future foreign income through December 31, 2024. Additionally, the Business also had foreign net operating loss carryforwards of $20.7 million as of December 30, 2017, that have an indefinite life.

The tax provisions differ from the amount computed using the federal statutory income tax rate as follows:

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Income tax provision at federal statutory rate	$48,569	$44,378	$37,974
Transition tax on deemed repatriation of foreign earnings	13,031	—	—
Pass through noncontrolling interest	(10,953)	(11,824)	(10,593)
Tax remeasurement due to tax reform act	7,323	—	—
Foreign income tax differential	(8,537)	(6,795)	(6,052)
Excess tax benefits related to stock compensation	(4,025)	—	—
State income tax provision, net of federal income tax effect	2,794	3,138	2,989
Unrecognized tax benefits and audit settlements	—	(1,879)	(306)
Other	(183)	920	257

Total income tax provision	$48,019	$27,938	$24,269

For the year ended December 30, 2017, the effective tax rate was 34.6% compared to 22.0% for the prior year period. The effective tax rate in 2017 was primarily higher due to the Tax Cuts and Jobs Act (the “Tax Act”) and was favorably impacted in 2017 by the adoption of ASU 2016-09, Accounting for Stock Compensation. Absent those impacts, the effective tax rate for the year ended December 30, 2017 would have been 22.8% as compared to the actual effective tax rate of 34.6%.

On December 22, 2017, the U.S. government passed the Tax Act. The Tax Act is comprehensive tax legislation that implements complex changes to the Code, including the reduction of the corporate tax rate from 35% to 21%, modification of accelerated depreciation, the repeal of the domestic manufacturing deduction and changes to the limitations of the deductibility of interest. Additionally, the Tax Act moves from a global tax regime to a modified territorial regime, which requires U.S. companies to pay a mandatory one-time transition tax on historical offshore earnings that have not been repatriated to the United States.

Staff Accounting Bulletin No. 118 (“SAB 118”) allows registrants to record a provisional amount for any income tax effects of the Tax Act in accordance with ASC 740, to the extent that a reasonable estimate can be made. SAB 118 allows for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts.

The Business has recorded provisional amounts for any items that could be reasonably estimated at this time. This includes the one-time transition tax that the Business has estimated to be $13.0 million. The U.S. deferred tax assets and liabilities were revalued due to the lower enacted federal income tax rate of 21%. The Business accrued a net deferred tax expense of $7.3 million attributable to the remeasurement. In the aggregate, for the year ended December 30, 2017, these Tax Act modifications resulted in a one-time tax expense of approximately $20.3 million.

The Tax Act also includes provisions to tax global intangible low-taxed income (“GILTI”) and a base erosion and anti-abuse tax (“BEAT”) that imposes tax on certain foreign related-party payments. The Business is subject to the GILTI and BEAT provisions, which are effective January 1, 2018. The Business is in the process of assessing the effects of these provisions for 2018.

The ultimate impacts of the Tax Act may differ from the estimate above, possibly materially, due to additional guidance from the U.S. Department of Treasury, updates or changes in the Business’ assumptions, revision of accounting standards for income taxes or related interpretations and future information that may become available.

Provision has not been made for foreign taxes on undistributed earnings of foreign subsidiaries, because the Business has permanently reinvested such earnings. As of December 30, 2017, the cumulative amount of reinvested earnings was approximately $235 million. It is not practicable to determine the unrecognized deferred income tax liability related to investments in foreign subsidiaries.

ASC Topic 740 prescribes the accounting for uncertainty in income taxes recognized in the financial statements in accordance with other provisions contained within this guidance. This topic prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate audit settlement. In the normal course of business, tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities for uncertain tax positions taken in respect to certain tax matters.

The total amount of unrecognized tax benefits, which are included in other liabilities within the combined balance sheets as of December 30, 2017, was approximately $7.8 million, of which $2.5 million would affect the effective tax rate if recognized. It is expected that the amount of unrecognized tax benefits will change in the next 12 months; however, the Business does not expect the change to have a material impact on the combined financial statements.

The total amount of interest that is classified as a component of the provision for income taxes was $0, $0.2 million and $0.5 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively. The amount of accrued interest was approximately $0.7 million as of both December 30, 2017 and December 31, 2016. There were no accrued penalties for any periods. The Business’ policy is to classify penalties as a component of the provision for income taxes.

The tax years subject to examination by major tax jurisdictions include the years 2012 and forward by the U.S. Internal Revenue Service, as well as the years 2011 and forward for certain states and certain foreign jurisdictions.

The following table provides a reconciliation of unrecognized tax benefits excluding the effects of deferred taxes, interest and penalties:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Balance, beginning of period	$8,200	$2,600	$—
Additions based on current year tax positions	—	220	—
Additions based on prior year tax positions	800	7,830	2,600
Reductions resulting from lapse in statutes of limitations	(1,200)	(2,450)	—

Balance, end of period	$7,800	$8,200	$2,600

12. Long-Term Debt

Long-term debt as of December 30, 2017 and December 31, 2016 consisted of a $23.0 million term loan and capital lease obligations.

Term loan

On February 21, 2013, the Business entered into a credit agreement (the “Agreement”) with the Darby Group Companies, Inc. (“Darby”) and M&S Investment Holding I LLC (“M&S”). In conjunction with the Agreement, the Business entered into a guarantee and collateral agreement, which secures payment of the loans made to the Business under the Agreement. The Agreement is collateralized by substantially all of the Business’ assets and contains various affirmative and negative covenants, which include restrictions on indebtedness, liens, disposition of property, restricted payments, acquisitions, investments and transactions with affiliates, among others.

The loan commitments under the Agreement of $23.0 million mature on June 30, 2022 and include $14.0 million provided by Darby and $9.0 million by M&S.

Interest payments are due monthly and are determined based on a one-month interest period plus 1.0% plus the applicable margin, which is adjusted based on the Business’ leverage ratio. At December 30, 2017, December 31, 2016 and December 26, 2015, the applicable margin was 2.25% for interest rates of 3.81%, 3.01% and 2.67%, respectively. Total interest expense on the term loan for the years ended December 30, 2017, December 31, 2016 and December 26, 2015 was $1.0 million, $0.8 million and $0.7 million, respectively.

13. Segment and Geographic Data

The supply chain segment includes the sale and distribution of pharmaceuticals, nutrition products, consumable products, diagnostic tests, small and large equipment, laboratory products and surgical products, among others.

The technology and value-added services segment consists of technology-enabled solutions and services, including practice management software, data-driven applications, client communications tools and related services.

The following tables present information about the Business’ reportable and operating segments:

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net Sales:
Supply chain	3,479,327	3,254,475	2,921,990
Technology and value-added services	100,468	98,685	56,338

Total	$3,579,795	$3,353,160	$2,978,328

	Years Ended
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Operating Income:
Supply chain	$112,346	$106,988	$91,842
Technology and value-added services	22,976	16,840	11,965

Total	$135,322	$123,828	$103,807

Income before taxes and equity in earnings of affiliates:
Supply chain	$115,898	$110,088	$96,624
Technology and value-added services	22,871	16,706	11,872

Total	$138,769	$126,794	$108,496

Depreciation and Amortization:
Supply chain	$52,009	$48,167	$46,468
Technology and value-added services	7,044	7,281	3,833

Total	$59,053	$55,448	$50,301

Income Tax Expense:
Supply chain	$40,105	$24,257	$21,613
Technology and value-added services	7,914	3,681	2,656

Total	$48,019	$27,938	$24,269

Interest Income:
Supply chain	$5,082	$4,897	$4,670
Technology and value-added services	33	18	—

Total	$5,115	$4,915	$4,670

Interest Expense:
Supply chain	$2,567	$1,951	$2,002
Technology and value-added services	20	6	3

Total	$2,587	$1,957	$2,005

Purchases of Fixed Assets:
Supply chain	$18,656	$11,820	$8,436
Technology and value-added services	2,009	928	855

Total	$20,665	$12,748	$9,291

	As of
Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Total Assets:
Supply chain	$2,024,862	$1,806,294	$1,727,911
Technology and value-added services	143,108	138,693	81,791

Total	$2,167,970	$1,944,987	$1,809,702

The following table presents information about the Business’ operations by geographic area as of and for the years ended December 30, 2017, December 31, 2016 and December 26, 2015. Net sales by geographic area are based on the Business’ respective locations. No country, except for the United States and United Kingdom, generated net sales greater than 10% of combined net sales. There were no material amounts of intercompany sales or transfers among geographic areas and there were no material amounts of export sales.

	2017		2016		2015
Dollars in thousands	Net Sales	Long-Lived Assets	Net Sales	Long-Lived Assets	Net Sales	Long-Lived Assets
United States	$1,864,083	$748,433	$1,750,487	$690,244	$1,483,334	$624,251
United Kingdom	584,398	56,510	569,986	47,415	572,961	49,704
Other	1,131,314	223,255	1,032,687	206,685	922,033	206,630

Combined total	$3,579,795	$1,028,198	$3,353,160	$944,344	$2,978,328	$880,585

14. Employee Benefit Plans

Stock-based compensation

The Business’ employees have historically participated in the Parent’s stock-based compensation plans. Stock-based compensation expense has been allocated to the Business based on the awards and terms previously granted to the Business’ employees, as well as an allocation of Parent’s corporate and shared functional employee expenses. The accompanying combined statements of operations reflect pre-tax stock-based compensation expense of $7.2 million ($4.0 million after-tax), $6.2 million ($4.4 million after-tax) and $5.6 million ($4.0 million after-tax) for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

Stock-based compensation represents the cost related to stock-based awards granted to employees. The Business measures stock-based compensation at the grant date, based on the estimated fair value of the award, and recognizes the cost (net of estimated forfeitures) as compensation expense on a straight-line basis over the requisite service period. The stock-based compensation expense is reflected in selling, general and administrative expenses in the combined statements of operations.

Stock-based awards are provided to certain employees of the Business under the terms of the Parent’s 2013 Stock Incentive Plan, as amended (the “Plan”). The Plan is administered by the Compensation Committee of the Parent Board. Prior to March 2009, awards under the Plan principally included a combination of at-the-money stock options and restricted stock and restricted stock units. Since March 2009, equity-based awards have been granted solely in the form of restricted stock and restricted stock units, with the exception of providing stock options to employees pursuant to certain pre-existing contractual obligations. As of December 30, 2017, 62,458 shares were authorized and 7,426 shares were available to be granted under the Plan.

Grants of restricted stock and restricted stock units are stock-based awards granted to recipients with specified vesting provisions. In the case of restricted stock, common stock is delivered on the date of grant, subject to vesting conditions. In the case of restricted stock units, common stock is generally delivered on or following satisfaction of vesting conditions. The Parent issues restricted stock and restricted stock units to employees of the Business that vest solely based on the recipient’s continued service over time (primarily four-year cliff vesting) and restricted stock and restricted stock units that vest based on achieving specified performance measurements and the recipient’s continued service over time (primarily three-year cliff vesting).

With respect to time-based restricted stock and restricted stock units, the Business estimates the fair value on the date of grant based on Henry Schein’s closing stock price. With respect to performance-based restricted stock and restricted stock units, the number of shares that ultimately vest and are received by the recipient is based upon the performance as measured against specified targets over a specified period, as determined by the

Compensation Committee of the Parent’s Board of Directors. Although there is no guarantee that performance targets will be achieved, the Business estimates the fair value of performance-based restricted stock and restricted stock units based on the closing stock price at time of grant.

The Plan provides for adjustments to the performance-based restricted stock and restricted stock units targets for significant events, including acquisitions, divestitures, new business ventures, certain capital transactions (including share repurchases), restructuring costs, if any, changes in accounting principles or in applicable laws or regulations and certain foreign exchange fluctuations. Over the performance period, the number of shares of common stock that will ultimately vest and be issued and the related compensation expense is adjusted upward or downward based upon the estimation of achieving such performance targets. The ultimate number of shares delivered to recipients and the related compensation cost is recognized as an expense based on the actual performance metrics as defined under the Plan.

The Business records deferred income tax assets for awards that will result in future deductions on the income tax returns based on the amount of compensation cost recognized and the statutory tax rate in the jurisdiction in which the Business will receive a deduction.

During the first quarter of 2017, the Business adopted the provisions of ASU 2016-09, which requires that all excess tax benefits and tax deficiencies resulting from the difference between the deduction for tax purposes and the stock-based compensation cost recognized for financial reporting purposes be included as a component of income tax expense as of January 1, 2017. Prior to the implementation of ASU 2016-09, excess tax benefits were recorded as a component of net Parent investment and tax deficiencies were recognized either as an offset to accumulated excess tax benefits or in the combined statement of operations if there were no accumulated excess tax benefits.

Stock-based compensation grants for the three years ended December 30, 2017 consisted of restricted stock and restricted stock unit grants. The weighted average grant date fair value of stock-based awards granted before forfeitures was $85.90, $83.23 and $69.70 per share during the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

Total unrecognized compensation cost related to non-vested awards as of December 30, 2017 was $12.7 million, which is expected to be recognized over a weighted average period of approximately 2.47 years.

A summary of the restricted stock and restricted stock unit activity under the Plan is presented below:

	Years Ended
	December 30, 2017		December 31, 2016		December 26, 2015
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share
Outstanding at beginning of year	219,642	$76.71	118,838	$69.67	—	$—
Granted	107,947	85.90	115,122	83.23	124,768	69.70
Forfeited	(15,674)	79.99	(14,318)	70.72	(5,930)	70.39

Outstanding at end of year	311,915	$79.74	219,642	$76.71	118,838	$69.67

During the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Business did not grant any stock options.

As of December 30, 2017, no shares have been vested. The following table summarizes the status of the non-vested restricted stock and restricted stock units for the year ended December 30, 2017:

	Time-Based Restricted Stock/Units
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share of Restricted Stock/ Restricted Stock Units	Intrinsic Value Per Share of Restricted Stock/ Restricted Stock Units
Outstanding at beginning of period	123,108	$76.76
Granted	52,994	85.90
Forfeited	(8,082)	79.86

Outstanding at end of period	168,020	$79.52	$69.88

	Performance-Based Restricted Stock and Restricted Stock Units
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share of Restricted Stock/ Restricted Stock Units	Intrinsic Value Per Share of Restricted Stock/ Restricted Stock Units
Outstanding at beginning of period	96,534	$76.64
Granted	54,953	85.90
Forfeited	(7,592)	80.12

Outstanding at end of period	143,895	$80.01	$69.88

401(k) and other defined contribution plans

The Business maintains a qualified 401(k) plan covering substantially all eligible employees of certain of the Business’ U.S. entities as well as certain other defined contribution plans. Additionally, the Parent offers a qualified 401(k) plan to certain of the Business’ eligible employees.

Matching contributions and administrative expenses related to these plans charged to operations during the years ended December 30, 2017, December 31, 2016 and December 26, 2015 amounted to $5.6 million, $5.4 million and $3.5 million, respectively.

15. Related-Party Transactions

Long-term debt

The combined financial statements includes $23.0 million of long-term debt as of December 30, 2017 and December 31, 2016 with Darby and M&S, each a related party of Parent and the Business.

Allocation of general corporate expenses

The combined financial statements include expense allocations as discussed in Note 1. During the years ended December 30, 2017, December 31, 2016 and December 26, 2015, the Business was allocated $58.7 million, $60.0 million and $53.8 million, respectively, of general corporate expenses, which are included within selling, general and administrative expenses in the combined statements of operations.

Parent company equity

The net transfers from the Parent are reflected in equity on the combined balance sheets and combined statements of equity. The net transfers to/from the Parent amounted to $12.4 million, $33.8 million and $101.1 million for the years ended December 30, 2017, December 31, 2016 and December 26, 2015, respectively.

A reconciliation of net Parent investment in the combined statements of equity to the corresponding amount presented on the combined statements of cash flows for all periods presented were as follows:

Dollars in thousands	December 30, 2017	December 31, 2016	December 26, 2015
Net transfers from Parent per combined statements of equity	$12,424	$33,819	$101,090
Stock compensation expense	(7,220)	(6,208)	(5,620)
Change in fair value of redeemable noncontrolling interest	54,071	20,082	(11,823)
Other	2,931	(1,006)	(690)

Total net transfers from Parent per combined statements of cash flows	$62,206	$46,687	$82,957

16. Subsequent Events

In accordance with ASC 855-10, the Business evaluated subsequent events through September 14, 2018, the date these combined financial statements were available to be issued.

On April 20, 2018, Parent entered into an Amendment to the Put Rights Agreements (the “Put Rights Amendment”), pursuant to which Parent agreed to purchase all of the equity interests of Butler Animal Health Holding Company, LLC owned by Darby and the equity interests of Butler Animal Health Holding Company, LLC owned indirectly by the other sellers party to the Put Rights Amendment for an aggregate purchase price of $365.0 million, which transaction was consummated on May 21, 2018. Thereafter, the Henry Schein Animal Health Business acquired additional direct and indirect equity interests in Butler Animal Health Holding Company, LLC for an aggregate purchase price of $1.4 million.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED BALANCE SHEETS

(unaudited)

Dollars in thousands	September 29, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$21,804	$16,656
Accounts receivable, net of reserves of $7,899 and $7,570	436,522	427,866
Inventories, net	501,584	534,664
Other receivables	52,857	75,651
Prepaid expenses and other	25,054	22,089

Total current assets	1,037,821	1,076,926
Property and equipment, net	66,693	64,554
Goodwill	706,024	710,718
Other intangibles, net	220,795	252,927
Investments and other	123,183	62,845

Total assets	$2,154,516	$2,167,970

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$335,644	$375,782
Current maturities of long-term debt	679	3,204
Accrued expenses:
Payroll and related	35,948	33,382
Taxes	20,219	16,301
Other	81,858	82,917

Total current liabilities	474,348	511,586
Long-term debt, net	23,389	23,529
Deferred income taxes	13,826	14,157
Other liabilities	38,046	39,204

Total liabilities	549,609	588,476
Redeemable noncontrolling interests	91,637	366,554
Equity:
Net Parent investment	1,586,636	1,255,976
Accumulated other comprehensive loss	(73,366)	(43,036)

Total equity	1,513,270	1,212,940

Total liabilities, redeemable noncontrolling interests and equity	$2,154,516	$2,167,970

See accompanying notes to condensed combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(unaudited)

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Net sales	$2,883,123	$2,663,805
Cost of sales	2,357,891	2,181,366

Gross profit	525,232	482,439
Operating expenses:
Selling, general and administrative	413,362	382,965
Restructuring costs	7,788	—

Operating income	104,082	99,474
Other income:
Other, net	3,398	2,781

Income before taxes and equity in earnings of affiliates	107,480	102,255
Income taxes	(33,272)	(19,167)
Equity in earnings of affiliates	793	1,202

Net income	75,001	84,290
Less: Net income attributable to redeemable noncontrolling interests	(7,593)	(21,541)

Net income attributable to the Henry Schein Animal Health Business	$67,408	$62,749

See accompanying notes to condensed combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Net income	$75,001	$84,290
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	(31,454)	52,096
Unrealized gain (loss) from foreign currency hedging activities	(488)	577
Pension adjustment loss	(46)	(41)

Other comprehensive income (loss), net of tax	(31,988)	52,632

Comprehensive income	43,013	136,922

Comprehensive income:
Comprehensive income attributable redeemable to noncontrolling interests:
Net income	(7,593)	(21,541)
Foreign currency translation (gain) loss	1,658	(2,711)

Comprehensive income attributable to redeemable noncontrolling interests	(5,935)	(24,252)

Comprehensive income attributable to the Henry Schein Animal Health Business	$37,078	$112,670

See accompanying notes to condensed combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED STATEMENT OF EQUITY

(unaudited)

Dollars in thousands	Net Parent Investment	Accumulated Other Comprehensive Income/(Loss)	Total Equity Attributable to the Business
Balance at December 30, 2017	$1,255,976	$(43,036)	$1,212,940
Net income attributable to the Henry Schein Animal Health Business	67,408	—	67,408
Other comprehensive loss	—	(30,330)	(30,330)
Net transfers in Parent investment	263,252	—	263,252

Balance at September 29, 2018	$1,586,636	$(73,366)	$1,513,270

See accompanying notes to condensed combined financial statements.

HENRY SCHEIN ANIMAL HEALTH BUSINESS

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Cash flows from operating activities:
Net income	$75,001	$84,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,242	43,948
Loss/(Income) on sale of equity investment	137	(226)
Stock-based compensation expense	5,524	5,265
Provision for losses on trade and other accounts receivable	(470)	(844)
Provision for deferred income taxes	1,252	1,194
Equity in earnings of affiliates	(793)	(1,202)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(13,331)	(53,734)
Inventories	25,183	38,488
Accounts payable and accrued expenses	(28,184)	(27,961)
Other assets and liabilities	(50,939)	(13,446)

Net cash provided by operating activities	61,622	75,772

Cash flows from investing activities:
Purchases of fixed assets	(15,336)	(15,199)
Payments related to equity investments and business acquisitions, net of cash acquired	(8,448)	(108,391)
Proceeds from sale of fixed assets	467	734

Net cash used in investing activities	(23,317)	(122,856)

Cash flows from financing activities:
Principal payments for long-term debt	(2,250)	(110)
Net transfer from Parent	359,267	88,319
Distributions to noncontrolling stockholders	(9,574)	(18,285)
Acquisitions of noncontrolling interests in subsidiaries	(379,968)	(18,361)

Net cash provided by (used in) financing activities	(32,525)	51,563

Effect of exchange rate changes on cash and cash equivalents	(632)	1,972

Net change in cash and cash equivalents	5,148	6,451
Cash and cash equivalents, beginning of period	16,656	19,714

Cash and cash equivalents, end of period	$21,804	$26,165

Cash paid for income taxes	$9,531	$6,271

See accompanying notes to condensed combined financial statements.

Notes to Condensed Combined Financial Statements

1. Business Overview and Significant Accounting Policies

Basis of Presentation

These unaudited interim combined financial statements of Henry Schein Animal Health Business (the “Henry Schein Animal Health Business” or the “Business”) have been derived from the consolidated financial statements and accounting records of Henry Schein, Inc. (“Henry Schein” or the “Parent”). These accompanying unaudited interim combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnote disclosures required by GAAP for complete financial statements.

These unaudited interim combined financial statements reflect all adjustments considered necessary for a fair presentation of the combined results of operations and financial position for the interim periods presented. All such adjustments are of a normal recurring nature. These unaudited interim combined financial statements should be read in conjunction with the audited combined financial statements and notes to the audited combined financial statements contained also included in this prospectus.

The preparation of financial statements in conformity with GAAP requires the Business to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the nine months ended September 29, 2018 are not necessarily indicative of the results to be expected for any other interim period or for the year ending December 29, 2018.

These combined financial statements include the accounts of the Henry Schein Animal Health Business and all of its controlled subsidiaries.

Investments in unconsolidated affiliates, which are greater than or equal to 20% and less than or equal to 50% owned, are accounted for under the equity method.

All intracompany transactions have been eliminated. All intercompany transactions between the Business and Henry Schein have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded.

The unaudited interim combined financial statements include expense allocations for: (1) certain corporate functions historically provided by Henry Schein, including finance, accounting, legal, information services, planning, compliance, investor relations, administration and communication, and similar-costs; (2) employee benefits and incentives; and (3) stock-based compensation. These expenses have been allocated to the Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of net sales, headcount or other measures of the Business and Henry Schein. The Business believes the bases on which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, the Henry Schein Animal Health Business during the periods presented. The allocations may not, however, reflect the actual expenses that the Henry Schein Animal Health Business would have incurred as a stand alone company for the periods presented. Actual costs that may have been incurred if the Henry Schein Animal Health Business had been a stand alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the separation from Henry Schein, these functions will be performed using the Business’ own resources or third-party service providers. For an interim period, however, some of these functions will continue to be provided by Henry Schein under a transition services agreement, which is expected to extend for a period of up to two years following the separation from Henry Schein.

Henry Schein uses a centralized approach to cash management and financing of its operations, excluding debt where the Henry Schein Animal Health Business is the legal obligor. The majority of the Henry Schein Animal Health Business’ cash is transferred to Henry Schein daily and Henry Schein funds Henry Schein Animal Health Business’ operating and investing activities as needed. Cash transfers to and from Henry Schein are reflected in “net Parent investment.”

The unaudited interim combined financial statements include certain assets and liabilities that have historically been held at the Henry Schein corporate level but are specifically identifiable or otherwise attributable to the Business. The cash and cash equivalents held by Henry Schein at the corporate level are not specifically identifiable to the Business and therefore were not attributed for any of the periods presented. Cash and cash equivalents in the combined balance sheets primarily represent cash held locally by entities included in the combined financial statements. Henry Schein’s third-party debt, and the related interest expense has not been attributed to the Business for any of the periods presented as Henry Schein Animal Health Business was not the legal obligor of the debt and the Henry Schein borrowings were not directly attributable to the Business.

Accounting Pronouncements Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” Accounting Standards Codification (“ASC”) 606 (“Topic 606”). The Business adopted the provisions of this standard as of December 31, 2017, on a modified retrospective basis. The Business applied the requirements of the new standard only to contracts that were not completed as of the adoption date. The Business recorded an immaterial adjustment to the opening balance of net Parent investment for the adoption of Topic 606. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods.

The impact of the new standard on the combined statements of operations, which the Business expects to be immaterial on an ongoing basis, is primarily related to software sales and sales commissions and is described as follows:

Software Sales

For software licenses sold together with post-contract support (“PCS”), the Business previously deferred software revenue if it did not have vendor-specific objective evidence (“VSOE”) of fair value of the PCS. Under Topic 606, the concept of VSOE is eliminated and there are no cases where revenue is deferred due to a lack of stand alone selling price. In addition, the Business previously recognized revenue from term licenses ratably over the contract term. Under Topic 606, such licenses represent a right to use intellectual property and therefore require upfront recognition. Furthermore, certain upfront fees related to service arrangements were previously deferred and recognized over the estimated customer life. Under Topic 606, the period over which the Business will recognize these fees is reduced as the upfront fee represents additional contract price that will be allocated to the performance obligations in the contract and recognized as those performance obligations are satisfied rather than being amortized over the estimated customer life. Based on the aforementioned changes, such software revenue will be recognized sooner than under the previous revenue recognition standard.

Sales Commissions

The Business previously recognized sales commissions as an expense when incurred. Under Topic 606, the Business defers such sales commissions as costs to obtain a contract when the costs are incremental and expected to be recovered. Deferred sales commissions are amortized over the estimated customer relationship period. The Business applies the practical expedient to expense, as incurred, commissions with an expected amortization period of one year or less.

The impact of adoption on the combined balance sheet and combined statement of operations was as follows:

Dollars in thousands	As of September 29, 2018
Balance Sheet	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Assets:
Other receivables, prepaid expenses and other	$77,911	$78,336	$(425)
Investments and other	123,183	122,576	607
Liabilities:
Accrued expenses – taxes	$20,219	$20,298	$(79)
Accrued expenses – other	81,858	83,210	(1,352)
Deferred income taxes	13,826	13,639	187
Equity:
Net Parent investment	$1,586,636	$1,585,128	$1,508
Accumulated other comprehensive loss	73,366	73,448	(82)

Dollars in thousands	Nine Months Ended September 29, 2018
Statement of Operations	As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher/(Lower)
Net sales
Supply chain	$2,807,086	$2,807,086	$—
Technology and value-added services	76,037	75,716	321

Total	$2,883,123	$2,882,802	$321

Costs and expenses
Cost of sales	2,357,891	2,357,891	—
Selling, general and administrative	413,362	413,228	134
Income taxes	33,272	33,260	12
Net income	$75,001	$74,826	$175

Additional information related to Topic 606 can be found below in “Critical Accounting Policies and Estimates” as well as in Note 2 – Revenue from Contracts with Customers.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting” (“ASU 2017-09”). ASU 2017-09 provides guidance on determining which changes to the terms and conditions of stock-based payment awards require an entity to apply modification accounting. ASU 2017-09 requires modification accounting if the fair value, vesting conditions, or equity or liability classification of the award is not the same immediately before and after a change to the terms and conditions of the award. ASU 2017-09 was adopted on a prospective basis as of December 31, 2017 and did not have a material impact on the unaudited interim combined financial statements or disclosures as of September 29, 2018.

Critical Accounting Policies and Estimates

There have been no material changes in the critical accounting policies and estimates from those disclosed in Note 1 of the audited combined financial statements for the year ended December 30, 2017, except as follows:

Revenue Recognition

On December 31, 2017, the Business adopted Topic 606 using the modified retrospective method applied to those contracts that were not completed as of the adoption date. Results for reporting periods beginning after December 30, 2017 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for those periods. The Business’ revenue recognition accounting policies applied prior to adoption of Topic 606 are outlined in the combined financial statements for the year ended December 30, 2017. The disclosures included herein reflect the Business’ accounting policies under Topic 606.

The Business generates revenue from the sale of animal health consumable products, as well as equipment, software products and services and other sources. Provisions for discounts, rebates to customers, customer returns and other contra revenue adjustments are included in the transaction price at contract inception by estimating the most likely amount based upon historical data and estimates, and are provided for in the period in which the related sales are recognized.

Revenue derived from the sale of consumable products is recognized at a point in time when control transfers to the customer. Such sales typically entail high-volume, low-dollar orders shipped using third-party common carriers. The Business believes that the shipment date is the most appropriate point in time indicating control has transferred to the customer because the Business has no post-shipment obligations and this is when legal title and risks and rewards of ownership transfer to the customer and the point at which the Business has an enforceable right to payment.

Revenue derived from the sale of equipment is recognized when control transfers to the customer. This occurs when the equipment is delivered. Such sales typically entail scheduled deliveries of large equipment primarily by equipment service technicians. Some equipment sales require minimal installation, which is typically completed at the time of delivery. The Business’ products generally carry standard warranty terms provided by the manufacturer, however, in instances where the Business provides warranty labor services, the warranty costs are accrued in accordance with ASC 460 “Guarantees.”

Revenue derived from the sale of software products is recognized when products are shipped to customers or made available electronically. Such software is generally installed by customers and does not require extensive training due to the nature of its design. Revenue derived from post-contract customer support for software, including annual support and/or training is generally recognized over time using time elapsed as the input method that best depicts the transfer of control to the customer. Revenue derived from other sources, including freight charges, equipment repairs and financial services, is recognized when the related product revenue is recognized or when the services are provided. The Business applies the practical expedient to treat shipping and handling activities performed after the customer obtains control as fulfillment activities, rather than a separate performance obligation in the contract.

Sales, value-add and other taxes the Business collects concurrently with revenue-producing activities are excluded from revenue.

Certain of the Business’ revenue is derived from bundled arrangements that include multiple distinct performance obligations that are accounted for separately. When the Business sells software products together with related services (e.g., training and technical support), it allocates revenue to software using the residual method, using an estimate of the stand alone selling price to estimate the fair value of the undelivered elements. There are no cases where revenue is deferred due to a lack of a stand alone selling price. Bundled arrangements that include elements that are not considered software consist primarily of equipment and the related installation service. The Business allocates revenue for such arrangements based on the relative selling prices of the goods or services. If an observable selling price is not available because the Business does not sell the goods or services separately, the Business uses one of the following techniques to estimate the stand alone selling price: adjusted market approach, cost-plus approach or the residual method. There is no specific hierarchy for the use of these methods, but the estimated selling price reflects the Business’ best estimate of what the selling prices of each deliverable would be if it were sold regularly on a stand alone basis taking into consideration the cost structure of the business, technical skill required, customer location and other market conditions.

Accounts Receivable

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects the Business’ best estimate of the amounts that will not be collected. In addition to reviewing delinquent accounts receivable, the Business considers many factors in estimating reserve, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, the Business adjusts its assumptions for anticipated changes in any of these or other factors expected to affect collectability.

Contract Assets

Contract assets include amounts related to any conditional right to consideration for work completed but not billed as of the reporting date and generally represent amounts owed to the Business by customers, but not yet billed. Contract assets are transferred to accounts receivable when the right becomes unconditional. Current contract assets are included in prepaid expenses and other and the non-current contract assets are included in investments and other within the combined balance sheet.

Contract Liabilities

Contract liabilities are comprised of advance payments and deferred revenue amounts. Contract liabilities are transferred to revenue once the performance obligation has been satisfied. Current contract liabilities are included in accrued expenses-other and the non-current contract liabilities are included in other liabilities within the combined balance sheet.

Deferred Commissions

Sales commissions earned by the Business’ sales force that relate to long-term arrangements are capitalized as costs to obtain a contract when the costs incurred are incremental and are expected to be recovered. Deferred sales commissions are amortized over the estimated customer relationship period. The Business applies the practical expedient related to the capitalization of incremental costs of obtaining a contract, and recognizes such costs as an expense when incurred if the amortization period of the assets that the Business would have recognized is one year or less.

Sales Returns

Sales returns are recognized as a reduction of revenue by the amount of expected returns and are recorded as refund liability within current liabilities. The Business estimates the amount of revenue expected to be reversed to calculate the sales return liability based on historical data for specific products, adjusted as necessary for new products. The allowance for returns is presented gross as a refund liability and the Business records an inventory asset (and a corresponding adjustment to cost of sales) for any goods or services that it expects to be returned.

2. Revenue from Contracts with Customers

Revenue is recognized in accordance with the policies discussed in Note 1.

Disaggregation of Revenue

The following table disaggregates the Business’ revenue by segment and geography:

	Nine Months Ended September 29, 2018
Dollars in thousands	United States	United Kingdom	Other	Total
Supply chain	$1,425,542	$459,709	$921,835	$2,807,086
Technology and value-added services	62,065	8,446	5,526	76,037

Combined total	$1,487,607	$468,155	$927,361	$2,883,123

Contract Balances

Contract balances represent amounts presented in the Business’ combined balance sheet when either it has transferred goods or services to the customer or the customer has paid consideration to the Business under the contract. These contract balances include accounts receivable, contract assets and contract liabilities.

The contract assets primarily relate to the rights to consideration for work completed but not billed at the reporting date on contracts. The contract assets are transferred to receivables when the rights become unconditional. The contract assets primarily relate to the bundled arrangements for the sale of equipment and consumables and sales of term software licenses. Current and non-current contract asset balances as of September 29, 2018 and December 31, 2017 were not material.

The contract liabilities primarily relate to advance payments from customers and upfront payments for service arrangements provided over time. At December 31, 2017, the current portion of contract liabilities of $19.6 million was reported in the accrued expenses other, and $0.1 million related to non-current contract liabilities was reported in other liabilities. During the nine months ended September 29, 2018, the Business recognized $15.5 million of the amount previously deferred at December 31, 2017. At September 29, 2018, the current and non-current portion of contract liabilities were $19.5 million and $0.6 million, respectively.

3. Investments and Other

Investments and other consisted of the following as of:

(In Thousands)	September 29, 2018	December 30, 2017
Investment in affiliates	$21,518	$22,974
Acquisition-related indemnification	23,495	22,015
Non-current deferred foreign, state and local income taxes	72,611	14,128
Capitalized costs for internally generated software for resale	2,077	1,180
Other long-term assets	3,482	2,548

Total	$123,183	$62,845

4. Fair Value

ASC 820, “Fair Value Measurements,” provides a framework for measuring fair value in generally accepted accounting principles.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820 are described as follows:

•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Inputs that are unobservable for the asset or liability.

The following section describes the valuation methodologies that the Business used to measure different financial instruments at fair value.

Fair value of non-financial assets or liabilities

The carrying amounts reported on the combined balance sheets for cash and cash equivalents, accounts receivable, other receivables, accounts payable and other current liabilities approximate their fair value due to the short maturity of those instruments.

Investments in affiliates

There are no quoted market prices available for investments in affiliates; however, the Business believes the carrying amounts are a reasonable estimate of fair value.

Derivative contracts

Derivative contracts are valued using quoted market prices and significant other observable and unobservable inputs. The Business uses derivative instruments to minimize exposure to fluctuations in foreign currency exchange rates. Derivative instruments primarily include foreign currency forward agreements related to intercompany loans and certain forecasted inventory purchase commitments with suppliers.

The fair values for the majority of the Business’ foreign currency derivative contracts are obtained by comparing the contract rate to a published forward price of the underlying market rates, which is based on market rates for comparable transactions and are classified within Level 2 of the fair value hierarchy.

Redeemable noncontrolling interests

Some minority equity owners in certain of the Business’ subsidiaries have the right, at certain times, to require the Business to acquire their ownership interest in those entities at fair value based on third-party valuations. The primary factor affecting the future value of redeemable noncontrolling interests is expected earnings and, if such earnings are not achieved, the value of the redeemable noncontrolling interests might be impacted. The noncontrolling interests subject to put options are adjusted to their estimated redemption amounts each reporting period with a corresponding adjustment to net Parent investment. Future reductions in the carrying amounts are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level. These adjustments do not impact the calculation of earnings per share. The values for redeemable noncontrolling interests are classified within Level 3 of the fair value hierarchy.

The assets and liabilities that are measured and recognized at fair value on a recurring basis are the derivative contracts (Level 2) which is immaterial for the nine months ended September 29, 2018 and the redeemable noncontrolling interests (Level 3) discussed in Note 5.

5. Redeemable Noncontrolling Interests

Some minority equity owners in certain of the Business’ subsidiaries have the right, at certain times, to require the Business to acquire their ownership interest in those entities at fair value. ASC Topic 480-10 is applicable for noncontrolling interests where the Business is or may be required to purchase all or a portion of the outstanding interest in a controlled subsidiary from the noncontrolling interest holder under the terms of a put option contained in contractual agreements. The components of the change in the redeemable noncontrolling interests for the nine months ended September 29, 2018 and the year ended December 30, 2017 are presented in the following table:

Dollars in thousands	September 29, 2018	December 30, 2017
Balance, beginning of period	$366,554	$322,070
Decrease in redeemable noncontrolling interests due to redemptions	(379,968)	(26,375)
Increase in redeemable noncontrolling interests due to business acquisitions	5,493	6,648
Net income attributable to redeemable noncontrolling interests	7,593	27,690
Dividends declared	(9,574)	(20,481)
Effect of foreign currency translation gain (loss) attributable to redeemable noncontrolling interests	(1,658)	2,931
Change in fair value of redeemable securities	103,197	54,071

Balance, end of period	$91,637	$366,554

Changes in the estimated redemption amounts of the noncontrolling interests subject to put options are adjusted at each reporting period with a corresponding adjustment to net Parent investment. Future reductions in the carrying amounts are subject to a floor amount that is equal to the fair value of the redeemable noncontrolling interests at the time they were originally recorded. The recorded value of the redeemable noncontrolling interests cannot go below the floor level.

On April 20, 2018, Parent entered into an Amendment to the Put Rights Agreements (the “Put Rights Amendment”), pursuant to which Parent agreed to purchase all of the equity interests of Butler Animal Health Holding Company, LLC owned by Darby Group Companies, Inc. (“Darby”) and the equity interests of Butler Animal Health Holding Company, LLC owned indirectly by the other sellers party to the Put Rights Amendment, for an aggregate purchase price of $365.0 million which transaction was consummated on May 21, 2018. Thereafter, the Henry Schein Animal Health Business acquired additional direct and indirect equity interests in Butler Animal Health Holding Company, LLC for an aggregate purchase price of $1.4 million.

6. Legal Proceedings

The Business is involved in various legal proceedings that arise in the ordinary course of business. Based on present knowledge, the Business believes none of the claims relating to such proceedings will have a material effect on the financial condition, results of operations and cash flows of the Business.

7. Comprehensive Income

Comprehensive income includes certain gains and losses that, under GAAP, are excluded from net income as such amounts are recorded directly as an adjustment to total equity. The Business’ comprehensive income is primarily comprised of net income, foreign currency translation loss, unrealized gain (loss) from foreign currency hedging activities and pension adjustment loss.

The following table summarizes the Business’ accumulated other comprehensive loss, net of applicable taxes as of:

Dollars in thousands	September 29, 2018	December 30, 2017
Attributable to redeemable noncontrolling interests:
Foreign currency translation adjustment	$672	$2,330

Attributable to the Business:
Foreign currency translation loss	$(71,706)	$(41,910)
Unrealized gain from foreign currency hedging activities	104	592
Pension adjustment loss	(1,764)	(1,718)

Accumulated other comprehensive loss	$(73,366)	$(43,036)

Total accumulated other comprehensive loss	$(72,694)	$(40,706)

The following table summarizes the components of comprehensive income, net of applicable taxes as follows:

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Net income	$75,001	$84,290

Foreign currency translation gain (loss)	(30,882)	52,202
Tax effect	(572)	(106)

Foreign currency translation gain (loss)	(31,454)	52,096

Unrealized gain (loss) from foreign currency hedging activities	(617)	705
Tax effect	129	(128)

Unrealized gain (loss) from foreign currency hedging activities	(488)	577

Pension adjustment loss	(57)	(54)
Tax effect	11	13

Pension adjustment loss	(46)	(41)

Comprehensive income	$43,013	$136,922

During the nine months ended September 29, 2018 and September 30, 2017, the Business recognized, as a component of the Business’ comprehensive income, a foreign currency translation gain (loss) of $(31.5) million and $52.1 million, respectively, due to changes in foreign exchange rates from the beginning of the period to the end of the period. The Business’ financial statements are denominated in the U.S. Dollar currency. Fluctuations in the value of foreign currencies as compared to the U.S. Dollar may have a significant impact on the Business’ comprehensive income.

The following table summarizes the total comprehensive income, net of applicable taxes, as follows:

Dollars in thousands	September 29, 2018	September 30, 2017
Comprehensive income attributable to the Henry Schein Animal Health Business	$37,078	$112,670
Comprehensive income attributable to redeemable noncontrolling interests	5,935	24,252

Comprehensive income	$43,013	$136,922

8. Income Taxes

The Business’s effective tax rate was 31% for the nine months ended September 29, 2018 and 18.7% for the nine months ended September 30, 2017. The difference between the Business’s effective tax rate and the federal statutory tax rate for the nine months ended September 29, 2018 primarily relates to additional provisional expense of $8.1 million related to transition tax on deemed repatriation of foreign earnings, $2.4 million related to global intangible low-taxed income (“GILTI”) tax, and state taxes offset by benefits for foreign tax rate differential and partnership flow through income. The difference between the Business’s effective tax rate and the federal statutory tax rate for the nine months ended September 30, 2017 primarily relates benefits attributable to the adoption of ASU No. 2016-09, “Stock Compensation” (Topic 718) (“ASU 2016-09”) in the first quarter of 2017, foreign tax rate differential and partnership flow through income offset by expense attributable to state taxes.

Under ASU 2016-09, all excess tax benefits and tax deficiencies resulting from the difference between the deduction for tax purposes and the stock-based compensation cost recognized for financial reporting purposes are included as a component of income tax expense beginning January 1, 2017. Prior to the implementation of ASU 2016-09, excess tax benefits were recorded as a component of net Parent investment and tax deficiencies were recognized either as an offset to accumulated excess tax benefits or in the statement of operations if there were no accumulated excess tax benefits. For the nine months ended September 29, 2018 and September 30, 2017, the application of ASU No. 2016-09 reduced income tax expense by approximately $1.0 million and $4.7 million, respectively.

On December 22, 2017, the U.S. government passed the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act is comprehensive tax legislation effective January 1, 2018 that implements complex changes to the U.S tax code including, but not limited to, the reduction of the corporate tax rate from 35% to 21%, modification of accelerated depreciation, the repeal of the domestic manufacturing deduction and changes to the limitations of the deductibility of interest. The Tax Act also includes provisions to tax GILTI, a beneficial tax rate for Foreign Derived Intangible Income (“FDII”), a base erosion and anti-abuse tax (“BEAT”) that imposes tax on certain foreign related-party payments, and IRC Section 163(j) interest limitation (Interest Limitation). The Business is subject to the GILTI, FDII, BEAT and Interest Limitation provisions effective January 1, 2018.

The FASB Staff Q&A, Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Business has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. Under Topic 740, the Business has reasonably estimated the impact of each provision of the Tax Act on the Business’s effective tax rate. The Business has recorded an estimate for the GILTI provision in the Business’s effective tax rate for the nine months ended September 29, 2018. For the BEAT, FDII and Interest Limitation computations, the Business has not recorded an estimate in the Business’s effective tax rate for the nine months ended September 29, 2018 because the Business currently estimates that these provisions of the Tax Act will not apply to the Business or will have an immaterial impact in 2018. Due to the complexity of the new GILTI tax rules and uncertainty of the application of the foreign tax credit rules in relation to GILTI, the Business has calculated GILTI based upon the law as the Business currently interprets it, and subsequent changes in law could cause the Business to revise the Business’s calculations in a later period.

Due to the complexities of the Tax Act, the Staff of the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) that requires the Business to record a provisional amount for any income tax effects of the Tax Act in accordance with Topic 740, to the extent that a reasonable estimate can be made. SAB 118 allows for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts.

In the fourth quarter of 2017, the Business recorded provisional amounts for income tax effects of the Tax Act that the Business could reasonably estimate. This included the one-time transition tax that the Business estimated to be $13 million and a net deferred tax expense of $7.3 million attributable to the revaluation of deferred tax assets and liabilities due to the lower enacted federal income tax rate of 21%. For the nine months ended September 29, 2018, the Business recorded additional provisional expense of $8.1 million related to transition tax on deemed repatriation of foreign earnings, $2.4 million related to GILTI tax, and a net deferred tax benefit of $0.3 million attributable to the revaluation of deferred tax assets and liabilities. The Business will continue to refine provisional amounts for the impacts of the Tax Act as anticipated guidance, clarifying certain aspects of the Tax Act, becomes available. The Business will record any adjustments in the fourth quarter of 2018 when the Business’s analysis is complete, although the Business does not expect any material adjustments.

The total amount of unrecognized tax benefits as of September 29, 2018 was approximately $7.8 million, of which $1.2 million would affect the effective tax rate if recognized. It is expected that the amount of unrecognized tax benefits will change in the next 12 months; however, the Business does not expect the change to have a material impact on the Business’s combined financial statements.

The total amounts of interest and penalties, which are classified as a component of other liabilities within the Business’s combined balance sheets, were approximately $0.6 million and $0 respectively, as of September 29, 2018.

In 2016, the Business reached a settlement on a portion of the IRS audit of tax years 2012 and 2013, and the Business filed a Mutual Agreement Procedure request with the IRS for assistance from the U.S. Competent Authority for an open Transfer Pricing issue which resulted in a partial settlement during the quarter ended December 30, 2017. During the quarter ended June 30, 2017, the Business filed a protest with the Appellate Division regarding the remaining open audit issues for the years 2012 and 2013. The Business had an initial Appeals Conference during the third quarter of 2018. In addition, the Business is working on finalizing the Business’s submission for an Advanced Pricing Agreement pursuant to which Henry Schein, Inc. and the IRS would agree on an appropriate transfer pricing methodology for future tax years. The Business does not expect this to have a material effect on the Business’s combined financial position, liquidity or results of operations.

9. Segment Data

The Business conducts operations through two reportable segments: (i) supply chain and (ii) technology and value-added services. These segments offer different products and services to the same customer base.

The supply chain segment includes the sale and distribution of pharmaceuticals, nutrition products, consumable products, diagnostic tests, small and large equipment, laboratory products and surgical products, among others.

The technology and value-added services segment consists of our technology-enabled solutions and services, including practice management software, data driven applications, client communications tools and related services.

The following tables present information about the Business’ reportable and operating segments:

	Nine Months Ended
Dollars in thousands	September 29, 2018	September 30, 2017
Net Sales:
Supply chain	$2,807,086	$2,588,789
Technology and value-added services	76,037	75,016

Total	$2,883,123	$2,663,805

Operating Income:
Supply chain	$85,847	$82,482
Technology and value-added services	18,235	16,992

Total	$104,082	$99,474

10. Employee Benefit Plans

Stock-based Compensation

The Business’ accompanying unaudited interim combined statements of operations reflect pre-tax stock-based compensation expense of $5.5 million ($4.4 million after-tax) and $5.3 million ($3.7 million after-tax) for the nine months ended September 29, 2018 and September 30, 2017, respectively.

Stock-based compensation represents the cost related to stock-based awards granted to employees. The Business measures stock-based compensation at the grant date, based on the estimated fair value of the award, and recognizes the cost (net of estimated forfeitures) as compensation expense on a straight-line basis over the requisite service period. The stock-based compensation expense is reflected in selling, general and administrative expenses in the combined statements of operations.

Stock-based awards are provided to certain employees and non-employee directors of the Business under the terms of the Parent’s 2013 Stock Incentive Plan, as amended (the “Plan”). The Plan is administered by the Compensation Committee of the Parent Board. Equity-based awards are granted solely in the form of restricted stock and restricted stock units.

Grants of restricted stock and restricted stock units are stock-based awards granted to recipients with specified vesting provisions. In the case of restricted stock, common stock is delivered on the date of grant, subject to vesting conditions. In the case of restricted stock units, common stock is generally delivered on or following satisfaction of vesting conditions. Parent issues restricted stock and restricted stock units to employees of the Business that vest solely based on the recipient’s continued service over time (primarily four-year cliff vesting) and restricted stock and restricted stock units that vest based on achieving specified performance measurements and the recipient’s continued service over time (primarily three-year cliff vesting).

With respect to time-based restricted stock and restricted stock units, the Business estimates the fair value on the date of grant based on Henry Schein’s closing stock price. With respect to performance-based restricted stock and restricted stock units, the number of shares that ultimately vest and are received by the recipient is based upon the performance as measured against specified targets over a specified period, as determined by the Compensation Committee of Parent’s Board. Although there is no guarantee that performance targets will be achieved, the Business estimates the fair value of performance-based restricted stock and restricted stock units based on the closing stock price at time of grant.

The performance-based restricted stock and restricted stock units targets under the Plan are subject to adjustment for significant events that are specified by the Compensation Committee of Parent’s Board at the time of grant. Over the performance period, the number of shares of common stock that will ultimately vest and be issued and the related compensation expense is adjusted upward or downward based upon the estimation of achieving such performance targets. The ultimate number of shares delivered to recipients and the related compensation cost is recognized as an expense based on the actual performance metrics as defined under the Plan.

Total unrecognized compensation cost related to non-vested awards as of September 29, 2018 was $12.2 million, which is expected to be recognized over a weighted average period of approximately 1.76 years.

A summary of the restricted stock and restricted stock unit (time and performance bases) activity under the Plans is presented below:

	Nine Months Ended September 29, 2018
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share
Outstanding at beginning of period	311,915	$79.74
Granted	79,581	68.66
Vested	(41,036)	69.00
Forfeited	(54,989)	81.02

Outstanding at end of period	295,471	$77.08

The following tables summarize the activity of the Business’ non-vested restricted stock and restricted stock units for the nine months ended September 29, 2018:

	Time-Based Restricted Stock and Restricted Stock Units
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share of Restricted Stock/ Restricted Stock Units	Intrinsic Value Per Share of Restricted Stock/ Restricted Stock Units
Outstanding at beginning of period	168,020	$79.52
Granted	42,353	68.66
Vested	—	—
Forfeited	(38,786)	80.03

Outstanding at end of period	171,587	$76.12	$85.03

	Performance-Based Restricted Stock and Restricted Stock Units
	Restricted Stock/ Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share of Restricted Stock/ Restricted Stock Units	Intrinsic Value Per Share of Restricted Stock/ Restricted Stock Units
Outstanding at beginning of period	143,895	$80.01
Granted	37,228	68.66
Vested	(41,036)	69.00
Forfeited	(16,203)	83.38

Outstanding at end of period	123,884	$78.41	$85.03

11. Related-Party Transactions

Long-term debt

The combined financial statements includes $23.0 million of long-term debt as of September 29, 2018 and December 30, 2017 with Darby and M&S Investment Holding I LLC (“M&S”), each a related party of the Parent and the Business.

Allocation of general corporate expenses

The unaudited interim combined financial statements include expense allocations as discussed in Note 1.

During the nine months ended September 29, 2018 and September 30, 2017, the Business was allocated $48.0 million and $45.7 million, respectively, of general corporate expenses, which are included within selling, general and administrative expenses in the combined statements of operations.

Parent Company Equity

The net transfers to and from the Parent are reflected in equity on the combined balance sheets and combined statements of equity. The net transfers from the Parent amounted to $263.3 million and $36.3 million for the nine months ended September 29, 2018 and September 30, 2017, respectively. A reconciliation of net Parent investment in the combined statements of equity to the corresponding amount presented on the combined statements of cash flows for all periods presented were as follows:

Dollars in thousands	September 29, 2018	September 30, 2017
Net transfers from Parent	$263,252	$36,339
Stock compensation expense	(5,524)	(5,265)
Change in fair value of redeemable noncontrolling interest	103,197	54,534
Other	(1,658)	2,711

Total net transfers from Parent	$359,267	$88,319

12. Subsequent Events

In accordance with ASC 855-10, the Business evaluated subsequent events for recognition or disclosure through December 7, 2018, the date these condensed combined financial statements were available to be issued.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Direct Vet Marketing, Inc. and Subsidiaries

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Direct Vet Marketing, Inc. (d/b/a Vets First Choice) and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years ended December 31, 2017, December 31, 2016 and January 2, 2016, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Vet Marketing, Inc. and its subsidiaries as of December 31, 2017 and December 31, 2016 and the results of its operations and its cash flows for the years ended December 31, 2017, December 31, 2016 and January 2, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Boston, MA

September 14, 2018

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$30,195,847	$12,306,785
Restricted cash	356,000	—
Accounts receivable, net	4,927,186	2,307,727
Other receivables	1,389,095	2,467,860
Inventory, net	7,014,998	4,667,085
Indemnification asset	3,850,000	—
Prepaid expenses and other current assets	2,981,956	943,138

Total current assets	50,715,082	22,692,595

Property and equipment, net	17,928,960	7,726,497

Other assets:
Goodwill	73,967,818	13,366,733
Intangible assets, net	71,496,908	6,137,256
Indemnification asset	—	497,336
Other assets	139,239	152,374

Total other assets	145,603,965	20,153,699

Total assets	$214,248,007	$50,572,791

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,391,872	$4,613,339
Accrued payroll and benefits	3,297,885	1,971,827
Accrued expenses and other current liabilities	3,621,966	1,845,014
Contingent liabilities	3,850,000	—
Deferred revenue and customer deposits	712,731	443,749
Current portion of capital lease obligations	63,923	—
Current portion of contingent consideration payable	400,000	4,141,608

Total current liabilities	20,338,377	13,015,537

Long-term liabilities:
Note payable, net of discount	9,719,094	—
Contingent consideration payable, net of current portion	361,067	322,133
Redeemable convertible preferred stock warrants	2,418,270	1,615,681
Capital lease obligations, net of current portion	97,257	—
Deferred taxes, net	4,981,247	758,424
Other long-term liabilities	760,873	924,178

Total long-term liabilities	18,337,808	3,620,416

Total liabilities	38,676,185	16,635,953

The accompanying notes are an integral part of these consolidated financial statements.

	December 31
	2017	2016
Commitments and contingencies (Note 8)

Redeemable convertible preferred stock:
Series F Redeemable Convertible Preferred Stock, $0.001 par value, 37,166,665 and 0 shares authorized as of December 31, 2017 and December 31, 2016, respectively; 37,166,665 and 0 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $222,999,990)	221,527,073	—
Series E Redeemable Convertible Preferred Stock, $0.001 par value, 17,110,033 and 16,925,955 shares authorized as of December 31, 2017 and December 31, 2016, respectively; 15,379,163 and 16,925,955 issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $47,521,614)	47,422,002	52,161,746
Series D Redeemable Convertible Preferred Stock, $0.001 par value, 7,850,447 shares authorized as of December 31, 2017 and December 31, 2016; 6,866,058 and 7,068,697 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $7,689,986)	7,652,207	7,864,051
Series C Redeemable Convertible Preferred Stock, $0.001 par value, 6,360,335 shares authorized as of December 31, 2017 and December 31, 2016; 5,957,669 and 6,330,335 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $5,957,669)	5,939,916	6,305,482
Series B Redeemable Convertible Preferred Stock, $0.001 par value, 6,688,373 shares authorized as of December 31, 2017 and December 31, 2016; 0 and 6,688,373 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 is $0)	—	5,752,000
Series A Redeemable Convertible Preferred Stock, $0.001 par value, 7,427,987 shares authorized as of December 31, 2017 and 2016, 5,265,325 and 7,427,987 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (liquidation and redemption value at December 31, 2017 of $2,264,089)	2,264,089	3,194,034

Total redeemable convertible preferred stock	284,805,287	75,277,313
Stockholders’ deficit:
Common stock, $0.001 par value, 102,309,645 and 61,125,567 shares authorized as of December 31, 2017 and December 31, 2016, respectively; 6,057,216 and 6,780,169 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	6,057	6,781
Additional paid-in capital	2,889,364	702,909
Accumulated deficit	(112,128,886)	(42,050,165)

Total stockholders’ deficit	(109,233,465)	(41,340,475)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$214,248,007	$50,572,791

The accompanying notes are an integral part of these consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2017	December 31, 2016	January 2, 2016
Revenues, net	$129,594,553	$83,285,237	$49,798,598
Cost of revenues	74,047,308	50,579,734	31,044,126

Gross profit	55,547,245	32,705,503	18,754,472
Selling, general and administrative expenses	75,945,209	46,922,708	27,088,579

Loss from operations	(20,397,964)	(14,217,205)	(8,334,107)
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	1,422,848	520,469	794,224
Change in fair value of contingent consideration	(493,284)	725,225	738,984
Interest expense	498,667	10,011	796,669
Interest income	(188,295)	(59,977)	(25,650)
Other (income) expense	330	73	(188)

Total other (income) expense	1,240,266	1,195,801	2,304,039

Loss before income taxes	(21,638,230)	(15,413,006)	(10,638,146)
Income tax (benefit) expense	(22,444,687)	158,290	159,475

Net income (loss)	$806,457	$(15,571,296)	$(10,797,621)

The accompanying notes are an integral part of these consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Series F Redeemable Convertible Preferred Stock		Series E Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital
	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value		Accumulated Deficit	Stockholders’ Deficit
Balance at January 3, 2015	—	$—	—	$—	6,998,697	$7,745,039	6,330,335	$6,277,081	6,688,373	$5,752,000	7,427,987	$3,188,116	6,280,307	$6,281	$133,655	$(15,681,248)	$(15,541,312)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	159,611	—	159,611
Exercise of Preferred Stock warrants	—	—	—	—	70,000	78,400	—	—	—	—	—	—	—	—	93,879	—	93,879
Exercise of Common Stock options	—	—	—	—	—	—	—	—	—	—	—	—	337,045	337	48,631	—	48,968
Issuance of Series E Redeemable Convertible Preferred Stock, net of $199,212 issuance costs	—	—	16,925,955	52,101,982	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Convertible Preferred Stock issuance costs	—	—	—	19,921	—	25,500	—	21,301	—	—	—	5,918	—	—	(72,640)	—	(72,640)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,797,621)	(10,797,621)

Balance at January 2, 2016	—	—	16,925,955	52,121,903	7,068,697	7,848,939	6,330,335	6,298,382	6,688,373	5,752,000	7,427,987	3,194,034	6,617,352	6,618	363,136	(26,478,869)	(26,109,115)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	372,054	—	372,054
Exercise of Common Stock options	—	—	—	—	—	—	—	—	—	—	—	—	162,817	163	29,774	—	29,937
Accretion of Redeemable Convertible Preferred Stock issuance costs	—	—	—	39,843	—	15,112	—	7,100	—	—	—	—	—	—	(62,055)	—	(62,055)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,571,296)	(15,571,296)

Balance at December 31, 2016	—	—	16,925,955	52,161,746	7,068,697	7,864,051	6,330,335	6,305,482	6,688,373	5,752,000	7,427,987	3,194,034	6,780,169	6,781	702,909	(42,050,165)	(41,340,475)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,169,872	—	1,169,872
Exercise of Preferred Stock warrants	—	—	—	—	256,683	287,485	30,000	30,000	—	—	—	—	—	—	898,216	—	898,216
Exercise of Common Stock options	—	—	—	—	—	—	—	—	—	—	—	—	1,894,971	1,894	344,080	—	345,974
Issuance of Series F Redeemable Convertible Preferred Stock, net of $1,636,575 issuance costs	37,166,665	221,363,415	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of Redeemable Convertible Preferred Stock issuance costs	—	163,658	—	39,843	—	15,112	—	7,100	—	—	—	—	—	—	(225,713)	—	(225,713)
Repurchase of Common Stock and Preferred Stock	—	—	(1,546,792)	(4,779,587)	(459,322)	(514,441)	(402,666)	(402,666)	(6,688,373)	(5,752,000)	(2,162,662)	(929,945)	(2,617,924)	(2,618)	—	(70,885,178)	(70,887,796)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	806,457	806,457

Balance at December 31, 2017	37,166,665	$221,527,073	15,379,163	$47,422,002	6,866,058	$7,652,207	5,957,669	$5,939,916	—	$—	5,265,325	$2,264,089	6,057,216	$6,057	$2,889,364	$(112,128,886)	$(109,233,465)

The accompanying notes are an integral part of these consolidated financial statements.

F-59

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2017	December 31, 2016	January 2, 2016
Cash flows from operating activities:
Net income (loss)	$806,457	$(15,571,296)	$(10,797,621)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of redeemable convertible preferred stock warrants	1,422,848	520,469	794,224
Change in fair value of contingent consideration	(493,284)	725,225	738,984
Noncash interest expense	92,269	6,804	748,311
Depreciation and amortization	8,527,262	3,078,248	1,772,926
Stock-based compensation	1,169,872	372,054	159,611
Deferred taxes	(22,444,687)	181,236	140,182
Provision for allowance for doubtful accounts	74,004	(8,289)	(29,397)
Provision for inventory reserve	95,504	—	—
Changes in assets and liabilities:
Accounts receivable, net	(203,153)	(570,864)	(767,862)
Other receivables	1,078,765	(1,053,359)	(634,722)
Inventory, net	(134,077)	(2,241,821)	(503,988)
Prepaid expenses and other assets	(1,791,528)	(357,744)	(237,357)
Indemnification asset	3,000,000	—	—
Accounts payable	2,669,184	786,752	1,416,133
Accrued payroll and benefits	723,437	1,248,092	118,078
Accrued expenses and other current liabilities	1,556,487	1,216,982	668,159
Deferred revenue	14,647	(27,107)	324,217
Contingent consideration payable	(620,390)	—	—
Long-term grant obligation	—	—	4,473
Contingent liabilities	(3,000,000)	—	—

Net cash used in operating activities	(7,456,383)	(11,694,618)	(6,085,649)
Cash flows from investing activities:
Purchases of property and equipment	(9,682,132)	(6,425,864)	(2,458,121)
Acquisition, net of cash acquired	(110,854,612)	—	(4,920,000)

Net cash used in investing activities	(120,536,744)	(6,425,864)	(7,378,121)
Cash flows from financing activities:
Exercise of Redeemable Convertible Preferred Stock warrants	317,485	—	78,400
Repayments on Growth Capital Advance Loan	—	(333,333)	(733,334)
Repayment on grant obligation	—	—	(234,940)
Payment of contingent consideration	(2,589,000)	—	—
Net borrowings on capital lease obligations	122,196	—	—
Proceeds from issuance of note payable	10,000,000	—	—
Proceeds from convertible promissory notes	—	—	2,000,000
Proceeds from issuance of Redeemable Convertible Preferred Stock, net of issuance costs	221,363,415	—	39,801,663
Proceeds from exercise of Common Stock options	345,974	29,937	48,968
Repurchase of Common Stock and Redeemable Convertible Preferred Stock	(83,266,435)	—	—
Payment of debt financing costs	(55,446)	(39,772)	—

Net cash provided by (used in) financing activities	146,238,189	(343,168)	40,960,757

Net increase (decrease) in cash, cash equivalents and restricted cash	18,245,062	(18,463,650)	27,496,987
Cash, cash equivalents and restricted cash, beginning of year	12,306,785	30,770,435	3,273,448

Cash, cash equivalents and restricted cash, end of year	$30,551,847	$12,306,785	$30,770,435

The accompanying notes are an integral part of these consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2017	December 31, 2016	January 2, 2016
Reconciliation of cash, cash equivalents, and restricted cash reported on the consolidated balance sheets to the total of such amounts reported on the consolidated statements of cash flows:
Cash and cash equivalents	$30,195,847	$12,306,785	$30,770,435
Restricted cash	356,000	—	—

Total cash, cash equivalents and restricted cash	$30,551,847	$12,306,785	$30,770,435

Supplemental disclosures of cash flows information:
Cash paid during the period for:
Interest	$371,954	$4,972	$33,531

Income taxes	$—	$—	$—

Supplemental disclosures of noncash investing and financing activities:
Accretion of Redeemable Convertible Preferred Stock to redemption value	$225,713	$62,055	$72,640

Conversion of convertible promissory notes and accrued interest to Series E Redeemable Convertible Preferred Stock warrants	$—	$—	$12,300,319

Issuance of Series E Redeemable Convertible Preferred Stock warrants	$277,957	$—	$—

Exercise of Redeemable Convertible Preferred Stock warrants	$898,216	$—	$93,879

Derecognition of sales tax liability and related indemnification asset	$497,336	$—	$—

Property and equipment acquired under capital lease obligations	$206,221	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1. Nature of Business

Overview

Direct Vet Marketing, Inc. (d/b/a Vets First Choice) (the “Company”) and its subsidiaries, is an innovator in technology-enabled services that empower veterinarians with insights that are designed to increase customer engagement and veterinary practice health. The Company’s platform, which is built into the veterinary practice management software workflow, leverages insight and analytics, client engagement services and integrated pharmacy services, and is designed to improve medical compliance via proactive prescription management. By working directly with veterinary practices to manage gaps in care, the Company seeks to enable its veterinarian customers to create new revenue opportunities, adapt to changing Pet Owner purchasing behaviors, enhance their client relationships and improve the quality of care they provide. The Company’s corporate headquarters is located in Portland, Maine, and its warehouse and fulfillment facility is located in Omaha, Nebraska. The Company maintains a call center facility in Manhattan, Kansas.

Business Combinations

Veterinary Pharmacies of America, LLC

On November 17, 2015, the Company acquired substantially all the assets and assumed certain liabilities of Veterinary Pharmacies of America, LLC (“VPA”), pursuant to the terms and conditions of an Asset Purchase Agreement for a total purchase price of $5,428,000, consisting of cash paid at closing of $4,920,000 and contingent consideration of $508,000. VPA, located in Houston, Texas, formulates high-quality, potency-tested compounds to prescription specifications and delivers them to Pet Owners in an innovative range of dosage forms.

Initial contingent consideration of $508,000 represented the estimated fair value of additional payments to be made to the sellers (the “VPA Milestone Consideration”) earned for the period beginning January 1, 2016 and ending December 31, 2018, discounted using a discount rate of 21%. The VPA Milestone Consideration may be paid in cash or common stock at VPA’s request. See Note 8 for further discussion.

The Company accounted for the transaction as a business combination and applied the acquisition method of accounting. The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition.

The following table summarizes the allocation of the purchase price to the assets acquired and liabilities assumed:

Consideration:
Cash paid at closing	$4,920,000
Contingent consideration	508,000

Fair value of consideration	$5,428,000

Fair value of identifiable assets acquired and liabilities assumed:
Accounts receivable	$271,044
Inventory	377,072
Property and equipment	167,214
Goodwill	1,403,829
Other intangible assets	3,560,000
Other assets	55,966
Accounts payable and other current liabilities	(407,125)

$5,428,000

The Company determined the estimated fair value of the identifiable intangible assets after review and consideration of relevant information, including discounted cash flow analyses, market data and management’s estimates. The value attributed to the other identifiable intangible assets included $781,000 in product formulas, $2,406,000 in customer relationships and $373,000 in trade name. These intangible assets are being amortized over a weighted average period of ten years.

The goodwill from this transaction arose as a result of the Company’s expected ability to leverage existing and new marketing opportunities across a larger revenue base. The goodwill from this transaction is deductible for tax purposes.

EVP Pharmaceuticals, Inc.

On July 14, 2017, the Company acquired Roadrunner Pharmacy, Inc. and Atlas Pharmaceuticals, LLC through the purchase of the capital stock of their parent, EVP Pharmaceuticals, Inc. (“EVP”), pursuant to a stock purchase agreement for a total purchase price of $117,282,193, consisting of cash paid at closing of $117,243,209, of which $11,000,000 was deposited in escrow for 18 months to cover certain indemnification obligations and the successful transition of the business, and assumed indebtedness of $38,984. EVP, located in Phoenix, Arizona, operates veterinary compounding pharmacies and specializes in compounding non-commercial available veterinary medications for veterinarians and their patient in the United States. The Company acquired EVP to expand its reach into the veterinary pharmaceutical compounding business.

The Company accounted for the transaction as a business combination and applied the acquisition method of accounting. The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition.

The following table summarizes the allocation of the purchase price to the assets acquired and liabilities assumed:

Consideration:
Cash paid at closing	$106,243,209
Escrow holdbacks	11,000,000
Assumed debt	38,984

Fair value of consideration	$117,282,193

Fair value of identifiable assets acquired and liabilities assumed:
Cash	$6,388,597
Accounts receivable	2,238,339
Inventory	2,309,340
Other assets	525,898
Property and equipment	4,356,245
Indemnification asset	6,850,000
Goodwill	60,601,085
Intangible assets	70,051,000
Accounts payable and other current liabilities	(2,091,973)
Unfavorable lease obligation	(402,519)
Deferred tax liability	(26,693,819)
Contingent liabilities	(6,850,000)

$117,282,193

The Company determined the estimated fair value of the identifiable intangible assets after review and consideration of relevant information including discounted cash flow analyses, market data and management’s estimates. The Company engaged an independent valuation firm to assist in determining the fair value of the acquired intangible assets. The value attributed to the other identifiable intangible assets included $15,962,000 in product formulas, $52,570,000 in customer relationships and $1,519,000 in trade name. These intangible assets are being amortized over a weighted average period of ten years.

The goodwill from this transaction arose as a result of the Company’s expected ability to leverage existing and new marketing opportunities across a larger revenue base. The goodwill from this transaction is not deductible for tax purposes.

The indemnification asset and contingent liabilities relate to certain predecessor liabilities, including tax obligations and legal claims arising prior to the acquisition of EVP. The Company estimated potential income tax liabilities, inclusive of interest and penalties, to be $200,000, and potential legal claim liabilities to be $6,650,000, as of the acquisition date. The Company recognized these amounts as contingent liabilities and measured them based on management’s estimate of a range of probable outcomes. As the Company is indemnified for these liabilities, the Company also recognized an indemnification asset for this amount. See Note 8 for further discussion.

The gross amount due from customers of acquired accounts receivable was $2,279,951 as of July 14, 2017, of which $41,612 is expected to be uncollectible.

Acquisition-related costs totaled $807,338 and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations for the year ended December 31, 2017.

The following unaudited supplemental pro forma information for the year ended December 31, 2017 assumes the acquisition of EVP had occurred as of January 1, 2017. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had EVP been operated as part of the Company since January 1, 2017.

	As Reported	Pro Forma (unaudited)
Revenues, net	$129,594,553	$157,045,867
Net income	$806,457	$5,033,507

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries, CareConnect LLC, Veterinary Data Services, Inc., Veterinary Pharmacies of America, LLC and EVP Pharmaceuticals, Inc., from the dates of inception or acquisition. All significant intercompany transactions and balances are eliminated in consolidation.

Fiscal Year

During fiscal year 2015, the Company operated on a fiscal year that ended on the Saturday following the last Monday of the calendar year. In January 2016, the Company adopted a last day of the calendar year accounting and operating cycle. The Company made this change on a prospective basis and did not adjust operating results for periods prior to January 2, 2016.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported revenues and expenses during the period. Actual amounts could differ from those estimates. The consolidated financial statements have been prepared in conformity with GAAP and include estimates and assumptions regarding the Company’s allowance for doubtful accounts, inventory reserve, goodwill and long-lived asset impairment, indemnification asset, contingent liabilities, accrued sales tax liability, business combination accounting, redeemable convertible preferred stock warrants, valuation of intangible assets, contingent consideration and stock-based compensation expense.

Cash, Cash Equivalents and Restricted Cash

The Company considers all short-term highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents. The Company’s cash equivalents consist of demand deposits and money market accounts on deposit with certain financial institutions. Restricted cash represents a demand deposit account held at a financial institution restricted for payment of benefits under the Company’s 2018 self-insured health plan. The associated risk of concentration is mitigated by banking with credit-worthy financial institutions.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from outstanding balances and consists primarily of invoiced amounts. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon the Company’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. At December 31, 2017, the allowance for doubtful accounts was $69,102. At December 31, 2016, there was no allowance for doubtful accounts.

Other Receivables and Unbilled

Other receivables represent amounts owed to the Company for manufacturer incentive obligations. Revenue is recognized and a receivable is recorded upon satisfaction of all incentive requirements, including shipment of goods to the customer. All amounts are considered collectible at December 31, 2017 and 2016. There were no unbilled revenues at December 31, 2017 and 2016.

Inventory

Inventory consists of raw material and finished goods. Inventory cost consists of material, labor and manufacturing overhead. The Company’s inventory is stated at the lower of cost, with cost determined by the moving average weighted cost, which approximates actual costs, or net realizable value. The Company continuously monitors the salability of its inventory to ensure adequate valuation of the related merchandise. The Company periodically reviews quantities of inventory on hand and compares these amounts to expected usage of each particular product or product line. The Company records, as a charge to cost of goods sold, any amounts required to reduce the carrying value to net realizable value.

Capitalized Software Costs

The Company capitalizes certain costs related to the development of products and other internal-use software. Costs incurred during the application development phase are capitalized only when it is probable the development will result in new or additional functionality. The types of costs capitalized during the application development phase include employee wages and related compensation expense, as well as consulting fees for third-party developers working on these projects. Costs related to the preliminary project stage and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life of three years.

Property and Equipment

Property and equipment are stated at cost. Expenditures for additions, renewals, and betterments of property are capitalized and depreciated over the estimated useful life. The Company capitalizes all expenditures to construction-in-progress until the asset is placed into service. Expenditures for repairs and maintenance are charged to expense as incurred. The Company provides for depreciation and amortization of assets recorded using the straight-line method over estimated useful lives as follows:

Furniture, fixtures and equipment	3 to 7 years
Technology infrastructure and software	3 to 7 years
Leasehold improvements	Lesser of life of the asset or lease term

Income Taxes

Income taxes for the Company are provided for the tax effects of transactions reported in the consolidated financial statements and consist of income taxes currently due plus deferred income taxes related to differences between the basis of certain assets and liabilities for financial and income tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes relate primarily to differences in reporting property and equipment, accounts receivable, inventory, intangible assets and accrued liabilities for book and tax purposes. A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the assets are not reasonably assured.

The Company follows the guidance relative to accounting for uncertainties in tax positions. Under these provisions, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company records interest and penalties related to income taxes as a component of income tax. The Company did not recognize any interest and penalty expense during the fiscal years ended December 31, 2017, December 31, 2016 and January 2, 2016. As of December 31, 2017 and 2016, the Company did not have any uncertain tax positions.

The Company has filed all federal and state tax returns and they remain subject to examination by taxing authorities for the years ended December 31, 2017, December 31, 2016 and January 2, 2016.

Sales Tax

The Company’s revenues are subject to local sales taxes in certain states, which are remitted to governmental authorities. It is the Company’s policy to treat all such taxes on a “net” basis, which means the charges for sales taxes to the Company’s customers are not included in revenues and the remittance of such taxes is not presented as an expense.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, when (1) there is evidence of an arrangement, (2) the services have been provided to the customer or product has shipped, (3) the collection of the fees is reasonably assured and (4) the amount of fees to be paid is fixed or determinable. The Company derives revenue from two sources: (i) prescription management and pharmacy services and (ii) data integration and support services.

Revenues from prescription management and pharmacy services, including shipping and handling, manufacturer incentives and service fees, are recognized upon shipment to the customer. Revenues are recorded net of local sales tax collected. At the time of recognition, the Company performs an analysis to determine if a reserve for returns is necessary. As of December 31, 2017 and 2016, the Company’s sales return reserve was $0.

The Company enters into arrangements to provide data integration and support services to customers. The customers are charged an agreed-upon fee for the service to be provided by the Company and are billed in accordance with the stated terms of the agreement. The Company recognizes data conversion revenues upon services being rendered to the customer, and development revenues upon completion of the services.

Shipping and Handling Costs

The Company has classified amounts billed to customers for shipping and handling as revenues. Shipping and handling costs incurred through outside carriers are recorded as a component of selling costs in the accompanying statements of operations. Shipping and handling costs also include costs related to the Company’s utilization of third-party logistics for certain operations.

Advertising

Advertising costs are charged to expense as incurred. Advertising expense was $152,492, $77,649 and $44,460, for the fiscal years ended December 31, 2017, December 31, 2016 and January 2, 2016, respectively.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and restricted cash. The Company maintains its cash, cash equivalents and restricted cash in bank deposit accounts, which at times may exceed federally insured limits. The Federal Deposit Insurance Corporation currently insures up to $250,000 per depositor. The Company had $30,350,391 and $12,088,677 as of December 31, 2017 and 2016, respectively, of bank balances that were uninsured and uncollateralized and subject to custodial credit risk. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

For the year ended December 31, 2017, there were no purchases made from any one supplier that represented greater than 10% of purchases. For the year ended December 31, 2016, purchases made from one supplier accounted for approximately 16% of the Company’s purchases. For the year ended January 2, 2016, purchases made from two suppliers accounted for approximately 29% of the Company’s purchases. As of December 31, 2017 and 2016, two suppliers accounted for approximately 23% and 29%, respectively, of the consolidated accounts payable balance.

For fiscal years 2017, 2016 and 2015, no customer represented greater than 10% of revenue. There are two customers that represented approximately 63% and 36% of the other receivables balance in connection with outstanding rebate revenue receivables as of December 31, 2017 and 2016, respectively. There were no customers that represented greater than 10% of the Company’s gross accounts receivables balance at December 31, 2017 or 2016.

Goodwill

Goodwill represents the difference between the purchase consideration of an acquired business and the fair value of the identifiable tangible and intangible net assets acquired. The Company evaluates goodwill on an annual basis in the fourth quarter or more frequently if management believes indicators of impairment exist. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair value of its reporting unit using a combination of the income approach, or discounted cash flows method, and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, management performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. The Company concluded that there was no impairment of goodwill for fiscal years 2017, 2016 and 2015.

Intangibles and Long-Lived Assets

Intangible assets primarily consist of costs incurred for technology, product formulas, non-compete agreements, trade names and customer relationships. Separable intangible assets are amortized over their useful lives. The estimated useful lives are as follows:

Trade names	2 – 10 years
Customer relationships	5 – 10 years
Developed technology	5 years
Non-compete agreements	5 years
Product formulas	10 years

Long-lived and intangible assets with definite lives are reviewed for impairment whenever changes in events or circumstances indicate their carrying values may not be recoverable. The impairment analyses are conducted in accordance with ASC 360, Property, Plant and Equipment. The recoverability of carrying value is determined by comparison of the asset’s carrying value to its future undiscounted cash flows. When this test indicates the potential for impairment, a fair value assessment is performed and the assets are written down to their respective fair values. The Company determined that no impairment of long-lived and intangible assets existed for fiscal years 2017, 2016 and 2015.

Redeemable Convertible Preferred Stock Warrants

The Company accounts for freestanding warrants and other similar instruments related to shares that are redeemable in accordance with ASC 480, Distinguishing Liabilities from Equity. As the preferred stock underlying the warrants is redeemable upon exercise, the freestanding warrants related to redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net, in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.

In connection with the Company’s Senior Subordinate Term Note I advance received in January 2017, the Company issued a warrant to purchase 184,078 shares of Series E Redeemable Convertible Preferred Stock. In connection with previously issued and converted subordinated convertible promissory notes, the Company issued warrants to purchase 851,749 shares of Series D Redeemable Convertible Preferred Stock. In connection with the Company’s Growth Capital Advance Loan advances received during the year ended January 4, 2014, the Company issued a warrant to purchase 30,000 shares of Series C Redeemable Convertible Preferred Stock. See Note 7 and Note 9 for further discussion of Growth Capital Advance Loan and Senior Subordinate Term Note I and related warrant features.

Determining the appropriate fair value model and calculating the fair value of the warrants requires the use of subjective estimates and assumptions. For the years ended December 31, 2017 and 2016, the Company has estimated the fair value of freestanding warrants to purchase the Company’s Series C, Series D and Series E Preferred Stock using a Monte Carlo simulation option pricing model. A Monte Carlo simulation-based approach was utilized to reflect the potential impact of dilutive issuances.

Redeemable Convertible Preferred Stock

The Company classifies its redeemable convertible preferred stock, for which the Company does not control the redemption, outside of permanent equity. The Company records redeemable convertible preferred stock at fair value upon issuance, net of any issuance costs, and the carrying value is accreted for issuance costs to the redemption value at the end of each reporting period. These adjustments are affected through charges against additional paid-in capital.

Stock-Based Compensation

Stock-based payments to employees, directors and consultants, including grants of stock options, are recognized in the consolidated statements of operations based on their fair values. The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options granted and recognizes the compensation expense of stock-based awards on a straight-line basis over the requisite service period of the award.

The determination of the fair value of stock-based payment awards utilizing the Black-Scholes option pricing model is affected by the stock price, exercise price, and a number of assumptions, including expected volatility of the stock, expected life of the option, risk-free interest rate and expected dividends on the stock. The Company evaluates the assumptions used to value the awards at each grant date and if factors change and different assumptions are utilized, stock-based compensation expense may differ significantly from what has been recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any awards.

The exercise prices for option grants are set by the Company’s board of directors (the “Board”) based upon guidance set forth by the American Institute of Certified Public Accountants in its Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation.

To that end, the Board considers a number of factors in determining the option price, including: (1) past sales of the Company’s redeemable convertible preferred stock, and the rights, preferences and privileges of the Company’s stock and (2) achievement of budgeted results. See Note 9 for a summary of the stock option activity under the Company’s stock-based compensation plan.

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities, long-term debt and warrants. The carrying values of the financial instruments classified as current on the accompanying consolidated balance sheets are considered to be at their fair values, due to the short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates its fair value as it bears interest at rates that approximate current market rates for debt with similar maturities and credit quality. Money market funds are stated at fair value based on quoted market prices. The Company has estimated the fair value of contingent consideration obligations based on a discounted cash flow analysis reflecting the possible achievement of specified performance measures over the earn-out period. The Company has estimated the fair value of freestanding warrants to purchase the Company’s redeemable convertible preferred stock using a Monte Carlo simulation option pricing model.

Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 – Quoted prices for identical assets and liabilities traded in active exchange markets, such as the Nasdaq Stock Market.

Level 2 – Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 – Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also, includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of models, and periodic reassessments of models to ensure that they are continuing to perform as designed. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

There were no transfers between levels within the fair value hierarchy during fiscal years 2017, 2016 and 2015. The Company changed its valuation technique for warrant liabilities during fiscal year 2016 from the Black-Scholes option pricing model to the Monte Carlo simulation option pricing model.

The following table presents the financial instruments carried at fair value in accordance with the ASC 820 hierarchy (as defined above):

	Level 1	Level 2	Level 3	Total
2017
Assets
Money market fund	$26,885,326	$–	$–	$26,885,326
Liabilities
Contingent consideration payable	$–	$–	$761,067	$761,067
Redeemable convertible preferred stock warrants	–	–	2,418,270	2,418,270

2016
Assets
Money market fund	$10,458,826	$–	$–	$10,458,826
Liabilities
Contingent consideration payable	$–	$–	$4,463,741	$4,463,741
Redeemable convertible preferred stock warrants	–	–	1,615,681	1,615,681

The table below includes a roll-forward of the amounts recorded in the Company’s consolidated balance sheets and consolidated statements of operations classified by the Company within Level 3 of the fair value hierarchy.

	Contingent Consideration	Stock Warrants
Balance at January 2, 2016	$3,738,516	$1,095,212
Net change in fair value	725,225	520,469

Balance at December 31, 2016	$4,463,741	$1,615,681
Exercises	–	(898,216)
Issuances	–	277,957
Payment of contingent consideration	(3,209,390)	–
Net change in fair value	(493,284)	1,422,848

Balance at December 31, 2017	$761,067	$2,418,270

The fair value of the warrant liability of $2,418,270 at December 31, 2017 was estimated using the Monte Carlo simulation option pricing model, using the following inputs: term of 6.87-9 years, risk free rate of 2.32%-2.38%, no dividends, volatility of 50%, and a share price of $3.89-$6.44, adjusted for a lack of marketability discount. The fair value of the warrant liability of $1,615,681 at December 31, 2016 was estimated using the Monte Carlo simulation option pricing model, using the following inputs: term of 5.89-7.87 years, risk free rate of 2.07%-2.31%, no dividends, volatility of 50%, and a share price of $3.06-$3.65, adjusted for a lack of marketability discount.

The fair value of the contingent consideration of $761,067 at December 31, 2017 was estimated using a discounted cash flow approach, using the following inputs: discount rate of 21%, probability of payment of 100% and projected fiscal year of payment of 2018-2019. The fair value of the contingent consideration of $4,463,741 at December 31, 2016 was estimated using a discounted cash flow approach, using the following inputs: discount rate of 21%-25%, probability of payment of 90%-100% and projected fiscal year of payment of 2017-2019.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new guidance was to be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017; early adoption was permitted for annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. Companies have the option of using either a full retrospective or a modified retrospective approach to adopt the guidance. In August 2015, the FASB issued ASU 2015-14 to defer the effective date of the guidance contained in ASU 2014-09 by one year. Thus, the guidance is effective in 2019 for privately held companies. The Company is currently assessing the impact of this guidance on its results of consolidated operations and related disclosures.

In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (“ASU 2014-16”). The guidance requires an entity to determine the nature of the host contract by considering all stated and implied substantive terms and features of the hybrid financial instrument, weighing each term and feature on the basis of the relevant facts and circumstances (commonly referred to as the whole-instrument approach). The Company adopted ASU 2014-16 and there was no impact on the Company’s consolidated financial statements during the year ended December 31, 2017.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 outlines that inventory within the scope of its guidance be measured at the lower of cost and net realizable value. Inventory measured using last-in, first-out (LIFO) are not impacted by the new guidance. Prior to the issuance of ASU 2015-11, inventory was measured at the lower of cost or market (where market was defined as replacement cost, with a ceiling of net realizable value and floor of net realizable value less a normal profit margin). The Company adopted ASU 2015-11 during the year ended December 31, 2017. There was no impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 is a comprehensive new lease standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance. The ASU is effective for annual periods beginning after December 15, 2019 for privately held companies, including interim periods within those fiscal years; earlier adoption is permitted. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when they adopt the new lease standard. Instead of recasting prior year results using the new accounting when they adopt the guidance, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. This guidance will be effective in the first quarter of 2019, in connection with the Company’s adoption of ASU 2014-09. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 revises the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”). ASU 2016-10 clarifies two aspects of ASU 2014-09, identifying performance obligations and the licensing implementation guidance. ASU 2016-10 will become effective for the first quarter of 2019. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which is guidance to address diversity in practice with respect to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The updated guidance addresses eight specific cash flow issues with the objective of reducing the existing diversity that occurs in practice. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company early adopted ASU 2016-15 during fiscal year 2017. Accordingly, the Company has classified contingent consideration payments made after a business combination as financing activity in the consolidated statements of cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires companies to include amounts generally described as restricted cash in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted and should be applied retrospectively. The Company early adopted ASU 2016-18 during fiscal year 2017. Accordingly, the Company has included restricted cash in the total amounts of cash and cash equivalents shown on the consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates step 2 from the goodwill impairment test if the carrying amount exceeds the fair value of a reporting unit and also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. This update is effective on a prospective basis for annual and interim goodwill impairment tests performed for periods beginning after December 15, 2021. Early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting. The update provides guidance on determining which changes to the terms and conditions of share-based payment awards, including stock options, require an entity to apply modification accounting under Topic 718. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815) – Accounting for Certain Financial Instruments with Down Round Features (“ASU 2017-11”). Equity-linked instruments, such as warrants and convertible instruments, may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under ASU 2017-11, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is re-measured at fair value through the statement of operations (i.e., marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, to simplify the accounting for share-based payments granted to non-employees by aligning the accounting with the requirements for employee share-based compensation. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted but no earlier than a company’s adoption of ASC 606. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

3. Inventory

Inventory consists of the following as of December 31, 2017 and 2016:

	2017	2016
Raw material	$2,250,220	$395,963
Finished goods	4,764,778	4,271,122

Total Inventory	$7,014,998	$4,667,085

Inventory reserves at December 31, 2017 were $95,504. There were no inventory reserves at December 31, 2016.

4. Property and Equipment

Property and equipment consisted of the following as of December 31, 2017 and 2016:

	2017	2016
Furniture, fixtures and equipment	$6,717,286	$2,965,594
Technology infrastructure and software	10,721,441	7,104,982
Leasehold improvements	5,637,287	1,829,553
Assets-in-progress	2,968,471	105,979

	26,044,485	12,006,108
Less: accumulated depreciation and amortization	(8,115,525)	(4,279,611)

	$17,928,960	$7,726,497

Depreciation expense, including amortization of assets under capital leases, for fiscal years 2017, 2016 and 2015, was $3,835,914, $1,875,878 and $823,422, respectively.

5. Goodwill

The following is a summary of goodwill activity for the years ended December 31, 2017 and 2016:

Balance at January 2, 2016	$13,366,733
Acquisitions	–

Balance at December 31, 2016	$13,366,733
Acquisitions	60,601,085

Balance at December 31, 2017	$73,967,818

There are no accumulated impairment charges to goodwill.

6. Intangible Assets

Intangible assets consist of the following at December 31, 2017 and 2016:

	2017	2016
Trade name	$2,447,750	$928,750
Less accumulated amortization	(876,546)	(437,597)

Trade name, net	1,571,204	491,153

Customer relationships	57,894,000	5,324,000
Less accumulated amortization	(4,662,663)	(1,651,161)

Customer relationships, net	53,231,337	3,672,839

Developed technology	2,036,000	2,036,000
Less accumulated amortization	(1,237,430)	(830,234)

Developed technology, net	798,570	1,205,766

Product formulas	16,743,000	781,000
Less accumulated amortization	(894,292)	(84,604)

Product formulas, net	15,848,708	696,396

Non-compete agreements	120,059	120,059
Less accumulated amortization	(72,970)	(48,957)

Non-compete agreements, net	47,089	71,102

Amortizable intangible assets
– net of accumulated amortization	$71,496,908	$6,137,256

Additions to intangible assets for the year ended December 31, 2017 were in connection with the acquisition of EVP, as further described in Note 1. There were no additions to or deletions of intangible assets for the year ended December 31, 2016.

Included in the accompanying consolidated statements of operations for fiscal years 2017, 2016 and 2015 was $4,691,348, $1,202,370 and $949,504 respectively, of amortization expense relating to the intangible assets.

The estimated amortization for each of the five succeeding fiscal years and thereafter is as follows:

2018	$8,814,906
2019	8,442,615
2020	7,433,444
2021	7,433,444
2022	7,209,200
Thereafter	32,163,299

$71,496,908

7. Debt

Senior Subordinate Term Note I

In January 2017, the Company entered into a Credit Agreement with Midwest Community Development Fund II, LLC (the “Lender”), for a $10,000,000 Senior Subordinate Term Note I (the “Note”), which is secured by the Company’s assets. The Note bears a fixed interest rate of 4% per annum, and the Company is required to make interest-only monthly payments beginning on February 1, 2017. The Note fully matures in 48 months with a balloon payment for the principal due on January 6, 2021. If the Company consummates an initial public offering, the Company may elect to (i) convert all outstanding principal and accrued interest into shares at a price per share equal to the arms-length price per share being obtained in connection with such initial public offering or (ii) leave all principal and accrued interest outstanding (in which case the Note shall accrue interest at the reduced fixed rate of 1%). As of December 31, 2017, the Company is in compliance with the Note’s covenants.

In connection with the advance received, the Company issued a warrant to purchase 184,078 shares of Series E Redeemable Convertible Preferred Stock. See Note 2 and Note 9 for further discussion of warrant features. As discussed in Note 2, the Company valued the warrant upon issuance using the Monte Carlo simulation option pricing model and recorded the fair value of the warrant of $277,947 as a discount on the face of the Note. The Company also paid debt issuance costs of $95,218 in connection with the execution of the Note. The Company is accreting this discount using the effective interest method with charges to interest expense over the Note’s expiration date of January 6, 2021.

The Note also stipulates a maximum return that can be realized by the Lender. An internal rate of return of no more than 10% can be realized by the Lender on the aggregate of the principal amount of the Note, the exercise price paid for the warrants and any other amounts of cash loaned by the Lender.

As of December 31, 2017, the Company had an outstanding balance on the Note of $9,719,094, net of debt discount and debt issuance costs of $280,906. Interest expense recognized by the Company during the year ended December 31, 2017 in connection with the Company’s debt discount and debt issuance costs was $92,269.

Growth Capital Advance Loan

In November 2012, the Company entered into a Loan and Security Agreement with Comerica Bank for a $2,000,000 Growth Capital Advance facility (the “Loan”) secured by the Company’s assets. The Loan carried interest at 4.75% per annum, and the Company was required to make principal and interest payments on a monthly basis beginning on December 1, 2013. The Loan was paid off during the year ended December 31, 2016. Interest expense recognized by the Company during the years ended December 31, 2016 and January 2, 2016 in connection with the Company’s debt discount and debt issuance costs was $6,804 and $36,694, respectively.

In connection with advances received during the year ended January 4, 2014, the Company issued a warrant to purchase 30,000 shares of Series C Redeemable Convertible Preferred Stock. See Note 2 and Note 9 for further discussion of warrant features. The Company valued the warrant upon issuance using the Black-Scholes option pricing model and recorded the fair value of the warrant as a discount on the face of the Loan. The Company has accreted this discount with charges to interest expense through the Loan’s expiration date of May 1, 2016.

8. Commitments and Contingencies

Operating Leases

The Company leases its facilities under non-cancelable operating leases that extend through 2030. These leases, which may be renewed for periods ranging from one to five years, include fixed rental agreements as well as agreements with rent escalation clauses. Rent expense for fiscal years 2017, 2016 and 2015 was $2,533,242, $1,132,338 and $571,312, respectively.

The Company maintains its corporate headquarters in Portland, Maine, its call center in Manhattan, Kansas, its pharmacy and warehouse in Omaha, Nebraska, its engineering facility in Lexington, Kentucky, and its specialty pharmacies in Houston, Texas and Phoenix, Arizona, all of which are accounted for as operating leases.

In connection with office locations, the Company enters into various operating lease agreements, with escalating rental payments as disclosed above. Accordingly, the Company has recorded straight-line rent deferrals of $612,274 and $482,639 as of December 31, 2017 and 2016, respectively, within long-term liabilities in the accompanying consolidated balance sheets, of which $97,175 and $55,820 is recorded as short-term obligations within accrued expenses and other current liabilities.

In connection with the acquisition of EVP, the Company recorded an unfavorable lease liability which represents the fair value of an acquired lease contract having contractual rents that are unfavorable compared to fair market rents at the time of acquisition. The liability is amortized on a straight-line basis over the expected lease term to rent expense in consolidated statements of operations. Accordingly, the Company has recorded an unfavorable lease obligation of $346,614 as of December 31, 2017, within long-term liabilities in the accompanying consolidated balance sheet, of which $134,173 is recorded as a short-term obligation within accrued expenses and other current liabilities.

Future minimum lease commitments as of December 31, 2017 for the next five fiscal years and thereafter are as follows:

2018	$2,362,618
2019	2,287,372
2020	1,846,834
2021	959,428
2022	752,545
Thereafter	3,100,784

$11,309,581

Capital Leases

During the year ended December 31, 2017, the Company entered into a capital lease obligation to finance the purchase of an automated prescription dispensing system. The capital lease expires in March 2020. Leased property under the capital lease at December 31, 2017 of $206,221 is included in furniture, fixtures and equipment. Amortization expense of $45,041 was included in depreciation and amortization expense for the year ended December 31, 2017.

Future minimum commitments as of December 31, 2017 are as follows:

2018	$75,027
2019	75,027
2020	18,756

Total minimum lease payments	168,810
Less – amount representing interest	(7,630)

Present value of net minimum lease payments	161,180
Less – current portion of capital lease obligation	(63,923)

Long-term capital lease obligation	$97,257

Legal Proceedings

From time to time, the Company may be exposed to litigation relating to products and operations. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company’s financial condition or results of operations.

Indemnification Obligations

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification obligations. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. In accordance with its by-laws, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. There have been no claims to date and the Company has a director and officer insurance policy that enables it to recover a portion of any amounts paid for future claims.

The Company identified potential contingent liabilities related to taxes and legal claims in connection with the acquisition of EVP on July 14, 2017. Under the terms of the purchase agreement, the Company is indemnified against these liabilities. As a result, the Company recognized an indemnification asset and contingent liabilities of $6,850,000 at the acquisition date. During the year ended December 31, 2017, the Company settled one of the legal claims for $3,000,000 and the Company received reimbursement from the acquisition escrow. As a result the indemnification asset and contingent liabilities were reduced. As of December 31, 2017, the balance of the contingent liabilities and indemnification asset was $3,850,000.

The Company identified potential sales and use tax obligations in connection with the acquisition of VetCentric, Inc. on January 17, 2012. Under the terms of the purchase agreement, the Company was indemnified against these liabilities; however, generally such obligations are required to be recognized by the acquirer when acquired assets and assumed liabilities represent a substantial portion of the business. Accordingly, the Company recognized the estimated liability and an offsetting indemnification asset at the acquisition date. There were no settlements between the seller and the state tax authorities in the states in question resulting in no changes in the related liability and asset and no repurchases of shares during the year ended December 31, 2016. As of December 31, 2016, the balance of the accrued sales tax liabilities and the indemnification asset was $497,336. The Company has classified these balances within long-term other liabilities and long-term indemnification assets in the accompanying consolidated balance sheet. During the year ended December 31, 2017, the Company negotiated a settlement of the obligation, and as a result the indemnification asset and accrued sales tax liabilities were derecognized.

Contingent Consideration

In connection with the acquisition of VPA during 2015, the Company recorded initial contingent consideration of $508,000, which represented the estimated fair value of VPA Milestone Consideration payments to be made to the sellers earned for the period beginning January 1, 2016 and ending December 31, 2018 (the “VPA Measurement Period”), discounted using a discount rate of 21%. During fiscal years 2017, 2016 and 2015, the Company recorded a change in fair value of contingent consideration totaling $97,334, $355,733 and $0, respectively. The VPA Milestone Consideration is due if compounding revenue recognized by VPA during the VPA Measurement Period is equal to established targets of $7,000,000 for fiscal year 2016, $9,000,000 for fiscal year 2017 and $11,000,000 for fiscal year 2018. The VPA Milestone Consideration may be paid in cash or common stock at the seller’s request. During the year ended December 31, 2017, the Company paid $200,000 of the VPA Milestone Consideration in cash. As of December 31, 2017 and 2016, the Company had accrued $761,067 and $863,733, respectively, in estimated future payments of VPA Milestone Consideration.

In connection with the acquisition of Veterinary Data Services, Inc. (“VDS”) during 2014, the Company recorded initial contingent consideration of $2,463,000 which represented the estimated fair value of additional payments to be made to the sellers (the “VDS Milestone Consideration”) earned for the period beginning July 1, 2015 and ending June 30, 2016 (the “VDS Measurement Period”), which was calculated as the present value of the estimated VDS Milestone Consideration that was due on June 30, 2016, discounted using a discount rate of 25%. During fiscal years 2017, 2016 and 2015, the Company recorded a (gain) loss on change of fair value of the contingent consideration totaling $(590,618), $369,492 and $738,984, respectively.

The VDS Milestone Consideration is due if revenue recognized by VDS during the VDS Measurement Period is equal to at least $2,000,000 and Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is equal to at least $600,000. The amount of VDS Milestone Consideration earned is the amount of VDS Measurement Period EBITDA in excess of $600,000 multiplied by the applicable EBITDA multiple, as defined in the purchase agreement, not to exceed $4,000,000. As of December 31, 2016, the Company had accrued $3,600,000 in estimated VDS Milestone Consideration. In July 2017, the Company paid $3,000,000 in cash to the sellers of VDS in settlement of the VDS Milestone Consideration. No remaining obligations exist with respect to the VDS Milestone Consideration as of December 31, 2017.

9. Redeemable Convertible Preferred Stock and Stockholders’ Deficit

In accordance with the Company’s Amended and Restated Certificate of Incorporation, the Company has authorized the following shares as of December 31, 2017 and 2016:

	2017	2016
Common Stock	102,309,645	61,125,567
Series A Redeemable Convertible Preferred Stock	7,427,987	7,427,987
Series B Redeemable Convertible Preferred Stock	6,688,373	6,688,373
Series C Redeemable Convertible Preferred Stock	6,360,335	6,360,335
Series D Redeemable Convertible Preferred Stock	7,850,447	7,850,447
Series E Redeemable Convertible Preferred Stock	17,110,033	16,925,955
Series F Redeemable Convertible Preferred Stock	37,166,665	—

Common Stock

Common stockholders are entitled to dividends as and when declared by the Board, subject to the rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holder of each share of common stock is entitled to one vote per share. During 2017, the Company issued 1,894,971 shares of common stock in exchange for cash proceeds of $345,974 upon the exercise of common stock options. During 2016, the Company issued 162,817 shares of common stock in exchange for cash proceeds of $29,937 upon the exercise of common stock options. During 2015, the Company issued 337,045 shares of common stock for cash proceeds of $48,968 upon the exercise of common stock options.

Redeemable Convertible Preferred Stock

On June 18, 2015, the Company entered into a Series E Redeemable Convertible Preferred Stock Purchase Agreement, pursuant to which 16,925,955 shares of Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”) were authorized by the Company for issuance at a stated value of $3.09 per share. On July 2, 2015, the Company issued 12,944,984 shares of Series E Preferred Stock in exchange for $40,000,000. Also on July 2, 2015, the Company converted $12,300,319 of outstanding Subordinated Convertible Promissory Notes, which included principal of $12,016,625 and accrued interest of $283,694, into 3,980,971 shares of Series E Preferred Stock, also at a price of $3.09 per share.

On July 13, 2017, the Company entered into a Series F Redeemable Convertible Preferred Stock Purchase Agreement, pursuant to which 37,166,655 shares of Series F Redeemable Convertible Preferred Stock

(“Series F Preferred Stock”) were authorized by the Company for issuance at a stated value of $6.00 per share. Upon authorization, the Company issued the 37,166,655 shares of Series F Preferred Stock in exchange for gross cash proceeds of $222,999,990. In conjunction with this issuance, the Company offered to repurchase up to 16,300,000 shares of the Company’s common stock and preferred stock at a price per share of $6.00. The Company repurchased 13,877,739 shares for $83,266,435 in connection with the offering during the year ended December 31, 2017.

The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (collectively, “preferred stock”) have the following characteristics:

Voting

The holders of preferred stock vote together with the holders of common stock as a single class on an as-converted basis. In addition, the holders of preferred stock are entitled to vote as a separate class on certain matters under the Company’s Amended and Restated Certificate of Incorporation and Delaware law.

Dividends

The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to non-cumulative dividends at an annual rate of 8% of the preferred stock original purchase price (originally $0.43 per share with respect to the Series A Preferred Stock, originally $0.86 per share with respect to Series B Preferred Stock and originally $1.00 per share with respect to Series C Preferred Stock, subject to adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s preferred stock). The holders of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are entitled to cumulative dividends at an annual rate of 8% of the preferred stock original purchase price (originally $1.12 per share with respect to the Series D Preferred Stock, originally $3.09 per share with respect to Series E Preferred Stock and originally $6.00 per share with respect to Series F Preferred Stock, subject to adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s preferred stock). Dividends are payable on a pari passu basis only when and if declared by the Board. Additionally, in the case of each of the Series D, Series E and Series F Preferred Stock, all cumulative dividends accrued, whether or not declared, must be paid by the Company on shares optionally converted or in the case of a deemed liquidation event. The Board did not declare a dividend for the years ended December 31, 2017 and December 31, 2016. In connection with the merger agreement discussed in Note 13, the holders of the preferred stock agreed not to treat the merger as a deemed liquidation event and waived their rights to receive any and all cumulative dividends. Thus, as of December 31, 2017, the Company has determined that conversion or a deemed liquidation event is not probable at this time. Accordingly, cumulative dividends of $20,494,099 have not been included in the accompanying consolidated statements of redeemable convertible preferred stock and stockholders’ deficit in connection with the outstanding shares of Series D, Series E and Series F Preferred Stock.

Conversion

At the option of the holder, each share of the preferred stock is convertible without the payment of any additional consideration by the holder into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable conversion value by the applicable conversion price in effect at the time of conversion. The Series A Preferred Stock conversion price is $0.43 per share. The Series B Preferred Stock conversion price is $0.86. The Series C Preferred Stock conversion price is $1.00. The Series D Preferred Stock conversion price is $1.12. The Series E Preferred Stock conversion price is $3.09. The Series F Preferred Stock conversion price is $6.00. The conversion price for preferred stock is subject to adjustment upon certain events, including stock splits and combinations, certain dividends and distributions, mergers or reorganizations. The conversion price for preferred stock is also subject to adjustment upon issuance of certain additional shares of common stock or securities directly or indirectly convertible into or exchangeable for common stock (other than certain rights, options, or warrants to purchase common stock) for consideration less than the respective conversion price in effect.

The preferred stock automatically converts to common stock upon the closing of an initial public offering (“IPO”) of the Company’s common stock at a pre-offering enterprise valuation of at least $500 million and resulting in at least $50,000,000 of gross proceeds to the Company. The preferred stock also automatically converts to common stock upon the majority vote of preferred stock then outstanding (voting separately as a single class on an as-converted basis).

In determining the appropriate classification for the conversion features of the preferred stock, the Company determined that the conversion features do not meet the definition of a derivative and that bifurcation was not required as the features are considered clearly and closely related to the host instruments. The conversion rate for each of the series of preferred stock is equal to the respective original issue price, which for each series of preferred stock is in excess of the fair value of the common stock at the commitment dates. Accordingly, the Company determined that the conversion feature was not considered to be beneficial.

Redemption

At any time on or after July 2022, one or more Series F Major Investors (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) may request redemption. At any time on or after July 2022, and after the redemption in full of the shares of Series F Preferred Stock, the holders of the majority vote of the then-outstanding Series E Preferred Stock, voting as a separate class, may request redemption. At any time on or after July 2022 and after the redemption in full of the shares of Series F Preferred Stock and Series E Preferred Stock, the holders of the majority vote of the then-outstanding Series D Preferred Stock, voting as a separate class, the holders of the majority vote of then-outstanding Series C Preferred Stock, voting as a separate class, and the holders of at least 60% of the then-outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, may request redemption. Upon such request, the preferred stock will be redeemed in three annual installments commencing 60 days after receipt of written notice. The Series A, Series B, Series C Series D, Series E and Series F Preferred Stock redemption prices are $0.43, $0.86, $1.00, $1.12, $3.09 and $6.00, respectively, per share plus any declared but unpaid dividends. The Company determined that accretion of dividends was not required as no dividends had been declared to date. If dividends were declared, total cumulative dividends for Series D, Series E and Series F Preferred Stock as of December 31, 2017 would be $20,494,099.

The Company determined that bifurcation of the redemption features was not required as the features are clearly and closely related to the host instruments.

Liquidation, Dissolution, or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the preferred stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders, on a pari passu basis, before any payment shall be made to the holders of the common stock. Upon liquidation of the Company, holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are entitled to receive $0.43, $0.86, $1.00, $1.12, $3.09 and $6.00, respectively, per share, subject to appropriate adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the preferred stock, plus any dividends declared but unpaid thereon.

Preferred Stock Warrants

During the year ended January 4, 2014, the Company issued a warrant to purchase 30,000 shares of Series C Preferred Stock in connection with advances received in connection with the Company’s Growth Capital Advance Loan, as discussed in Note 7. The warrant is exercisable at the option of the holder at any time prior to its expiration date of November 20, 2022, at an exercise price of $1.00 per share. In July 2017, the warrant holder exercised the warrant for 30,000 shares of Series C Preferred Stock in exchange for cash proceeds of $30,000. The fair value of the warrant on the date of exercise was $63,900, which has been reported as additional paid-in capital. The Company used the Black-Scholes option pricing model to value the warrants upon issuance and recorded a debt discount which was fully amortized upon the repayment of the Loan. The value of the warrant to purchase Series C Preferred Stock was $60,000 as of December 31, 2016, and was recorded within redeemable convertible preferred stock warrants liability on the accompanying consolidated balance sheets.

During the year ended January 3, 2015, the Company issued warrants to purchase 851,749 shares of Series D Preferred Stock in connection with the issuance of convertible promissory notes, which were converted during the year ended January 2, 2016. The warrants are exercisable at the option of the holders at any time prior to the expiration date of November 14, 2024, at an exercise price of $1.12 per share. In June and July 2017, warrant holders exercised warrants for an aggregate of 256,683 shares of Series D Preferred Stock in exchange for cash proceeds of $287,485. The fair value of the warrants on the date of exercise was $834,316, which has been reported as additional paid-in capital. The Company used the Black-Scholes option pricing model to value the warrants upon issuance. The value of the warrants to purchase Series D Preferred Stock was $1,895,488 and $1,555,681 as of December 31, 2017 and 2016, respectively, and is recorded in redeemable convertible stock warrants liability on the accompanying consolidated balance sheets.

During the year ended December 31, 2017, the Company issued a warrant to purchase 184,078 shares of Series E Preferred Stock in connection with the Company’s Senior Subordinate Term Note I, as discussed in Note 7. The warrant is exercisable at the option of the holder only in connection with and effective immediately prior to an IPO or liquidation event occurring prior to its expiration date of December 31, 2026, at an exercise price of $3.09 per share. As disclosed in Note 2, the Company used the Monte Carlo simulation option pricing model to value the warrants and recorded a debt discount which is being amortized through the Note expiration date of January 6, 2021. The value of the warrant to purchase Series E Preferred Stock was $522,782 as of December 31, 2017, and is recorded in redeemable convertible stock warrants liability on the accompanying consolidated balance sheets.

The fair value of the warrants at December 31, 2017 and 2016 was determined using a Monte Carlo simulation option pricing model. The warrants are re-measured at each financial reporting period with any changes in fair value being recognized in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of (i) exercise of the warrants, (ii) conversion of warrants to purchase common stock or (iii) expiration of the warrants.

The Company recognized a loss on the change in the fair value of the preferred stock warrants of $1,422,848, $520,469 and $794,224 for fiscal years 2017, 2016 and 2015, respectively.

Stock-Based Compensation

The Company issues options to purchase common stock under the Company’s 2010 Stock Incentive Plan (the “Plan”). The Plan provides for the grant of incentive stock options to employees and non-qualified stock options, awards of common stock and opportunities to make direct purchases of common and other stock to employees, directors and outside consultants. Awards issued under the Plan shall not have a term greater than ten years from the date of grant and generally vest over a four-year period.

In June 2017, the Company amended the Plan to increase the number of shares reserved for issuance from 9,400,210 shares to 12,400,210. In February 2018, the Company amended the Plan to increase the number of shares reserved for issuance from 12,400,210 to 14,400,210.

Stock Options

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation. ASC 718 requires all stock-based payments to employees, including grants of employee stock options and modifications to existing stock options and restricted stock plans, to be recognized in the consolidated statements of operations based on their fair values.

Under the fair-value method, stock-based compensation associated with stock awards is determined based on the estimated fair value of the award itself, measured using either current market data or an established option-pricing model. The Company utilizes the Black-Scholes option pricing model to determine the fair value of options granted and has elected the accrual method for recognizing compensation costs.

The determination of the fair value of stock-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of the common stock as it is not a public company, and as such volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based on the simplified method. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on history and expectation of paying no dividends. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures represent only the unvested portion of a surrendered option and are typically estimated based on historical experience.

In June and September 2017, the Company awarded its Chief Executive Officer 700,000 and 70,000 options to purchase common stock under the Plan with a purchase price of $2.78 and $3.74 per share, respectively. The options vest upon the satisfaction of both a time-based and liquidation condition: (i) the time-based condition over a four-year period, with 25% of the shares vesting beginning June 2018 and the remainder monthly over the remaining period; and (ii) the liquidation condition being satisfied upon the consummation of a change in control.

During the fiscal years 2017, 2016 and 2015, the fair value of stock options granted to employees and non-employees was measured with the following weighted average assumptions:

	2017	2016	2015
Risk-free interest rate	1.45% – 2.19%	1.05% – 1.59%	1.37% – 2.24%
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	50.0%	45.0%	34.4 – 39.5%
Expected life of option	5.88 – 6.25 years	6.25 years	6.25 – 9.96 years

The weighted average fair value of stock options granted during fiscal years 2017, 2016 and 2015 under the Black-Scholes option pricing model was $1.64, $0.70 and $0.44 per share, respectively.

For fiscal years 2017, 2016 and 2015, the Company recorded stock-based compensation expense of $1,047,306, $282,912 and $157,240, respectively, in connection with employee stock-based payment awards. As of December 31, 2017, there was $6,810,812 of unrecognized compensation expense related to non-vested employee stock awards that is expected to be recognized through 2021.

In addition to the options issued to employees, the Company has issued options for shares of common stock to non-employees. The options vest over a 4-year period and will be adjusted to fair value at each reporting date. The Company did not issue any options to non-employees in the years ended December 31, 2017 and 2016. The Company issued options for 138,000 shares of common stock to non-employees with an estimated fair value of $99,065 during the year ended January 2, 2016. For fiscal years 2017, 2016 and 2015, the Company recorded stock-based compensation expense of $80,987, $63,397 and $2,371, respectively, in connection with non-employee stock-based payment awards. At December 31, 2017, there was $129,496 of unrecognized expense related to non-vested non-employee stock options that is expected to be recognized through 2019.

The aggregate number of shares of common stock allocated for issuance under the Plan was 12,400,210 as of December 31, 2017. At December 31, 2017, options to purchase 499,746 shares of common stock were available for future issuance.

In the current year, the Company will recognize a current deduction attributable to tax deductions in excess of recognized compensation expense from employee stock compensation awards of $345,051. The Company will recognize the net deferred tax asset and corresponding benefit to additional paid-in capital for these tax benefits once such amounts reduce income taxes payable, in accordance with the requirement of ASC 718.

The Plan’s stock option activity for fiscal years 2017, 2016 and 2015 was as follows:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price Per Share
Outstanding at January 3, 2015	5,721,274	$0.02 – 0.24	$0.19
Granted	1,484,250	0.18 – 1.55	1.14
Exercised	(337,045)	0.13 – 0.24	0.15
Canceled	(376,972)	0.13 – 1.36	0.24

Outstanding at January 2, 2016	6,491,507	0.02 – 1.55	0.40
Granted	1,008,750	1.55 – 1.55	1.55
Exercised	(162,817)	0.02 – 0.24	0.18
Canceled	(183,631)	0.13 – 1.55	0.77

Outstanding at December 31, 2016	7,153,809	0.02 – 1.55	0.56
Granted	4,412,963	2.62 – 4.03	3.28
Exercised	(1,894,971)	0.02 – 1.55	0.18
Canceled	(512,075)	0.13 – 3.84	1.86

Outstanding at December 31, 2017	9,159,726	$0.02 – 4.03	$1.88

Exercisable at December 31, 2017	3,744,951	$0.02 – 3.84	$0.47

The total intrinsic value of options exercised during fiscal years 2017, 2016 and 2015 was $4,914,160, $234,766 and $366,568, respectively.

	Number of Shares	Weighted Average Exercise Price Per Share
Non-vested at January 3, 2015	3,076,265	$0.22
Granted	1,484,250	1.14
Forfeited	(368,950)	0.24
Vested	(1,644,461)	0.23

Non-vested at January 2, 2016	2,547,104	0.74
Granted	1,008,750	1.55
Forfeited	(167,987)	0.82
Vested	(955,642)	0.67

Non-vested at December 31, 2016	2,432,225	1.10
Granted	4,412,963	3.28
Forfeited	(446,319)	1.98
Vested	(984,094)	0.88

Non-vested at December 31, 2017	5,414,775	$2.86

The following table summarizes information about stock options that are vested or expected to vest at December 31, 2017:

Vested or Expected to Vest					Exercisable
Exercise Price	Number of Options	Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (Years)	Weighted Aggregate Intrinsic Value	Number of Shares Exercisable	Weighted Average Exercisable Price Per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
$0.02	10,984	$0.02	2.35	$46,133	10,984	$0.02	2.35	$46,133
0.13	498,710	0.13	2.24	2,039,724	498,710	0.13	2.24	2,039,724
0.15	95,500	0.15	2.27	388,685	95,500	0.15	2.27	388,685
0.18	775,093	0.18	7.04	3,131,376	515,704	0.18	6.99	2,083,444
0.19	82,500	0.19	5.11	332,475	82,500	0.19	5.11	332,475
0.24	1,808,302	0.24	5.38	7,197,042	1,797,503	0.24	5.37	7,154,062
1.36	128,000	1.36	7.68	366,080	71,118	1.36	7.68	203,397
1.55	1,509,424	1.55	7.97	4,030,162	667,933	1.55	7.57	1,783,381
2.62	875,910	2.62	9.11	1,401,456	—	—	—	—
2.78	1,274,053	2.78	9.45	1,834,636	—	—	—	—
3.84	1,620,000	3.84	9.74	615,600	4,999	3.84	9.74	1,900
4.03	481,250	4.03	9.92	91,438	—	—	—	—

	9,159,726	$1.88	7.70	$21,474,807	3,744,951	$0.47	5.53	$14,033,201

Restricted Stock Issuance

In May 2016, the Company issued its Chief Executive Officer 292,179 shares of restricted common stock under the Plan with a purchase price of $1.55 per share. The shares vest upon the satisfaction of both a time based and liquidation condition: (i) the time based condition over a four-year period, with 25% of the shares vesting beginning February 2017 and the remainder vesting on a monthly basis over the remaining period, and (ii) the liquidation condition being satisfied upon the consummation of a change in control.

In conjunction with the issuance and purchase of the shares, the parties also executed a Promissory Note (“Note”) and stock pledge agreement (the “Pledge Agreement”). The Note, in the amount of $452,877, was utilized to purchase the common stock and matures at the end of May 2020. The Note accrues interest at a 1.5% annual rate that shall be payable by the Chief Executive Officer annually, which has been recorded to interest income in the accompanying consolidated statements of operations for the years ended December 31, 2017 and 2016. The loan is collateralized by the 292,179 shares of restricted common stock, which have been pledged by the Chief Executive Officer to the Company under the Pledge Agreement resulting in non-recourse accounting as prescribed by ASC 718, Compensation – Stock Compensation. Accordingly, the Company has recorded the vesting of the shares with a direct reduction to stockholders’ equity and no impact is reported within the Company’s consolidated financial statements for the years ended December 31, 2017 and 2016. The Note has acceleration provisions in the event of a change of control or the termination of the Chief Executive Officer’s employment by the Company.

The Company has treated the option underlying the non-recourse Note and purchase of restricted common stock like an option for the recognition of stock-based compensation expense using the Black-Scholes option pricing method to value the stock. The Black-Scholes assumptions were as follows:

Risk-free interest rate	1.55%
Expected dividend yield	0.0%
Expected volatility	45.0%
Expected life of option	4.00 years

The estimated fair value of the stock option granted was $166,542 during the year ended December 31, 2016. For the years ended December 31, 2017 and 2016, the Company recorded stock-based compensation expense of $41,579 and $25,745, respectively, in connection with the restricted common stock issuance. At December 31, 2017, there was $99,218 of unrecognized expense related to the issuance that is expected to be recognized through 2020.

10. Income Taxes

The Company accounts for income taxes under FASB ASC 740. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reversed.

The components of the income tax (benefit) expense for income taxes consisted of the following for fiscal years 2017, 2016 and 2015:

	2017	2016	2015
Current provision (benefit):
Federal	$—	$—	$—
State	26,310	(22,946)	19,293

Total current	26,310	(22,946)	19,293
Deferred:
Federal	(8,559,785)	(4,907,000)	(2,990,674)
State	(510,752)	(159,811)	(61,226)

Total deferred	(9,070,537)	(5,066,811)	(3,051,900)
Total change in valuation allowance	(13,400,460)	5,248,047	3,192,082

Total income tax (benefit) expense	$(22,444,687)	$158,290	$159,475

During the year ended December 31, 2017, the Company reversed its valuation allowance, which resulted in a net tax benefit of $13,400,460. Management considered the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in assessing the valuation allowance. The reversals of the deferred tax liabilities recognized in accounting for the business combination of EVP discussed in Note 1 provided a sufficient source of income to support the Company’s deferred tax assets. At December 31, 2017, no valuation allowance was required.

A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows for fiscal years 2017, 2016 and 2015:

	2017	2016	2015
Tax at U.S. Federal statutory rate	(34.0%)	(34.0%)	(34.0%)
State income taxes, net of federal benefit	(3.7)	(1.6)	(0.2)
Federal and state rate adjustment	(8.3)	0.2	(0.2)
Non-deductible items	4.3	3.1	5.7
Change in valuation allowance	(61.9)	33.0	30.0
Others	(0.1)	0.3	0.2

Effective income tax rate	(103.7%)	1.0%	1.5%

The Company’s effective tax rate differs from the expected statutory rate for fiscal years 2017, 2016 and 2015 primarily due to changes in the valuation allowance, stock compensation, accretion of milestone payments and the non-deductibility of 50% of meals and entertainment.

On December 22, 2017, H.R.1., formerly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law. This legislation reduced the U.S. corporate tax rate from the existing rate of 35% to 21% for tax years beginning after December 31, 2017. As a result of the enacted law, the Company was required to revalue deferred tax assets and liabilities existing as of December 31, 2017 from the 35% federal rate in effect through the end of 2017 to the new 21% rate. Accordingly, the Company recorded a current period tax benefit of approximately $1,800,000 and a corresponding reduction in the deferred tax liability. The other provisions of the Tax Act did not have a material impact on the December 31, 2017 consolidated financial statements.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has recognized the provisional tax impacts related the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Act.

The appropriate income tax effect of each temporary difference comprising the net deferred tax assets in the accompanying consolidated balance sheets as of fiscal years ended December 31, 2017 and 2016 is as follows:

	2017	2016
Deferred tax assets:
Federal and state net operating loss carryforwards	$12,036,857	$12,915,558
Accrued expenses and other reserves	826,430	551,484
Intangible assets	116,812	534,754
Property and equipment	—	10,417
Other	128,733	55,062

Deferred tax assets	13,108,832	14,067,275

Deferred tax liabilities:
Intangible assets	(17,810,550)	(1,425,239)
Property and equipment	(279,529)	—

Deferred tax liabilities	(18,090,079)	(1,425,239)
Net deferred tax (liability) asset	(4,981,247)	12,642,036
Less valuation allowance	—	(13,400,460)

Noncurrent deferred tax liability	$(4,981,247)	$(758,424)

As of December 31, 2017, the Company had federal net operating loss carryforwards of approximately $50,100,000 and state net operating loss carryforwards of approximately $29,200,000, which are available to reduce future taxable income. The carryforwards will expire at various dates through 2037.

The utilization of such net operating loss carryforwards and realization of tax benefits in future years depends predominantly upon having taxable income. The Company’s federal net operating loss carryforwards are subject to limitation under Internal Revenue Code Section 382, whereby certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards and tax credit carryforwards which may be used in future years. The Company’s state net operating loss carryforwards are also subject to limitation in certain states. The annual limitation resulting from such changes may result in net operating loss carryforwards expiring unused. None of these attributes are being used to offset current-year income or tax. An analysis was performed to determine if there are any limitations on existing tax attributes and it was determined that there was no loss of deferred tax assets attributed to the net operating loss carryforwards due to previous changes in ownership. The Company will continue to monitor the activity of its greater than 5% stockholders on a yearly basis and consider any significant transactions that could trigger a further ownership change, including the merger agreement discussed in Note 13.

11. Employee Benefit Plan

The Company sponsors an employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code. The plan is funded by both employee salary deferrals and by discretionary employer contributions. The Company contributed $139,053, $196,550 and $47,228 to the plan during fiscal years 2017, 2016 and 2015, respectively.

12. Related Parties

Blackpoint Group (“Blackpoint”) is a Maine-based venture capital firm and a Company stockholder. The Company and Blackpoint co-occupy the Company’s headquarters facility and share rental expense incurred from occupying the facility, as well as certain payroll expenses. The Company did not have any material transactions with Blackpoint during fiscal years 2017, 2016 and 2015. As of December 31, 2017 and 2016, no material amounts were owed to Blackpoint by the Company, or to the Company by Blackpoint.

13. Subsequent Events

The Company has evaluated subsequent events through September 14, 2018, the date on which the consolidated financial statements were available to be issued. There were no subsequent events other than those disclosed below that require adjustment to or disclosure in the consolidated financial statements.

Senior Subordinate Term Note II

In February 2018, the Company entered into a Credit Agreement with Bizcapital Bidco I, LLC, for a $4,650,000 Senior Subordinate Term Note II (“Note II”), which is secured by the Company’s assets. Note II bears a fixed interest rate of 4.00%, and the Company is required to make interest-only monthly payments beginning on March 1, 2018. Note II fully matures in 48 months with a balloon payment for the principal due on February 16, 2022, the maturity date. Note II has the same remaining terms and features as the Senior Subordinate Term Note I, which is described in Note 7.

Maine Technology Institute Grant

In December 2017, the Company’s application was approved for a Maine Technology Asset Fund 2.0 challenge grant award in the amount of $9,000,000 to help finance the building of a new corporate facility in Portland, Maine, which is expected to commence in late 2018.

Merger Agreement

On April 20, 2018, the Company entered into an Agreement and Plan of Merger with Henry Schein, Inc., HS Spinco, Inc. (“Spinco”) and certain other parties, pursuant to which, after Henry Schein separates and contributes its animal health business to Spinco, a subsidiary of Spinco will merge with and into the Company. In connection with the transactions, the combined company will be renamed “Covetrus, Inc.”

Operating Leases

In June 2018, the Company signed a lease to secure approximately 100,000 square feet of pharmacy space in Arizona. The lease is expected to commence in 2019 upon occupancy by the Company. The initial term of the lease is 159 months with total future minimum payments over the lease term of approximately $21,763,000. The lease also includes a tenant improvement allowance of approximately $4,000,000.

In August 2018, the Company signed a lease to secure approximately 163,000 square feet of office and pharmacy space in Portland, Maine. The lease is expected to commence in 2019 upon occupancy by the Company. The initial term of the lease is 20 years with total future minimum payments over the lease term of approximately $105,700,000. The lease also includes a tenant improvement allowance of approximately $13,900,000.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$16,890,980	$30,195,847
Restricted cash	356,000	356,000
Accounts receivable, net	6,758,073	4,927,186
Other receivables	4,343,242	1,389,095
Inventory, net	8,759,466	7,014,998
Indemnification asset	3,850,000	3,850,000
Prepaid expenses and other current assets	2,238,838	2,981,956

Total current assets	43,196,599	50,715,082

Property and equipment, net	21,420,603	17,928,960

Other assets:
Goodwill	73,967,818	73,967,818
Intangible assets, net	64,885,731	71,496,908
Other assets	892,393	139,239

Total other assets	139,745,942	145,603,965

Total assets	$204,363,144	$214,248,007

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,580,805	$8,391,872
Accrued payroll and benefits	6,940,780	3,297,885
Accrued expenses and other current liabilities	8,312,156	3,621,966
Contingent liabilities	3,712,427	3,850,000
Deferred revenue and customer deposits	350,247	712,731
Current portion of capital lease obligations	65,866	63,923
Current portion of contingent consideration payable	390,267	400,000

Total current liabilities	29,352,548	20,338,377

Long-term liabilities:
Note payable, net of discount	14,410,135	9,719,094
Contingent consideration payable, net of current portion	—	361,067
Redeemable convertible preferred stock warrants	6,289,165	2,418,270
Capital lease obligations, net of current portion	43,188	97,257
Deferred taxes, net	1,324,048	4,981,247
Other long-term liabilities	942,462	760,873

Total long-term liabilities	23,008,998	18,337,808

Total liabilities	52,361,546	38,676,185

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

	September 30, 2018	December 31, 2017
Commitments and contingencies (Note 5)

Redeemable convertible preferred stock:
Series F Redeemable Convertible Preferred Stock, $0.001 par value, 37,166,665 shares authorized, issued and outstanding as of September 30, 2018 and December 31, 2017 (liquidation and redemption value at September 30, 2018 of $222,999,990)	221,772,559	221,527,073
Series E Redeemable Convertible Preferred Stock, $0.001 par value, 17,110,033 shares authorized and 15,379,163 issued and outstanding as of September 30, 2018 and December 31, 2017 (liquidation and redemption value at September 30, 2018 of $47,521,614)	47,439,930	47,422,002
Series D Redeemable Convertible Preferred Stock, $0.001 par value, 7,850,447 shares authorized as of September 30, 2018 and December 31, 2017; 6,887,002 and 6,866,058 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively (liquidation and redemption value at September 30, 2018 of $7,713,442)	7,682,464	7,652,207
Series C Redeemable Convertible Preferred Stock, $0.001 par value, 6,360,335 shares authorized and 5,957,669 shares issued and outstanding as of September 30, 2018 and December 31, 2017 (liquidation and redemption value at September 30, 2018 of $5,957,669)	5,943,112	5,939,916
Series A Redeemable Convertible Preferred Stock, $0.001 par value, 7,427,987 shares authorized and 5,265,325 shares issued and outstanding as of September 30, 2018 and December 31, 2017 (liquidation and redemption value at September 30, 2018 of $2,264,089)	2,264,089	2,264,089

Total redeemable convertible preferred stock	285,102,154	284,805,287

Stockholders’ deficit:
Common stock, $0.001 par value, 102,309,645 shares authorized as of September 30, 2018 and December 31, 2017; 8,971,355 and 6,057,216 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	8,971	6,057
Additional paid-in capital	6,238,805	2,889,364
Accumulated deficit	(139,348,332)	(112,128,886)

Total stockholders’ deficit	(133,100,556)	(109,233,465)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$204,363,144	$214,248,007

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Revenues, net	$149,272,534	$89,188,370
Cost of revenues	83,495,100	52,827,504

Gross profit	65,777,434	36,360,866
Selling, general and administrative expenses	85,594,278	50,404,625
Transaction costs in connection with Merger (Note 1)	6,736,028	—

Loss from operations	(26,552,872)	(14,043,759)
Other (income) expense:
Change in fair value of redeemable convertible preferred stock warrants	4,039,571	1,343,605
Change in fair value of contingent consideration	29,200	(517,618)
Interest expense	500,619	370,359
Interest income	(258,800)	(111,474)
Other expense	13,183	—

Total other (income) expense	4,323,773	1,084,872

Loss before income taxes	(30,876,645)	(15,128,631)
Income tax benefit	(3,657,199)	(18,766,961)

Net (loss) income	$(27,219,446)	$3,638,330

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (UNAUDITED)

	Series F Redeemable Convertible Preferred Stock		Series E Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Common Stock
	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Shares	Carrying Value	Additional Paid-In Capital	Accumulated Deficit	Stockholders Deficit
Balance at December 31, 2017	37,166,665	$221,527,073	15,379,163	$47,422,002	6,866,058	$7,652,207	5,957,669	$5,939,916	5,265,325	$2,264,089	6,057,216	$6,057	$2,889,364	$(112,128,886)	$(109,233,465)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	2,277,697	—	2,277,697
Exercise of Preferred Stock warrants	—	—	—	—	20,944	23,457	—	—	—	—	—	—	168,676	—	168,676
Exercise of Common Stock options	—	—	—	—	—	—	—	—	—	—	2,914,139	2,914	1,176,478	—	1,179,392
Accretion of Redeemable Convertible Preferred Stock issuance costs	—	245,486	—	17,928	—	6,800	—	3,196	—	—	—	—	(273,410)	—	(273,410)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(27,219,446)	(27,219,446)

Balance at September 30, 2018	37,166,665	$221,772,559	15,379,163	$47,439,930	6,887,002	$7,682,464	5,957,669	$5,943,112	5,265,325	$2,264,089	8,971,355	$8,971	$6,238,805	$(139,348,332)	$(133,100,556)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-95

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Cash flows from operating activities:
Net (loss) income	$(27,219,446)	$3,638,330
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of redeemable convertible preferred stock warrants	4,039,571	1,343,605
Change in fair value of contingent consideration	29,200	(517,618)
Noncash interest expense	75,357	68,689
Depreciation and amortization	11,631,848	5,089,201
Stock-based compensation	2,277,697	663,054
Deferred taxes	(3,657,199)	(18,766,370)
Provision for allowance for doubtful accounts	94,872	90,505
Provision for inventory reserve	5,430	150,000
Changes in assets and liabilities:
Accounts receivable, net	(1,925,759)	(589,213)
Other receivables	(2,954,147)	819,068
Inventory, net	(1,749,898)	182,747
Prepaid expenses and other assets	(10,036)	(344,197)
Accounts payable	1,188,933	713,959
Accrued payroll and benefits	3,642,895	1,460,740
Accrued expenses and other current liabilities	4,690,190	685,136
Deferred revenue	(362,484)	(242,338)
Contingent consideration payable	(191,000)	(620,390)
Contingent liabilities	(137,573)	—
Other long-term liabilities	181,589	105,308

Net cash used in operating activities	(10,349,960)	(6,069,784)
Cash flows from investing activities:
Purchases of property and equipment	(8,512,314)	(6,735,110)
Acquisition, net of cash acquired	—	(110,854,612)

Net cash used in investing activities	(8,512,314)	(117,589,722)
Cash flows from financing activities:
Exercise of Redeemable Convertible Preferred Stock warrants	23,457	317,485
Payment of contingent consideration	(209,000)	(2,589,000)
Payments on capital lease obligations	(52,126)	(66,994)
Proceeds from issuance of notes payable	4,650,000	10,000,000
Proceeds from issuance of Redeemable Convertible Preferred Stock, net of issuance costs	—	221,366,489
Proceeds from exercise of Common Stock options	1,179,392	339,570
Repurchase of Common Stock and Redeemable Convertible Preferred Stock	—	(83,266,435)
Payment of debt financing costs	(34,316)	(55,446)

Net cash provided by financing activities	5,557,407	146,045,669

Net (decrease) increase in cash, cash equivalents and restricted cash	(13,304,867)	22,386,163
Cash, cash equivalents and restricted cash, beginning of period	30,551,847	12,306,785

Cash, cash equivalents and restricted cash, end of period	$17,246,980	$34,692,948

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DIRECT VET MARKETING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30, 2018	September 30, 2017

Reconciliation of cash, cash equivalents, and restricted cash reported on the condensed consolidated balance sheets to the total of such amounts reported on the condensed consolidated statements of cash flows:

Cash and cash equivalents	$16,890,980	$34,692,948
Restricted cash	356,000	—

Total cash, cash equivalents and restricted cash	$17,246,980	$34,692,948

Supplemental disclosures of cash flows information:
Cash paid during the period for:
Interest	$425,262	$301,670

Income taxes	$—	$—

Supplemental disclosures of noncash investing and financing activities:
Accretion of Redeemable Convertible Preferred Stock to redemption value	$273,410	$127,531

Issuance of Series E Redeemable Convertible Preferred Stock warrants	$—	$277,957

Exercise of Redeemable Convertible Preferred Stock warrants	$168,676	$898,216

Derecognition of sales tax liability and related indemnification asset	$—	$497,336

Property and equipment acquired under capital lease obligations	$—	$206,221

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1. Nature of Business

Overview

Direct Vet Marketing, Inc. (d/b/a Vets First Choice) (the “Company”) and its subsidiaries, is an innovator in technology-enabled services that empower veterinarians with insights that are designed to increase customer engagement and veterinary practice health. The Company’s platform, which is built into the veterinary practice management software workflow, leverages insight and analytics, client engagement services and integrated pharmacy services, and is designed to improve medical compliance via proactive prescription management. By working directly with veterinary practices to manage gaps in care, the Company seeks to enable its veterinarian customers to create new revenue opportunities, adapt to changing Pet Owner purchasing behaviors, enhance their client relationships and improve the quality of care they provide. The Company’s corporate headquarters is located in Portland, Maine, and its warehouse and fulfillment facility is located in Omaha, Nebraska. The Company maintains a call center facility in Manhattan, Kansas.

The Company has sustained recurring losses from operations and cash flows used in operations, including approximately $26.6 million and $10.3 million, respectively, during the nine months ended September 30, 2018. The Company also has generated an accumulated deficit as of September 30, 2018 of approximately $139.3 million. These factors raise substantial doubt that the Company will have sufficient cash to meet its funding requirements over the next twelve months from the date the condensed consolidated financial statements for September 30, 2018 were available to be issued. To date, the Company has financed its operations primarily through private placements of preferred stock, bank debt and convertible debt financings. Management anticipates that with the closing of the merger transaction discussed below, Spinco will generate sufficient cash to fund its operations beyond the next twelve month period. However, there can be no certainty the merger will be completed or will be completed prior to Company’s need for additional financings to fund operations.

Merger

On April 20, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Henry Schein, Inc., HS Spinco, Inc. (“Spinco”) and certain other parties, pursuant to which, after Henry Schein separates and contributes its animal health business to Spinco, a subsidiary of Spinco will merge with and into the Company (the “Merger”). In connection with the transactions, the combined company will be renamed “Covetrus, Inc.”

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries, CareConnect LLC, Veterinary Data Services, Inc. (“VDS”), Veterinary Pharmacies of America, LLC (“VPA”) and EVP Pharmaceuticals, Inc. (“EVP”) (d/b/a Roadrunner Pharmacy, Inc. and Atlas Pharmaceuticals, LLC), from their respective dates of inception or acquisition. All significant intercompany transactions and balances are eliminated in consolidation.

Basis of Interim Presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include certain notes and financial presentations normally required under GAAP for complete financial reporting. The interim financial information is unaudited, but reflects all normal adjustments and accruals that are, in the opinion of management, considered necessary to provide a fair presentation for the interim periods presented. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the operating results for the entire year. These financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures for the year ended December 31, 2017.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported revenues and expenses during the period. Actual amounts could differ from those estimates. The condensed consolidated financial statements have been prepared in conformity with GAAP and include estimates and assumptions regarding the Company’s allowance for doubtful accounts, inventory reserve, goodwill and long-lived asset impairment, indemnification asset, contingent liabilities, accrued sales tax liability, self-insurance reserve, business combination accounting, redeemable convertible preferred stock warrants, valuation of intangible assets, contingent consideration and stock-based compensation expense.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from outstanding balances and consists primarily of invoiced amounts. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon the Company’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified. At September 30, 2018 and December 31, 2017, the allowance for doubtful accounts was $140,687 and $69,102, respectively.

Other Receivables and Unbilled

Other receivables represent amounts owed to the Company for manufacturer incentive obligations. Revenue is recognized and a receivable is recorded upon satisfaction of all incentive requirements, including shipment of goods to the customer. All amounts are considered collectible at September 30, 2018 and December 31, 2017. There were no unbilled revenues at September 30, 2018 and December 31, 2017.

Self-Insurance

The Company has a self-insured health plan for all of its employees effective January 1, 2018. The Company has purchased stop-loss insurance in order to limit its exposure, which will reimburse the Company for individual claims in excess of $150,000 annually or aggregate claims exceeding a minimum threshold, which is calculated at the end of the policy year. Self-insurance losses are accrued based on the Company’s estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry. At September 30, 2018 and December 31, 2017, the accrued liability for self-insured losses of $697,232 and $0, respectively, is included in accrued payroll and benefits.

Transaction Costs

Transaction costs incurred by the Company in connection with the Merger Agreement discussed in Note 1, consist of third-party advisory, legal, accounting, and consulting fees and other direct and incremental costs.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, when (1) there is evidence of an arrangement, (2) the services have been provided to the customer or product has shipped, (3) the collection of the fees is reasonably assured and (4) the amount of fees to be paid is fixed or determinable. The Company derives revenue from two sources: (i) prescription management and pharmacy services and (ii) data integration and support services.

Revenues from prescription management and pharmacy services, including shipping and handling, manufacturer incentives and service fees, are recognized upon shipment to the customer. Revenues are recorded net of local sales tax collected. At the time of recognition, the Company performs an analysis to determine if a reserve for product returns is necessary. As of September 30, 2018 and December 31, 2017, the Company’s sales return reserve was $0.

The Company enters into arrangements to provide data integration and support services to customers. The customers are charged an agreed-upon fee for the service to be provided by the Company and are billed in accordance with the stated terms of the agreement. The Company recognizes data conversion revenues upon services being rendered to the customer, and development revenues upon completion of the services.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and restricted cash. The Company maintains its cash, cash equivalents and restricted cash in bank deposit accounts, which at times may exceed federally insured limits. The Federal Deposit Insurance Corporation currently insures up to $250,000 per depositor. The Company had $18,152,121 and $30,350,391 as of September 30, 2018 and December 31, 2017, respectively, of bank balances that were uninsured and uncollateralized and subject to custodial credit risk. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

For the nine months ended September 30, 2018 and 2017, there were purchases made from one supplier that represented approximately 13% and 14% of purchases, respectively. As of September 30, 2018 and December 31, 2017, two suppliers accounted for approximately 22% and 23%, respectively, of the consolidated accounts payable balance.

For the nine months ended September 30, 2018 and 2017, no customer represented greater than 10% of revenue. There are two customers that represented approximately 62% and 63% of the other receivables balance in connection with outstanding rebate revenue receivables as of September 30, 2018 and December 31, 2017, respectively. There were no customers that represented greater than 10% of the Company’s gross accounts receivables balance at September 30, 2018 or December 31, 2017.

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities, long-term debt and warrants. The carrying values of the financial instruments classified as current on the accompanying condensed consolidated balance sheets are considered to be at their fair values, due to the short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates its fair value as it bears interest at rates that approximate current market rates for debt with similar maturities and credit quality. Money market funds are stated at fair value based on quoted market prices. The Company has estimated the fair value of contingent consideration obligations based on a discounted cash flow analysis reflecting the possible achievement of specified performance measures over the earn-out period. The contingent consideration obligations are re-measured at each financial reporting period with any changes in fair value being recognized in the condensed consolidated statements of operations. The Company has estimated the fair value of freestanding warrants to purchase the Company’s redeemable convertible preferred stock using a Monte Carlo simulation option pricing model. The warrants are re-measured at each financial reporting period with any changes in fair value being recognized in the condensed consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of (i) exercise of the warrants, (ii) conversion of warrants to purchase common stock or (iii) expiration of the warrants.

Under the FASB’s authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 – Quoted prices for identical assets and liabilities traded in active exchange markets, such as the Nasdaq Stock Market.

Level 2 – Observable inputs other than Level 1 including quoted prices for similar assets or liabilities, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data. Level 2 also includes derivative contracts whose value is determined using a pricing model with observable market inputs or can be derived principally from or corroborated by observable market data.

Level 3 – Unobservable inputs supported by little or no market activity for financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation; also, includes observable inputs for nonbinding single dealer quotes not corroborated by observable market data.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. A model validation policy governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of models, and periodic reassessments of models to ensure that they are continuing to perform as designed. The Company performs due diligence procedures over third-party pricing service providers in order to support their use in the valuation process. Where market information is not available to support internal valuations, independent reviews of the valuations are performed and any material exposures are escalated through a management review process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

There were no transfers between levels within the fair value hierarchy and no changes in valuation techniques during the nine months ended September 30, 2018.

The following table presents the financial instruments carried at fair value in accordance with the ASC 820 hierarchy (as defined above):

	Level 1	Level 2	Level 3	Total
September 30, 2018
Assets
Money market fund	$15,416,767	$—	$—	$15,416,767
Liabilities
Contingent consideration payable	$—	$—	$390,267	$390,267
Redeemable convertible preferred stock warrants	—	—	6,289,165	6,289,165
December 31, 2017
Assets
Money market fund	$26,885,326	$—	$—	$26,885,326
Liabilities
Contingent consideration payable	$—	$—	$761,067	$761,067
Redeemable convertible preferred stock warrants	—	—	2,418,270	2,418,270

The table below includes a roll-forward of the amounts recorded in the Company’s condensed consolidated balance sheets and condensed consolidated statement of operations classified by the Company within Level 3 of the fair value hierarchy.

	Contingent Consideration	Stock Warrants
Balance at December 31, 2017	$761,067	$2,418,270
Exercises	—	(168,676)
Payment of contingent consideration	(400,000)	—
Net change in fair value	29,200	4,039,571

Balance at September 30, 2018	$390,267	$6,289,165

The fair value of the warrant liability of $6,289,165 at September 30, 2018 was estimated using the Monte Carlo simulation option pricing model, using the following inputs: term of 1.5-8.25 years, risk free rate of 2.72%-3.03%, no dividends, volatility of 45-50%, and a share price of $8.61-$16.24, adjusted for a lack of marketability discount. The fair value of the warrant liability of $2,418,270 at December 31, 2017 was estimated using the Monte Carlo simulation option pricing model, using the following inputs: term of 1.75-9 years, risk free rate of 1.87%-2.38%, no dividends, volatility of 50%, and a share price of $3.89-$6.44, adjusted for a lack of marketability discount.

The fair value of the contingent consideration of $390,267 at September 30, 2018 was estimated using a discounted cash flow approach, using the following inputs: discount rate of 21%, probability of payment of 100% and projected fiscal year of payment of 2019. The fair value of the contingent consideration of $761,067 at December 31, 2017 was estimated using a discounted cash flow approach, using the following inputs: discount rate of 21%, probability of payment of 100% and projected fiscal years of payment of 2018 and 2019.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new guidance was to be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017; early adoption was permitted for annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. Companies have the option of using either a full retrospective or a modified retrospective approach to adopt the guidance. In August 2015, the FASB issued ASU No. 2015-14 to defer the effective date of the guidance contained in ASU 2014-09 by one year. Thus, the guidance is effective in 2019 for privately held companies. The Company has elected to adopt the standard using the modified retrospective transition approach. As of September 30, 2018, the Company has begun analyzing its contracts with customers and developing its revised policies for the potential effects of these ASUs on its consolidated financial statements. The Company is continuing to finalize its assessment with estimated completion in early 2019. The Company is currently evaluating the impact to the consolidated financial statements at this time.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 is a comprehensive new lease standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require companies to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance. The ASU is effective for annual periods beginning after December 15, 2019 for privately held companies, including interim periods within those fiscal years; earlier adoption is permitted. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when a company adopts the new lease standard. Instead of recasting prior year results using the new accounting when they adopt the guidance, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. The Company is currently evaluating the impact of these pronouncements on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. This guidance will be effective in the first quarter of 2019, in connection with the Company’s adoption of ASU 2014-09. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 revises the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”). ASU 2016-10 clarifies two aspects of ASU 2014-09, identifying performance obligations and the licensing implementation guidance. ASU 2016-10 will become effective for the first quarter of 2019. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates step 2 from the goodwill impairment test if the carrying amount exceeds the fair value of a reporting unit and also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. This update is effective on a prospective basis for annual and interim goodwill impairment tests performed for periods beginning after December 15, 2021. Early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). The update provides guidance on determining which changes to the terms and conditions of share-based payment awards, including stock options, require an entity to apply modification accounting under Topic 718. The new standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2017-09 as of January 1, 2018. There was no impact on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815) – Accounting for Certain Financial Instruments with Down Round Features (“ASU 2017-11”). Equity-linked instruments, such as warrants and convertible instruments, may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under ASU 2017-11, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is re-measured at fair value through the statement of operations (i.e., marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to simplify the accounting for share–based payments granted to nonemployees by aligning the accounting with the requirements for employee share–based compensation. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted but no earlier than a company’s adoption of ASC 606. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modified the disclosure requirements in Topic 820, “Fair Value Measurement,” based on the FASB Concepts Statement, “Conceptual Framework for Financial Reporting – Chapter 8: Notes to Financial Statements,” including consideration of costs and benefits. This guidance is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force) (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for fiscal years beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements and related disclosures.

3. Inventory

Inventory consists of the following as of September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017
Raw material	$2,535,365	$2,250,220
Finished goods	6,224,101	4,764,778

Total Inventory	$8,759,466	$7,014,998

Inventory reserves at September 30, 2018 and December 31, 2017 were $100,934 and $95,504, respectively.

4. Debt

Senior Subordinate Term Note I

In January 2017, the Company entered into a Credit Agreement with Midwest Community Development Fund II, LLC (the “Lender”), for a $10,000,000 Senior Subordinate Term Note I (“Note I”), which is secured by the Company’s assets. Note I bears a fixed interest rate of 4% per annum, and the Company is required to make interest-only monthly payments beginning on February 1, 2017. Note I fully matures in 48 months with a balloon payment for the principal due on January 6, 2021. If the Company consummates an initial public offering, the Company may elect to (i) convert all outstanding principal and accrued interest into shares at a price per share equal to the arms-length price per share being obtained in connection with such an initial public offering or (ii) leave all principal and accrued interest outstanding (in which case the Note shall accrue interest at the reduced fixed rate of 1%).

Note I also stipulates a maximum return that can be realized by the Lender. An internal rate of return of no more than 10% can be realized by the Lender on the aggregate of the principal amount of Note I, the exercise price paid for the warrants and any other amounts of cash loaned by the Lender.

In connection with the advance received, the Company issued a warrant to purchase 184,078 shares of Series E Preferred Stock. The Company valued the warrant upon issuance using the Monte Carlo simulation option pricing model and recorded the fair value of the warrant of $277,947 as a discount on the face of Note I. The Company also paid debt issuance costs of $95,218 in connection with the execution of Note I. The Company is accreting these discounts using the effective interest method with charges to interest expense through Note I’s expiration date of January 6, 2021.

As of September 30, 2018 and December 31, 2017, the Company had an outstanding balance on the Note I of $9,789,064 and $9,719,094, respectively, net of debt discount and debt issuance costs of $210,936 and $280,906, respectively. Interest expense recognized by the Company during the nine months ended September 30, 2018 and 2017 in connection with Note I’s debt discount and debt issuance costs was $69,970 and $68,689, respectively. Note I contains various nonfinancial covenants.

Senior Subordinate Term Note II

In February 2018, the Company entered into a Credit Agreement with Bizcaptial Bidco I, LLC for a $4,650,000 Senior Subordinate Term Note II (“Note II”), which is secured by the Company’s assets. Note II bears a fixed interest rate of 4% per annum, and the Company is required to make interest-only monthly payments beginning on March 1, 2018. Note II fully matures in 48 months with a balloon payment for the principal due on February 16, 2022. The Company paid debt issuance costs of $34,316 in connection with the execution of Note II, which is being accreted using the effective interest method with charges to interest expense. Note II has the same remaining terms and features as Note I, described above.

As of September 30, 2018, the Company had an outstanding balance on Note II of $4,621,071, net of debt issuance costs of $28,929. Interest expense recognized by the Company during the nine months ended September 30, 2018 in connection with Note II’s debt discount was $5,387. Note II contains various nonfinancial covenants.

5. Commitments and Contingencies

Legal Proceedings

From time to time, the Company may be exposed to litigation relating to products and operations. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company’s financial condition or results of operations.

Operating Leases

In June 2018, the Company signed a lease to secure approximately 100,000 square feet of pharmacy space in Arizona. The lease is expected to commence in 2019 upon occupancy by the Company. The initial term of the lease is 159 months with total future minimum payments over the lease term of approximately $21,763,000. The lease also includes a tenant improvement allowance of approximately $4,000,000.

In August 2018, the Company signed a lease to secure approximately 163,000 square feet of office and pharmacy space in Portland, Maine. The lease is expected to commence in 2019 upon occupancy by the Company. The initial term of the lease is 20 years with total future minimum payments over the lease term of approximately $105,700,000. The lease also includes a tenant improvement allowance of approximately $13,900,000.

Indemnification Obligations

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnification obligations. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. In accordance with its by-laws, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. There have been no claims to date and the Company has a director and officer insurance policy that enables it to recover a portion of any amounts paid for future claims.

The Company identified potential contingent liabilities related to taxes and legal claims in connection with the acquisition of EVP on July 14, 2017. Under the terms of the purchase agreement, the Company is indemnified against these liabilities. As a result, the Company recognized an indemnification asset and contingent liabilities of $6,850,000 at the acquisition date. During the year ended December 31, 2017, the

Company settled one of the legal claims for $3,000,000 which was paid from the escrow and as a result the indemnification asset and contingent liabilities were reduced. During the nine months ended September 30, 2018, the Company settled tax claims in the amount of $137,573 from its own cash accounts, which reduced the contingent liability. As of September 30, 2018 and December 31, 2017, the balance of the contingent liabilities was $3,712,427 and $3,850,000, respectively. As of September 30, 2018 and December 31, 2017, the balance of the indemnification asset was $3,850,000.

Contingent Consideration

In connection with the acquisition of VPA during 2015, the Company recorded initial contingent consideration of $508,000, which represented the estimated fair value of additional payments to be made to the sellers for milestone consideration earned for the period beginning January 1, 2016 and ending December 31, 2018 (the “VPA Measurement Period”), discounted using a discount rate of 21%. During the nine months ended September 30, 2018 and 2017, the Company recorded a change in fair value of contingent consideration totaling $29,200 and $73,000, respectively. Milestone consideration is due if compounding revenue recognized by VPA during the VPA Measurement Period is equal to established targets of $7,000,000 for fiscal year 2016, $9,000,000 for fiscal year 2017 and $11,000,000 for fiscal year 2018. Milestone consideration may be paid in cash or common stock at VPA’s request. During the nine months ended September 30, 2018 and 2017, the Company paid $400,000 and $200,000, respectively, of the milestone consideration in cash. As of September 30, 2018 and December 31, 2017, the Company had accrued $390,267 and $761,067, respectively, in estimated future payments of milestone consideration.

In connection with the acquisition of VDS during 2014, the Company recorded initial contingent consideration of $2,463,000 which represented the estimated fair value of additional payments to be made to the sellers for milestone consideration earned for the period beginning July 1, 2015 and ending June 30, 2016 (the “VDS Measurement Period”), which was calculated as the present value of the estimated milestone consideration that was due on June 30, 2016, discounted using a discount rate of 25%. Milestone consideration is due if revenue recognized by VDS during the VDS Measurement Period is equal to at least $2,000,000 and Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is equal to at least $600,000. The amount of milestone consideration earned is the amount of VDS Measurement Period EBITDA in excess of $600,000 multiplied by the applicable EBITDA multiple, as defined in the purchase agreement, not to exceed $4,000,000. In July 2017, the Company paid $3,000,000 in cash to the sellers of VDS in settlement of the milestone consideration and the Company has no remaining obligations.

6. Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Common Stock

Common stockholders are entitled to dividends as and when declared by the Company’s board of directors (the “Board”), subject to the rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holder of each share of common stock is entitled to one vote per share. During the nine months ended September 30, 2018, the Company issued 2,914,139 shares of common stock in exchange for cash proceeds $1,179,392 upon the exercise of common stock options.

Redeemable Convertible Preferred Stock

The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (collectively, “preferred stock”) have the following characteristics:

Voting

The holders of preferred stock vote together with the holders of common stock as a single class on an as-converted basis. In addition, the holders of preferred stock are entitled to vote as a separate class on certain matters under the Company’s Amended and Restated Certificate of Incorporation and Delaware law.

Dividends

The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are entitled to non-cumulative dividends at an annual rate of 8% of the preferred stock original purchase price (originally $0.43 per share with respect to the Series A Preferred Stock, originally $0.86 per share with respect to Series B Preferred Stock and originally $1.00 per share with respect to Series C Preferred Stock, subject to adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s preferred stock). The holders of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are entitled to cumulative dividends at an annual rate of 8% of the preferred stock original purchase price (originally $1.12 per share with respect to the Series D Preferred Stock, originally $3.09 per share with respect to Series E Preferred Stock and originally $6.00 per share with respect to Series F Preferred Stock, subject to adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s preferred stock). Dividends shall be payable on a pari passu basis only when and if declared by the Board. Additionally, in the case of each Series D, Series E and Series F Preferred Stock, all cumulative dividends accrued, whether or not declared, must be paid by the Company on shares optionally converted or in the case of a deemed liquidation event (both discussed further below).

The Board did not declare a dividend for the periods ended September 30, 2018 and December 31, 2017. In connection with the Merger Agreement discussed in Note 1, the holders of the preferred stock agreed not to treat the Merger as a deemed liquidation event and waived their rights to receive any and all cumulative dividends. Thus, as of September 30, 2018, the Company has determined that conversion or a deemed liquidation event is not probable at this time. Accordingly, cumulative dividends of $37,141,897 have not been included in the accompanying condensed consolidated statement of redeemable convertible preferred stock and stockholders’ deficit in connection with the outstanding shares of Series D, Series E, and Series F Preferred Stock.

Conversion

At the option of the holder, each share of the preferred stock is convertible without the payment of any additional consideration by the holder into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable conversion value by the applicable conversion price in effect at the time of conversion. The Series A Preferred Stock conversion price is $0.43 per share. The Series B Preferred Stock conversion price is $0.86. The Series C Preferred Stock conversion price is $1.00. The Series D Preferred Stock conversion price is $1.12. The Series E Preferred Stock conversion price is $3.09. The Series F Preferred Stock conversion price is $6.00. The conversion price for preferred stock is subject to adjustment upon certain events, including stock splits and combinations, certain dividends and distributions, mergers or reorganizations. The conversion price for preferred stock is also subject to adjustment upon issuance of certain additional shares of common stock or securities directly or indirectly convertible into or exchangeable for common stock (other than certain rights, options or warrants to purchase common stock) for consideration less than the respective conversion price in effect.

The preferred stock automatically converts to common stock upon the closing of an initial public offering (“IPO”) of the Company’s common stock at a pre-offering enterprise valuation of at least $500 million and resulting in at least $50,000,000 of gross proceeds to the Company. The preferred stock automatically converts to common stock upon the majority vote of preferred stock then outstanding (voting separately as a single class on an as-converted basis).

In determining the appropriate classification for the conversion features of the preferred stock, the Company determined that the conversion features do not meet the definition of a derivative and that bifurcation was not required as the features are considered clearly and closely related to the host instruments. The conversion rate for each of series of preferred stock is equal to the respective original issue price, which for each series of preferred stock is in excess of the fair value of the common stock at the commitment dates. Accordingly, the Company determined that the conversion feature was not considered to be beneficial.

Redemption

At any time on or after July 2022, one or more Series F Major Investors (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) may request redemption. At any time on or after July 2022, and after the redemption in full of the shares of Series F Preferred Stock, the holders of the majority vote of the then-outstanding Series E Preferred Stock, voting as a separate class, may request redemption. At any time on or after July 2022 and after the redemption in full of the shares of Series F Preferred Stock and Series E Preferred Stock, the holders of the majority vote of the then-outstanding Series D Preferred Stock, voting as a separate class, the holders of the majority vote of then-outstanding Series C Preferred Stock, voting as a separate class, and the holders of at least 60% of the then-outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, may request redemption. Upon such request, the preferred stock will be redeemed in three annual installments commencing 60 days after receipt of written notice. The Series A, Series B, Series C Series D, Series E and Series F Preferred Stock redemption prices are $0.43, $0.86, $1.00, $1.12, $3.09 and $6.00, respectively, per share plus any declared but unpaid dividends. The Company determined that accretion of dividends was not required as no dividends had been declared to date. If dividends were declared, total cumulative dividends for Series D, Series E and Series F Preferred Stock as of September 30, 2018 would be $37,141,897.

The Company determined that bifurcation of the redemption features was not required as the features are clearly and closely related to the host instruments.

Liquidation, Dissolution, or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the preferred stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders, on a pari passu basis, before any payment shall be made to the holders of the common stock. Upon liquidation of the Company, holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are entitled to receive $0.43, $0.86, $1.00, $1.12, $3.09 and $6.00, respectively, per share, subject to appropriate adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the preferred stock, plus any dividends declared but unpaid thereon.

Stock-Based Compensation

The Company issues options to purchase common stock under the Company’s 2010 Stock Incentive Plan (the “Plan”). The Plan provides for the grant of incentive stock options to employees and non-qualified stock options, awards of common stock and opportunities to make direct purchases of common and other stock to employees, directors and outside consultants. Awards issued under the Plan shall not have a term greater than ten years from the date of grant and generally vest over a four-year period.

In June 2017, the Company amended the Plan to increase the number of shares reserved for issuance from 9,400,210 shares to 12,400,210. In February 2018, the Company amended the Plan to increase the number of shares reserved for issuance from 12,400,210 to 14,400,210. As of September 30, 2018, there were 384,726 shares available for issuance.

Stock Options

The Company utilizes the Black-Scholes option pricing model to determine the fair value of options granted and has elected the accrual method for recognizing compensation costs. The determination of the fair value of stock-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.

During the nine months ended September 30, 2018 and 2017, the fair value of stock options granted to employees and nonemployees was measured with the following weighted average assumptions:

	2018	2017
Risk-free interest rate	2.52% – 2.99%	1.75% – 2.03%
Expected dividend yield	0.0%	0.0%
Expected volatility	45.0% – 50.0%	50.0%
Expected life of option	6.25 years	6.25 years

The weighted average fair value of stock options granted during the nine months ended September 30, 2018 and 2017 under the Black-Scholes option pricing model was $3.10 and $1.59 per share, respectively. For the nine months ended September 30, 2018 and 2017, the Company recorded stock-based compensation expense of $2,277,697 and $663,054, respectively, in connection with stock-based payment awards. As of September 30, 2018 there was $12,606,268 of unrecognized expense related to non-vested stock awards that is expected to be recognized through 2022.

The Company’s stock option activity for option grants under the Plan is summarized below:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2017	9,159,726	$0.02 – 4.03	$1.88
Granted	2,822,000	4.22 – 9.10	6.14
Exercised	(2,914,139)	0.13 – 2.78	0.40
Canceled	(706,980)	0.13 – 7.06	3.34

Outstanding at September 30, 2018	8,360,607	$0.02 – 9.10	$3.70

Exercisable at September 30, 2018	2,194,551	$0.02 – 4.22	$1.82

The total intrinsic value of options exercised during the nine months ended September 30, 2018 and 2017 was $12,745,402 and $4,788,752, respectively.

The Company’s vesting activity for options under the Plan is summarized below:

	Number of Shares	Weighted Average Exercise Price Per Share
Non-vested at December 31, 2017	5,414,775	$2.86
Granted	2,822,000	6.14
Forfeited	(635,505)	3.55
Vested	(1,435,214)	2.45

Non-vested at September 30, 2018	6,166,056	$4.38

7. Income Taxes

The Company accounts for income taxes under FASB ASC 740. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reversed.

The provision for income taxes for interim periods is based on an estimate of the annual effective tax rate adjusted to reflect the impact of discrete items. Significant management judgement is required in projecting ordinary income (loss) to estimate the Company’s annual effective tax rate.

The Company’s income tax benefit of $3,657,199 and $18,766,961 for the nine months ended September 30, 2018 and 2017, respectively, reflects an effective tax rate of (11.8%) and (124.1%), respectively. The difference in the Company’s effective tax rate is primarily due to the release of a valuation allowance during the nine months ended September 30, 2017 as a result of an acquisition.

As of September 30, 2018 and December 31, 2017, the Company does not have any uncertain tax positions. The Company did not recognize any interest and penalty expense during nine months ended September 30, 2018 and 2017, which would be recorded as a component of income tax.

On December 22, 2017, H.R.1., formerly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law. This legislation reduced the U.S. corporate tax rate from the existing rate of 35% to 21% for tax years beginning after December 31, 2017.

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has recognized the provisional tax impacts related the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The Company filed its U.S. federal income tax return during the third quarter of 2018 which did not result in an adjustment of its provisional re-measurement of its deferred tax assets and liabilities.

8. Related Parties

Blackpoint Group (“Blackpoint”) is a Maine-based venture capital firm and a Company stockholder. The Company and Blackpoint co-occupy the Company’s headquarters facility and share rental expense incurred from occupying the facility, as well as share certain payroll expenses. The Company did not have any material transactions with Blackpoint during the nine months ended September 30, 2018 and 2017. As of September 30, 2018 and December 31, 2017, no material amounts were owed to Blackpoint by the Company, or to the Company by Blackpoint.

9. Subsequent Events

The Company has evaluated subsequent events through December 7, 2018, the date which the condensed consolidated financial statements were available to be issued. There were no subsequent events that require adjustment to or disclosure in the consolidated financial statements.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

HS Spinco, Inc. is incorporated under the laws of the state of Delaware.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain such a provision.

Our amended and restated certificate of incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board. Our amended and restated certificate of incorporation will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

Prior to the closing of the Transactions, we will enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreement will provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated certificate of incorporation and amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Pursuant to the terms of the Merger Agreement, we have agreed to indemnify (and maintain policies of directors’ and officers’ liability insurance for) certain parties, including all of our past or present directors or officers, for a period of at least six years following the Closing in respect of acts or omissions relating to the Transactions and occurring at or prior to the consummation of the Merger.

The employment agreements with our executive officers are also expected to include indemnification provisions pursuant to which we will agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as an executive officer of Covetrus.

Directors’ and Officers’ Liability Insurance

Prior to the closing of the Transactions, we will obtain directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers may, in such capacities, incur.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits.

The exhibits to this registration statement are set forth in beginning on page II-5 of this registration statement and are herein incorporated by reference.

(b)	Financial Statement Schedules.

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or the information is included in the consolidated financial statements and has therefore been omitted here.

(c)	Reports, Opinions and Appraisals.

None.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)

that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)

to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1*	Contribution and Distribution Agreement, dated as of April 20, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC

2.2*	Agreement and Plan of Merger, dated as of April 20, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., HS Merger Sub, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC

2.3*	Letter Agreement, Amendment No. 1 to Contribution and Distribution Agreement and Amendment No. 1 to Agreement and Plan of Merger, dated as of September 14, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., HS Merger Sub, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC

2.4*	Letter Agreement and Amendment No. 2 to Contribution and Distribution Agreement, dated as of November 30, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC

2.5*

Letter Agreement and Amendment No. 3 to Contribution and Distribution Agreement and Amendment No. 2 to Agreement and Plan of Merger, dated as of December 25, 2018, by and among Henry Schein, Inc., HS Spinco, Inc., HS Merger Sub, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC

2.6	Letter Agreement and Amendment No. 4 to Contribution and Distribution Agreement, dated as of January 15, 2019, by and among Henry Schein, Inc., HS Spinco, Inc., Direct Vet Marketing, Inc. and Shareholder Representative Services LLC

3.1*	Certificate of Incorporation of HS Spinco, Inc.

3.2*	Certificate of Amendment of Certificate of Incorporation of HS Spinco, Inc.

3.3*	By-laws of HS Spinco, Inc.

3.4	Form of Amended and Restated Certificate of Incorporation of Covetrus, Inc.

3.5*	Form of Amended and Restated By-laws of Covetrus, Inc.

4.1*	Form of Common Stock Certificate

5.1*	Opinion of Proskauer Rose LLP

8.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to certain merger related tax matters

8.2*	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to certain spin-off related tax matters

8.3*	Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters

10.1*	Employee Matters Agreement, dated as of April 20, 2018, by and among Henry Schein, Inc., HS Spinco, Inc. and Direct Vet Marketing, Inc.

10.2*	Form of Transition Services Agreement by and between Henry Schein, Inc. and HS Spinco, Inc.

10.3*	Tax Matters Agreement by and among Henry Schein, Inc., HS Spinco, Inc. and Direct Vet Marketing, Inc.

10.4*	Form of Escrow Agreement by and among Henry Schein, Inc., HS Spinco, Inc., Direct Vet Marketing, Inc., Shareholder Representative Services LLC and Continental Stock Transfer & Trust Company

II-5

Exhibit Number	Exhibit Description

10.5†*	Form of Indemnification Agreement between HS Spinco, Inc. and each of its directors and executive officers

10.6†*	Direct Vet Marketing, Inc. 2010 Stock Incentive Plan

10.7†*	Amendment to Direct Vet Marketing, Inc. 2010 Stock Incentive Plan dated June 30, 2017

10.8†*	Amendment to Direct Vet Marketing, Inc. 2010 Stock Incentive Plan dated December 6, 2017

10.9†*	Covetrus 2019 Omnibus Incentive Compensation Plan

10.10†*	Covetrus Employee Stock Purchase Plan

10.11†*	Covetrus Annual Incentive Plan

10.12†*	Form of Employment Agreement by and between HS Spinco, Inc. and Benjamin Shaw

10.13†*	Form of Employment Agreement by and between HS Spinco, Inc. and Christine Komola

10.14†*	Form of Employment Agreement by and between HS Spinco, Inc. and Francis Dirksmeier

10.15†*	Form of Employment Agreement by and between HS Spinco, Inc. and David Christopher Dollar

10.16†*	Form of Employment Agreement by and between HS Spinco, Inc. and Georgina Wraight

10.17*	Lease Agreement, dated as of August 20, 2018, by and between 86 Newbury Street LLC and Direct Vet Marketing, Inc.

10.18*	Lease Agreement, dated as of August 20, 2018, by and between 86 Newbury Street LLC and VFC Pharmacy #101, LLC

10.19*	Lease Agreement, dated as of June 22, 2018, by and between Northgate Office, LLC and Direct Vet Marketing, Inc.

10.20*	Stock Subscription and Purchase Agreement, dated as of December 25, 2018, by and among Henry Schein, Inc., HS Spinco, Inc. and the purchasers party thereto

10.21*	Registration Rights Agreement, dated as of December 25, 2018, by and among HS Spinco, Inc. and the other parties thereto

21.1*	List of Subsidiaries

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

23.2	Consent of RSM US LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Proskauer Rose LLP (included in Exhibit 5.1 hereto)

23.4*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.1 and Exhibit 8.2 hereto)

23.5*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.3 hereto)

24.1*	Powers of Attorney

99.1*	Second Amended and Restated Certificate of Incorporation of Henry Schein, Inc.

99.2*	Second Amended and Restated By-Laws of Henry Schein, Inc.

99.3*	Sixth Amended and Restated Certificate of Incorporation of Direct Vet Marketing, Inc.

99.4*	By-Laws of Direct Vet Marketing, Inc.

99.5*	Consent of Betsy Atkins

99.6*	Consent of Deborah G. Ellinger

99.7*	Consent of Sandra L. Helton

Exhibit Number	Exhibit Description

99.8*	Consent of Philip A. Laskawy

99.9*	Consent of Mark J. Manoff

99.10*	Consent of Edward M. McNamara

99.11*	Consent of Benjamin Shaw

99.12*	Consent of David E. Shaw

99.13*	Consent of Ravi Sachdev

99.14*	Consent of Benjamin Wolin

99.15	Information Material sent to Vets First Choice security holders

†	Identifies management compensation plan or arrangement.
*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on January 15, 2019.

HS Spinco, Inc.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	President, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 15, 2019 by the following persons in the capacities indicated.

Signature	Title

/s/ Steven Paladino Steven Paladino	President, Treasurer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and Director

* Michael S. Ettinger	Director and Secretary

* Mark E. Mlotek	Director

* Walter Siegel	Director

*By:

/s/ Steven Paladino Steven Paladino Attorney-in-fact